AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2020

REGISTRATION NO.333-236127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amentment No. 1 to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNTHESIS ENERGY SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2990	20-2110031
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Riverway, Suite 1700
Houston, TX 77056
(713) 579-0600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert W. Rigdon
President and Chief Executive Officer
One Riverway, Suite 1700
Houston, TX 77056
(713) 579-0600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Robert G. Reedy Kevin Poli Porter Hedges LLP 1000 Main Street 36th Floor Houston, Texas 77002 (713) 226-6600	Emily Leitch, Esq. Jones Day 717 Texas Street Suite 3300 Houston, Texas 77002 (832) 239-3939	Kerry Parker Chief Executive Officer Australian Future Energy Pty Ltd. Level 19 10 Eagle Street Brisbane, Queensland 4000 Australia

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
		(Do not check if a smaller reporting company)	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Synthesis Energy Systems, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2020

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Synthesis Energy Systems, Inc., a Delaware corporation (“SES”), SES Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of SES (“Merger Subsidiary”), and Australian Future Energy Pty Ltd., an Australian limited proprietary company (“AFE”) have entered into an Agreement and Plan of Merger dated as of October 10, 2019, as may be amended from time to time (the “Merger Agreement”), which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference.

Upon the terms and subject to the conditions of the Merger Agreement, and as promptly as practicable, Merger Subsidiary will merge with and into AFE (the “Merger”), the separate corporate existence of Merger Subsidiary shall cease and AFE shall continue as the successor or surviving corporation and as a wholly-owned subsidiary of SES. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. The obligations of SES and AFE to effect the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. Upon consummation of the Merger, and subject to the terms and conditions of the Merger Agreement, holders of ordinary shares of (“AFE Ordinary Shares”) other than SES, will receive, in exchange for such AFE Ordinary Shares, a total of 3,875,000 shares of common stock of SES, par value $0.01 per share (the “SES Common Stock”). Upon the consummation of the Merger, SES’ name will be changed to “Energem Corporation.”

In connection with the Merger, SES entered into securities purchase and exchange agreements with each of the existing holders of its 11% senior secured debentures issued in October 2017, whereby each of the holders agreed to exchange their debentures and accompanying warrants for new debentures and warrants, and certain of the holders agreed to provide $2,450,000 of additional debt financing (the “Interim Financing”). Additionally, in connection with the Merger, SES entered into share exchange agreements with certain shareholders of Batchfire Resources Pty Ltd, an Austrialian limited proprietary company (“BFR”), whereby such shareholders will exchange their shares of BFR for shares of SES Common Stock, and SES has offered to exchange shares of SES Common Stock to the remaining shareholders of BFR (the “BFR Share Exchange”). For more information on the Interim Financing and the BFR Share Exchange, see “The Merger – Background of the Merger.”

SES will hold a special meeting of its stockholders (the “SES Special Meeting”). At the SES Special Meeting, SES stockholders will be asked to vote on (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of 3,875,000 shares of SES Common Stock (the “Merger Proposal”); (ii) a proposal to approve an amendment to the certificate of incorporation of SES to change its name to “Energem Corporation” (the “Charter Amendment Proposal”); (iii) a proposal to approve and adopt an amendment to the Synthesis Energy Systems, Inc. 2015 Long-Term Incentive Plan to increase the number of shares available to 890,625 (the “2015 Plan Amendment Proposal”); (iv) a proposal to approve the issuance of more than 20% of the issued and outstanding SES Common Stock in connection with the Interim Financing (the “Interim Financing Issuance Proposal”); (v) a proposal to approve the issuance of more than 20% of the issued and outstanding SES Common Stock in connection with BFR Share Exchange (the “BFR Share Exchange Issuance Proposal”); (vi) a proposal to authorize the SES board of directors to amend our certificate of incorporation to effect a reverse share split of our common stock (the “Reverse Split Proposal”); and (vii) a proposal to adjourn the SES Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above (the “Adjournment Proposal”).

The special committee and board of directors of SES have: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of 3,875,000 shares of SES Common Stock, are fair to, and in the best interests of, SES and its stockholders; (ii) approved the Merger Agreement and recommend that the SES stockholders vote “FOR” the Merger Proposal; (iii) recommend that the SES stockholders vote “FOR” the Charter Amendment Proposal; (iv) recommend that the SES stockholders vote “FOR” the 2015 Plan Amendment Proposal; (v) recommend that the SES stockholders vote “FOR” the Interim Financing Issuance Proposal; (vi) recommend that the SES stockholders vote “FOR” the BFR Share Exchange Issuance Proposal; (vii) recommend that the SES stockholders vote “FOR” the Reverse Split Proposal, and (viii) recommend that the SES stockholders vote “FOR” the Adjournment Proposal.

Approval and adoption of the Merger Proposal, the Charter Amendment Proposal, and the Reverse Split Proposal each requires the affirmative vote of a majority of the issued and outstanding shares of SES Common Stock entitled to vote at the SES Special Meeting. Approval and adoption of the 2015 Plan Amendment Proposal, the Interim Financing Issuance Proposal, the BFR Share Exchange Issuance Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the shares of SES Common Stock represented and voting in person or by proxy at the SES Special Meeting.

Because of their mutual dependence, if the Merger Proposal, the Charter Amendment Proposal, the Interim Financing Issuance Proposal, the BFR Share Exchange Issuance Proposal, and the Reverse Split Proposal are not all approved, then none will be deemed to have been approved. Approval of the 2015 Plan Amendment Proposal is not dependent on approval of the other proposals.

Your vote is important. The Merger cannot be completed unless SES stockholders approve and adopt the Merger Agreement. The obligations of SES and AFE to complete the Merger are also subject to the satisfaction or waiver of certain conditions. The place, date and time of the SES Special Meeting are as follows:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
10:00 a.m. local time
         , 2020

This proxy statement/prospectus gives you detailed information about the SES Special Meeting, and the matters proposed to be considered and acted upon at the meeting. We urge you to read this proxy statement/prospectus carefully, including “Risk Factors” beginning on page 15 for a discussion of the risks relating to the Merger and other matters. Whether or not you plan to attend the SES Special Meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or voting using the telephone or Internet voting procedures described on your proxy card. SES intends to hold the SES Special Meeting in person. However, SES is sensitive to concerns related to public health and travel that its stockholders may have and are monitoring the protocols that federal, state, and local governments may recommend or require in light of the evolving coronavirus (“COVID-19”) situation. As a result, SES may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the SES Special Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event SES determines it is necessary or appropriate to take additional steps regarding how the SES Special Meeting is conducted, SES will announce this decision in advance, and details will be posted on its website, as well as filed with the SEC.

The SES Common Stock is listed on the Nasdaq Capital MKT under the symbol “SES” and the closing price of the SES Common Stock on       , 2020 was $       per share. AFE is a privately-held company and there is no public market for its securities. As contemplated by the Charter Amendment Proposal, SES’ name will change to “Energem Corporation” and the SES Common Stock will be listed on the Nasdaq Capital MKT under the symbol “NGEM” upon the closing of the Merger.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated       , 2020 and is first being mailed to SES stockholders on or about       , 2020.

SYNTHESIS ENERGY SYSTEMS, INC.
One Riverway, Suite 1700
Houston, Texas 77056
(713) 579-0600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2020

To the Stockholders of Synthesis Energy Systems, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders (the “SES Special Meeting”) of Synthesis Energy Systems, Inc. (“SES,” “we”, “us,” “our”), which will be held at Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002, on      ,      , 2020 at 10:00 a.m., Houston, Texas time. At the SES Special Meeting, you will be asked to:

1.	Approve and adopt (i) the Agreement and Plan of Merger dated as of October 10, 2019, as it may be further amended from time to time (as amended, the “Merger Agreement”), by and among SES, SES Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of SES (the “Merger Subsidiary”), and Australian Future Energy Pty Ltd, an Australian proprietary limited company (“AFE”), pursuant to which Merger Subsidiary will, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law, merge with and into AFE (the “Merger”) with AFE surviving the Merger as a direct wholly-owned subsidiary of SES and (ii) the other transactions contemplated thereby, including the issuance of 3,875,000 shares of common stock of SES, par value $0.01 per share (the “SES Common Stock”) in exchange for the issued and outstanding ordinary shares of AFE (“AFE Ordinary Shares”), other than AFE Ordinary Shares owned by SES, immediately prior to the effective time of the Merger (the “Merger Proposal”);
2.	Approve and adopt an amendment to the certificate of incorporation of SES to change its name to “Energem Corporation” (the “Charter Amendment Proposal”);
3.	Approve and adopt an amendment to the Synthesis Energy Systems, Inc. 2015 Long-Term Incentive Plan to increase the number of shares available to 890,625 (the “2015 Plan Amendment Proposal”);
4.	Approve the issuance of more than 20% of the issued and outstanding SES Common Stock in connection with (i) securities purchase and exchange agreements with each of the existing holders of its 11% senior secured debentures (the “Debentures”) and accompanying warrants (the “Debenture Warrants”) issued in October 2017, whereby each of the holders agreed to exchange their Debentures and Debenture Warrants for new debentures (the “New Debentures”) and warrants (the “New Warrants”) and (ii) certain of the holders agreeing to purchase $2,450,000 in debentures (the “Merger Debentures”) and along with accompanying warrants to purchase 1,633,342 of shares of SES Common Stock (the “Merger Warrants”) in connection with an additional debt financing (collectively, the “Interim Financing” and such proposal, the “Interim Financing Issuance Proposal”);
5.	Approve the issuance of more than 20% of the issued and outstanding SES Common Stock in connection with share exchange agreements (the “Share Exchange Agreements”) with certain shareholders of Batchfire Resources Pty Ltd, an Australian proprietary limited company (“BFR”), whereby such shareholders will exchange their shares of BFR for shares of SES Common Stock, and SES has offered to exchange shares of SES Common Stock to the remaining shareholders of BFR (the “BFR Share Exchange” and such proposal, the “BFR Share Exchange Issuance Proposal”); and
6.	Approve authorizing the SES board of directors, in its sole and absolute discretion, without further action of the stockholders, to amend the certificate of incorporation of SES to effect a reverse share split of the SES common stock at a ratio of not less than 1-for-2 and not greater than 1-for-8, within one year from the date of the SES Special Meeting, with the exact ratio to be determined by the SES board of directors (the “Reverse Split Proposal”);
7.	To consider and vote on any proposal to authorize SES’ board of directors, in its discretion, to adjourn the SES Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the SES Special Meeting (the “Adjournment Proposal”).

Because of their mutual dependence, if the Merger Proposal, the Charter Amendment Proposal, the Reverse Split Proposal, the Interim Financing Issuance Proposal and the BFR Share Exchange Issuance Proposal are not all approved, then none will be deemed to have been approved. Approval of the 2015 Plan Amendment Proposal is not dependent on approval of the other proposals.

The board of directors of SES recommends that SES stockholders vote “FOR” each of the proposals to be voted on at the SES Special Meeting.

We do not expect to transact any other business at the SES Special Meeting. The board of directors of SES has fixed the close of business on      , 2020 as the record date for determining those SES stockholders entitled to vote at the SES Special Meeting and any adjournment or postponement thereof. Accordingly, only SES stockholders of record at the close of business on      , 2020 are entitled to notice of, and to vote at, the SES Special Meeting. A complete list of the SES stockholders will be available for examination at the offices of SES in Houston, Texas during ordinary business hours for a period of 10 days prior to the SES Special Meeting.

We cordially invite you to attend the SES Special Meeting in person. However, to ensure your representation at the SES Special Meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

SES intends to hold the SES Special Meeting in person. However, SES is sensitive to concerns related to public health and travel that its stockholders may have and are monitoring the protocols that federal, state, and local governments may recommend or require in light of the evolving coronavirus (“COVID-19”) situation. As a result, SES may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the SES Special Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event SES determines it is necessary or appropriate to take additional steps regarding how the SES Special Meeting is conducted, SES will announce this decision in advance, and details (including as to how to vote and access stockholder lists remotely) will be posted on its website, as well as filed with the SEC.

By Order of the Board of Directors,

/s/
Lorenzo C. Lamadrid
Chairman

Houston, Texas
            , 2020

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SES, Merger Subsidiary and AFE that is not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” on page 178. This information is available to you without charge upon your written or oral request to:

Synthesis Energy Systems Inc.
One Riverway, Suite 1700
Houston, Texas 77056
(713) 579-0600
Attention: Corporate Secretary

or

Georgeson, LLC
1290 Avenue of the Americas
9th Floor
New York, New York 10104
Call Toll-free: (866) 413-5899

You also may obtain certain documents relating to SES at the Securities and Exchange Commission’s website, www.sec.gov, and you may obtain certain of these documents at SES’ website, www.synthesisenergy.com, by selecting “Investors,” then selecting “Financials and Filings.” Information contained on the SES website, and the AFE website, is expressly not incorporated by reference into this proxy statement/prospectus. To receive timely delivery of the documents in advance of the SES Special Meeting, your request should be received no later than             , 2020.

All dollar amounts in this proxy statement/prospectus are expressed in US dollars, except as otherwise noted.

i

Annex A	Agreement and Plan of Merger dated as of October 10, 2019, by and among Synthesis Energy Systems, Inc., SES Merger Sub, Inc., and Australian Future Energy Pty Ltd.

Annex B	Opinion of Westwood Capital, LLC

Annex C	Form of Certificate of Amendment to the Certificate of Incorporation of SES - Name Change

Annex D	Amendment to the Synthesis Energy Systems, Inc. 2015 Long-Term Incentive Plan

Annex E	Form of Certificate of Amendment to the Certificate of Incorporation of SES - Reverse Split

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the Merger, the issuance of shares of SES Common Stock to AFE stockholders in connection with the Merger, and other matters being considered at the SES Special Meeting. SES and AFE urge you to carefully read the entirety of this proxy statement/prospectus, including the annexes hereto and the information incorporated herein, because the information in this section does not provide all the information that might be important to you with respect to the Merger, the issuance of shares of SES Common Stock in connection with the Merger, and the other matters being considered at the SES Special Meeting.

Q:	What is the proposed Merger?
A:	SES, Merger Subsidiary, and AFE have entered into the Merger Agreement, pursuant to which Merger Subsidiary will merge with and into AFE with AFE surviving the Merger as the surviving corporation and wholly-owned subsidiary of SES, and all issued and outstanding AFE Ordinary Shares (other than AFE Ordinary Shares owned by SES) immediately prior to the Merger Effective Time will be exchanged into 3,875,000 shares of SES Common Stock.

SES will hold the SES Special Meeting to, among other things, obtain the approvals required for the Merger and other transactions contemplated by the Merger Agreement. You are receiving this proxy statement/prospectus in connection with such meeting. For more information on the Merger, see “The Merger” beginning on page 53. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the Merger Agreement in their entirety.

Q:	Why are SES and AFE proposing the Merger?
A:	The boards of directors of SES and AFE have each concluded that the Merger is in the best interests of their stockholders.

As set forth in greater detail elsewhere in this proxy statement/prospectus, SES’ board of directors considered many factors in making its recommendations to SES stockholders. Among the factors considered by SES’ board of directors were:

a)	the Merger, along with the acquisition of shares of BFR, provides both existing operational assets and 100% ownership in AFE’s growth development assets such as the Gladstone Energy and Ammonia Project (“Gladstone Project”) and the Cape River Resources, West Pentland coal resource development project;
b)	the Merger is anticipated to return SES to compliance with the covenants under its outstanding debentures;
c)	the Merger, along with the acquisition of BFR shares, significantly increases the asset value to debt value ratio of SES;
d)	the Merger provides the best value among the alternatives considered for the SES stockholders;
e)	the Merger will allow SES to account for its ownership in BFR differently allowing SES’ anticipated 37.07% ownership in BFR to be included in SES’ financial statements; and
f)	the Merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility.

For more detailed information regarding the factors considered by SES’ board of directors, see “The Merger—Recommendation of SES’ Board of Directors and Reasons for the Merger” beginning on page 65.

Q:	Why am I receiving this proxy statement/prospectus?
A:	You are receiving this proxy statement/prospectus to help you decide how to vote your shares of SES Common Stock with respect to the matters to be considered at the SES Special Meeting.

In order to complete the Merger, SES stockholders must vote on (i) the proposal to approve and adopt the Merger Proposal; (ii) the proposal to approve and adopt the Charter Amendment Proposal; (iii) the proposal to approve and adopt the 2015 Plan Amendment Proposal; (iv) the proposal to approve the Interim

Financing Issuance Proposal; (v) the proposal to approve the BFR Share Exchange Issuance Proposal; (vi) the proposal to approve the Reverse Split Proposal; and (vii) the proposal to approve the Adjournment Proposal as set forth in this proxy statement/prospectus. For more information on the Interim Financing and the BFR Share Exchange, see “The Merger—General” beginning on page 53.

This document constitutes a proxy statement and prospectus of SES. It is a proxy statement because the board of directors of SES is soliciting proxies from its stockholders and it is a prospectus because SES is registering shares of SES Common Stock offered in exchange for the issued and outstanding AFE Ordinary Shares not held by SES in connection with the Merger. See “The Merger Agreement—Merger Consideration.”

The enclosed voting materials allow you to vote your shares of SES Common Stock without attending the SES Special Meeting. SES’ board of directors recommends that you vote “FOR” the Merger Proposal, the Charter Amendment Proposal, the 2015 Plan Amendment Proposal, the Interim Financing Issuance Proposal, the BFR Share Exchange Issuance Proposal, the Reverse Split Proposal, and the Adjournment Proposal.

We encourage you to submit your proxy as promptly as possible.

Q:	When and where is the SES Special Meeting?
A:	The SES Special Meeting will be held at Porter Hedges LLP, 1000 Main Street, 36th Floor, on , 2020 at 10:00 a.m., local time.

SES intends to hold the SES Special Meeting in person. However, SES is sensitive to concerns related to public health and travel that its stockholders may have and are monitoring the protocols that federal, state, and local governments may recommend or require in light of the evolving COVID-19 situation. As a result, SES may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the SES Special Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event SES determines it is necessary or appropriate to take additional steps regarding how the SES Special Meeting is conducted, SES will announce this decision in advance, and details (including as to how to vote and access stockholder lists remotely) will be posted on its website, as well as filed with the SEC.

Q:	Will there be a special meeting of holders of AFE Ordinary Shares?
A:	No. As of the date of this proxy statement/prospectus, AFE has received approval of the Merger Agreement from 100% of the holders of AFE Ordinary Shares.
Q:	Who can vote at the SES Special Meeting?
A:	All SES stockholders of record as of the close of business on , 2020, the record date for determining stockholders entitled to notice of and to vote at the SES Special Meeting, are entitled to receive notice of and to vote at the SES Special Meeting. As of the record date, there were shares of SES Common Stock outstanding and entitled to vote at the SES Special Meeting, held by approximately holders of record. Each share of SES Common Stock is entitled to one vote on each proposal presented at the SES Special Meeting.
Q:	What constitutes a quorum?
A:	A quorum is the presence at the SES Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the SES Common Stock as of the record date. There must be a quorum for the SES Special Meeting to be held. If you submit a valid proxy card or attend the SES Special Meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum.
Q:	What vote is required to approve the proposals at the SES Special Meeting?
A:	Approval and adoption of the Merger Proposal, the Charter Amendment Proposal and the Reverse Split Proposal each requires the affirmative vote of a majority of the issued and outstanding shares of SES Common Stock entitled to vote at the SES Special Meeting. Approval and adoption of the 2015 Plan

Amendment Proposal, the Interim Financing Issuance Proposal, the BFR Share Exchange Issuance Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the shares of SES Common Stock represented and voting in person or by proxy at the SES Special Meeting. See “SES Special Meeting—Vote Required.”

Your vote is important. We encourage you to submit your proxy as promptly as possible.

Q:	If my shares of SES Common Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of SES Common Stock for me? What happens if I do not vote for a proposal?
A:	Unless you instruct your broker or other nominee how to vote your shares of SES Common Stock held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of SES Common Stock held in street name by returning a proxy card directly to SES or by voting in person at the SES Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Abstentions will be counted in determining the presence of a quorum and broker non-votes will be counted toward the quorum. Broker non-votes will not be counted as votes cast with regard to the Merger Proposal, the Charter Amendment Proposal and the Reverse Split Proposal and as such, broker non-votes could result in there not being sufficient votes cast for such proposals. With respect to the proposal to approve and adopt the 2015 Plan Amendment Proposal, the Interim Financing Proposal and the BFR Share Exchange Issuance Proposal broker non-votes could result in there not being sufficient votes cast for such proposal. With respect to the Adjournment Proposal, broker non-votes and abstentions could prevent the proposals from receiving the required affirmative vote of (i) a majority of the shares of SES Common Stock represented in person or by proxy and voting on the proposals and (ii) a majority of the shares of SES Common Stock required to constitute the quorum.

Q:	If I am a SES stockholder, should I send in my stock certificates with my proxy card?
A:	NO. Please DO NOT send your SES stock certificates with your proxy card.
Q:	How does SES’ board of directors recommend that SES stockholders vote?
A:	The special committee and board of directors of SES have: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of 3,875,000 shares of SES Common Stock in exchange for all issued and outstanding AFE Ordinary Shares, are fair to, and in the best interests of, SES and its stockholders; (ii) approved the Merger Proposal; (iii) approved the Charter Amendment Proposal; (iv) approved the 2015 Plan Amendment Proposal; (v) approved the Interim Financing Issuance Proposal; (vi) approved the BFR Share Exchange Issuance Proposal; (vii) approved the Reverse Split Proposal; and (viii) approved the Adjournment Proposal.

SES’ board of directors recommends that the stockholders of SES vote “FOR” the Merger Proposal, “FOR” the Charter Amendment Proposal, “FOR” the 2015 Plan Amendment Proposal, “FOR” the Interim Financing Issuance Proposal, “FOR” the BFR Share Exchange Issuance Proposal, “FOR” the Reverse Split Proposal, and “FOR” the Adjournment Proposal.

For a more complete description of the recommendation of SES’ board of directors, see “The Merger—Recommendation of SES’ Board of Directors and Reasons for the Merger” beginning on page 65.

Q:	How will SES stockholders be affected by the Merger and issuances of SES Common Stock in exchange for the AFE Ordinary Shares and in connection with the Interim Financing and BFR Share Exchange?
A:	After the Merger, each SES stockholder will continue to own the same number of shares of SES Common Stock that such stockholder held immediately prior to the Merger. However, because SES will be issuing new shares of SES Common Stock to holders of AFE Ordinary Shares in the Merger and in connection with the Interim Financing and BFR Share Exchange, each outstanding share of SES Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of SES Common Stock outstanding after the Merger. As a result of the Merger, each SES stockholder will own a smaller percentage of shares of SES Common Stock in a larger company with more assets.

Q:	What happens to my SES stock certificate as a result of SES’ name change to “Energem Corporation”?
A:	Your SES stock certificate will not be impacted by SES’ name change to “Energem Corporation.” SES stockholders are not required to take any actions regarding their SES Common Stock in connection with the proposed Merger.
Q:	What do I need to do now?
A:	After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of SES Common Stock will be represented and voted at the SES Special Meeting.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the SES Special Meeting if you later decide to attend the meeting in person. However, if your shares of SES Common Stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at the SES Special Meeting.

Q:	How will my proxy be voted?
A:	All shares of SES Common Stock entitled to vote and represented by properly completed proxies received prior to the SES Special Meeting, and not revoked, will be voted at the SES Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of SES Common Stock should be voted on a matter, the shares of SES Common Stock represented by your proxy will be voted as SES’ board of directors recommends and therefore “FOR” the Merger Proposal, “FOR” the Charter Amendment Proposal, “FOR” the 2015 Plan Amendment Proposal, “FOR” the Interim Financing Issuance Proposal, “FOR” the BFR Share Exchange Issuance Proposal, “FOR” the Reverse Split Proposal, and “FOR” the Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of SES Common Stock will NOT be voted at the meeting and will be considered broker non-votes.
Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?
A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the SES Special Meeting. If you are a holder of record, you can do this in any of the three following ways:
•	by sending a written notice to the Corporate Secretary of SES via certified mail, at the address set forth below, in time to be received before the SES Special Meeting, stating that you would like to revoke your proxy;
•	by completing, signing and dating another proxy card and returning it by certified mail in time to be received before the SES Special Meeting, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or
•	by attending the SES Special Meeting, and voting in person. However, simply attending the SES Special Meeting without voting will not revoke your proxy or change your vote.

If your shares of SES Common Stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for the SES Special Meeting?
A:	You may receive more than one set of voting materials for the SES Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of SES Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of SES Common Stock. If you are a holder of record and your shares of SES Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or if available, please submit your proxy by telephone or over the Internet.
Q:	Who can I call with questions about the SES Special Meeting, the Merger and the other matters to be voted upon?
A:	If you have any questions about these matters or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

Synthesis Energy Systems, Inc.
One Riverway, Suite 1700
Houston, Texas 77056
(713) 579-0600
Attention: Corporate Secretary

or

Georgeson, LLC
1290 Avenue of the Americas
9th Floor
New York, New York 10104
Call Toll-free: (866) 413-5899

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of SES, AFE and BFR that are not historical facts and are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of SES, AFE, BFR and the combined company and may be preceded by, followed by, or otherwise include the words “probable,” “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” or similar expressions. These statements occur in, among other places:

•	“Questions and Answers About the Merger;”
•	“Risk Factors;”
•	“The Merger—Background of the Merger;” “—Recommendation of SES’ Board of Directors and Reasons for the Merger;” and “—Recommendation of AFE’s Board of Directors and Reasons for the Merger;”
•	“The Merger—Opinion of Westwood Capital, LLC to the SES Board of Directors;”
•	“Unaudited Pro Forma Condensed Consolidated Combined Financial Information;” and
•	statements contained elsewhere in this proxy statement/prospectus concerning plans for the combined company’s growth and future operations or financial position.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated in the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 15 of this proxy statement/prospectus, as well as the following factors:

•	the possibility that SES may be unable to obtain stockholder approvals required for the Merger;
•	the possibility that problems may arise in successfully integrating the businesses of the companies;
•	the possibility that the Merger may involve unexpected costs;
•	the possibility that the businesses may suffer as a result of uncertainty surrounding the Merger;
•	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes);
•	the volatility in commodity prices for oil, natural gas, natural gas liquids and coal, and in the supply of and demand for oil, natural gas and coal;
•	the impact of COVID-19 on the business and results of operations of the companies;
•	environmental risks;
•	competition;
•	the ability of BFR and AFE management to successfully grow and develop their Australian assets and operations, including Callide, Pentland, and the Gladstone Project;
•	the ability of BFR to produce earnings and pay dividends;
•	the ability of SES EnCoal Energy sp. z o. o. management to successfully grow and develop projects, assets and operations in Poland;
•	our ability to raise additional capital;
•	our indebtedness and the amount of cash required to service our indebtedness;
•	our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies;
•	our ability to successfully develop our licensing business;

•	the ability of our project with Yima to produce earnings and pay dividends;
•	the economic conditions of countries where we are operating;
•	events or circumstances which result in an impairment of our assets;
•	our ability to reduce operating costs;
•	our ability to make distributions and repatriate earnings from our Chinese operations;
•	our ability to maintain our listing on Nasdaq;
•	our ability to successfully commercialize our technology at a larger scale and higher pressures;
•	the availability and terms of financing;
•	our customers’ and/or our ability to obtain the necessary approvals and permits for future projects;
•	our ability to estimate the sufficiency of existing capital resources;
•	the sufficiency of internal controls and procedures;
•	our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects;
•	the ability of the combined company’s management to execute its plans to meet its goals;
•	the ability of the combined company to retain key members of its senior management and key employees;
•	the combined company’s ability to generate sufficient cash flow from operations, borrowings or other sources to fully execute its business plan; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by SES. See “Where You Can Find More Information” beginning on page 178 of this proxy statement/prospectus.

Forward-looking statements speak only as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement/prospectus and attributable to SES, AFE or BFR or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, SES, AFE and BFR do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Merger and the other transactions contemplated thereby, SES and AFE encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes.

The Companies
(Pages 88 and 113)

Synthesis Energy Systems, Inc.
1 Riverway, Suite 1700
Houston, Texas 77056
(713) 579-0600

SES, together with its wholly-owned and majority-owned controlled subsidiaries, is a global clean energy company that owns proprietary technology, SES Gasification Technology (“SGT”), for the low-cost and environmentally responsible production of synthesis gas (referred to as “syngas”). Syngas from SGT can provide an environmentally responsible lower cost energy source in markets where coal, low quality coal, coal wastes, biomass and municipal wastes are available and where natural gas, LNG, and crude oil are expensive or constrained due to lack of infrastructure such as distribution pipelines or power transmission lines, such as Australia, Asia, Eastern Europe and parts of South America. SES’ current focus is on commercializing its technology both in China and globally through the regional business platforms it has created with global partners including, AFE in Australia and SES EnCoal Energy sp. zo. o (“SEE”) in Poland.

SES Merger Sub, Inc.
1 Riverway, Suite 1700
Houston, Texas 77056
(713) 579-0600

Merger Subsidiary is a Delaware corporation and wholly-owned subsidiary of SES, and was formed solely for the purpose of consummating the Merger. Merger Subsidiary has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the Merger.

Australian Future Energy Pty Ltd.
10 Eagle Street, Level 19
Brisbane, Queensland, 4000
Australia

AFE is a private Australian company established in 2014 to secure ownership positions in local energy resources, such as coal and biomass for the production of syngas for use as pipeline quality gas and to produce higher value energy products using SGT.

AFE is advanced with its plans for the development of its Gladstone Project. The project is an above-ground coal gasification development project to supply ammonia, natural gas, and power via SGT, upon a company-owned 120-hectare (approximately 300-acre) site in Gladstone State Development Area, Gladstone, Queensland. The project is aimed at producing approximately 22 petajoules (PJ) of syngas per year, with approximately 9 PJ of the syngas further processed to produce approximately 700 tpd of ammonia (approximately 230,000 tonnes per annum), and the balance of syngas to be used for production of approximately 13 PJ per annum of pipeline specification substitute natural gas (“SNG”) for local east-coast Australian markets and industrial users.

AFE also owns 100% of the issued capital of Cape River Resources Pty Ltd (“Cape River Resources”), which owns the Pentland Coal Mine Project in Queensland, Australia. The Pentland Coal Mine Project is a 266 metric tonne thermal coal resource located approximately 230 km southwest of Townsville, in Queensland, Australia. The Pentland Coal Mine Project is planned to be developed for an on-site coal gasification project, however, the project is not being actively pursued at present due to funding constraints and the focus of AFE on the Gladstone Project.

Batchfire Resources Pty Ltd
Level 10
10 Market Street
Brisbane, Queensland, 4000
Australia

BFR is a private Australian company founded in 2016 by AFE, and is the 100% owner of the Callide Thermal Coal Mine in Queensland, Australia. Callide Coal Mine in Central Queensland is an open-cut operation located 120 km southwest of Gladstone and 20 km northeast of the regional township of Biloela. The mine has operated since 1944 producing low sulphur, sub-bituminous thermal coal primarily for domestic power generation and alumina refining. The Callide mining tenure extends across 180 square km and contains an estimated coal resource of up to 1.7 billion tonnes. Saleable coal production averages 10 million tonnes per year.

The Merger
(Page 53)

The Structure of the Merger

SES has agreed that subject to the terms and conditions of the Merger Agreement, at the Merger Effective Time, Merger Subsidiary will be merged with and into AFE. Upon consummation of the Merger, the separate corporate existence of Merger Subsidiary shall cease and AFE shall continue as the surviving company of the Merger (the “Surviving Company”). We have attached the Merger Agreement as Annex A to this proxy statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety. We cannot predict the actual timing of the completion of the Merger or if it will ultimately occur.

Merger Consideration

The Merger Agreement provides that at the Merger Effective Time each issued and outstanding share of capital stock of Merger Subsidiary immediately prior to the Merger Effective Time shall be cancelled and automatically converted into and become one (1.0) validly issued, fully paid and nonassessable AFE Ordinary Share of the Surviving Company.

Each issued and outstanding AFE Ordinary Share owned by any subsidiary of AFE and AFE Ordinary Shares held by AFE as treasury stock immediately prior to the Merger Effective Time (collectively, the “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto. At the Merger Effective Time, SES will issue a total of 3,875,000 shares of SES Common Stock which will be distributed in exchange for all issued and outstanding AFE Ordinary Shares (excluding any Excluded Shares and any AFE Ordinary Shares owned by SES or one of its subsidiaries).

Treatment of SES Equity Awards

At the Merger Effective Time, each SES option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, exercisable or unexercisable, by virtue of the Merger and without any further action on the part of any person, shall remain outstanding, subject to limitations to avoid U.S. federal excise tax pursuant to Sections 409A and 424 of the Code, and shall continue on the same terms and conditions as were applicable to the SES option immediately prior to the Merger Effective Time. Notwithstanding the foregoing, any SES options granted to individuals who are directors of SES immediately prior to the Merger Effective Time shall be amended prior to the Merger Effective Time to permit the exercise of such SES options through the end of the term of the SES options.

At the Merger Effective Time, each SES share of restricted stock of SES that is outstanding, whether vested or unvested, by virtue of the Merger and without further action on the part of any person, shall continue on the same terms and conditions as were applicable to the shares of SES restricted stock immediately prior to the Merger Effective Time, subject to limitations to avoid federal excise tax pursuant to Section 409A of the Code.

With respect to any fractional amounts of shares or other capital stock of SES resulting from, or issuable pursuant to, the Merger, such fractions that are equal to or greater than one-half (0.5) shall be rounded up to the next whole applicable share, and such fractions that are less than one-half (0.5) shall be rounded down to the next whole applicable share. Notwithstanding the foregoing, any such rounding shall be in accordance with the requirements of Sections 409A and 424 of the Code, as applicable.

See “The Merger—Treatment of SES Equity Awards” beginning on page 71.

Treatment of AFE Equity Awards

At the time of signing of the Merger Agreement, AFE had no outstanding equity awards, and no such equity awards have since been issued or will be issued.

Ownership of SES After the Merger

Under the terms of the Merger Agreement, Merger Subsidiary will merge with and into AFE, with AFE surviving the Merger as the Surviving Company. Holders of AFE Ordinary Shares other than SES will receive a total of 3,875,000 shares of SES Common Stock in exchange for all issued and outstanding AFE Ordinary Shares. Assuming there are no additional capital raises (other than the Interim Financing and the BFR Share Exchange) prior to the closing of the Merger, existing SES stockholders are expected to retain approximately 15.9% ownership of SES.

The Merger will constitute a change of control under Nasdaq listing rules and will require that the combined entity satisfy all applicable requirements for initial listing on Nasdaq to maintain its Nasdaq listing upon consummation of the Merger.

Directors and Executive Officers of SES After the Merger

The directors and officers of AFE immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the directors and officers of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s constitution and stockholders agreement.

The directors of SES immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, resign from their positions as directors of SES and all subsidiaries of SES and, at the Merger Effective Time, automatically and without further action on the part of any person, the number of members of the SES board of directors shall be set and established at five (5) and each of the persons named in the “Management of the Combined Company Following the Merger” section beginning on page 141 shall, from and after the Merger Effective Time, be the duly elected and qualified directors of SES and shall hold office until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with SES’ certificate of incorporation and bylaws.

The officers of SES immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, resign from all offices held with SES and all subsidiaries of SES and each of the persons named in the “Management of the Combined Company Following the Merger” section beginning on page 141 shall, from and after the Merger Effective Time, be the duly elected and qualified officers of SES and shall hold office until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with SES’ certificate of incorporation and bylaws. SES shall enter into an indemnification agreement, substantially in the form, attached as Exhibit C to the Merger Agreement, with each of such persons named on Exhibit B to the Merger Agreement, to be effective from and after the Merger Effective Time.

Information concerning the individuals named to serve as directors and officers of SES upon closing of the Merger is set forth in detail under “Management of the Combined Company Following the Merger” beginning on page 141.

Effective Time and Completion of the Merger

It is the intent of SES and AFE to complete the Merger as soon as reasonably practicable and the companies anticipate the closing of the Merger to occur in the first half of 2020. However, the Merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of SES and AFE could result in the Merger being completed at an earlier time, a later time or not at all. If the Merger has not been completed on or before May 11, 2020, either SES or AFE may terminate the Merger Agreement unless the failure to complete the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to fulfill any material obligations under the Merger Agreement or a material breach of the Merger Agreement by such party.

Completion of the Merger is Subject to Certain Conditions

A number of conditions must be satisfied or waived in the discretion of one or both parties, as required by the Merger Agreement and where legally permissible, before the Merger can be consummated. These include, among others:

•	the Merger Agreement and the Merger shall have been adopted and approved by the requisite vote of the stockholders of SES;
•	none of the parties hereto shall be subject to any law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;
•	the registration statement of which this proxy statement/prospectus forms a part shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
•	the issuance of the shares of SES Common Stock to be issued as the merger consideration shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities laws;
•	no governmental entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any order, writ, assessment, decision, injunction, decree, ruling or judgment of a governmental entity, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement;
•	the opinion delivered from the Westwood Capital, LLC (“Westwood”) to the SES board of directors, as of the date of the Merger Agreement, shall not have been rescinded or revoked;
•	the consents received from the holders of the Debentures and the Debenture Warrants shall be effective at the Merger Effective Time;
•	the existing GTI Agreement (as described in the section “Information About SES – GTI Agreement” on page 90) shall have been terminated and the new GTI Agreement shall have been negotiated and executed by SES and GTI;
•	immediately following completion of the BFR Share Exchange, SES will hold (in aggregate, whether directly or indirectly) at least 25% of the issued and outstanding shares of BFR; and
•	all necessary governmental and other third-party consents and approvals for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained.

Neither SES nor AFE can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur.

Termination of the Merger Agreement

In general, the Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Merger Effective Time (whether before or after the SES stockholder approval or any approval of the Merger Agreement by the holders of AFE Ordinary Shares):

•	by mutual written consent of AFE and SES duly authorized by each of their respective board of directors; or
•	by either AFE or SES, if the Merger has not been consummated by May 11, 2020; or

•	by AFE, in the event of a SES material adverse effect, or by SES, in the event of a AFE material adverse effect, or by either AFE or SES, whichever is the non-breaching party, if (i) there has been a breach by the other party of any representation or warranty contained in the Merger Agreement which would reasonably be expected to have a AFE material adverse effect or a SES material adverse effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party, or (ii) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which would reasonably be expected to have a SES material adverse effect or a AFE material adverse effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party, or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party; or
•	by either AFE or SES after ten (10) days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental entity of competent jurisdiction restraining or prohibiting the consummation of the Merger; or
•	by AFE if AFE receives a superior offer, resolves to accept such superior offer and gives SES at least four (4) business days’ prior written notice of its intention to terminate the Merger Agreement; or
•	by SES or AFE, if the SES board of directors shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to AFE in any material respect the SES board of directors recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another acquisition proposal or if the SES board of directors shall have resolved to accept a superior offer; or
•	by SES if prior to receipt of the SES stockholder approval, SES receives a superior offer, resolves to accept such superior offer and gives AFE at least four (4) business days’ prior written notice of its intention to terminate the Merger Agreement; or
•	by AFE or SES, if AFE board of directors shall have recommended another acquisition proposal or if AFE board of directors shall have resolved to accept a superior offer; or
•	by AFE, if the SES stockholders fail to approve the proposals at the SES Special Meeting (including any adjournment or postponement thereof).

In the event of termination of the Merger Agreement by either SES or AFE, written notice thereof shall be given to the other party or parties, specifying the provision to which such termination is made, and there shall be no liability or further obligation on the part of AFE, SES, Merger Subsidiary, or their respective officers or directors. Neither party is relieved from liability for fraud in connection with the Merger Agreement.

We May Amend the Terms of the Merger Agreement and Waive Rights under the Merger Agreement

Any provision of the Merger Agreement may be amended or waived prior to the Merger Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by AFE, SES, and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party, or a person authorized to act on behalf of such party, approves such waiver or amendment.

Regulatory Filings and Approvals Required to Complete the Merger

Other than as contemplated in the Merger Agreement, neither SES nor AFE is aware of any material governmental or regulatory approvals required for the completion of the Merger and compliance with the applicable corporate law of the State of Delaware and the Commonwealth of Australia.

SES Special Meeting and Voting
(Page 50)

The SES Special Meeting will take place at Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002 on       ,       , 2020 at 10:00 a.m., Houston, Texas time. SES stockholders will be asked to vote on the following proposals:

1.	to approve and adopt the Merger Proposal;
2.	to approve and adopt the Charter Amendment Proposal;
3.	to approve and adopt the 2015 Plan Amendment Proposal;
4.	to approve the Interim Financing Issuance Proposal;
5.	to approve the BFR Share Exchange Issuance Proposal;
6.	to approve the Reverse Split Proposal; and
7.	to approve the Adjournment Proposal.

SES does not expect to transact any other business at the SES Special Meeting. SES’ board of directors has fixed the close of business on          , 2020 as the record date for determining those SES stockholders entitled to vote at the SES Special Meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the SES Special Meeting. A complete list of the SES stockholders will be available for examination at the offices of SES in Houston, Texas during ordinary business hours for a period of 10 days prior to the SES Special Meeting.

The approval and adoption of the Merger Proposal, the Charter Amendment Proposal and the Reverse Split Proposal, each require the affirmative vote of the holders of at least a majority of the shares of SES Common Stock issued and outstanding and entitled to vote at the SES Special Meeting. The affirmative vote of the holders of at least a majority of the shares of SES Common Stock represented in person or by proxy at the SES Special Meeting and voting on each such proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting, is required to approve the proposal to approve and adopt the 2015 Plan Amendment Proposal, the Interim Financing Issuance Proposal, the BFR Share Exchange Issuance Proposal and the Adjournment Proposal.

Matters to be Considered in Deciding How to Vote
(Page 65)

Recommendation of the SES Board of Directors and Its Reasons for the Merger

After careful consideration, the SES board of directors, at a meeting duly called and held on October 10, 2019, duly adopted resolutions (i) determining that the Merger Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of SES, (ii) approving the Merger Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of the Merger Agreement, and (iv) directing that the adoption of the Merger Agreement and the other transactions contemplated thereby be submitted to the SES stockholders for consideration in accordance with the Merger Agreement, which resolutions, as of the date of the Merger Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

SES’ board of directors recommends that the SES stockholders vote “FOR” the Merger Proposal, “FOR” the Charter Amendment Proposal, “FOR” the 2015 Plan Amendment Proposal, “FOR” the Interim Financing Issuance Proposal, “FOR” the BFR Share Exchange Issuance Proposal, “FOR” the Reverse Split Proposal, and “FOR” the Adjournment Proposal. Because of their mutual dependence, if the Merger Proposal, the Charter Amendment Proposal, the Interim Financing Issuance Proposal, the BFR Share Exchange Issuance Proposal, and “FOR” the Reverse Split Proposal are not all approved, then none will be deemed to have been approved. Approval of the 2015 Plan Amendment Proposal is not dependent on approval of the other proposals.

Recommendation of the AFE Board of Directors and Its Reasons for the Merger

After careful consideration, the AFE board of directors approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger

Agreement, the Merger and the other transactions contemplated by the Merger, taken as a whole, are advisable, fair to and in the best interests of AFE and its stockholders. The AFE board of directors recommended that the AFE stockholders vote to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. As of the date of this proxy statement/prospectus, AFE has received approval of the Merger Agreement from 100% of the holders of AFE Ordinary Shares.

For the factors considered by the AFE board of directors in reaching its decision to approve and adopt the Merger Agreement and approve the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the issuance of 3,875,000 shares of SES Common Stock in exchange for all issued and outstanding AFE Ordinary Shares, as well as the AFE board of directors’ reasons for, and certain risks related to, the Merger, see “The Merger—Recommendation of AFE’s Board of Directors and Reasons for the Merger” beginning on page 67.

Fairness Opinion of Westwood Capital, LLC to the SES Board of Directors

Westwood rendered an opinion to the SES board of directors, to the effect that, as of the date of such opinion, the Merger is fair, from a financial point of view, to SES stockholders. A correct and complete copy of the form of such opinion has been made available to AFE. SES has received the approval of Westwood to permit the inclusion of a copy of its written opinion in its entirety and/or references thereto in this proxy statement/prospectus.

Interests of SES and AFE Directors and Executive Officers in the Merger

In considering the recommendation of the boards of directors of SES and AFE with respect to the Merger, stockholders should be aware that the executive officers and directors of SES and AFE have certain interests in the Merger that may be different from, or in addition to, the interests of SES and AFE stockholders. SES’ and AFE’s boards of directors were aware of these interests and considered them, among other matters, when adopting resolutions to approve and adopt the Merger Agreement and recommending that their respective stockholders vote to approve and adopt the Merger Agreement. For a discussion of the possibe conflicting interests, see “The Merger—Interests of SES’ Directors and Executive Officers in the Merger” beginning on page 70 and “The Merger—Interests of AFE’s Directors and Executive Officers in the Merger” beginning on page 71.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote. You should also read and consider the risk factors associated with each of the businesses of SES and AFE because these risk factors may affect the operations and financial results of the combined company. You should also read and consider the risk factors associated with the business of BFR.

Risks Relating to the Merger

Because the Merger consideration to be received by AFE stockholders is a fixed number of shares of SES Common Stock and the market price of shares of SES Common Stock will fluctuate, and SES may implement additional equity financing strategies prior to the closing of the Merger, SES stockholders cannot be assured of the percentage ownership in the combined company or the market value of their shares.

Upon the effective time of the Merger, SES will issue, and holders of AFE Ordinary Shares (other than SES) will receive, a total of 3,875,000 shares of SES Common Stock in exchange for all issued and outstanding AFE Ordinary Shares immediately prior to the Merger Effective Time. The Merger Agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of SES Common Stock or adjust the Merger consideration or the exchange ratio as a result of any change in the market price of shares of SES Common Stock between the date of this proxy statement/prospectus and the closing of the Merger. Additionally, SES anticipates implementing additional equity financing strategies prior to the closing of the Merger and therefore the total number of outstanding shares of SES Common Stock and the percentage or market value of the SES Common Stock to be issued to AFE cannot be determined prior to the closing of the Merger.

The Merger Agreement limits SES’ ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that could adversely impact competing proposals to acquire SES. These provisions include the prohibition on SES generally from soliciting any acquisition proposal or offer for a competing transaction. In addition, even if the board of directors of SES determines that a competing proposal to acquire SES is superior, SES may not exercise its right to terminate the Merger Agreement unless it notifies AFE of its intention to do so and gives AFE at least four business days to propose revisions to the terms of the Merger Agreement or to make another proposal in response to the competing proposal. See “The Merger Agreement—No Solicitation” beginning on page 80.

AFE required SES to agree to these provisions as a condition to AFE’s willingness to enter into the Merger Agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of SES from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration.

The opinions obtained by the board of directors of SES from its financial advisor will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

The SES board of directors has not requested an updated opinion as of the date of this proxy statement/prospectus from Westwood, SES’ financial advisor, nor has it obtained such an update since the SES board of directors is not aware of any material changes to SES, AFE or their respective businesses, results of operations or financial positions. The opinions were necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Westwood prior to delivery of their opinion. Developments subsequent to the date of such opinions, including changes in the operations and prospects of AFE or SES, general market and economic conditions and other factors that may be beyond the control of AFE and SES, may affect such opinions. The opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that the SES board of directors received from its financial advisor and a summary of the material financial analyses Westwood provided to the SES board of directors in connection with rendering such opinion, please refer to the section entitled “The Merger—Opinion of Westwood Capital, LLC to the SES Board of Directors” beginning on page 69.

SES stockholders will have a significantly reduced ownership and voting interest after the Merger and the issuance of shares of SES Common Stock in connection with the Interim Financing and the BFR Share Exchange and will exercise less influence over management.

Immediately after the completion of the Merger and the issuance of shares of SES Common Stock in connection with the BFR Share Exchange and the Interim Financing, it is expected that current holders of SES Common Stock, who now collectively own 100% of SES, will own approximately 15.9% of SES, based on the number of shares of SES Common Stock outstanding as of March 18, 2020 and assuming there are no additional capital raises prior to the closing of the Merger, and as a result, will have less influence over management.

The Merger and related transactions are subject to approval by the stockholders of SES.

In order for the Merger to be completed, SES stockholders must approve and adopt the Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of SES Common Stock. There are no assurances we will obtain the required consent of the SES stockholders.

Any delay in completing the Merger may substantially reduce the benefits expected to be obtained from the Merger.

The closing of the Merger is conditioned on obtaining various approvals by SES’ and AFE’s respective stockholders and a number of other conditions beyond the control of SES and AFE. These conditions may prevent or delay the Merger from being completed. SES and AFE cannot predict whether or when the conditions required to complete the Merger will be satisfied. Any delay in completing the Merger may materially adversely affect the ability of the combined company to attain the benefits that SES and AFE expect to achieve from the Merger. If the Merger is not completed on or before May 11, 2020, either SES or AFE may terminate the Merger Agreement, unless the failure to complete the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to fulfill any material obligations under the Merger Agreement or a material breach of the Merger Agreement by such party. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 74.

Merger-related charges will be incurred.

SES and AFE estimate that, as a result of the Merger, the combined company expects to incur merger-related cash expenses of approximately $1.5 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. The foregoing amount is a preliminary estimate and the actual amount may be higher or lower. Moreover, the combined company is likely to incur additional expenses in future periods in connection with the integration of SES’ and AFE’s businesses.

Failure to complete the Merger would negatively impact the stock price and the future business and financial results of SES.

If the Merger is not completed, the ongoing business of SES may be adversely affected and SES would be subject to a number of risks, including the following:

•	SES will not realize the benefits expected from the Merger, including a potentially enhanced competitive and financial position, and instead will be subject to all the risks it currently faces as an independent company;
•	SES may experience negative reactions from the financial markets and SES’ customers and employees;
•	SES may be unable to pay its debts when due and will likely need to restructure to monetize remaining assets to pay down its debts or bankruptcy;
•	the SES Common Stock may be delisted from Nasdaq;
•	the Merger Agreement places certain restrictions on the conduct of SES’ business prior to the completion of the Merger or the termination of the Merger Agreement. Such restrictions, the waiver of which is subject to the consent of AFE, may prevent SES from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger. See “The Merger Agreement—Conduct of Business of SES and Merger Subsidiary Pending the Merger” for a description of the restrictive covenants applicable to SES beginning on page 78; and
•	matters relating to the Merger (including integration planning) require substantial commitments of time and resources by SES management.

Risks Relating to SES’ Business

Our business is subject to a number of risks which may negatively impact our business interests on a go-forward basis. These risks should be carefully considered prior to, or continuing, investment in SES. To assist in the understanding of these risks, we have broken down the risks into four main categories all of which could materially impact our financial operations or our financial position:

We will require substantial additional funding, and our failure to raise additional capital necessary to support and expand our operations could reduce our ability to compete and could harm our business.

As of December 31, 2019, we had $0.4 million in cash and cash equivalents and a working capital deficit of $1.4 million.

As of March 2, 2020, we had $269,000 in cash and cash equivalents. Of the $269,000 in cash and cash equivalents, $235,000 resides in the United States or easily accessed foreign countries and approximately $34,000 resides in China.

As a result of our efforts evaluating financing and strategic options, on October 10, 2019, we entered into the Merger Agreement with AFE. In connection with the entry into the Merger Agreement, we entered into the Interim Financing and received the initial $1,000,000 payment less certain legal costs and escrow fees in the amount of $34,000.

Currently our focus is on completing the steps required to complete the Merger, which include but are not limited to, (i) completion of all required filings, (ii) curing the Nasdaq listing requirement deficiencies, (iii) completion of the registration statement and proxy related to the Merger, (iv) finalizing the BFR Share Exchange and (v) all other tasks required to complete the Merger. We can make no assurances that the proposed Merger will be completed on a timely basis or at all. We may also need to raise additional capital through equity and debt financing to complete the Merger or to otherwise strengthen our balance for our corporate general and administrative expenses. We cannot provide any assurance that any financing will be available to us in the future on acceptable terms or at all. Any such financing could be dilutive to our existing stockholders. If we cannot raise required funds on acceptable terms, we may further reduce our expenses and we may not be able to, among other things, (A) maintain our general and administrative expenses at current levels including retention of key personnel and consultants; (B) successfully implement our business strategy; (C) make additional capital contributions to our joint ventures; (D) fund certain obligations as they become due; (E) respond to competitive pressures or unanticipated capital requirements; or (F) repay our indebtedness. In addition, we may elect to sell certain investments as a source of cash to develop additional projects or for general corporate purposes. In addition, we may be forced to seek relief to avoid or end insolvency through other proceedings including bankruptcy. Based on the historical negative cash flows and the continued limited cash inflows in the period subsequent to year end there is substantial doubt about our ability to continue as a going concern.

Our ability to generate cash to service our indebtedness depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including our New Debentures and Merger Debentures, and to fund planned capital expenditures will depend on our ability to generate sufficient cash flow from operations in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative and regulatory conditions and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to pay principal and interest on our indebtedness, including our recently issued New Debentures and Merger Debentures, or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on our recently issued New Debentures and Merger Debentures, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

Our size and lack of resources could inhibit the development of our third-party licensing business.

SGT license and equipment supply agreements will typically provide a guarantee of the performance of the SGT systems used in a project. Due to our limited resources and lack of financial strength, we may not be able to provide adequate financial support required to guarantee our technology performance in a project. As a result, this can impact the ability to complete equity and debt financing of projects and prevent us from securing orders. This outcome would hinder the development of our third-party licensing business and, as a result, have a material adverse effect on our financial condition and results of operations.

We may not be successful developing opportunities to license our technology.

Although we have identified potential opportunities in Australia, Eastern Europe, South America, the Caribbean, China and other parts of Asia, our licensing and related service business are based on our ability to secure contractual commitments from our potential customers to utilize our technology in their projects. These projects are generally capital intensive, require government approvals and can take two to five years or more to complete their development and construction. Our ability to secure orders for our technology is subject to many uncertainties associated with our customers completing a go or no-go decision to develop and invest in these projects. Additionally, successfully developing global licensing opportunities for our technology is subject to the uncertainty of global markets as well as our continued capability to deliver technology licenses, components and services, as well as the capability of regional platform companies that we develop, like AFE, to fund, develop and complete both equity and debt financing for the projects that will use our technology and related services. In addition, as with our other projects, we will be exposed to the risk of financial non-performance by our customers. Although we anticipate that we can generate revenues through engineering and technical service fees, as well as licensing fees and royalties on products sold by our licensees that incorporate our proprietary technology, there can be no assurances that we will be able to do so and our inability to do so could have a material adverse effect on our business and results of operation.

We are dependent on our relationships with our strategic partners for project development.

We are dependent on our relationships with our strategic partners to accelerate our expansion, fund our development efforts, better understand market practices and regulatory issues and more effectively handle challenges that may arise.

Through Tianwo-SES Clean Energy Technologies Limited joint venture (the “TSEC Joint Venture”), we have partnered a significant portion of our China business with Suzhou Thvow Technology Co. Ltd. (“STT”), a Chinese company which desires to invest into the growth of China’s clean energy space and The Innovative Coal Chemical Design Institute (“ICCDI”) previously served as general contractor and engineered and constructed all three projects for the Aluminum Corporation of China, which recognizes the opportunity afforded by our technology capability and business model. We have committed to execute all of our business in Poland through SEE. We believe partnering with companies such as STT and ICCDI and setting up companies like SEE with strong local partners, can increase the acceptance of our technology on a global basis and will enable us to reduce our capital requirements to achieve this acceleration.

We may also seek additional partners in the future for our technology platforms. Our future success will depend on these relationships and any other strategic relationships that we may enter into. We cannot assure you that we will satisfy the conditions required to maintain these relationships under existing agreements or that we can prevent the termination of these agreements. We also cannot assure you that we will be able to enter into relationships with future strategic partners on acceptable terms. Further, we cannot assure you that our joint venture partners, including STT and ICCDI and SEE will grow effectively meet their development objectives.

We may not be successful in developing our technology and licensing business.

The development of our licensing and technology business depends, in part, on our ability to form strategic relationships with other partners which can extend our global sales reach for our technology and licensing business and retaining key technical personnel to work on that business for us. We cannot provide assurance that we will be able to successfully develop our strategic partnerships or successfully grow the TSEC Joint Venture, our exclusive provider of technology and licensing in China, Mongolia, Indonesia, Vietnam, The Philippines, and Malaysia, which depends upon several factors, including the strength of global energy and chemical markets, commodity prices and the ability of our strategic partners to timely perform their obligations. There can be no assurances that we will be able to succeed in developing or sustaining these relationships, or continue to retain the necessary employees, and our inability to do so could result in ending our licensing business which would have a material adverse effect on our business and results of operation.

Joint ventures, partnerships, and companies that we enter into present a number of challenges that could have a material adverse effect on our business and results of operations and cash flows.

We have developed projects in China with Synthesis Energy Systems (Zao Zhang) New Gas Company Ltd (the “ZZ Joint Venture”), Yima Coal Industry Group Company (the “Yima Joint Venture”), and our TSEC Joint Venture. In addition, as part of our business strategy, we plan to enter into other joint ventures or similar transactions, including as part of our business verticals some of which may be material. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into the joint venture related to the counterparties to such joint ventures, with whom we share control. We could experience financial or other setbacks if transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. In some cases, our joint venture partner may have a contractual commitment to provide funding to the joint venture, although we do not have assurances that they will satisfy such obligations. Economic uncertainty in China, Eastern Europe, Australia, or other parts of the world in which we plan to do business, could also cause delays or make financing of operations more difficult. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our results of operations and cash flows.

All of our business in Poland is currently being conducted through SEE and as such, we are dependent on the ability of SEE to grow and develop its pending and contemplated projects. SEE will need to raise additional funds to move their project development efforts forward. We will only receive fees for projects with SEE if they are successful in their fundraising efforts and when agreed milestones across the development, design, construction, start-up and operations of the project are achieved. These projects will have a number of risks and could present unexpected challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise during or after the development of the project. We cannot assure you that SEE will satisfy the conditions required to achieve these milestones or that SEE will be able to enter into relationships with partners which can finance and develop the projects to completion. The failure to achieve the milestones or for the projects to be fully developed would have a material adverse effect on our business and results of operations.

Additionally, we are a minority owner in the Yima Joint Venture. We have failed to demonstrate that we can significantly influence the decision making of the joint venture. Therefore, we rely on our joint venture partner to provide management and operational support for the joint venture. Accordingly, the Yima Joint Venture investment’s success is completely dependent upon the Yima management. We have relied, and will continue to rely, upon personnel in China to compile this information and deliver it to us in a timely fashion so that the information can be incorporated into our consolidated financial statements prior to the due dates for our annual and quarterly reports. Any difficulties or delays in receiving this information or incorporating it into our consolidated financial statements in the future could impair our ability to timely file our annual and quarterly reports.

Dependence on owners of future projects in which we have a minority interest, or extended negotiations regarding the scope of the projects, could delay or prevent the realization of targeted returns on our capital invested in these projects.

We may be subject to future impairment losses due to potential declines in the fair value of our assets.

We evaluate the conditions of our assets on an annual basis or upon the determination that an other-than-temporary decrease in value has occurred. If management determines that there were applicable triggering events which are other-than-temporary in nature, management will conduct an impairment analysis utilizing using various valuation techniques, such as, a discounted cash flow fair market valuation, a Black-Scholes Model-Fair Value of Optionality used in valuing companies with substantial amounts of debt where a discounted cash flow valuation may be inadequate for estimating fair value, or a Monte Carlo Simulation or a combination of different techniques with the assistance of a third-party valuation expert. In these types of valuations, significant unobservable inputs were used to calculate the fair value of the investment. As of June 30, 2019, and 2018, management determined there were other-than-temporary events and conducted impairment valuations. As a result of the valuations, we impaired our assets and may be required to do so in the future.

Economic uncertainty could negatively impact our business, limit our access to the credit and equity markets, increase the cost of capital, and may have other negative consequences that we cannot predict.

Global economic uncertainty and the underlying access to credit and equity markets could create financial challenges for us and the economy as a whole. Our internally generated cash flow and cash on hand historically have not been sufficient to fund all of our expenditures, and we have relied on, among other things, bank financings and private equity to provide us with additional capital. Our ability to access capital may be restricted at a time when we would like, or need, to raise capital. If our cash flow from operations is less than anticipated and our access to capital is restricted, we may be required to reduce our operating and capital budget, which could have a material adverse effect on our results and future operations. Ongoing uncertainty may also reduce the values we are able to realize in asset sales or other transactions we may engage in to raise capital, thus making these transactions more difficult and less economic to consummate.

Our results of operations and cash flows may fluctuate.

Our operating results and cash flows may fluctuate significantly as a result of a variety of factors, many of which are outside our control. Factors that may affect our operating results and cash flows include but are not limited to: (i) the ability of our Australian and Polish businesses, to develop and provide the contemplated returns on our investment; (ii) the success of the Yima Joint Venture and their ability to improve operations and overcome the current cash flow concerns of their operations; (iii) our ability to obtain new customers and retain existing customers; (iv) the success and acceptance of our technology; (v) our ability to successfully distribute cash out of China; (vi) our ability to successfully develop additional regional platforms similar to AFE and SEE in other parts of the world, and our ability to successfully develop our licensing business verticals , as well as execute on our projects; (vii) the ability to obtain financing for our projects; (viii) the cost of coal, electricity, and natural gas; (ix) shortages of equipment, raw materials or feedstock; (x) approvals by various government agencies; and (xi) general economic conditions as well as economic conditions specific to the energy industry.

An inability to attract and retain qualified personnel could harm our business, financial condition and results of operations.

We do not currently have all of the personnel to fully develop and execute on all of our business opportunities, including our various business verticals and other partnering arrangements. Also, our technology design and implementation capability rely on years of gasification specific and U-GAS® specific experience and expertise in key staff members. Our future success depends, in part, on our ability, as well as the ability of our joint ventures, to identify, attract and retain highly skilled technical personnel. We face intense competition for qualified individuals from numerous other companies, some of which have far greater resources than we do. We may be unable to identify, attract and retain suitably qualified individuals, or we may be required to pay increased compensation in order to do so. If we were to be unable to attract and retain the qualified personnel we need to succeed, our business, financial condition and results of operations could suffer.

Our success will depend in part on our ability to grow and diversify, which in turn will require that we manage and control our growth effectively.

Our business strategy contemplates growth and diversification. As we add to our services, our number of customers, and our marketing and sales efforts, operating expenses and capital requirements will increase. Our ability to manage growth effectively will require that we continue to expend funds to improve our operational, financial and management controls, as well as reporting systems and procedures. In addition, we must effectively recruit new employees, and once hired, train and manage them. From time to time, we may also have discussions with respect to potential acquisitions, some of which may be material, in order to further grow and diversify our business. However, acquisitions are subject to a number of risks and challenges, including difficulty of integrating the businesses, adverse effects on our earnings, existence of unknown liabilities or contingencies and potential disputes with counterparties. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. We cannot assure you that we will be able to manage our growth and a failure to do so could have a material adverse effect on our business.

We or our partners will manage the design, procurement and construction of our plants. If our or their management of these issues fail, our business and operating results could suffer.

Previously for our ZZ Joint Venture, and possibly for other projects we may work on in the future, we have managed or expect to manage plant design as it relates to the gasification systems. Some of this work has been or will be subcontracted to third parties. We are and will be coordinating and supervising these tasks. Although we believe that this is the most time and cost-effective way to build gasification plants, we bear the risk of cost and schedule overruns and quality control. If we do not properly manage the design, procurement and construction of our plants, our business and operating results could be seriously harmed. Furthermore, as we continue to improve our technology, we may decide to make changes to our equipment that could further delay the construction of our plants. Additionally, for certain of our projects, including projects for which we provide a license or related service, we will rely on our partners to manage the design, procurement and construction of the plant. The success and timing of work on these projects by others will depend upon a number of factors that will be largely outside of our control. We can provide no assurances that the work will be completed timely or at all, or that the work will be performed at standards to our satisfaction.

Disruption in U.S. and international economic conditions and in the commodity and credit markets may adversely affect our business, financial condition and results of operation.

The global economy may experience another significant contraction, which could impede our ability and the ability of our partners to obtain financing for our projects. This could significantly and adversely affect our results of operations and financial condition in a number of other ways. Any decline in economic conditions may reduce the demand or prices for the production from our plants. Our industry partners and potential customers and suppliers may also experience insolvencies, bankruptcies or similar events. As a direct result of these trends, our ability to finance and develop our existing projects, commence any new projects and sell our products may continue to be adversely impacted. In addition, the increased currency volatility could significantly and adversely affect our results of operations and financial condition. Any of the above factors could also adversely affect our ability to access credit or raise capital even if the capital markets improve.

Our lack of recurring revenue and earnings precludes us from forecasting operating results and our business strategies may not be accepted in the marketplace and may not help us to achieve profitability.

Our lack of operating history or meaningful revenue precludes us from forecasting operating results based on historical results. Our proposed business strategies described in this annual report incorporate our senior management’s current best analysis of potential markets, opportunities and difficulties that face us. No assurance can be given that the underlying assumptions accurately reflect current trends in our industry, terms of possible project investments or our customers’ reaction to our products and services or that such products or services will be successful. Our business strategies may and likely will change substantially from time to time as our senior management reassesses its opportunities and reallocates its resources, and any such strategies may be changed or abandoned at any time. If we are unable to develop or implement these strategies through our projects and our technology, we may never achieve profitability which could impair our ability to continue as a going concern. Even if we do achieve profitability, it may not be sustainable, and we cannot predict the level of such profitability.

We face the potential inability to protect our intellectual property rights which could have a material adverse effect on our business.

We rely on the proprietary SGT technology originally based on U-GAS® technology licensed from GTI. All of the original patents granted around U-GAS® technology have expired and we are improving SGT technology, received some new patents and we have applied for other new patents for these improvements and new technologies. Proprietary rights relating to our technology are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents, maintained within trade secrets or maintained in confidence through legally binding agreements. There can be no assurance that patents will be issued from any pending or future patent applications owned by or licensed to us or that the claims allowed under any issued patents will be sufficiently broad to protect our technology. In the absence of patent protection, we may be vulnerable to competitors who attempt to copy our technology or gain access to our proprietary information and technical know-how and we may be especially vulnerable to Chinese entities in their attempts to copy all or part of our technology. In addition, we rely on proprietary information and technical know-how that we seek to protect, in part, by entering into confidentiality agreements with our collaborators, employees, and consultants. In the case of the TSEC Joint Venture, to which we have transferred the exclusive right to our technology within the joint venture territory, we are relying on the covenants and protections included in the TUCA. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors.

Proceedings initiated by us to protect our proprietary rights could result in substantial costs to us. We cannot assure you that our competitors will not initiate litigation to challenge the validity of our patents, or that they will not use their resources to design comparable products that do not infringe upon our patents. Pending or issued patents held by parties not affiliated with us may relate to our products or technologies. We may need to acquire licenses to, or contest the validity of, any such patents. We cannot assure you that any license required under any such patent would be made available on acceptable terms or that we would prevail in any such contest. We could incur substantial costs in defending ourselves in suits brought against us or in suits in which we may assert our patent rights against others. If the outcome of any such litigation is unfavorable to us, our business and results of operations could be materially and adversely affected.

We are dependent on the availability and cost of low rank coal and coal waste and our inability to obtain a low-cost source could have an impact on our business.

We believe that we have the greatest competitive advantage using our technology in situations where there is a ready source of low rank, low cost coal, coal waste or biomass to utilize as a feedstock. We intend to locate projects in areas where low cost coal and coal waste are available or where it can be moved to a project site easily without transportation issues and we are working to develop structured transactions that include securing options to feedstock resources including coal and biomass. The success of our projects and those of our customers will depend on the supply of low rank coal and coal waste. If a source of low cost coal or coal waste for these projects cannot be obtained effectively, our business and operating results could be seriously affected.

Decreased cost or increased availability for natural gas in Australia, Poland, China and other regions where we develop projects could have an impact on our business and results of operation.

We compete with producers of other low-cost fuels used for electricity generation, such as natural gas. Declines in the price of natural gas, or continued low natural gas prices, could cause demand for coal-based energy to decrease and adversely affect the price of syngas and related projects. Sustained periods of low natural gas prices or other fuels may also cause utilities to phase out or close existing coal-fired power plants or reduce construction of new coal-fired power plants. In addition, competition provided by new methods of extracting natural gas could hurt our business in Australia, China and elsewhere around the world. All of this could materially and adversely affect our business and results of operations.

The termination of our license agreement with GTI or any of our joint venture agreements or licensing agreements may materially adversely affect our business and results of operations.

The GTI Agreement, our joint ventures in China, our licensing and related service business and our business verticals are essential to us and our future development. With the exercise of our first extension of our agreement in May 2016, the GTI Agreement terminates on August 31, 2026, but may be terminated by GTI upon certain events of default if not cured by us within specified time periods. In addition, after the second ten-year extension period provided under the GTI Agreement, which is exercisable at our option, we cannot assure you that we will succeed in obtaining an extension of the term of the license at a royalty rate that we believe to be reasonable or at all. Our joint venture agreements do not terminate for many years but may be terminated earlier due to certain events of bankruptcy or default, and, in the case of the TSEC Joint Venture, if the joint venture does not establish positive net income within 24 months of formation. Termination of any of our joint ventures or other key business relationships would require us to seek another collaborative relationship in that territory. We cannot assure you that a suitable alternative third party would be identified, and even if identified, we cannot assure you that the terms of any new relationship would be commercially acceptable to us. In addition, any of our license agreements could be terminated by our customer if we default under the terms of the agreement and any such termination could have a material adverse effect on our business and results of operations.

A portion of our revenues will be derived from the merchant sales of commodities and our inability to obtain satisfactory prices could have a material adverse effect on our business.

In certain circumstances, we or our partners plan to sell methanol, glycol, DME, synthetic gasoline, SNG, ammonia, hydrogen, nitrogen, elemental sulphur, ash, acetic acid, propionic acid and other commodities into the merchant market. These sales may not be subject to long term offtake agreements and the price will be dictated by the then prevailing market price. Revenues from such sales may fluctuate and may not be consistent or predictable. In particular, the market for commodities such as methanol is currently under significant pressure and we are unsure of how much longer this will continue. Our business and financial condition would be materially adversely affected if we are unable to obtain satisfactory prices for these commodities or if prospective buyers do not purchase these commodities.

We face intense competition. If we cannot gain market share among our competition, we may not earn revenues and our business may be harmed.

The business of providing clean energy is highly competitive. We face competition from other forms of gasification technology, and other competing technologies that include reforming of natural gas for chemicals and hydrogen production, oil refining for fuels production, petroleum byproducts for plastics, precursors such as olefins and conventional natural gas, fuel oil and coal combustion in power generation equipment and other industrial applications. In the gasification market, large multi-national industrial corporations that are better capitalized, such as Air Products (with entrained flow technologies); and Lurgi (with moving bed technology); and smaller Chinese firms offer coal gasification equipment and services which compete with our technology.

While our technology can provide superior economics than these technologies in most cases, our size, our availability to the capital markets and the lack of commercial operating experience can make it difficult for us to win orders. In addition, new competitors, some of whom may have extensive experience in related fields or greater financial resources, may enter the market.

Increased competition could result in a loss of contracts and market share. Either of these results could seriously harm our business and operating results. In addition, there are a number of gasification and conventional, non-gasification, coal-based alternatives for producing heat and power that could compete with our technology in specific situations. If we are unable to effectively compete with other sources of energy, our business and operating results could be seriously harmed.

Our information technology systems and those of our service providers are subject to our ability to maintain them to avoid cyber security risks and threats.

We depend on information technology systems that we manage, and others that are managed by our third-party service and equipment providers, to conduct our operations, and these systems are subject to risks associated with cyber incidents or attacks. It has been reported that unknown entities or groups have mounted cyber-attacks on businesses and other organizations solely to disable or disrupt computer systems, disrupt operations and, in some cases, steal data. Due to the nature of cyber-attacks, breaches to our or our service or equipment providers’ systems could go unnoticed for a prolonged period of time. These cyber security risks could disrupt our operations and result in disruption of our operations, loss of critical data as well as result in higher costs to correct and remedy the effects of such incidents. If our or our service or equipment providers’ systems for protecting against cyber incidents or attacks prove to be insufficient and an incident were to occur, it could have a material adverse effect on our business, financial condition, results of operations or cash flows. Currently, we do not carry insurance for losses related to cyber security attacks and may elect to not obtain such insurance in the future.

We may incur substantial liabilities to comply with climate control legislation and regulatory initiatives.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to the warming of the Earth’s atmosphere. In response to such studies, many countries are actively considering legislation, or have already taken legal measures, to reduce emissions of greenhouse gases. Carbon dioxide, a byproduct of burning fossil fuels such as coal, is an example of a greenhouse gas. Plants using our technology may release a significant amount of carbon dioxide. Methane is another greenhouse gas.

New legislation or regulatory programs that restrict emissions of greenhouse gases in areas in which we conduct business may require us or our customers to obtain additional permits, meet additional control requirements, install additional environmental mitigation equipment, or take other as yet unknown steps to comply with these potential regulations, which could adversely affect our financial performance. Although we plan to use advanced technologies to actively utilize or sequester any greenhouse gas emissions, compliance with any future regulation of greenhouse gases, if it occurs, could be costly and may delay our development of projects. Even if we or our customers obtain all necessary permits, the air quality standards or the interpretation of those standards may change, thus requiring additional control equipment, more stringent permitting requirements, or other measures. Such requirements could significantly increase the operating costs and capital costs associated with any future development, expansion or modification of a plant.

Our controls and procedures may fail or be circumvented.

Our management regularly reviews and updates our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures, or failure to comply with regulations related to controls and procedures, could have a material adverse effect on our business, results of operations and financial condition.

In fiscal years ending June 30, 2018 and 2017, we did not maintain effective internal controls over financial reporting. Specifically, we identified material weaknesses over management’s review controls over significant accounting estimates and review controls over accounting for non-routine and complex accounting transactions.

A material weakness was identified relating to the impairment evaluation of our cost method investments. We did not effectively operate controls over management’s review of the impairment assessment, including its review of certain elements related to the valuation of our cost basis investments. Additionally, management’s assessment identified an additional material weakness in management’s review controls over non-routine and complex accounting transactions that were caused by a lack of segregation of duties over these types of transactions.

In fiscal year June 30, 2019, management has identified material weaknesses over management’s review controls and the lack of segregation of duties over accounting transactions due to the limited resources available.

We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to maintain compliance with Section 404 or if the costs related to compliance are significant, our profitability, stock price and results of operations and financial condition could be materially adversely affected.

We are required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 and the related Securities and Exchange Commission’s implementing rules, require that management disclose whether the principal executive officer and principal financial officer maintained internal control over financial reporting that, among other things, provides reasonable assurance that material errors in our external financial reports will be prevented or detected on a timely basis, and that we maintain support for that disclosure that includes evidence of our evaluation of the design and operation of our internal control. We are a small company with international operations, limited financial resources and our finance and accounting staff is very limited.

In fiscal years ending June 30, 2018 and 2017, we did not maintain effective internal controls over financial reporting. Specifically, we identified material weaknesses over management’s review controls over significant accounting estimates and review controls over accounting for non-routine and complex accounting transactions. A material weakness was identified relating to the impairment evaluation of our cost method investments. We did not effectively operate controls over management’s review of the impairment assessment, including its review of certain elements related to the valuation of our cost basis investments. Additionally, in the fiscal year ending June 30, 2018, management’s assessment identified an additional material weakness in management’s review controls over non-routine and complex accounting transactions that were caused by a lack of segregation of duties over these types of transactions.

In fiscal year June 30, 2019, management has identified material weaknesses over complex accounting transactions, and the lack of segregation of duties over these types of transactions and the limited resources available.

We cannot be certain that we will be able to successfully maintain the procedures, certification and attestation requirements of Section 404 or that we or our auditors will not identify material weaknesses in internal control over financial reporting in the future. If we are unable to maintain compliance with Section 404, investors could lose confidence in our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

Risks Related to International Operations

International operations have uncertain political, economic, and other risks.

The majority of our operations are located in foreign countries, and we are looking at development opportunities in other countries as well. As a result, a significant portion of our revenue is subject to the increased political and economic risks and other factors associated with international operations including, but not limited to:

•	general strikes and civil unrest;
•	other changes in political climate and energy-related policy and laws;
•	the risk of war, acts of terrorism, expropriation and resource nationalization, forced renegotiation or modification of existing contracts;
•	import and export regulations (including in respect of gas);
•	taxation policies, including royalty and tax increases and retroactive tax claims, and investment restrictions;
•	price controls;
•	transportation regulations and tariffs;
•	constrained methanol markets dependent on demand in a single or limited geographical area;
•	exchange controls, currency fluctuations, devaluation, or other activities that limit or disrupt markets and restrict payments or the movement of funds;
•	laws and policies of the United States affecting foreign trade, including trade sanctions;
•	the possibility of being subject to exclusive jurisdiction of foreign courts in connection with legal disputes relating to licenses to operate and concession rights in countries where we currently operate;
•	the possible inability to subject foreign person, especially foreign oil ministries and national oil companies, to the jurisdiction of courts in the United States; and
•	difficulties in enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations.

Foreign countries have occasionally asserted rights to assets held by foreign entities. If a country claims superior rights to our assets, our interests could decrease in value or be lost. Various regions of the world in which we operate have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might result in a substantially more hostile attitude toward foreign investments such as ours. In an extreme case, such a change could result in termination of contract rights and expropriation of our assets. This could adversely affect our interests and our future profitability. The impact that future terrorist attacks or regional hostilities may have on our industry in general, and on our operations in particular, is not known at this time. Uncertainty surrounding military strikes, or a sustained military campaign may affect operations in unpredictable ways, including disruptions of feedstock supplies and markets, and the possibility that infrastructure facilities, including production facilities, could be direct targets of, or indirect casualties of, an act of terror or war. We may be required to incur significant costs in the future to safeguard our assets against terrorist activities.

Foreign investment regulations could adversely impact our company and subject us to fines.

Many nations, both developing and developed countries, have stringent laws which are related to the investment and re-patriotization of funds from profits within their respective countries and which may inhibit or prevent us from removing funds from the country in which the investment was made and could potentially impact our liquidity.

For example, Chinese regulations relating to outbound investment activities, in particular, round-tripping investments by Chinese residents may increase our administrative burden, restrict our overseas and cross-border investment activity or otherwise adversely affect the implementation of our acquisition strategy. If Chinese residents, who are beneficial holders of our shares, make or have previously made direct or indirect round tripping investments through a SPV which falls within the scope of the registration under the SAFE Circular [2014] 37 (SAFE Circular [2014] 37 Relating to Foreign Exchange Administration of Offshore Investment, Financing and Round tripping Investment by Domestic Residents utilizing Special Purpose Vehicles), the Chinese residents must make foreign exchange registration for their offshore investments, otherwise, the Chinese residents may be ordered to return the capital to China and be imposed a fine by SAFE for such misconduct. At the time of applying for SAFE registration (including any change registration), the foreign-invested enterprises that do not constitute round tripping investment enterprises will be required to represent that its foreign stockholder is not directly or indirectly held by any Chinese residents; the foreign-invested enterprises that constitute round tripping investment enterprises will be required to disclose the actual controlling person of its foreign stockholder. Any false or misleading representations may result in administrative liabilities imposed on the onshore entities and their legal representatives. We cannot provide any assurances that all of our stockholders who are Chinese residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our Chinese resident stockholders to comply with the registration procedures set forth in the SAFE regulations may subject our Chinese subsidiaries to fines and legal sanctions, restrict our cross-border investment activities, or limit the ability to distribute dividends to or obtain foreign-exchange dominated loans from our company. Given that SAFE [2014] Circular 37 is a newly issued regulation, certain aspects therein still remain in uncertainty. As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and obtaining foreign currency denominated borrowings, which may harm our results of operations and financial condition. In addition, if we decide to acquire a Chinese domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In our areas of operation, the projects we and our customers intend to build are subject to rigorous environmental regulations, review and approval. We cannot assure you that such approvals will be obtained, applicable requirements will be satisfied or approvals, once granted, will be maintained.

Our operations are subject to stringent laws and regulations governing the discharge of materials into the environment, remediation of contaminated soil and groundwater, sitting of facilities or otherwise relating to environmental protection. Numerous governmental agencies, such as various Chinese, Polish and Australian authorities at the municipal, state/provincial or central government level and similar regulatory bodies in other countries, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial potential administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before construction and/or operations at a facility commence, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas and impose substantial liabilities for pollution. We believe that we are in substantial compliance with current applicable environmental laws and regulations. Although to date we have not experienced any material adverse effect from compliance with existing environmental requirements, we cannot assure you that we will not suffer such effects in the future or that projects developed by our partners or customers will not suffer such effects.

Although we have been successful in obtaining the permits in China, any retroactive change in policy guidelines or regulations, or an opinion that the approvals that have been obtained are inadequate, could require us to obtain additional or new permits, spend considerable resources on complying with such requirements or delay commencement of construction. Other developments, such as the enactment of more stringent environmental laws, regulations or policy guidelines or more rigorous enforcement procedures, or newly discovered conditions, could require us to incur significant capital expenditures.

Our projects and projects of our customers are subject to an extensive governmental approval process which could delay the implementation of our business strategy.

Selling syngas, methanol, glycol and other commodities is highly regulated in many markets around the world, as will be projects in our business verticals. We believe these projects will be supported by the governmental agencies in the areas where the projects will operate because coal-based technologies, which are less burdensome on the environment, are generally encouraged by most governments. However, the regulatory environment is often uncertain and can change quickly, often with contradictory regulations or policy guidelines being issued. In some cases, government officials have different interpretations of such regulations and policy guidelines and project approvals that are obtained could later be deemed to be inadequate. Furthermore, new policy guidelines or regulations could alter applicable requirements or require that additional levels of approval be obtained. If we or our customers and partners are unable to effectively complete the government approval process in China, Poland, Australia, and other markets in which we intend to operate, our business prospects and operating results could be seriously harmed.

Foreign laws may not afford us sufficient protections for our intellectual property, and we may not be able to obtain patent protection outside of the United States.

Certain nations that we operate in may not grant us certain intellectual property rights that are customarily granted in more developed legal systems. Patent law reform in the United States and other countries may also weaken our ability to enforce our patent rights or make such enforcement financially unattractive. For example, Australia has enacted the Intellectual Property Laws Amendment (Raising the Bar) Act, which provides higher standards for obtaining patents. These reforms could result in increased costs to protect our intellectual property or limit our ability to patent our products in these jurisdictions. In addition, despite continuing international pressure on the Chinese government, intellectual property rights protection continues to present significant challenges to foreign investors and, increasingly, Chinese companies. Chinese commercial law is relatively undeveloped compared to the commercial law in our other major markets and only limited protection of intellectual property is available in China as a practical matter. Although we have taken precautions in the operations of our Chinese subsidiaries and in our joint venture agreements (including as to the TSEC Joint Venture to which we have transferred the exclusive right to our technology within the joint venture territory) to protect our intellectual property, any local design or manufacture of products that we undertake in China could subject us to an increased risk that unauthorized parties will be able to copy or otherwise obtain or use our intellectual property, which could harm our business. We may also have limited legal recourse in the event we encounter patent or trademark infringement. Uncertainties with respect to the Chinese legal system may adversely affect the operations of our Chinese subsidiaries. China has put in place a comprehensive system of intellectual property laws however, incidents of infringement are common, and enforcement of rights can, in practice, be difficult. If we are unable to manage our intellectual property rights, our business and operating results may be seriously harmed.

We could be adversely affected by violations of the FCPA and similar laws in connection with our foreign operations.

The U.S. Foreign Corrupt Practices Act (“FCPA”) and similar other corruption laws generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. Our corporate policies mandate compliance with these laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or our respective agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business and operations. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that United States or other corruption laws and regulations prohibit us from using.

In order to effectively compete in some foreign jurisdictions, we utilize local agents and seek to establish joint ventures with local operators or strategic partners. Although we have procedures and controls in place to monitor internal and external compliance, if we are found to be liable for FCPA violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others, including actions taken by our agents and our strategic or local partners, even though our agents and partners are not subject to the FCPA), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our results of operations would be negatively affected by potential currency fluctuations in exchange rates with foreign countries.

Currency fluctuations, devaluations and exchange restrictions may adversely affect our liquidity and results of operations. Exchange rates are influenced by political or economic developments the United States, China or elsewhere and by macroeconomic factors and speculative actions. In some countries, local currencies may not be readily converted into U.S. dollars or other hard currencies or may only be converted at government-controlled rates, and, in some countries, the transfer of hard currencies offshore has been restricted from time to time. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited may not be able to successfully hedge our exposure.

Fluctuations in exchange rates can have a material impact on our costs of construction, our operating expenses and the realization of revenue from the sale of commodities. We cannot assure you that we will be able to offset any such fluctuations and any failure to do so could have a material adverse effect on our business, financial condition and results of operations. In addition, our financial statements are expressed in U.S. dollars and will be negatively affected if foreign currencies, such as the Chinese Renminbi Yuan (“RMB”), or the Australian dollar (“AUD”), or the Polish Zloty (“PLN”) depreciate relative to the U.S. dollar. In addition, our currency exchange losses may be magnified by exchange control regulations in China or other countries that restrict our ability to convert into U.S. dollars.

Risks Related to Our Chinese Operations

Economic conditions in China could have an adverse impact on the performance of our joint venture partners and, as a result, our results of operations.

We may be adversely affected by economic uncertainty in China or the United States, such as may result from the current trade tariff discussions between the U.S. and China or other political tensions, which could create further financial challenges for us and make our Chinese businesses less economic and more difficult to consummate new business.

We may have difficulty establishing adequate management, legal and financial controls in China.

China historically has been deficient in Western-style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We have limited influence in decision making in our Chinese joint ventures. For example, we changed from the equity method of accounting for our investment in the Yima Joint Venture to the cost method of accounting because we concluded that we are unable to exercise significant influence over the Yima Joint Venture due to, among other things, our limited participation in operating and financial policymaking processes and our limited ability to influence technological decisions.

We may have difficulty in hiring and retaining a sufficient number of employees who are qualified to assist us in application of such concepts and practices to work in China.

As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. This situation can be more challenging in cost method investments where we do not experience significant influence and could have an adverse impact on our results of operations.

China’s anti-corruption campaign may adversely impact our Chinese partners and our Chinese joint ventures.

The Chinese government initiated a nationwide anti-corruption campaign to improve governance in China. The primary focus of this campaign was largely on state-owned enterprises (“SOE”). Certain of our joint ventures are majority owned by an SOE. If one or more of the senior executives of our SOE joint venture partner or related entities are questioned or come under investigation, this could limit our participation in the on-going operations of the facilities and could adversely affect our realization of our investment in such joint ventures and facilities. This would materially affect our financial condition and results of operations.

We may have difficulty making distributions and repatriating earnings from our Chinese operations.

Under Chinese regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The foreign invested company may not distribute profits until the losses of the previous fiscal years have been made up. Additionally, the foreign invested company shall make allocations of after-tax profits to a reserve fund and a bonus and welfare fund for their employees. In the case of a Sino-foreign equity joint venture, in addition to the reserve fund and the bonus and welfare fund, the company shall also make allocations to a venture expansion fund. In the case of a wholly foreign-owned enterprise, the amount to be contributed to the reserve fund shall be no less than 10% of the after-tax profits unless the aggregate amount reaches 50% of the registered capital of the company, at which time the company may stop making allocations to the reserve fund. The amount to be contributed to other funds of a wholly foreign-owned enterprise or any of the above funds of a Sino-foreign equity joint venture may be determined by the board of the company in accordance with the applicable Chinese laws. Any amounts to be contributed to such funds shall be set aside prior to distribution of after-tax profit. If we are unable to make distributions and repatriate earnings from our Chinese operations, it could have a materially adverse effect on our financial condition and results of operation.

Increased development of shale gas in China could have an adverse effect on our business.

According to a 2014 study published by the EIA, China has the world’s largest technically recoverable shale gas reserve resource, representing approximately 9.2% of the world’s total recoverable shale gas resources. However, given the variation across the world's shale formations in both geology and above-the-ground conditions, the extent to which global technically recoverable shale resources will prove to be economically recoverable is not yet clear. The market effect of shale resources outside the United States will depend on the associated production costs, volumes, and market prices. For example, a potential shale well that costs twice as much and produces half the output of a typical U.S. well would not likely be developed. An increase in the development of shale gas would be a competitive alternative to syngas which is produced by our technology and could have a material adverse effect on our business and results of operation if successful.

Our operations in China may be adversely affected by evolving economic, political and social conditions.

Our operations are subject to risks inherent in doing business internationally. Such risks include the adverse effects on operations from war, international terrorism, civil disturbances, political instability, governmental activities and deprivation of contract and property rights. In particular, since 1978, the Chinese government has been reforming its economic and political systems, and we expect this to continue. Although we believe that these reforms have had a positive effect on the economic development of China and have improved our ability to do business in China, we cannot assure you that these reforms will continue or that the Chinese government will not take actions that impair our operations or assets in China. In addition, periods of international unrest may impede our ability to do business in other countries and could have a material adverse effect on our business and results of operations. Furthermore, changes in China’s economic or political situations could impact the exchange rate of the Chinese Renminbi yuan, which could materially impact our financial positions and our results of operations in China.

Chinese regulations of loans and direct investment by offshore entities to Chinese entities may delay or prevent us from utilizing proceeds of funds to make loans or additional capital contributions to our operations in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may make loans or additional capital contributions to our operations in China. Any loans to our Chinese operations are subject to Chinese regulations and approvals. Such loans by us cannot exceed statutory limits and must be registered with the Chinese State Administration of Foreign Exchange or its local counterpart. We may also decide to finance our Chinese operations by means of capital contributions. This capital contribution must be approved by the Chinese Ministry of Commerce or its local counterpart. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our Chinese operations or any of their subsidiaries. If we fail to receive such registrations or approvals, our ability to capitalize our Chinese operations may be negatively affected, which could adversely and materially affect our liquidity and ability to fund and expand our business.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be materially adversely affected by natural disasters or the outbreak of health epidemics in China. For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. In addition, in the last decade, China has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS. Any future natural disasters or health epidemics in China could also have a material adverse effect on our business and results of operations.

Uncertainties with respect to the Chinese legal system could limit the legal protections available to you and us.

We conduct substantially all of our current business through our operating subsidiaries in China. Our operating subsidiaries are generally subject to Chinese laws and regulations including those applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedential value in China. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since 1979 has significantly enhanced the protections afforded to various forms of foreign investment in China. However, Chinese laws and regulations change frequently, and the interpretation of laws and regulations is not always uniform, and enforcement thereof can involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since Chinese administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the potential inability to enforce our contracts, could limit legal protections available to you and us and could affect our business and operations. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Chinese legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with Chinese government entities and other foreign investors.

Risks Related to our Common Stock

We are at risk of being delisted from The Nasdaq Stock Market if we do not regain compliance with the minimum amount of stockholders’ equity for continued listing required by Nasdaq rules.

On May 16, 2019, SES received a notice of noncompliance (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because our stockholders’ equity, as reported in SES’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, was below the required minimum of $2.5 million. Based on materials provided to Nasdaq by SES, the Staff granted SES an extension through November 12, 2019 to complete the Merger.

On November 13, 2019, SES received notification from the Staff that it did not meet the terms of the previously granted extension and, as a result, the Staff has determined that that the securities of SES would be subject to delisting unless SES timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).

Additionally, on October 17, 2019, the Staff notified SES that since it failed to timely file its Annual Report on Form 10-K for the year ended June 30, 2019, it no longer complied with Nasdaq Listing Rule 5250(c)(1). SES was given until December 16, 2019, to submit a plan of compliance for consideration by the Staff. However, pursuant to Nasdaq Listing Rule 5810(c)(2)(A), the Staff has informed SES that it can no longer consider our plan, and, as a result, the failure to file the Form 10-K serves as an additional and separate basis for delisting. On November 21, 2019, SES received an additional delinquency notification letter from the Staff due to SES’ continued non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of our failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

SES requested a hearing before the Panel and the hearing request automatically stayed any suspension/delisting action through December 5, 2019. On December 13, 2019, we received notification from the Panel that it had determined to extend the stay of suspension through the completion of the hearings process, which took place on December 19, 2019. At the hearing, SES requested an exception through the closing of the previously announced Merger with AFE. The Panel granted the extension through May 11, 2020 subject to certain milestones being met throughout the time frame of the stay. If the Merger is not completed by May 11, 2020 or if the milestones are not met in the interim, we will likely be delisted from Nasdaq.

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile.

The public market for our common stock has historically been very volatile. Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for our stockholders to sell shares when they want at prices that they find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.

Our common stock is thinly traded on Nasdaq.

Although our common stock is traded on Nasdaq, the trading volume has historically been low. We cannot assure investors that trading volume will increase or the volatility of the trading price of our common stock will decrease. We cannot assure investors that a more active trading market will develop even if we issue more equity in the future.

The market valuation of our business may fluctuate due to factors beyond our control and the value of the investment of our stockholders may fluctuate correspondingly.

The market valuation of clean energy companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

•	changes in securities analysts’ estimates of our financial performance;
•	fluctuations in stock market prices and volumes, particularly among securities of energy companies;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;
•	variations in our quarterly operating results;
•	fluctuations in coal, oil, natural gas, methanol and ammonia prices;
•	loss of a major customer of failure to complete significant commercial contracts;
•	loss of a relationship with a partner; and
•	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

Investors should not look to dividends as a source of income.

We do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

Risks Relating to AFE’s Business

AFE may not be successful in developing its projects or securing debt and equity financing for such projects.

AFE must grow and develop its pending and contemplated projects and secure debt and equity financing for such projects. These projects will have a number of risks and could present unexpected challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise during or after the development of the project. AFE cannot assure you that it will be able to complete the necessary financings, or once completed, satisfy the conditions required to achieve milestones across the development, design, construction, start-up and operations of the project or be able to enter into relationships with partners which can finance and develop the projects to completion. In addition, AFE can make no assurances that it will have sufficient and timely cash flows to continue its operations in the absence of a financing. The failure to complete the financings, or achieve the milestones, or for the projects to be fully developed, would have a material adverse effect on AFE’s business and results of operations.

AFE will require substantial additional funding, and its failure to raise additional capital necessary to support and expand AFE’s operations could reduce its ability to compete and could harm its business.

As of December 31, 2019, AFE had $AUD 332,365 (approximately USD $190,000) in cash and cash equivalents and a working capital deficiency of $AUD 550,000 (approximately USD $314,000).

As of March 23, 2020, AFE had approximately $AUD 150,000 (approximately USD $100,000) in cash and cash equivalents. AFE has advanced a number of capital raising initiatives to secure funding for both AFE’s corporate and working capital requirements and for project level funding to further advance the development of the Gladstone Project. AFE continues to advance these capital raising initiatives and is working with a number of financial and strategic partners to this end.

On October 10, 2019 AFE entered into the Merger Agreement with SES. Currently AFE’s focus is on completing the steps required to complete the Merger, which include but are not limited to, (i) completion of all required filings, (ii) completion of the registration statement and proxy related to the Merger, and (iii) all other tasks required to complete the Merger. AFE can make no assurances that the proposed Merger will be completed on a timely basis or at all. AFE may also need to raise additional capital through equity and debt financing to complete the Merger.

AFE cannot provide any assurance that any financing will be available to it in the future on acceptable terms or at all. If AFE cannot raise required funds on acceptable terms, AFE may be required to further reduce its expenses and AFE may not be able to, among other things, (i) maintain its general and administrative expenses at current levels including retention of key personnel and consultants; (ii) successfully implement its business strategy; (iii) fund certain obligations as they become due; (iv) respond to competitive pressures or unanticipated capital requirements; or (v) repay indebtedness.

If AFE’s management of the design, procurement and construction of its projects fails, AFE’s business and operating results could suffer.

If AFE does not properly manage the design, procurement and construction of its projects, AFE could incur cost and schedule overruns and its business and operating results could be seriously harmed. The success and timing of work on these projects will depend upon a number of factors that will be largely outside of AFE’s control. Furthermore, as SES continues to improve its technology, SES and AFE may decide to make changes to equipment that could further delay the construction of AFE’s plants. AFE can provide no assurances that the work will be completed timely or at all, or that the work will be performed at standards to AFE’s satisfaction.

AFE’s lack of operating history precludes it from forecasting operating results and AFE’s business strategies may not be accepted in the marketplace and may not achieve profitability.

AFE’s lack of operating history precludes AFE from forecasting operating results based on historical results. AFE’s proposed business strategies described in this proxy statement/prospectus incorporate AFE’s senior management’s current best analysis of potential markets, opportunities and difficulties that face AFE. No assurance can be given that the underlying assumptions accurately reflect current trends in AFE’s industry, terms of possible project investments or AFE’s customers’ reaction to its products and services or that such products or services will be successful. AFE’s business strategies may and likely will change substantially from time to time as its senior management re-assesses its opportunities and reallocates its resources, and any such strategies may be changed or abandoned at any time. If AFE is unable to develop or implement these strategies through its projects and SES technology, AFE may never achieve profitability, and even if AFE does achieve profitability, it may not be sustainable, and AFE cannot predict the level of such profitability.

Economic uncertainty could negatively impact AFE’s business, limit AFE’s access to the credit and equity markets, increase the cost of capital, and may have other negative consequences that AFE cannot predict.

Global economic uncertainty and the underlying access to credit and equity markets could create financial challenges for AFE and the economy as a whole. AFE currently does not, and has not, generated cash flow, nor does it have, or has had cash on hand sufficient to fund its expenditures, and AFE has relied on, among other things, Australian Government research and development cash rebates, bank financings and private equity to provide it with additional capital. AFE’s ability to access capital may be restricted at a time when AFE would like, or need, to raise capital. If AFE’s cash flow from operations is less than anticipated and AFE’s access to capital is restricted, it may be required to reduce its operating and capital budget, which could have a material adverse effect on AFE’s results and future operations. Ongoing uncertainty may also reduce the values AFE is able to realize in asset sales or other transactions it may engage in to raise capital, thus making these transactions more difficult and less economic to consummate.

AFE’s results of operations and cash flows may fluctuate.

AFE’s operating results and cash flows may fluctuate significantly as a result of a variety of factors, many of which are outside its control. Factors that may affect AFE’s operating results and cash flows include but are not limited to: (i) AFE’s ability to successfully develop its projects; (ii) AFE’s ability to obtain new customers and retain existing customers; (iii) the success and acceptance of SES’ technology; (iv) the ability to obtain financing for its projects; (v) the cost of coal, water and electricity; (vi) shortages of equipment, raw materials or feedstock; (vii) approvals by various government agencies; and (viii) general economic conditions as well as economic conditions specific to the energy industry.

An inability to attract and retain qualified personnel could harm AFE’s business, financial condition and results of operations.

AFE does not currently have all of the personnel to fully develop and execute on all of its business opportunities. Also, SES’ technology design and implementation capability rely on years of gasification specific and U-GAS® specific experience and expertise in key staff members. AFE’s future success depends, in part, on its ability, as well as the ability of SES, to identify, attract and retain highly skilled technical personnel. AFE and SES face intense competition for qualified individuals from numerous other companies, some of which have far greater resources than they do. AFE may be unable to identify, attract and retain suitably qualified individuals, or may be required to pay increased compensation in order to do so. If AFE is unable to attract and retain the qualified personnel it needs to succeed, AFE’s business, financial condition and results of operations could suffer.

AFE’s success will depend in part on its ability to grow and diversify, which in turn will require that AFE manage and control its growth effectively.

AFE’s business strategy contemplates growth and diversification. As AFE adds to its services, its number of customers, and its marketing and sales efforts, operating expenses and capital requirements will increase. AFE’s ability to manage growth effectively will require that AFE continue to expend funds to improve its operational, financial and management controls, as well as reporting systems and procedures. In addition, AFE must effectively recruit new employees, and once hired, train and manage them. From time to time, AFE may also have discussions with respect to potential acquisitions, some of which may be material, in order to further grow and diversify its business. However, acquisitions are subject to a number of risks and challenges, including difficulty of integrating the businesses, adverse effects on earnings, existence of unknown liabilities or contingencies and potential disputes with counterparties. AFE will be unable to manage its business effectively if AFE is unable to alleviate the strain on resources caused by growth in a timely and successful manner. AFE cannot assure you that it will be able to manage its growth and a failure to do so could have a material adverse effect on its business.

Disruption in U.S. and international economic conditions and in the commodity and credit markets may adversely affect AFE’s business, financial condition and results of operation.

The global economy may experience another significant contraction, which could impede AFE’s ability and the ability of SES to obtain financing for AFE’s projects. This could significantly and adversely affect AFE’s results of operations and financial condition in a number of other ways. Any decline in economic conditions may reduce the demand or prices for the production from AFE’s plants. AFE’s industry partners and potential customers and suppliers may also experience insolvencies, bankruptcies or similar events. As a direct result of these trends, AFE’s ability to finance and develop its existing projects, commence any new projects and sell its products may continue to be adversely impacted. In addition, the increased currency volatility could significantly and adversely affect AFE’s results of operations and financial condition. Any of the above factors could also adversely affect AFE or SES’ ability to access credit or raise capital even if the capital markets improve.

AFE is dependent on the availability and cost of low rank coal and coal waste and AFE’s inability to obtain a low-cost source could have an impact on its business.

The success of AFE’s projects will depend on the supply of low rank coal and coal waste, and at a price that is acceptable and affordable for AFE. If a source of low cost coal or coal waste for these projects cannot be obtained effectively, AFE’s business and operating results could be seriously affected.

Decreased cost or increased availability for natural gas in Australia could have an impact on AFE’s business and results of operation.

AFE competes with producers of other low-cost fuels used for electricity generation and industrial uses, such as natural gas. Declines in the price of natural gas, or continued low natural gas prices, could cause demand for coal-based energy to decrease and adversely affect the price of syngas and related products. Sustained periods of low natural gas prices or other fuels may also cause utilities to phase out or close existing coal-fired power plants or reduce construction of new coal-fired power plants. In addition, competition provided by new methods of extracting natural gas could hurt AFE’s business and results of operations.

A portion of AFE’s revenues will be derived from the merchant sales of commodities and AFE’s inability to obtain satisfactory prices could have a material adverse effect on its business.

In certain circumstances, AFE plans to sell methanol, glycol, DME, synthetic gasoline, SNG, ammonia, hydrogen, nitrogen, elemental sulphur, ash, acetic acid, propionic acid and other commodities into the merchant market. These sales may not be subject to long-term offtake agreements and the price will be dictated by the then prevailing market price. Revenues from such sales may fluctuate and may not be consistent or predictable. In particular, the market for commodities such as methanol is currently under significant pressure and AFE is unsure of how much longer this will continue. AFE’s business and financial condition would be materially adversely affected if it is unable to obtain satisfactory prices for these commodities or if prospective buyers do not purchase these commodities.

AFE’s information technology systems and those of its service providers, such as SES, are subject to the ability to maintain them to avoid cyber security risks and threats.

AFE depends on information technology systems that it manages, and others that are managed by its third-party service and equipment providers, including SES, to conduct its operations, and these systems are subject to risks associated with cyber incidents or attacks. It has been reported that unknown entities or groups have mounted cyber-attacks on businesses and other organizations solely to disable or disrupt computer systems, disrupt operations and, in some cases, steal data. Due to the nature of cyber-attacks, breaches to AFE’s or its service or equipment providers’ systems could go unnoticed for a prolonged period of time. These cyber security risks could disrupt AFE’s operations, loss of critical data as well as result in higher costs to correct and remedy the effects of such incidents. If AFE’s or its service or equipment providers’ systems for protecting against cyber incidents or attacks prove to be insufficient and an incident were to occur, it could have a material adverse effect on AFE’s business, financial condition, results of operations or cash flows. Currently, AFE does not carry insurance for losses related to cyber security attacks and may elect to not obtain such insurance in the future.

AFE may incur substantial liabilities to comply with climate control legislation and regulatory initiatives.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to the warming of the Earth’s atmosphere. In response to such studies, many countries are actively considering legislation, or have already taken legal measures, to reduce emissions of greenhouse gases. Carbon dioxide, a byproduct of burning fossil fuels such as coal, is an example of a greenhouse gas. Plants using SES technology may release a significant amount of carbon dioxide. Methane is another greenhouse gas.

New legislation or regulatory programs that restrict emissions of greenhouse gases in areas in which AFE conducts business may require AFE or its customers to obtain additional permits, meet additional control requirements, install additional environmental mitigation equipment, or take other as yet unknown steps to comply with these potential regulations, which could adversely affect AFE’s financial performance. Although AFE plans to use advanced technologies to actively utilize or sequester any greenhouse gas emissions, compliance with any future regulation of greenhouse gases, if it occurs, could be costly and may delay AFE’s development of projects. Even if AFE or its customers obtain all necessary permits, the air quality standards or the interpretation of those standards may change, thus requiring additional control equipment, more stringent permitting requirements, or other measures. Such requirements could significantly increase the operating costs and capital costs associated with any future development, expansion or modification of a plant.

AFE’s controls and procedures may fail or be circumvented.

AFE’s management regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of AFE’s controls and procedures, or failure to comply with regulations related to controls and procedures, could have a material adverse effect on its business, results of operations and financial condition.

Foreign investment regulations could adversely impact AFE and subject it to fines.

The Australian Government regulates investments by foreign persons in certain companies, trusts, businesses and land under the Foreign Acquisitions and Takeovers Act (“FATA”). This regime requires notification of the proposed acquisition to the Australian Treasurer, through the Foreign Investment Review Board (“FIRB”) and obtaining a no objections notification (“FIRB approval”) in respect of certain investments made by foreign persons. Under the FATA, due to SES’ ownership of AFE, AFE is considered a foreign person under the FATA. This means that if AFE decides to acquire an Australian company, trust, business or interest in Australian land (which includes an interest in mining and production tenements), such an acquisition may require FIRB approval if it meets the relevant FATA thresholds. Also, due to the Australia - United States Free Trade Agreement, United States investors are considered "agreement country investors" under the FATA. The “agreement country investors” are subject to much higher FATA thresholds which means that United States investors can make significantly larger investments without needing to seek FIRB approval. However, AFE can only benefit from these higher FATA thresholds if SES or AFE uses entities incorporated or established in United States to directly make the proposed investment. The Treasurer will only grant FIRB approval if he can be satisfied that the proposed investment is not contrary to the Australian national interest. AFE cannot provide any assurances that AFE or SES, as the case may be, will be able to obtain the necessary FIRB approvals in relation to proposed acquisitions that meet the FATA thresholds. However, rejections of proposed investments are rare.

Furthermore, depending on the proportion of SES shares that are beneficially held by government-related entities at any one time, SES, and in turn AFE, may be considered a foreign government investor under the FATA. Foreign government investors are subject to lower FATA thresholds and greater scrutiny by FIRB in relation to their proposed acquisitions. AFE cannot assure you that it will always be able to accurately identify whether AFE is a foreign government investor under the FATA.

Failure to obtain FIRB approval when required or otherwise comply with the FATA may subject AFE to fines and a range of legal sanctions, including orders requiring SES or AFE to dispose of the relevant interest (in relation to interests that have been acquired without FIRB approval). This may restrict AFE’s ability to implement its acquisition strategy and could adversely affect its business and prospects.

AFE is subject to rigorous environmental regulations, review and approval. AFE cannot assure you that such approvals will be obtained, applicable requirements will be satisfied or approvals, once granted, will be maintained.

AFE’s operations are subject to stringent laws and regulations governing the discharge of materials into the environment, remediation of contaminated soil and groundwater, siting of facilities or otherwise relating to environmental protection. Numerous governmental agencies, such as various Australian authorities at the municipal, state/provincial or central government level and similar regulatory bodies in other countries, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial potential administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before construction and/or operations at a facility commence, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas and impose substantial liabilities for pollution. AFE believes that its in substantial compliance with current applicable environmental laws and regulations. Although to date AFE has not experienced any material adverse effect from compliance with existing environmental requirements, AFE cannot assure you that it will not suffer such effects in the future.

AFE’s projects are subject to an extensive governmental approval process which could delay the implementation of its business strategy.

Selling syngas, methanol, glycol and other commodities is highly regulated in many markets around the world, including Australia. AFE believes these projects will be supported by the governmental agencies in the areas where the projects will operate because coal-based technologies, which are less burdensome on the environment, are generally encouraged by most governments. However, the regulatory environment is often uncertain and can change quickly, often with contradictory regulations or policy guidelines being issued. In some cases, government officials have different interpretations of such regulations and policy guidelines and project approvals that are obtained could later be deemed to be inadequate. Furthermore, new policy guidelines or regulations could alter applicable requirements or require that additional levels of approval be obtained. If AFE is unable to effectively complete the government approval process in Australia, its business prospects and operating results could be seriously harmed.

AFE’s results of operations would be negatively affected by potential currency fluctuations in exchange rates.

Currency fluctuations, devaluations and exchange restrictions may adversely affect AFE’s liquidity and results of operations. Exchange rates are influenced by political or economic developments in Australia, the United States or elsewhere and by macroeconomic factors and speculative actions. Fluctuations in exchange rates can have a material impact on AFE’s costs of construction, its operating expenses and the realization of revenue from the sale of commodities. AFE cannot assure you that it will be able to offset any such fluctuations and any failure to do so could have a material adverse effect on its business, financial condition and results of operations. To date, AFE has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While AFE may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited may not be able to successfully hedge its exposure.

Estimating the quantity and quality of mineral resources is an inherently uncertain process.

Estimating the quantity and quality of mineral resources is an inherently uncertain process and any reserve estimates related to AFE’s Pentland resource are and will be estimates and may not prove to be an accurate indication of the quantity and/or grade of mineralization that AFE has identified or that they will be able to extract, process and sell.

Mineral reserve estimates are expressions of judgement based on knowledge, experience and industry practice. Mineral reserve estimates are necessarily imprecise and depend to some extent on interpretations and geological assumptions, the application of sampling techniques, estimates of commodity prices, cost assumptions, and statistical inferences which may ultimately prove to have been unreliable. The inclusion of mineral reserve estimates should not be regarded as a representation that these amounts can be economically exploited, and investors are cautioned not to place undue reliance on mineral reserve estimates, particularly inferred resource estimates, which are highly uncertain.

Consequently, mineral reserve estimates are often regularly revised based on actual production experience or new information and are therefore expected to change. Furthermore, should AFE encounter mineralization or formations different from those predicted by past drilling, sampling and similar examinations, its mineral reserve estimates may have to be adjusted and mining plans, processing and infrastructure may have to be altered in a way that might adversely affect AFE’s operations. Moreover, a decline in the price of commodities, increases in production costs, decreases in recovery rates or changes in applicable laws and regulations, including environment, permitting, title or tax regulations, that are adverse to AFE, may mean the volumes of mineralization that AFE can feasibly extract may be significantly lower than the original mineral reserve estimates. If it is determined that mining of certain of resources and the reserves derived from them have become uneconomic, this may ultimately lead to a reduction in the quantity of the aggregate resources of AFE being mined or result in AFE deciding not to proceed with the project.

Mining exploration and operations are subject to a number of factors which could adversely affect AFE.

The current and future operations of AFE, including exploration, appraisal, development and possible production activities may be affected by a range of exploration and operating factors, including:

•	geological conditions;
•	limitations on activities due to seasonal or adverse weather patterns;
•	alterations to program and budgets;
•	unanticipated operational and technical difficulties encountered in geophysical surveys, drilling, metallurgical laboratory work and production activities;
•	mechanical failure of operating plant and equipment, industrial and environmental accidents, acts of terrorism or political or civil unrest and other force majeure events;
•	industrial action, disputation or disruptions;
•	unavailability of transport or drilling equipment to allow access and geological and geophysical investigations;
•	unavailability of suitable laboratory facilities to complete metallurgical test work investigations;

•	failure of metallurgical testing to determine a commercially viable product;
•	shortages or unavailability of manpower or appropriately skilled manpower;
•	unexpected shortages or increases in the costs of consumables, spare parts, plant and equipment; and/or
•	prevention or restriction of access by reason of inability to obtain consents or approvals.

AFE has minimal operating history which could have an adverse effect on the success of their business operations.

Prior to the completion of the Callide acquisition, AFE had not developed or managed a fully operational mining or processing facility and has no direct or demonstrated experience in building or operating mining or processing facilities. While AFE’s directors and management have substantial experience in the mining and resources industries, there can be no assurance that its projects will experience results similar to those achieved by other companies or projects in which its directors and management have been involved in the past. The financial condition of AFE will depend upon the commercial viability and profitability of its projects. AFE cannot provide any assurance that it will be able to commission or sustain the successful operation of its projects or that they will achieve commercial viability.

AFE’s operations are subject to a number of operating risks which could have a material adverse effect on its results of operations.

The future operations of AFE will be subject to operating risks that could result in decreased production which could reduce its revenues. Operational difficulties may impact production volumes, delay or increase the cost of operating for a varying length of time. Such difficulties include (but are not limited to) unexpected maintenance or technical problems; failure of key equipment; depletion of mineral resources; increased or unexpected reclamation costs; interruptions due to transportation delays; industrial and environmental accidents; industrial disputes; unexpected shortages or increases in the costs of consumables and spare parts; availability of water; availability and cost of power and other utilities; fires; adverse weather conditions and other natural disasters. Other difficulties may arise as a result of variations in mining or operating conditions from those projected from drilling, such as geotechnical issues, variations in the amount of waste material, variations in geological conditions and the actions of potential contractors engaged to operate projects including any breach of contract or other action outside the control of AFE.

Unforeseen geological, geotechnical or operational difficulties could also cause a loss of revenue due to lower production than expected, higher operating and maintenance costs and/ or ongoing unplanned capital expenditure to meet production targets. Any such geological conditions may adversely affect the financial performance of AFE.

A failure to obtain access, whether under a contractual arrangement or otherwise, to an adequate supply of capital equipment or consumables for use in their operations could result in delays to the commencement of operations at projects for AFE, reduced production rates and increased costs.

AFE may consider opportunities for expansion and/or opportunities to acquire other mining and processing rights in the future. There can be no certainty that any expenditures made by AFE towards the search for, acquisition of or evaluation of mineral deposits or rights will result in commercial discoveries or acquisitions.

Failure to obtain necessary licenses or permits could delay or restrict projects being developed in Australia.

AFE is required under applicable local laws and regulations to seek governmental concessions, permits, authorizations, licenses and other approvals, including in connection with its operating, producing, exploration and development activities. AFE cannot predict whether it will be able to obtain all required permits or other authorizations for current and future operations. Obtaining, retaining or renewing the necessary governmental concessions, permits, authorizations, licenses (including with respect to environment and water use) and approvals can be a complex and time-consuming process and may involve substantial costs or the imposition of unfavorable conditions. There can be considerable delay in obtaining the necessary permits and other authorizations and in certain cases the relevant government agency may be unable to issue a required permit or other authorization in a timely manner.

The duration and success of permit applications are contingent on many factors that are outside of the control of AFE including objections from local communities, non-government organizations or special interest groups. Failure to obtain a material license or permit in connection with a specific project would adversely impact AFE.

Mineral exploration involves significant risks which could have an adverse effect on AFE’s results of operations.

The exploration of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge will not fully eliminate. While the discovery of a mineral deposit may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish ore reserves and to construct mining and processing facilities at a particular site. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which include the particular attributes of the deposit, such as size, quality and proximity to infrastructure; commodity prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in AFE not receiving an adequate, or any, return on invested capital for any exploration activities that may be undertaken in the future.

Government regulation or policy could impose a significant cost on AFE’s operations.

Government regulations will impose significant costs on the mining and processing operations of AFE, and future regulations could increase those costs or limit its ability to operate and produce. The mining and processing industries are subject to increasingly strict regulation with respect to matters such as limitations on land use, employee health and safety, mine permitting and licensing requirements, reclamation and restoration of mining properties, air quality standards, water pollution, protection of human health, plant life and wildlife, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability.

The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect the mining operations of AFE, cost structure and/or their ability of to sell (or, if applicable, export) their products. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations or changes in respect policy or the enactment of policy-related decisions), including proposals related energy policy or to the protection of the environment that would further regulate and tax the industry, may also require AFE or its customers to change operations significantly or incur increased costs.

Environmental regulations impacting the mining industry may adversely affect AFE.

The operations of AFE are subject to or affected by a wide array of regulations in the jurisdictions where it operates, including those directly impacting mining activities and those indirectly affecting its businesses, such as applicable environmental laws. In addition, new environmental legislation or administrative regulations relating to mining or affecting demand for mined materials, or more stringent interpretations of existing laws and regulations, may require AFE to significantly change or curtail their operations. The high cost of compliance with environmental regulations may discourage them from expanding existing mines or developing new mines and may also cause customers to limit or even discontinue their mining operations. As a result of these factors, AFE could be adversely affected by environmental regulations directly or indirectly impacting the mining industry. Any reduction in demand as a result of environmental regulations could have a material adverse effect on the business, financial condition or results of operations of AFE.

Failure to obtain necessary native title or Aboriginal cultural heritage consents and approvals could delay or restrict AFE’s projects.

AFE is required under applicable local laws and regulations to seek authorizations and consents from Aboriginal and Torres Strait Islander Peoples in relation to native title (where it has not been extinguished) and Aboriginal cultural heritage, including in connection with its operating, producing, exploration and development activities. AFE cannot predict whether it will be able to obtain all required authorizations and consents for its current and future operations. Obtaining, retaining or renewing the necessary authorizations and consents can be a complex and time-consuming process and may involve substantial costs or the imposition of unfavorable conditions. There can be considerable delay in obtaining the necessary authorizations and consents. However, where consents and authorizations are not provided by agreement, there are fallback options available under the native title “right to negotiate” process and the statutory process for development of cultural heritage management plans.

The duration and success of authorization and consent processes are contingent on many factors that are outside of the control of AFE. Failure to obtain an authorization or consent in connection with a specific project would adversely impact AFE.

Uncertainty or weaknesses in global economic conditions could adversely impact coal pricing.

The world prices of coal are strongly influenced by international demand and global economic conditions. Uncertainties or weaknesses in global economic conditions could adversely affect AFE’s business and negatively impact its financial results. In addition, if another global economic downturn were to occur, AFE would likely see decreased demand and decreased prices with respect to its projects, resulting in lower revenue levels and decreasing margins. AFE is not able to predict whether the global economic conditions will continue or worsen and the impact it may have on its operations and the industry in general going forward.

Risks Relating to BFR’s Business

Mining exploration and operations are subject to a number of factors which could adversely affect BFR.

The current and future operations of BFR, including exploration, appraisal, development and possible production activities may be affected by a range of technical and operating factors (with related potential financial impacts), including:

•	geological conditions;
•	limitations on activities due to seasonal or adverse weather patterns;
•	alterations to program and budgets;
•	unanticipated operational and technical difficulties encountered in geophysical surveys, drilling, metallurgical laboratory work and production activities;
•	mechanical failure of operating plant and equipment, industrial and environmental accidents, acts of terrorism or political or civil unrest and other force majeure events;
•	industrial action, disputation or disruptions;
•	unavailability of transport or drilling equipment to allow access and geological and geophysical investigations;
•	unavailability of suitable laboratory facilities to complete metallurgical test work investigations;
•	failure of metallurgical testing to determine a commercially viable product;
•	shortages or unavailability of manpower or appropriately skilled manpower;
•	unexpected shortages or increases in the costs of consumables, spare parts, plant and equipment; and / or
•	prevention or restriction of access by reason of inability to obtain consents or approvals.

Uncertainty or weaknesses in global economic conditions could adversely impact coal pricing.

The world prices of coal are strongly influenced by international demand and global economic conditions. Uncertainties or weaknesses in global economic conditions could adversely affect BFR’s business and negatively impact its financial results. In addition, if another global economic downturn were to occur, BFR would likely see decreased demand and decreased prices with respect to its projects, resulting in lower revenue levels and decreasing margins. BFR is not able to predict whether the global economic conditions will continue or worsen and the impact it may have on its operations and the industry in general going forward.

BFR’s operations are subject to stringent national, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection that could negatively impact its business.

Numerous governmental agencies, including Australian authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply.

These laws and regulations may require the acquisition of a permit before construction or operation at a facility commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution.

BFR’s facilities may require permits for or be constrained by permit conditions in relation to acceptable air emissions and wastewater discharges, as well as other authorizations, some of which must be issued before construction commences.

Issuance of these permits could be subject to unpredictable delays, contests and even, in some cases, denial or refusal. The permitting process could be complex and time consuming and the issuance of permits may be subject to the potential for contest and other regulatory uncertainties that may result in unpredictable delays.

BFR’s operations could be impeded by legislation regulating greenhouse gas emissions and other environmental regulations.

Examples of such legislation and new legal measures include new environmental laws and regulations that could impose a carbon tax, a cap and trade program requiring us to purchase carbon credits, or measures that would require reductions in emissions or require modification of raw materials, fuel use or production rates.

In Queensland, the development of a mine requires both the grant of a right to extract the resource and an approval which authorizes the environmental impact. These approvals are obtained under separate legislation from separate government authorities. The application processes can run concurrently and are also concurrent with any native title or cultural heritage process that is required.

The environmental impacts of mining projects are regulated by state and federal governments which could adversely affect BFR.

Federal regulation applies if the particular project will, or is likely to, significantly impact a matter of national environmental significance (for example, a water resource, an endangered species or particular protected places). Environmental approvals processes involve complex issues that, on occasion, require lengthy studies and documentation. Typically mining proponents must also reach agreement with the owners of land underlying proposed mining tenements prior to the grant and/or conduct of mining activities or otherwise acquire the land.

Mine reclamation is regulated by state specific legislation. As a condition of approval for mining operations (and via PRCP and PRCP Schedule in Queensland as each mine is transitioned into this new arrangement over a 3 year period from November 1, 2019), companies are required to progressively rehabilitate mined land and provide security (or in Queensland, appropriate financial provisioning as determined by the Scheme Manager) to the relevant state government as a safeguard to cover the costs of rehabilitation in circumstances where mine operators are unable to do so. Self-bonding is not permitted.

Environmental regulations impacting the mining industry may adversely affect BFR.

The operations of BFR are subject to or affected by a wide array of regulations, including those directly impacting mining activities and those indirectly affecting its businesses, such as applicable environmental laws. In addition, new environmental legislation or administrative regulations relating to mining or affecting demand for mined materials, or more stringent interpretations of existing laws and regulations, may require BFE to significantly change or curtail its operations. The high cost of compliance with environmental regulations may discourage them from expanding existing mines or developing new mines and may also cause customers to limit or even discontinue their mining operations. As a result of these factors, BFR could be adversely affected by environmental regulations directly or indirectly impacting the mining industry. Any reduction in demand as a result of environmental regulations could have a material adverse effect on the business, financial condition or results of operations of BFR.

Failure to obtain necessary licenses or permits could delay or restrict project development in Australia.

BFR is required under applicable local laws and regulations to seek governmental concessions, permits, authorizations, licenses and other approvals, including in connection with its operating, producing, exploration and development activities. BFR cannot predict whether it will be able to obtain all required permits or other authorizations for current and future operations. Obtaining, retaining or renewing the necessary governmental concessions, permits, authorizations, licenses (including with respect to environment and water use) and approvals can be a complex and time-consuming process and may involve substantial costs or the imposition of unfavorable conditions. There can be considerable delay in obtaining the necessary permits and other authorizations and in certain cases the relevant government agency may be unable to issue a required permit or other authorization in a timely manner.

The duration and success of permit applications are contingent on many factors that are outside of the control of BFR including objections from local communities, non-government organizations or special interest groups. Failure to obtain a material license or permit in connection with a specific project would adversely impact BFR.

Government regulation or policy could impose a significant cost on BFR’s operations.

Government regulations will impose significant costs on the mining and processing operations of BFR, and future regulations could increase those costs or limit its ability to operate and produce. The mining and processing industries are subject to increasingly strict regulation with respect to matters such as limitations on land use, employee health and safety, mine permitting and licensing requirements, reclamation and restoration of mining properties, air quality standards, water pollution, protection of human health, plant life and wildlife, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability.

The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect the mining operations of BFR, cost structure and/or their ability of to sell (or, if applicable, export) their products. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations or changes in respect policy or the enactment of policy-related decisions), including proposals related energy policy or to the protection of the environment that would further regulate and tax the industry, may also require BFR or its customers to change operations significantly or incur increased costs.

Through the Mining Act, environmental protection and rehabilitation are regulated by conditions in all mining leases and environmental authorities including requirements for the submission of a Mining Operations Plan (MOP) prior to the commencement of operations, which could restrict BFR’s operations.

All mining operations must be carried out in accordance with the MOP which describes site activities and the progress toward environmental and rehabilitation outcomes and are updated on a regular basis or if mine plans change. The mines publicly report their reclamation performance on an annual basis.

State legislation requires persons conducting a business or undertaking to provide and maintain a safe workplace by providing safe systems of work, safety equipment and appropriate information, instruction, training and supervision, which could result in additional expense and liability for BFR.

Specific occupational health and safety obligations have been mandated under state legislation to account for the specialized nature of the coal mining industry. The concepts are typically similar to the general occupational health and safety legislation however, there are some differences in the terminology, the application and detail of the laws. The most noteworthy difference is that coal mining safety laws are more prescriptive when compared to general occupational health and safety laws. Further, mining operators, executive officers (including directors and other officers of a corporate entity), employees with statutory appointments (e.g. site senior executives) and all other persons (including coal mine workers and all other persons at a mine) are subject to the obligations under this legislation.

A small number of coal mine workers in Queensland and New South Wales have been diagnosed with coal workers’ pneumoconiosis (CWP, also known as black lung) following decades of assumed eradication of the disease. This led to a Parliamentary inquiry into CWP with a report tabled before the Queensland parliament in May 2017. The report made a series of recommendations regarding the detection and monitoring of CWP as well as recommending the relevant legislation better support these initiatives. The report also noted that the government authority (the Department of Natural Resources, Mines and Energy) responsible for regulating CWP (amongst broader occupational health and safety issues pertaining to the resources and mining sector) failed to properly administer the relevant legislation.

Failure to obtain necessary native title or Aboriginal cultural heritage consents and approvals could delay or restrict BFR’s projects.

BFR is required under applicable local laws and regulations to seek authorizations and consents from Aboriginal and Torres Strait Islander Peoples in relation to native title (where it has not been extinguished) and Aboriginal cultural heritage, including in connection with its operating, producing, exploration and development activities. BFR cannot predict whether it will be able to obtain all required authorizations and consents for its current and future operations. Obtaining, retaining or renewing the necessary authorizations and consents can be a complex and time-consuming process and may involve substantial costs or the imposition of unfavorable conditions. There can be considerable delay in obtaining the necessary authorizations and consents. However, where consents and authorizations are not provided by agreement, there are fallback options available under the native title “right to negotiate” process and the statutory process for development of cultural heritage management plans.

The duration and success of authorization and consent processes are contingent on many factors that are outside of the control of BFR. Failure to obtain an authorization or consent in connection with a specific project would adversely impact BFR.

Risks Relating to the Combined Company’s Operations After Consummation of the Merger

We may not be able to successfully integrate the businesses of SES and AFE following the Merger.

The success of the Merger depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. SES and AFE have operated and, until the effective time of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the Merger. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

SES’ merger with AFE, if completed, may not achieve its intended results.

SES and AFE entered into the Merger Agreement with the expectation that the Merger would result in various benefits, cost savings and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether the business of SES is integrated in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company, and diversion of management’s time and energy and could have an adverse effect on the combined company’s financial position, results of operations or cash flows.

The outbreak of COVID-19, or an outbreak of another highly infectious or contagious disease, could adversely affect the combined company’s business, financial condition and results of operations.

The business of the combined company will be dependent upon the willingness and ability of its customers to conduct transactions. The spread of a highly infectious or contagious disease, such as COVID-19, could cause severe disruptions in the worldwide economy, which could in turn disrupt the business, activities, and operations of the combined company’s business and operations, as well as that of its customers. Moreover, since the beginning of January 2020, the coronavirus outbreak has caused significant disruption in the financial markets both globally and in the United States. The spread of COVID-19, or an outbreak of another highly infectious or contagious disease, may result in a significant decrease in business and/or cause customers to be unable to meet existing payment or other obligations. A spread of COVID-19, or an outbreak of another contagious disease, could also negatively impact the availability of key personnel necessary to conduct the business of the combined company. Such a spread or outbreak could also negatively impact the business and operations of third party providers who perform critical services for its business. If COVID-19, or another highly infectious or contagious disease, spreads or the response to contain COVID-19 is unsuccessful, the combined company could experience a material adverse effect on its business, financial condition, and results of operations.

The combined company’s business plan includes substantial capital requirements which may require additional debt or equity financing.

The combined company expects to make substantial capital expenditures for the development of its coal gasification projects in order to fully realize its business plan. These capital requirements will depend on numerous factors, and it cannot predict accurately the exact timing and amount of its capital requirements. The combined company intends to finance a substantial portion of its future capital expenditures through additional funds which could come from debt or equity financing, or licensing agreements.

If the combined company is unable to finance its growth as expected, it could be required to sell assets, seek alternative financing, the terms of which may not be attractive to the combined company, or reduce the scope of its business plan.

In addition, a significant increase in the combined company’s indebtedness could cause it to be unable to obtain sufficient credit capacity with counterparties to finance future capital requirements which may limit its ability to manage price risk.

To service its indebtedness, the combined company will require a significant amount of cash. The combined company’s ability to generate cash depends on many factors beyond its control, and any failure to meet its debt obligations could harm its business, financial condition and results of operations.

The combined company’s ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures will depend on its ability to generate sufficient cash flow from operations in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative and regulatory conditions and other factors that are beyond the combined company’s control.

The combined company cannot assure you that its business will generate sufficient cash flow from operations or that future borrowings will be available to it under its bank credit facility in an amount sufficient to enable it to pay principal and interest on its indebtedness or to fund its other liquidity needs. If the combined company’s cash flow and capital resources are insufficient to fund its debt obligations, the combined company may be forced to reduce its planned capital expenditures, sell assets, seek additional equity or debt capital or restructure its debt. The combined company cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on SES’ outstanding indebtedness would likely result in a reduction of its credit rating, which could harm its ability to incur additional indebtedness on acceptable terms. The combined company’s cash flow and capital resources may be insufficient for payment of interest on and principal of its debt in the future and any such alternative measures may be unsuccessful or may not permit the combined company to meet scheduled debt service obligations, which could cause the combined company to default on its obligations and could impair its liquidity.

Foreign investment regulations could adversely impact our company and subject us to fines.

In relation to our Australian operations, the Australian Government regulates investments by foreign persons in certain companies, trusts, businesses and land under the Foreign Acquisitions and Takeovers Act (“FATA”). This regime requires notification of the proposed acquisition to the Australian Treasurer, through the Foreign Investment Review Board (“FIRB”) and obtaining a no objections notification (“FIRB approval”) in respect of certain investments made by foreign persons. Under the FATA, we are considered a foreign person. Similarly, due to our ownership position in AFE, AFE will also be considered a foreign person under the FATA. This means that if we or AFE decide to acquire an Australian company, trust, business or interest in Australian land (which includes an interest in mining and production tenements), such an acquisition may require FIRB approval if it meets the relevant FATA thresholds. Also, due to the Australia - United States Free Trade Agreement, United States investors are considered "agreement country investors" under the FATA. The “agreement country investors” are subject to much higher FATA thresholds which means that United States investors can make significantly larger investments without needing to seek FIRB approval. However, we can only benefit from these higher FATA thresholds if we use entities incorporated or established in United States to directly make the proposed investment. The Treasurer will only grant FIRB approval if he can be satisfied that the proposed investment is not contrary to the Australian national interest. We cannot provide any assurances that we or AFE, as the case may be, will be able to obtain the necessary FIRB approvals in relation to proposed acquisitions that meet the FATA thresholds. However, rejections of proposed investments are rare.

Furthermore, depending on the proportion of our shares that are beneficially held by government-related entities at any one time, we, and in turn AFE, may be considered a foreign government investor under the FATA. Foreign government investors are subject to lower FATA thresholds and greater scrutiny by FIRB in relation to their proposed acquisitions. We cannot assure you that we will always be able to accurately identify whether we are a foreign government investor under the FATA.

Failure to obtain FIRB approval when required or otherwise comply with the FATA may subject us to fines and a range of legal sanctions, including orders requiring us to dispose of the relevant interest (in relation to interests that have been acquired without FIRB approval). This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Estimating the quantity and quality of mineral resources is an inherently uncertain process.

Estimating the quantity and quality of mineral resources is an inherently uncertain process and any reserve estimates that we may receive from AFE related to the Pentland resource or from BFR for the Callide Mine in the future are and will be estimates and may not prove to be an accurate indication of the quantity and/or grade of mineralization that AFE or BFR has identified or that they will be able to extract, process and sell.

Mineral reserve estimates are expressions of judgement based on knowledge, experience and industry practice. Mineral reserve estimates are necessarily imprecise and depend to some extent on interpretations and geological assumptions, the application of sampling techniques, estimates of commodity prices, cost assumptions, and statistical inferences which may ultimately prove to have been unreliable.

The inclusion of mineral reserve estimates should not be regarded as a representation that these amounts can be economically exploited, and investors are cautioned not to place undue reliance on mineral reserve estimates, particularly inferred resource estimates, which are highly uncertain.

Consequently, mineral reserve estimates are often regularly revised based on actual production experience or new information and are therefore expected to change. Furthermore, should AFE or BFR encounter mineralization or formations different from those predicted by past drilling, sampling and similar examinations, their mineral reserve estimates may have to be adjusted and mining plans, processing and infrastructure may have to be altered in a way that might adversely affect their operations. Moreover, a decline in the price of commodities, increases in production costs, decreases in recovery rates or changes in applicable laws and regulations, including environment, permitting, title or tax regulations, that are adverse to AFE or BFR, may mean the volumes of mineralization that AFE or BFR can feasibly extract may be significantly lower than the original mineral reserve estimates. If it is determined that mining of certain of resources and the reserves derived from them have become uneconomic, this may ultimately lead to a reduction in the quantity of the aggregate resources of AFE and BFR being mined or result in AFE or BFR deciding not to proceed with the project.

Mining exploration and operations are subject to a number of factors which could adversely affect AFE and BFR.

The current and future operations of AFE and BFR, including exploration, appraisal, development and possible production activities may be affected by a range of exploration and operating factors, including:

•	geological conditions;
•	limitations on activities due to seasonal or adverse weather patterns;
•	alterations to program and budgets;
•	unanticipated operational and technical difficulties encountered in geophysical surveys, drilling, metallurgical laboratory work and production activities;

•	mechanical failure of operating plant and equipment, industrial and environmental accidents, acts of terrorism or political or civil unrest and other force majeure events;
•	industrial action, disputation or disruptions;
•	unavailability of transport or drilling equipment to allow access and geological and geophysical investigations;
•	unavailability of suitable laboratory facilities to complete metallurgical test work investigations;
•	failure of metallurgical testing to determine a commercially viable product;
•	shortages or unavailability of manpower or appropriately skilled manpower;
•	unexpected shortages or increases in the costs of consumables, spare parts, plant and equipment; and/or
•	prevention or restriction of access by reason of inability to obtain consents or approvals.

Both AFE and BFR have minimal operating history which could have an adverse effect on the success of their business operations.

Prior to the completion of the Callide acquisition, neither AFE or BFR had developed or managed a fully operational mining or processing facility and neither of them has any direct or demonstrated experience in building or operating mining or processing facilities.

While their directors and management have substantial experience in the mining and resources industries, there can be no assurance that their projects will experience results similar to those achieved by other companies or projects in which their directors and management have been involved in the past. The financial condition of AFE and BFR will depend upon the commercial viability and profitability of their projects. Neither AFE nor BFR can provide any assurance that it will be able to commission or sustain the successful operation of its projects or that they will achieve commercial viability.

Our Australian operations are subject to a number of operating risks which could have a material adverse effect on our results of operations.

The future operations of AFE and BFR will be subject to operating risks that could result in decreased production which could reduce its revenues. Operational difficulties may impact production volumes, delay or increase the cost of operating for a varying length of time. Such difficulties include (but are not limited to) unexpected maintenance or technical problems; failure of key equipment; depletion of mineral resources; increased or unexpected reclamation costs; interruptions due to transportation delays; industrial and environmental accidents; industrial disputes; unexpected shortages or increases in the costs of consumables and spare parts; availability of water; availability and cost of power and other utilities; fires; adverse weather conditions and other natural disasters. Other difficulties may arise as a result of variations in mining or operating conditions from those projected from drilling, such as geotechnical issues, variations in the amount of waste material, variations in geological conditions and the actions of potential contractors engaged to operate projects including any breach of contract or other action outside the control of AFE or BFR.

Unforeseen geological, geotechnical or operational difficulties could also cause a loss of revenue due to lower production than expected, higher operating and maintenance costs and/ or ongoing unplanned capital expenditure to meet production targets. Any such geological conditions may adversely affect the financial performance of AFE and BFR.

A failure to obtain access, whether under a contractual arrangement or otherwise, to an adequate supply of capital equipment or consumables for use in their operations could result in delays to the commencement of operations at projects for AFE and BFR, reduced production rates and increased costs.

AFE and BFR may consider opportunities for expansion and/or opportunities to acquire other mining and processing rights in the future. There can be no certainty that any expenditures made by them towards the search for, acquisition of or evaluation of mineral deposits or rights will result in commercial discoveries or acquisitions.

Failure to obtain necessary licenses or permits could delay or restrict our projects being developed in Australia.

Both AFE and BFR are required under applicable local laws and regulations to seek governmental concessions, permits, authorizations, licenses and other approvals, including in connection with its operating, producing, exploration and development activities. We cannot predict whether they will be able to obtain all required permits or other authorizations for its current and future operations. Obtaining, retaining or renewing the necessary governmental concessions, permits, authorizations, licenses (including with respect to environment and water use) and approvals can be a complex and time-consuming process and may involve substantial costs or the imposition of unfavorable conditions. There can be considerable delay in obtaining the necessary permits and other authorizations and in certain cases the relevant government agency may be unable to issue a required permit or other authorization in a timely manner.

The duration and success of permit applications are contingent on many factors that are outside of the control of AFE and BFR including objections from local communities, non-government organizations or special interest groups. Failure to obtain a material license or permit in connection with a specific project would adversely impact AFE and BFR.

Mineral exploration involves significant risks which could have an adverse effect on our results of operations.

The exploration of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge will not fully eliminate. While the discovery of a mineral deposit may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish ore reserves and to construct mining and processing facilities at a particular site. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which include the particular attributes of the deposit, such as size, quality and proximity to infrastructure; commodity prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in AFE or BFR not receiving an adequate, or any, return on invested capital for any exploration activities that may be undertaken in the future.

Government regulation or policy could impose a significant cost on our Australian operations.

Government regulations will impose significant costs on the mining and processing operations of AFE and BFR, and future regulations could increase those costs or limit their ability to operate and produce. The mining and processing industries are subject to increasingly strict regulation with respect to matters such as limitations on land use, employee health and safety, mine permitting and licensing requirements, reclamation and restoration of mining properties, air quality standards, water pollution, protection of human health, plant life and wildlife, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability.

The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect the mining operations of AFE and BFR, cost structure and/or their ability of to sell (or, if applicable, export) their products. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations or changes in respect policy or the enactment of policy-related decisions), including proposals related energy policy or to the protection of the environment that would further regulate and tax the industry, may also require AFE, BFR or its customers to change operations significantly or incur increased costs.

Environmental regulations impacting the mining industry may adversely affect AFE and BFR.

The operations of AFE and BFR are subject to or affected by a wide array of regulations in the jurisdictions where they operate, including those directly impacting mining activities and those indirectly affecting their businesses, such as applicable environmental laws. In addition, new environmental legislation or administrative regulations relating to mining or affecting demand for mined materials, or more stringent interpretations of existing laws and regulations, may require AFE or BFR to significantly change or curtail their operations. The high cost of compliance with environmental regulations may discourage them from expanding existing mines or developing new mines and may also cause customers to limit or even discontinue their mining operations. As a result of these factors, our Australian projects could be adversely affected by environmental regulations directly or indirectly impacting the mining industry. Any reduction in demand as a result of environmental regulations could have a material adverse effect on the business, financial condition or results of operations of AFE and BFR.

Failure to obtain necessary native title or Aboriginal cultural heritage consents and approvals could delay or restrict our projects being developed in Australia.

Both AFE and BFR are required under applicable local laws and regulations to seek authorizations and consents from Aboriginal and Torres Strait Islander Peoples in relation to native title (where it has not been extinguished) and Aboriginal cultural heritage, including in connection with its operating, producing, exploration and development activities. We cannot predict whether they will be able to obtain all required authorizations and consents for its current and future operations. Obtaining, retaining or renewing the necessary authorizations and consents can be a complex and time-consuming process and may involve substantial costs or the imposition of unfavorable conditions. There can be considerable delay in obtaining the necessary authorizations and consents. However, where consents and authorizations are not provided by agreement, there are fallback options available under the native title “right to negotiate” process and the statutory process for development of cultural heritage management plans.

The duration and success of authorization and consent processes are contingent on many factors that are outside of the control of AFE and BFR. Failure to obtain an authorization or consent in connection with a specific project would adversely impact AFE and BFR.

Uncertainty or weaknesses in global economic conditions could adversely impact coal pricing.

The world prices of coal are strongly influenced by international demand and global economic conditions. Uncertainties or weaknesses in global economic conditions could adversely affect our business and negatively impact our financial results. In addition, if another global economic downturn were to occur, we would likely see decreased demand and decreased prices with respect to our Australian projects, resulting in lower revenue levels and decreasing margins. We are not able to predict whether the global economic conditions will continue or worsen and the impact it may have on our operations and the industry in general going forward.

BFR’s auditors have raised substantial doubts as to its ability to continue as a going concern.

BFR’s financial statements have been prepared assuming BFR will continue as a going concern. At June 30, 2019, BFR had approximately $AUD13,025,000 (approximately USD $9,117,500) in cash, cash equivalents and restricted cash on hand. BFR generated a pre-tax loss of $AUD (63,445,000) (approximately USD $44,411,500) from continuing operations and a profit of $AUD 19,898,000 (approximately USD $1,392,860) from continuing operations during the twelve months ended June 30, 2019 and 2018.

BFR has been funding its business principally through cash flow generated from operations in conjunction with a limited term coal prepayment facility from its largest shareholder and offtaker, and BFR expects to continue to fund its business with cash flow from operations and short to medium term debt funding facilities, until, if ever, it generate sufficient cash flow to internally fund its own business. These factors, among others, raise substantial doubt about BFR’s ability to continue as a going concern. Its consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. We cannot assure our stockholders that BFR will be able to increase its revenues and cash flow to a level which would support its operations and provide sufficient funds to pay its obligations for the foreseeable future. Further, we cannot assure our stockholders that BFR will be able to secure additional financing or raise additional capital or, if BFR is successful in its efforts to raise additional capital, of the terms and conditions upon which any such financing would be extended. If BFR is unable to meet our obligations, it would be forced to cease operations, in which event investors, including SES, would lose their entire investment in BFR.

Taxation of dividends paid by AFE and BFR could have a negative impact on our stockholders.

Australian resident companies are liable for Australian income tax on their taxable income at a corporate tax rate (which is currently 30%). The payment of Australian income tax by an Australian company generates a “franking credit” which, when a company pays a dividend to its stockholders, generally flows through to the company’s stockholders.

Dividends, to the extent that they are paid by AFE and BFR, may potentially be franked up to 100%. The rate of franking depends on the Australian company’s level of available franking credits. The level of franking may vary over time and dividends may be partially or fully franked or not franked at all.

Non-Australian tax resident stockholders who hold shares in an Australian tax resident company may be subject to Australian dividend withholding tax on the ‘unfranked’ component of any dividends paid by the company (unless those shares are held at or through a permanent establishment in Australia). Dividend withholding tax should not apply to non-Australian tax resident stockholders to the extent that the dividend is franked.

Where it applies, Australian dividend withholding tax is generally imposed at the rate of 30%, but the rate may be reduced under a double tax treaty between Australia and the jurisdiction where the stockholder is resident. Under the double tax treaty between the United States of America and Australia, the dividend withholding tax rate applicable to dividends paid to US tax residents is reduced to 5% of the gross amount of the unfranked dividend provided the stockholder holds 10% or more of the voting power in the company paying the dividends (where the US tax resident holds less than 10% of the voting power in the company paying the dividends, the dividend withholding tax rate is reduced to 15%).

Risks Relating to SES Common Stock Following the Merger

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile.

The public market for our common stock has historically been very volatile. Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for our stockholders to sell shares when they want at prices that they find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.

The market valuation of our business may fluctuate due to factors beyond our control and the value of the investment of our stockholders may fluctuate correspondingly.

The market valuation of clean energy companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

•	changes in securities analysts’ estimates of our financial performance;
•	fluctuations in stock market prices and volumes, particularly among securities of energy companies;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;
•	variations in our quarterly operating results;
•	fluctuations in coal, oil, natural gas, methanol and ammonia prices;
•	loss of a major customer of failure to complete significant commercial contracts;
•	loss of a relationship with a partner; and
•	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

Investors should not look to dividends as a source of income.

We do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

SES SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to SES stockholders in connection with the solicitation of proxies by the SES board of directors to be used at the SES Special Meeting to be held at Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002 on           ,          2020, at 10:00 a.m., Houston, Texas time, and at any adjournment or postponement of that meeting. This proxy statement/prospectus and the enclosed form of proxy card are first being sent to SES stockholders on or about ,          2020.

SES intends to hold the SES Special Meeting in person. However, SES is sensitive to concerns related to public health and travel that its stockholders may have and are monitoring the protocols that federal, state, and local governments may recommend or require in light of the evolving COVID-19 situation. As a result, SES may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the SES Special Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event SES determines it is necessary or appropriate to take additional steps regarding how the SES Special Meeting is conducted, SES will announce this decision in advance, and details (including as to how to vote and access stockholder lists remotely) will be posted on its website, as well as filed with the SEC.

Purpose of the SES Special Meeting

At the SES Special Meeting, holders of SES Common Stock as of the record date of           , 2020 will be asked to consider and vote on the following proposals:

1.	the Merger Proposal;
2.	the Charter Amendment Proposal;
3.	the 2015 Plan Amendment Proposal;
4.	the Interim Financing Issuance Proposal;
5.	the BFR Share Exchange Issuance Proposal;
6.	the Reverse Split Proposal; and
7.	the Adjournment Proposal (if necessary).

Recommendation of the SES Board of Directors

The special committee and board of directors of SES have: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of 3,875,000 shares of SES Common Stock, are fair to, and in the best interests of, SES and its stockholders; (ii) approved the Merger Agreement and the other transactions contemplated thereby and recommend that the SES stockholders vote “FOR” the Merger Proposal; (iii) recommend that the SES stockholders vote “FOR” the Charter Amendment Proposal; (iv) recommend that the SES stockholders vote “FOR” the 2015 Plan Amendment Proposal; (v) recommend that the SES stockholders vote “FOR” the Interim Financing Issuance Proposal; (vi) recommend that the SES stockholders vote “FOR” the proposal to approve the BFR Share Exchange Issuance Proposal; (vii) recommend that the SES stockholders vote “FOR” the proposal to approve the Reverse Split Proposal; and (viii) recommend that the SES stockholders vote “FOR” the Adjournment Proposal.

The SES board of directors recommends that SES stockholders vote:

•	“FOR” the Merger Proposal;
•	“FOR” the Charter Amendment Proposal;
•	“FOR” the 2015 Plan Amendment Proposal;
•	“FOR” the Interim Financing Issuance Proposal;
•	“FOR” the BFR Share Exchange Issuance Proposal;
•	“FOR” the Reverse Split Proposal; and
•	“FOR” the Adjournment Proposal (if necessary).

Record Date and Voting

The SES board of directors has fixed the close of business on           , 2020 as the record date for determining the holders of shares of SES Common Stock entitled to receive notice of and to vote at the SES Special Meeting and any adjournments or postponements thereof. Only holders of record of shares of SES Common Stock at the close of business on that date will be entitled to vote at the SES Special Meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were        shares of SES Common Stock outstanding, held by approximately           , holders of record.

Each holder of shares of SES Common Stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the SES Special Meeting and at any adjournment or postponement thereof. In order for SES to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of SES Common Stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy (including through the mail or by telephone or the Internet) that is received at or prior to the meeting (and not revoked).

If your proxy is properly executed and received by SES in time to be voted at the SES Special Meeting, the shares represented by your proxy (including those given through the mail or by telephone or the Internet) will be voted in accordance with your instructions. If you execute your proxy but do not provide SES with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of the SES Special Meeting.

The only matters that SES expects to be presented at the SES Special Meeting are set forth in the notice of the SES Special Meeting. If any other matters properly come before the SES Special Meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Quorum

If you vote in person or by proxy at the SES Special Meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of SES Common Stock present in person or by proxy at the SES Special Meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the SES Special Meeting. The SES bylaws provide that a majority of the outstanding shares of SES Common Stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

As of the record date:

•	SES directors and executive officers and their affiliates owned and were entitled to vote shares of SES Common Stock, representing approximately % of the outstanding shares of SES Common Stock; and
•	SES directors and executive officers and their affiliates did not own any AFE Ordinary Shares.

SES currently expects that its directors and executive officers will vote their shares of SES Common Stock “FOR” all of the proposals set forth in the notice of SES Special Meeting.

Vote Required

Approval and adoption of the Merger Proposal (Proposal 1). Approval of the Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of SES Common Stock as of the record date.

Approval and adoption of the Charter Amendment Proposal (Proposal 2). Approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of SES Common Stock as of the record date.

Approval and adoption of the 2015 Plan Amendment Proposal (Proposal 3). Approval of the 2015 Plan Amendment Proposal requires the affirmative vote of a majority of the shares of SES Common Stock represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval of the Interim Financing Issuance Proposal (Proposal 4). Approval of the Interim Financing Issuance Proposal requires the affirmative vote of a majority of the shares of SES Common Stock represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval BFR Share Exchange Issuance Proposal (Proposal 5). Approval of the BFR Share Exchange Issuance Proposal requires the affirmative vote of a majority of the shares of SES Common Stock represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval of the Reverse Split Proposal (Proposal 6). Approval of the Reverse Split Proposal requires the affirmative vote of a majority of the issued and outstanding shares of SES Common Stock as of the record date.

Approval of the Adjournment Proposal (if necessary) (Proposal 7). Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of SES Common Stock represented in person or by proxy at the SES Special Meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Abstentions will be counted in determining the presence of a quorum and broker non-votes will be counted in determining the presence of a quorum. Broker non-votes will not be counted as votes cast with regard to the Merger Proposal, the Charter Amendment Proposal or the Reverse Split Proposal and as such, broker non-votes could result in there not being sufficient votes cast for such proposals. With respect to the proposal to approve and adopt the 2015 Plan Amendment Proposal, the Interim Financing Proposal and the BFR Share Exchange Issuance Proposal, broker non-votes could result in there not being sufficient votes cast for such proposal. With respect to the Adjournment Proposal, broker non-votes and abstentions could prevent the proposals from receiving the required affirmative vote of (i) a majority of the shares of SES Common Stock represented in person or by proxy and voting on the proposals and (ii) a majority of the shares of SES Common Stock required to constitute the quorum.

Revocability of Proxies

The presence of a stockholder at the SES Special Meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the SES Special Meeting via certified mail to the Corporate Secretary, Synthesis Energy Systems, Inc., One Riverway, Suite 1700, Houston, Texas 77056;
•	submitting another signed and later dated proxy card and returning it via certified mail in time to be received before SES Special Meeting or by submitting a later dated proxy by the Internet or telephone prior to the SES Special Meeting; or
•	attending the SES Special Meeting and voting in person.

Voting Methods

A SES stockholder of record may vote by attending the SES Special Meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of SES may solicit proxies for the SES Special Meeting from SES stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. SES has also made arrangements with Georgeson, LLC to assist it in soliciting proxies for the SES Common Stock and has agreed to pay Georgeson, LLC $8,500, plus reasonable expenses for these services. SES and AFE will each pay their proportionate share of the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

AFE Stockholder Approval

At the time of the signing of the Merger Agreement, AFE had received executed Pre-Commitment Agreements to the Merger from 88.9% of the AFE stockholders representing 54.98% of the issued and outstanding AFE Ordinary Shares (excluding AFE Ordinary Shares owned by SES), and as of the date of this proxy statement/prospectus, AFE has received executed Pre-Commitment Letters from 100% of the AFE stockholders. As such, no additional approvals are needed from AFE stockholders in connection with the Merger.

THE MERGER

The following is a description of the material aspects of the Merger. While SES believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to SES stockholders. SES encourages its stockholders to carefully read this entire proxy statement/prospectus, including the Merger Agreement attached to this proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the Merger.

General

The board of directors of SES and the board of directors AFE each have approved the Merger Agreement under which, SES, Merger Subsidiary, and AFE, entered into the Merger Agreement on October 10, 2019, pursuant to which, among other things, AFE will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into Merger Subsidiary, the separate corporate existence of Merger Subsidiary shall cease and AFE shall be the successor or surviving corporation of the Merger and a wholly owned subsidiary of SES. The Merger is intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Upon the consummation of the Merger, it is contemplated that SES will also change its name to “Energem Corporation”.

Upon consummation of the Merger, and subject to the terms and conditions of the Merger Agreement, holders of AFE Ordinary Shares other than SES will receive, in exchange for such ordinary shares, a total of 3,875,000 shares of SES Common Stock. All outstanding SES stock options and restricted stock will remain outstanding post-Merger on the same terms and conditions as currently applicable to such awards, provided that outstanding awards for departing directors shall be amended to extend exercisability for the term of the award.

The respective boards of directors of SES, Merger Subsidiary and AFE have determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved the Merger and the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to the approval of the SES’ stockholders at the SES Special Meeting to be called and held by SES and other closing conditions, including, among other things, the filing and effectiveness of a registration statement on Form S-4 with SES and the consummation of the Interim Financing and the BFR Share Exchange.

The Merger Agreement contains representations and warranties by SES and Merger Subsidiary, on the one hand, and by AFE, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between SES and Merger Subsidiary, on the one hand, and AFE, on the other hand. Accordingly, the representations and warranties and other disclosures in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about SES, Merger Subsidiary or AFE at the time they were made or otherwise.

Under the Merger Agreement, at the closing of the Merger, the directors of SES will be Messrs. Edward Choros, Richard Barker, Robert Rigdon and up to two additional independent directors to be identified, and the officers of SES will be Messrs. Kerry Parker (President and Chief Executive Officer), Ronald Higson (Chief Operating Officer) and David Hiscocks (Corporate Controller).

The Merger Agreement contains certain termination rights for both SES and AFE, including, among other things, if the Merger is not consummated on or before May 11, 2020.

In connection with the entry into the Merger Agreement, SES entered into Share Exchange Agreements in connection with the BFR Share Exchange. As a result of these exchanges, SES would own at least 25% of the outstanding shares of BFR. The closing of the BFR Share Exchange is subject to certain conditions specified in the Share Exchange Agreements, including, without limitation, the consummation of the transactions contemplated by the Merger Agreement. In addition, SES made an offer to the remaining BFR stockholders such that SES could acquire 100% of the shares of BFR. As of the closing of the BFR Share Exchange, SES will own 37.07% of the BFR Shares.

In connection with the entry into the Merger Agreement, we entered into new purchase and exchange agreements with each of the existing holders of its Debentures, whereby (i) each of the holders agreed to exchange their Debentures and accompanying warrants (the “Debenture Warrants”) for new debentures (the “New Debentures”) and warrants (the “New Warrants”), and (ii) certain of the holders agreed to provide $2,000,000 in the form of 11% senior secured debentures (the “Merger Debentures”), along with warrants to purchase 1,333,333 of shares of SES Common Stock, half of which were Series A Common Stock Purchase Warrants (the “Series A Merger Warrants”) and half of which were Series B Common Stock Purchase Warrants (the “Series B Merger Warrants” and, together with the Series A Merger Warrants, the “Merger Warrants”) in connection with an additional debt financing (collectively, the “Interim Financing”). We shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for SES stockholder approval of the Merger, and (iii) $500,000 within two business days of SES stockholder approval of the Merger. The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist us in financing its business through the closing of the Merger.

As compensation for its services, SES will pay to T.R. Winston & Company, LLC (the “Placement Agent”): (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures, as defined below); and (ii) a warrant to purchase 100,000 shares of SES Common Stock (the “New Placement Agent Warrant”). We have also agreed to reimburse certain expenses of the Placement Agent.

The New Warrants and the New Placement Agent Warrants will be exercisable into shares of SES Common Stock at any time from and after the closing date at an exercise price of $6.00 per share (subject to adjustment). The New Warrants and the New Placement Agent Warrants will terminate five years after they become exercisable. The New Warrants and the New Placement Agent Warrant contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable.

The New Debentures and the New Warrants have substantially similar terms to the Debentures and Debenture Warrants, including as to maturity and security, except that the New Debentures, among other differences, (i) provide for the payment to certain holders, at their election, of interest payments in shares of the SES Common Stock or in kind, and (ii) provide for certain optional conversion features. The New Warrant changes the exercise price of the Warrant to $6.00 per share (for holders who did not purchase Merger Debentures) and $3.00 per share (for holders who did purchase Merger Debentures) and make certain other modifications to the Debenture Warrants. The New Debentures will be issued at the closing of the transactions contemplated by the Merger Agreement.

Pursuant to the new purchase and exchange agreements, each Debenture holder (i) waived the events of default resulting from the failure by SES to timely file its Annual Reports on Form 10-K for the fiscal year ended June 30, 2018 and for the fiscal year ended June 30, 2019 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, (ii) waived the event of default resulting from the failure by SES to make interest payments due on July 1, 2019, October 1, 2019 and January 31, 2020, and (iii) consented to the consummation of the Merger and the issuance of the Merger Debentures and the Merger Warrants, notwithstanding any limitations in the Debentures to the contrary.

As mentioned above, pursuant to the new purchase and exchange agreements, SES also issued the Merger Debentures to certain accredited investors, along with the Merger Warrants, half of which were the Series A Merger Warrants and half of which were the Series B Merger Warrants, as part of the Interim Financing. The Merger Debentures are intended to assist SES in financing its business through the closing of the Merger.

The terms of the Merger Debentures are the same as the New Debentures. Interest on the Merger Debentures is payable quarterly in arrears, at the option of the holder, in the form of shares of SES Common Stock, to be issued at a price of the lower of $3.00 per share and the 10-day trailing VWAP for the period immediately prior to the due date of the interest payment, or in kind. The Merger Debentures are convertible at any time by the holders into shares of SES Common Stock at a price of $3.00 per share, and SES can require conversion into shares of SES Common Stock at a price of $3.00 per share if the SES Common Stock trades at or above $10.00 per share for ten consecutive trading days.

The terms of the Merger Warrants are the same as the New Warrants and the New Placement Agent Warrant has the same terms as the Merger Warrants with an exercise price of $3.00 per share. The Merger Warrants will be exercisable into shares of SES Common Stock at any time from and after the issue date at an exercise price of $3.00 per share of SES Common Stock, in the case of the Series A Merger Warrants, or $6.00 per share of SES Common Stock, in the case of the Series B Merger Warrants. The Merger Warrants will terminate five years after they become exercisable. The Merger Warrants contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable.

On February 19, 2020, SES entered into another securities purchase agreement whereby the purchasers of the Merger Debentures and Merger Warrants, pursuant to which, among other things, an additional $450,000 of Merger Debentures and Additional Warrants exercisable for up to 300,004 shares of common stock, half of which are Series A Common Stock Purchase Warrants and half of which are Series B Common Stock Purchase Agreement. In connection with this issuance, the terms of the Merger Debentures were amended to include an adjustment to the conversion price in the event of certain dilutive equity issuances by SES. As compensation for its services, the Company paid to the Placement Agent: (i) a cash fee of $31,500 (representing an aggregate fee equal to 7% of the face amount of the additional $450,000); and (ii) an additional Placement Agent Warrant to purchase 22,500 shares of SES Common Stock.

In connection with entering into these agreements, SES also entered into a registration rights agreement with the investors whereby SES agreed to register the shares of SES Common Stock underlying the New Debentures, the New Warrants, the Merger Debentures and the Merger Warrants.

SES has also loaned $450,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. The loan is subject to interest at the rate of 11% per annum payable in full on the repayment date in conjunction with the repayment of the principal amount. The repayment date is the earlier of five days after completion of the Merger transaction or three months following the vote of the SES stockholders on the Merger if the Merger is not approved.

Background of the Merger

SES is a global clean energy company that owns proprietary technology, SGT, for the low-cost and environmentally responsible production of syngas which is used for the production of a wide variety of high-value clean energy and chemical products, such as substitute natural gas, power, methanol and fertilizer. Since 2007, SES has built five projects in China which utilize twelve of its proprietary gasification systems. From that time through mid-2017, SES focused primarily on the successful demonstration and commercialization of its technology in China and has since focused on leveraging its proven technology capabilities to form value accretive regional business platforms in stable and dependable regions of the world. SES’ business model has been to create value growth via these regional platforms, through the generation of earnings, from the licensing of our proprietary technology and the sale of proprietary equipment, and through income from equity ownership in clean energy and chemical production facilities that utilize its technology and to link low-cost local coal or renewable resources to the projects that are being developed through contractual relationships or ownership in these resources.

AFE is a privately owned Australian company established for the purpose of building large-scale vertically integrated projects using SGT for the production of fuel gas and synthetic natural gas, agricultural and other chemicals, transportation fuels and explosives and for power generation and also to secure ownership positions in local resources, such as coal and biomass. Under the terms of a Master Technology Agreement between SES and AFE, AFE has been the exclusive channel for SES to the Australian market and has exclusively used SGT technology for its gasification projects. AFE leverages the unique flexible feedstock capability of SGT to build low production cost industrial projects that can reduce carbon dioxide emissions and support Australian industry and regional growth. AFE is currently seeking to develop energy projects that will produce syngas for use in large scale base load power generation (of the order of 350MW per individual project) and for use as a feedstock for the production of agricultural chemicals such as ammonia, urea, and explosives. As of the date hereof, SES owns approximately 35% of AFE.

Although SES was successful in demonstrating its technology through the projects it built and licensed in China, SES was unable to deliver financial results from these Chinese undertakings. As a result, SES had very limited financial and human resources to continue to develop and execute on all of its business opportunities and began to explore ways to raise capital through its strategic partnering activities to sell certain of its investments as a source of cash to develop additional projects or for its general corporate purposes.

In first and second quarter of the SES’ 2019 fiscal year, starting in July of 2018, SES advanced two separate potential change of control transactions that involved the acquisition of SES Common Stock by Chinese firms (“Alternative A” and “B”). Neither of these transactions successfully achieved alignment on terms and conditions for definitive agreements and by October 2018 those discussions were terminated.

On October 26, 2018, SES’ board of directors approved SES entering into an Indication of Interest letter with a U.S. based company (“Alternative C”) for an exclusive period to finalize due diligence and definitive agreements for the sale of the SGT to Alternative C.

On December 19, 2018, after completion of its due diligence, Alternative C informed SES of their decision not to proceed further with the potential transaction and to terminate the Indication of Interest.

On December 20, 2018, the SES board of directors was informed that three separate potential Chinese investors (“Alternatives D” “E”, and “F”), introduced by a SES consultant in China, had each provided initial non-binding term sheets for the purchase of 51% of SES. The SES board of directors agreed to provide a draft definitive agreement to each of these potential investors to further investigate the feasibility of these options. In this same meeting, Mr. Rigdon advised the SES board of directors that Alternative C had terminated their Indication of Interest. The SES board of directors agreed at that time to move forward with cost reductions primarily related to SES’ technology. Also, in this meeting the SES board of directors discussed finding an outside party, such as an investment bank, to initiate a broader search for additional potential investors or other strategic alternatives.

On January 2, 2019, Robert Rigdon, Vice Chairman of the SES board of directors, and Edek Choros, Executive Director of AFE, held a teleconference to discuss the potential for AFE to acquire the SGT. It was agreed that Mr. Rigdon would prepare an initial draft of terms for AFE’s review and on January 6, 2019, Mr. Rigdon prepared and sent Mr. Choros a proposed draft agreement for AFE’s purchase of the SGT for further discussion.

On January 4, 2019, in a meeting of the SES board of directors, Mr. Rigdon advised the SES board of directors of the potential transaction where AFE would acquire the SGT.

Between January 2, 2019 and January 18, 2019, in order to secure a financial advisor for SES, Mr. Rigdon made initial contact with approximately six candidate investment banks or financial advisors with whom SES had some previous experience. Two of these candidates were willing to have further discussions with SES.

On February 5, 2019, Mr. Rigdon had an initial call with Clarkson Platou Securities, Inc. (“CPS”), the investment bank that would ultimately be selected as SES’ financial advisor.

On February 5, 2019, SES received a notification from Nasdaq indicating that the minimum bid price of SES’ common stock had been below $1.00 per share for 30 consecutive business days and as a result, SES was not in compliance with the minimum bid price requirement for continued listing. Under Nasdaq Listing Rule 5810(c)(3)(A), SES had a grace period of 180 calendar days, or until August 5, 2019, in which to regain compliance with the minimum bid price rule.

On February 11, 2019, SES announced that Mr. Rigdon would succeed Delome Fair as President and Chief Executive Officer and principal financial officer effective on March 1, 2019. The SES board of directors requested Mr. Rigdon secure, under the direction of the SES board of directors, alternatives for improving the financial status of SES which might include but not be limited to restructuring alternatives and asset divestitures.

On February 13, 2019, as part of SES’ announcement of financial results for its fiscal 2019 second quarter ended December 31, 2018, SES also announced that it would be undertaking strategies to improve its financial position which included the evaluation of a full range of financing, restructuring and strategic alternative options and that it may also divest assets such as the Yima and TSEC joint ventures, and the SGT.

On February 15, 2019, due to the fact that certain members of the SES board of directors are also holders of the Debentures, the SES board of directors established a special committee consisting of Harry Rubin, Denis Slavich and Robert F. Anderson, each of whom is not a holder of the Debentures. The special committee was established to review, evaluate and negotiate any transaction or series of transaction stemming from the sale of all or substantially all of Synthesis Energy Systems Technologies, LLC (“SEST”), a wholly-owned subsidiary company of SES that owns all of SES’ interest in its gasification technology, including the SGT.

On February 28, 2019, a first call was held with Mr. Rigdon, Mr. Hiscocks and the investment bank (“Investment Bank A”) that would later, on April 23, 2019, introduce SES to one of its evaluated strategic alternatives.

On March 4, 2019, SES executed a non-disclosure agreement with Investment Bank A.

On March 9, 2019, Mr. Lamadrid informed Mr. Rigdon of his recent conversation with the Chairman of a Hong Kong based business advisory firm (“Advisory Firm A”), and requested Mr. Rigdon to contact the Chairman regarding a potential opportunity with a PRC Chinese carbon credit trading company (“Alternative G”). Mr. Rigdon made first contact with the Chairman of Advisory Firm A on March 9, 2019.

On March 15, 2019, in a meeting of the SES board of directors, Mr. Rigdon introduced Alternative G which was discussed in general by the directors and later, on March 19, 2019 SES entered an NDA with Alternative G after which SES began due diligence on Alternative G.

On March 29, 2019, in a meeting of the SES board of directors, the SES board of directors approved the engagement of CPS to act as SES’ financial advisor as it conducted a process to evaluate strategic alternatives and financing options focused on maximizing stockholder value. In this same SES board of directors meeting, the SES board of directors approved entering into the Technology Purchase Option Agreement with AFE. Through conducting the process of selecting the financial advisor for SES, three of the candidate banks had recommended that SES consider evaluating the alternative of combining SES and AFE due to SES’ existing ownership in AFE and the value perceived to already have been created by AFE through its project development efforts.

On April 2, 2019, SES publicly announced that it had engaged CPS to as its financial advisor to evaluate strategic alternatives and financing options focused on maximizing stockholder value and further noted that such alternatives could include but were not limited to a strategic merger, a sale of all or part of SES, a recapitalization and/or a financing consisting of equity and/or debt securities.

On April 8, 2019, SES announced it had entered into a Technology Purchase Option Agreement with AFE (the “Option Agreement”), under which AFE would have an exclusive option through July 31, 2019 to purchase from SES 100% of its ownership interest in SEST. As part of this agreement SES and AFE agreed that, during the period from the date of signing of the Option Agreement and the date of execution of the definitive documents arising from the Option Agreement, to continue discussions around broader corporate actions, activities and relationships that may be able to be implemented between SES and AFE, including a merger style corporate transaction between SES and AFE.

On April 10, 2019, CPS transmitted a target list it had prepared of 22 companies to which it would be reaching out to in order to determine the level of interest in a strategic transaction with SES.

On or about April 10, 2019, based on the due diligence work completed to that point by SES on Alternative G, it was determined that Alternative G’s business model was risky and unproven. In a general discussion call between Mr. Rigdon and Mr. Lamadrid, it was agreed that SES should not spend additional time on Alternative G.

On April 11, 2019, a call was held between representatives of U. S. based company developing coal to liquids projects (“Alternative H”), CPS and Mr. Rigdon and Mr. Hiscocks. The purpose of the call was primarily related to additional due diligence by SES and CPS to further understand the business model and current status of the counterparty.

On April 12, 2019, Mr. Rigdon advised the SES board of directors that CPS had received an unsolicited contact from Alternative H, regarding the potential for a reverse merger. Later that day CPS received a draft Memorandum of Understanding from Alternative H which was sent to Mr. Rigdon and Mr. Hiscocks.

On April 17, 2019, Mr. Rigdon attended a teleconference presentation given by AFE’s CEO Kerry Parker and Executive Director Edek Choros, to the Placement Agent regarding AFE’s development progress with the Gladstone Project.

On April 18, 2019, the SES board of directors approved SES signing a non-binding MOU with Alternative H and moving forward in due diligence and for a more thorough review of the opportunity and report back to the SES board of directors . In the same meeting Mr. Rigdon then advised the SES board of directors regarding a draft framework of terms received from Alternative D, interested in acquiring 51% of SES. The members of the board of directors of SES determined that management should review the information received from Alternative D and report back to the SES board of directors to determine if the proposed transaction merits inclusion with the work of CPS and pursued further.

On April 23, 2019, in a call attended by Investment Bank A, Mr. Rigdon and Mr. Hiscocks, Investment Bank A first described a U.S. based biotechnology company (“Alternative I”) as a potential candidate for a reverse-merger transaction with SES.

On April 25, 2019, Mr. Rigdon advised the SES board of directors of another Chinese group (“Alternative J”), also introduced by a Company consultant in China, that had expressed interest in a potential strategic transaction and that a NDA had been signed and further evaluation would be done.

On May 3, 2019, in a meeting of the SES board of directors, Mr. Rigdon advised the SES board of directors that SES’ data room had been sufficiently populated and was ready for use with investors. He further reported on the evaluation of Alternative H, Alternative D and Alternative J. It was agreed that regarding Alternative D, SES should focus on the deposit and related proof of funds for the transaction prior to spending significant time developing a definitive agreement. It was also agreed that SES should further clarify Alternative J’s intentions and required terms.

On May 3, 2019, Mr. Rigdon and Mr. Hiscocks received an email introduction from Investment Bank A introducing SES to the Managing Director of the advisory firm (“Advisory Firm B”) engaged by Alternative I to assist it with a merger into an existing Nasdaq public company.

On May 6, 2019, Mr. Rigdon and Mr. Choros of AFE held a phone call in which the concept of merging AFE and SES was first discussed, and it was agreed to develop the basic terms of this potential transaction action for further review with the respective board of directors.

On May 7, 2019, Mr. Choros sent Mr. Rigdon a proposed conceptual framework of terms for a potential reverse-merger transaction of AFE with SES.

On May 8, 2019, the first call was held with Advisory Firm B. Mr. Rigdon, Mr. Hiscocks, CPS and Investment Bank A, who had introduced Alternative I to SES, were in attendance. A general discussion was held about the opportunity and it was agreed to move forward with due diligence and Advisory Firm B would prepare proposed terms for a reverse-merger transaction with SES.

On May 10, 2019, the SES board of directors unanimously resolved to expand the scope of powers granted to the special committee to include all potential transactions resulting from SES’ evaluation of strategic alternatives. Also, in this same SES board of directors meeting, Mr. Rigdon advised the SES board of directors of his call with Mr. Choros regarding the potential for a merger type transaction with AFE and noted that AFE had discussed the opportunity with the Placement Agent who had shown interest in assisting in the raising of funds for further development of the Gladstone Project. Mr. Rigdon also advised the SES board of directors that he had introduced the AFE merger opportunity to CPS and that CPS would be reviewing the status and value of the Gladstone Project development and would provide their initial view as to the feasibility to secure funds and merge the two companies. In addition, Mr. Rigdon first introduced Alternative I to the SES board of directors in this meeting. Mr. Rigdon further reported that an initial conference call had been held with Advisory Firm B and that initial due diligence was underway to evaluate this alternative.

On May 16, 2019, in a meeting of the SES board of directors, Mr. Rigdon discussed the ongoing due diligence related to Alternative H and reported that the information provided to SES was out of date and that existing LOIs and contracts of Alternative H had already expired or were ineligible for termination and that

Alternative H’s project development work regarding financing and construction were incomplete. Mr. Rigdon recommended, and it was agreed, that SES would not spend additional time on Alternative H. It was also agreed in this meeting that Mr. Lamadrid would travel to China near the end of May to advance discussions with Alternatives D and J.

On May 16, 2019, SES received a notice of noncompliance from the Listing Qualifications Staff of Nasdaq indicating that SES was not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on the Nasdaq Capital Market because SES’ stockholders’ equity, as reported in SES’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, was below the required minimum of $2.5 million.

On May 24, 2019, a proposal of terms for a reverse-merger transaction was received by SES from Advisory Firm B. The proposed transaction included a reverse-merger of Alternative I into SES with the simultaneous spin-out of all existing Company assets into a private company to be liquidated over a period of time.

On May 28, 2019, Mr. Rigdon requested that CPS review the terms sent to SES from Alternative I.

On May 29, 2019, Mr. Rigdon received from Kerry Parker, CEO of AFE, a detailed Terms Sheet Proposal for merging SES and AFE and on May 30, 2019, Mr. Rigdon presented the Terms Sheet Proposal to the SES board of directors and to CPS for review and evaluation.

On May 31, 2019, in a meeting of the SES board of directors, Mr. Lamadrid reported from China that Alternative D and Alternative J would not be moving forward the proposed strategic transactions previously under evaluation by SES. Mr. Rigdon reported that he and Mr. Hiscocks had contacted an investment firm recommended by Mr. Rubin regarding the potential for providing bridge financing for SES and reported that the group was reluctant to help SES with bridge financing needs until the direction of SES became more clear. Mr. Hiscocks reported that he had met with SES’ auditor to make audit preparations and obtain an engagement letter for the audit for fiscal year 2019, ended June 30, 2019.

On May 31, 2019, SES entered into an NDA with a U.S. based metallurgical grade coal mining company (“Alternative K”), introduced by CPS for the purpose of considering a reverse-merger transaction.

On June 3 through 5, 2019, CPS representatives Omar Nokta and John Gandolfo met with Mr. Rigdon and Mr. Hiscocks in SES’ office to discuss, evaluate and prepare for the valuation of the alternatives that CPS would analyze for the special committee.

On June 5, 2019, SES engaged the services of Donohoe Advisory to secure assistance to SES in its efforts to retain the listing of its securities on the Nasdaq.

On June 12, 2019, at a meeting of the special committee, Mr. Nokta gave a brief overview of CPS’ marketing efforts being made on behalf of SES to several parties with a primary aim to achieve a strategic merger or sale of SES. Mr. Nokta then provided a detailed presentation to the special committee regarding the evaluation of strategic alternatives currently being pursued by SES and the preliminary benchmark valuation analysis developed by CPS of the various scenarios and potential alternative transactions. The analysis indicated that the AFE transaction held the most potential value for both the Debenture holders and SES’ stockholders. The special committee provided feedback to CPS to incorporate into the analysis.

On June 14, 2019, at a meeting of the special committee, Mr. Nokta of CPS noted that CPS had incorporated the feedback from the special committee meeting on June 12th into the evaluation and had reviewed the results with the its fairness committee. Mr. Nokta then reviewed each alternative scenario in detail and the resultant potential value each scenario held for bondholder principal and interest recovery as well as the projected remaining value for stockholders. The special committee requested that CPS provide an assessment of the ratio of asset value to debt obligations so that the Committee could better measure the likelihood of maximizing the Debenture holder recovery and stockholder value in each scenario reviewed.

On June 17, 2019, CPS received a non-binding indication of terms from Alternative K involving a reverse-merger of Alternative K into SES.

On June 19, 2019, at a meeting of the special committee, Mr. Nokta of CPS shared the latest update to their evaluation of business alternatives and noted that comments from the special committee were incorporated into the evaluation and reviewed by the CPS Fairness Committee. Mr. Nokta reported that based on the current evaluation the AFE reverse-merger transaction held the highest evaluated asset to debt obligation ratio indicating that this transaction would provide the highest likelihood of Debenture holder principal and interest recovery and he further pointed out that the AFE transaction also provided the highest potential value recovery for SES’ existing stockholders. Mr. Nokta also gave a brief background on Alternative K and the special committee requested that the analysis of Alternative K be included in the detailed evaluation of strategic alternatives once sufficient information was available. Mr. Rigdon reviewed the proposed terms of the AFE transaction and the Alternative J transaction with the Committee and the Committee requested that both the AFE and Alternative J transactions be pursued in parallel. The Committee also stressed the importance of gaining Debenture holder consent to any transaction and the importance of securing bridge financing adequate to close a transaction.

On June 20, 2019, CPS held a discussion with Alternative K. As part of that discussion, CPS informed Alternative K that SES will require additional funds to be included in the transaction in order for it to have adequate funding to complete a reverse-merger transaction. Alternative K was not open to providing the necessary funds to complete the transaction and the discussions with Alternative K did not proceed further after this call.

On June 20, 2019, at the annual meeting of the stockholders of SES, SES’ stockholders approved an amendment to SES’ certificate of incorporation to effect a reverse split of the common stock and authorized the SES board of directors to, at their sole discretion, select a ratio of between 1-for-2 and 1-for-8. After the annual meeting, the SES board of directors determined to set the reverse stock split ratio at 1-for-8.

On June 20, 2019, Mr. Rubin attended a meeting with Mr. Parker and Mr. Choros of AFE who presented the AFE Gladstone project business case to a large holder of the Debentures. It was further discussed that certain changes to the Debentures to support a strategic transaction with AFE would be necessary.

On June 24, 2019, Mr. Rigdon and Mr. Parker attended a meeting with GTI in Chicago for the purpose of discussing required changes to the license agreement between SES and GTI necessary for SES to complete a strategic transaction with AFE.

On June 24, 2019, SES issued a letter to the holders of the Debentures requesting a deferral of the July 1, 2019 interest payment and future interest payments until such time that SES develops and selects a potential reverse-merger transaction and it successfully closes. In order to proceed, SES was seeking agreements from its Debenture holders consisting of, a temporary 30-day waiver of default for non-payment of the July l, 2019 interest payment to be signed prior to June 30, 2019, a written and signed consent to amend certain terms of the Debenture agreements to incorporate changes required to complete a reverse-merger transaction, and a written and signed consent to the change of control contemplated a reverse-merger transaction.

On June 24, 2019, CPS provided SES with an updated evaluation of alternatives based on feedback from Mr. Rubin related to the revised Debenture holders’ terms under discussion. The evaluation continued to indicate that the potential AFE transaction held the most value for the Debenture holders and stockholders.

On June 28, 2019, with the assistance of the Placement Agent, SES had received all required waivers from its Debenture holders at which time SES and AFE signed a non-binding terms sheet for definitive merger agreement which formed the basis for the definitive merger agreement later signed on October 10, 2019. Prior to signing the definitive merger agreement, SES and AFE agreed to work to raise additional funds to be available at merger closing for the development of the Gladstone Project and to arrange for interim funding to be available at merger signing to assist both companies with expenses related to closing the merger.

On July 1, 2019, Donohoe Advisory submitted a Plan of Compliance to Nasdaq on behalf of SES addressing how SES intended to regain compliance with Nasdaq Listing Rule 5550(b) within 180 days of notification, or November 12, 2019. The plan of compliance submitted by SES relied on the completion of the reverse-merger between AFE and SES on or before November 12, 2019.

On July 9, 2019, Mr. Rigdon held a call with Advisory Firm B to discuss the potential reverse-merger transaction. On the call Mr. Rigdon was able to confirm that Alternative I remained interested in a transaction with SES and that a potential transaction with Alternative I should be available to SES for a short period of time should the current alternative being pursued by SES proved unsuccessful.

On July 10, 2019, in a meeting of the SES board of directors, Mr. Rubin, Chairman of the special committee, reported that the focus of work was primarily on requirements to complete the potential transaction with AFE while keeping Alternative I available in the event the AFE transaction does not move forward as planned. Mr. Rigdon advised the members of the board of directors of SES that he had recently spoken with Advisory Firm B and was able to confirm that interest in the reverse-merger transaction with SES should remain available to SES for a short period of time.

On July 16, 2019, Mr. Rigdon attended a call between AFE’s Mr. Parker and Tyler Runnels, Chairman of the Placement Agent. On the call Mr. Parker provided an update to Mr. Runnels regarding AFE’s fund raising efforts and notified Mr. Runnels that AFE was working with the Sydney arm of a Hong Kong based family office representing investors (“Investor A”) that had the ability and interest to invest all the required funds. Mr. Parker expressed confidence in achieving agreement with the Hong Kong investor and noted that Investor A was conducting due diligence. Mr. Parker further confirmed that additional investors who may be brought by the Placement Agent would be welcomed. Mr. Runnels noted he was pleased with the progress and confirmed that he had three to four interested parties who he believed could be part of the transaction.

On July 19, 2019, in a meeting of the SES board of directors, Mr. Rubin, Chairman of the special committee, reported that the initial draft of the AFE merger agreement had been prepared and sent to the SES board of directors and to Mr. Parker at AFE. He also advised that AFE was working to secure the funding for the transaction. Mr. Lamadrid advised the members of the board of directors of SES of another potential Chinese investor (“Alternative L”) introduced by a Company consultant in China. It was agreed that management would evaluate this option. Mr. Rigdon then discussed the year-end audit and noted that SES’ auditor was unwilling to begin work until SES had completed a definitive merger agreement.

On July 19, 2019, the reverse stock split became effective pursuant to a Certificate of Amendment to SES’ Certificate of Incorporation filed with the Secretary of State of the State of Delaware. As a result of the reverse stock split, outstanding shares of the SES Common Stock were reduced from approximately 11.0 million to approximately 1.4 million. The reverse stock split did not change the authorized number of shares of the SES Common Stock or preferred stock. A proportionate adjustment was made to the per share exercise price and number of shares issuable under of all of SES’ outstanding stock options and warrants to purchase shares of common stock, and the number of shares reserved for issuance pursuant to SES’ equity compensation plans was reduced proportionately.

On July 25, 2019, SES issued a letter to all holders of Debentures, requesting an extension through August 31, 2019 of the waiver allowing SES to continue to defer the July 1, 2019 interest payment in order to provide time to complete the necessary steps required to sign and announce the reverse-merger.

On July 29, 2019, SES received from Nasdaq an extension to execute its Plan of Compliance, noting that the terms of the extension would be that, on or before September 30, 2019, SES would have entered into a merger agreement with AFE and filed the registration statement on Form S-4 with the Securities and Exchange Commission, and the combined entity shall have submitted an initial listing application to Nasdaq for review and approval of the merger transaction and that on or before November 12, 2019, SES must complete its business combination with AFE. It further noted that if the merger transaction is delayed or terminated for any reason, SES must provide an updated Plan of Compliance at that juncture.

On July 30, 2019, Mr. Parker and Mr. Rigdon further discussed with GTI required changes to the license agreement between SES and GTI necessary for a potential reverse-merger of SES and AFE.

On July 31, 2019, SES entered into an amendment to the Option Agreement with AFE, pursuant to which the exclusive option period was extended for one month through August 31, 2019.

On August 6, 2019, SES received notice from Nasdaq that it had regained compliance with the minimum $1.00 per share bid price requirement.

On August 7, 2019, Mr. Parker updated Mr. Rigdon regarding AFE’s fund raising efforts noting Investor A’s interest of approximately $10 million was under discussion and would likely be made up of three individuals/entities. Mr. Parker provided Mr. Rigdon with a proposed terms sheet for the investment and a draft share subscription agreement for SES to review along with an interim funding loan agreement that would provide funds to SES to complete the reverse-merger transaction.

On August 8, 2019, Mr. Parker and Mr. Rigdon further discussed with GTI required changes to the license agreement between SES and GTI necessary for a potential merger of AFE and SES and reached final agreement on terms.

On August 15, 2019, Mr. Parker and GTI completed a Letter Agreement outlining terms, subject to completion of the reverse-merger between SES and AFE, for (i) terminating the existing license agreement between SES and GTI, (ii) a new Technology Cooperation Agreement, (iii) a new Technology Services Agreement and (iv) for handling of intellectual property.

On August 25, 2019, Mr. Rubin and Mr. Rigdon held a conference call with representatives from Alternative L and discussed a potential transaction where Alternative L would acquire approximately 51% of SES through a change in control transaction with an initial first step of purchasing 19.8% interest in SES. It was communicated that the required conditions for SES to undertake this change of control transaction hinged on SES receiving all the proceeds from the 19.8% first step upon signing of a definitive agreement and the funding of escrow to cover the remaining consideration required for the change in control transaction.

On August 26, 2019, the special committee held a general discussion regarding the delays in AFE’s fund raising process and noted that the delays are putting the potential transaction in jeopardy. It was noted that SES would need to move forward with a different alternative plan if the AFE fund raise was not completed soon.

On August 26, 2019, Mr. Rigdon introduced Mr. Rubin to Advisory Firm B as Chairman of the special committee which was responsible for the negotiation and completion of terms related to the potential reverse-merger with Alternative I.

On August 27, 2019, to maintain the viability and progress of the Alternative I opportunity, Mr. Rigdon, Mr. Rubin and Mr. Hiscocks of SES held a call with Advisory Firm B for a general discussion to advance the original proposal of terms for a reverse-merger transaction into a more comprehensive Letter of Intent that would form the basis for a merger agreement. Mr. Rubin informed Advisory Firm B of the amount of funds SES would potentially need as part of the transaction and of the portion of this funding amount needed at merger agreement signing to be used as interim funding in order to close the transaction. Advisory Firm B committed to discuss internally to determine their level of interest to continue forward with a merger transaction.

On August 27, 2019, Mr. Rubin, Chairman of the special committee, Mr. Anderson, member of the special committee, and Mr. Hiscocks held a conference call with Mr. Parker, CEO of AFE, to complete the negotiation of the remaining open points in the definitive merger agreement.

On August 28, 2019, Mr. Rubin, Mr. Anderson and Mr. Hiscocks held another conference call with Mr. Parker and completed the negotiation of the remaining open points in the definitive merger agreement, subject to board of directors’ approval.

On August 28, 2019, a Company consultant in China informed Mr. Rigdon that Alternative L wanted to move away from a change of control acquisition approach to a merger approach based on SES merging with a PRC Company related to Alternative L.

On August 29, 2019, in a meeting of the SES board of directors, Mr. Rigdon reported that the special committee and AFE had reached final agreement, subject to respective board of directors’ approvals, on the remaining open points in the definitive merger agreement with AFE. Mr. Rigdon also discussed fallback alternative options should the AFE transaction fail to proceed and reported that on a conference call with Advisory Firm B it was communicated to Advisory Firm B that SES would need additional funds upfront at merger agreement signing to be used as interim funding in order to close the transaction. Advisory Firm B agreed to talk internally with Alternative I to determine if interest remained to continue forward with a merger transaction. Mr. Rigdon shared with the Committee a draft merger framework to be presented to Alternative L through SES’ China consultant. Mr. Rigdon advised the Committee that Alternative L lacked necessary definition to value or assess the feasibility of reaching final agreement. The Committee agreed that the AFE transaction would remain a priority and that pursuing Alternative I and further defining Alternative L was also necessary in the event the AFE transaction did not proceed.

On August 29, 2019, Mr. Rigdon was informed by Advisory Firm B that it was open to continuing the reverse-merger discussion subject to alignment on terms related to SES’ need for upfront funds as interim funding to close the transaction.

On August 30, 2019, CPS provided SES with an updated evaluation of business alternatives. This updated analysis continued to show that the potential AFE transaction held the most value for both SES’ Debenture holders and its stockholders.

On August 31, 2019, the Option Agreement terminated pursuant to the terms of the agreement. No penalties or payments were due as a result of the termination of the agreement.

On September 3, 2019, the special committee discussed the AFE fund raising efforts noting that the fund raising had not completed as AFE had expected. The Committee also discussed that the Option Agreement had expired and discussed and agreed not to offer another extension to AFE for the Option Agreement. The Committee also discussed that the extension of the interest payment waiver signed by the Debenture holders had expired on August 31st and it was agreed that SES should be prepared to communicate with the Debenture holders as required. The Committee discussed the progress on Alternative I and Alternative L noting on Alternative L that major terms of this proposed transaction continue to be changed by the Chinese side with each communication making it difficult to assess the feasibility of the transaction and its relative value. The Committee determined to move forward working to further define the terms for Alternative L and advancing Alternative I in parallel.

On September 6, 2019, SES received a comprehensive Letter of Intent from Advisory Firm B for a reverse-merger transaction with Alternative I.

On September 10, 2019, Mr. Choros of AFE contacted Mr. Rigdon to propose inclusion of the acquisition of all or part of BFR as part of the proposed merger of SES with AFE. The concept was discussed between the two and it was agreed that Mr. Rigdon would present the idea to SES’ special committee.

On September 11, 2019, the special committee discussed the continued delays related to the AFE transaction and noted that the AFE transaction was the best value option for SES and SES should keep the window of opportunity open for the AFE alternative as long as possible while SES also pursues its other alternatives. Mr. Rigdon advised the special committee of his prior call with Mr. Choros, where they discussed including the potential acquisition of BFR through a share exchange arrangement into the reverse-merger with AFE. Mr. Rigdon noted that this potential transaction was conceptual and would require further evaluation. The Committee discussed the concept in general including exploring rationale for the inclusion of the BFR ownership. It was noted that under this concept, SES might increase its ownership in BFR from its current 7% level up to approximately a 39% ownership interest and that under this scenario, the collateral package for the Debenture holders would be supported by the much larger 39% ownership in BFR. Mr. Rigdon noted that the proposal had been forwarded to CPS for further evaluation.

On September 11, 2019, a call was held between Mr. Choros of AFE, Mr. Rigdon, Mr. Hiscocks, Mr. Rubin, and Mr. Runnels of the Placement Agent to discuss adding the acquisition of BFR to the proposed merger transaction to explore the potential to secure additional funds for the transaction as well as Debenture holder approval.

On September 15, 2019, to gain better definition regarding the potential transaction under discussion with Alternative L, Mr. Rigdon prepared a detailed terms sheet for a reverse-merger that was reviewed by Mr. Rubin and sent to Alternative L.

On September 16, 2019, Mr. Parker sent Mr. Rigdon proposed amended terms relating to the reverse-merger with AFE and an initial draft terms sheet for SES and individual BFR stockholders relating to the proposal for exchanging Company shares for BFR shares.

On September 17, 2019, the special committee discussed progress regarding the various alternatives and it was noted that the AFE option remained the best option from a valuation and Debenture holder coverage point of view with the Alternative I proposed transaction being second, assuming the amount of funding required by SES from Alternative I could be realized in order to close the transaction and provide a reasonable cash runway to allow time to monetize SES assets. It was also noted that Alternative L remained unclear as to level of seriousness from the Chinese side.

On September 21, 2019, Mr. Rigdon received initial comments from Alternative L regarding the detailed terms sheet SES had previously sent.

On September 23, 2019, the special committee discussed the latest proposed transaction from Alternative L and the comments received from Alternative L on the detail merger terms sheet previously sent by SES. It was noted that the comments from Alternative L did not appear to be reviewed by a qualified legal or financial advisor familiar with U.S. public company transactions. Mr. Rigdon then reported that comments received from Alternative L included the deletion of funds going into escrow, removal of all cash at closing, removal of provisions to insure the payment of interest and principal for the Debentures, and a way to avoid paying a break-up fee if the Chinese government were to not approve the transaction. The Committee concluded that that a response to Alternative L was needed stating that the terms issued are inferior to the other alternatives available and that SES would be open to further discussions if they were to engage qualified advisors to review and comment. The special committee also discussed a newly proposed reverse-merger transaction with a development stage U.S. oil and gas company (“Alternative M”) introduced by the Placement Agent as a possible alternative to the AFE reverse-merger transaction. The Committee directed management to develop the Alternative M opportunity further and noted that the current AFE transaction remained the priority for SES. The special committee also discussed the proposed AFE reverse-merger transaction where SES would merge with AFE and acquire additional ownership interests in BFR resulting in SES’ ownership percentage of BFR increasing from about 7% to a possible 39%. It was noted that the merger agreement, the share exchange agreement related to the BFR stockholders, amendments to the current Debentures and the interim funding documents were all being negotiated and progressing with an aim to announce the transaction as soon as possible. It was also noted that based on discussions with Mr. Choros, over 30% of BFR shares, inclusive of SES’ BFR shares would be committed prior to merger signing and these early BFR share commitments would come from the founding stockholders, Edek Choros, Executive Director of AFE and Director of BFR, Stephen Lonie, Chairman of AFE and past Director of BFR and Richard Barker, Director of AFE and of BFR. The Committee also discussed the interim funding of approximately $2 million that was being pursued in the form of a new debenture and a follow-on capital raise in the amount of $5 to $10 million that would take place post signing of the merger agreement and the potential sources of the funds needed in order to close the transaction.

On September 25, 2019, Mr. Rigdon had a call with representatives of Alternative L regarding the proposed transaction and apprised Alternative L of the recent feedback from the special committee regarding changes made by Alternative L to the proposed detailed merger terms sheet which had rendered the proposed transaction inferior to SES’ other options and noted improvements required to continue discussions.

On September 25, 2019, Mr. Rubin and Mr. Hiscocks of SES, Mr. Parker and Mr. Choros of AFE and the Placement Agent held a teleconference call to agree on terms that would be proposed to the holders of the Debentures and to agree on terms related to Merger Debentures for the Interim Financing. Over the following week, Mr. Rubin and Mr. Runnels of the Placement Agent spoke with the holders of the Debentures and secured their verbal commitment to the transaction. Mr. Runnels further confirmed the interest level of certain holders of the Debentures to invest in the $2 million of interim funding through new senior secured debentures to be issued by SES.

On September 30, 2019, SES engaged King and Wood, Mallesons in Brisbane, Australia as Australian legal counsel to assist SES with Australian legal aspects of the proposed reverse-merger with AFE and the share exchange with BFR.

On September 30, 2019, the special committee discussed the status of the AFE transaction and the interim funding of approximately $2 million. It was noted that Mr. Parker and Mr. Choros of AFE had expressed confidence in achieving a successful merger follow-on raise prior to the at merger closing and that both AFE and SES believed the merger transaction was meaningfully enhanced by the additional planned ownership of BFR which was expected to form a more attractive investment opportunity than the AFE merger without BFR included. The Committee also discussed the fairness opinion and agreed that the opinion should proceed forward so as not to negatively impact the merger signing schedule. Mr. Rubin advised the Committee of the discussions related to both the existing Debentures and new interim funding debentures including revisions required to the existing Debentures and the $2 million of interim funding. The special committee discussed the reasonableness and acceptability of the terms to existing Debenture holders and the ability to secure all $2 million of interim funding. It was agreed to continue and complete the Debenture holder negotiations and to get certainty on the commitment of the $2 million of interim funding.

On October 3, 2019, CPS completed an updated evaluation of the AFE transaction with the inclusion of the acquisition of approximately 39% of BFR, a sensitivity analysis of the varying levels of BFR participation, the inclusion of a follow-on equity raise after merger signing, as well as updates using the agreed revisions to the Debentures and the new $2 million debentures. The evaluation indicated that the potential AFE transaction continues to hold the most value for both the Debenture holders and Company stockholders and that the addition of the acquisition of BFR shares enhanced the valuation of the AFE opportunity.

On October 4, 2019, SES and AFE completed the form of Share Exchange Agreement to be signed by a minimum of 25% of the founding stockholders of BFR prior to signing a definitive merger agreement.

On October 7, 2019, SES and AFE completed the form of Pre-Commitment Agreement to be signed by 75% or more stockholders of AFE prior to signing a definitive merger agreement.

On October 8, 2019, the Placement Agent issued to holders of the Debentures all documents required to (i) waive the events of default resulting from the failure by SES to timely file its Annual Reports on Form 10-K for the fiscal year ended June 30, 2018, for the fiscal year ended June 30, 2019 and for the fiscal quarter ended September 30, 2019, (ii) waive the event of default resulting from the failure by SES to make interest payments due on July 1, 2019, October 1, 2019 and January 31, 2020, (iii) consent to the consummation of the Merger and the amendments to the terms of the Debentures, and (iv) for participation in the Interim Funding.

On October 10, 2019, once SES had received signed Share Exchange Agreements from 31.70% from the founding stockholders of BFR, signed Pre-Commitment Agreement from 88.9% of AFE stockholders and all required signed agreements from the holders of the Debentures and for the Merger Debentures to be issued in connection with the Interim Financing, the special committee resolved to recommend the Merger and the BFR Share Exchange to the SES board of directors for approval. Also, on this day, the SES board of directors met and resolved to approve the Merger with AFE, the BFR Share Exchange and the Interim Financing, and related transactions. As a result, SES and AFE entered into the Merger Agreement.

Recommendation of SES’ Board of Directors and Reasons for the Merger

SES Reasons for the Merger

SES’ board of directors has determined that the Merger is fair to, and in the best interests of, SES and its stockholders. In deciding to approve the Merger Agreement and to recommend that SES’ stockholders vote to approve the issuance of shares of SES Common Stock in connection with the Merger, SES’ board of directors consulted with SES’ management and legal and financial advisors and considered a variety of factors, including the following material factors:

•	the Merger, along with the acquisition of BFR shares, provides both existing operational assets and 100% ownership in AFE’s growth development assets such as the Gladstone Project and the Cape River Resources, West Pentland coal resource development project.
•	the Merger is anticipated to return SES to compliance with the covenants under its outstanding debentures;
•	the Merger, along with the acquisition of BFR shares, significantly increases the asset value to debt value ratio of SES;
•	the Merger provides the best value among the alternatives considered for the SES stockholders;
•	the Merger will allow SES to account for its ownership in BFR differently allowing SES’ anticipated 37.07% ownership in BFR to be included in SES’ financial statements; and
•	the Merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility.

SES’ special committee and board of directors considered other information and a number of additional factors in reaching its decision, including:

•	information concerning the financial condition, results of operations, prospects and businesses of SES and AFE including the respective companies’ outlook for growth based on current industry, economic and market conditions;
•	information on BFR including its three-year mine improvement project now nearing completion and the anticipated resultant lower cost basis and expected improved operating results;

•	the existing long-term relationship and experience with AFE and BFR as affiliates of SES along with the results of due diligence investigations of AFE conducted by SES’ management and its legal and financial advisors;
•	the presentation and opinions of Westwood to the effect that, as of the date of the opinion and based on the assumptions, limitations, qualifications and conditions stated in the opinion letter, from a financial point of view, the Merger is fair to SES and its stockholders, from a financial point of view;
•	the provisions that allow SES to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written acquisition proposals from such third parties that may be superior to the Merger; and
•	unless an alternative superior merger proposal received from a third party is matched by AFE, the Merger Agreement allows SES to terminate the Merger Agreement prior to the receipt of SES stockholder approval of the Merger and to enter into a written agreement with a third party to effectuate a superior proposal.

SES’ board of directors also considered a variety of risks and other potentially negative factors concerning the Merger and the transactions contemplated by the Merger Agreement, including:

•	because SES will be issuing a large number of new shares of SES Common Stock to holders of AFE Ordinary Shares and to participating holders of shares of BFR in the Merger, each outstanding share of SES Common Stock immediately prior to the Merger will represent a much smaller percentage of SES’ total shares of SES Common Stock after the Merger;
•	the ability to have adequate cash and human resources to complete a timely closing of the Merger;
•	the ability of AFE to raise additional funds prior to closing the Merger for further development of its Gladstone Project;
•	the ability of SES to cure its Nasdaq deficiency as it relates to stockholder’s equity through meeting the new listing requirements of the Nasdaq stock market upon closing of the Merger;
•	if oil or gas prices decrease, the combined assets will be less desirable from a financial point of view;
•	if coal prices decrease, BFR will be less desirable from a financial point of view;
•	there are significant risks inherent in combining and integrating two companies, including that the companies may not be integrated successfully, and that successful integration of the companies will require the dedication of management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;
•	the capital requirements necessary to achieve the expected growth of the combined company’s businesses will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;
•	the Merger Agreement generally prohibits SES, its management employees, directors and advisors from taking any action to seek or solicit an alternative transaction or takeover proposal and from recommending, participating in discussions regarding or furnishing information with respect to an alternative takeover proposal, except in each case in limited circumstances, which permit the members of the SES board to comply with their fiduciary duties;
•	in the event that the Merger is not consummated, the failed transaction costs, including costs of potential litigation arising from the failed Merger, will be significant to a company the size of SES;
•	the Merger might not be completed as a result of a failure to satisfy the conditions contained in the Merger Agreement. Neither SES nor AFE is obligated to consummate the Merger unless the conditions in the Merger Agreement are satisfied or, in some cases, waived; and
•	other matters described under the caption “Risk Factors” beginning on page 15.

This discussion of the information and factors considered by SES’ board of directors in reaching its conclusions and recommendations includes all of the material factors considered by the SES board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by SES’ board of directors in evaluating the Merger Agreement and the transactions contemplated by it, including the Merger, and the complexity of these matters, SES’ board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of SES’ board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of SES’ board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 6 of this proxy statement/prospectus.

Recommendation of the SES Board of Directors

The SES board of directors established a special committee of the SES board of directors’ independent directors to evaluate the Merger and to review and negotiate the terms and conditions of the Merger Agreement. The SES board of directors, acting upon the unanimous recommendation of the special committee and after thorough review and consideration, deems it advisable and in the best interests of SES and the stockholders of SES to enter into the Merger Agreement and the related transactions, and has determined the Merger to be fair to, and in the best interests of, SES and both its Debenture holders and its stockholders. Accordingly, the SES board of directors adopted resolutions that (i) determines that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the stockholders of SES, (ii) recommends the Merger Agreement be submitted to the stockholders of SES with its recommendation that the Merger Agreement and the transactions contemplated thereby be approved by the stockholders of SES and (iv) recommends that the SES stockholders vote “FOR” the approval and adoption of the Merger Agreement.

Recommendation of AFE’s Board of Directors and Reasons for the Merger

After careful consideration, the AFE board of directors (excluding Mr. Robert Rigdon, nominee of SES on the AFE board of directors) approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger, taken as a whole, are advisable, fair to and in the best interests of AFE and its stockholders.

The AFE board of directors recommended that AFE stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement.

As of November 21, 2019, 100% of the AFE stockholders had consented to the Merger.

In reaching its decision that the Merger and the other transactions contemplated by the Merger Agreement, taken as a whole, are advisable, fair to and in the best interests of AFE and its stockholders, the AFE board of directors consulted with AFE management and its third party legal advisors, as well as representatives of AFE’s five largest stockholders, and considered a variety of factors, including the following material factors:

•	the Merger will provide a long-term strategic benefit to AFE stockholders by creating a multi-platform, integrated energy company with a more diversified asset and project base, and increased scope and scale;
•	attraction of the offer by SES to also offer to acquire 100% of BFR, with minimum acceptance level set at 25%;
•	near-term potential for dividend income streams from the BFR investment;
•	re-setting of the SES board of directors and management team;
•	securing of capital to support the proposed Merger to closing;
•	the potential synergies resulting from elimination of duplicative general and administrative costs, operational synergies resulting from combining operations in the same geographical area and other potential benefits to the cash flow of the combined company;
•	the fact that there is no public trading market for AFE Ordinary Shares at present, given that AFE is currently a private company, and that shares of the combined company’s common stock will be registered and listed for trading on Nasdaq;

•	the public nature of the combined company’s common stock may assist in facilitating future capital raising, and acquisitions of assets or companies for shares of common stock;
•	the combined entity’s market capitalization should enhance access to debt and equity capital markets and enhance the ability to finance development and production of the combined company’s properties and increased scale of operations;
•	through their receipt of SES Common Stock as part of the merger consideration, AFE stockholders have the opportunity to participate in the combined company’s growth and share appreciation in the future (including share appreciation resulting from further exploitation and development of AFE’s and SES’ assets) should they determine to retain their SES Common Stock after the Merger; and
•	the form of the merger consideration would be desirable to AFE stockholders in that the SES Common Stock would not result in a taxable transaction for AFE stockholders.

The AFE board of directors also considered certain risks associated with the Merger including, among others, the following risks:

•	the Merger might not be completed as a result of a failure to satisfy one or more conditions to the Merger. See “Merger Agreement – Conditions to the Completion of the Merger” beginning on page 74;
•	the operations of the two companies may not be integrated successfully;
•	any anticipated synergies may not be fully realized;
•	the $6.00 per share price assigned to the value of the shares of SES Common Stock to be issued to AFE stockholders on the date the Merger Agreement was signed might be less at the time the Merger is consummated as a result of market fluctuations in the price of SES Common Stock due to the fixed exchange ratio of the SES Common Stock to be issued for the AFE Ordinary Shares;
•	the Merger Agreement generally prohibits AFE, its management, employees, directors and advisors from taking any action to seek or solicit an alternative transaction or takeover proposal and from recommending, participating in discussions regarding or furnishing information with respect to an alternative takeover proposal, except in each case in limited circumstances, which permit the members of the AFE board of directors to comply with their fiduciary duties;
•	the Merger Agreement contains restrictions on the conduct of AFE’s business prior to completion of the proposed Merger, including requiring AFE to conduct its business only in the ordinary course of business, subject to specific limitations, which could delay or prevent AFE from undertaking business opportunities that may arise pending completion of the Merger;
•	in the event that the Merger is not consummated, the failed transaction costs, including costs of potential litigation, arising from the failed Merger Agreement, will be significant to AFE;
•	to facilitate the completion of the proposed Merger, SES has advanced to AFE an amount of $US 350,000 to assist AFE with its required share of the costs of completing the transaction. In the event that the Merger is not consummated, this will need to be repaid by AFE to SES within a defined time period; and
•	other matters described under the caption “Risk Factors” beginning on page 15.

The foregoing discussion of the factors considered by the AFE board of directors in making its decision is not exhaustive but includes the material factors considered by the AFE board of directors. In view of the variety of material factors considered in connection with its evaluation of the Merger, the AFE board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Rather, AFE’s board of directors made its determination based on the totality of the information presented to it.

The above description of the AFE board of directors’ considerations relating to the Merger is forward-looking in nature.

This information should be read in light of the factors discussed above under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 6 of this proxy statement/prospectus.

Opinion of Westwood Capital, LLC to the SES Board of Directors

On October 1, 2019, the special committee of the SES board of directors engaged Westwood to analyze the fairness of the Merger to confirm that the Merger was reasonable and fair from a financial point of view to SES and its stockholders. The analysis took into account certain alternative transactions provided by SES to Westwood that had been previously evaluated by CPS as part of SES special committee’s evaluation of strategic and financing alternatives.

Westwood is a FINRA registered firm since 1996, providing investment banking and advisory services to institutional clients. The Westwood team members are qualified through formal education and experience to provide qualitative and quantitative analysis of transactions and provide opinions of the same. It should be noted that members of Westwood have been retained as expert witnesses and consultants in valuations and operations matters for government clients. Westwood was introduced to SES by CPS. SES had no relationship with Westwood prior to their engagement to provide the opinion. Westwood was not party to any discussions regarding the determination of the consideration to be paid, nor did it recommend an amount of consideration to be paid, in the Merger.

As part of the analysis, Westwood agreed to (i) study the non-binding term sheet and definitive documentation surrounding the proposed Merger and review the relevant business terms contained therein, (ii) as appropriate, review SES’ calculations with respect to its valuation, including its investment in its AFE joint venture and other SES assets, (iii) review, as appropriate, the alternatives to the proposed Merger with AFE that the special committee had considered, (iv) review, as appropriate, historical performance metrics from SES’ portfolio, and other relevant information, (v) perform, as appropriate, independent research to validate relevant valuation factors for the Merger, (vi) interview relevant SES personnel and its agents to gather information and validate factors relevant to the Merger and (vii) discuss its findings on the above matters with the special committee of the SES board of directors.

The full text of Westwood’s opinion provided to the special committee of the board of directors of SES, dated October 9, 2019, are attached to this proxy statement/prospectus as Annex B and incorporated in their entirety herein by reference. You are urged to and should carefully read the Westwood opinion in its entirety and this summary is qualified by reference to the written opinion.

In arriving at the opinion, Westwood has, among other things:

1.	reviewed certain publicly available information concerning the businesses, financial conditions and operations of SES;
2.	reviewed certain non-public information and analysis concerning the business, financial condition AFE and BFR prepared or at the direction of, approved and furnished to us by the management of SES, including projections and anticipated realized value from the existing joint venture assets and opportunities of SES, with certain assumptions utilized including estimates of construction costs (where appropriate) and future performance that resulted in the primary value of SES deriving from (i) the Gladstone joint venture currently co-owned with AFE, and (ii) by its existing minority ownership in BFR, and secondarily by (a) joint ventures that are co-owned with AFE, and (b) other assets, the exploitation of which would likely involve AFE;
3.	reviewed certain analyses prepared by the SES’ financial advisors concerning the Merger, and the relative valuations ascribed to SES, AFE, and BFR, and other relevant transaction metrics;
4.	reviewed certain internal financial analyses, estimates and forecasts relating to SES, that were prepared by or at the direction of, approved and disclosed to us by the management of SES;
5.	reviewed the current capital structure of SES, AFE, and BFR as furnished to us by the management of SES;
6.	reviewed available information regarding private share purchases of AFE and BFR as appropriate;
7.	held discussions with the management of SES concerning, among other things, their evaluation of the Merger and SES’ and AFE’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

8.	reviewed the expectations of the management of SES with respect to the pro forma impact of the Merger on the future financial performance of the combined company, including operating and financing synergies, and other strategic benefits expected by the management of SES to result of the Merger;
9.	compared certain financial and stock market data for SES, AFE and BFR with similar information for other companies that we deemed to be relevant;
10.	reviewed the publicly available financial terms of certain other business combination transactions that we deemed to be relevant;
11.	reviewed the draft Share Exchange Agreement between SES and BFR as of October 9, 2019;
12.	reviewed an unexecuted form of the Merger Agreement noted as “Execution Version” dated October 10, 2019; and
13.	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

The presentation of the analyses performed in conjunction with the opinion provided by Westwood was done orally via teleconference to the Special Committee, and there were no printed materials provided. Financial analyses performed by Westwood that were material to the evaluation include:

•	A calculation of the implied valuation range embedded in the negotiated exchange ratio for AFE Ordinary Shares not currently owned by SES, based on the publicly traded value of shares of SES and the anticipated value associated with the other assets of SES. This analysis indicated that the anticipated dilution of the existing shareholders related to the Merger was in line with the implied valuation of AFE, and that such exchange was fair to the existing stockholders of SES.
•	A review of the anticipated revenues, expenses, and profits of the BFR coal mining operation, and the likely valuation ranges as a privately and publicly held company at varying levels of participation. This analysis indicated that the anticipated dilution of existing shareholders in connection with this exchange offer to BFR shareholders would likely be offset by incremental value associated with the partial ownership of BFR.
•	A review of the additional elements of the transaction, including the impact of the concurrent capital raise and warrant award related to the combined entity, as well as transaction fees and expenses. This analysis indicated that such items were in line with transactions of a similar nature.

The special committee requested that Westwood evaluate and determine if, in its opinion, the Merger with AFE was reasonable and fair from a financial point of view to SES and its stockholders. Westwood determined, based on and subject to the complete description of its opinion as shown in Annex B that, as of October 9, 2019, the Merger pursuant to the Merger Agreement is fair to SES and its stockholders from a financial point of view.

Interests of SES’ Directors and Executive Officers in the Merger

In considering the recommendation of the SES board of directors with respect to adopting the Merger Agreement, SES stockholders should be aware that certain members of the board of directors and executive officers of SES have interests in the Merger that may be different from, or in addition to, interests they may have as SES stockholders. For example, following the consummation of the Merger, certain of the directors of SES will remain as directors of SES and, as the directors of the SES, shall receive continued indemnification. In addition, certain members of the SES board of directors are holders of the Debentures. The board of directors of SES established the special committee with members who are not holders of SES’ Debentures, to evaluate and negotiate the Merger. Also, SES and the Surviving Company shall jointly and severally indemnify, defend and hold harmless the existing directors and officers of SES for a period of six years following the completion of the Merger and SES shall obtain “tail” insurance policies, covering each director and officer of SES for all risks and perils currently covered by the SES’ director and officer insurance policies for a period of not less than six (6) years from the closing of the Merger.

SES’ board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement including the Merger and transactions contemplated thereby and to recommend that its stockholders approve and adopt the Merger Agreement proposal contemplated by this proxy statement/prospectus.

Interests of AFE’s Directors and Executive Officers in the Merger

In considering the recommendation of the AFE board of directors with respect to adopting the Merger Agreement, AFE stockholders should be aware that certain members of the board of directors and executive officers of AFE have interests in the Merger that may be different from, or in addition to, the interests of AFE stockholders generally. The AFE board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement including the Merger and transactions contemplated thereby and to recommend that its stockholders approve and adopt the Merger Proposal contemplated by this proxy statement/prospectus. For example, pursuant to the terms of the Merger Agreement, SES, Merger Subsidiary, and AFE have agreed that two members of the AFE board will be appointed to the SES board of directors immediately after the Merger Effective Time. Please see “Combined Company’s Board of Directors and Management Following the Merger.” Also, pursuant to the terms of the Merger Agreement, for a period of six years from and after the Merger Effective Time, SES and the Surviving Company must indemnify certain persons, including AFE’s directors and officers. In addition, the Merger Agreement requires that for a period of six years from the Merger Effective Time, subject to a cap on the amount of premiums, SES must maintain “tail” insurance policies for the benefit of certain persons, including AFE’s directors and officers. For additional information, see “—Directors’ and Officers’ Indemnification and Insurance” beginning on page 72.

Combined Company’s Board of Directors and Management Following the Merger

SES has agreed to take all necessary action to cause, effective at the Merger Effective Time, the number of directors on the SES board of directors to be set at five. Specifically, the SES board of directors will be comprised of:

•	Mr. Edek Choros, Chairman (currently Chairman of AFE);
•	Mr. Richard Barker, Non Executive Director (currently Non-Executive Director of AFE);
•	Mr. Robert W. Rigdon, Non Executive Director (currently Deputy Chairman of SES, and President and CEO of SES); and
•	Two additional appointees who will be appointed prior to the Merger Effective Time.

Upon completion of Merger, the SES executive officers will be comprised of:

•	Mr. Kerry Parker, President and Chief Executive Officer (currently Chief Executive Officer of AFE);
•	Mr. Ron Higson, Chief Operating Officer (currently Chief Operating Officer of AFE); and
•	Mr. David Hiscocks, Chief Corporate Controller (currently Corporate Controller of SES).

Additional executive officers (including the appointment of a Chief Financial Officer and other technical and commercial executives) will be appointed at or subsequent to the closing of the Merger.

Regulatory Filings and Approvals Required For Completion of the Merger

Other than as contemplated by the Merger Agreement, neither SES nor AFE is aware of any material governmental or regulatory approvals required for the completion of the Merger and compliance with the applicable corporate law of the State of Delaware and the Commonwealth of Australia.

Treatment of SES Equity Awards

All SES equity awards outstanding shall remain outstanding, as follows:

a)	Stock Options. At the Merger Effective Time, each SES option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, exercisable or unexercisable, by virtue of the Merger and without any further action on the part of any person, shall remain outstanding, subject to limitations to avoid federal excise Tax pursuant to Sections 409A and 424 of the Code, and shall continue on the same terms and conditions as were applicable to the SES option immediately prior to the Merger Effective Time. Notwithstanding the foregoing, any SES options granted to individuals who are directors of SES immediately prior to the Merger Effective Time shall be amended prior to the Merger Effective Time to permit the exercise of such SES options through the end of the term of the SES options.

b)	Restricted Stock. At the Merger Effective Time, each SES restricted share that is outstanding, whether vested or unvested, by virtue of the Merger and without further action on the part of any person, shall continue on the same terms and conditions as were applicable to the SES restricted share immediately prior to the Merger Effective Time, subject to limitations to avoid federal excise tax pursuant to Section 409A of the Code.

Treatment of AFE Equity Awards

At the time of signing of the Merger Agreement, AFE had no outstanding equity awards, and no such equity awards have since been issued or will be issued.

Fractional Amounts

With respect to any fractional amounts of shares or other capital stock of SES resulting from, or issuable pursuant to the Merger, such fractions that are equal to or greater than one-half (0.5) shall be rounded up to the next whole applicable share, and such fractions that are less than one-half (0.5) shall be rounded down to the next whole applicable share. Notwithstanding the foregoing, any such rounding shall be in accordance with the requirements of Sections 409A and 424 of the Code, as applicable.

Directors’ and Officers’ Indemnification and Insurance

All rights to indemnification, advancement of expenses and exculpation by SES now existing in favor of each person who is now, or has been at any time prior to October 10, 2019 or who becomes prior to the Merger Effective Time an officer or director of any SES company (each, a “SES Indemnified Party”), as provided in its governing documents, the governing documents of SES or the DGCL, in each case as in effect on the date of this Merger Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement and disclosed in the disclosure schedules of the Merger Agreement, shall remain in full force and effect in accordance with their terms after the Merger Effective Time, and in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

All rights to indemnification, advancement of expenses and exculpation by SES now existing in favor of each SES Indemnified Party shall survive the consummation of the Merger and the governing documents of any SES company shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any rights thereunder of any such SES Indemnified Party.

For six (6) years after the Merger Effective Time, to the fullest extent permitted under applicable law, SES and the Surviving Company shall jointly and severally indemnify, defend and hold harmless each SES Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions (and alleged actions or omissions) in their capacity as an officer or director of any of the SES companies, as applicable, occurring at or prior to the Merger Effective Time (including in connection with the transactions contemplated by the Merger Agreement), and shall reimburse each SES Indemnified Party for any legal or other expenses reasonably incurred by such SES Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Company’s or SES’ receipt of an undertaking by such SES Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such SES Indemnified Party is not entitled to be indemnified under applicable law.

SES shall obtain, prior to the Merger Effective Time, to be effective not later than the Merger Effective Time, “tail” insurance policies, covering each director and officer of SES for all risks and perils currently covered by the SES’ director and officer insurance policies, except that the insured amounts may be increased as determined by SES in its reasonable discretion, with a claims period of not less than six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of SES and its subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement). All premiums and other costs associated with the tail insurance policies shall be paid for by the Surviving Company.

The Surviving Company shall obtain or maintain insurance policies covering each director and officer of AFE and SES for all risks and perils currently covered by the AFE’s director and officer insurance policies, except that the insured amounts may be increased as determined by SES in its reasonable discretion, with a claims period of not less than six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of AFE and its subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by the Merger Agreement).

The obligations of SES and the Surviving Company shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any SES Indemnified Party without the consent of such affected SES Indemnified Party.

Change of Company Name

Effective upon closing of the Merger, SES’ name will be changed from “Synthesis Energy Systems, Inc.” to “Energem Corporation.” On November 22, 2019, Nasdaq Symbol Registrations reserved the ticker symbol “NGEM” for Energem Corporation for a period of twenty-four months, expiring on November 22, 2021. Effective the first trading day after the closing of the Merger, SES’ common stock is expected to trade under the new symbol “NGEM.” SES stock certificates will not be impacted by the Merger or SES’ name change to “Energem Corporation.”

Nasdaq Listing Application

The SES Common Stock is currently listed on Nasdaq under the symbol “SES.” Pursuant to Rule 5110 of the Nasdaq Listing Rules, a Nasdaq listed company is required to apply for an initial listing in connection with a transaction resulting in a change of control in order to allow the successor company to continue to be listed. Because the Merger and the related transactions, including the Batchfire Share Exchange, will result in the AFE and Batchfire shareholders holding a majority of the shares of SES Common Stock, the Merger requires that an initial listing application be submitted to Nasdaq, which SES submitted to Nasdaq in December 2019. Upon approval of the listing application and the closing of the Merger, the SES Common Stock will trade on the Nasdaq under the new symbol “NGEM.”

THE MERGER AGREEMENT

The following section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger.

The Merger Agreement summary is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about SES or AFE or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus.

The representations, warranties and covenants contained in the Merger Agreement and described in this proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments and to limitations agreed upon by the parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Merger Agreement do not survive the Merger Effective Time. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement.

Merger Agreement

On October 10, 2019, SES, Merger Subsidiary, a Delaware corporation and wholly-owned subsidiary of SES, and AFE, entered into the Merger Agreement, pursuant to which, among other things, Merger Subsidiary will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into AFE, the separate corporate existence of Merger Subsidiary shall cease and AFE shall be the successor or surviving corporation of the Merger and a wholly-owned subsidiary of SES. The Merger is intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Upon the consummation of the Merger, it is contemplated that SES will also change its name to “Energem Corporation.”

On February 21, 2020, the Merger Agreement was amended to extend the outside date for termination from April 15, 2020 to May 11, 2020.

Conditions to Completion of the Merger

Obligations of Each Party to the Merger Agreement.

The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Merger Effective Time of the following conditions:

•	the Merger Agreement and the Merger shall have been adopted and approved by the requisite vote of the stockholders of SES;
•	none of the parties hereto shall be subject to any law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;
•	the registration statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;
•	the issuance of the shares of SES Common Stock to be issued as merger consideration shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities laws;

•	no governmental entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any order, writ, assessment, decision, injunction, decree, ruling or judgment of a governmental entity, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by Merger Agreement;
•	the opinion from the financial advisor to the effect that, as of the date of the Merger Agreement shall not have been rescinded or revoked;
•	the consents received from the holders of the Debentures and the Debenture Warrants shall be effective at the Merger Effective Time;
•	the existing GTI Agreement shall have been terminated and the new GTI Agreement shall have been negotiated and executed by SES and GTI;
•	immediately following completion of the transaction contemplated by the BFR Share Exchange Agreements, SES will hold (in aggregate, whether directly or indirectly) at least 25% of the issued and outstanding BFR shares; and
•	all necessary governmental and other third-party consents and approvals for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained.

Conditions to Obligations of AFE to Effect the Merger

Unless waived by AFE, the obligation of AFE to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

•	the representations and warranties of the SES entities set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date);
•	each SES entity shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Merger Effective Time;
•	prior to the Merger Effective Time, each of the five (5) persons named on Exhibit B attached to the Merger Agreement shall have agreed to serve as a member of the SES Board if elected, and the SES board of directors shall have confirmed that upon the election of such persons, the SES board of directors shall have a sufficient number of “independent directors” to satisfy applicable SEC and Nasdaq Stock Market rules. The SES board of directors shall take such action as may be necessary or desirable regarding such election and appointment of the foregoing individuals;
•	pursuant to terms of the Merger, and concurrently with the effectiveness thereof, the board of directors of AFE immediately prior to the Merger Effective Time shall be elected to serve as directors of Surviving Company to hold office in accordance with the certificate of incorporation and the bylaws of Surviving Company until their respective successors are duly elected or appointed and qualified;
•	SES and Merger Subsidiary must have delivered to its counsel, AFE’s and Merger Subsidiary’s counsel a certificate signed on behalf of SES and Merger Subsidiary by a duly authorized officer of SES and Merger Subsidiary certifying the tax representations and as otherwise reasonably requested by AFE’s or Merger Subsidiary’s and SES’ tax counsel;
•	AFE shall have been furnished with evidence satisfactory to it that SES has obtained the specified consents, approvals and waivers;
•	the certificate of incorporation of Merger Subsidiary shall be in a form and substance acceptable to AFE in its reasonable discretion at the Merger Effective Time.

Conditions to Obligations of SES and Merger Subsidiary to Effect the Merger

Unless waived by SES and Merger Subsidiary, the obligations of SES and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

•	the representations and warranties of AFE set forth in the Merger Agreement, shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date);
•	AFE shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Merger Effective Time;
•	AFE must have delivered to its counsel, SES and Merger Subsidiary and their counsel a certificate signed on behalf of AFE by a duly authorized officer of AFE certifying the tax representations and as otherwise reasonably requested by AFE’s or SES’ and Merger Subsidiary’s tax counsel;
•	each of certain agreements disclosed by SES on the date of the Merger Agreement shall have been terminated, effective prior to or concurrently with the Merger, and SES shall have received from AFE evidence of such terminations in form and substance reasonably satisfactory to SES; and
•	SES shall have been furnished with evidence satisfactory to it that AFE has obtained the specified consents, approvals and waivers.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. Each of SES, Merger Subsidiary and AFE have made representations and warranties to the other in the Merger Agreement with respect to the following subject matters (except where only one party has made representations and warranties as indicated below):

•	each is a corporation, duly organized, validly existing and in good standing and qualification to conduct business;
•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;
•	corporate power and authorization to enter into and carry out the obligations of the Merger Agreement and the enforceability of the Merger Agreement;
•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the Merger Agreement;
•	filings and reports with the SEC, and financial information;
•	accuracy of the information supplied by such party for inclusion in this proxy statement/prospectus;
•	compliance with laws;
•	material contracts compliance;
•	fees payable to brokers in connection with the Merger;
•	prior activities of certain subsidiaries;
•	litigation, government orders, judgments and decrees;
•	taxes and tax matters;
•	employee benefit plans;
•	absence of undisclosed liabilities; and,
•	absence of certain changes, events or circumstances.

In addition to the representations and warranties each of the parties have made to the other, SES has made representations and warranties regarding;

•	affiliate transactions
•	recommendation of SES board of directors;
•	payments in material violation of law;
•	title to properties; and,
•	intellectual property.

In addition to the representations and warranties each of the parties have made to the other, AFE has made representations and warranties regarding non-payment or underpayment of royalties.

The representations and warranties contained in the Merger Agreement will not survive beyond the Merger Effective Time.

Conduct of Business by AFE Pending the Merger

Except as otherwise contemplated by the Merger Agreement, after the date of the Merger Agreement and until the Merger or earlier termination of the Merger Agreement, unless SES shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), AFE shall, and shall cause its subsidiaries to:

•	conduct its business in the ordinary course of business consistent with past practice;
•	not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which AFE is currently committed to make, (ii) capital expenditures in the ordinary course of AFE’s business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of the Merger Agreement which are necessary to avoid significant disruption to AFE’s business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;
•	not (i) amend or propose to amend its governing documents, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its capital stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;
•	not, nor shall it permit any of its subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any AFE incentive plans, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of AFE or any of its subsidiaries;
•	not, nor shall it permit any of its subsidiaries to (i) merge, consolidate, combine or amalgamate with any person other than a wholly-owned subsidiary of AFE or its subsidiaries, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any capital stock, assets or businesses of any other person in excess of $1,000 individually other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses that are material to AFE or its subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of the Merger Agreement, and (C) sales, leases or dispositions not to exceed $1,000 individually, or (v) enter into any contract with respect to any of the foregoing items (i) through (iv);

•	use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of the Merger Agreement;
•	not adopt a plan or agreement of complete or partial liquidation or dissolution;
•	not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, AFE’s financial statements (or the notes thereto);
•	not enter into any contract that restrains, limits or impedes the ability of AFE or the Surviving Company to compete with or conduct any business or line of business, including geographic limitations on the activities of AFE;
•	not make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in Australian Accounting Standards, International Financial Reporting Standards or applicable law;
•	not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable law, or (ii) to satisfy obligations existing as of the date of the Merger Agreement pursuant to the terms of contracts that are in effect on the date hereof;
•	not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable law or pursuant to the terms of the Merger Agreement, or (ii) to satisfy obligations existing as of the date of the Merger Agreement pursuant to the terms of contracts that are in effect on the date of the Merger Agreement;
•	except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by the Merger Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;
•	not agree to the settlement of any claim, litigation, investigation or other action that is material to it;
•	except in the ordinary course of AFE ’s business, not materially modify or amend, or terminate any AFE material contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been an AFE material contract if it had been in existence at the time of the execution of the Merger Agreement; and
•	not agree to take any of the foregoing actions, other than the first six listed actions above.

Conduct of Business by SES and SES Merger Subsidiary Pending the Merger

Except as otherwise contemplated by the Merger Agreement, unless AFE shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), SES shall, and shall cause its subsidiaries to:

•	conduct its business in the ordinary course of business consistent with past practice;
•	not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which SES is currently committed to make, (ii) capital expenditures in the ordinary course of SES’ business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of the Merger Agreement which are necessary to avoid significant disruption to SES’ business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

•	not (i) amend or propose to amend its governing documents, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of its capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its capital stock, as the case may be, except as set forth in the Merger Agreement, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that SES shall be permitted to split, combine, subdivide or reclassify the SES Common Stock to effectuate a reverse stock split for the purpose of maintaining its listing on the Nasdaq;
•	not, nor shall it permit any of its subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any SES incentive plans, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SES or any of its subsidiaries, except pursuant to the terms and conditions of SES’ existing credit facility;
•	not, nor shall it permit any of its subsidiaries to (i) merge, consolidate, combine or amalgamate with any person other than a wholly-owned subsidiary of AFE or its subsidiaries, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any capital stock, assets or businesses of any other person in excess of $1,000 individually other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets, businesses or any of capital stock therein, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of the Merger Agreement and are disclosed in the Merger Agreement, (C) sales, leases or dispositions not to exceed $1,000 individually, or (v) enter into any contract with respect to any of the foregoing items (i) through (iv); provided, however, that SES shall be permitted to transfer its Australian assets held under its British Virgin Islands subsidiary, Synthesis Energy Systems, Inc., to its wholly-owned U.S. subsidiary, SES Resources, LLC, or another SES company, and to terminate the existing GTI Agreement as contemplated in the Merger Agreement.
•	use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of the Merger Agreement;
•	not adopt a plan or agreement of complete or partial liquidation or dissolution;
•	not pay, discharge, or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, SES’ financial statements (or the notes thereto);
•	not enter into any contract that restrains, limits or impedes its ability to compete with or conduct any business or line of business, including geographic limitations on its activities;
•	not make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;
•	not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable law, or (ii) to satisfy obligations existing as of the date of the Merger Agreement pursuant to the terms of contracts that are in effect on the date of the Merger Agreement;

•	not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable law or pursuant to the terms of the Merger Agreement, or (ii) to satisfy obligations existing as of the date of the Merger Agreement hereof pursuant to the terms of contracts that are in effect on the date of the Merger Agreement;
•	except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by the Merger Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;
•	not agree to the settlement of any claim, litigation, investigation or other action that is material to it;
•	except in the ordinary course of its business, not materially modify or amend, or terminate any SES material contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a SES material contract if it had been in existence at the time of the execution of the Merger Agreement; provided, however, that SES shall be permitted to terminate the existing GTI Agreement pursuant to the Merger Agreement; and
•	not agree to take any of the foregoing actions, other than the first six actions listed above and for avoidance of doubt, any issuance of securities by SES or its subsidiaries in connection with the BFR Share Exchange, the Interim Financing and any other financing after the signing of the Merger Agreement shall be permitted.

No Solicitation

In the Merger Agreement, each of SES and AFE agreed that it shall not, nor shall it authorize or permit any of the officers, directors, investment bankers, attorneys, accountants, affiliates or other representatives retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents and affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry; (ii) furnish any information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry; (iii) engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; (iv) approve, endorse or recommend any acquisition proposal (unless permitted pursuant the Merger Agreement); or (v) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal; provided, however, that, notwithstanding any such restrictions, AFE may, and prior to obtaining SES stockholder approval, SES may, furnish nonpublic information regarding such party to, and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal, which such party’s board of directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a superior offer (and is not withdrawn) if: (A) such acquisition proposal was not solicited in violation of the above restrictions; (B) the board of directors of such party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such party under applicable laws; (C) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, such party gives the other parties written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person; (D) such party receives from such person an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement entered into by the parties; and (E) concurrently with furnishing any such nonpublic information to such person, such party furnishes such nonpublic information to the other parties hereto (to the extent such nonpublic information has not been previously furnished by such party to the other parties). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any representative of such party (whether or not such representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of the above restrictions by such party, the taking of such action by such representative shall be deemed to constitute a breach of the above restrictions by such party for purposes of the Merger Agreement.

If any party or any representative of such party receives an acquisition proposal or acquisition inquiry at any time during the pre-closing period, then such party shall promptly (and in no event later than two (2) business days after such party becomes aware of such acquisition proposal or acquisition inquiry) advise the other parties hereto orally and in writing of such acquisition proposal or acquisition inquiry (including the identity of the person making or submitting such acquisition proposal or acquisition inquiry, and the terms thereof). Such party shall keep the other parties informed in all material respects with respect to the status and terms of any such acquisition proposal or acquisition inquiry and any modification or proposed modification thereto.

Each party has agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any acquisition proposal or acquisition inquiry as of the date of the Merger Agreement and shall use its commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such person by such party or any of its subsidiaries.

For purposes of the Merger Agreement, the term “acquisition inquiry” means, with respect to a party hereto, an inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal with such party and the term “acquisition proposal” means, with respect to a party hereto, any offer or proposal, whether written or oral, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than SES, Merger Subsidiary, AFE or any affiliates thereof (each, a “third party”) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) 15% or more of any class of the equity securities of such party or (ii) 15% or more of the fair market value of the assets of such party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of (A) 15% or more of any class of equity securities of the party or (B) 15% or more of the fair market value of the assets of the party.

For purposes of the Merger Agreement, the term “superior offer” means an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the stockholders of a party hereto prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate company entity thereof) or (B) in which a person or “group” (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership of securities representing 50% or more of the voting power of the party’s capital stock then outstanding or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party, taken as a whole, in a single transaction or a series of related transactions which, in any case under clause (i) or (ii) above: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (B) is on terms and conditions that the board of directors of SES or AFE, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to the SES stockholders or AFE stockholders, as applicable, than the Merger and the other transactions contemplated hereby; and (y) is reasonably capable of being consummated.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Merger Effective Time (whether before or after the SES stockholder approval or any approval of this Agreement by the stockholders of AFE):

•	by mutual written consent of AFE and SES duly authorized by each of their respective board of directors; or
•	by either AFE or SES, if the Merger has not been consummated by May 11, 2020; or

•	by AFE, in the event of a SES material adverse effect, or by SES, in the event of an AFE material adverse effect, or by either AFE or SES, whichever is the non-breaching party, if (i) there has been a breach by the other party of any representation or warranty contained in the Merger Agreement which would reasonably be expected to have an AFE material adverse effect or a SES material adverse effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party, or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a SES material adverse effect or an AFE material adverse effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party, or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party; or
•	by either AFE or SES after ten (10) days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental entity of competent jurisdiction restraining or prohibiting the consummation of the Merger; or
•	by AFE if AFE receives a superior offer, resolves to accept such superior offer and gives SES at least four (4) business days’ prior written notice of its intention to terminate pursuant to this provision; or
•	by SES or AFE, if the SES board of directors shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to AFE in any material respect the SES board of directors recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another acquisition proposal or if the SES board of directors shall have resolved to accept a superior offer; or
•	by SES if prior to receipt of the SES stockholder approval, SES receives a superior offer, resolves to accept such superior offer and gives AFE at least four (4) business days’ prior written notice of its intention to terminate pursuant to this provision; or
•	by AFE or SES, if the AFE board of directors shall have recommended another acquisition proposal or if the AFE board of directors shall have resolved to accept a superior offer; or
•	by AFE, if the stockholders of SES fail to approve the SES stockholder approval matters at the SES Special Meeting (including any adjournment or postponement thereof).

For purposes of the Merger Agreement, “SES material adverse effect” means any change, event, circumstance, development or other occurrence that, individually or in the aggregate with any other occurrences, has a material effect on the business, assets, financial condition or ongoing operations of the SES companies taken as a whole, which results in or is reasonably likely to result in, losses, claims, damages, liabilities, fees, expenses or fines to any of the SES companies (collectively, “SES Losses”) that would exceed $250,000 in aggregate amount or has a material adverse effect on SES’ ability to timely consummate the Merger; provided, however, that an SES material adverse effect shall not include any change, event, circumstance, development or other occurrence arising out of or resulting from (i) the entering into or the public announcement or disclosure of the Merger Agreement and the transactions contemplated hereby, (ii) general economic or political conditions, (iii) conditions generally affecting the industries in which SES operates, (iv) any changes in financial or securities markets in general, (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or (vi) any changes in applicable laws or accounting rules, including United States generally accepted accounting principles (“GAAP”); provided further, however, that any change, event, circumstance, development or other occurrence referred to in clauses (ii) through (v) immediately above shall be taken into account in determining whether an SES material adverse effect has occurred or could reasonably be expected to occur to the text that such change, event, circumstance, development or other occurrence has a disproportionate effect on SES compared to other participants in the industries in which SES operates.

For purposes of the Merger Agreement, “AFE material adverse effect” means any change, event, circumstance, development or other occurrence that, individually or in the aggregate with any other occurrences, has a material effect on the business, assets, financial condition or ongoing operations of the AFE companies (and with correlative meaning “AFE company”, means AFE and each of its subsidiaries) taken as a whole, which results in or is reasonably likely to result in, losses, claims, damages, liabilities, fees, expenses or fines to any of the AFE companies that would exceed $250,000 in aggregate amount or has a material adverse effect on AFE’s ability to timely consummate the Merger; provided, however, that an AFE material adverse effect shall not include any change, event, circumstance, development or other occurrence arising out of or resulting from (i) the entering into or the public announcement or disclosure of the Merger Agreement and the transactions contemplated hereby, (ii) general economic or political conditions, (iii) conditions generally affecting the industries in which AFE operates, (iv) any changes in financial or securities markets in general, (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or (vi) any changes in applicable laws or accounting rules, including Australian Accounting Standards and International Financial Reporting Standards; provided further, however, that any change, event, circumstance, development or other occurrence referred to in clauses (ii) through (v) immediately above shall be taken into account in determining whether an AFE material adverse effect has occurred or could reasonably be expected to occur to the text that such change, event, circumstance, development or other occurrence has a disproportionate effect on AFE compared to other participants in the industries in which AFE operates.

In the event of termination of the Merger Agreement by either SES or AFE as described above, written notice thereof shall be given to the other party or parties, specifying the provision described above to which such termination is made, and there shall be no liability or further obligation on the part of AFE, SES, Merger Subsidiary, or their respective officers or directors (except as described above). None of the parties are relieved from liability for fraud in connection with the Merger Agreement.

Amendment of the Merger Agreement

Subject to compliance with applicable law, any provision of the Merger Agreement may be amended or waived at any time before or after approval and adoption of the Merger Agreement by SES stockholders, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by AFE, SES, and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party, or a person authorized to act on behalf of such party, approves such waiver or amendment.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of SES Common Stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who hold the securities as a capital asset within the meaning of Section 1221 of the Code (generally securities held for investment). This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare contribution tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions or financial services entities;
•	broker-dealers;
•	insurance companies;
•	governments or agencies or instrumentalities thereof;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates or former long-term residents of the United States;
•	persons that actually or constructively own five percent or more of our voting shares;
•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	dealers or traders subject to a mark to market method of accounting with respect to the securities;
•	persons holding the securities as part of a “straddle,” hedge, constructive sale, conversion or other integrated or similar transaction;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons subject to special tax accounting rules under Section 451(b) of the Code;
•	partnerships or other pass through entities for U.S. federal income tax purposes; and
•	tax exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. tax law other than the U.S. federal income tax (such as gift, estate or Medicare contribution taxes) or except as discussed below, any tax reporting obligations of a holder of our securities. This discussion also assumes that any distribution made (or deemed made on our securities) and any consideration received (or deemed received) by a holder from the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH HOLDER IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Taxation of Distributions.If we pay cash distributions to U.S. holders of SES Common Stock, such distributions generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the SES Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities.Upon a sale or other taxable disposition of our securities which, in general, would include a redemption of SES common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in such securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to various limitations that are not described herein because a discussion of such limitations depends on each U.S. holder’s particular facts and circumstances.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its securities so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of the SES Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
•	a foreign corporation; or
•	an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of a security.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our SES Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of the SES Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the SES Common Stock, which will be treated as described under “Non-U.S. holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or
•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our securities, and, in the case where shares of the SES Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our SES Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our SES Common Stock. There can be no assurance that our SES Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of the SES Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We have not been and do not expect to be classified as a U.S. real property holding corporation.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of the SES Common Stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our securities, and sales or other disposition proceeds from our securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner of the payment that is not a foreign financial institution (or that is a foreign financial institution entitled to a reduced rate of withholding tax with respect to such payment under an income tax treaty) generally may be entitled to a refund or credit of any amounts withheld by filing a U.S. federal income tax return and providing certain other information to the IRS (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Notwithstanding the foregoing, the IRS has issued proposed regulations, upon which taxpayers may generally rely, that exclude gross proceeds from the sale or other disposition of the SES Common Stock from the application of the withholding tax imposed under FATCA. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the SES Common Stock.

DISSENTERS’ RIGHTS OF APPRAISAL

Dissenters’ rights of appraisal as set forth under Section 262 of the Delaware General Corporation Law are not applicable to the proposed Merger. The SES stockholders will not receive consideration in connection with the Merger.

ACCOUNTING TREATMENT

The Merger will be accounted for as a reverse acquisition under the purchase method of accounting. SES will be treated as the acquired corporation for accounting and financial reporting purposes. SES’ assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the Merger and combined with the historical book values of the assets and liabilities of AFE. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets), liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill or bargain purchase gain. Financial statements of AFE issued after the Merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of SES.

INFORMATION ABOUT SES

General

SES (also referred to herein as “we”, “us” and “our”), together with its wholly-owned and majority-owned controlled subsidiaries is a global clean energy company that owns proprietary technology, SGT, for the low-cost and environmentally responsible production of syngas. Our focus has been on commercializing our technology both in China and globally through the regional business platforms we have created with partners in Australia, through AFE, in Poland, through SEE, and in China, through the TSEC Joint Venture.

SGT produces syngas that can provide a competitive alternative to other forms of energy such as natural gas, LNG, crude oil and the conventional utilization of coal in boilers for power generation. Our syngas can provide a lower cost energy source in markets where coal, low quality coal, coal wastes, biomass and municipal wastes are available and where natural gas, LNG, and crude oil are expensive or constrained due to lack of infrastructure such as distribution pipelines or power transmission lines, such as Australia, Asia, Eastern Europe and parts of South America. In addition to the economic advantages, we believe our syngas also provides an environmentally responsible option for the manufacturing of chemical, hydrogen, industrial fuel gas and a cleaner option for the generation of power from coal. We believe that our technology is well positioned to be an important solution that addresses the market needs of a changing global energy landscape.

Over the past twelve years, we have successfully commercialized SGT primarily through our efforts in China where, between 2006 and 2016, we invested in and built two commercial scale gasification projects together with Chinese partners and sub-licensed SGT into three projects in China. In the aggregate, we have completed five commercial scale industrial projects in China over a ten-year period, in which the projects utilize twelve SES proprietary systems. We believe the completion of these projects in China propelled SGT into a globally recognized gasification technology.

We have determined that we did not have adequate cash to continue the commercialization of SGT due primarily to our inability to realize financial results from our two investments into projects in China and three technology licensed projects in China as well as our inability to quickly develop alternative technology income sources in Australia, Poland and other global regions. As a result, in our fiscal third quarter and the current quarter, we suspended our global SGT commercialization efforts, we undertook operating expense reductions, we severed our SGT technology resources, we ceased providing funds to project developments as we continue to explore the divesting of assets such as our Yima and TSEC Joint Ventures and we formed a special committee of the board of directors to evaluate financing and restructuring alternatives for SES. On October 10, 2019, we announced the proposed Merger with AFE and the acquisition of additional ownership in BFR pursuant to the BFR Share Exchange.

We operate our business from our headquarters located in Houston, Texas and our office in Shanghai, China.

Syngas as an Alternative to Conventional Energy Sources

Our syngas is used to produce a wide variety of high-value clean energy and chemical products, such as synthetic natural gas, power, methanol, and fertilizer. Syngas can provide a competitive alternative to other forms of energy such as natural gas, LNG, crude oil and conventional utilization of coal in boilers for power generation. Such competing technologies include reforming of natural gas for chemicals and hydrogen production, oil refining for fuels production, petroleum byproducts for plastics, precursors such as olefins and conventional natural gas, fuel oil and coal combustion in power generation equipment and other industrial applications.

Our syngas can provide a lower cost energy source in markets where coal, low quality coal, coal wastes, biomass and municipal wastes are available and where natural gas, LNG and crude oil are expensive or constrained due to lack of infrastructure such as distribution pipelines and power transmission lines, such as Australia, Asia, Eastern Europe, and parts of South America, while conversely in markets with relatively inexpensive natural gas, LNG and crude oil, we do not anticipate new syngas capacity additions.

In addition to economic advantages, we believe our syngas also provides an environmentally responsible option for the manufacturing of chemicals, hydrogen, industrial fuel gas and can provide a cleaner option for the generation of power from coal as it minimizes both air and solid environmental emissions, in addition to utilizing less water.

Target Markets

Our target markets focus primarily on lower quality coals, biomass and municipal waste where our gasification technology allows energy in the widest range of feedstocks to be unlocked and converted into flexible and valuable syngas. We offer a compelling advantage because of our ability to use such a wide range of solid fuel natural resources. Without our technology, regions where lignite coal, high moisture coal, high ash coal and/or high fines coals exist may face technology barriers which will prevent those resources from being used in energy production. Our technology can transform most of these natural resources into a valuable and flexible syngas products.

Our primary focus is on the Australia and Eastern Europe markets through AFE and SEE where each have unique market dynamics where we believe we can deploy our technology can be deployed into projects and provide the investment returns necessary to attract equity investment and debt capital.

Our syngas technology provides project owners with what we believe can be a responsible environmental footprint related to harmful pollutants such as nitrous oxides, sulfur oxides, particulate matter, airborne mercury and heavy metals and is an efficient and responsible user of water resources. However, we face challenges with the growing anti-coal sentiment primarily in the western world where we are doing business such as in Australia and Eastern Europe. We believe we address this new challenge through utilizing our technology’s ability to blend renewable solid feedstocks with coal or by using only renewable solid feedstocks and/or integration with other technologies that together can produce a lower overall CO2 footprint.

While historical uses of gasification technology have predominantly been driven by the chemicals industry, we believe new growth will be within the chemicals industry but will also come from utilization of syngas as a source of industrial fuel gas, as a precursor to hydrogen and SNG production for power generation. We believe that our technology is well positioned to be an important solution that addresses the market needs of the changing global energy landscape. Our gasification technology is unique in its ability to provide an economic, efficient and environmentally responsible alternative to many energy and chemical products normally derived from natural gas, LNG, crude oil, and oil derivatives.

Competition

Our SGT competes against both, other forms of gasification technology, and other competing technologies that include reforming of natural gas for chemicals and hydrogen production, oil refining for fuels production, petroleum byproducts for plastics, precursors such as olefins and conventional natural gas, fuel oil and coal combustion in power generation equipment and other industrial applications. SGT is most competitive in regions of the world where oil and gas are expensive or have reduced market availability. The energy industry is highly competitive, and we compete with a substantial number of other companies that have greater financial and other resources than we have.

SGT offers an economical and cleaner approach for conversion of coal into energy and chemicals through our ability to efficiently and economically gasify a wide range of solid-form natural resources including biomass, low quality coals, high quality coals, and coal wastes. We are not aware of commercially available gasifiers with such a wide range of feedstock flexibility combined with our high carbon conversion efficiency. Our gasification technology is positively differentiated by its ability to provide high carbon conversion efficiency from high ash and high moisture coals without coal rejection due to particle size and without the formation of tars and oils present in the technology of our competitors. We are also positively differentiated in our lower capital costs and lower water usage relative to other gasification technologies.

Historically, the most predominantly deployed western gasification technologies are from Air Products, which has acquired the General Electric technology (previously known as the Texaco technology), Shell’s gasification technology and Lurgi’s technology. Siemens and CB&I have also deployed gasification technology but not at the scale of Air Products. With the exception of Lurgi, these competitors utilized entrained flow slagging gasification technologies. The entrained flow technologies operate on more expensive high grade bituminous and some sub-bituminous coals as feedstocks, but lack capability with the more difficult low heating value, high ash and high moisture coals and with biomass or other renewable waste materials. The Lurgi gasification technology, a moving bed gasification technology, is capable of gasifying many lower grade coals, but has restrictive requirements on its coal feedstock. Also, due to its lower and uneven reaction temperatures it generates a variety of high volatile hydrocarbon constituents (tars and oils) in the syngas that require expensive downstream removal and can cause the need for additional capital to be spent managing the environmental concerns related to these high volatile constituents that must be removed after the syngas is produced.

China has deployed Chinese derivatives of these western technologies on a very large scale, such as East China University and Beijing Aerospace. The Chinese technologies commercialized thus far are derivatives of the historically commercialized western technologies mentioned above and generally fall into the category of entrained flow slagging gasification, and the Chinese have also developed a derivate of the Lurgi technology which has been widely deployed in China. To date, commercialization of these technologies has been primarily inside China.

Barriers to New Competition

Historically gasification technologies have required many years of development with large sums of research development and commercial demonstration investment required to achieve commercial viability. We believe that the current range of available technologies leaves little incentive for development of new coal-based technologies, and emerging competition for everyone in the industry will likely focus on imitation and adaptation.

GTI Agreement

In November 2009, we entered into the GTI Agreement with GTI replacing the Amended and Restated License Agreement between us and GTI dated August 31, 2006, as amended. Under the GTI Agreement, we maintain our exclusive worldwide right to license the U-GAS® technology for all types of coals and coal/biomass mixtures with coal content exceeding 60%, as well as the non-exclusive right to license the U-GAS® technology for 100% biomass and coal/biomass blends exceeding 40% biomass.

In order to sublicense any U-GAS® system, we are required to comply with certain requirements set forth in the GTI Agreement. In the preliminary stage of developing a potential sublicense, we are required to provide notice and certain information regarding the potential sublicense to GTI and GTI is required to provide notice of approval or non-approval within ten business days of the date of the notice from us, provided that GTI is required to not unreasonably withhold their approval. If GTI does not respond within the ten-business day period, they are deemed to have approved of the sublicense. We are required to provide updates on any potential sublicenses once every three months during the term of the GTI Agreement. We are also restricted from offering a competing gasification technology during the term of the GTI Agreement.

For each U-GAS® unit which we license, design, build or operate for ourselves or for a party other than a sub-licensee and which uses coal or a coal and biomass mixture or biomass as the feedstock, we must pay a royalty based upon a calculation using the MMBtu per hour of dry syngas production of a rated design capacity, payable in installments at the beginning and at the completion of the construction of a project, or the Standard Royalty. If we invest, or have the option to invest, in a specified percentage of the equity of a third party, and the royalty payable by such third party for their sublicense exceeds the Standard Royalty, we are required to pay to GTI an Agreed Percentage split of third party licensing fees, or the Agreed Percentage, of such royalty payable by such third party. However, if the royalty payable by such third party for their sublicense is less than the Standard Royalty, we are required to pay to GTI, in addition to the Agreed Percentage of such royalty payable by such third party, the Agreed Percentage of our dividends and liquidation proceeds from our equity investment in the third party. In addition, if we receive a carried interest in a third party, and the carried interest is less than a specified percentage of the equity of such third party, we are required to pay to GTI, in our sole discretion, either (i) the Standard Royalty or (ii) the Agreed Percentage of the royalty payable to such third party for their sublicense, as well as the Agreed Percentage of the carried interest. We will be required to pay the Standard Royalty to GTI if the percentage of the equity of a third party that we (a) invest in, (b) have an option to invest in, or (c) receive a carried interest in, exceeds the percentage of the third party specified in the preceding sentence.

We are required to make an annual payment to GTI for each year of the term, with such annual payment due by the last day of January of the following year; provided, however, that we are entitled to deduct all royalties paid to GTI in a given year under the GTI Agreement from this amount, and if such royalties exceed the annual payment amount in a given year, we are not required to make the annual payment. We must also provide GTI with a copy of each contract that we enter into relating to a U-GAS® system and report to GTI with our progress on development of the technology every six months.

For a period of ten years, beginning in May 2016, we and GTI are restricted from disclosing any confidential information (as defined in the GTI Agreement) to any person other than employees of affiliates or contractors who are required to deal with such information, and such persons will be bound by the confidentiality provisions of the GTI Agreement. We have further indemnified GTI and its affiliates from any liability or loss resulting from unauthorized disclosure or use of any confidential information that we receive.

We continue to innovate and modify the SGT process to a point where we maintain certain intellectual property rights over SGT. Since the original licensing in 2004, we have maintained a strong relationship with GTI and continue to benefit from the resources and collaborative work environment that GTI provides us. In relation to the Merger with AFE, AFE and GTI have agreed upon new terms which, subject to a definitive agreement being completed prior to the closing of the Merger, would replace the existing GTI Agreement.

Relationships with Strategic Partners and Business Verticals

We have focused on completing the evaluation of financing options, strategic alternatives and restructuring efforts and we determined that we do not have the financial or human resources to actively support our strategic partners and business verticals. However, we have worked to maintain the availability, to the extent practical, of these strategic partnerships and business verticals for SES upon successful completion of a merger or restructuring. Also, we have continued to (i) monitor, support and facilitate our minority ownership interest in BFR in order to realize the financial value through dividend income or other means and (ii) worked to recover cash and monetize our joint venture operations, Yima and TSEC Joint Ventures.

Current Projects

Australian Projects

For a discussion of AFE, Cape River Resources and our Australian projects, see “Information about AFE” on Page 113.

For a discussion of BFR and other Australian projects, see “Information about BFR” on Page 129.

SES EnCoal Energy sp. z o.o

In October 2017, we entered into agreements with Warsaw-based EnInvestments sp. z o.o. Under the terms of the agreements, we and EnInvestments are equal shareholders of SEE and SEE will exclusively market, develop, and commercialize projects in Poland which utilize our technology, services, and proprietary equipment and we share with SEE a portion of the technology license payments, net of fees, we receive from Poland. The goal of SEE is to establish efficient clean energy projects that provide Polish industries superior economic benefits as compared to the use of expensive, imported natural gas and LNG, while providing energy independence through our technological capabilities to convert the wide range of Poland’s indigenous coals, coal waste, biomass and municipal waste to valuable syngas products. SEE has developed a pipeline of projects and together with us is actively working with Polish customers and partners to complete necessary project feasibility, permitting, and SGT agreement steps required prior to starting construction on the projects.

Tauron Wytwarzanie S.A., (“Tauron”), has contracted Poland’s Institute of Coal Chemistry (“IChPW”) to complete a detailed preliminary design assessment and economic study for the conversion of its 200MW conventional power boilers to clean syngas which would be Poland’s first SGT facility. The project feasibility study concluded in March 2018 with positive results. The results presented by IChPW to Tauron have shown that the conversion of Tauron’s 200 MW power boiler utilizing SGT can be both economically attractive and environmentally beneficial. We believe that SGT power boiler conversions are an ideal solution capable of meeting EU and IED targets.

For our ownership interest in SEE, we have been contributing cash and assisting in the development of SEE. SEE was initially funded in January 2018 with a cash contribution of approximately $6,000 and an additional funding in March 2018 of approximately $76,000. In August 2018, we made an additional cash contribution of approximately $11,000.

Midrex Technologies

In July 2015, we entered into a Project Alliance Agreement that expands our exclusive relationship with Midrex Technologies for integration and optimization of DRI technology using coal gasification. Midrex has taken the lead in marketing, sales, proposal development, and project execution for coal gasification DRI projects as part of the new project alliance. Midrex may also lead the construction of the fully integrated solution for customers who desire such an execution strategy. We will provide the DRI gasification technology for each project including engineering, key equipment, and technical services. The agreement includes finalization of an engineering package for the optimized coal gasification DRI solution. Prior to the Project Alliance Agreement, we also entered into an exclusive agreement with the TSEC Joint Venture and Midrex for the joint marketing of coal gasification-based DRI facilities in China. These facilities will combine our gasification technology with the Direct Reduction Process of Midrex to create syngas from low quality coals in order to convert iron ore into high-purity DRI. The TSEC Joint Venture will aid in the marketing of these DRI facilities in China and will supply the gasification equipment and licensing of the technology.

Yima Joint Venture

In August 2009, we entered into joint venture contracts and related agreements with Yima Coal Industry Group Company (“Yima”), replacing the prior joint venture contracts entered in October 2008 and April 2009. The Yima Joint Venture is comprised of several joint ventures for each of the gasification, methanol/methanol protein production, and utility island components of the plant. The joint venture contracts provided that we and Yima contribute equity of 25% and 75%, respectively, to the Yima Joint Venture. The remaining capital for the project construction has been funded with project debt obtained by the Yima Joint Venture. Yima agreed to guarantee the project debt in order to secure debt financing from domestic Chinese banking sources. We agreed to pledge to Yima our ownership interests in the joint ventures as security for our obligations. In the event that the necessary additional debt financing is not obtained, Yima agreed to provide a loan to the joint venture to satisfy the remaining capital needs of the project with terms comparable to current market rates at the time of the loan. Yima also agreed to provide coal to the project at preferential pricing under a side-letter agreement related to the JV contracts. Despite our efforts, to date, Yima has not provided coal at preferential price to the project and we do not believe Yima will do so in the future.

The term of the joint venture commenced June 9, 2009 at the time each joint venture company obtained its business operating license and shall end 30 years after the business license issue date, June 8, 2039. As discussed below, in November 2016, as part of an overall corporate restructuring plan, these joint ventures were combined into a single joint venture.

We continue to own a 25% interest in the Yima Joint Venture and Yima owns a 75% interest. Notwithstanding this, in connection with an expansion of the project, we have the option to contribute a greater percentage of capital for the expansion, such that as a result, we could expand through contributions, at our election, up to a 49% ownership interest in the Yima Joint Venture.

In 2016, the plant faced increasing regulatory scrutiny from the environmental and safety bureaus as the plant was not built in full compliance with its original submitted designs. In June 2016, the local environmental bureau requested that the plant temporarily halt operations to address certain issues identified by the environmental bureau. These issues affected the joint venture’s ability to receive its final operating and safety permits and were related to the original approval for methanol protein production and the original three JV business structure. This has been addressed and fully resolved and the three joints ventures were combined into one in November 2016. The Yima Joint Venture returned to operations in late November 2016 and in November 2017, the Yima Joint Venture completed the required safety testing and successfully received its safety production permit from the Henan government and it subsequently received the Industry Products License in May 2018, allowing for its products to be sold on the open market and an updated business license was successfully obtained in January 2018.

Since the plant restored operations in November 2016, it has had periods of running at full design capacity and periods of operations at lower levels of production. The primary operational issues have been related to operational errors, equipment quality that has caused increased downtime and the failure to secure coal supply. The plant experienced its first 90-day period in which it operated at full capacity ending in August 2017. For the fiscal year ending June 30, 2019, the plant produced 284,642 tons of pure methanol, its best fiscal year performance to date besting the plant production of 185,761 tons of pure methanol for the fiscal year ended June 30, 2018. We continue to see signs of overall improvement in operations, resulting in longer periods of production at design capacity. In May 2019, the plant was idled to perform annual maintenance. Due to the lack of funds and a decrease in the price of methanol the maintenance program was delayed. The plant remained idled from May 2019 until November 2019.

Tianwo-SES Clean Energy Technologies Limited

Joint Venture Contract

In February 2014, SES Asia Technologies Limited, one of our wholly owned subsidiaries, entered into a Joint Venture Contract (the “JV Contract”) with Zhangjiagang Chemical Machinery Co., Ltd., which subsequently changed its legal name to STT, to form the TSEC Joint Venture. The purpose of the TSEC Joint Venture is to establish our SGT as the leading gasification technology in the TSEC Joint Venture territory (which is China, Indonesia, the Philippines, Vietnam, Mongolia and Malaysia) by becoming a leading provider of proprietary equipment and engineering services for the technology. The scope of the TSEC Joint Venture is to market and license our SGT via project sublicenses, procurement and sale of proprietary equipment and services, coal testing, engineering, procurement and research and development related to SGT. STT contributed 53.8 million RMB (approximately USD $8.0 million) in April 2014 and was required to contribute an additional 46.2 million RMB (approximately USD $6.8 million) within two years of such date for a total contribution of 100 million RMB (approximately USD $14.8 million) in cash to the TSEC Joint Venture in return for a 65% ownership interest in the TSEC Joint Venture. The second capital contribution from STT of 46.2 million RMB (approximately USD $6.8 million) was not paid by STT in April 2016 as required by the initial JV Contract. As part of a restructuring of the agreement described below, the obligation for payment of additional registered capital was removed.

We contributed certain exclusive technology sub-licensing rights into the TSEC Joint Venture for the territory pursuant to the terms of a Technology Usage and Contribution Agreement (the “TUCA”) entered into among the TSEC Joint Venture, STT and us on the same date and further described in more detail below. This resulted in our original ownership of 35% of the TSEC Joint Venture. Under the JV Contract, neither party may transfer their interests in the TSEC Joint Venture without first offering such interests to the other party.

In August 2017, we entered into a restructuring agreement of the TSEC Joint Venture (“Restructuring Agreement”). The agreed change in share ownership, reduction in the registered capital of the joint venture, and the final transfer of shares with local government authorities was completed in December 2017. In this restructuring, an additional party was added to the JV Contract, upon receipt of final government approvals. The ICCDI became a 25% owner of the TSEC Joint Venture, we decreased our ownership to 25% and STT decreased its ownership to 50%. ICCDI previously served as general contractor and engineered and constructed all three projects which utilize SGT in seven gasification systems for the Aluminum Corporation of China. Equipment orders related to these projects were secured by our joint venture partner, STT. The projects are located in the provinces of Shandong, Henan, and Shanxi, have been completed and are currently operating for the Aluminum Corporation of China.

We received 11.15 million RMB (approximately $1.7 million) from ICCDI as a result of this restructuring. In conjunction with the joint venture restructuring, we also received 1.2 million RMB (approximately USD $180,000) related to outstanding invoices for services we had provided to the TSEC Joint Venture. The inclusion of ICCDI as an owner has the potential to enhance the joint venture’s bidding ability and we believe the joint venture will focus on securing larger coal to chemical projects as well as continue to pursue projects in the industrial fuels segment.

In addition to the ownership changes described above, the TSEC Joint Venture is now managed by a board of directors consisting of eight directors, four appointed by STT, two appointed by ICCDI and two appointed by us. All significant acts as described in the JV Contract require the unanimous approval of the board of directors.

The JV Contract also includes a non-competition provision which requires that the TSEC Joint Venture be the exclusive legal entity within the TSEC Joint Venture territory for the marketing and sale of any gasification technology or related equipment that utilizes low quality coal feedstock. Notwithstanding this, STT retained the right to manufacture and sell gasification equipment outside the scope of the TSEC Joint Venture within the TSEC Joint Venture territory. In addition, we retained the right to develop and invest equity in projects outside of the TSEC Joint Venture within the TSEC Joint Venture territory. As a result of the Restructuring Agreement, we have further retained the right to provide SGT licenses and to sell proprietary equipment directly into projects in the TSEC Joint Venture territory provided we have an equity interest in the project. After the termination of the TSEC Joint Venture, STT and ICCDI must obtain written consent from us to market development of any gasification technology that utilizes low quality coal feedstock in the TSEC Joint Venture territory.

The JV Contract may be terminated upon, among other things: (i) a material breach of the JV Contract which is not cured; (ii) a violation of the TUCA; (iii) the failure to obtain positive net income within 24 months of establishing the TSEC Joint Venture or (iv) mutual agreement of the parties.

TUCA

Pursuant to the TUCA, we have contributed to the TSEC Joint Venture certain exclusive rights to our SGT in the TSEC Joint Venture territory, including the right to: (i) grant site specific project sub-licenses to third parties; (ii) use our marks for proprietary equipment and services; (iii) engineer and/or design processes that utilize our SGT or our other intellectual property; (iv) provide engineering and design services for joint venture projects; and (v) take over the development of projects in the TSEC Joint Venture territory that have previously been developed by us and our affiliates. As a result of the Restructuring Agreement, ICCDI was added as a party to the TUCA, but all other material terms remained the same.

The TSEC Joint Venture will be the exclusive operational entity for business relating to our SGT in the TSEC Joint Venture territory, except for projects in which we have an equity ownership position. For these projects, as a result of the Restructuring Agreement, we can provide technology and equipment directly, with no obligation to the joint venture. If the TSEC Joint Venture loses exclusivity due to a breach by us, STT and ICCDI are to be compensated for direct losses and all lost project profits. We were also required to provide training for technical personnel of the TSEC Joint Venture through the second anniversary of the establishment of the TSEC Joint Venture, which has now passed. We will also provide a review of engineering works for the TSEC Joint Venture. If modifications are suggested by us and not made, the TSEC Joint Venture bears the liability resulting from such failure. If we suggest modifications and there is still liability resulting from the engineering work, it is our liability.

Any party making improvements, whether patentable or not, relating to our SGT after the establishment of the TSEC Joint Venture, grants to the other party an irrevocable, non-exclusive, royalty free right to use or license such improvements and agrees to make such improvements available to us free of charge. All such improvements shall become part of our SGT and all parties shall have the same rights, licenses and obligations with respect to the improvement as contemplated by the TUCA.

Any breach of or default under the TUCA which is not cured on notice entitles the non-breaching party to terminate. The TSEC Joint Venture indemnifies us for misuse of our SGT or infringement of our SGT upon rights of any third party.

Business Development, Engineering and Project Management

We currently employ a staff of three employees and have access to several contractors. In addition to the board of directors, our management team is comprised of the President and Chief Executive Officer and the Corporate Controller. Additionally, we utilize consultants and our relationships with our strategic partners to further supplement our staff in developing relationships with potential customers, engineering and project management.

Business Concentration

Our assets related to the corporate office and the technology accounted for approximately 93% of our total assets as of June 30, 2019. While all of the operating plants using our technology are located in China, we are primarily focused on restructuring SES through the Merger Agreement and emphasizing opportunities outside of China, primarily in Australia.

Suppliers

In China, through our strategic relationships, we have been successful in locating and contracting with a number of key suppliers of major equipment and services. For projects outside of China, we plan to continue to leverage our strong ties and partnerships in China to provide low cost equipment and engineering into our projects. In locations where local sourcing is of value, we expect to be able to develop supply chain capabilities for our equipment utilizing experienced industrial manufacturing capabilities and low-cost sources of labor and materials that will benefit our technology if and/or when necessary.

Patents

We currently hold multiple U.S. and international patents and a number of pending patent applications, primarily relating to new technology developments that we have made to the U-GAS® technology, known as SGT. This includes our gasification process, the integration of our gasification process with downstream uses and the equipment design for our gasification facilities. Although in the aggregate our patents are important to us, we do not regard any individual patent as critical or essential to our business.

Prior to us entering into the GTI Agreement, U-GAS® had not been commercially deployed on coal above approximately 150 tons per day per gasification system nor had it been commercially deployed on coal using pure oxygen as a reactant or at elevated pressures. Today, we have commercially deployed SGT at a scale of 1,200 tons per day of coal feed using pure oxygen as a reactant and at pressures of up to 10 bar. Our new designs allow for quoting gasification systems to customers that would increase our gasification capacity to approximately 3,000 tons per day of coal using pure oxygen as a reactant at pressures up to 55 bar. We have made improvements to the U-GAS technology which have either been patented, are in the process of patenting, or are held by us as trade secrets.

Project and Technical Development

We have in the past incurred internal and third-party project and technical development costs related to the advancement of our gasification technology and related processes. We no longer plan to continue the technical development initiatives to support project development activities.

Environmental Regulation

Our operations are subject to stringent national, provincial state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, including various Chinese and Australian authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before construction or operation at a facility commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution.

Our facilities may require permits for or be constrained by permit conditions in relation to acceptable air emissions and wastewater discharges, as well as other authorizations, some of which must be issued before construction commences. Issuance of these permits could be subject to unpredictable delays, contests and even, in some cases, denial or refusal. Although we believe that there will be support for our projects, the permitting process could be complex and time consuming and the issuance of permits may be subject to the potential for contest and other regulatory uncertainties that may result in unpredictable delays. We are in substantial compliance with current applicable environmental laws and regulations and have not experienced any material adverse effect from compliance with these environmental requirements.

In addition, some recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to the warming of the Earth’s atmosphere. In response to such studies, many countries are actively considering legislation, or have already taken legal measures, to reduce emissions of greenhouse gases. Examples of such legislation and new legal measures include new environmental laws and regulations that could impose a carbon tax, a cap and trade program requiring us to purchase carbon credits, or measures that would require reductions in emissions or require modification of raw materials, fuel use or production rates. In China, the Environmental Protection Tax Law entered into force on January 1, 2018, pursuant to which enterprises that directly discharge taxable pollutants within the territory of China and maritime space under its justification shall pay environmental protection tax. This legislation includes two appendices, one of which provides for the tax rate of different pollutants and the other lists taxable pollutants and pollution equivalent. According to this legislation, the environmental protection tax has replaced the pollutant discharge fee since January 1, 2018.

Carbon dioxide (“CO2”), a byproduct of burning fossil fuels such as coal, is an example of a greenhouse gas. Regardless of technology used in gasification facilities, there is carbon dioxide released whenever the syngas is cleaned and prepared for energy or chemicals production. We believe that gasification is currently the most desirable technology for processing coal if CO2 emissions become regulated. This is because gasification and the adjacent syngas cleaning technologies separate the CO2 produced from the final products and thereby create a rich CO2 stream that can be captured, sequestered and/or sold. However, greenhouse gas regulations can add production and capital cost to all fossil fuel technologies and may require us or our customers to obtain additional permits, meet additional control requirements, install additional environmental mitigation equipment, or take other as yet unknown steps to comply with such potential regulations, which could adversely affect our financial performance.

In 2013, the U.S. and a number of international development banks, including the World Bank, the European Investment Bank and the European Bank for Reconstruction and Development, announced that they would no longer provide financing for the development of new coal-fueled power plants or would do so only in narrowly defined circumstances. Other international development banks, such as the Asian Development Bank and the Japanese Bank for International Cooperation, have continued to provide such financing.

The Kyoto Protocol, adopted in December 1997 by the signatories to the 1992 United Nations Framework Convention on Climate Change (“UNFCCC”), established a binding set of greenhouse gas emission targets for developed nations. The U.S. signed the Kyoto Protocol, but it has never been ratified by the U.S. Senate. Australia ratified the Kyoto Protocol in December 2007 and became a full member in March 2008. There were discussions to develop a treaty to replace the Kyoto Protocol after the expiration of its commitment period in 2012, including at the UNFCCC conferences in Copenhagen (2009), Cancun (2010), Durban (2011), Doha (2012) and Paris (2015). At the Durban conference, an ad hoc working group was established to develop a protocol, another legal instrument or an agreed outcome with legal force under the UNFCCC, applicable to all parties. At the Doha meeting, an amendment to the Kyoto Protocol was adopted, which included new commitments for certain parties in a second commitment period, from 2013 to 2020. In December 2012, Australia signed on to the second commitment period. During the UNFCCC conference in Paris, France in late 2015, an agreement was adopted calling for voluntary emissions reductions contributions after the second commitment period ends in 2020. The agreement was entered into force on November 4, 2016 after ratification and execution by more than 55 countries that account for at least 55% of global greenhouse gas emissions. Both Australia and the United States ratified the agreement. On August 4, 2017 the U.S. formally signaled its intention to withdraw from the agreement (although it has not yet withdrawn).

Enactment of laws or passage of regulations regarding emissions from the combustion of coal by the U.S., some of its states or other countries, or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources. Further, policies limiting available financing for the development of new coal-fueled power stations could adversely impact the global demand for coal in the future. The potential financial impact on us of future laws, regulations or other policies will depend upon the degree to which any such laws or regulations force electricity generators to diminish their reliance on coal as a fuel source. That, in turn, will depend on a number of factors, including the specific requirements imposed by any such laws, regulations or other policies, the time periods over which those laws, regulations or other policies would be phased in, the state of commercial development and deployment of CCUS technologies and the alternative uses for coal. From time to time, we attempt to analyze the potential impact on SES of as-yet-unadopted, potential laws, regulations and policies. Such analysis require that we make significant assumptions as to the specific provisions of such potential laws, regulations and policies. These analyses sometimes show that certain potential laws, regulations and policies, if implemented in the manner assumed by the analyses, could result in material adverse impacts on our operations, financial condition or cash flow, in view of the significant uncertainty surrounding each of these potential laws, regulations and policies. We do not believe that such analyses reasonably predict the quantitative impact that future laws, regulations or other policies may have on our results of operations, financial condition or cash flows.

Australian Regulatory Matters

For a discussion of Australian regulatory matters, see “Information about AFE” beginning on page 113.

Chinese Foreign Investment and Business Regulations

We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the Chinese central government, and several ministries and agencies under its authority, including the State Administration for Industry and Commerce (“SAIC”), the Ministry of Commerce (“MOFCOM”), the State Administration of Foreign Exchange (“SAFE”) and their respective authorized local counterparts.

The Chinese government imposes restrictions on the convertibility of the Chinese Renminbi yuan and on the collection and use of foreign currency by Chinese entities. Under current regulations, the Chinese Renminbi yuan is generally convertible for current account transactions, which include dividend distributions, and the import and export of goods and services subject to review and approval by SAFE or its designated foreign exchange bank. However, conversion of Chinese Renminbi yuan into foreign currency and foreign currency into Chinese Renminbi yuan for capital account transactions is under the strict scrutiny of SAFE. According to SAFE Circular [2015] 19 (Circular on Reforming the Administration of Foreign Exchange Capital Settlement of Foreign-invested Enterprise) and SAFE Circular [2016] 16 (Circular on Reforming the Administration of Foreign Exchange Settlement under the Capital Account), foreign-invested enterprise whose main business is investment may convert foreign currency in a capital account into Chinese Renminbi yuan for equity investment. Other types of foreign-invested enterprises may convert foreign currency in a capital account into Chinese Renminbi yuan for equity investment provided that the enterprise being invested into makes relevant registration with SAFE (or a designated bank) and establishes a settlement payment account.

Under current Chinese regulations, foreign-invested enterprises such as our Chinese subsidiaries are required to apply to banks authorized to conduct foreign exchange business by SAFE for a Foreign Exchange Registration Certificate for Foreign-Invested Enterprise. With such registration (which is subject to remaining rights and interests, registration with SAFE), a foreign-invested enterprise may open foreign exchange bank accounts at banks authorized to conduct foreign exchange business by SAFE and may buy, sell and remit foreign exchange through such banks, subject to documentation and approval requirements. Foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account transactions and current account transactions. In addition, there are restrictions on the amount of foreign currency that foreign-invested enterprises may retain in such accounts, except that foreign-invested enterprises may retain foreign exchange income under current account transactions in its sole discretion.

Also, at the time of applying for SAFE registration (including any change registration), foreign-invested enterprises that do not constitute round tripping investment enterprises will be required to represent that its foreign shareholder is not directly or indirectly held by any Chinese residents; foreign-invested enterprises that constitute round tripping investment enterprises will be required to disclose the actual controlling person of its foreign shareholder. Any false or misleading representations may result in administrative liabilities imposed on the onshore entities and their legal representatives. If Chinese residents who are beneficial holders of our shares, make, or have previously made, direct or indirect round tripping investments through a SPV which falls within the scope of the registration under the SAFE Circular [2014] 37 (SAFE Circular [2014] 37 Relating to Foreign Exchange Administration of Offshore Investment, Financing and Round tripping Investment by Domestic Residents utilizing Special Purpose Vehicles), the Chinese residents must make foreign exchange registration for their offshore investments, failing which, the Chinese residents may be ordered to return the capital to China and be imposed a fine by SAFE for such misconduct.

Failure to comply with the registration procedures, including failure to update its own foreign exchange registration, may result in restrictions on the relevant onshore entity, including restrictions on the payment of dividends and other distributions to its offshore parent or affiliate and restrictions on the capital inflow from the offshore entity, and may also subject relevant Chinese residents to penalties under the Chinese foreign exchange administration regulations. Also, at the time of applying for SAFE registration (including any change registration), the onshore entities that do not constitute round tripping investment enterprises will be required to represents that its foreign shareholder is not directly or indirectly held by any Chinese residents; the onshore entities that constitute round tripping investment enterprises will be required to disclose the actual controlling person of its foreign shareholder. Any false or misleading representations may result in administrative liabilities imposed on the onshore entities and their legal representatives.

Under Chinese regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The foreign invested company may not distribute profits until the losses of the previous fiscal years have been made up. Additionally, the foreign invested company shall make allocations of after-tax profits to a reserve fund and a bonus and welfare fund for their employees. In the case of a Sino-foreign equity joint venture, in addition to the reserve fund and the bonus and welfare fund, the company shall also make allocations to a venture expansion fund. In the case of a wholly foreign-owned enterprise, the amount to be contributed to the reserve fund shall be no less than 10% of the after-tax profits unless the aggregate amount reaches 50% of the registered capital of the company, at which time the company may stop making allocations to the reserve fund. The amount to be contributed to other funds of a wholly foreign-owned enterprise or any of the above funds of a Sino-foreign equity joint venture may be determined by the board of the company in accordance with the applicable laws. Any amounts to be contributed to such funds shall be set aside prior to distribution of after-tax profit.

Employees and Principal Office

As of June 30, 2019, we had 6 full time employees. None of our employees are represented by any collective bargaining unit. We have not experienced any work stoppages, work slowdowns or other labor unrest. We believe that our relations with our employees are good.

We operate our business from our headquarters located in Houston, Texas and our office in Shanghai, China.

Available Information

We make available free of charge, or through the “Investor Center – Financials & Filings” section of our website at www.synthesisenergy.com, access to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is filed, or furnished to the Securities and Exchange Commission. Our Code of Business and Ethical Conduct and the charters of our Audit, Compensation and Nominating and Corporate Governance Committees are also available through the “Investor Center - Corporate Governance” section of our website or in print to any SES stockholder who requests them.

Legal Proceedings

None, other than our proceedings with Nasdaq as described elsewhere in this proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SES

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

We, together with our wholly-owned and majority-owned controlled subsidiaries, are a global clean energy company that owns proprietary technology, SGT, for the low-cost and environmentally responsible production of syngas. Syngas is used to produce a wide variety of high-value clean energy and chemical products, such as synthetic natural gas, power, methanol, and fertilizer. Our current focus has been on commercializing our technology both in China and globally through the regional business platforms we have created with partners in Australia, via AFE, in Poland, via SEE and in China, via the TSEC Joint Venture.

Outlook

As a result of our efforts evaluating financing and strategic options, on October 10, 2019, we entered into the Merger Agreement with AFE. Currently our focus is on completing the steps required to complete the Merger, which include but are not limited to, (i) completion of all of our required filings, (ii) curing the NASDAQ listing requirement deficiencies, (iii) completion of this proxy statement/prospectus, (iv) completion of the Batchfire Share Exchange and (v) all other tasks required to complete the Merger.

We can make no assurances that the proposed Merger will be completed on a timely basis or at all. We may also need to raise additional capital through equity and debt financing to complete the Merger or to otherwise strengthen our balance for our corporate general and administrative expenses. We cannot provide any assurance that any financing will be available to us in the future on acceptable terms or at all. Any such financing could be dilutive to our existing stockholders. If we cannot raise required funds on acceptable terms, we may further reduce our expenses and we may not be able to, among other things, (i) maintain our general and administrative expenses at current levels including retention of key personnel and consultants; (ii) successfully implement our business strategy; (iii) make additional capital contributions to our joint ventures; (iv) fund certain obligations as they become due; (v) respond to competitive pressures or unanticipated capital requirements; or (vi) repay our indebtedness. In addition, we may elect to sell certain investments as a source of cash to develop additional projects or for general corporate purposes.

Results of Operations

Three Months Ended December 31, 2019 (“Current Quarter”) Compared to the Three Months Ended December 31, 2018 (“Comparable Quarter”)

Revenue. Total revenues were zero for both the Current Quarter and the Comparable Quarter.

Costs of sales expenses. There were no costs of sales expenses for both the Current Quarter and the Comparable Quarter.

General and administrative expenses. General and administrative expenses were $1.3 million in the Current Quarter compared with $1.8 million for the Comparable Quarter. The decrease of $0.5 million was due primarily to the reduction of employee related compensation costs, professional fees, and other general and administrative expenses.

Stock-based expense. Stock-based expense was approximately $0.6 million for the Current Quarter compared with $0.1 million for the Comparable Quarter, which primarily related to the stock warrants issued to our investor relations advisor during the Current Quarter and the Comparable Quarter.

Depreciation and amortization. Depreciation and amortization expense was $14,000 for the Current Quarter compared with $8,000 for the Comparable Quarter, which relates to the amortization of our global patents.

Equity in income of joint ventures. The equity losses of joint ventures was approximately $0.3 million during the Current Quarter as compared to $0.1 million for the Comparable Quarter, which primarily relates to our share of losses in AFE and the recognition of past losses due to additional support in the form of the loan to AFE.

Loss on fair value adjustments of derivative liabilities. The loss on fair value adjustments of derivative liabilities was approximately $0.9 million for the Current Quarter compared with net gain of $0.7 million for the Comparable Quarter, which resulted from the change of fair market value for the Merger Debenture and Merger Warrants accounted for as liabilities, the change in the fair value was primarily due to movements in our stock price with minor movements related to the passage of time, interest rate fluctuations and stock market volatility.

Loss on Extinguishment of Debentures. The loss on extinguishment of the debentures was $17.9 million for the Current Quarter compared with zero for the Comparable Quarter which was related to write-off of approximately $2.1 million of unamortized debt discount and issuance costs, and $15.8 million fair value adjustment to the Merger Debenture and Merger Warrants for the quarter ended December 31, 2019.

Interest expenses. Interest expenses were $0.3 million for both the Current Quarter and the Comparable Quarter, which was related to the interest payments for the Debentures and the amortization of debenture discount and issuance costs,

Foreign currency gain losses. Foreign currency losses were approximately $1,000 for the Current Quarter compared with a gain of $31,000 for the Comparable Quarter, which resulted from the lower value and volume of transactions in China.

Six Months Ended December 31, 2019 (“Current Period”) Compared to the Six Months Ended December 31, 2018 (“Comparable Period”)

Revenue. The total revenues were zero for both the Current Period and the Comparable Period.

Costs of sales expenses. There were no costs of sales expenses for both the Current Period and the Comparable Period.

General and administrative expenses. General and administrative expenses were $1.9 million in the Current Period compared with $3.3 million for the Comparable Period. The $1.4 million decrease was primarily due to the reduction of employee related compensation costs, professional fees, and other general and administrative expenses.

Stock-based expense. Stock-based expense was $0.5 million for the Current Period as compared to $0.3 million for the Comparable Period. The increase of $0.2 million was due primarily to common shares issued to our investor relations advisor in October 2019.

Depreciation and amortization. Depreciation and amortization expense was $27,000 for the Current Period compared with $19,000 for the Comparable Period, which primarily related to the amortization of our global patents.

Equity in losses of joint ventures. The equity losses of joint ventures was $322,000 during the Current Period as compared to $24,000 for the Comparable Period, which primarily relates to our share of losses in AFE and the recognition of past losses due to additional support in the form of the loan to AFE.

Loss on fair value adjustments of derivative liabilities. The loss on fair value adjustments of derivative liabilities was approximately $0.9 million for the Current Period compared with net gain of $1.5 million for the Comparable Period, which resulted from the change of fair market value for the Merger Debenture and Merger Warrants accounted for as liabilities, the change in the fair value was primarily due to movements in our stock price with minor movements related to the passage of time, interest rate fluctuations and stock market volatility.

Loss on Extinguishment of Debentures. The loss on extinguishment of debentures was $17.9 million for the Current Period compared with zero for the Comparable Period which was related to write-off of approximately $2.1 million of unamortized debt discount and issuance costs, and $15.8 million fair value adjustment to the Merger Debenture and Merger Warrants for the quarter ended December 31, 2019.

Interest expenses. Interest expense was $0.6 million for the Current Period compared with $0.7 million for the Comparable Period, which was primarily due to the interest payments to the purchasers of debentures and the amortization of debt discount and issuance cost for the Debentures issued in October 2017.

Foreign currency gain / loss. Foreign currency loss was $11,000 for the Current Period as compared to $91,000 for the Comparable Period which resulted from the lower value and volume of transaction in China.

Year Ended June 30, 2019 (“Current Year”) Compared to the Year Ended June 30, 2018 (“Prior Year”)

Revenue. There was no revenue for the Current Year as compared to $1.5 million for the Prior Year. The revenue for the Prior year was primarily due to $0.9 million of payments of past due invoices related to technical consulting and engineering services provided to our Yima Joint Venture during the construction and commissioning period, due to uncertainty of receipts from the Yima Joint Venture, we only record revenues upon receipt of payment, $0.2 million related to our collection of past due invoices from our TSEC Joint Venture in conjunction with our transfer of ownership, $0.1 million related to services provided to AFE and $0.3 million from a third-party paid feasibility study.

There was no related party consulting revenue for the Current Year as compared to $1.2 million for the Prior Year, which primarily resulted from technical consulting and engineering services provided to AFE, and the past due invoices collected during the Prior Year from our Yima and TSEC Joint Ventures.

Costs of sales and operating expenses. There was no costs of sales and operating expenses for the Current Year compared to $0.4 million costs of sales and operating expenses for the Prior Year, which resulted from costs incurred for engineering services provided to customers.

General and administrative expenses. General and administrative expenses was $4.5 million during the Current Year as compared to $6.5 million during the Prior Year. The decrease of $2.0 million was due primarily to the reduction of employee related compensation costs, professional fees, GTI royalty expense and other general and administrative expenses.

Stock-based expense. Stock-based expense decreased by $0.9 million to $0.4 million for the Current Year compared to $1.3 million for the Prior Year. This decrease is primarily due to fewer stock options and warrants issued during the Current Year as compared with the Prior Year.

Depreciation and amortization expense. Depreciation and amortization expense was approximately $0.3 million for the Current Year compared with $37,000 for the Prior Year related to amortization of our global patents, the increase was primarily due to the abandon of certain global patents.

Impairments. Impairment was $5.0 million for the Current Year as compared to $3.5 million for the Prior Year. We evaluated the conditions of the Yima Joint Venture to determine whether an “other-than-temporary” decrease in value had occurred in both the Current Year and Prior Year. We determined that there were triggering events that were other-than-temporary in both the Current Year and the Prior Year. In the Prior Year the annual production levels were below expectations which resulted in a net increase in the working capital deficit and the debt levels of the joint venture. An impairment analysis led to the conclusion that the investment in the Yima Joint Venture was impaired $3.5 million in the Prior Year. In the Current Year, production levels exceeded expectations yet the facility continued to experience a net increase in working capital deficit and in the debt levels, therefore, after completing an impairment analysis for the Current Year we recorded a $5.0 million impairment.

Equity in losses of joint venture. The equity in losses of joint venture was $0.2 million during the Current Year as compared to $0.7 million in the Prior Year, which primarily relates to our 35% share of the start-up losses incurred by AFE.

Gain on fair value adjustments of derivative liabilities. The net gain on fair value adjustments of derivative liabilities was approximately $1.9 million for the Current Year compared with 0.1 million for the Prior Year, which resulted from the lower fair market value for our Debenture Warrants and Placement Agent Warrants issued to the debentures investors and the placement agent as of June 30, 2019 versus June 30, 2018. The change in the derivative liability was primarily due to movements in the SES’ stock price. Other changes in the assumptions related to the passage of time, interest rate fluctuations and stock market volatility.

Foreign currency gain (losses). Foreign currency loss was $58,000 for the Current Year as compared to foreign currency gain of $143,000 for the Prior Year. The Current Year loss of $58,000 resulted from the 3% depreciation of the RMB to the U.S. dollar during the Current Year.

Other gain: There was no other gain for the Current Year as compared to other gain of $1.7 million for the Prior Year, which was primarily due to the restructuring of the TSEC Joint Venture. The TSEC Joint Venture is

accounted for under the equity method. SES’ contribution in the formation of the venture was the TUCA, which is an intangible asset granting certain exclusive rights to our gasification technology. As such, the Company did not record a carrying value of the investment in the TSEC Joint Venture at the inception of the venture. In August 2017, the Company entered into a Restructuring Agreement and received $1.7 million related to its transfer of ownership, reducing its ownership from 35% to 25% and final transfer and registration of shares with local government authorities was completed in December 2017. The $1.7 million gain was deferred in August and recognized upon the completed registration process in December 2017, as the joint venture has no carrying value and therefore the $1.7 million received related to the transfer of ownership resulted in a gain.

Interest expenses: Interest expenses was $1.3 million for the Current Year as compared with $0.9 million for the Prior Year, which was primarily due to the interest payments related to the Debenture and the amortization of debenture discount and issuance costs for the Debentures issued on October 24, 2017.

Liquidity and Capital Resources

As of December 31, 2019, we had $0.4 million in cash and cash equivalents and negative $1.4 million in working capital. As of March 2, 2020, we had $269,000 in cash and cash equivalents. Of the $269,000 in cash and cash equivalents, $235,000 resides in the United States or easily accessed foreign countries and approximately $34,000 resides in China.

In connection with the entry into the Merger Agreement, we completed the Interim Financing.

On February 18, 2020, we entered into an Amended Loan Agreement with AFE, amending the Loan Agreement entered into with AFE in October 2019. The Amended Loan Agreement contemplates that we would loan a portion of the $2,450,000 proceeds that we received in the Interim Financing.

We had previously loaned $350,000 to AFE at the time of entering into the Loan Agreement, and on February 19, 2020, we have loaned an additional $100,000 out of the proceeds of the February 2020 tranche of the Interim Financing. An additional $115,000 will be loaned to AFE upon the receipt of the next tranche of funds from the Interim Financing. These loaned amounts are due in full within five days following the closing of the transactions contemplated by the Merger Agreement. If the Merger does not close, the loan will mature three months following the special meeting of our stockholders called to approve the Merger. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest rate in certain limited circumstances.

We can make no assurances that the proposed merger with AFE will be completed on a timely basis or at all. We may also need to raise additional capital through equity and debt financing to complete the merger transaction or to otherwise strengthen our balance for our corporate general and administrative expenses. We cannot provide any assurance that any financing will be available to us in the future on acceptable terms or at all. Any such financing could be dilutive to our existing stockholders. In addition, we may be forced to seek relief to avoid or end insolvency through other proceedings including bankruptcy. Based on the historical negative cash flows and the continued limited cash inflows in the period subsequent to year end there is substantial doubt about our ability to continue as a going concern.

The following summarizes the sources and uses of cash during the Current Period:

•	Operating Activities: During the Current Period, we used $1.4 million in cash for operating activities compared to $3.6 million during the Comparable Period. The decrease was primarily due to our reduced employee related compensation costs; other general and administrative expenses; and zero payment of interest expense on the Debentures as compared with the Comparable Period.
•	Investing Activities: During the Current Period, we loaned $350,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. During the Comparable Period, we used approximately $11,000 to invest in our SEE joint venture.
•	Financing Activities: During the Current Period, we received gross proceeds of $1 million related to the issuance of the Merger Debentures, and approximately proceeds of $0.3 million for exercise of stock warrants related to the New Debenture Warrants and the Placement Agent Warrants. There were no financing activities for the Comparable Period.

MANAGEMENT OF SES

Directors, Executive Officers and Significant Employees of SES

The following table sets forth information concerning our directors, executive officers and significant employees of SES as of June 30, 2019:

Name	Age	Position
Lorenzo Lamadrid(1)(2)	68	Chairman of the Board
Robert Rigdon	60	Vice Chairman of the Board, President, Chief Executive Officer
Denis Slavich(1)(2)(3)	79	Director
Harry Rubin(1)(2)(3)	66	Director
Ziwang Xu(3)	62	Director
Anderson, Robert F.(1)(2)	62	Director
David Hiscocks	55	Corporate Controller and Corporate Secretary
(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Directors

Lorenzo Lamadrid. Mr. Lamadrid has been the Chairman of the board of directors of SES since April 2005. Since 2001, Mr. Lamadrid has been the Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid was also a director of Flow International Corporation from 2006 until its sale in 2014. He previously served as President and Chief Executive Officer of Arthur D. Little, a management and consulting company, from 1999 to 2001, as President of Western Resources International, Inc. from 1996 through 1999 and as Managing Director of The Wing Group from 1993 through 1999. The Wing Group was a leading international electric power project-development company that was sold to Western Resources in 1999. Prior to that, he was with General Electric from 1984 to 1993 serving as corporate officer, Vice President and General Manager at GE Aerospace for Marketing and International Operations, and as General Manager of Strategic Planning and Business Development of GE’s International Sector. Prior to joining GE, Mr. Lamadrid was a senior Manager at the Boston Consulting Group where he worked from 1975 to 1984. Mr. Lamadrid’s experience in business development and management is a key attribute for us, and his background in overseas markets has provided him with valuable insights into our international focus.

Education: Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, an M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. in Marketing and International Business from the Harvard Business School.

Directorships in the past five years: Flow International (2006 to 2014).

Robert Rigdon. Mr. Rigdon has been the Vice Chairman of the board of directors of SES since February 2016 and served as a director since August 2009. He previously served as President and Chief Executive Officer of SES from March 2009 to February 2016 and, effective as of March 1, 2019, returned as our President and Chief Executive Officer and acting in the capacity of SES’ principal financial officer. Prior to these roles, he served as Chief Operating Officer from November 2008 to March 2009 and as Senior Vice President of Global Development from May to November 2008, where he was responsible for overseeing all aspects of our current and future coal gasification projects worldwide. From June 2004 until joining us, Mr. Rigdon worked for GE Energy in a variety of capacities, including Manager—Gasification Engineering, Director—IGCC Commercialization, and Director—Gasification Industrials and Chemicals Business. For the 20 years previous to this, Mr. Rigdon worked for Texaco, and later ChevronTexaco, as an engineer and in the Worldwide Power & Gasification group, where he ultimately became Vice President—Gasification Technology for the group. As a result of his three decades working on gasification, Mr. Rigdon is experienced in the operational and marketing strategies that are key to our development and success.

Education: Mr. Rigdon is a mechanical engineer with a B.S. from Lamar University.

Directorships in the past five years: None, other than our Board.

Denis Slavich. Mr. Slavich has served as a director of SES since November 2005. Mr. Slavich has over 35 years of experience in large scale power generation development. He is currently the Group Strategic Director-Finance of Astrata Group Pte Ltd, a privately held global telematics company headquartered in Singapore, and an international consultant, as well as an advisor and board member for a number of additional firms. In February 2019, he joined the board of directors of SyncFab Co., a privately owned software company where he chairs the Nomination, Compensation and Audit committees. He served as a director of China Advanced Construction Materials Group, Inc., a company traded on the NASDAQ, from September 2009 until May 2011. From 1998 to 2000, Mr. Slavich was the CFO and director of KMR Power Corporation and was responsible for the development of this international IPP Company that developed projects in Columbia as well as other areas. From 2000 until 2002, he served as Vice President and CFO of Big Machines Inc., a software company. Mr. Slavich also served as acting President for Kellogg Development Corporation, a division of M.W. Kellogg, during 1997. From 1991 to 1995, Mr. Slavich was also a Vice President of Marketing for Fluor Daniel. From 1971 to 1991, Mr. Slavich served in various executive positions at Bechtel Group including Sr. VP, CFO, and director and Sr. VP and division manager of the International Power Division. In addition to his experience in power generation development, Mr. Slavich is experienced in finance and accounting matters and has extensive experience with financial statements.

Education: Mr. Slavich received his Ph.D. from Massachusetts Institute of Technology, his M.B.A. from the University of Pittsburgh and his B.S. in Electrical Engineering from the University of California at Berkeley.

Directorships in the past five years: SyncFab Co. (February 2019 to present), Astrata Group (2011 to present) and Leading Edge Technologies (2001 to 2014).

Harry Rubin. Mr. Rubin has served as a director since August 2006. Mr. Rubin is currently Chairman of Henmead Enterprises, in which capacity he advises various companies regarding strategy, acquisitions and divestitures. He held board positions at a number of private and public companies such as the A&E Network, RCA/Columbia Pictures Home Video, the Genisco Technology Corporation and Image-Metrics Plc. He was a founding partner of the Boston Beer Company. In the 12 years prior to 2006, Mr. Rubin held various senior management roles in the computer software industry, including Senior Executive Vice President and Chief Operating Officer of Atari, and President of International Operations and Chief Financial Officer for GT Interactive Software. Mr. Rubin entered the computer software business in 1993 when he became Executive VP for GT Interactive Software as a start-up company, played a leadership role in GT’s progression as the company went public in 1995 and became one of the largest industry players. Prior to 1993, he held various senior financial and general management positions at RCA, GE and NBC. Through his various management roles, Mr. Rubin has developed an in-depth knowledge and experience in strategic development that is key to our growth.

Education: He is a graduate of Stanford University and Harvard Business School.

Directorships in the past five years: 784 Park Avenue Realty, Inc. (December 2005 to present) and Henmead Enterprises, Inc. (1991 to present).

Ziwang Xu. Mr. Xu has served as a director of SES since February 2010. Mr. Xu is currently the Chairman of CXC Capital, Inc. and CXC China Sustainable Growth Fund, companies which he founded in March of 2008 and which are based in Shanghai, China. From November of 2005 until founding CXC, he was a private investor in Shanghai and worked on the development of residential real estate projects. During this same time, he was an Advisory Director for Goldman Sachs in Beijing, China. From 1997 through 2005, he served as a Managing Director and Partner for Goldman Sachs in Hong Kong. He is also currently an Advisor with Clayton, Dubilier & Rice, a member of the Board of Overseers of the Fletcher School of Law and Diplomacy at Tufts University, and Vice Chairman, Alumni Association of Economics and Finance, of Fudan University in Shanghai, China. Additionally, he is a member of the Shanghai Comprehensive Economy Studies Council and the Shanghai International Cultural Council. Mr. Xu’s background in overseas markets and his experience in finance matters have provided him with valuable insights into our strategy.

Education: He holds a B.A. from East China Normal University and an M.A. in Economics from Fudan University and an M.A. in International Business from the Fletcher School of Law and Diplomacy at Tufts University.

Directorships in the past five years: Shanghai Ruibo New Energy Automobile Technology Company (2010 to present), CXC Capital, Inc. (2008 to present), and Lubao New Energy Company (2007 to present).

Robert F. Anderson. Mr. Anderson has served as a director since March 2018. Mr. Anderson is a seasoned commercial executive with over 35 years of leading global sales teams for General Electric Corporation and Stewart & Stevenson. Most recently, he served as Vice President, General Electric Packaged Power Inc. and General Manager Fast Power Americas for General Electric from February 2014 to June 2017. Prior to that, he served as General Manager, Global Sales with strategic responsibilities for a worldwide products and services team for GE Aero Energy in their aeroderivative gas turbine product line. In 2010, GE Aero became part of GE Distributed Power and he added General Manager, North America to his responsibilities. Throughout his GE career, he held progressively responsible positions with assignments in Houston, Texas, west Texas and Venezuela. Mr. Anderson brings vast amount of commercial and leadership experience to our Board.

Education: He holds a BBA in International Business from the University of Texas and has a Diploma in Spanish Studies from the Universidad Complutense in Madrid, Spain.

Directorships in the past five years: None, other than our Board.

Executive Officers and Significant Employees of SES

David Hiscocks. Mr. Hiscocks is our Corporate Controller and Corporate Secretary, a position he has held since May 2017. Prior to joining us, he served as Regional Controller-Eastern Hemisphere and Senior Manager of Finance & Administration-New Markets from 2012 to 2016 at Noble Corporation, a worldwide offshore drilling contractor. Prior to Noble, Mr. Hiscocks served in various accounting positions from 1993 to 2012 with Transocean, Inc., a worldwide drilling contractor, and its prior merged companies of GlobalSantaFe Corp. and Santa Fe International Corp. During his tenure there, Mr. Hiscocks served as Country Controller based in Malaysia, Vietnam, Canada, Angola and the various accounting positions in the corporate offices in Dallas and Houston, Texas. Mr. Hiscocks holds a B.A. in Accounting from the University of Northern Iowa. He is a certified public accountant in the State of Texas.

Summary Compensation Table

The following table sets forth compensation that SES’ named executive officers earned during fiscal years ended June 30, 2019 and 2018.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Robert Rigdon President and CEO(2)	2019	$90,000	$—	$—	$—	$—	$90,000	$180,000
	2018	$—	$—	$—	$100,000	$—	$152,500	$252,500

David Hiscocks Corporate Controller (principal accounting officer)(3)	2019	$150,000	$—	$—	$—	$—	$—	$150,000
	2018	$138,000	$—	$—	$13,800	$—	$—	$151,800

DeLome Fair Former President and CEO(4)	2019	$234,679	$—	$—	$—	$—	$1,500	$236,179
	2018	$266,667	$—	$—	$57,500	$—	$—	$324,167

Chris Raczkowski Former President – Asia(5)	2019	$115,000	$—	$—	$—	$—	$—	$115,000
	2018	$126,044	$—	$—	$—	$—	$—	$126,044
(1)	The amounts in the “Stock Award” and “Option Awards” column reflect the aggregate grant date fair value of awards pursuant to our 2015 Long Term Incentive Plan (the “2015 Plan”) and Amended and Restated 2005 Incentive Plan, as amended (the “2005 Plan”), for the fiscal years ended June 30, 2019 and 2018, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in “Note 14—Equity” to our audited financial statements for the fiscal year ended June 30, 2019 included in our Annual Report on Form 10-K for the year ended June 30, 2019. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Robert Rigdon previously served as President and Chief Executive Officer from March 2009 to February 2016 and, effective as of March 1, 2019, returned as our President and Chief Executive Officer and acting in the capacity of SES’ principal financial officer. He has been the Vice Chairman of the board or directors of SES since February 2016 and served as a director since August 2009. All Other Compensation refers to amounts paid as a director pursuant to a consulting agreement prior to being named as President and Chief Executive Officer.
(3)	David Hiscocks was named Corporate Controller, Chief Accounting Officer and Corporate Secretary on May 9, 2017 and received an option award in connection with his employment letter. In January 2018, he received an option award in lieu of $12,000 of base salary earned for the period January 1, 2018 to June 30, 2018.
(4)	In December 2014, DeLome Fair joined our executive team as Senior Vice President, Gasification Technology. In March 2015, Ms. Fair was additionally named President of SES Technologies, LLC, one of our wholly owned subsidiaries. From February 2016 to February 2019, Ms. Fair was named our President and Chief Executive Officer. From May 2017 to February 2019, Ms. Fair also served as our principal financial officer. In May 2017, she also received an option award in lieu of $50,000 of base salary earned for the period from May 1, 2017 to October 31, 2017. In January 2018, she also received an option award in lieu of $50,000 of base salary earned for the period January 1, 2018 to June 30, 2018. As of March 1, 2019, Ms. Fair was no longer employed by us.
(5)	Chris Raczkowski joined the management team in December 2016 and received a signing option award of $168,000 in connection with commencing his service as President - Asia. In May 2017, he received an option award in lieu of $64,833 of base salary earned for the period May 1 through October 31, 2017. As of May 10, 2018, Mr. Raczkowski was no longer employed by us.

Compensation Summary

Compensation Philosophy and Objectives

Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.

The primary objectives of our compensation policies and practices for our named executive officers for the fiscal years ended June 30, 2019 and June 30, 2018 are to:

•	Attract, retain, motivate and reward highly qualified and competent executives who have extensive industry experience through a mix of base salary, cash incentives and long-term equity incentives that recognize individual and company performance; and
•	Provide incentives to increase and maximize stockholder value by emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders.

We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.

Administration

Our executive compensation program is administered by the Compensation Committee in accordance with its charter and other corporate governance requirements of the SEC and Nasdaq.

The Compensation Committee has in the past engaged, and may in the future engage, compensation consultants familiar with our industry to advise the Compensation Committee regarding certain compensation issues. The assignments of the consultants are determined by the Compensation Committee, although management may have input into these assignments.

The Compensation Committee determines the total compensation (including the nature and amount of each element of the compensation) of Ms. Fair and subsequent to her resignation, Mr. Rigdon, as our President and Chief Executive Officer. The President and Chief Executive Officer plays a key role in determining executive compensation for the other officers. The President and Chief Executive Officer attends the meetings of the Compensation Committee regarding executive compensation and discusses her recommendations with the Compensation Committee, including the evaluation of the performance of the other named executive officers in arriving at their recommendations, which are based on the direct evaluation of such executives by our President and Chief Executive Officer, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the total compensation program for such executives.

Compensation Program

Based on and consistent with the philosophy and objectives stated above, our current executive compensation program and its historical programs and practices consist of the following elements:

•	Base salary;
•	Cash incentive awards;
•	Long-term equity incentive awards;
•	Post-employment benefits; and
•	Benefits and perquisites.

We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for consistent high performance with current and potential financial rewards. The compensation packages of the named executive officers are intended to be evenly balanced among the various elements. The goal of this policy was and continues to be to attract and retain the executives to ensure our long-term success. We also provide employee benefits such as health, dental and life insurance pursuant to plans that are generally available to our employees. We think our mix of compensation instills in our executives the importance of achieving our short-term and long-term business goals and objectives and thereby increasing stockholder value.

Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the Compensation Committee considers the total compensation payable to a named executive officer and each form of compensation. The Compensation Committee seeks to achieve a balance between immediate cash rewards for the achievement of company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders.

Additional details regarding each element of our executive compensation program are as follows:

Base Salaries. The base salary range for the named executive officers was established by the Compensation Committee. Base salary is viewed as a less significant element of compensation than long-term equity, so the levels are less than those of peer companies. The Compensation Committee approves all increases in base salary for our named executive officers in advance. The Compensation Committee reviews salaries of executive officers at periodic intervals and awards increases, if appropriate. In assessing the amount and timing of salary adjustments, if any, the Compensation Committee considers changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative employment positions. The Compensation Committee may also consider elements of individual performance in future salary adjustments, but to this point, has not done so. Base salaries for all named executive officers for the fiscal years ended June 30, 2019 and 2018, as applicable, are shown in the “Salary” column of the Summary Compensation Table above.

Cash Incentive Compensation. The named executive officers are each eligible for consideration for cash incentive compensation awards under the terms of their employment agreements as described under “—Employment Agreements” below, within the discretion of the Compensation Committee, which is common among the peer group noted above. The awards are intended to link cash incentive compensation to achievement of our short-term business objectives and stockholders’ interests as a whole and would be based on objective performance measures, thresholds and goals. The Compensation Committee has not established objective targets for any other named executive officer.

Long-Term Equity Incentive Compensation. The Compensation Committee provides stock or equity incentives and rewards to executive officers in order to link the executive’s long-term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long-term interests with those of our stockholders. The analysis of awards by the Compensation Committee is based upon an overall review of the performance of us and our management and the Compensation Committee’s assessment of the appropriate level of long-term equity incentive compensation. The Compensation Committee does not follow a specific process or necessarily consider objective or the same factors when making its overall review of our performance.

The 2015 Plan is maintained with the objectives of: (i) attracting and retaining selected key employees, consultants and outside directors; (ii) encouraging their commitment; (iii) motivating superior performance; (iv) facilitating attainment of ownership interests in us; (v) aligning personal interests with those of our stockholders; and (vi) enabling grantees to share in our long-term growth and success.

The Compensation Committee exercises its discretion in determining the mix between and among awards of incentive stock options, non-qualified stock options and restricted stock. To date, the only incentive awards granted to the named executive officers by the Compensation Committee have been stock options. The exercise price of stock options is based on the fair market value of a share of our common stock on the date of grant, which, under the 2015 Plan, is the closing sales price on that date of a share of our common stock as reported on The NASDAQ Stock Market.

Currently, stock options granted under the 2015 Plan vest ratably on the first, second, third and fourth anniversaries of the grant date so that the options are fully vested after four years, except that in limited circumstances, we have granted stock options vesting in four quarterly installments over twelve months to our directors and granted stock options with modified vesting to executive officers who elected to exchange base salary for incentive compensation. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are priced at fair market value on the date of grant, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option.

Post-Employment Benefits. We have entered into employment agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, in some cases, severance payments in the event of a termination following a “change in control.” The Compensation Committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “—Potential Payments Upon Termination or Change of Control” below.

Benefits and Executive Perquisites. As our executives and employees, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees.

Employment Agreements

Effective March 1, 2019, we entered into an employment agreement with Robert Rigdon, our President and Chief Executive Officer. He is entitled to receive an annual base salary of up to $180,000 and additional compensation for merger or restructuring transactions or SES’ sale of assets in China, including but not limited to the Yima Joint Venture or the TSEC Joint Venture in the amount of 2% of the consideration actually received by SES or the sale of SES’ assets included but not limited to SES’ technology or its ownership interests in BFR, AFE, or SES in the amount of 3% of the consideration received by SES. Consideration is net of any transaction fees. SES’ obligation to pay principal and interest, or any other contractual payments, owed to the debtholders as well as any tax payment obligations must be satisfied prior to any additional compensation amounts being paid as additional compensation as specified in the agreement. Additional compensation payments are capped in aggregate at $320,000 provided however that to the extent the completed transactions include a transaction related to SES’ ownership in BFR, the aggregated cap shall be $500,000. If Mr. Rigdon’s employment is terminated other than for cause (as defined in the employment agreement), he will continue to be able to earn performance bonuses for six months after his termination if the objectives are achieved. Mr. Rigdon is subject to non-competition, confidentiality and non-disparagement obligations.

Effective May 9, 2017, we entered into an employment letter with David Hiscocks, our Corporate Controller and Corporate Secretary. Mr. Hiscocks’ employment is at-will and is terminable by either us or Mr. Hiscocks at any time with or without advanced notice. Mr. Hiscocks is entitled to receive annual base compensation of $150,000. Mr. Hiscocks is also eligible for discretionary bonuses from time to time in SES’s sole discretion and based on achievement of individual and SES objectives. Mr. Hiscocks’ base compensation is subject to increase in the discretion of the Compensation Committee. The letter prohibits Mr. Hiscocks from competing with us during his employment and for a period of six months thereafter and is also prohibited from soliciting our employees for a period of six months after termination of his employment. Mr. Hiscocks received a grant of nonstatutory stock options to acquire shares of the SES Common Stock with an aggregate value of $30,000 under the 2015 Plan, vesting as to 25% on each anniversary of the date of the agreement. Mr. Hiscocks is also eligible to receive additional share-based compensation awards at the sole discretion of the Compensation Committee.

Potential Payments upon Termination or Change of Control

SES reports no potential payments for its named executive officers other than Mr. Rigdon upon termination or a change in control because (i) Mr. Hiscocks’ employment letter does not include provisions for payments in connection with a termination or change of control, (ii) Ms. Fair resigned effective March 1, 2019, (iii) Mr. Raczkowski resigned effective May 10, 2018.

The following table describes potential payments upon termination related to Mr. Rigdon:

Robert Rigdon — Chief Executive Officer and President

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination ($)	Voluntary Termination for Good Reason ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	After a Change in Control(2) ($)
Compensation
Severance(3)	$—	$—	$—	$—	$—	$—
Performance bonus(4)	—	500,000	—	500,000	—	500,000
Stock Options (Unvested and Accelerated)(5)	—	—	—	—	—	—
Benefits and Perquisites
Health and Welfare Benefits Continuation(6)	—	11,147	—	11,147	—	11,147
Tax Gross-up	—	—	—	—	—	—
Total	$—	$511,147	$—	$511,147	$—	$511,147
(1)	For purposes of this analysis, we assumed that the effective date of termination is June 30, 2019.
(2)	“After a Change in Control” means a termination for any reason (other than by us for cause) within 60 days of a change in control.
(3)	There is no severance related to base salary upon termination.
(4)	Performance bonus for table purposes assumes the maximum amount of additional compensation which Mr. Rigdon could receive as discussed above under his employment agreement.
(5)	Pursuant to the terms of the employment agreement, under “Voluntary Termination for Good Reason,” “Involuntary Not for Cause Termination,” or “After a Change in Control,” the vesting of all outstanding stock options would be accelerated, and all stock options shall be 100% vested on the date of termination of employment or the effective date of the “change in control” as applicable.
(6)	Health and Welfare Benefits Continuation is calculated as 12 months of reimbursement of COBRA premiums under “Involuntary Not for Cause Termination,” “Voluntary Termination for Good Reason” and “After a Change in Control.” Such benefits payable will cease prior to the end of 12 months if Mr. Rigdon is eligible to participate in health insurance plan of another employer.

Outstanding Equity Awards for Year Ended June 30, 2019

The following table shows the number of shares covered by exercisable and un-exercisable options held by our named executive officers on June 30, 2019. Each of the awards in the table was made under either the 2015 Plan and 2005 Plan. Mr. Raczkowski is not listed in the below table as all of his awards have expired.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Robert Rigdon	3,125	—	—	208.00	04/08/21	(1)	—	—	—	—
	3,852	—	—	70.40	02/27/23	(2)	—	—	—	—
	2,735	—	—	81.92	08/22/24	(3)	—	—	—	—
	1,562	—	—	48.64	03/09/25	(4)	—	—	—	—
	2,469	—	—	60.16	03/15/26	(5)	—	—	—	—
	2,806	—	—	53.12	03/15/27	(6)	—	—	—	—
	5,196	—	—	28.00	03/07/28	(7)	—	—	—	—

David Hiscocks	349	350	—	58.88	05/09/27	(8)	—	—	—	—
	883	—	—	22.88	01/01/28	(9)	—	—	—	—

DeLome Fair	3,125	—	—	58.88	03/01/20	(10)	—	—	—	—
	390	—	—	48.64	03/01/20	(11)	—	—	—	—
	4,687	—	—	43.52	03/01/20	(12)	—	—	—	—
	1,636	—	—	52.48	03/01/20	(13)	—	—	—	—
	3,682	—	—	22.88	03/01/20	(14)	—	—	—	—
(1)	On April 8, 2011, Mr. Rigdon received an option exercisable for 3,125 shares of common stock at an excise price of $208.00. This option vests in four equal installments on each of April 8, 2011, 2012, 2013 and 2014.
(2)	On February 27, 2013, Mr. Rigdon received an option exercisable for 3,852 shares of common stock at an excise price of $70.40. This option vests in twelve equal monthly installments beginning on March 31, 2013. This option was issued in lieu of $90,000 of base salary for the period from March 1, 2013 through February 28, 2014 and a guaranteed bonus of $120,000 to be paid in 2013 pursuant to his employment agreement.
(3)	On August 22, 2014, Mr. Rigdon received an option exercisable for 3,125 shares of common stock at an excise price of $81.92. This option vests in eight equal installments, with the first installment vesting on the date of grant and the next installment vesting on September 30, 2014 and then vesting quarterly thereafter. The last installment of 390 shares were forfeited when Mr. Rigdon terminated his employment agreement with the Company in February 2016, therefore 2,735 shares were outstanding as of June 30, 2019.
(4)	On March 9, 2015, Mr. Rigdon received an option exercisable for 1,562 shares of common stock at an excise price of $48.64. This option vests in six equal monthly installments beginning on April 30, 2015. This option was issued in lieu of $51,000 of base salary for the period from April 1, 2015 through September 30, 2015.
(5)	On March 15, 2016, Mr. Rigdon received an option exercisable for 2,469 shares of common stock at an excise price of $60.16. This option vests in four equal quarterly installments beginning on March 31, 2016.
(6)	On March 15, 2017, Mr. Rigdon received an option exercisable for 2,806 shares of common stock at an excise price of $53.12. This option vests in four equal quarterly installments beginning on March 31, 2017.
(7)	On March 7, 2018, Mr. Rigdon received an option exercisable for 5,196 shares of common stock at an excise price of $28.00. This option vests in four equal installments, with the first installment vesting on the date of grant and then vesting quarterly on June 30, September 30, and December 31, 2019.
(8)	On May 9, 2017, Mr. Hiscocks received an option exercisable for 699 shares of common stock at an exercise price of $58.88. This option vests in four equal yearly installments beginning on the first anniversary of the date of grant.
(9)	On January 1, 2018, Mr. Hiscocks received an option exercisable for 883 shares of common stock at an exercise price of $22.88. This option vests monthly in lieu of $12,000 of Mr. Hiscocks’ base salary earned for the period from January 1, 2018 to June 30, 2018.
(10)	On January 6, 2015, Ms. Fair received an option exercisable for 3,125 shares of common stock at an exercise price of $58.88. This option vests in four equal installments, with the first installment vesting on the date of grant and then vesting yearly thereafter on each January 6, 2016, 2017, and 2018.
(11)	On March 9, 2015, Ms. Fair received an option exercisable for 390 shares of common stock at an exercise price of $48.64. This option vested in three equal installments on each March 9, 2016, 2017, 2018, and the last installment vested on March 1, 2019.
(12)	On February 15, 2016, Ms. Fair received an option exercisable for 4,687 shares of common stock at an exercise price of $43.52. This option vests in four equal installments, with the first installment vesting on the date of grant and then vesting yearly thereafter on each February 15, 2017, 2018, and 2019.
(13)	On May 1, 2017, Ms. Fair received an option exercisable for 1,636 shares of common stock at an exercise price of $52.48. This option vests monthly in lieu of $50,000 of Ms. Fair’s base salary earned for the period from May 1, 2017 to October 31, 2017.
(14)	On January 1, 2018, Ms. Fair received an option exercisable for 3,682 shares of common stock at an exercise price of $22.88. The option vests monthly in lieu of $50,000 of Ms. Fair’s base salary earned for the period from January 1, 2018 to June 30, 2018.

Director Compensation

In March 2018, the SES board of directors approved compensation for calendar year 2018 for our directors. Non-executive directors who served as chair of a board committee received an annual grant of stock options with an aggregate value of $110,000 and all other non-executive directors received an annual grant of stock options with an aggregate value of $100,000, in each case based on a fair market valuation and the exercise price in the grant, while non-independent, executive directors received no compensation for their service on the SES board of directors. The options vest as to 25% of the shares on each of March 31, June 30, September 30 and December 31 of 2018. The exercise price was determined based on the closing price on the date of the grant. Mr. Lamadrid also was awarded $60,000 for compensation as the Chairman of the board of directors of SES with the cash compensation will be paid quarterly beginning with the quarter ended March 31, 2018.

Director Compensation

In March 2019, the SES board of directors determined that due to the minimal amount of shares available in the 2015 Plan and that a special committee had been appointed to evaluate financing options and strategic alternatives, it would be inappropriate to receive options as compensation at this time.

In March 2018, the SES board of directors approved compensation for calendar year 2018 for our directors. Non-executive directors who served as chair of a board committee received an annual grant of stock options with an aggregate value of $110,000 and all other non-executive directors received an annual grant of stock options with an aggregate value of $100,000, in each case based on a fair market valuation and the exercise price in the grant, while non-independent, executive directors received no compensation for their service on the SES board of directors. The options vest as to 25% of the shares on each of March 31, June 30, September 30 and December 31 of 2018. The exercise price was determined based on the closing price on the date of the grant. Mr. Lamadrid also was awarded $60,000 for compensation as the Chairman of the board of directors of SES with the cash compensation will be paid quarterly beginning with the quarter ended March 31, 2018.

The following table summarizes the annual compensation for our non-employee directors during the year ended June 30, 2019:

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards(1) (c)	Option Awards(1)(2) (d)	Non-Equity Incentive Plan Compensation (e)	Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)		Total (h)
Lorenzo Lamadrid	$30,000	—	$—	—	—	$30,000	(3)	$60,000
Denis Slavich	$—	—	$—	—	—	$—		$—
Harry Rubin	$—	—	$—	—	—	$18,000	(3)	$18,000
Ziwang Xu	$—	—	$—	—	—	$—		$—
Robert Anderson	$—	—	$—	—	—	$19,200	(3)	$19,200
Charles Brown(4)	$—	—	$—	—	—	$—		$—
Robert Rigdon(5)	$—	—	$—	—	—	$90,000	(5)	$90,000
(1)	The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value for the fiscal year ended June 30, 2019, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in “Note 14—Equity” to our audited financial statements for the fiscal year ended June 30, 2019 included in our Annual Report on Form 10-K for the year ended June 30, 2019. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	As of June 30, 2019, Messrs. Lamadrid, Slavich, Rubin, Xu, Anderson and Brown had outstanding options exercisable for a total of 38,083, 22,458, 22,458, 21,898, 4,258 and 14,784 shares of common stock, respectively.
(3)	Represents compensation paid to Messrs. Lamadrid, Rubin, and Anderson as pursuant to consulting agreements described below.
(4)	Mr. Brown resigned from the board of directors effective December 31, 2018.
(5)	Represents compensation paid to Mr. Rigdon as pursuant to a consulting agreement as a director prior to his taking the role of President and Chief Executive Officer in March 2019.

Mr. Lamadrid has a consulting agreement with us for his service to us. The agreement was initially for a four-year term effective August 1, 2006 and was extended for an additional three years in August 2010. In April 2014, the agreement was extended through December 2014 and then to be automatically renewed for successive one-year terms on each anniversary unless written notice of non-renewal is delivered by us at least 30 days before the end of the term.

Mr. Rigdon has a consulting agreement with us for his service to us. The agreement is for a one-year term effective February 15, 2016. As part of this agreement, Mr. Rigdon receives a monthly consulting fee of $15,000 per month for the first six months of the term and $10,000 per month for the last six months of his term. In October 2016, his agreement was modified to compensate Mr. Rigdon $15,000 per month for the remainder of his agreement. On February 15, 2017, the agreement was automatically extended for an additional one-year term, and the compensation was increased to $15,000 per month until June 15, 2017, at which point it will revert to $10,000 per month. In December 2017, his agreement was amended to compensate Mr. Rigdon $15,000 per month for the remainder of his agreement. The agreement also includes an automatic renewal clause with a 60-day notice period related to termination.

Mr. Anderson has a consulting agreement with us for his service to us. The agreement is for a three-month term effective March 19, 2018. As part of this agreement, Mr. Anderson receives a monthly consulting fee of $3,000 per month. The agreement was extended for another three-month period. The agreement was amended and restated effective on September 1, 2018 to change the term to a month to month agreement and includes a 10-day written notice period related to termination for both parties.

Mr. Rubin, through Henmead Enterprises, Inc. (HEI), has a consulting agreement with us for his service to us. The agreement is for a three-month term effective June 1, 2018. As part of this agreement, HEI receives a monthly consulting fee of $3,000 per month. The agreement was amended and restated effective on September 1, 2018 to change the term to a month to month agreement and includes a 10-day written notice period related to termination for both parties.

Effective December 31, 2018, we terminated the consulting agreements above with Mr. Lamadrid, Mr. Rigdon, Mr. Rubin and Mr. Anderson.

INFORMATION ABOUT AFE

General Overview of AFE’s Business

AFE is a private Australian company founded in 2014 by Mr. Edek Choros and SES. AFE is currently owned 41.45% by Mr. Choros, 34.98% by SES, 13.53% by AFE management and directors and the remaining 10% owned by various investors. AFE was established to secure an ownership position in local Australian resources, such as coal and biomass for the production of fuel gas and synthetic natural gas using SGT that reduces carbon dioxide emissions. AFE is currently developing energy projects that will produce syngas, an alternative to natural gas, for use in large scale base load power generation (of the order of 350MW per individual project) and for use as a feedstock for the production of agricultural chemicals such as ammonia, urea, and explosives.

On June 9, 2015, SES and AFE entered into a Master Technology Agreement (“MTA”), which was later revised on May 10, 2017, whereby AFE will exclusively use SGT for its gasification projects, while SES will exclusively use AFE as its channel to the Australian market.

Gladstone Project

AFE is advanced with its plans for the development of its Gladstone Project, which is proposed to be developed by AFE’s wholly owned subsidiary company, Gladstone Energy and Ammonia Pty Ltd. The project is an above-ground coal gasification development project to supply ammonia, natural gas, and power via SGT, upon a company-owned 120-hectare (approximately 300-acre) site in Gladstone State Development Area, Gladstone, Queensland. The project is aimed at producing approximately 22 PJ, a measurement of energy equal to 947,817 million BTUs, of syngas per year, with approximately 9 PJ of the syngas further processed to produce approximately 700 tpd of ammonia (approximately 230,000 tonnes per annum), and the balance of syngas to be used for production of approximately 13 PJ per annum of pipeline specification substitute natural gas (“SNG”) for local east coast Australian markets and industrial users.

In September 2018, the Gladstone Project was formally announced in Queensland Parliament by Minister for State Development, Manufacturing, Innovation and Planning, Mr. Cameron Dick, and was declared by the Queensland Co-Ordinator General as a Co-Ordinated Project. A coordinated project approach means that all the potential impacts and benefits of the project are considered in an integrated and comprehensive manner and the Coordinator-General’s decision to declare this project a Coordinated Project is expected to help streamline approvals and fast-track delivery of the project. See https://www.statedevelopment.qld.gov.au/coordinator-general
/assessments-and-approvals/coordinated-projects /current-projects /gladstone-energy-and-ammonia-project.html) for additional information (which is expressly not incorporated by reference into this proxy statement/prospectus).

The Initial Advice Statement (“IAS”) was filed with the Queensland Co-Ordinator General on August 31, 2018. The Environmental Impact Statement (“EIS”) process is currently underway and is scheduled to be completed in the third quarter of 2021. The assessment will be undertaken by the Office of Queensland Co-ordinator General on behalf of the Queensland Government.

EIS provides a comprehensive description of:

•	the current environment in the area of the project;
•	all potential environmental impacts of the project; and
•	proponent proposals to avoid, minimise, mitigate and/or offset those potential impacts.

The impacts include direct, indirect and cumulative impacts resulting from the construction, commissioning, operation and decommissioning of the project. For more information on the EIS process, see “Governmental Regulations and Related Matters - Environmental Regulations – Gladstone Project” below. No Australian Federal Government approvals are required for the development of the project.

The front-end design and engineering phases of the project are currently underway and are scheduled to be completed by the end of calendar year 2020. The Final Investment Decision point (the point at which all licences and approvals for the project are in place, all required funding for the development of the project is secured, and the Board has approved the project commence development) will be reached by around the end of calendar 2020. The total capital cost of the project is estimated at approximately $AUD 1 billion, and this is expected to be financed through a combination of equity (approximately 30%) and debt and project finance (approximately 70%). Subject to achieving Final Investment Decision, construction is currently expected to commence in the first half of 2021, and it will take approximately two years to develop and commission the project. First production from the project is expected in the first half of 2023.

The project will be located in the Gladstone State Development Area in Gladstone, Queensland, Australia. The project site is located with direct access to the main Queensland Gas Pipeline, access to main water pipeline, access to mains electrical power, and access to coal unloading facility.

AFE has agreements in place for 100% of the offtake for both ammonia and gas with Tier 1 Australian offtakers for local domestic use. Both offtakers are large companies listed on the Australian Stock Exchange. In terms of the first offtaker, a Heads of Agreement has been executed for the supply of approximately 230,000 tpa of ammonia for a 12 year supply period, and approximately 4 PJ of pipeline gas for an 8 year supply period. In terms of the second offtaker, a Master Gas Sales Agreement has been executed for the supply of 8 PJ of pipeline gas over a 15 year supply period.

Coal is the key feedstock for the project, and coal will be sourced from local mines in the area. SGT is unique in its ability to operate effectively utilizing lower quality / high ash content coal. This coal is readily available in relatively close proximity to Gladstone. The project will use approximately 3 gigalitres per annum of water, and AFE has a long term water supply agreement in place with Gladstone Area Water Board for the supply of water to the project over a 25 year term.

There will be 3 main by-product streams produced from the project – ash, sulphur and CO2. There will be approximately 400,000 tonnes per annum of ash produced from the project (by virtue of the fact that high ash coal will be used as feedstock), and AFE has had strong demand for the use of this ash in the manufacture of building products and cement based products, and for use as road base. There will be approximately 2,200 tonnes per annum of sulphur per annum (all captured). This will be sold to customers in the local Gladstone area for industrial use. One industrial customer in the region currently imports 120,000 tonnes per annum from Canada. The project will produce approximately 1.8 million tpa of CO2. The quality of the produced CO2 is very high, at approximately 97% purity. All of the CO2 produced is pre-combustion. AFE is in advanced level discussions with a local party who desires to take all of the produced CO2 for an Enhanced Oil Recovery project (“EOR”) that they are seeking to develop in Queensland, Australia.

Other Projects and Potential Expansion Opportunities

AFE also owns 100% of the issued capital of Cape River Resources, which owns the Pentland Coal Mine Project, in Queensland, Australia. The Pentland Coal Mine Project is a 266 Metric Tonne thermal coal resource located approximately 230 kms SW of Townsville, in Queensland, Australia. The Pentland Coal Mine Project is planned to be developed for an on-site coal gasification project, however, the project is not being actively pursued at present due to funding constraints and the focus of AFE on the Gladstone Project.

In relation to West Pentland, AFE is currently in the process of completing a scoping study for a large scale Coal-to-Methanol and Power project located at West Pentland, Qld, Australia. Following completion of the proposed Merger it is intended to that AFE will devote additional funding and resources to the West Pentland project.

AFE is also considering advancing a number of other business expansion opportunities, including:

•	Technology Licensing of SGT via taking an equity stake in projects, or via traditional licensing (location dependent). One of the higher value creation opportunities from gasifying coal can be achieved when a coal gasification plant is located in close proximity to mature oil fields and produced by-product CO2 can be used for EOR.
•	Engineering Services. AFE is considering the acquisition of an engineering services organization to enhance in-house technical skills and mitigate internal technical costs for the merged entity.
•	Supply of Coal. Typically, oil producing countries do not have their own coal resources, so AFE would be guaranteeing a long term supply of suitable coal for gasification projects either from AFE’s own mines and/or from coal mines owned by other coal producers with the business objective of promoting our coal gasification technology to oil producing countries to facilitate development of large scale coal gasification projects at close proximity to the oil fields.

•	Distributed Power and Renewable Hydrogen. AFE is in the process of completing a Pre-Feasibility Study to develop a small scale 80MW to 160MW power generation plant based on an oxygen blown SES gasifier, with approximate capture of about half of produced CO2 and used clean syngas to generate power in gas turbines. This is combined with a Pre-Feasibility Study for a nominal 100MW, dedicated PV Solar Plant to be developed next to Distributed Power Plant site and generated power from the PV Solar Plant to be used to produce Hydrogen and this Hydrogen to be converted into Methanol using CO2 captured from the clean-up of produced syngas. If developed, potential to produce 100,000 metric tonnes of renewable Methanol per year.

Current State of the East Coast Australian Gas Market

The current state of the east coast Australian gas market presents attractive opportunities for scalable and replicable clean energy gasification projects with compelling economics as gas supply is short for the foreseeable future. Traditional east coast reserves such as the Gippsland Basin are depleting and production is set to decline, and production costs of conventional gas are also increasing as less productive gas fields at locations farther away are being brought into production. Unless significant new reserves are commercialized within five to seven years, the east coast market comprising the eastern and southern states of Queensland, New South Wales, Victoria and South Australia will be short of gas, and New South Wales and Victoria have imposed bans on new gas developments.

The market will need to draw on the large coal seam gas (CSG) reserves of Queensland. However, these reserves are mostly dedicated to three LNG export facilities built in the last ten years in Gladstone focused on selling LNG to markets such as China and Japan. To divert gas away from these premium Asian markets will require the introduction of a new pricing mechanism in east Australia. Producers will need to be incentivized to redirect gas domestically and as such need to receive the same value they can get from selling to North Asia. Given this, Australian gas buyers will need to start paying a netback price equivalent which means the price of LNG in Asia less the transportation cost. In effect, a gas short domestic market will need to compete with Asian buyers.

Given this scenario, AFE is of the view that the shortage of gas supplies in the Australian market is going to continue over the medium to longer term, and that pricing of gas in the Australian market will remain at current levels or higher, creating significant opportunities for AFE in the portfolio of projects that AFE is seeking to develop.

Governmental Regulations and Related Matters

Environmental Regulations - General

AFE’s operations are subject to stringent federal, state and local government laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before construction or operation at a facility commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution.

AFE’s facilities may require permits for or be constrained by permit conditions in relation to acceptable air emissions and wastewater discharges, as well as other authorizations, some of which must be issued before construction commences. Issuance of these permits could be subject to unpredictable delays, contests and even, in some cases, denial or refusal. Although we believe that there will be support for AFE’s projects, the permitting process could be complex and time consuming and the issuance of permits may be subject to the potential for contest and other regulatory uncertainties that may result in unpredictable delays. We are in substantial compliance with current applicable environmental laws and regulations and have not experienced any material adverse effect from compliance with these environmental requirements.

In addition, some recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to the warming of the Earth’s atmosphere. In response to such studies, many countries are actively considering legislation, or have already taken legal measures, to reduce emissions of greenhouse gases. Examples of such legislation and new legal measures include new environmental laws and regulations that could impose a carbon tax, a cap and trade program requiring us to purchase carbon credits, or measures that would require reductions in emissions or require modification of raw materials, fuel use or production rates.

Carbon dioxide, (CO2), a by-product of burning fossil fuels such as coal, is an example of a greenhouse gas. Regardless of technology used in gasification facilities, there is carbon dioxide released whenever the syngas is cleaned and prepared for energy or chemicals production. AFE believes that gasification is currently the most desirable technology for processing coal if CO2 emissions become regulated. This is because gasification and the adjacent syngas cleaning technologies separate the CO2 produced from the final products and thereby create a rich CO2 stream that can be captured, sequestered and/or sold. However, greenhouse gas regulations can add production and capital cost to all fossil fuel technologies and may require us or our customers to obtain additional permits, meet additional control requirements, install additional environmental mitigation equipment, or take other as yet unknown steps to comply with such potential regulations, which could adversely affect our financial performance.

Environmental Regulations – Gladstone Project

The Gladstone Project was granted “Co-ordinated Project Status” by the Queensland Government in August 2018, and all required licences and approvals for the project are being handled through the Office of the Queensland Co-Ordinator General, on behalf of the Government of Queensland.

The Environmental Impact Statement (“EIS”) process is currently underway and is scheduled to complete in the third quarter of 2021. The assessment will be undertaken by Office of Queensland Co-ordinator General on behalf of Queensland Government.

The EIS process is managed under the Environmental Protection 1994 Act (EP Act) and is used to assess resource project proposals that have a relatively high level of environmental risk. These projects are often also important to the economic development in Queensland and typically involve high capital expenditure and the potential to generate substantial regional development and employment.

In deciding whether an application requires assessment by EIS, the department will carry out its functions and responsibilities in accordance with the EP Act. There are several ways that an EIS process under the EP Act may be applied to the assessment of a proposed resource activity:

•	A site-specific application for an environmental authority for a resource activity under the EP Act is made and the department decides that assessment will be by EIS. This includes site-specific EA amendment applications for existing resource activities. Only site-specific applications can trigger the EIS process; standard or variation applications do not.
•	An amendment application for an existing EA for a resource activity under the EP Act is made and the department decides that the proposed amendment is a major amendment.
•	The project proponent submits an application for approval to voluntarily prepare an EIS and the department decides that an EIS is appropriate for the proposed project.

In making the decision if an EIS is required, the department will take into account:

•	the standard criteria (pursuant Schedule 4, EP Act);
•	EIS triggers;
•	the relative magnitude (scale and risk) of impacts (e.g. impacts on matters of state environmental significance, water quality and resources, environmentally sensitive areas (Category A, B and/or C), air, noise);
•	the public interest;
•	uncertainty about possible impacts;
•	any significant issues with another Queensland Government/ Australian Government authority (e.g. matters of national environmental significance under the Environment Protection and Biodiversity Conservation Act 1999, agriculture, fisheries, transport);

•	social and economic impacts; and
•	cumulative impacts.

No Australian Federal Government approvals are required for the development of the Gladstone Project. This was confirmed by the Australian Federal Government in December 2018.

Native Title and Cultural Heritage Regulation

Since 1992, Australian courts have recognized that native title to lands, as recognized under the laws and customs of the Aboriginal inhabitants of Australia, may have survived the process of European settlement.

These developments are supported by Native Title Act 1993 (Cth) which recognizes and protects native title, and under which a national register of native title claims and determinations has been established. Native title rights do not extend to minerals; however, native title rights can be affected by the mining process unless those rights have previously been extinguished thereby requiring negotiation with the registered native title claimants or determined native title holders, and potentially the payment of compensation prior to the grant of certain mining tenements.

There is also federal and state legislation to prevent damage to and manage Aboriginal cultural heritage and archaeological sites.

In relation to the Gladstone Project, the project site has had native title issues resolved by Queensland Government prior to the purchase of the site by AFE, and relevant cultural heritage issues will be assessed as part of the EIS process referred to earlier in this section.

Occupational Health and Safety Regulation

Broadly, State legislation requires persons conducting a business or undertaking to provide and maintain a safe workplace by providing safe systems of work, safety equipment and appropriate information, instruction, training and supervision. Specific occupational health and safety obligations have been mandated under state legislation to account for the specialized nature of the coal mining industry. The concepts are typically similar to the general occupational health and safety legislation however, there are some differences in the terminology, the application and detail of the laws. The most noteworthy difference being that coal mining safety laws are more prescriptive when compared to general occupational health and safety laws. Further, mining operators, executive officers (including directors and other officers of a corporate entity), employees with statutory appointments (e.g. site senior executives) and all other persons (including coal mine workers and all other persons at a mine) are subject to the obligations under this legislation.

Industrial Relations Regulation

A national industrial relations system administered by the federal government applies to all private sector employers and employees. The matters regulated under the national system include employment conditions, unfair dismissal, enterprise bargaining, bullying claims, industrial action and resolution of workplace disputes. Many of the workers employed or to be employed by AFE are covered by enterprise agreements approved under the national system.

Greenhouse Gases

In 2007, a single, national reporting system relating to greenhouse gas emissions, energy use and energy production was introduced. The National Greenhouse and Energy Reporting Act 2007 (Cth) (NGER Act) imposes requirements for corporations meeting a certain threshold to register and report greenhouse gas emissions and abatement actions, as well as energy production and consumption. The Clean Energy Regulator administers the NGER Act. The Commonwealth Department of Environment is responsible for NGER Act-related policy developments and review. Both foreign and local corporations that meet the prescribed carbon dioxide and energy production or consumption limits in Australia (Controlling Corporations) must comply with the NGER Act.

On July 1, 2016, amendments to the NGER Act implemented the Emission Reduction Fund Safeguard Mechanism. From that date, large designated facilities were issued with a baseline for their covered emissions and must take steps to keep their emissions below the baseline, comply with their statutory obligations by some other means (for example, by purchasing and surrendering Australian carbon credit units to offset emissions over the baseline) or face penalties.

In relation to the Gladstone Project this will be assessed as part of the EIS process referred to earlier in this section.

Employees

AFE currently has 5 full time personnel engaged in its business all of whom are engaged on a day rate basis, and also has access to a comprehensive network of experienced consultants that it draws on (on a day rate basis) as required. None of our employees are represented by any collective bargaining unit. We have not experienced any work stoppages, work slowdowns or other labor unrest. We believe that our relations with our employees are good.

Up until the time of signing of the Merger Agreement, directors, executives and staff of AFE received a portion of their normal remuneration in the form of issued and fully paid shares in AFE. All such amounts were settled for the period up to the signing of the Merger Agreement.

Additional employees will be required to facilitate the progression and development of the Gladstone Project, and it is intended that these employees will be engaged by the combined company following the completion of the proposed Merger.

Properties

AFE executed a contract in December 2018 for the acquisition of a land site in the Gladstone State Development Area (Gladstone, Queensland, Australia) for the location for the Gladstone Project. The property is located at Lot 57 (SP 257848) in Landing Road, Gladstone, Queensland, Australia. The total contract value (purchase price) is $AUD 6,733,100, and an initial deposit amount of $AUD 50,000 has been paid. The balance of the purchase price is payable in instalments, and the remaining payments only commence at the time that advice is received from Queensland Government that all required government approvals and licences have been received to allow for development of the Gladstone Project to commence.

AFE’s wholly owned subsidiary, Cape River Resources, is title holder to MDL 361 (Mining Development Lease 361) in Queensland Australia, the location of the West Pentland Coal Deposit, at Pentland, approximately 230 kilometres south west of Townsville (Queensland, Australia).

Legal Proceedings

AFE is not currently involved in any legal proceedings where it is taking action against any other person or party, and has not been involved in any such proceedings since incorporation. AFE is not aware of any legal proceedings where an external person or party is taking actions or legal proceedings against AFE.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF AFE

You should read the following discussion and analysis of AFE’s financial condition and results of operations together with AFE’s consolidated financial statements and the related notes and other financial information included elsewhere in this document. Some of the information contained in this discussion and analysis or set forth elsewhere in this document, including information with respect to AFE’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this document for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Executive Summary

During the 2019 year, AFE continued its efforts towards the advancement of the Gladstone Project. The project is an above-ground coal gasification development project to supply ammonia, natural gas, and power via SES gasification technology, upon a company-owned 120-hectare (approximately 300-acre) site in Gladstone State Development Area, Gladstone, Queensland. The project is aimed at producing approximately 22 PJ of syngas per year, with approximately 9 PJ of the syngas further processed to produce approximately 700 tpd of ammonia (approximately 230,000 tonnes per annum), and the balance of syngas to be used for production of approximately 13 PJ per annum of pipeline specification SNG for local east coast Australian markets and industrial users.

2019 Operational Developments

On August 15, 2018, AFE received a Research and Development Rebate in the amount of $1,104,541 from the Australian Government under the Research and Development Tax Incentive Program (see https://www.ato.gov.au/Business/Research-and-development-tax-incentive/ for additional information, which is expressly not incorporated by reference into this proxy statement/prospectus). The Rebate relates to the research and development costs incurred be AFE with respect to the Gladstone Project during the year ended June 30, 2018. For qualifying companies and qualifying projects, the Australian Government provides a cash rebate of $AUD 0.43 for every $AUD 1.00 spent on research and development.

On September 20, 2018, the Gladstone Project was declared a “Co-Ordinated Project” by the Queensland Government (see https://www.statedevelopment.qld.gov.au/coordinator-general/assessments-and-approvals/
coordinated-projects/current-projects/gladstone-energy-and-ammonia-project.html, which is expressly not incorporated by reference into this proxy statement/prospectus). A proponent of a project with one or more of the following characteristics may apply to have it declared a ‘Co-Ordinated Project' under the State Development and Public Works Organisation Act 1971 (SDPWO Act):

•	complex approval requirements, involving local, state and federal governments;
•	significant environmental effects;
•	strategic significance to the locality, region or state, including for the infrastructure, economic and social benefits, capital investment or employment opportunities it may provide; and
•	significant infrastructure requirements.

The Coordinator-General chooses the weight attributed to each of the above factors. The Coordinator-General is not bound to declare a project a “Co-Ordinated Project” merely because it satisfies one or more of these characteristics. In making the declaration decision, the Coordinator-General must take into account:

•	detailed information about the project given by the proponent in an initial advice statement;
•	relevant planning schemes or policy frameworks of a local government, the State or the Commonwealth;
•	relevant State policies and government priorities;
•	a pre-feasibility assessment of the project, including how it satisfies an identified need or demand;

•	the capacity of the proponent to undertake and complete the environmental impact statement (EIS) or impact assessment report (IAR) for the project; and
•	any other matter considered relevant.

On September 15, 2018, AFE executed a comprehensive Heads of Agreement with SNC Lavalin (SNCL) for the provision of engineering and support services for the Gladstone Project, and for AFE to seek to co-operate exclusively with SNC Lavalin as the principal Contractor to establish a design and construct Project for the Gladstone Project.

On December 19, 2018, AFE executed a contract with the Queensland Government for the acquisition of a land site in the Gladstone (GladstoneAustralia) for the location for the Gladstone Project. The property is located at Lot 57 (SP 257848) in Landing Road, Gladstone, Queensland, Australia. The total contract value (purchase price) is $AUD 6,733,100, and an initial deposit amount of $AUD 50,000 was paid by AFE on December 19, 2018. The balance of the purchase price is payable in installments, and the remaining payments only commence at the time that advice is received from Queensland Government that all required government approvals and licences have been received to allow for development of the Gladstone Project to commence.

On January 31, 2019, AFE executed a comprehensive Heads of Agreement with a Tier 1 ASX Listed offtaker for the supply of approximately 230,000 tpa of ammonia for a 12 year supply period, and approximately 4 PJ of pipeline gas for an 8 year supply period.

On March 4, 2019, the Terms of Reference for the EIS process for the Gladstone Project were released, and the EIS process for the Gladstone Project commenced at that time. The EIS process is currently due to be completed by September 4, 2020.

On May 10, 2019, AFE executed a Master Gas Sales Agreement with a Tier 1 ASX Listed Offtaker for the supply of 8 PJ of pipeline gas over a 15 year supply period.

During the 2019 year, AFE raised $AUD 563,500 from the issue of additional shares in AFE to external investors who qualified as Sophisticated Investors under Australian law, and AFE received total loan funds of $AUD 904,216 and also repaid loan funds in the amount of $AUD 352,281. During the year ended June 30, 2019, and since that time, AFE has advanced a number of capital raising initiatives to secure funding for both AFE’s corporate and working capital requirements, and for project level funding to further advance the development of the Gladstone Project. AFE continues to advance these capital raising initiatives and is working with a number of financial and strategic partners to this end.

Critical Accounting Policies and Estimates

These consolidated financial statements have been prepared in accordance with the recognition and measurement requirements specified by the Australian Accounting Standards and Interpretations and the disclosure requirements of AASB 101 Presentation of Financial Statements, AASB 107 Statement of Cash Flows, AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors and AASB 1054 Australian Additional Disclosures.

AFE is a company limited by shares, incorporated and domiciled in Australia.

AFE is a for-profit entity for the purposes of preparing financial statements under Australian Accounting Standards.

Basis of preparation

The consolidated financial statements, except for cash flow information, have been prepared on an accruals basis and are based on historical costs modified by the revaluation of selected non-current assets, financial assets and financial liabilities for which the fair value basis of accounting has been applied.

Going concern

The financial statements have been prepared on the going concern basis, which contemplates continuity of normal business activities and the realization of assets and discharge of liabilities in the normal course of business.

As disclosed in the financial statements, the consolidated entity incurred a loss after tax of $2,154,952 and had net cash outflows from operating activities of $708,598 for the year ended June 30, 2019. As of that date the consolidated entity had current liabilities of $1,107,177. The shareholders have been providing financial support to cover these losses.

Based on current cash flow forecasts, the consolidated entity will require significant capital contributions over the next 12 months to continue the development of its projects.

The lack of certainty as to whether the consolidated entity will be able to raise capital creates a significant material uncertainty over the consolidated entity's ability to continue as a going concern and, therefore, may be unable to realize its assets and discharge its liabilities in the normal course of business. The directors, however, believe that the consolidated entity will be able to continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the financial report.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary should the consolidated entity be unable to continue as a going concern.

The following is a summary of the material accounting policies adopted by the group in preparation of the financial statements. The accounting policies have been consistently applied, unless otherwise stated.

Principles of consolidation

The group financial statements consolidate those of the parent entity and all of its subsidiaries as of June 30, 2019. The parent controls a subsidiary if it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. All subsidiaries have a reporting date of June 30.

All transactions and balances between group companies are eliminated on consolidation, including unrealized gains and losses on transactions between group companies. Where unrealized losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the group.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed of during the year are recognized from the effective date of acquisition, or up to the effective date of disposal, as applicable.

Non-controlling interests, presented as part of equity, represent the portion of a subsidiary’s profit or loss and net assets that is not held by the group. The group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

Business combinations

Business combinations occur where an acquirer obtains control over one or more businesses.

A business combination is accounted for by applying the acquisition method unless it is a combination involving entities or businesses under common control, when assets and liabilities are transferred at book value. The acquisition method requires that for each business combination one of the combining entities must be identified as the acquirer. The business combination will be accounted for as at the acquisition date, which is the date that control over the acquiree is obtained by the parent entity. At this date, the parent shall recognize in the accounts and subject to certain limited exceptions, the fair value of the identifiable assets acquired and liabilities assumed.

In addition, contingent liabilities of the acquiree will be recognized where a present obligation has been incurred and its fair value can be reliably measured. The acquisition may result in the recognition of goodwill or a gain from a bargain purchase. All transaction costs incurred in relation to the business combination are expensed to the Statement of Profit or Loss and Other Comprehensive Income.

Income tax

The income tax expense / (revenue) for the year comprises current income tax expense / (income) and deferred tax expense / (income). Current and deferred income tax expense / (income) is charged or credited directly to other comprehensive income instead of the profit or loss when the tax relates to items that are credited or charged directly to other comprehensive income.

Current tax

Current income tax expense charged to the profit or loss is the tax payable on taxable income calculated using applicable income tax rates enacted, or substantially enacted, as at reporting date. Current tax liabilities / (assets) are therefore measured at the amounts expected to be paid to (recovered from) the relevant taxation authority.

Current tax assets and liabilities are offset where a legally enforceable right of set-off exists and it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur.

Deferred tax

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the year as well unused tax losses.

Deferred tax assets and liabilities are ascertained based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets also result where amounts have been fully expensed but future tax deductions are available. No deferred income tax will be recognized from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates enacted or substantively enacted at reporting date. Their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are recognized only to the extent that it is probable that future taxable profit will be available against which the benefits of the deferred tax asset can be utilized.

Deferred tax assets and liabilities are offset where a legally enforceable right of set-off exists, the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur in future periods in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

Exploration and development expenditure

Exploration, evaluation and development expenditure incurred is capitalized in respect of each identifiable area of interest. These costs are only capitalized to the extent that they are expected to be recouped through the successful development of the area or where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves.

Accumulated costs in relation to an abandoned area are written off in full against profit in the year in which the decision to abandon the area is made. When production commences, the accumulated costs for the relevant area of interest are amortized over the life of the area according to the rate of depletion of the economically recoverable reserves. A regular review is undertaken of each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that area of interest.

Costs of site restoration are provided over the life of the facility from when exploration commences and are included in the costs of that stage. Site restoration costs include the dismantling and removal of mining plant, equipment and building structures, waste removal, and rehabilitation of the site in accordance with clauses of the mining permits. Such costs have been determined using estimates of future costs, current legal requirements and technology on an undiscounted basis.

Any changes in the estimates for the costs are accounted on a prospective basis. In determining the costs of site restoration, there is uncertainty regarding the nature and extent of the restoration due to community expectations and future legislation. Accordingly the costs have been determined on the basis that the restoration will be completed within one year of abandoning the site.

Financial instruments

New standard AASB 9 Financial Instruments

AASB 9 Financial Instruments replaces ASSB 139 Financial Instruments: Recognition and Measurement and makes major changes to the previous guidance on the classification and measurement of financial assets and introduces an expected credit loss model for impairment of financial assets. The new standard requires that the comparatives be amended for changes in accounting treatment introduced by the new standard. No such changes are required for these financial statements.

Initial recognition and measurement

Financial assets and financial liabilities are recognized when the group becomes a party to the contractual provisions of the financial instrument, and are measured initially at fair value adjusted for transaction costs, except for those carried at fair value through the profit or loss, which are measured initially at fair value. Subsequent measurement of financial assets and financial liabilities are described below.

Financial assets are derecognized when the contractual rights to cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred. A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

Classification and subsequent measurement

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with AASB 15, all financial instruments are initially measured at fair value adjusted for adjusted transaction costs (where applicable).

For the purpose of subsequent measurement, financial assets other than those designated and effective as hedging instruments are classified into the following categories upon initial recognition:

•	amortized cost;
•	fair value through the profit and loss (FVPL);
•	equity instruments at fair value through other comprehensive income (FVOCI); and
•	debt instruments at fair value thorough other comprehensive income (FVOCI).

All income and expenses relating to financial assets that are recognized in the profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which is presented within other expenses.

Classifications are determined by both:

•	The entities business model for managing the financial asset; and
•	The contractual cash flow characteristics of the financial assets.

Subsequent measurement financial assets

Financial assets at amortized cost

Financial assets are measured at amortized cost if the assets meet the following conditions (and are not designated as FVPL):

•	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows; and
•	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortized cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The group’s cash and cash equivalents and most other receivables fall into this category.

Financial assets at fair value through the profit or loss (FVPL)

Financial assets that are held within a different business model other than ‘hold to collect’ or ‘hold to collect and sell’ are categorized at fair value through the profit or loss. Further, irrespective of business model financial assets whose contractual cash flows are not solely payments of principal or interest are accounted for at FVPL.

Equity Instruments at fair value through other comprehensive income (Equity FVOCI)

Investments in equity instruments that are not held for trading are eligible for an irrevocable election at inception to be measured at FVOCI. Under Equity FVOCI, subsequent movements in fair value recognized in other comprehensive income and are never reclassified to profit or loss. Dividends from these investments continue to be recorded as other income within the profit or loss unless the dividend clearly represents return of capital.

Debt Instruments at fair value through other comprehensive income (Debt FVOCI)

Financial assets with contractual cash flows representing solely payments of principal and interest and held within a business model of collecting the contractual cash flows and selling the assets are accounted for at debt FVOCI.

Any gains or losses recognized in OCI will be reclassified to profit or loss upon derecognition of the asset.

Impairment of Financial assets

AASB’s impairment requirements use more forward looking information to recognize expected credit losses - the ‘expected credit losses (ECL) model’. Instruments within the scope of the new requirements include loans and other debt-type financial assets measured at amortized cost and FVOCI, trade receivables, contract assets recognized and measured under AASB 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured through the profit or loss.

Impairment of assets

At each reporting date, the group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of profit or loss and other comprehensive income.

Impairment testing is performed annually for intangible assets with indefinite lives and intangible assets not yet available for use. Where it is not possible to estimate the recoverable amount of an individual asset, the group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Foreign currency transactions and balances

The individual financial statements of each group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each entity are expressed in USD, which is the functional currency of the group’s USA domiciled entities and the presentation currency for the consolidated financial statements.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognized in the profit and loss, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognized directly in equity to the extent that the gain or loss is directly recognized in equity, otherwise the exchange difference is recognized in the profit and loss.

The financial results and position of foreign operations whose functional currency is different from the group’s presentation currency are translated as follows:

•	assets and liabilities are translated at year-end exchange rates prevailing at that reporting date;
•	income and expenses are translated at average exchange rates for the year where this approximates the rate at the date of the transaction; and
•	retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the group’s foreign currency translation reserve in equity. These differences are recognized in the profit and loss in the period in which the operation is disposed.

Provisions

Provisions are recognized when the group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation, and that outflow can be reliably measured.

Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the year.

Cash and cash equivalents

Cash comprises cash on hand and demand deposits. Cash equivalents are short term, highly liquid investments that are readily convertible to known amounts of cash (within 3 months) and are subject to an insignificant risk of changes in value.

Revenue and other income

Revenue is measured at the fair value of consideration received or receivable, net of the amount of goods and services tax.

Interest revenue is recognized as it accrues, taking into account the effective yield on the financial asset.

All revenue is stated net of the amount of goods and services tax (“GST”).

Trade and other payables

Trade and other payables represent the liabilities for goods and services received by the group that remain unpaid at the end of the financial year. The balance is recognized as a current liability with the amounts normally paid within 30 days of recognition of the liability.

Trade and other receivables

Trade receivables are initially recognized at fair value less any provision for impairment.

Collectability is reviewed on an ongoing basis. Debtors which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment for trade receivables is raised when there is objective evidence that the group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the impairment is the difference between the carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short term receivables are not discounted if the effect of discounting is immaterial.

Goods and services tax

Revenue, expenses and assets are recognized net of the amount of GST, except where an amount of GST incurred is not recoverable from the Australian Taxation Office (“ATO”). In these circumstances the GST is recognized as part of the cost of acquisition of an asset or as part of an item of expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO, is included as a current asset or liability in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

Comparative figures

When required by Accounting Standards, comparative figures have been adjusted to conform to changes in presentation for the current financial period. Where the group has retrospectively applied an accounting policy, made retrospective statement of items in the financial statements or reclassified items in the financial statements an additional statement of financial performance as at the beginning of the earliest comparative period will be disclosed.

New accounting standards for application in future years

No standards, amendments to standards and interpretations of standards have been identified where the future application of which may impact the group in the period of initial application.

The following new and revised standards and interpretations of standards are effective for the current reporting period.

AASB 9: Financial Instruments and AASB 2010-7 (applicable for annual reporting periods commencing on or after 1 January 2018): This standard is applicable retrospectively and amends the classification and measurement of financial assets. See note 1(e).

Intangible assets

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of acquisition. Intangible assets acquired separately are initially recognized at cost. Intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognized in profit or loss arising from derecognition of an intangible asset is measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangibles are reviewed annually. Changes in expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

Property, plant and equipment

Each class of property, plant and equipment is carried at cost or fair value less, where applicable, any accumulated depreciation and impairment losses.

Property

Freehold land and buildings are shown at their fair value (being the amount for which an asset could be exchanged between knowledgeable willing parties in an arm’s length transaction). Valuations are performed whenever the AFE board of directors believe there has been a material movement in the value of the assets.

Increases in the carrying amount arising on revaluation of land and buildings are credited to a revaluation reserve in equity. Decreases that offset previous increases of the same asset are charged against the related revaluation reserve directly in equity; all other decreases are charged to the statement of profit or loss and other comprehensive income.

Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset and the net amount is restated to the revalued amount of the asset.

Plant and equipment

Plant and equipment are measured at cost less depreciation and impairment losses. The cost of fixed assets constructed within the group includes the cost of materials, direct labour, borrowing costs and an appropriate proportion of fixed and variable overheads. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of profit or loss and other comprehensive income during the financial period in which they are incurred.

Depreciation

The depreciable amount of all fixed assets including building and capitalized leased assets, but excluding freehold land, is depreciated on a straight line basis over their useful lives to the group from the time the asset is held ready for use. Leased assets and leasehold of the assets.

The depreciation rates used for each class of depreciable assets are:

Class of fixed asset	Depreciation rate
Buildings:	2.5%
Plant and equipment:	5%-20%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting period date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These gains or losses are included in the statement of profit or loss and other comprehensive income. When revalued assets are sold, amounts included in the revaluation reserve relating to that asset are transferred to retained earnings.

Critical accounting estimates and judgments

The directors evaluate estimates and judgements incorporated into the financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trend and economic data, obtained both externally and within the group.

Results of Operations For The Years Ended June 30, 2019 and June 30, 2018

Year Ended June 30, 2019 (“Current Year”) Compared to the Year Ended June 30, 2018 (“Prior Year”) (All amounts in this section are displayed in Australian Dollars)

Revenue. Revenue for the Current Year was comprised of $1,044,972 in Research and Development Rebate, compared to $1,104,541 in 2018 and Interest Income of $301, compared to $1,478 in the Prior Year.

Staffing and Consultants Costs. Staffing and consultants’ costs were $2,500,751 in the Current Year, compared to $2,528,359 in 2018 in the Prior Year. All such costs in both years were directed towards the advancement of the Gladstone Project and the West Pentland Coal Mine Project.

General and administrative expenses. General and administrative expenses were $438,747 in the Current Year, compared to $387,594 in the Prior Year. The increase was due to higher office costs.

Stock-based expense. During the Current Year, AFE paid to SES an amount of $200,000 in professional services costs which was settled by the payment of fully paid shares in AFE at an issue price of 10 cents per share.

Depreciation and amortization expense. Depreciation expense was $2,096 in the Current Year, compared to $131 in the Prior Year. The increase was due to purchase of additional office equipment.

Impairments. There were no impairments in the Current Year or the Prior Year.

Interest expenses: Interest expenses was $16,144 in the Current Year, compared to $3,836 in the Prior Year. The increase was due to utilization in 2019 of a loan facility against AFE’s 2019 Research and Development Rebate claim.

Liquidity and Capital Resources

As of June 30, 2019, AFE had $278,303 in cash and cash equivalents and $0.9 million of working capital.

In August 2019 AFE received its Research and Development Rebate of $1,044,972 and on the same day repaid the loan facility of $537,924 that AFE had received in advance of receiving the claim amount.

During the financial year ended June 30, 2019, and since that time, AFE has advanced a number of capital raising initiatives to secure funding for both AFE’s corporate and working capital requirements and for project level funding to further advance the development of the Gladstone Project. AFE continues to advance these capital raising initiatives and is working with a number of financial and strategic partners to this end.

On October 10, 2019, AFE entered into the Merger Agreement with SES and Merger Subsidary. In connection with the entry into the Merger Agreement, AFE entered into a Loan Agreement with SES whereby SES provided AFE with an amount of $US 350,000 (approximately $AUD 500,000) in short term working capital funding to assist AFE with the transaction costs associated with the proposed merger with SES, and for working capital and project purposes.

The following summarizes the sources and uses of cash during the year ended June 30, 2019:

•	Operating Activities: During 2019, AFE used $708,598 in cash for operating activities compared to $1,346,008 during 2018. These funds were utilized to develop AFE’s Gladstone Project and the West Pentland Coal Mine Project.
•	Investing Activities: During 2019, AFE used approximately $148,440 to make a deposit payment on the land purchased for its Gladstone Project and to advance funds to AFE’s subsidiary. During 2018, AFE invested $425,512 most significantly for the purchase of Mine Development Lease in Queensland, Australia.
•	Financing Activities: During 2019, AFE raised $563,500 from the issue of additional shares in AFE, compared to $1,255,000 in 2018. During 2019, AFE received total loan funds of $904,216 and repaid loan funds in the amount of $352,281. AFE received no loan funds and repaid no loan funds in 2018.

Derivative Instruments

AFE has no derivative instruments on issue, and has not had any derivative instruments on issue in the period since the incorporation of AFE in 2014.

Off Balance Sheet Arrangements

AFE has no off balance sheet arrangements in place and has not had any off balance sheet arrangements since the incorporation of AFE in 2014.

Recently Issued Accounting Standards

No standards, amendments to standards and interpretations of standards have been identified where the future application of which may impact the group in the period of initial application.

The following new and revised standards and interpretations of standards are effective for the current reporting period.

AASB 9: Financial Instruments and AASB 2010-7 (applicable for annual reporting periods commencing on or after 1 January 2018): This standard is applicable retrospectively and amends the classification and measurement of financial assets. See note 1(e).

Quantitative and Qualitative Disclosure About Market Risk

This is not applicable to AFE.

INFORMATION ABOUT BFR

General Overview of BFR’s Business

BFR is a private Australian company founded in 2016 by AFE, and is the 100% owner of the Callide Thermal Coal Mine in Queensland, Australia. BFR is currently owned 60.49% by Lindefels Pte Ltd, 18.02% by Mr. Edek Choros, 7.37% by SES, and 6.3% by other AFE directors and past directors.

Callide Coal Mine in Central Queensland is an open-cut operation located 120km southwest of Gladstone and 20km northeast of the regional township of Biloela. The mine has operated since 1944 producing low sulphur, sub-bituminous thermal coal primarily for domestic power generation and alumina refining. The Callide mining tenure extends across 180 square kilometres and contains an estimated coal resource of up to 1.7 billion tonnes. Conventional open cut mining methods are employed using two draglines, haul trucks and excavator fleets. Saleable coal production averages 10 million tonnes per year.

CS Energy’s high-efficiency Callide B and C Power Stations, with a total capacity of 1,510 MW, and Queensland Alumina are the mine’s domestic customers taking a combined quantity of approximately 6.5 million tons annually. The remaining production of approximately 4.0 million tons is sold into the export thermal coal market. The coal exported from the Callide mine travels via direct rail line to the nearby modern deep-water port of Gladstone where it is loaded onto vessels for delivery to various Asian countries.

In 2017, BFR successfully applied and was approved by the Queensland state government to implement and operate the Boundary Hill South project at Callide through 2043. The Boundary Hill South project has been a key focus of BFR and is nearing completion which is expected to occur in 2019. The completion of this project is expected to position BFR toward the bottom of the cost curve for this type of thermal coal in Australia and ensure BFR can maintain its historical tradition of reliable coal supply.

Since acquiring Callide, BFR has aggressively reinvested its operating income to improve several aspects of the mine operation such as;

•	expanding into Boundary Hill South;
•	improving or replacing critical mining machinery and equipment;
•	developing a market in Asia for Callide’s environmentally favored soft, low-sulphur, efficient burning coal; and
•	securing coal pre-payment facilities.

Competition

While there are a large number of other thermal coal mines operating in Queensland that are also exporting into the Asian coal market, we believe the Asian coal market is sufficiently large and sufficiently robust to allow for relative ease of marketing of export coal by Callide, subject to overall market pricing.

Governmental Regulations and Related Matters

Environmental Regulations - General

BFR’s operations are subject to stringent national, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, including Australian authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply.

These laws and regulations may require the acquisition of a permit before construction or operation at a facility commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution.

BFR’s facilities may require permits for or be constrained by permit conditions in relation to acceptable air emissions and wastewater discharges, as well as other authorizations, some of which must be issued before construction commences. Issuance of these permits could be subject to unpredictable delays, contests and even, in some cases, denial or refusal. Although we believe that there will be support for BFR’s projects, the permitting process could be complex and time consuming and the issuance of permits may be subject to the potential for contest and other regulatory uncertainties that may result in unpredictable delays. BFR is in substantial compliance with current applicable environmental laws and regulations and has not experienced any material adverse effect from compliance with these environmental requirements.

In addition, some recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” may be contributing to the warming of the Earth’s atmosphere. In response to such studies, many countries are actively considering legislation, or have already taken legal measures, to reduce emissions of greenhouse gases. Examples of such legislation and new legal measures include new environmental laws and regulations that could impose a carbon tax, a cap and trade program requiring us to purchase carbon credits, or measures that would require reductions in emissions or require modification of raw materials, fuel use or production rates.

The Kyoto Protocol, adopted in December 1997 by the signatories to the 1992 United Nations Framework Convention on Climate Change (UNFCCC), established a binding set of greenhouse gas emission targets for developed nations. Australia ratified the Kyoto Protocol in December 2007 and became a full member in March 2008. There were discussions to develop a treaty to replace the Kyoto Protocol after the expiration of its commitment period in 2012, including at the UNFCCC conferences in Copenhagen (2009), Cancun (2010), Durban (2011), Doha (2012) and Paris (2015). At the Durban conference, an ad hoc working group was established to develop a protocol, another legal instrument or an agreed outcome with legal force under the UNFCCC, applicable to all parties. At the Doha meeting, an amendment to the Kyoto Protocol was adopted, which included new commitments for certain parties in a second commitment period, from 2013 to 2020. In December 2012, Australia signed on to the second commitment period. During the UNFCCC conference in Paris, France in late 2015, an agreement was adopted calling for voluntary emissions reductions contributions after the second commitment period ends in 2020. The agreement was entered into force on November 4, 2016 after ratification and execution by more than 55 countries that account for at least 55% of global greenhouse gas emissions, including Australia.

Environmental Regulations – Mining Tenements

In Queensland and New South Wales, the development of a mine requires both the grant of a right to extract the resource and an approval which authorizes the environmental impact. These approvals are obtained under separate legislation from separate government authorities. The application processes can run concurrently and are also concurrent with any native title or cultural heritage process that is required.

The environmental impacts of mining projects are regulated by state and federal governments. Federal regulation will only apply if the particular project will, or is likely to, significantly impact a matter of national environmental significance (for example, a water resource, an endangered species or particular protected places). Environmental approvals processes involve complex issues that, on occasion, require lengthy studies and documentation. Typically mining proponents must also reach agreement with the owners of land underlying proposed mining tenements prior to the grant and/or conduct of mining activities or otherwise acquire the land. These arrangements generally involve the payment of compensation in lieu of the impacts of mining on the land.

Australian mining operations are generally subject to local, state and federal laws and regulations. At the federal level, these legislative acts include, but are not limited to, the Environment Protection and Biodiversity Conservation Act 1999 (Cth), Native Title Act 1993 (Cth), Fair Work Act 2009 (Cth), Foreign Acquisitions and Takeovers Act 1975 (Cth) and the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth). Foreign investors into Australia may also require approval of the Foreign Investment Review Board.

In Queensland, laws and regulations related to mining include, but are not limited to, the Mineral Resources Act 1989 (Qld), Mineral and Energy Resources (Common Provisions) Act 2014 (Qld) (MERCP Act), Environmental Protection Act 1994 (Qld) (EP Act), Environmental Protection Regulation 2019 (Qld), potentially the Planning Act 2016 (Qld), Building Act 1975 (Qld), Explosives Act 1999 (Qld), Aboriginal Cultural Heritage Act 2003 (Qld), Native Title (Queensland) Act 1993 (Qld), Water Act 2000 (Qld), State Development and Public Works Organization Act 1971 (Qld), Queensland Heritage Act 1992 (Qld), Transport Infrastructure Act 1994 (Qld), Nature Conservation Act 1992 (Qld), Vegetation Management Act 1999 (Qld), Land Act 1994 (Qld), Regional Planning Interests Act 2014 (Qld), Fisheries Act 1994 (Qld) and the Forestry Act 1959 (Qld).

Under the EP Act, policies have been developed to achieve the objectives of the law and provide guidance on specific areas of the environment, including air, noise, water and waste management. Increased emphasis has recently been placed on topics including, but not limited to, hazardous dams assessment, the assessment and provision of financial assurance and undertaking rehabilitation of mining activities. On April 1, 2019, amendments to the EP Act (by way of the Mineral and Energy Resources (Financial Provisioning) Act 2018 (Qld) (MERFP Act)) took effect to implement a new risk-based framework and new financial provisioning requirements in the undertaking resource activities in Queensland. The financial provisioning scheme now in place features a pooled scheme fund and expanded surety and security options operated by an appointed Scheme Manager. On November 1, 2019, further amendments to the EP Act by way of the MERFP Act commenced, which requires on a transitional basis, all holders of an environmental authority for site-specific mining activities to prepare a “progressive rehabilitation and closure plan”(PRCP) which details how and where activities will be carried out on the land in a way that maximizes the progressive rehabilitation of the land to a stable condition. The PRCP must be approved by the administering authority and include a PRCP Schedule (that identifies post-mining land uses, any non-use management areas, milestones and conditions) which must be complied with. Further EP Act reforms are expected during 2020 in relation to residual risk issues.

The MERCP Act commenced on September 27, 2016 and included significant reforms to the management of overlapping coal and coal seam gas tenements and the coordination of activities and access to private and public land.

In November 2016, amendments to the EP Act and the Water Act 2000 (Qld) became effective and facilitate regulatory scrutiny of the environmental impacts of underground water extraction during the operational phase of resource projects for all tenements yet to commence mineral extraction. The ‘Chain of Responsibility’ provisions of the EP Act, effective in April 2016, allow the regulator to issue an environmental protection order (EPO) to a related person of a company in two circumstances; (a) if an EPO has been issued to the company, an EPO can also be issued to a related person of the company (at the same time or later); or (b) if the company is a high risk company (as defined in the EP Act), an EPO can be issued to a related person of the company (whether or not an EPO has also been issued to the company). A guideline has been issued to provide more certainty to industry on the circumstances when an EPO may be issued.

In New South Wales, laws and regulations related to mining include, but are not limited to, the Mining Act 1992 (NSW) (Mining Act), Work Health and Safety (Mines and Petroleum Sites) Act 2013 (NSW), Mine Subsidence Compensation Act 1961 (NSW), Environmental Planning and Assessment Act 1979 (NSW) (EP&A Act), Environmental Planning and Assessment Regulations 2000 (NSW), Protection of the Environment Operations Act 1997 (NSW), Contaminated Land Management Act 1997 (NSW), Explosives Act 2003 (NSW), Water Management Act 2000 (NSW), Water Act 1912 (NSW), Radiation Control Act 1990 (NSW), Heritage Act 1977 (NSW), Aboriginal Land Rights Act 1983 (NSW), Crown Lands Management Act 2016 (NSW), Dangerous Goods (Road and Rail Transport) Act 2008 (NSW), Fisheries Management Act 1994 (NSW), Forestry Act 2012 (NSW), Native Title (New South Wales) Act 1994 (NSW), Roads Act 1993 (NSW) and National Parks & Wildlife Act 1974 (NSW).

Under the EP Act, environmental planning instruments must be considered when approving a mining project development application. There are multiple State Environmental Planning Policies (SEPPs) relevant to coal projects in New South Wales. Amendments to the SEPPs that cover mining have occurred in the past two years and are aimed at protecting agriculture, water resources and critical industry clusters. One SEPP, referred to as the “Mining SEPP”, was amended in late 2013 to make it mandatory for decision makers to consider the economic significance of coal resources when determining a development application for a mine and to give primacy to that consideration. While this amendment was repealed in 2015, decision makers still have regard to the significance of a resource and the State and regional economic benefits of a proposed coal mine when considering a development application on the basis that it is an element of the “public interest” head of consideration contained in the legislation.

Environmental Regulations – Mining Rehabilitation and Reclamation

Mine reclamation is regulated by state specific legislation. As a condition of approval for mining operations (and via PRCP and PRCP Schedule in Queensland as each mine is transitioned into this new arrangement over a 3 year period from November 1, 2019), companies are required to progressively rehabilitate mined land and provide security (or in Queensland, appropriate financial provisioning as determined by the Scheme Manager) to the relevant state government as a safeguard to cover the costs of rehabilitation in circumstances where mine operators are unable to do so. Self-bonding is not permitted. BFR has provided security to the relevant authorities which has been calculated in accordance with current regulatory requirements. BFR operates in the Queensland state jurisdiction.

Through the Mining Act, environmental protection and rehabilitation are regulated by conditions in all mining leases and environmental authorities including requirements for the submission of a Mining Operations Plan (MOP) prior to the commencement of operations. All mining operations must be carried out in accordance with the MOP which describes site activities and the progress toward environmental and rehabilitation outcomes and are updated on a regular basis or if mine plans change. The mines publicly report their reclamation performance on an annual basis.

In support of the MOP process, a rehabilitation cost estimate is calculated periodically to determine the amount of bond support required to cover the cost of rehabilitation based on extent of disturbance during the MOP period.

The EP Act is administered by the Department of Environment and Science which authorizes environmentally relevant activities such as mining activities relating to a mining lease through an Environmental Authority (EA). Environmental protection is regulated by conditions in the EA. The mines submit an annual return reporting on their EA compliance . As a result of changes made to the EP Act which took effect on November 1, 2018 the holder of a site specific EA for a mining activity will now be required to prepare a ‘life of mine’ progressive rehabilitation and closure plan (PRCP) which will be binding in the undertaking of a mining activity and include annual reporting and regular auditing requirements in accordance with an approved PRCP Schedule. A PRCP is to include information detailing how mining activities will be undertaken to maximize progressive rehabilitation of the land to a stable condition. The PRCP Schedule will provide for specific rehabilitation milestones and non-compliance will be an offence.

Where a mine is operating pursuant to EA conditions about rehabilitation and an approved Plan of Operations (which was previously required to describe site activities and the progress toward environmental and rehabilitation outcomes), those requirements will continue to apply until each mining operation is transitioned into the PRCP framework.

On April 1, 2019 changes to the financial provisioning requirements for undertaking a resource activity in Queensland took effect which has amended the way in which financial provisioning is calculated and provided. The new regime considers the risk profile of the EA holder for the resource (including mining) activity and the risk profile of the particular mining project so that security is either provided by way of a contribution to a fund or by other surety as determined by the Scheme Manager. From April 1, 2019 and over a three year period, the Scheme Manager will individually assess all current EAs (in an order as determined by the Scheme Manager) and transition those EAs into the new financial provisioning scheme.

Native Title and Cultural Heritage Regulation

Since 1992, the Australian courts have recognized that native title to lands, as recognized under the laws and customs of the Aboriginal inhabitants of Australia, may have survived the process of European settlement. These developments are supported by Native Title Act 1993 (Cth) which recognizes and protects native title, and under which a national register of native title claims and determinations has been established. Native title rights do not extend to minerals; however, native title rights can be affected by the mining process unless those rights have previously been extinguished thereby requiring negotiation with the registered native title claimants or determined native title holders (as applicable) (and potentially the payment of compensation) prior to the grant of certain mining tenements. There is also federal and state legislation to prevent damage to and manage Aboriginal cultural heritage and archaeological sites.

The land the subject of the Callide mining tenements was previously the subject of a registered native title claim by the Gangulu People (QUD6144/1998). The claim by the Gangulu People was dismissed by the Federal Court on June 3, 2009 for non-compliance.

Subsequently, a new native title claim by the Gaangulu Nation (QUD400/2012) was lodged and registered on November 15, 2011. The native title claim by the Gaangulu Nation includes some of the people on whose behalf the claim by the Gangulu People was made.

It has not yet been determined whether the Gaangulu Nation holds native title in respect of the land the subject of the Callide mining tenements.

If the Federal Court determines that the claimants held native title and it was not extinguished prior to 1975, it is likely that the State of Queensland will be liable to pay compensation for the extinguishment of native title as a result of the grant of the Callide mining tenements or interference with native title as a result of activities undertaken pursuant to the Callide mining tenements. This liability to pay compensation may ultimately be borne by the tenement holder pursuant to legislation. It is difficult to quantify the amount of compensation that could be payable. The extent to which the tenement holder may be able to rely on certain releases given under existing agreements with the Gangulu People in respect of this liability is unclear, given the dismissal of that native title claim and the new claim by the Gaangulu Nation.

If it is necessary to procure the grant of additional tenements in connection with the expansion of Callide, the tenement applications will need to be processed under the applicable future act provisions of the Native Title Act 1993 (Cth).

There are several existing agreements in place with the Gangulu People and associated entities in relation to the management of Aboriginal heritage. In general terms, these agreements enable the tenement holder to obtain heritage clearance but impose associated obligations including to make various payments.

There may be an issue as to whether these agreements are binding upon or enforceable by the Gaangulu Nation unless they are novated or assigned to the Gaangulu Nation.

Occupational Health and Safety Regulation

Broadly, State legislation requires persons conducting a business or undertaking to provide and maintain a safe workplace by providing safe systems of work, safety equipment and appropriate information, instruction, training and supervision. Specific occupational health and safety obligations have been mandated under state legislation to account for the specialized nature of the coal mining industry. The concepts are typically similar to the general occupational health and safety legislation however, there are some differences in the terminology, the application and detail of the laws. The most noteworthy difference being that coal mining safety laws are more prescriptive when compared to general occupational health and safety laws. Further, mining operators, executive officers (including directors and other officers of a corporate entity), employees with statutory appointments (e.g. site senior executives) and all other persons (including coal mine workers and all other persons at a mine) are subject to the obligations under this legislation.

A small number of coal mine workers in Queensland and New South Wales have been diagnosed with coal workers’ pneumoconiosis (CWP, also known as black lung) following decades of assumed eradication of the disease. This led to a Parliamentary inquiry into CWP with a report tabled before the Queensland parliament in May 2017. The report made a series of recommendations regarding the detection and monitoring of CWP as well as recommending the relevant legislation better support these initiatives. The report also noted that the government authority (the Department of Natural Resources, Mines and Energy) responsible for regulating CWP (amongst broader occupational health and safety issues pertaining to the resources and mining sector) failed to properly administer the relevant legislation.

The Queensland Government released its formal response to the recommendations tabled before Parliament. Following the recommendations, and a consultation process, the Queensland Government made a number of changes to the coal mining legislation, specifically with a view to prevent and monitor issues contributing to CWP. Following the report, the Queensland Government’s initial response was to release a draft Bill establishing a mine health and safety regulatory body that is independent from the Department of Natural Resources, Mines and Energy. This Bill has not been passed by Parliament and further amendments to the Bill have been tabled.

From March 2019, new legislation has been in force which increases the maximum penalties that may be imposed following a successful prosecution. Following the introduction of the legislation, corporations may now be fined in excess of $AUD 4 million for breaching the coal mining legislation. Similarly, additional duties for contractors and service providers to coal mines have been introduced, as well as a positive obligation imposed on all officers of an entity to ensure that the officer conducts due diligence to assure itself that the entity is complying with its obligations under the legislation.

Industrial Relations Regulation

A national industrial relations system administered by the federal government applies to all private sector employers and employees. The matters regulated under the national system include employment conditions, unfair dismissal, enterprise bargaining, bullying claims, industrial action and resolution of workplace disputes. Many of the workers employed or to be employed by BFR are covered by enterprise agreements approved under the national system.

Greenhouse Gases

In 2007, a single, national reporting system relating to greenhouse gas emissions, energy use and energy production was introduced. The National Greenhouse and Energy Reporting Act 2007 (Cth) (NGER Act) imposes requirements for corporations meeting a certain threshold to register and report greenhouse gas emissions and abatement actions, as well as energy production and consumption. The Clean Energy Regulator administers the NGER Act. The Commonwealth Department of Environment is responsible for NGER Act-related policy developments and review. Both foreign and local corporations that meet the prescribed carbon dioxide and energy production or consumption limits in Australia (Controlling Corporations) must comply with the NGER Act.

On July 1, 2016, amendments to the NGER Act implemented the Emission Reduction Fund Safeguard Mechanism. From that date, large designated facilities were issued with a baseline for their covered emissions and must take steps to keep their emissions below the baseline, comply with their statutory obligations by some other means (for example, by purchasing and surrendering Australian carbon credit units to offset emissions over the baseline) or face penalties.

Queensland Royalty

As a general rule, royalties are payable to the State of Queensland for extracted coal. Statutory formulas under the Mineral Resources Regulation 2013 (Qld) are used to calculate the royalty rates (expressed as a percentage) for coal sold, disposed of, or used, where the average price per metric ton is either between $100 and $150 Australian dollars, or greater than $150 Australian dollars. The rate is 7% for coal sold, disposed of, or used below $100 Australian dollars per metric ton. The periodic impact of these royalty rates is dependent upon the volume of metric tons produced at Queensland mining locations and coal prices received for those metric tons. The Queensland Office of State Revenue issues determinations setting out its interpretation of the laws that impose royalties and provide guidance on how royalty rates should be calculated.

Employees

BFR currently has approximately 800 full time employees and also has access to a comprehensive network of experienced consultants that it draws on (on a day rate basis) as required.

Properties

BFR is title holder to the following mining tenements:

Trap Gully

Name	Expiry	Size (ha)	Activity
ML 5662	2032	73.2	Mining
ML 5653	2023	323.3	Mining
ML 80122	2027	467.9	Mining
ML 80117	2029	688.2	Mining
Total		1,552.6

Dunn Creek

Name	Expiry	Size (ha)	Activity
ML 5641	2037	12.6	No current mining. Primary use: vehicular transport
ML 80030	2024	919.8	Mining
ML 80092	2021	65.2	No current mining. Primary use: treatment plant, stockpile and environmental dam
ML 80093	2021	1.3	No current mining. Primary use: settling dam
ML 80118	2028	488.1	Mining
ML 5632	2031	6.4	No current mining. Primary use: machinery storage and workshops
Total		1,493.4

Boundary Hill

Name	Expiry	Size (ha)	Activity
ML 5655	2024	822.8	Mining
ML 6994	2025	25.2	Mining
ML 80115	2026	82.9	Mining
ML 80151	2030	77.7	Mining
ML 80107	2044	203.8	Mining
Total		1,212.4

The Hut

Name	Expiry	Size (ha)	Activity
ML 5654	2028	1,313.8	Mining
Total		1,313.8

The Bluff

Name	Expiry	Size (ha)	Activity
ML 6993	2021	212.1	Mining
Total		212.1

The land that underlies the MLs is either owned or leased by the Callide Joint Venture or comprises the Callide Timber Reserve (which is a timber reserve excised from the tenements under the Mineral Resources Act 1989 (Qld)).

The land that underlies MDL 203, MDL 241 and EPC 188 is owned or leased by the Callide Joint Venture, third parties or comprises the Callide Timber Reserve.

Callide 1 and Callide 2 has entered into compensation agreements with various third parties, including the State of Queensland, to allow it access to land that it does not own, for the purposes of mining and exploration. This is common practice in Queensland and is a requirement of the Queensland legislation. The contractual compensation payments due to landholders under the compensation arrangements that have been entered are immaterial.

There are various easements registered against the land on which mining tenements are held. Any planned mining operations on or immediately adjacent to the easements (and any infrastructure built on them) needs to take the easements into consideration. Batchfire considers that the current Anglo American mine plan appropriately provides for the easements on the Callide mining tenements.

Legal Proceedings

BFR is not currently involved in any legal proceedings where it is taking action against any other person or party, and has not been involved in any such proceedings since incorporation. BFR is not aware of any legal proceedings where an external person or party is taking actions or legal proceedings against BFR.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF BFR

The information presented in this section has been derived from the audited financial statements of BFR for the financial year ended June 30, 2019. All dollar amounts included in this section are in Australian Dollars, unless otherwise indicated.

A copy of the audited financial statements of BFR for the financial year ended June 30, 2019 were made available to SES, in SES’ capacity as a stockholder of SES. BFR has also filed the financial statements for the financial year ended June 30, 2019 with Australian Investments and Securities Commission (ASIC) and accordingly the financial statements are publicly available.

You should read the following discussion and analysis of BFR’s financial condition and results of operations together with BFR’s audited financial statements which and related notes and other financial information which are included elsewhere in this proxy statement/prospectus. You should review the “Risk Factors” section of this proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis, and generally.

A	2019 Summary of Results and Operations and Operational Development

During the year ended June 30, 2019, BFR had a change of control following a rights issue to raise $25,000,000. Lindenfels Pte Ltd (Lindenfels) fully subscribed for their respective entitlement as well as any shortfall not taken up by other stockholders. This resulted in Lindenfels becoming the majority stockholder of BFR and its subsidiaries (the “Group”), holding 60.49% of issued capital.

The operating result of the Group for the period was $(63,445,000), compared to $19,898,000 in 2018, before tax.Coal market conditions have been challenging for the majority of the year. A decline in the Chinese market has had flow on effects to other markets, depressing prices. While BFR has been successful in finding alternative markets, and export sales tonnage increased from 3.1Mt in 2018 to 4.3Mt in 2019 (an increase of 40%), export revenue growth was limited to 21% due to lower pricing achieved. Also, various factors during the year culminated in limited coal uncovered in May 2019, resulting in a shortfall of coal delivery to the Callide Power Stations. A plan was developed to make up the shortfall which is progressing well, with subsequent deliveries ahead of target.

BFR intends to continue the development of the Callide Mine to develop two dragline pits at Boundary Hill South and Trap Gully.

At June 30, 2019, BFR’s current liabilities exceeded its current assets by $18,975,000. This position is largely due to:

•	the Group’s investing cash outflows of $55,796,000 exceeding its operating cash inflows for the financial year ended June 30, 2019 of $10,861,000 (without a committed, long term financing facility in place);
•	the classification of BFR’s deferred revenue liability (prepaid coal sales facility) of $24,634,000 from the BFR parent entity AVRA Commodities Pte Ltd (“AVRA”) as a current liability;
•	BFR’s current finance lease liabilities of $7,849,000; and
•	contract penalties of $10,167,000 included in trade and other payables.

Subsequent to year end on June 30, 2019, BFR has negotiated an increase in the limit of its prepaid coal sale facility to US$35 million, with BFR able to obtain prepayment for coal sales 120 days in advance of delivery. The facility expires in tranches, with US$20 million expiring on February 28, 2020, and the balance of US$15 million expiring December 31, 2020.

The financial report of BFR has been prepared on a going concern basis which contemplates the continuity of normal business activities as budgeted for the current financial year and the realization of assets and discharge of liabilities in the ordinary course of business. The ability of BFR to continue as a going concern is dependent on the successful resolution of a number of matters including:

•	the ability of BFR to continue to meet agreed security arrangements with its major customer, CS Energy Limited;
•	the continued financial support of BFR’s parent entity, AVRA. To date, AVRA has participated in the Group’s entitlement issue of $25 million and has provided short term financing to BFR under the prepaid coal sale facility;
•	reaching a satisfactory resolution with the creditors relating to the contract penalties; and
•	the successful raising of sufficient funding, through debt, equity or other arrangements (or a combination of transactions) to meet working capital, cash collaterization and capital expenditure requirements, until such time operating cash flows of the Callide Mine are sufficient to meet its cash outflows.

The financial statements for the year ended June 30, 2019, indicated that the board of directors of BFR is confident based on its interactions with AVRA, that AVRA has the capacity and willingness to provide BFR with effective financial support while BFR investigates other funding options and arrangements. As a result, the financial report has been prepared on a going concern basis.

B	Critical or Significant Accounting Policies, Estimates and Judgements

The preparation of BFR’s consolidated financial statements requires BFR management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

•	Judgements

In the process of applying BFR’s accounting policies, BFR management has made the following judgements which have the most significant effect on the amount recognized in the consolidated financial statements.

•	Impairment of non–financial assets

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available data from binding sales transactions, conducted at arm’s length, for similar assets or observable market prices less incremental costs of disposing of similar asset. The value in use calculation is based on a DCF model. The cash flows are derived from financial modelling for the next five years and do not include restructuring activities that BFR is not yet committed to or significant future investments that will enhance the performance of the assets of the CGU being tested. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash–inflows and the growth rate used for extrapolation purposes.

•	Fair Value measurement of financial instruments

When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including the discounted cash flow (DCF) model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Judgements include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments.

Contingent consideration, resulting from business combinations, is valued at fair value at the acquisition date as part of the business combination. When the contingent consideration meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows.

•	Provision for Decommissioning, Restoration and Environmental Rehabilitation

As part of the identification and measurement of assets and liabilities for the acquisition of the Callide mine entities, BFR has recognized a provision for the obligations associated with the Callide Mine, an open cut thermal coal mine in Queensland Australia. In determining the fair value of the provision, assumptions and estimates are made in relation to discount rates, the expected cost to restore and rehabilitate land and remove the plant from the site and the expected timing of those costs.

D	Results of Operations For The Years Ended June 30, 2019 and June 30, 2018

During the year ended June 30, 2019, BFR had a change of control following a Rights Issue to raise $25,000,000. Lindenfels Pte Ltd (Lindenfels), fully subscribed for their respective entitlement as well as any shortfall not taken up by other stockholders. This resulted in Lindenfels becoming the majority stockholder of the Group, holding 60.49% of issued capital.

The operating result of the Group for the period was $(63,445,000), compared to $19,898,000 in 2018, before tax.

Coal market conditions have been challenging for the majority of the year. A decline in the Chinese market has had flow on effects to other markets, depressing prices. While BFR has been successful in finding alternative markets and export sales tonnage increased from 3.1Mt in 2018 to 4.3Mt in 2019 (an increase of 40%), export revenue growth was limited to 21% due to lower pricing achieved.

Various factors during the year culminated in limited coal uncovered in May 2019, resulting in a shortfall of coal delivery to the Callide Power Stations. A plan was developed to make up the shortfall which is progressing well, with subsequent deliveries ahead of target. BFR intends to continue the development of the Callide Mine to develop two dragline pits at Boundary Hill South and Trap Gully.

At June 30, 2019, BFR’s current liabilities exceeded its current assets by $18,975,000. This position is largely due to:

•	the Group’s investing cash outflows of $55,796,000 exceeding its operating cash inflows for the financial year ended June 30, 2019 of $10,861,000 (without a committed, long term financing facility in place);
•	the classification of BFR’s deferred revenue liability (prepaid coal sales facility) of $24,634,000 from the BFR parent entity AVRA Commodities Pte Ltd (“AVRA”) as a current liability;
•	BFR’s current finance lease liabilities of $7,849,000; and
•	contract penalties of $10,167,000 included in trade and other payables.

Subsequent to 2019 year end, BFR has negotiated an increase in the limit of its prepaid coal sale facility to US$35 million with BFR able to obtain prepayment for coal sales 120 days in advance of delivery. The facility expires in tranches, with US$20 million expiring on February 28, 2020, and the balance of US$15 million expiring December 31, 2020.

The financial report of BFR has been prepared on a going concern basis which contemplates the continuity of normal business activities as budgeted for the current financial year and the realization of assets and discharge of liabilities in the ordinary course of business. The ability of BFR to continue to as a going concern is dependent on the successful resolution of a number of matters including:

•	the ability of BFR to continue to meet agreed security arrangements with its major customer CS Energy Limited;
•	the continued financial support of BFR’s parent entity, AVRA. To date, AVRA has participated in the Group’s entitlement issue of $25 million and has provided short term finance to BFR under the prepaid coal sale facility;
•	reaching a satisfactory resolution with the creditors relating to the contract penalties [- the subject creditors have not made demand for payment as of the date of this proxy statement/prospectus]; and

the successful raising of sufficient funding, through debt, equity or other arrangements (or a combination of transactions) to meet working capital, cash collaterization and capital expenditure requirements, until such time operating cash flows of the Callide Mine are sufficient to meet its cash outflows.

The financial statements for the year ended June 30, 2019, indicated that the board of directors of BFR is confident based on its interactions with AVRA, that AVRA has the capacity and willingness to provide BFR with effective financial support while BFR investigates other funding options and arrangements. As a result, the financial report has been prepared on a going concern basis.

E	Liquidity and Capital Resources

At June 30, 2019, BFR’s current liabilities exceeded the current assets by $18,975,000. This position is largely due to:

•	the Group’s investing cash outflows of $55,796,000 exceeding its operating cash inflows for the year ended June 30, 2019 of $10,861,000 (without a committed, long term financing facility in place);
•	the classification of BFR’s deferred revenue liability (prepaid coal sales facility) of $24,634,000 from the BFR parent entity AVRA Commodities Pte Ltd (“AVRA”) as a current liability;
•	BFR’s current finance lease liabilities of $7,849,000; and
•	contract penalties of $10,167,000 included in trade and other payables.

Subsequent to 2019 year end, BFR has negotiated an increase in the limit of its prepaid coal sale facility to US$35 million with BFR able to obtain prepayment for coal sales 120 days in advance of delivery. The facility expires in tranches, with US$20 million expiring on February 28, 2020, and the balance of US$15 million expiring December 31, 2020.

F	Subsequent Events

Subsequent to year end, BFR has negotiated an increase in the limit of its prepaid coal sale facility to US$35 million with BFR able to obtain prepayment for coal sales 120 days in advance of delivery. The facility expires in tranches, with US$20 million expiring on February 28, 2020, and the balance of US$15 million expiring December 31, 2020.

G	Off Balance Sheet Arrangements

Operating lease commitments – BFR as lessee

BFR has entered into operating leases on certain equipment, motor vehicles and offices, with lease terms between one and five years. BFR has the option to purchase, under some of its leases or lease the assets for additional terms of two years.

Future minimum rentals payable under non-cancellable operating leases at June 30 were as follows:

	2019	2018
	$'000	$'000
Within one year	6,586	4,822
After one year but not more than five years	16,374	21,850
	22,960	26,672

Finance lease commitments – Group as lessee (On Balance Sheet)

BFR has entered into finance leases on certain equipment. BFR’s obligations under finance leases are secured by the lessor's title to the leased assets. Future minimum lease payments under finance leases, together with the present value of the net minimum lease payments at June 30 were as follows:

	2019	2018
	$'000	$'000
Within one year	9,652	—
After one year but not more than five years	47,955	—
Total mimimum lease payments	57,607	—

Guarantees and security arrangements

BFR has entered into certain guarantees and security arrangements with its main domestic customer CS Energy Limited (CSE) to secure the obligations of BFR under its coal supply agreement and other regulatory commitments. This includes security interests over all BFR’s assets; provision of reserved cash deposits; and restriction on entering agreements which would incur further debt, grant new security interests, or result in the disposal of material assets; together with restrictions on material changes to shareholdings of foundation stockholders.

Contingent liabilities

BFR has a bank guarantee of $101.7 million to secure the performance of BFR’s rehabilitation obligations in accordance with the Environmental Approval issued by the Queensland Government.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Officers and Directors

SES has agreed to take all necessary action to cause, effective at the Merger Effective Time, the number of directors on the SES board of directors to be set at five. Two additional directors will be appointed to the SES board after completion of the Merger. Specifically, the SES board of directors will be comprised of:

•	Mr. Edek Choros, Chairman (currently Chairman of AFE);
•	Mr. Richard Barker, Non Executive Director (currently Non Executive Director of AFE);
•	Mr. Robert W. Rigdon, Non Executive Director (currently Deputy Chairman of SES, and President and CEO of SES); and
•	Two additional appointees to be appointed prior to the completion of the Merger.

Upon completion of the Merger, the SES Executive Officers will be comprised of:

•	Mr. Kerry Parker, President and Chief Executive Officer (currently Chief Executive Officer of AFE);
•	Mr. Ron Higson, Chief Operating Officer (currently Chief Operating Officer of AFE); and
•	Mr. David Hiscocks, Chief Corporate Controller (currently Corporate Controller of SES).

Additional executive officers (including the appointment of a Chief Financial Officer, and other technical and commercial executives) will be appointed at or subsequent to the closing of the Merger.

The following table lists the names and ages as of March 13, 2020 and positions of the individuals who are expected to serve as directors and executive officers of the combined company immediately upon completion of the Merger.

Name	Age	Position
Mr. Edek Choros	59	Chairman of Board of Directors
Mr. Richard S. Barker	62	Director
Mr. Robert W. Rigdon	61	Director
Mr. Kerry J. Parker	52	President and Chief Executive Officer
Mr. Ron E. Higson	62	Chief Operating Officer
Mr. David T. Hiscocks	55	Chief Corporate Controller

Mr. Edward (Edek) Choros has been an Executive Director of AFE since its formation in 2014. Mr. Choros has more than 30 years’ experience in the coal mining industry in Australia, the United States and in Poland, with a focus on turning around unprofitable coal mining operations and developing new, green field coal mines. Mr. Choros has been a member of the board of directors of BFR, since August 2015. In addition, Mr. Choros was previously Chief Executive Officer and Managing Director of Ambre Energy Pty Ltd, an Australia-headquartered coal and oil shale company operating in the United States, from 2007 until 2013, and was Chief Executive Officer and Managing Director of Millennium Coal Pty Ltd, a privately-owned Australian bituminous coal mining company, from 1999 until 2005. Mr. Choros graduated from the University of Mining and Metallurgy in Krakow, Poland with a Master of Science in Geology in 1986.

SES believes that Mr. Choros’ extensive experience in the energy industry, and his extensive leadership experience in his roles as Chief Executive Officer and Managing Director at prior companies make him well qualified to serve as Chairman of the SES board of directors.

Mr. Richard S. Barker has been a non-executive director of AFE since its formation in 2014. Mr. Barker has more than 30 years’ experience in the investment banking industry in Australia and overseas, with a focus on metals and mining company financing and mergers and acquisitions advisory. In addition, Mr. Barker has been the Managing Director of Mosaic Capital Pty Ltd since October 2013, a corporate finance advisory company based in Sydney, Australia, a non-executive director and founding director of BFR since October 2015, and a non-executive director of ASX-listed Atrum Coal Ltd (ASX:ATU) since February 2019, which owns the Elan hard coking coal project in Alberta, Canada. Additionally, among other senior management and executive roles, Mr. Barker was previously a non-executive director of ASX-listed Silver Heritage (ASX:SVH) from July 2016 to June 2018, Managing Director and Co-Head of RBC Capital Markets’ Australian Metals & Mining Investment

Banking Division from November 2008 to September 2013, Chief Executive Officer of ASX-listed Betcorp Ltd from Janary 2003 to September 2004, and Executive Director of NM Rothschild & Sons (Australia) Ltd's Corporate Advisory Division from July 1992 to October 2002. Mr. Barker graduated with a Bachelor of Arts (Economics and Financial Studies) from Macquarie University (Sydney) in 1979 and is a Fellow of FINSIA (Financial Services Institute of Australasia) and a Fellow of CPA Australia.

SES believes that Mr. Barker’s extensive experience in the investment banking industry, including more than 30 years’ of experience with a focus on metals and mining company financing and mergers and acquisitions advisory, and his extensive leadership experience in his roles as Chief Executive Officer and Managing Director at prior companies makes him well qualified to serve as on the SES Board of Directors.

Mr. Robert W. Rigdon has been the Vice Chairman of the board of directors of SES since February 2016 and served as a director since August 2009. See “Management of SES” on page 103.

Mr. Kerry J. Parker has been the Chief Executive Officer of AFE since February 2018, and prior to that was the Chief Financial Officer of AFE from March 2017 until February 2018. Prior to AFE, Mr. Parker served in executive roles at a number of ASX-listed companies including as Interim Chief Executive Officer of Carbon Energy from October 2016 to May 2017; as Chief Financial Officer of Unity Mining Limited from June 2015 to September 2016; as Chief Financial Officer and Company Secretary of Discovery Metals Limited; and Chief Financial Officer and Company Secretary of Inova Resources Limited from August 2013 to February 2014. Mr. Parker commenced his career with KPMG and over a period of nearly 10 years was responsible for a significant number of advisory, due diligence and capital raising assignments, largely focused on the mining and resources sectors. Mr. Parker graduated with a Bachelor of Business Degree from University of Southern Queensland in 1987, and is a member of the Institute of Chartered Accountants Australia and New Zealand and a member of the Australian Institute of Company Directors.

SES believes Mr. Parker’s significant project development experience across the coal, oil and gas, and precious metals sectors, including mining and resources projects in Australia, the United States, Europe, Indonesia, China, and Africa, and his extensive involvement in a number of significant turn-a-round operations makes him well-qualified to serve as President and Chief Executive Officer of SES.

Mr. Ron E. Higson has been AFE’s Chief Operating Officer since April 2017. Previously, Mr. Higson served as Director of Projects/Business Development for PROCOM Consultants from January 2015 to February 2017; the Managing Director for RE HIGSON Consulting from August 2014 to August 2015; and as Senior Project Manager for Hatch Associates, responsible for execution of engineering and construction projects including new technologies, from October 2012 to August 2014 Mr. Higson graduated as a Civil Engineer from Mohawk College, Ontario Canada in 1979.

SES believes Mr. Higson’s extensive experience of over 35 years working on capital projects and with operating companies in the global resources, oil and gas, and power industries makes him well qualified to serve as the Chief Operating Officer of SES.

Mr. David T. Hiscocks has been Corporate Controller and Corporate Secretary of SES, since May 2017. See “Management of SES” on page 103.

Executive Compensation

It is expected that the executive officers of SES after completion of the Merger will enter into employment agreements with SES. The terms of the base salary and performance bonus are still under discussion and will be finally determined prior to completion of the Merger. The employment agreements are expected to include severance terms in connection with termination of the employees without cause or for good reason, or a separation in connection with a change of control. The employment agreements will provide termination by either SES or the officer upon 6 months’ notice in writing.

The employment agreements will also contain customary indemnification and director and officer insurance provisions.

Director Compensation

The compensation for the members of the board of directors of SES after completion of the Merger will be determined prior to the completion of the Merger. It is expected that non-executive directors will receive fees for their services and additional fees if they serve as chairperson of a committee. Fees may be paid in cash or in the form of equity awards.

Corporate Governance Following the Merger

Independence of the Members of the Board of Directors of SES

The board of directors of SES will determine whether each member of the board of directors is “independent” as that term is defined in the listing standards of Nasdaq Stock Market prior to the closing of the Merger.

Committees of the Board of Directors of SES

The members of the committees of SES’ board of directors will not be appointed until SES’ board of directors is fully constituted immediately following the Merger. At that time, SES’ board of directors will make determinations with respect to each committee member’s independence in accordance with the exchange listing standards and SEC rules and regulations and each committee will adopt or revise its committee charter as applicable.

Following the Merger, SES intends to post the committee charters on its website at www.synthesisenergy.com, although it has no current plans to make any changes to the existing committee charters.

Code of Conduct and Ethics

SES has in place a Code of Ethics it adopted in 2014, and has no current plans to make any changes to the existing Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SES

The following table sets forth information with respect to the beneficial ownership of our SES Common Stock as of March 16, 2020, by:

•	each person who is known by us to beneficially own 5% or more of the outstanding class of our capital stock;
•	each member of our board of directors;
•	each of our executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each of the holders of capital stock listed below has sole voting and investment power as to the capital stock owned unless otherwise noted.

Name and Address of Beneficial Owner	Numbers of Shares of Common Stock Beneficially Owned	% of Common Stock Outstanding(1)
Paulson & Co., Inc.(2) 1251 Avenue of the Americas New York City, New York 10020	165,648	10.5%
Hongye International Investment Group Co., Ltd.(3) Haibowan District Wuhai City Inner Mongolia Autonomous Region Area People’s Republic of China	96,486	6.9%
Andrew M. Lessman(4) 430 Parkson Road Henderson, Nevada 89015	71,870	5.2%
Lorenzo Lamadrid(5)	88,606	6.2%
Robert Rigdon(6)	24,121	1.7%
Harry Rubin(7)	24,281	1.7%
Denis Slavich(8)	23,500	1.7%
Xu, Ziwang(9)	22,471	1.6%
Robert Anderson(10)	5,821	*
David Hiscocks(11)	1,232	*
Executive Officers and Directors as a group (9 persons)	218,336	15.7%
*	Less than 1%
(1)	Based on 1,576,500 shares outstanding as of March 16, 2020.
(2)	Based on a Schedule 13G filed by Paulson & Co. Inc. on February 14, 2020. Paulson & Co. Inc. (“Paulson”), an investment advisor that is registered under the Investment Advisors Act of 1940, and its affiliates furnish investment advice to and manage onshore and offshore investment funds and separate managed accounts (such investment funds and accounts, the “Funds”). In its role as investment advisor, or manager, Paulson possesses voting and/or investment power over the securities described in the schedule that are owned by the Funds. All securities reported in the schedule are owned by the Funds. Paulson disclaims beneficial ownership of such securities. Includes 15,625 shares of SES Common Stock issuable upon the exercise of currently exercisable warrants.
(3)	Mr. Gao, Feng is the Chairman and President of Hongye and has sole voting and disposition control over these shares.
(4)	Based on a Schedule 13G filed by Mr. Lessman on February 14, 2019. As of the date of such filing, Mr. Lessman may be deemed the beneficial owner of 71,870 shares of SES Common Stock. This amount excludes 21,702 shares of SES Common Stock underlying warrants held by Mr. Lessman, which are subject to a blocker that restricts their exercise to the extent that the acquisition of the underlying shares would result in Mr. Lessman owning more than 4.99% of shares outstanding, unless 61 days advance notice is provided to us.
(5)	Includes 38,083 shares of SES Common Stock issuable upon the exercise of options and warrants which are currently exercisable or exercisable within 60 days.
(6)	Includes 23,308 shares of SES Common Stock issuable upon the exercise of options and warrants which are currently exercisable or exercisable within 60 days.
(7)	Includes 22,458 shares of SES Common Stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(8)	Includes 22,458 shares of SES Common Stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(9)	Includes 21,898 shares of SES Common Stock issuable upon the exercise of options and warrants which are currently exercisable or exercisable within 60 days.
(10)	Includes 4,258 shares of SES Common Stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(11)	Includes 1,232 shares of SES Common Stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF AFE

The following sets forth information regarding the beneficial ownership of AFE Ordinary Shares as of March 16, 2020 by:

•	each person to be known by AFE management to be the beneficial owner of more than 5% of its outstanding AFE Ordinary Shares;
•	each of AFE’s executive officers;
•	each of AFE’s directors; and
•	all of AFE’s current executive officers and directors as a group.

As of March 16, 2020, 145,680,821 AFE Ordinary Shares were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is Level 19 10 Eagle Street Brisbane, Queensland 4000 Australia.

Name	AFE Ordinary Shares	Percent of Class
Executive Officers:
Kerry J. Parker	4,525,934	3.11%
Ron E. Higson	2,410,203	1.65%

Directors:
Stephen E. Lonie(1)	7,048,412	4.84%
Edek Choros	60,384,063	41.45%
Richard S. Barker	5,732,074	3.93%
Owner of more than 5%: SES	50,957,742	34.98%
Officers and Directors as a Group (six persons):	131,058,428	89.96%
(1)	Director of AFE until October 28, 2019 when he resigned due to health issues. Mr. Lonie passed away in November 2019 and his shares remain held by his family’s private investment company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMBINED COMPANY

The following sets forth information regarding the beneficial ownership of the combined company upon consummation of the Merger, by:

•	each person or group who is known to the management of SES and AFE to become the beneficial owner of more than 5% of the combined company’s outstanding shares of common stock and preferred stock upon consummation of the Merger;
•	each person expected to be a director or executive officer of the combined company; and
•	all directors and executive officers of the combined company as a group.

The percent of common stock of the combined company is based on 9,905,655 shares of common stock of the combined company expected to be outstanding after giving effect of Merger and does not include the issuance of shares of common stock pursuant to pre-closing financings. Unless otherwise noted, the mailing address of each person or entity named below is One Riverway, Suite 1700, Houston, TX 77056.

Energem Directors, Management and Beneficial owners greater than 5%	Number of Shares	% of Energem
Edek Choros (Energem Chairman)	4,856,736	49.03%
R. Barker (Energem Director)	507,708	5.12%
K. Parker (Energem CEO)(1)	285,150	2.88%
R. Rigdon (Energem Director)(2)	124,121	1.25%
R. Higson (Energem COO)	98,598	1.00%
D. Hiscocks (Energem Chief Controller)(3)	1,582	*
Legacy AFE (Independent)	886,526	8.95%
Legacy SES (Independent)	1,575,687	15.91%
Legacy BFR (Independent)	1,294,439	13.07%
Fees Reserved(4)	100,000	1.01%
*	Less than 1%.
(1)	Includes 100,000 shares of common stock to be issued at closing of the Merger for services rendered to AFE.
(2)	Includes 100,000 shares of common stock to be issued at closing of the Merger for services rendered to SES, as well as 23,308 shares of SES common stock issuable upon the exercise of options and warrants which are currently exercisable or exercisable within 60 days of closing.
(3)	Includes 1,582 shares of SES common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of closing.
(4)	Represents shares of common stock of the combined company reserved for fees and employee awards in connection with the completion of the Merger.

Unaudited Pro Forma Condensed Consolidated Financial Information

The Merger will be accounted for under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 which governs transactions that are considered to be reverse acquisitions for accounting purposes. In the Merger, SES is the acquiror for legal purposes, but for accounting purposes, AFE will be deemed to be the acquiror and SES the acquired due to the ownership position post-merger along with majority control of the board of directors and management representation.

The following table shows information about AFE’s financial condition and results of operations, including per share data, on a pro forma basis after giving effect to the Merger. We refer to this information in this proxy statement/prospectus as “pro forma financial information.” The table sets forth information relating to the Merger as if it had become effective on December 31, 2019 with respect to balance sheet data (using currently available fair value information for SES) and July 1, 2018, with respect to statement of operations data for the six months ended December 31, 2019 and for the year ended June 30, 2019. This unaudited pro forma financial information assumes that the Merger will be accounted for using the purchase method of accounting and represents a preliminary estimate based on available information of pro forma results of operations. The unaudited pro forma balance sheet data includes adjustments to record the assets and liabilities of SES at their estimated fair values as of the date the Merger is effective, and is subject to further adjustment as additional information becomes available and as additional analyses are performed.

The Merger Agreement provides that Merger Subsidiary will issue 3,875,000 shares for all of the AFE Ordinary Shares. In addition, Merger Subsidiary will issue 3,934,482 shares for those BFR shareholders participating in the share exchange. After the Merger, it is expected that former holders of AFE Ordinary Shares will own approximately 39.2% of the SES Common Stock then outstanding, former holders of BFR shares will own approximately 39.8% and former holders of SES common stock will own approximately 15.9%.

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company using certain assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combination would have been had they occurred as of the beginning of such periods. AFE, as an Australian company, uses Australian Accounting Standards and Interpretations and not U.S. GAAP. Management has preliminarily determined that there are no material differences related to the two different standards in creating the pro forma condensed financials and therefore there is no reconciliation between Australian Accounting Standards and Interpretations and U.S. GAAP presented here.

Pro Forma Statement of Operations	As of and for the Six Months Ended December 31, 2019	For the Twelve Months Ended June 30, 2019
	(In thousands, except per share data)
Revenues:
Revenue from operations	$—	$—
Total revenues	$—	$—

Expenses:
Cost of sales	$—	$—
General and administrative expenses	2,333	7,687
Stock-based expense	577	371
Depreciation and amortization	272	544
Impairments	—	5,000
Total expenses	$3,182	$13,602

Loss from operations	$(3,182)	$(13,602)

Non-operating income (expense):
Equity income (losses) of joint ventures	$(2)	$(9,283)
Interest expense	(655)	(1,198)
Interest income	3	51
Other income	—	735
Foreign currency gain (loss), net	(11)	(58)
Gain(Loss) on fair value adjustment of derivative liabilities	(879)	1,877

Net loss before income taxes	$(4,726)	$(21,478)
Income tax (expense) benefit	—	—

Net loss	$(4,726)	$(21,478)

Less net loss attributable to non-controlling interests	—	(4)
Net loss attributable to common stockholders	$(4,726)	$(21,474)

Net income (loss) per common share:
Basic and diluted	$(0.50)	$(2.33)
Weighted average common shares outstanding	9,386	9,204

Pro Forma Balance Sheet Data
Cash and cash equivalents	$2,060
Total current assets	$2,443
Total assets	$43,879
Total current liabilities	$2,512
Long-term debt at fair value	$22,627
Total equity	$10,410

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2019
(in thousands)

Pro Forma Balance Sheet	SES Historical		AFE Historical	Pro Forma Adjustments		Note	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents		$378	$232		$1,450	C	$2,060
Accounts receivable, net		—	36		—		36
Prepaid expenses		668	38		(564)	A	142
Loan receivable-AFE		359	—		(359)	D	—
Other current assets		205	—		—		205
Total current assets		$1,610	$306		$527		$2,443
Noncurrent Assets:
Property, plant and equipment, net		—	635		—		635
Intangible assets, net		772	—		5,228	A	6,000
Goodwill		—	—		25,057	A	25,057
Other long-term assets		3	35		—		38
Mining lease license		—	604		—		604
Investment in affiliates		17	—		9,085	A,B	9,102
Total noncurrent assets		$792	$1,274		$39,370		$41,436
Total assets		$2,402	$1,580		$39,897		$43,879

LIABILITIES AND EQUITY
Current Liabilities:
Accrued expenses and accounts payable		$996	$327		$—		$1,323
Accrued royalty expense		1,000	—		(500)	A	500
Accrued interest payable		683	—		—		683
Loans payable		—	365		(359)	D	6
Liability in excess of basis of equity investment		350	—		(350)	A	—
Total current liabilities		$3,029	692	$	(1,209)		$2,512
Noncurrent Liabilities:
Long-term debt at fair value		18,707	—		3,920	C	22,627
Derivative liabilities		6,284	—		1,372	C	7,656
Trade and other payables		—	674		—		674
Total noncurrent liabilities		$24,991	$674		$5,292		$30,957
Total Liabilities		$28,020	$1,366		$4,083		$33,469
Stockholders’ Equity:
Preferred stock		$—	$—		$—		$—
Common stock		16	—		78	B	94
Additional paid in capital		267,261	4,798		(257,159)	A	14,900
Accumulated deficit		(293,062)	(4,584)		293,062	A	(4,584)
Accumulated Other comprehensive income		244	—		(244)	A	—
Total stockholders’ equity to parent stockholders	$	(25,541)	$214		$35,737		$10,410
Noncontrolling interest in subsidiaries		(77)	—		77	A	—
Total Stockholders’ Equity	$	(25,618)	$214		$35,814		$10,410
Total Liabilities and Stockholders’ Equity		$2,402	$1,580		$39,897		$43,879

Adjustments to the pro forma condensed combined balance sheet:
(in thousands, except for share information in tables herein)

Note A: Purchase Price Allocations

Estimated Preliminary Purchase Price Consideration

Description	Shares	Price	Consideration
Recapitalization of SES Common Stock	1,576,500	$1.85	$2,917
Consideration issued to SES shareholders			$2,917

Purchase Price Allocation to Goodwill below, is a preliminary estimate which represents the excess of the purchase price consideration over the fair value of the SES’ identifiable assets acquired and the liabilities assumed. See below for calculation.

	SES Recorded Value	Purchase Price Allocation	Fair Value
Assets Acquired
Cash and Cash Equivalents	$378	1,450	$1,828
Prepaid Expenses	668	(564)	104
Loan Receivable from AFE	359		359
Other Current Assets	205		205
Investment in Other Affiliates	17		17
Investment in BFR	—	1,806	1,806
Intangible Assets - Patents	772	5,228	6,000
Goodwill	—	25,057	25,057
Other Long-term Assets	3		3
Total Assets Acquired	$2,402		$35,379

Liabilities Assumed
Accrued Expenses and Accounts Payable	$996		$996
Accrued Interest Payable	683		683
Royalties Payable	1,000	(500)	500
Liability in Excess of Basis on Equity Investment	350	(350)	—
Long-term Debentures at Fair Value	18,707	3,920	22,627
Derivative Liabilities at Fair Value	6,284	1,372	7,656
Total Liabilities Assumed	$28,020		$32,462

Purchase Price Consideration(1)			$2,917
(1)	SES Shares Recapitalized, 1,576,500 outstanding shares x $1.85 (closing price on March 17, 2020) = Purchase Price Allocated of $2,917. The stock price is subject to change based on the closing stock price on the closing date of the Merger.

SES issues 3,875,000 shares to AFE and reverses its historical equity as part of the reverse merger transaction as AFE becomes the accounting acquirer.

Purchase price adjustment related to the D&O Insurance in the amount of $564 for the outgoing officers and directors of SES upon the consummation of the Merger. In the event the Merger does not consummate, the prepaid insurance policy will be refunded to SES.

Purchase Price Allocated to Prepaid Expenses	$(564)

Purchase price adjustment to record the Patents related to SGT to an estimated fair value. SES maintains 55 patents across multiple countries with an average remaining useful life of 12.48 years.

Assumed Fair Value of the Patents	$6,000
Less: Net Book Value of SES’ Patents	(772)
Purchase Price Allocated to Patents	$5,228

Purchase price adjustment to record SES’ 7.37% investment in BFR at fair value.

BFR shareholders that elected to participate in the Batchfire Share Exchange Agreement and exchange their BFR shares for shares of SES. BFR shareholders exchanged their BFR shares at a ratio of 10 shares of BFR for 1 share in SES. This results in SES issuing 3,934,482 shares of SES to the BFR shareholders. The total calculated fair value of BFR and the resulting fair value of SES’ 7.37% investment in BFR is calculated as follows:

SES Shares Issued		3,934,482
SES Share Price(1)		$1.85
Total Value of Shares Issued		$7,279

BFR Shares Exchanged	39,344,805
Total Number of BFR Shares	132,463,718
% of BFR Shares Exchanged		29.70%
BFR Implied Valued on a Non-Controlling Basis at 100%		$24,508

SES Pre-Merger Owned Shares	9,764,601
SES Pre-Merger Ownership %		7.37%
Purchase Price Adjustment for SES Fair Value of its BFR Investment		$1,806

Total Value of Shares Issued		$7,279
Purchase Price Adjustment for SES Fair Value of its BFR Investment		1,806
Estimated Fair Value of BFR Investment		$9,085
(1)	SES Share Price based on the closing stock price on March 17, 2020. The stock price is subject to change based on the closing stock price on the closing date of the Merger.

Purchase price adjustment related to amounts owed for royalty license fees which have not been paid and will be adjusted upon the completion of the merger.

SES Historical Accrued Royalties through December 2019	$1,000
Less Royalty Payables Due upon Merger Closing	(500)
Purchase Price Allocation related to Royalties Payable	$500

Note B: Record the additional ownership in BFR through the Batchfire Share Exchange Agreement

As referenced in Note A, the BFR shareholders participating in the Batchfire Share Exchange Agreement exchanged their BFR shares for SES shares at a ratio of 10 BFR shares for 1 SES share. BFR shareholders that have elected to participate in the share exchange hold 39,344,805 shares of BFR, which will result in the issuance of 3,934,482 shares of SES. The total number of SES shares to be issued to participating BFR shareholders amounted to 3,934,482. As BFR is a privately owned entity, we determined the best estimate of fair value was to base the value on the SES stock price.

SES Shares issued to BFR Shareholders	3,934,482
SES Share Price(1)	$1.85
Increase in Investment in BFR as a result of the Exchange	$7,279
(1)	SES Share Price based on the closing stock price on March 17, 2020. The stock price is subject to change based on the closing stock price on the closing date of the Merger.

Note C: Purchase Price Allocation related to the Recording of the Interim Financing through the Issuance of the Merger Debentures and Merger Warrants and the Extinguishment of Existing Debentures and the Reissuance of New Debentures

Purchase Price Allocation Cash Remaining to be received related to the Interim Financing	$1,450

Summary Debt:
Estimated Fair Value on a Pro Forma Basis, $10,450,000 face value as of December 31, 2019	$22,627
SES Historical Debt at Fair Value, $9,000,000 face value as of December 31, 2019	18,707
Purchase Price Allocation for Long-term Debt at Fair Value	$3,920

Summary Warrants (Derivative Liabilities):
Estimated Fair Value on a Pro Forma Basis Warrants as of December 31, 2019	$7,656
SES Historical Warrants at Fair Value as of December 31, 2019	6,284
Purchase Price Allocation for Derivative Liabilities at Fair Value	$1,372

As part of the Interim Financing, SES issued additional Merger Debentures in the amount of $2,000,000 and 1,333,338 Merger Warrants consisting of Series A Warrants (666,669 shares) with an exercise price of $3.00 and Series B Warrants (666,669 shares) with an exercise price of $6.00. The Placement Agent received 100,000 Series A Warrants as compensation along with a placement fee of $140,000. As of December 31, 2019, SES had received $1,000,000 upon the execution of the Merger Agreement and the remaining $1,000,000 funds to be received upon certain milestones related to the completion of the merger transaction. Subsequently, SES raised and additional $450,000 through the issuance of Additional Interim Debentures and 300,004 Additional Interim Warrants consisting of Series A Warrants (150,002 shares) with an exercise price of $3.00 and Series B Warrants (150,002 shares) with an exercise price of $6.00. The Placement Agent received 22,500 Series A Warrants as compensation and a placement fee of $31,500. For the pro forma financial statements, SES assumes the merger has been completed and the entire $2,450,000 was remitted to SES.

SES considered the debt restructuring an extinguishment of the Existing Debentures and an issuance of New Debentures. The New Debentures have the essentially same terms as the Existing Debentures with the New Debentures being convertible to shares and a conversion price of either $3.00 if holder participated in the Interim Financing or $6.00 for non-participating holders. Interest will be paid in shares or paid in kind, rolled to principal. The Existing Warrants are modified by way of reducing the exercise price from $32.00, to either $3.00 or $6.00 based on the participation in the Interim Financing. All of the Debentures and Warrants issued have been recorded at the fair value as of December 31, 2019. For the pro forma financial statements, SES assumes the merger has been completed and all warrants above have been issued by SES.

The pro forma financial statements estimated fair value of the Debentures and Warrants was based on the fair values derived from the unaudited financial information in the quarterly report filed on Form 10-Q as of December 31, 2019 and has not been adjusted for the change in stock price as of March 17, 2020. The value of the Debentures and Warrants are highly dependent on the Company’s stock price, and therefore, the fair value of the Debentures and Warrants included in the pro forma financials could be significantly different when the proposed merger between SES and AFE is consummated.

Note D: The pro forma balance sheet adjustments included the elimination of certain transactions between SES and AFE. These transactions include the elimination of the loan between SES and AFE.

Elimination of SES Historical Loan receivable from AFE in the amount of:	$	(359)
Elimination of AFE Historical Loan payable to SES in the amount of:		(359)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended December 31, 2019
(in thousands, except per share amounts)

Pro Forma Statement of Operations	SES Historical	AFE Historical	Pro Forma Merger Adjustments	Note	Pro Forma Combined
Revenues:
Revenue from operations	$—	$—	$—		$—
Other income	—	—	—		—
Total revenues	$—	$—	$—		$—
Expenses:
Cost of sales	$—	$—	$—		$—
General and administrative expenses	1,932	651	(250)	F	2,333
Stock-based expense	577	—	—		577
Depreciation and amortization	27	—	245	G	272
Total expenses	$2,536	$651	$(5)		$3,182
Loss from operations	$(2,536)	$(651)	$5		$(3,182)
Non-operating income (expense):
Equity earnings (losses) of joint ventures	(322)	—	320	E,H	$(2)
Interest expense	(601)	(15)	(39)	E,I	(655)
Interest income	12	—	(9)	E	3
Foreign currency gain (loss), net	(11)	—	—		(11)
Loss on Restructuring of Debt to Fair Value	(17,941)	—	17,941	J	—
Loss on fair value adjustment of derivative liabilities	(879)	—	—		(879)
Net loss before income taxes	$(22,278)	$(666)	$18,218		$(4,726)
Income tax (expense) benefit	—	—	—		—
Net loss	$(22,278)	$(666)	$18,218		$(4,726)
Less net loss attributable to noncontrolling interests	—	—	—		—
Net loss attributable to common stockholders	$(22,278)	$(666)	$18,218		$(4,726)

Net income (loss) per common share:
Basic and diluted	$(15.13)				$(0.50)
Weighted average common shares outstanding (shares presented here in 000s and (1) below)	1,472		7,914 (1)		9,386
(1)	Assumes SES shares increased from a weighted average of 1,472 shares to an outstanding number of 1,577 shares, SES issues 3,875 shares to AFE and SES issues 3,934 to the BFR shareholders in conjunction with the Batchfire Share Exchange Agreement.

Adjustments to the pro forma condensed combined statement of operations.

There have been no pro forma adjustments for any estimated change in the fair value of the debentures and warrants recognized in the unaudited pro forma condensed combined statement of operations, which could be significant subsequent to the consummation of the proposed merger.

Note E: The pro forma condensed combined statement of operation adjustments included the elimination of certain transactions between SES and AFE. These transactions include the elimination of the loan between SES and AFE, the corresponding interest income and expense related to the loan, and the adjustment to equity earnings where the loan created additional support from SES to AFE and therefore additional equity losses were incurred in the SES Historical financials. The amounts related to these transactions are listed below:

Elimination of SES Historical Equity losses in joint ventures related to the Liability in excess of basis of equity investment:	$350
Elimination of SES Historical Equity losses related to AFE	(30)
Elimination of SES Historical Interest Income related to the AFE loan in the amount of:	(9)
Elimination of AFE Historical Interest Expense related to the SES loan in the amount of:	9

Note F: Pro Forma Adjustment to Reverse Royalty Expenses Recorded in SES Historical.

Adjusted royalty expenses recorded in the amount of $250 and remove these costs from the SES Historical financial statements due to the contract adjustment.

Removal of royalty expenses from General and Administrative Expenses	$(250)

Note G: Pro Forma Adjustment to Amortization Expense

Adjusted amortization expense based on purchase price allocation of fair value to patent intangibles.

SES Patent Intangible Estimated Fair Value	$6,000
Estimated Average Remaining Useful Life (in years)	11.02
Estimated Annual Amortization Expense	$544

Estimated Amortization Expenses	$272
Less Amortization Expense Recorded in SES Historical	27
Increase to Amortization Expense	$245

Note H: Pro Forma Adjustment to Record Equity Loss Pickup Related to the Investment in BFR.

Equity loss related to the investment in BFR accounted for under the equity method post-merger for the six months ending December 31, 2019.

BFR Estimated Quarterly Loss based on prior year’s operating results	A$	25,308
Exchange Rate (USD / AUD)		1.4296
Estimated Quarterly Equity Loss Pickup converted to USD		$17,703
SES Ownership Percentage Post-Merger		37.07%
Estimated Equity Loss Pickup for the Six Months Ending December 31, 2019		$6,563
Investment Balance due to Prior Year Pro Forma Equity Loss Pickup (see Note BB below)		—
Equity Loss Pickup for the Six Months Ending December 31, 2019 (No entry needed)		—

Note I: Pro Forma Adjustment to Interest Expense due to Debt Restructuring and the Issuance of the Merger Debentures.

Interest Expense adjusted based on estimated interest rate calculation and compounding of interest on a quarterly basis of the New Debentures and the Merger Debentures.

New Debentures Estimated Interest Expense	$649
Less SES Historical Interest Expense Recorded	601
Estimated Increase in Interest Expense	$48

Note J: Pro Forma Adjustment to reverse effects of the restructuring of Debt recorded as part of the SES Historical December 31, 2019 financials as these would be considered nonrecurring and therefore eliminated on a pro forma basis. There have been no pro forma adjustments for any estimated change in the fair value or accretion of premium related to the Debentures recognized in the unaudited pro forma condensed combined statement of operations. The impact of this will be dependent on the fair value determined at the consummation of the proposed merger which could have a significant impact on the future expense recognized.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2019
(in thousands, except per share amounts)

Pro Forma Statement of Operations	SES Historical	AFE Historical	Pro Forma Merger Adjustments	Note	Pro Forma Combined
Revenues:
Revenue from operations	$—	$735	$(735)	DD	$—
Other income	—	—	—		—
Total revenues	$—	$735	$(735)		$—
Expenses:
Cost of sales	—	—	—		—
General and administrative expenses	$5,437	$2,250	$—		$7,687
Stock-based expense	371	—	—		371
Depreciation and amortization	258	—	286	AA	544
Impairments	5,000	—	—		5,000
Total expenses	$11,066	$2,250	$286		$13,602
Loss from operations	$(11,066)	$(1,515)	$(1,021)		$(13,602)
Non-operating income (expense):
Equity losses of joint ventures	$(198)	—	$(9,085)	BB	$(9,283)
Interest expense	(1,326)	—	128	CC	(1,198)
Interest income	51	—	—		51
Other Income	—	—	735	DD	735
Foreign currency gain (loss), net	(58)	—	—		(58)
Gain on fair value adjustment of derivative liabilities	1,877	—	—		1,877
Net loss before income taxes	$(10,720)	$(1,515)	$(9,243)		$(21,478)
Income tax (expense) benefit	—	—	—		—
Net loss	$(10,720)	$(1,515)	$(9,243)		$(21,478)
Less net loss attributable to noncontrolling interests	(4)	—	(4)
Net loss attributable to common stockholders	$(10,716)	$(1,515)	$(9,243)		$(21,474)

Net income (loss) per common share:
Basic and diluted	$(7.74)				$(2.33)
Weighted average common shares outstanding (shares presented here in 000s and in (1) below.	1,384		7,820 (1)		9,204
(1)	Assumes SES shares increased from a weighted average of 1,384 shares to an outstanding number of 1,395 shares, SES issues 3,875 shares to AFE and SES issues 3,934 to the BFR shareholders in conjunction with the Batchfire Share Exchange Agreement.

Adjustments to the pro forma condensed combined statement of operations.

There have been no pro forma adjustments for any estimated change in the fair value of the debentures and warrants recognized in the unaudited pro forma condensed combined statement of operations, which could be significant subsequent to the consummation of the proposed merger.

Note AA: Pro Forma Adjustment to Amortization Expense

Adjusted amortization expense based on purchase price allocation of fair value to patent intangibles.

SES Patent Intangible Estimated Fair Value	$6,000
Estimated Average Remaining Useful Life (in years)	11.02
Estimated Annual Amortization Expense	$544

Estimated Yearly Amortization Expenses	544
Amortization Expense Recorded in SES Historical	258
Adjustment to Amortization Expense	$286

Note BB: Pro Forma Adjustment to Record Equity Loss Pickup Related to the Investment in BFR.

From Note A – Calculation of the fair value of the BFR Investment
Total Value of Shares Issued	$7,279
Purchase Price Adjustment for SES Fair Value of its BFR Investment	1,806
Estimated Fair Value of BFR Investment	$9,085

Equity loss related to the investment in BFR accounted for under the equity method post-merger for the year ending June 30, 2019.

BFR Loss for the Year Ending June 30, 2019	A$	97,404
Exchange Rate (USD / AUD)		1.4222
Estimated Annual Equity Loss Pickup converted to USD		$68,488
SES Ownership Percentage Post-Merger		37.07%
Estimated Equity Loss Pickup for the Year Ending June 30, 2019		$25,389
Estimated Fair Value of BFR Investment from above		$9,085
Estimated Equity Loss Pickup Limited to the Estimated Fair Value of BFR Investment		$9,085

Note CC: Pro Forma Adjustment to Interest Expense due to Debt Restructuring and the Issuance of the Merger Debentures.

Interest Expense adjusted based on estimated interest rate calculation and compounding of interest on a quarterly basis of the New Debentures and the Merger Debentures.

New Debentures Estimated Interest Expense	$1,198
Less SES Historical Interest Expense	1,326
Estimated Decrease to Annual Interest Expense	$(128)

Note DD: To reclass operating revenue in AFE’s historical financial statements to other income in the non-operating income section.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of SES’ capital stock which are not expected to change in connection with the Merger. However, this description is not complete and is qualified by reference to SES’ certificate of incorporation and bylaws, copies of which have been filed with the SEC. Please read “Where You Can Find More Information.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as an SES stockholder.

The total number of shares of all classes of stock that we have authority to issue is 220,000,000, consisting of 200,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 20,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

PROPOSAL 1: MERGER PROPOSAL

Background

SES has entered into a Merger Agreement with Merger Subsidiary and AFE, pursuant to, pursuant to which Merger Subsidiary will merge with and into AFE, with AFE surviving the Merger as the surviving corporation and wholly-owned subsidiary of SES, and SES will issue 3,875,000 shares of SES Common Stock in exchange for all of the issued and outstanding AFE Ordinary Shares (other than AFE Ordinary Shares held by SES) immediately prior to the Merger Effective Time.

The special committee and board of directors of SES have: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of 3,875,000 shares of SES Common Stock, are fair to, and in the best interests of, SES and its stockholders. SES stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of 3,875,000 shares of SES Common Stock.

Vote Required

The affirmative vote of a majority of the voting power of the SES Common Stock entitled to vote at the SES Special Meeting will be required for approval of the Merger Agreement.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLIDING THE MERGER AND THE ISSUANCE OF 3,875,000 SHARES OF SES COMMON STOCK.

PROPOSAL 2: CHARTER AMENDMENT PROPOSAL

Background

In connection with the Merger, SES has agreed to rebrand and change its name to “Energem Corporation.” Similarly, SES intends to adopt a new corporate logo that reflects the new name.

The board of directors of SES has determined that it is advisable and in the best interests of SES and its stockholders to change its name to “Energem Corporation”. The stockholders are being asked to approve an amendment to the certificate of incorporation, in the form attached to this proxy statement/prospectus as Annex C, to effect a change in our name from “Synthesis Energy Systems, Inc.” to “Energem Corporation.” Upon approval of such an amendment by the stockholders and consummation of the Merger, SES will file a certificate of amendment to its certificate of incorporation to effect the name change.

Vote Required

The affirmative vote of a majority of the voting power of the SES Common Stock entitled to vote at the SES Special Meeting will be required for approval of the amendment to the certificate of incorporation to change its name to “Energem Corporation.”

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE SES CERTIFICATE OF INCORPORATION TO CHANGE ITS NAME TO ENERGEM CORPORATION.

PROPOSAL 3: 2015 PLAN AMENDMENT PROPOSAL

Background

As of March 16, 2020, the Synthesis Energy Systems, Inc. 2015 Long Term Incentive Plan (the “2015 Plan”) only had 51,885 shares remaining available for future issuance for awards. Effective              , 2020, the SES Board of Directors approved and adopted an amendment to the 2015 Plan, subject to stockholder approval, to increase the number of shares available for grant under the 2015 Plan from 140,625 to 890,625 in order to ensure that adequate shares will be available for future grants after completion of the Merger.

SES believes that substantial equity participation by employees is important in creating an environment in which employees will be motivated to remain employed and be productive for long periods of time in helping SES to achieve its goals. SES further believes that the attraction, retention and motivation of highly qualified personnel is essential to its continued growth and success after the Merger and that continued awards under the 2015 Plan are necessary for SES to remain competitive in its compensation practices. In addition, SES believes that the 2015 Plan is an effective way to ensure alignment of employees’ and stockholders’ interests and believes all such equity incentives are in the best interest of the stockholders. In addition, directors may receive annual compensation in restricted shares or stock option awards. Additional shares are needed under the 2015 Plan to ensure that grants to directors can be made on an annual basis.

A copy of the amendment is attached to this proxy statement as Annex D. The amendment to the 2015 Plan is being submitted for your approval pursuant to the rules and regulations of the SEC and the Nasdaq.

General Provisions of the 2015 Plan

Purpose. The purpose of the 2015 Plan is to advance the interests of SES and its stockholders by providing an incentive to attract, retain, and reward persons performing services for SES and its affiliates and by motivating such persons to contribute to the growth and profitability of SES and its affiliates. Any term not defined herein shall have the meaning provided the term in the 2015 Plan.

Shares Subject to the 2015 Plan. Subject to adjustment as provided in the 2015 Plan, the maximum aggregate number of shares of SES’ common stock that may be issued with respect to awards under the 2015 Plan shall be 140,625. The maximum aggregate number of such shares of common stock authorized for issuance in the foregoing sentence that may be issued as Incentive Stock Options shall be 140,625 shares of common stock. Shares of common stock of an outstanding award that for any reason expire or are terminated, forfeited or canceled shall again be available for issuance under the 2015 Plan. Shares withheld for the purchase price of an option or stock appreciation right shall not be again available for insurance under the 2015 Plan. Awards to be paid solely in cash shall not be counted against the number of shares of common stock available for the issuance of awards under the 2015 Plan. Shares of stock issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by SES do not reduce the shares of common stock available under the 2015 Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2015 Plan and do not reduce the 2015 Plan’s share reserve as provided herein (subject to the listing requirements of the NASDAQ Stock Market, as long as the common stock is listed on this exchange or the applicable other exchange requirements on which the common stock is listed).

Subject to the number of shares authorized under the 2015 Plan as provided above, during any period that SES is a publicly held corporation, the following rules shall apply to grants of awards that are intended to meet the performance-based exception under Code Section 162(m) subject to adjustment as provided in the 2015 Plan: (i) the maximum aggregate number of shares of common stock that may be granted as options or stock appreciation rights (“SARs”) in any calendar year pursuant to any award held by any participant shall be 117,187 shares of common stock, and the exercise price per share of common stock of such awards shall be at least equal to the Fair Market Value per share on the grant date; if such an award may be settled in cash as permitted under the terms of the award, the number of shares of common stock for the cash amount shall be counted toward the individual share limit provided in this subsection (a) calculated as of the date of grant, (ii) the maximum aggregate number of shares of common stock that may be issued with respect to any other award that may be settled in common stock (other than options or SARs) including, without limitation, restricted stock or other stock-based awards granted to any Participant in any calendar year shall be 117,187 shares of common stock; if such an award is to be settled in cash rather than common stock pursuant to its terms, the number of shares of common stock that could be issued for the cash amount shall be counted toward the individual share limit in this subsection (b) calculated as of the date of grant and (iii) the maximum aggregate cash payout with respect to awards, including performance awards, granted in any calendar year that are settled solely in cash which may be paid to any participant shall be $5,000,000, calculated as of the date of grant.

Administration. The 2015 Plan is administered by the committee, as defined in the 2015 Plan, which “committee” means the Board or, if so appointed by the Board, the compensation committee or any other committee duly appointed by the Board to administer the 2015 Plan, which such committee may be one or more persons; provided however, that during any period SES is a “publicly held corporation” within the meaning of Code Section 162(m) or to the extent required by securities law the committee shall consist of not less than two directors of the Board who fulfill the “outside director” requirements of Code Section 162(m) and who are non-employee directors under Rule 16b-3 of the Exchange Act.

The committee is authorized to, among other things, (i) determine the persons to whom, and the time or times at which, awards shall be granted and the number of shares of common stock to be subject to each award; (ii) designate awards as restricted stock or options or other stock-based awards or performance awards, and to designate options as incentive stock options or nonstatutory stock options; (iii) determine the fair market value of shares of common stock or other property; (iv) determine the terms, conditions, and restrictions applicable to each award (which need not be identical) and any shares acquired upon the exercise and/or vesting thereof; (v) approve one or more forms of the award agreement between SES and a participant; (vi) amend, modify, extend, cancel, or renew any award, or to waive any restriction or condition applicable to any award or any shares acquired upon the exercise of an award; provided, however, that no such amendment, modification, extension, or cancellation shall adversely affect a participant’s award without a participant’s consent; (vii) accelerate, continue, extend, or defer the exercisability and/or vesting of any award, including with respect to the period following a participant’s termination of service with SES and its affiliates; (viii) prescribe, amend, or rescind rules, guidelines, and policies relating to the 2015 Plan, or to adopt supplements to, or alternative versions of, the 2015 Plan; and (ix) correct any defect, supply any omission, or reconcile any inconsistency in the 2015 Plan or any award agreement and to make all other determinations and take such other actions with respect to the 2015 Plan or any award as the committee may deem advisable to the extent not inconsistent with the provisions of the 2015 Plan or applicable law.

Notwithstanding the foregoing, except as otherwise provided in the 2015 Plan, the terms of an outstanding award may not be amended by the committee, without approval of SES’ stockholders, to: (i) reduce the exercise price of an outstanding option or an outstanding stock appreciation right; (ii) cancel an outstanding option or outstanding stock appreciation right in exchange for other options or stock appreciation rights with an exercise price that is less than the exercise price of the cancelled option or the cancelled stock appreciation right, as applicable; or (iii) cancel an outstanding option or an outstanding stock appreciation right with an exercise price that is less than the fair market value of a share of common stock on the date of cancellation.

All awards and all shares of common stock issued and any payments are subject to SES’ clawback policy adopted by SES in connection with the adoption of the 2015 Plan. In the event SES is required to prepare an accounting restatement of its financial statements due to SES’ material noncompliance with any financial reporting requirement under the securities laws or other similar laws or regulations (other than due to a change in applicable accounting rules), the Board will require reimbursement or forfeiture of any incentive compensation received by any covered executive during the three-year period preceding the date on which SES is required to prepare an accounting restatement. The amount to be recovered will be the excess of the incentive compensation paid to the covered executive based on the erroneous data over the incentive compensation that would have been paid to the covered executive had it been based on the restated results, as determined by the Board.

Eligibility. Only the employees, consultants, and directors of SES or its affiliates may be granted awards under the 2015 Plan. This includes prospective employees, consultants, and directors to whom awards are granted in connection with written offers of employment or other service relationships with SES subject to their actual commencement of service.

Types of Awards. Under the 2015 Plan, the board of directors may grant awards which may be any of the following:

•	Incentive stock options as defined in Section 422 of the Code;
•	nonstatutory stock options;
•	shares of restricted stock;
•	other stock-based awards including, without limitation, SARs;
•	performance awards; or
•	dividends or dividend equivalents.

Incentive stock options and nonstatutory stock options together are called “options.” The terms of each award will be reflected in an award agreement between SES and the grantee.

Subject to certain adjustments pursuant to the 2015 Plan, the amount of an award granted to each director of SES in a calendar year may not exceed one hundred eighty thousand dollars ($180,000) in value of the aggregate of stock and cash awards; provided, however, that in the case of a chair of a committee of the Board, such maximum may be increased by up to an additional fifteen thousand dollars ($15,000) in the aggregate; and provided, further that in the case of the non-executive chairman of the Board, such maximum may be increased by up to an additional eighty thousand dollars ($80,000) in the aggregate.

Options and SARs. Generally, options and SARs must be exercised within ten (10) years of the grant date, provided that an Option that is not an Incentive Stock Option, may be exercised for the thirty (30) day period after the expiration of a limitation on the Participant’s ability to exercise due to Section 16-b(3), SES insider trading policy or other applicable law which may extend beyond the ten (10) year term for this limited purpose. Incentive stock options granted to a participant who, at the time an option is granted to the participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of SES or its subsidiary within the meaning of Section 422(b)(6) of the Code (a “Ten Percent Owner Participant”) must be exercised within five (5) years of the grant date.

The exercise price for each option or SAR must be established in the discretion of the committee, subject to the following minimum price requirements subject to adjustments as permitted under the 2015 Plan. The exercise price per share for an option or SAR must not be less than the fair market value of a share of common stock on its grant date. No incentive stock options granted to a Ten Percent Owner Participant may have an exercise price per share less than one hundred ten percent (110%) of the fair market value of a share of common stock on the grant date. An option or SAR may be granted with an exercise price lower than the minimum exercise price if such option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Sections 424 and 409A of the Code.

Payment of the exercise price for the number of shares of common stock being purchased pursuant to any option or SAR must be made in cash, by check or cash equivalent, or upon approval by the committee in its sole discretion, by any of the following: (i) tender to SES, or attestation to the ownership, of shares of common stock owned by the participant having a fair market value not less than the exercise price (to the extent such tender or attestation does not constitute a violation of the provisions of any law, regulation, or agreement restricting the redemption of the common stock); (ii) causing SES to withhold from the shares of common stock issuable upon the exercise of the option the number of whole shares of common stock having a fair market value, as determined by SES, not less than the exercise price (a “Cashless Exercise”); (iii) such other consideration as approved by the committee and as permitted by law; or (iv) any combination of cash or any of the foregoing or any combination of (i–iii) above.

An employee will not recognize any income for U.S. federal income tax purposes at the time an incentive stock option is granted, or on the qualified exercise of an incentive stock option, but instead will recognize capital gain or loss upon the subsequent sale of shares acquired in a qualified exercise. The exercise of an incentive stock option is qualified if an optionee does not dispose of the shares acquired by such exercise within two (2) years after the incentive stock option grant date and one (1) year after the exercise date. SES is not entitled to a tax deduction as a result of the grant or qualified exercise of an incentive stock option. If the exercise of an incentive stock option is not qualified, it has the same tax treatment as a nonstatutory stock option.

A participant will not recognize any income for U.S. federal income tax purposes, nor will SES be entitled to a deduction, at the time a nonstatutory stock option is granted. However, when a nonstatutory stock option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the nonstatutory stock option, and generally SES will generally recognize a tax deduction in the same amount at the same time.

Restricted Stock. Restricted stock may be awarded with such transfer restrictions and substantial risk of forfeiture provisions as the committee may designate and specified in the participant’s award agreement. Unless otherwise specified in the award agreement, each restricted stock award constitutes an immediate transfer of the record and beneficial ownership of the shares of restricted stock to the participant in consideration of the performance of services as an employee, consultant, or director, as applicable, entitling such participant to all voting and other ownership rights in such shares of common stock. As specified in the award agreement, the committee may limit the participant’s dividend and voting rights.

A participant will not recognize taxable income upon the grant of an award of restricted stock (nor will SES be entitled to a deduction) unless the participant makes an election under Section 83(b) of the Code. If the participant makes a Section 83(b) election within thirty (30) days of the date the restricted stock is granted, then the participant will recognize ordinary income, for the year in which the award is granted, in an amount equal to the excess of the fair market value of the shares of common stock at the time the award is granted over the purchase price, if any, paid by the participant for the shares of common stock. If such election is made and the participant subsequently forfeits some or all of the shares, then the participant generally will not be entitled to any refund of taxes paid as a result of the Section 83(b) election, and may take a loss only with respect to the amount actually paid for the shares. If a Section 83(b) election is not made, then the participant will recognize ordinary income at the time that the forfeiture provisions or restrictions on transfer lapse in an amount equal to the excess of the fair market value of the shares of common stock at the time of such lapse over the original price paid for the shares of common stock, if any. The participant will have a tax basis in the shares of common stock acquired equal to the sum of the price paid, if any, and the amount of ordinary income recognized at the time the Section 83(b) election is made or at the time the forfeiture provisions or transfer restriction lapse, as is applicable.

Upon the disposition of shares of common stock acquired pursuant to an award of restricted shares, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares of common stock and the participant’s tax basis in the shares of common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one (1) year. For this purpose, the holding period will begin after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or on the date after the award is granted if the Section 83(b) election is made.

SES will generally be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income on the restricted stock, whether by vesting or a Section 83(b) election, in the same amount as the ordinary income recognized by the participant.

Other Stock-Based and Performance Awards. Other stock-based awards may be awarded by the committee to selected participants that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, shares of common stock, as deemed by the committee to be consistent with the purposes of the 2015 Plan and the goals of SES. Other stock-based awards may be payable in common stock, cash or a combination thereof as specified in the award. Performance awards may be granted by the committee in its sole discretion awarding cash or common stock (including restricted stock) or a combination thereof based upon the achievement of goals as determined by the committee. Types of other stock-based awards or performance awards include, without limitation, purchase rights, phantom stock, stock appreciation rights, restricted units, performance units, restricted stock or stock subject to performance goals, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into shares of common stock, awards valued by reference to the value of the common stock of or the performance of SES or a specified subsidiary, affiliate division or department, awards based upon performance goals established by the committee and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by SES or any subsidiary. Except with respect to dividends on restricted stock, the participant shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of common stock covered by the award unless (and to the extent) otherwise as determined by the committee and set forth in a separate award agreement. In addition, with respect to any performance award, whether or not intended to meet the performance-based exception under Code Section 162(m), any dividends or dividend equivalents granted with respect to such award, including a restricted stock award, shall be subject to achieving the same performance goals as the underlying performance award. However, a dividend or dividend equivalent award may not be granted with respect to an option or SAR. To the extent that SES is a publicly held corporation and a stock-based award, including a SAR, is intended to qualify for the performance-based exception in Code Section 162(m) or to the extent it is intended to be exempt from Section 409A of the Code, the exercise price per share of common stock may not be less than one hundred percent (100%) of fair market value of a share of common stock on the date of the grant of the stock appreciation right.

For performance awards, including awards intended to meet the performance-based exception under Code Section 162(m), the performance period shall be determined by the committee and set out in the award agreement. The committee will establish the number of other stock-based awards or performance awards and their contingent values, which values may vary depending on the degree to which such objectives are met. The committee may establish performance goals applicable to other stock-based awards or performance awards, including awards intended to meet the performance-based exception under Code Section 162(m), based upon criteria in one or more of the following categories: (i) performance of SES as a whole or an SES affiliate, (ii) performance of a segment of SES’ or its affiliate’s business or business unit or division, and (iii) individual performance. Performance criteria for SES will relate to the achievement of predetermined financial, operational, or strategic objectives for SES and/or its affiliate. Performance criteria for a segment of SES’ business or business unit or division will relate to the achievement of financial, operational, or strategic objectives of the segment for which the participant is accountable. The performance criteria described below may be used on an absolute or relative basis to measure the performance of SES and/or an SES affiliate as a whole or any business unit, division or segment of SES and/or an affiliate or any combination thereof as determined by the committee or as compared to the performance of a group of comparable companies or published or special index or as compared to various stock market indices as the committee may determine appropriate in its sole discretion. Performance criteria shall include any of the following (alone or in any combination): pre-tax or after tax profit levels, earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, gross profit or gross profit growth, net operating profits before or after tax, and net income; share price, including, without limitation, growth measures and total stockholder return; return on assets, equity, capital or investment; return on capital; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; stock price performance, sales, costs, gross revenue, net revenue or revenue growth, margins, production volumes or reserves added (and any of the foregoing as compared to a peer group as established by the committee in its discretion); improvement in capital structure, levels of operating efficiency or expense, maintenance expense, productivity ratios, economic value or other added value, working capital targets, enterprise value, safety records; completion of acquisitions or business expansion or measures of customer satisfaction and customer service as determined from time to time including the relative improvement therein. Individual performance criteria shall relate to a participant’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives.

The performance goals may differ among participants and shall be established in accordance with Code Section 162(m). To the extent permitted under Code Section 162(m) with respect to awards intended to meet the performance-based exception under Code Section 162(m), the committee is authorized at any time during the first ninety (90) days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the awards granted to any participant for the performance period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a performance goal for such performance period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of participants based on the following events: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; any reorganization and restructuring programs; extraordinary, unusual or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in SES’ annual report to stockholders for the applicable year; acquisitions or divestitures; any other specific unusual or nonrecurring events, or objectively determinable category thereof; and a change in SES’ fiscal year. The committee may also specify the application of any of the foregoing in the award if necessary to comply with Code Section 162(m).

Generally, except as otherwise provided for the types of awards described above, a participant will not recognize taxable income upon the grant of other stock-based awards or performance awards. Generally, upon the payment of other stock-based awards or performance awards, a participant will recognize compensation taxable as ordinary income, and SES will be entitled to a corresponding tax deduction in the same amount and at the same time. However, if any such shares or payments are subject to substantial restrictions, such as a requirement of continued employment or the attainment of certain performance objectives, the participant will not recognize income and SES will not be entitled to a deduction until the restrictions lapse, unless the participant elects otherwise by filing a Section 83(b) election as described above, if applicable. The amount of a participant’s ordinary income and SES’ deduction will generally be equal to the fair market value of the shares at the time the restrictions lapse.

Other Tax Considerations. Upon accelerated exercisability of options and accelerated lapsing of restrictions upon restricted stock or other awards in connection with a “change in control,” certain amounts associated with such awards could, depending upon the individual circumstances of the participant, constitute “excess parachute payments” under the golden parachute provisions of Section 280G of the Code. Whether amounts constitute “excess parachute payments” depends upon, among other things, the value of the accelerated awards and the past compensation of the participant. No awards will be granted under the 2015 Plan which provide for a “parachute tax gross up” payment.

Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific written requirements regarding (i) timing and form of payouts, (ii) advance election of deferrals, and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income are also subject to a twenty (20%) excise tax and interest. In general, to avoid a violation of Section 409A of the Code, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department), or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A of the Code is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, certain disability pay or death benefits, and may be applicable to certain awards under the 2015 Plan. Awards under the 2015 Plan that are subject to Section 409A of the Code are intended to satisfy the requirements of Section 409A of the Code, as specified in an award agreement.

Generally, taxable compensation earned by “covered employees” (as defined in Section 162(m) of the Code) that are granted and administered by the compensation committee for options, stock appreciation rights, or certain other applicable awards is intended to constitute qualified performance-based compensation. SES should, therefore, be entitled to a tax deduction for compensation paid in the same amount as the ordinary income recognized by the covered employees without any reduction under the limitations of Section 162(m) on deductible compensation paid to such employees. However, the committee may determine, within its sole discretion, to grant awards to such covered employees that do not qualify as performance-based compensation. Under Section 162(m), SES is denied a deduction for annual compensation paid to such employees in excess of $1,000,000.

THE FOREGOING IS A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT GENERALLY WILL ARISE UNDER THE CODE WITH RESPECT TO AWARDS GRANTED UNDER THE 2015 PLAN AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL RELEVANT PROVISIONS OF THE CODE. MOREOVER, THIS SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS UNDER THE CODE, WHICH ARE SUBJECT TO CHANGE. THE TREATMENT OF FOREIGN, STATE, LOCAL OR ESTATE TAXES IS

NOT ADDRESSED. THE TAX CONSEQUENCES OF THE AWARDS ARE COMPLEX AND DEPENDENT UPON EACH INDIVIDUAL’S PERSONAL TAX SITUATION. ALL PARTICIPANTS ARE ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR RESPECTING AWARDS.

Termination of Employment and Change in Control. Subject to earlier termination of the option or award as otherwise provided in the 2015 Plan and unless otherwise provided by the committee in the applicable award agreement, generally if the participant’s employment or other service with SES and its affiliates is terminated other than due to his death or termination for cause, any unvested award or option will be forfeited by the participant on the date on which the participant’s service is terminated, and any vested option may be exercised by the participant at any time prior to the expiration of six (6) months after the date on which the participant’s service terminated, but in any event no later than ten (10) years from the date of grant, as set forth in the award agreement evidencing such option or SAR except as otherwise provided in the 2015 Plan (the “option expiration date”). If the participant’s termination is due to death, the unvested portion of any award will be forfeited and terminated and the vested portion of an option may be exercised for a period of one (1) year after termination due to death, but in any event no later than the option expiration date. Upon a change in control, the vesting of awards shall not be accelerated, and such awards shall not become fully exercisable, except upon the occurrence of a subsequent trigger event following such change in control as specified in the award agreement. On a termination for cause, all outstanding awards, whether or not vested, expire immediately upon such termination.

If SES undergoes a “change in control” (as defined in the 2015 Plan), the committee, in its sole discretion, has the power and right to, subject to terms in the award agreement and according to the terms of the 2015 Plan, (i) cancel each outstanding award, effective immediately prior to the occurrence of the change in control, and pay the participant as specified in the 2015 Plan with respect to options that have an exercise price less than the consideration to be received immediately prior to the change in control, (ii) provide for the exchange or substitution of each award outstanding immediately prior to such change in control and make an equitable adjustment as determined by the Board, or (iii) provide for assumption of the 2015 Plan and outstanding awards by the surviving entity or its parent.

Awards Nontransferable. No award may be assigned or otherwise transferred by a participant, other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code, and only if specified in the award agreement; provided, however, that an incentive stock option may only be assigned or transferred by will or by the laws of descent and distribution. An award may be exercised during the participant’s lifetime only by the participant or the participant’s legal guardian. However, in the discretion of the Board, the award agreement for a nonstatutory stock option may provide that the nonstatutory stock option is transferable to immediate family. The 2015 Plan contains provisions permitting such a transfer of a nonstatutory stock option if approved by the Board and included in the award agreement.

Amendment and Termination. The committee may amend or terminate the 2015 Plan at any time, subject to all necessary regulatory and stockholder approvals. No grant is allowed after the tenth (10th) anniversary of the effective date. Subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of SES’ stockholders within the time required, there shall be (a) no increase in the maximum aggregate number of shares of common stock that may be issued under the 2015 Plan (except by operation of the provisions of Sections 4.1 and 4.2 and Section 25 of the plan), (b) no change in the class of persons eligible to receive awards or purchase of common stock under the 2015 Plan or to extend the term of the 2015 Plan, (c) no repricing of an option (except by operation of Sections 4.1, 4.2 or 25 of the plan) and (d) no other amendment of the 2015 Plan that would require the approval of SES’ stockholders under any applicable law, regulation or rule or the stock exchange or market system on which the common stock is traded. No termination or amendment of the 2015 Plan will affect any then outstanding award unless expressly provided by the committee or otherwise provided in the 2015 Plan. In any event, no termination or amendment of the 2015 Plan may materially adversely affect any then outstanding award without the consent of the participant, unless such termination or amendment is required to enable an award designated as an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation, or rule, including Code Section 409A or as otherwise permitted under the 2015 Plan, including upon a change in control.

Plan Benefits

The grant of awards under the 2015 Plan to employees, consultants and non-employee directors, including the executive officers, is subject to the discretion of the committee. Accordingly, future awards to employees, consultants and non-employee directors are not determinable as of the date of this proxy statement/prospectus.

Vote Required

The approval of the amendment to the 2015 Plan requires the affirmative vote of the holders of a majority of the shares represented at the Special Meeting, in person or by proxy, and entitled to vote. For the approval of the amendment of the 2015 Plan, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2015 PLAN.

PROPOSAL 4: INTERIM FINANCING ISSUANCE PROPOSAL

Background

As described under “The Merger”, SES exchanged the Debentures for the New Debentures, and issued the Placement Agent Warrants, the Merger Debentures and the Merger Warrants as part of the Interim Financing. On November 5, 2019, SES entered into amendments with the holders of the New Debentures and the Merger Debentures, whereby the issuance of SES Common Stock upon the conversion of those debentures, or the exercise of the Merger Warrants, and the Placement Agent Warrants, is limited to no more than 19.99% of SES’ outstanding common stock as of October 10, 2019 unless SES stockholder approval is received for the issuance.

SES is submitting this Proposal 4 to you in order to obtain the requisite stockholder authorization in accordance with the Nasdaq Listing Rules to issue shares of its common stock in excess of 19.9% of its outstanding shares of common stock (as of October 10, 2019), pursuant to the New Debentures, the Placement Agent Warrants, the Merger Debentures and the Merger Warrants.

Requirement to Seek Stockholder Approval

As a result of SES’ listing on the Nasdaq, issuances of our common stock are subject to the Nasdaq Marketplace Rules, including Rule 5635(d), which requires SES to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance of more than 19.99% of SES’ outstanding shares of our common stock (or securities convertible into or exercisable for shares of its common stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq 20% Rule”).

Based on the closing sale price of the SES Common Stock as reported on the Nasdaq on October 10, 2019, SES could only issue up to 291,485 shares of SES Common Stock pursuant to the New Debentures, the New Warrants, the Placement Agent Warrants, the Merger Debentures and the Merger Warrants rather than the total issuable of up to 5,790,880 shares of SES Common Stock, which would be in excess of the Nasdaq 20% Rule. Accordingly, in order to be able to issue the full amount of SES Common Stock issuable pursuant to the New Debentures, the New Warrants, the Placement Agent Warrant, the Merger Debentures and the Merger Warrants, SES is seeking stockholder approval to issue more than 19.99% of its outstanding shares as of October 10, 2019. In particular, SES is seeking stockholder approval for the issuance of up to 6,000,000 shares of our SES Common Stock pursuant to the New Debentures, the New Warrants, the Placement Agent Warrant, the Merger Debentures and the Merger Warrants.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve this Proposal 4, SES will be required to again seek approval at another stockholder meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF SES COMMON STOCK PURSUANT TO THE New Debentures, the New Warrants, the Placement Agent Warrant, the Merger Debentures and the Merger Warrants IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(D).

PROPOSAL 5: BFR SHARE EXCHANGE ISSUANCE PROPOSAL

Background

As described under “The Merger—Background of the Merger”, SES has entered into Share Exchange Agreements with certain of the shareholders of BFR, whereby such shareholders will exchange their shares of BFR for shares of SES Common Stock at a ratio of 10 BFR shares for one share of SES Common Stock. As a result of these exchanges, SES has committed to issue 3,954,159 shares of SES Common Stock to BFR shareholders.

SES is submitting this Proposal 5 to you in order to obtain the requisite stockholder authorization in accordance with the Nasdaq Listing Rules to issue shares of its common stock in excess of 19.9% of its outstanding shares of common stock (as of October 10, 2019), pursuant to the Share Exchange Agreements.

Requirement to Seek Stockholder Approval

Based on the total shares of common stock outstanding on October 10, 2019, SES could only issue up to 291,485 shares of SES Common Stock pursuant to the Share Exchange Agreements, rather than the total issuable of 3,954,159 shares of SES Common Stock, which would be in excess of the Nasdaq 20% Rule. Accordingly, in order to be able to issue the full amount of SES Common Stock issuable pursuant to the Share Exchange Agreements, SES is seeking stockholder approval to issue more than 19.99% of its outstanding shares as of October 10, 2019. As a result, SES is seeking stockholder approval for the issuance of 3,954,159 shares of our SES Common Stock pursuant to the Share Exchange Agreements.

Effect of Failure to Obtain Stockholder Approval

If SES does not receive stockholder approval to issue more than 19.99% of its outstanding shares as of October 10, 2019, pursuant to the Share Exchange Agreements, SES will not be able to effect the transactions contemplated by the Share Exchange Agreements and this will be a failure of one of the conditions to the closing of the Merger.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF SES COMMON STOCK PURSUANT TO THE SHARE EXCHANGE AGREEMENTS IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(D).

PROPOSAL 6: THE REVERESE STOCK SPLIT PROPOSAL

Background

At the SES Special Meeting, SES stockholders will be asked to approve the amendment to the certificate of incorporation of SES effecting a reverse stock split of the issued shares of SES Common Stock, at a ratio in the range from 1-for-2 to 1-for-8, with such specific ratio to be mutually agreed upon by SES and AFE or, if the Merger Proposal, the Interim Financing Issuance Proposal and/or the BFR Share Exchange Issuance Proposal are not approved by SES stockholders, determined solely by the SES board of directors following the SES Special Meeting. Upon the effectiveness of the amendment to the certificate of incorporation of SES effecting the reverse stock split, or the split effective time, which must occur within one year from the date of the stockholder approval, the issued shares of SES Common Stock outstanding immediately prior to the split effective time will be reclassified into a smaller number of shares such that a SES stockholder will own one new share of SES common stock for each 2 to 8 shares of issued common stock held by that stockholder immediately prior to the split effective time. The ultimate ratio will be based on a number of factors, including market conditions, existing and expected trading prices for the SES Common Stock and the listing requirements of the Nasdaq Capital Market.

The form of the amendment to the certificate of incorporation of SES to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of SES Common Stock or preferred stock, or the par value of SES Common Stock or preferred stock.

Purpose

The SES board of directors approved the proposal authorizing the reverse stock split for the following reasons:

•	because the initial listing standards of the Nasdaq Capital Market will require SES to have, among other things, a $4.00 per share minimum bid price upon the closing of the Merger, the reverse stock split is necessary in order to consummate the Merger; and
•	the SES board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of the SES Common Stock from the Nasdaq Capital Market in the future.

If the reverse stock split successfully increases the per share price of the SES Common Stock, the SES board of directors believes this could increase trading volume in the SES Common Stock and facilitate future financings by SES.

Requirements for Nasdaq Listing

SES Common Stock is listed on the Nasdaq Capital Market under the symbol “SES.” SES has filed a notification form for the listing of additional shares with Nasdaq with respect to the shares of SES Common Stock to be issued to the holders of AFE Ordinary Shares in the Merger so that these shares will be listed on the Nasdaq Capital Market (or such other Nasdaq market on which the shares of SES Common Stock may then be listed) following the Merger and has also filed an initial listing application for the combined company’s common stock on Nasdaq post-Merger closing.

According to the applicable rules and regulations of Nasdaq, an issuer must, in a case such as this, apply for initial inclusion following a reverse merger transaction. Accordingly, the Nasdaq listing standards will require SES to have, among other things, a $4.00 per share minimum bid price upon the closing of the Merger.

If SES’ stockholders do not approve the Reverse Stock Split Proposal, and assuming SES is not delisted, the combined company’s board of directors will immediately call for a second special meeting following the closing of the Merger and request the stockholders of the combined company to approve a reverse stock split that will allow the combined company to remain in compliance with the listing requirements of Nasdaq. If the Merger Proposal, the Interim Financing Issuance Proposal and/or the BFR Share Exchange Issuance Proposal are not approved but the Reverse Stock Split Approval is approved, the SES board of directors may nevertheless authorize a reverse stock split of the SES Common Stock at a ratio in the range from 1-for-2 to 1-for-8 as determined solely by the SES board of directors in order to satisfy SES’ continued listing on Nasdaq.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in SES’ management being able to issue more shares without further stockholder approval. The reverse stock split will not affect the number of authorized shares of SES Common Stock and preferred stock, which will continue to be authorized pursuant to the certificate of incorporation of SES, thus the reverse stock split will have the effect of increasing the number of authorized but unissued shares of SES Common Stock. SES currently has no plans, commitments, arrangements, understandings or agreements to issue shares, other than pursuant to the Merger Proposal, the Interim Financing Issuance Proposal and the BFR Share Exchange Issuance Proposal, and to satisfy obligations under the 2015 Plan from time to time as these awards are exercised and obligations under the outstanding warrants. The additional authorized shares of common stock will provide the combined company with the flexibility to consider and respond to future business opportunities and needs as they arise, including but not limited to, equity offerings; financings; potential strategic transactions, including mergers, acquisitions and business combinations; stock dividends; stock splits; grants under equity compensation plans; and other general corporate transactions.

Criteria to be used for Determining Whether to Implement the Reverse Stock Split

In determining whether to implement the reverse stock split and which reverse stock split ratio to implement, if any, following receipt of SES stockholder approval of the Reverse Stock Split Proposal, SES and/or AFE may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of SES Common Stock;
•	the then-prevailing trading price and trading volume of SES Common Stock and the expected impact of the reverse stock split on the trading market for SES Common Stock in the short- and long-term;
•	the ability of SES to continue its listing on the Nasdaq Capital Market;
•	which reverse stock split ratio would result in the least administrative cost to SES; and
•	prevailing general market and economic conditions.

The failure of SES stockholders to approve the Reverse Stock Split Proposal could have serious, adverse effects on SES and its stockholders. SES could be delisted from Nasdaq if shares of SES Common Stock may begin to trade below the requisite $1.00 per share bid price needed to maintain its listing. If Nasdaq delists SES Common Stock, SES shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, SES Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and be avoided by retail and institutional investors, resulting in the impaired liquidity of SES Common Stock and making it difficult to raise additional capital if needed.

Principal Effects of the Reverse Stock Split

The amendment to the certificate of incorporation of SES effecting the reverse stock split is set forth in AnnexE to this proxy statement/prospectus.

The reverse stock split will be effected simultaneously for all outstanding shares of SES Common Stock. The reverse stock split will affect all SES stockholders uniformly and will not affect any stockholder’s percentage ownership interests in SES, except to the extent that the reverse stock split results in any of SES stockholders owning a fractional share. The reverse stock split will not change the terms of SES Common Stock. After the reverse stock split, the shares of SES Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the SES Common Stock now authorized, which is not entitled to preemptive or subscription rights, and is not subject to conversion, redemption or sinking fund provisions. SES Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split does not affect the total proportionate ownership of the combined company following the merger. The reverse stock split will not affect SES continuing to be subject to the periodic reporting requirements of the Exchange Act.

As an example, the following table illustrates the effects of a 1-for-2 to 1-for-8 reverse stock split (without giving effect to the treatment of fractional shares):

	Prior to Reverse Stock Split	After 1-for-2 Reverse Stock Split	After 1-for-8 Reverse Stock Split
Common stock outstanding	1,576,500	788,250	197,063
Common stock issuable pursuant to outstanding equity awards(1)	128,399	64,200	16,050
Common stock issuable pursuant to outstanding warrants	2,133,952	1,066,976	266,744
(1)	Substantially all such options have an exercise price higher than $1.85 per share, the closing price of SES Common Stock on March 17, 2020.
(2)	Substantially all such warrants have an exercise of $3.00 or $6.00 or substantially higher than the $ per share, the closing price of SES Common Stock on March 17, 2020.

Proportionate voting rights and other rights of the holders of SES Common Stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of SES Common Stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of SES Common Stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split. If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of SES Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The SES board of directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

If the reverse stock split is approved, the increased proportion of our authorized but unissued shares of SES Common Stock to be issued and outstanding shares could, under certain circumstances, have an anti-takeover effect. For example, such a change could permit future issuances of SES Common Stock that would dilute the share ownership of a person seeking to effect a change in composition of the SES board of directors or contemplating a tender offer or other transaction for a combination with us and another entity. The reverse stock split, however, is not being proposed in response to any effort of which we are aware to accumulate shares of SES Common Stock or to obtain control of us.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If SES stockholders approve the amendment to the certificate of incorporation of SES effecting the reverse stock split, and if the SES board of directors still believes that a reverse stock split is in the best interests of SES and its stockholders, SES will file the amendment to the certificate of incorporation with the Delaware Secretary of State at such time as the SES board of directors has determined to be the appropriate split effective time. The SES board of directors may delay effecting the reverse stock split for up to one year from the stockholder approval date without resoliciting stockholder approval. Beginning at the split effective time, each book-entry account representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Beneficial Owners of SES Common Stock. Upon the implementation of the reverse stock split, SES intends to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding SES Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If a stockholder holds shares of SES Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered Holders of SES Common Stock. Certain of SES’ registered holders of SES Common Stock hold some or all of their shares electronically in book-entry form with SES’ transfer agent. These stockholders do not hold physical stock certificates evidencing their ownership of SES Common Stock. However, they are provided with a statement reflecting the number of shares of SES Common Stock registered in their accounts. If a stockholder holds registered shares in book-entry form with SES’ transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of SES Common Stock held following the reverse stock split.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result the reverse stock split, a registered SES stockholder would otherwise become entitled to a fractional share. Instead, SES stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of SES common stock. In other words, any fractional share will be rounded up to the nearest whole number.

Accounting Consequences

The par value per share of SES Common Stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, at the reverse stock split effective time, the stated capital on SES’ balance sheet attributable to SES Common Stock will be reduced proportionately based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the reverse stock split (and disregarding the impact of shares of SES Common Stock issued in the Merger), net income or loss per share, and other per share amounts will be increased because there will be fewer shares of SES Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split will be recast to give retroactive effect to the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the reverse stock split by a U.S. stockholder that holds the shares as a capital asset. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A foreign stockholder is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholder that may be subject to special tax rules, including, without limitation: (i) stockholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (vii) foreign stockholders or U.S. stockholders whose “functional currency” is not the U.S. dollar; (viii) persons holding common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (ix) persons who acquire shares of common stock in connection with employment or other performance of services; (x) dealers and other stockholders that do not own their shares of common stock as capital assets; or (xi) U.S. expatriates. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of SES Common Stock, the U.S. federal income treatment of a partner in a partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold SES Common Stock, and partners in such partnerships, should consult their own tax advisors regarding U.S. federal income tax consequences of the reverse stock split.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position would not be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the reverse stock split.

This discussion is for general information only and is not tax advice. All SES stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the reverse stock split.

Based on the assumption that the reverse stock split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences should result from the reverse stock split:

•	a U.S. stockholder should not recognize gain or loss in the reverse stock split;
•	the aggregate tax basis of the post-reverse stock split shares should be equal to the aggregate tax basis of the pre-reverse stock split shares ; and
•	the holding period of the post-reverse stock split shares should include the holding period of the pre-reverse stock split shares.

Vote Required

The affirmative vote of the holders of a majority of the shares of SES Common Stock outstanding on the record date for the SES Special Meeting is required to approve the amendment to the certificate of incorporation of SES effecting a reverse stock split at a ratio not to exceeding the range of 1-for-2 to 1-for-8 of SES Common Stock, with such specific ratio to be mutually agreed upon by SES and AFE or, if the Merger Proposal is not approved by SES’ stockholders, determined solely by the SES board of directors following the SES Special Meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF SES EFFECTING THE REVERSE STOCK SPLIT AT A RATIO IN THE RANGE FROM 1-FOR-2 to 1-FOR-8, WITH SUCH SPECIFIC RATIO TO BE MUTALLY AGREED UPON BY SES AND AFE OR, IF THE MERGER PROPOSAL, THE INTERIM FINANCING ISSUANCE PROPOSAL AND/OR THE BFR SHARE EXCHANGE ISSUANCE PROPOSAL ARE NOT APPROVED BY SES STOCKHOLDERS, DETERMINED SOLELY BY THE BOARD OF DIRECTORS FOLLOWING THE SES SPECIAL MEETING.

PROPOSAL 7: ADJOURNMENT PROPOSAL

Background

The SES Special Meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Merger Proposal, the Charter Amendment Proposal, the 2015 Plan Amendment Proposal, the Interim Financing Issuance Proposal, the BFR Share Exchange Issuance Proposal and the Reverse Split Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the SES stockholders present in person or represented by proxy at the SES Special Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

The validity of the SES Common Stock to be issued in connection with the Merger and being offered by this proxy statement/prospectus will be passed upon for SES by Porter Hedges LLP, Houston, Texas. Certain United States federal income tax consequences of the Merger will be passed upon by Porter Hedges LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Synthesis Energy Systems, Inc. and its subsidiaries (the Company) as of June 30, 2019 and 2018 and for each of the years then ended have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the Company's ability to continue as a going concern, and included in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for AFE as of 2018 and 2019 and for each of the two years in the period ended June 30, 2019 included in the proxy statement/prospectus have been so included in reliance on the report of RSM Australia Partners, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for Cape River Resources as of 2018 and 2019 and for each of the two years in the period ended June 30, 2019 included in the proxy statement/prospectus have been so included in reliance on the report of RSM Australia Partners, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

SES has filed with the SEC under the Securities Act a registration statement on Form S-4 with respect to the meeting of SES stockholders described in this proxy statement/prospectus and the SES Common Stock offered by this proxy statement/prospectus. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC.

Statements made in this proxy statement/prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or other document that is filed as an exhibit to the registration statement on Form S-4, reference is made to the corresponding exhibit.

Copies of the registration statement on Form S-4 and the exhibits to the registration statement may be inspected without charge at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, as may the other reports and documents that SES has filed, or will file, with the SEC. Copies of all or any portion of the registration statement or any exhibit to the registration statement may be obtained from the SEC at prescribed rates. Information about the operation of the SEC’s public reference room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other documents that are filed with the SEC through the SEC’s EDGAR System. The website can be accessed at http://www.sec.gov. No report, proxy or information statement or other document that SES has filed, or will file, with the SEC is incorporated by reference into this proxy statement/prospectus or into the registration statement of which this proxy statement/prospectus is a part.

SES is subject to the requirements of the Exchange Act and files with the SEC annual, quarterly and current reports, proxy statements and other documents. You may review and obtain copies of each such document filed by SES with the SEC at the SEC’s address or website described in the preceding paragraph. However, the annual, quarterly and current reports, proxy statements and other documents filed by SES with the SEC are not incorporated by reference into this proxy statement/prospectus or into the registration statement of which this proxy statement/prospectus is a part.

AFE is not subject to the requirements of the Exchange Act and, therefore, does not file with the SEC annual, quarterly or current reports, proxy statements or other documents.

BFR is not subject to the requirements of the Exchange Act and, therefore, does not file with the SEC annual, quarterly or current reports, proxy statements or other documents.

INDEX TO FINANCIAL STATEMENTS

SYNTHESIS ENERGY SYSTEMS, INC.

JUNE 30, 2019

SYNTHESIS ENERGY SYSTEMS, INC.

DECEMBER 31, 2019

AUSTRALIAN FUTURE ENERGY PTY LTD

JUNE 30, 2019

AUSTRALIAN FUTURE ENERGY PTY LTD

DECEMBER 31, 2019

CAPE RIVER RESOURCES PTY LTD

JUNE 30, 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Synthesis Energy Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Synthesis Energy Systems, Inc. and its subsidiaries (the Company) as of June 30, 2019 and 2018, the related consolidated statements of operations, other comprehensive income, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has limited cash resources. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2017.

Houston, Texas
Janaury 10, 2020

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except par value amounts)

	June 30, 2019	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$871	$7,071
Accounts receivable – related party, net	—	287
Prepaid expenses	768	172
Other current assets	199	547
Total current assets	1,838	8,077
Property, plant and equipment, net	—	10
Intangible asset, net	794	1,038
Investment in joint ventures	19	5,036
Other long-term assets	5	153
Total assets	$2,656	$14,314

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$834	$1,211
Accrued royalty expenses	750	250
Accrued interest payable	220	220
Total current liabilities	1,804	1,681
Senior secured debenture principal	8,000	8,000
Less unamortized discount and debt issuance costs	(2,165)	(2,610)
Total senior secured debenture	5,835	5,390
Derivative liabilities	87	1,964
Total long-term liabilities	5,922	7,354
Total liabilities	$7,726	$9,035
Commitment and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.01 par value- 20,000 shares authorized – no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 1,395 and 1,375 shares issued and outstanding, respectively	14	14
Additional paid-in capital	265,533	265,162
Accumulated deficit	(270,784)	(260,068)
Accumulated other comprehensive income	244	244
Total stockholders’ equity to SES stockholders	(4,993)	5,352
Noncontrolling interests in subsidiaries	(77)	(73)
Total stockholders’ equity	(5,070)	5,279
Total liabilities and equity	$2,656	$14,314

See accompanying notes to the consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended June 30,
	2019	2018
Revenue:
Technology licensing and related services	$—	$269
Related party consulting services	—	1,238
Total revenue	—	1,507
Costs and Expenses:
Costs of sales	—	413
General and administrative expenses	5,437	6,450
Stock-based expense	371	1,258
Depreciation and amortization	258	37
Impairments	5,000	3,500
Total costs and expenses	11,066	11,658
Operating loss	(11,066)	(10,151)
Non-operating income (expense):
Equity in losses of joint ventures	(198)	(715)
Gain on fair value adjustments of derivative liabilities	1,877	126
Foreign currency gain (losses), net	(58)	143
Interest expense	(1,326)	(869)
Interest income	51	43
Other gain	—	1,689
Net loss before income tax provision	(10,720)	(9,734)
Income tax benefit/(provision)	—	129
Net loss	(10,720)	(9,605)
Less: net loss attributable to non-controlling interests	(4)	(1)
Net loss attributable to SES stockholders	$(10,716)	$(9,604)
Net loss per share attributable to SES stockholders	$(7.74)	$(7.01)
Weighted average common shares outstanding:
Basic and diluted	1,384	1,370

See accompanying notes to the consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Other Comprehensive Loss
(In thousands)

	Year Ended June 30,
	2019	2018
Net loss	$(10,720)	$(9,605)
Cumulative translation adjustment	—	(189)
Gain on disposition of investment in subsidiary	—	254
Comprehensive loss	(10,720)	(9,540)
Less:
Comprehensive gain attributable to noncontrolling interests	(4)	651
Comprehensive loss attributable to the Company	$(10,716)	$(10,191)

See accompanying notes to the consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Equity
(In thousands)

	Common Stock				Accumulated Other Comprehensive Income	Non- controlling Interest	Total
	Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit
Balance at June 30, 2017	1,368	$14	$263,904	$(250,464)	$831	$(724)	$13,561
Net loss	—	—	—	(9.604)	—	—	(9,604)
Currency translation adjustment	—	—	—	—	(189)	25	(164)
Gain on disposition of investment in subsidiary	—	—	—	—	(398)	626	228
Stock-based expense	9	—	1,258	—	—	—	1,258
Balance at June 30, 2018	1,377	$14	$265,162	$(260,068)	$244	$(73)	$5,279

Balance at June 30,	1,377	$14	$265,162	$(260,068)	$244	$(73)	$5,279
Net loss	—	—	—	(10,716)	—	(4)	(10,720)
Currency translation adjustment	—	—	—	—	—	—	—
Stock-based expense	18	—	371	—	—	—	370
Balance at June 30, 2019	1,395	14	265,533	(270,784)	244	(77)	(5,070)

See accompanying notes to the consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(10,720)	$(9,605)
Adjustments to reconcile net loss to net cash flow from operating activities:
Stock-based expense	371	1,258
Depreciation of property, plant and equipment	8	15
Amortization of debenture issuance cost	446	265
Amortization of intangible and other assets	250	22
Impairments	5,000	3,500
Gain on fair value adjustment of derivative	(1,877)	(126)
Gain on investment	—	(311)
Other gains	—	(1,689)
Equity in losses of joint ventures	198	715
Changes in operating assets and liabilities:
Accounts receivable - related party, net	187	(272)
Prepaid expenses and other current assets	(246)	(172)
Inventory	—	43
Other long-term assets	142	(185)
Accrued expenses and accounts payable	51	422
Net cash used in operating activities	(6,190)	(6,120)
Cash flows from investing activities:
Proceeds from TSEC Joint Venture share transfer		1,689
Proceeds from disposal of property, plant and equipment	1	—
Equity investment in joint ventures	(11)	(562)
Net cash used in investing activities	(10)	1,127
Cash flows from financing activities:
Gross proceeds from issuance of debenture	—	8,000
Payments on debenture issuance cost	—	(786)
Net cash provided by financing activities	—	7,214
Net increase/(decrease) in cash and cash equivalents	(6,200)	2,221
Cash and cash equivalents, beginning of year	7,071	4,988
Effect of exchange rates on cash	—	(138)
Cash and cash equivalents, end of year	$871	$7,071
Supplemental Disclosures:
Cash paid for interest expense during the year:	$880	$384

Non-cash investing activities during the year ended June 30, 2019:

•	The company exchanged $100,000 of accounts receivable for $100,000 additional investment in AFE for the year ended June 30, 2019.
•	The company received a total of 1,000,000 shares of AFE as down payment paid by AFE according to the Option Agreement recorded as additional investment in AFE and a deferred liability.

Option agreement subsequently terminated in August 2019.

Non-cash investing activities during the year ended June 30, 2018:

•	The company exchanged $150,000 of accounts receivable for $150,000 additional investment in AFE for the year ended June 30, 2018.
•	The company issued a total of 1,000,000 shares of warrants as discount to the debenture with a total fair value of approximately $2.0 million on the date of issuance.
•	The company issued a total of 70,000 shares of warrants to the placement agency with a total fair value of approximately $0.1 million on the date of issuance.

See accompanying notes to the consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Notes to the Consolidated Financial Statements

Note 1 — Business and Liquidity

(a)	Organization and description of business

Synthesis Energy Systems, Inc. (referred to herein as “we”, “us” and “our”), together with its wholly-owned and majority-owned controlled subsidiaries is a global clean energy company that owns proprietary technology, SES Gasification Technology (“SGT”), for the low-cost and environmentally responsible production of synthesis gas (referred to as the “syngas”). Syngas is used to produce a wide variety of high-value clean energy and chemical products, such as synthetic natural gas, power, methanol, and fertilizer. Our focus has been on commercializing our technology both in China and globally through the regional business platforms we have created with partners in Australia, via Australia Future Energy Pty Ltd (“AFE”), in Poland, via SES EnCoal Energy sp. zo. o (“SEE”) and in China, via Tianwo-SES Clean Energy Technologies Limited (“TSEC Joint Venture”).

Over the past twelve years, we have successfully commercialized SGT primarily through our efforts in China where, between 2006 and 2016, we invested in and built two commercial scale gasification projects together with Chinese partners and sub-licensed the SGT into three additional projects in China. In the aggregate, we have completed five commercial scale industrial projects in China over a ten-year period, in which the projects utilize twelve SES proprietary SGT systems. We believe the completion of these projects in China propelled SGT into a globally recognized gasification technology.

In 2014, we undertook efforts to expand into other regions of the world and created AFE, a joint venture with partners Ambre Investments PTY Limited (“Ambre”) in Australia, and in 2017, created SEE in Poland, with its partners from EnInvestments sp. z o.o. These regions are ideal locations for industrial projects utilizing the SGT due to high energy prices and limited access to affordable natural gas, combined with an abundance of low-quality, low-cost coal resources, renewable biomass and municipal solid wastes.

Australia’s lack of both domestic gas and a uniform energy policy has created a shortage of reliable energy supply and rising consumer prices, creating a need and demand for more environmentally friendly and cleaner energy solutions. AFE was established for the purpose of building large-scale vertically integrated projects using SGT to produce syngas used in manufacturing fuel gas, synthetic natural gas, agricultural and other chemicals, transportation fuels, explosives and for power generation and also to secure ownership positions in local resources, such as coal and biomass. AFE is able to leverage the unique flexible feedstock capability of SGT to build industrial projects with low production costs that can also reduce carbon dioxide emissions and support Australian industry and regional growth.

Since its formation, AFE has made significant commercial progress, creating Batchfire Resources Pty Ltd (“BFR”), which acquired one of the largest operating coal mines in Queensland, acquiring a coal resource mine development lease near Pentland, Queensland, and advancing the development of its flagship Gladstone Energy and Ammonia Project (the “Gladstone Project”). The AFE business underpins the future value of the Company and, to that end, on October 10, 2019, we and AFE entered into a definitive agreement to merge the two entities, among other transactions.

We have determined that we did not have adequate cash to continue the commercialization of SGT due primarily to our inability to realize financial results from our two investments into projects in China and three technology licensed projects in China as well as our inability to quickly develop alternative technology income sources in Australia, Poland and other global regions. As a result, in our fiscal third quarter and the current quarter, we have suspended our global SGT commercialization efforts, we undertook operating expense reductions, we ceased providing funds to project developments as we continue to explore the divesting of assets such as our Yima and TSEC Joint Ventures and we formed a special committee of the board of directors to evaluate financing and restructuring alternatives. On October 10, 2019, we announced the proposed merger with AFE and the acquisition of additional ownership in BFR.

On March 1, 2019, DeLome Fair resigned as President and Chief Executive Officer, principal financial officer and as a director on the Board of Directors. Robert Rigdon, Vice Chairman of the Board and former President and Chief Executive Officer of the Company succeeded Ms. Fair as President, Chief Executive Officer and principal financial officer.

On May 16, 2019, we received a notice of noncompliance from the Listing Qualifications Staff of the Nasdaq Stock Market (“NASDAQ”) indicating that the Company was not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on the Nasdaq Capital Market because the Company’s stockholders’ equity, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, was below the required minimum of $2.5 million. This notice had no immediate effect on the Company’s listing. NASDAQ had provided the Company 45 calendar days or until July 1, 2019 to submit a plan of compliance in order to maintain the listing. We submitted a plan of compliance to NASDAQ addressing how we intended to regain compliance with Nasdaq Listing Rule 5550(b) within 180 days of notification, or by November 12, 2019. The plan of compliance submitted by the Company was accepted by NASDAQ on July 29, 2019. Subsequent NASDAQ communications after June 30, 2019 are discussed in Note 16 — Subsequent Events — Other Subsequent Events.

We operate our business from our headquarters located in Houston, Texas and our offices in Shanghai, China.

(b)	Liquidity, Management’s Plan and Going Concern

As of June 30, 2019, we had $0.9 million in cash and cash equivalents and $34,000 of working capital.

As of January 10, 2020, we had $0.4 million in cash and cash equivalents. Of the $0.4 million in cash and cash equivalents, $347,000 resides in the United States or easily access foreign countries and approximately $40,000 resides in China.

We have determined that we did not have adequate cash to continue the commercialization of SGT due primarily to our inability to realize financial results from our two investments into projects in China and three technology licensed projects in China as well as our inability to quickly develop alternative technology income sources in Australia, Poland and other global regions. As a result, in our fiscal third quarter and the current quarter, we have suspended our global SGT commercialization efforts, we undertook operating expense reductions, we ceased providing funds to project developments as we continue to explore the divesting of assets such as our Yima and TSEC Joint Ventures and we formed a special committee of the board of directors to evaluate financing and restructuring alternatives.

On March 29, 2019, our Board of Directors engaged Clarksons Platou Securities, Inc. (“CPS”) to act as our financial advisors to advise us as we conducted a process to evaluate financing options and strategic alternatives such as but not limited to a strategic merger, a sale, a recapitalization and/or a financing consisting of equity and/or debt securities focused on maximizing shareholder value and protecting the interests of our debtholders.

As a result of our efforts evaluating financing and strategic options, on October 10, 2019 we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AFE as described further in Note 16 — Subsequent Events — The Proposed Merger with AFE. Currently our focus is on completing the steps required to complete the merger, which include but are not limited to, (i) completion of all Company required filings, (ii) curing the NASDAQ listing requirement deficiencies, (iii) completion of the form S-4 and Proxy related to the merger, (iv) completion of the Batchfire Share Exchange pre-emptive rights process and (v) all other tasks required to complete the merger.

In connection with the entry into the Merger Agreement, the Company entered into a securities purchase and exchange agreements (each, a “New Purchase Agreements”) with each of the existing holders of its 11% senior secured debentures issued in October 2017 (the “Debentures”), whereby each of the holders agreed to exchange their Debentures and accompanying warrants (the “Debenture Warrants”) for new debentures (the “New Debentures”) and warrants (the “New Warrants”), and certain of the holders agreed to provide $2,000,000 of additional debt financing (the “Interim Financing”). Pursuant to the New Purchase Agreements, the Company also issued $2,000,000 of 11% senior secured debentures (the “Merger Debentures”) to certain accredited investors, along with warrants to purchase $4,000,000 of shares of Common Stock, half of which were Series A Common Stock Purchase Warrants (the “Series A Merger Warrants”) and half of which were Series B Common Stock Purchase Warrants (the “Series B Merger Warrants” and, together with the Series A Merger Warrants, the “Merger Warrants”), as part of the Interim Financing. The Company shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for the Company stockholder approval of the Merger, and (iii) $500,000 within two business days of Company stockholder approval of the Merger. The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist the Company in financing its business through the closing of the Merger.

As compensation for its services, the Company will pay to T.R. Winston & Company, LLC (the “Placement Agent”): (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures, as defined below); and (ii) a warrant to purchase 100,000 shares of Common Stock (the “New Placement Agent Warrant”). We have also agreed to reimburse certain expenses of the Placement Agent.

The Company has also loaned $350,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. The loan is subject to interest at the rate of 11% per annum payable in full on the repayment date in conjunction with the repayment of the principal amount. The repayment date is the earlier of five days after completion of the Merger transaction or the later of March 31, 2020 or three months following the vote of the shareholders on the Merger.

The $1,000,000 scheduled payment on or before October 14, 2019 was subsequently received less certain legal costs and escrow fees in the amount of $966,000.

On October 24, 2019 we entered into a loan agreement with AFE whereby we loaned a portion of the $2.0 million proceeds received under the New Purchase Agreements. Under the loan agreement, we loaned $350,000 to AFE, which is due in full on the later of March 31, 2020 or within five days following the closing of the Merger. If the Merger does not close, the loan will mature on March 31, 2020 or three months following the special stockholder meeting called to approve the merger transactions. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest in certain limited circumstances.

We can make no assurances that the Merger will be completed on a timely basis or at all. In addition, we may be forced to seek relief to avoid or end insolvency through other proceedings including bankruptcy. Based on the historical negative cash flows and the continued limited cash inflows in the period subsequent to year end there is substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

(a)	Reverse Stock Split

On July 22, 2019, we enacted a 1 for 8 reverse stock split as approved by the shareholders at the Annual Meeting of Stockholders held in June 2019. All share and per share amounts in the consolidated financial statements have been retroactively restated to reflect the reverse stock split.

(b)	Basis of Presentation and Principles of Consolidation

The consolidated financial statements are in U.S. dollars. Non-controlling interests in consolidated subsidiaries in the consolidated balance sheets represents minority stockholders’ proportionate share of the equity including any contractual relationships in such subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Accounting for Variable Interest Entities and Financial Statement Consolidation Criteria

We have equity investments in various privately held entities. We account for these investments either under the equity method or cost method of accounting depending on our ownership interest and the level of our influence in each joint venture. Investments accounted for under the equity method are recorded based upon the amount of our investment and adjusted each period for our share of the investee’s income or loss. Cost method investments are recorded at cost less any impairments. All investments are reviewed for changes in circumstance or the occurrence of events that suggest an other-than-temporary event where our investment may not be recoverable.

The joint ventures which we have entered into may be considered a variable interest entity, (“VIE”). We consolidate all VIEs where we are the primary beneficiary. This determination is made at the inception of our involvement with the VIE and is continuously re-assessed. We consider qualitative factors and form a conclusion that we, or another interest holder, has a controlling financial interest in the VIE and, if so, whether it is the primary beneficiary. To determine the primary beneficiary, we consider who has the power to direct activities of the VIE that most significantly impacts the VIE’s performance and has the obligation to absorb losses from or the right to receive benefits of the VIE that could be significant to the VIE. We do not consolidate VIEs where we are not the primary beneficiary. As noted above, we account for these unconsolidated VIEs using either the equity method if we have significant influence but not control, or the cost method and include our net investment on our consolidated balance sheet. Under the equity method, our equity interest in the net income or loss from our investments are recorded as non-operating income/expense on a net basis on our consolidated statements of operations. In the event of a change in ownership, any gain or loss resulting from an investee share issuance is recorded in earnings. Controlling interest is determined by majority ownership interest and the ability to unilaterally direct or cause the direction of management and policies of an entity after considering any third-party participatory rights. Our investments are as follows:

We have determined that AFE (as defined in Note 4 — Current Projects — Australian Future Energy Pty Ltd) is a VIE that we are not the primary beneficiary as other shareholders have a 65% ownership interest, we are not the largest shareholder and we do not have the power to direct the activities of the VIE. We account for our investment in AFE under the equity method. The carrying value of our investment in AFE as of both June 30, 2019 and June 30, 2018 was zero.

We have determined that BFR (as defined in Note 4 — Current Projects — Batchfire Resources Pty Ltd) is a VIE that we are not the primary beneficiary as other shareholders have more than an 92% ownership interest nor do we have the power to direct the activities of the VIE. We account for our investment in BFR under the cost method. At the time of the spin-off from AFE, the carrying value of our investment in AFE was reduced to zero through equity losses. As such, the value of our investment in BFR was also zero. The carrying value of our investment in BFR at both June 30, 2019 and 2018 was zero.

We have determined that CRR (as defined in Note 4 — Current Projects — Cape River Resources Pty Ltd) is a VIE that we are not the primary beneficiary as other shareholders have a 63% ownership interest, we are not the largest shareholder and we do not have the power to direct the activities of the VIE. We account for our investment in CRR under the equity method. The carrying value of our investment in CRR as of both June 30, 2019 and June 30, 2018 was zero.

We have determined that TMI (as defined in Note 4 — Current Projects — Townsville Metals Infrastructure Pty Ltd) is a VIE that we are not the primary beneficiary as other shareholders have a 62% ownership interest, we are not the largest shareholder and we do not have the power to direct the activities of the VIE. We account for our investment in TMI under the equity method. The carrying value of our investment in TMI as of both June 30, 2019 and June 30, 2018 was zero.

We have determined that SEE (as defined in Note 4 — Current Projects — SES EnCoal Energy sp. z o. o) is a VIE that we are not the primary beneficiary as the ownership of the company is split between two equal shareholders, each with a 50% ownership interest. We have the power to influence but not direct the activities of the VIE. We account for our investment in SEE under the equity method. The initial capitalization of the company was funded in January 2018 with additional funding in March 2018 and in August 2018. The carrying value of our investment in SEE at June 30, 2019 and 2018 was approximately $19,000 and $35,000 respectively.

We have determined that the Yima Joint Venture (as defined in Note 4 — Current Projects — Yima Joint Venture) is a VIE of which Yima, our joint venture partner, is the primary beneficiary since they have a 75% ownership interest in the Yima Joint Venture and the power to direct the activities of the VIE that most significantly influence the VIE’s performance. We have also determined that our 25% ownership interest does not allow us to influence the activities of the VIE. We account for our investment in the Yima Joint Venture under the cost method. The carrying value of our investment in Yima Joint Venture at June 30, 2019 and June 30, 2018 was zero and approximately $5.0 million respectively. See Note 4 — Current Projects — Yima Joint Venture for a further discussion of our accounting method.

We have determined that the TSEC Joint Venture (as defined in Note 4 — Current Projects — Tianwo-SES Clean Energy Technologies Limited) is a VIE of which STT, the largest joint venture partner, is the primary beneficiary since STT has a 50% ownership interest in the TSEC Joint Venture and has the power to direct the activities of the TSEC Joint Venture that most significantly influence its performance. We account for our investment in the TSEC Joint Venture under the equity method. Because of losses sustained by the TSEC Joint Venture, the carrying value of this joint venture at both June 30, 2019 and 2018 was zero. See Note 4 — Current Projects — Tianwo-SES Clean Energy Technologies Limited for a further discussion of our accounting method.

(d)	Revenue Recognition

We adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers (ASC 606) beginning July 1, 2018. We have elected to adopt ASC 606 under the modified retrospective method, under the modified retrospective method, we applied the guidance retrospectively only to the most current period presented in the Company’s consolidated financial statements. To do so, we have to recognize the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings at the date of initial application with the prior period presented without change. Since an entity may elect to apply the modified retrospective method to either all contracts as of the date of initial application or only to contracts that are not completed as of this date, we have elected to apply the modified retrospective method only to those contracts not completed before the date of initial application. Due to the limited number of contracts and revenue related to these contracts, we had no cumulative adjustment.

Technology licensing revenue is typically received over the course of a project’s development as milestones are met. We may receive upfront licensing fee payments when a license agreement is entered into. Typically, the majority of a license fee is due once project financing and equipment installation occur. We recognize license fees as revenue when the license fees become due and payable under the license agreement, subject to the deferral of the amount of the performance guarantee. Fees earned for engineering services, such as services that relate to integrating our technology to a customer’s project, are recognized using the percentage-of-completion method or as services are provided.

There were no license fee revenues was recorded in the fiscal year ending June 30, 2019 or 2018. There were no revenues related to the sales of services or equipment in fiscal year ending June 30, 2019. Revenues of $250,000 related to percentage of completion projects and $1,257,000 related to services provided or due to uncertainty when collected were recorded in the fiscal year ending June 30, 2018.

(e)	Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Management considers many factors in selecting appropriate operational and financial accounting policies and controls, and in developing the assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. Among the factors, but not fully inclusive of all factors that may be considered by management in these processes are: the range of accounting policies permitted by generally accepted accounting principles in the United States; management’s understanding of the Company’s business for both historical results and expected future results; the extent to which operational controls exist that provide high degrees of assurance that all desired information to assist in the estimation is available and reliable or whether there is greater uncertainty in the information that is available upon which to base the estimate; expectations of the future performance of the economy, both domestically, and globally, within various areas that serve the Company’s principal customers and suppliers of goods and services; expected rates of exchange, sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends. The estimation process at times may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that lies within that range of reasonable estimates based upon the risks associated with the variability that might be expected from the future outcome and the factors considered in developing the estimate. Management attempts to use its business and financial accounting judgment in selecting the most appropriate estimate, however, actual amounts could and will differ from those estimates.

(f)	Fair value measurements

Accounting standards require that fair value measurements be classified and disclosed in one of the following categories:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The following table summarizes the assets of the Company measured at fair value as of June 30, 2019 and June 30, 2018 (in thousands):

	June 30, 2019
	Level 1		Level 2		Level 3	Total
Assets:
Certificates of Deposit	$—		$50	(1)	$—	$50
Money Market Funds	369	(2)	—		—	369
Non-recurring Investment in Yima Joint Venture	—		—		—	—
Liabilities:
Derivative liabilities	$—		$—		$87	$87
	June 30, 2018
	Level 1		Level 2		Level 3		Total
Assets:
Certificates of Deposit	$—		$50	(1)	$—		$50
Money Market Funds	4,345	(2)	—		—		4,345
Non-recurring Investment in Yima Joint Venture	—		—		5,000	(3)	5,000
Liabilities:
Derivative liabilities	$—		$—		$1,964		$1,964
(1)	Amount included in current assets on the Company’s consolidated balance sheets.
(2)	Amount included in cash and cash equivalents on the Company’s consolidated balance sheets.
(3)	Significant unobservable inputs were used to calculate the fair valkue of the investment in Yima Joint Venture. These inputs included forecasted methanol and coal prices, calculated discount rates and discount for lack of marketability as the majority owner is a state-owned entity in China, volatility analysis and information received from the joint venture.

The following table sets forth the changes in the estimated fair value for our Level 3 classified derivative liabilities (in thousands):

	Year ended June 30,
	2019	2018
Beginning balance — investment in Yima joint venture	$5,000	$8,500
Impairments	(5,000)	(3,500)
Ending balance — investment in Yima joint venture	$—	$5,000
	Year ended June 30,
	2019	2018
Beginning balance — derivative liabilities	$1,964	$2,090
Change in fair value	(1,877)	(126)
Ending balance — derivative liabilities	$87	$1,964

The carrying values of the certificates of deposit and money market funds approximate fair value, which were estimated using quoted market prices for those or similar investments. The carrying value of other financial instruments, including accounts receivable and accounts payable approximate their fair values due to the short maturities on those instruments. Our Debentures are recorded at face value of $8.0 million and the fair value is unable to be determined due to lack of third-party quotes and the Company’s distressed financial position. The derivative liabilities are measured at fair value using a Monte Carlo simulation valuation methodology (See also Note 7 — Derivative Liabilities for more details related to valuation and assumptions of the Company’s derivative liabilities).

(g)	Derivative Instruments

We currently do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We account for derivatives in accordance with ASC 815, which establishes accounting and reporting for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation.

(h)	Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(i)	Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at historical carrying amounts net of allowance for doubtful accounts. We establish provisions for losses on accounts receivable if it is determined that collection of all or part of an outstanding balance is not probable. Collectability is reviewed regularly, an allowance is established or adjusted, as necessary. As of the fiscal year ending June 30, 2019 and 2018, no allowance for doubtful accounts was necessary.

(j)	Property, plant, and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by using the straight-line method at rates based on the estimated useful lives of the various classes of property, plant and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Should the Company change its plans with respect to the use and productivity of property, plant and equipment, it may require a change in the useful life of the asset or incur a charge to reflect the difference between the carrying value of the asset and the proceeds expected to be realized upon the asset’s sale or abandonment. Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

(k)	Intangible assets

Intangible assets with indefinite useful lives are not amortized but instead are tested annually for impairment, or immediately if conditions indicate that impairment could exist. Intangible assets with definite useful lives are amortized over their estimated useful lives and reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Substantial judgment is necessary in the determination as to whether an event or circumstance has occurred that may trigger an impairment analysis and in the determination of the related cash flows from the asset. Estimating cash flows related to long-lived assets is a difficult and subjective process that applies historical experience and future business expectations to revenues and related operating costs of assets. Should impairment appear to be necessary, subjective judgment must be applied to estimate the fair value of the asset, for which there may be no ready market, which often times results in the use of discounted cash flow analysis and judgmental selection of discount rates to be used in the discounting process. If the Company determines an asset has been impaired based on the projected undiscounted cash flows of the related asset group, and if the cash flow analysis indicates that the carrying amount of an asset group exceeds related undiscounted cash flows, the carrying value is reduced to the estimated fair value of the asset. We evaluated such intangibles for impairments and did not record an impairment for the year ended June 30, 2019.

(l)	Impairment of long-lived assets

We evaluate our long-lived assets, such as property, plant and equipment, construction-in-progress, and specifically identified intangibles, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When we believe an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with a long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. If we determine that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if we have classified an asset as held for sale, we estimate fair value to determine the amount of any impairment charge.

(m)	Impairment Accounting for Cost Method Investments

We evaluated the conditions of the Yima Joint Venture to determine whether other-than-temporary decrease in value had occurred as of June 30, 2019 and 2018. As of June 30, 2019, management determined there was a triggering events related to the value of its investment in the Yima Joint Venture. The plant production levels exceeded expectations, yet the plant continued to experience losses and an increase in working capital deficits.

In May 2019, the plant was idled to perform its annual maintenance. Our joint venture partner, Yima, determined the plant would remain idle until it could obtain funds to complete the maintanence and the price of methanol reached an acceptance level, although we are not privy to what the price of methanol must reach to be considered acceptable, the maintenance program was delayed. The plant remained idled from May 2019 until November 2019. The restarting of the plant is in line with the winter heating season where the plant provides steam to the city.

At June 30, 2018, management determined there was a triggering event related to the value of its investment in the Yima Joint Venture. Lower production levels in the fourth quarter reduced the annual production below expectations which resulted in a net increase in the working capital deficit and the debt levels of the joint venture. Management determined these events in both years were other-than-temporary in nature and therefore conducted an impairment analysis utilizing a discounted cash flow fair market valuation. In the June 30, 2018 valuation, we also utilized a Black-Scholes Model-Fair Value of Optionality used in valuing companies with substantial amount of debt where a discounted cash flow valuation may be inadequate for estimating fair value. In the June 30, 2019 valuation, the Black-Scholes Model-Fair Value of Optionality was not available due to the results of the discounted cash flow fair market valuation results. We did these valuations with the assistance of a third-party valuation expert. In this valuation, significant unobservable inputs were used to calculate the fair value of the investment. These inputs included forecasted methanol and coal prices, calculated discount rates and discount for lack of marketability as the majority owner is a state-owned entity in China, volatility analysis and information received from the joint venture. The valuation led to the conclusion that the investment in the Yima Joint Venture was impaired as of June 30, 2019 and, therefore, we recorded a $5.0 million impairment for the year ended June 30, 2019. The previous valuation concluded there was an impairment which resulted in a $3.5 million impairment for the year ended June 30, 2018. The carrying value of our Yima investment as of June 30, 2019 and June 30, 2018 was zero and $5.0 million respectively.

(n)	Income taxes

Deferred tax liabilities and assets are determined based on temporary differences between the basis of assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified as long-term asset or long-term liability. Valuation allowances are established when necessary based upon the judgment of management to reduce deferred tax assets to the amount expected to be realized and could be necessary based upon estimates of future profitability and expenditure levels over specific time horizons in tax jurisdictions. We recognize the tax benefits from an uncertain tax position when, based on technical merits, it is more likely than not the position will be sustained on examination by the taxing authorities.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act provides for numerous significant tax law changes and modifications with varying effective dates, which include reducing the corporate income tax rate from 35% to 21%, creating a territorial tax system, broadening the tax base, and allowing for immediate capital expensing of certain qualified property. Due to losses recorded in past years and the fact we have offset our net deferred tax assets with a valuation allowance, the Act had a minimal effect. The Act however does allow for Alternative Minimum Tax (“AMT”) to be refundable over subsequent periods. The tax benefit of approximately $129,000 was recorded for the fiscal year ending June 30, 2018 includes previously paid AMT tax amounts we paid in past years which are refundable under the Act.

(o)	Foreign currency remeasurement gains and losses

Transactions denominated in Renminbi in SES Shanghai entity are remeasured to its functional currency of U.S. dollars at average exchange rate. Monetary assets and liabilities are remeasured to U.S. dollars at closing exchange rates, whereas non-monetary assets and liabilities are remeasured to U.S. dollars at historical rates. Remeasurement gains and losses on monetary assets and liabilities are included in the calculation of net loss.

(p)	Stock-based expense

The Company has a stock-based compensation plan under which stock-based awards have been granted to employees and non-employees. Stock-based expense is accounted for in accordance with ASC 718, “Compensation — Stock Compensation.” We establish fair values for our equity awards to determine its cost and recognize the related expense over the appropriate vesting periods. We recognize expense for stock options, stock warrants, and restricted stock awards. The fair value of restricted stock awards is based on the market value as of the date of the awards, and for stock-based awards vesting based on service period, the value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period on a straight-line basis for each separately vesting portion of the award as if the award was, in substance, multiple awards. See Note 14 — Equity — Stock-Based Awards for additional information related to stock-based expense.

Note 3 — Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, which creates ASC Topic 842, “Leases.” This update increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. We are currently evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. We do not expect the standard to have a material effect on our financial condition, results of operations, cash flows or financial disclosures.

Note 4 — Current Projects

Australian Future Energy Pty Ltd

In February 2014, we established AFE together with an Australian company, Ambre Investments PTY Limited (“Ambre”). AFE is an independently managed Australian business platform established for the purpose of building a large-scale, vertically integrated business in Australia based on developing, building and owning equity interests in financially attractive and environmentally responsible projects that produce low-cost syngas as a competitive alternative to expensive local natural gas and LNG.

On June 9, 2015, we entered into a Master Technology Agreement (the “MTA”) with AFE which was later revised on May 10, 2017 (as described below). Pursuant to the MTA, we have conveyed certain exclusive access rights to our gasification technology in Australia focusing on promotion and use of our technology in projects. AFE is the exclusive operational entity for business relating to our technology in Australia and AFE owns no rights to sub-license our technology. AFE will work with us on project license agreements for use of our technology as projects are developed in Australia. In return for its work, AFE will receive a share of any license fee we receive for project licenses in Australia.

On May 10, 2017, we entered into a project technology license agreement with AFE in connection with a project being developed by AFE in Queensland Australia. AFE intends to form a subsidiary project company and assign the project technology license agreement to that company which will assume all of the obligations of AFE thereunder. Pursuant to the project technology license agreement, we granted a non-exclusive license to use our technology at the project to manufacture syngas and to use our technology in the design of the facility. In consideration, the project technology license agreement calls for a license fee to be finalized based on the designed plant capacity and a separate fee of $2.0 million for the delivery of a process design package. The license agreement calls for license fees to be paid as project milestones are reached throughout the planning, construction and first five years of plant operations. The success and timing of the project being developed by AFE will affect if and/or when we will be able to receive all of the payments related to this license agreement. However, there can be no assurance that AFE will be successful in developing this or any other project.

In October 2016, AFE completed the creation and spin-off of BFR (as discussed below) as a separate standalone company which acquired and operates the Callide thermal coal mine in Queensland.

In August 2017, AFE completed the acquisition of a mine development lease related to the 266-million-ton resource near Pentland, Queensland through AFE’s wholly owned subsidiary, Great Northern Energy Pty Ltd (“GNE”).

In July 2018, we entered into a loan agreement (the “Loan Agreement”) with AFE to provide short-term funding in order to enable AFE to continue to progress its project related initiatives for the betterment of AFE shareholders and the successful promotion of their projects in the amount of 350,000 Australian Dollars, approximately $260,000. The Loan Agreement had a term of three months, subject to certain events, and an interest rate of 6%. AFE repaid the outstanding principal amount under the Loan Agreement plus interest in August 2018.

In September 2018, AFE’s Gladstone Energy and Ammonia Project (“Gladstone Project”) was formally announced in Queensland Parliament by Minister for State Development, Manufacturing, Innovation and Planning, Mr. Cameron Dick and was declared by the Queensland Co-Ordinator General as a Co-Ordinated Project.

On April 4, 2019, we entered into a Technology Purchase Option Agreement (the “Option Agreement”) with AFE providing AFE with an exclusive option through July 31, 2019 to purchase 100% ownership of Synthesis Energy Systems Technology, LLC, our wholly-owned subsidiary which owns our interest in the SGT. In addition, ownership rights to SGT were to be carved out of the transaction and retained by us for China and we have a three-year option period post-closing to monetize SGT for India, Brazil, Poland and for the DRI technology market segment. On July 31, 2019, we entered into an Amendment to the Option Agreement with AFE extending the exclusive option provided in the Option Agreement through August 31, 2019. On August 31, 2019, we mutually agreed with AFE to allow the Option Agreement to terminate pursuant to its terms and no penalties or payments were due as a result of the termination of the agreement.

AFE issued one million shares to us in connection with the execution of the Option Agreement. AFE would also pay (i) an additional $2.0 million in three equal installments, with the first installment paid at closing and the remainder over the subsequent twelve months, and (ii) $3.8 million on the earlier of the closing of a construction financing by AFE or five years from closing. The closing of the transaction was subject to the negotiation of definitive agreements and other conditions specified in the Option Agreement. In addition to the payment schedule above, AFE issued an additional one million shares with the execution of the Option Agreement and would also pay an additional $100,000 with the first installment paid at closing as full and final settlement of outstanding invoices owing AFE to us at the date of this Option Agreement. As a result of the termination, we retained the two million shares AFE issued in connection with the Option Agreement. We accounted for the first million shares as an additional investment in AFE for $70,000 and a reduction of receivable amounts due from AFE with a fair value of $100,000 with a write-off for the remaining $30,000. The second million shares were accounted for as an additional investment in AFE and a deferred liability in the amount of $70,000 as a down payment on the purchase of our subsidiary. In the quarter ending September 30, 2019, we recognized the $70,000 down payment as an other gain due to the termination of the Option Agreement.

For our ownership interest in AFE, we have been contributing cash and engineering support for AFE’s business development while Ambre contributed cash and services. Additional ownership in AFE has been granted to the AFE management team and staff individuals providing services to AFE. In August 2017 and March 2018, we elected to make additional contributions of $0.47 million and $0.16 million respectively to assist AFE with developing its business in Australia. In April 2019, we were issued two million shares in connection with the Option Agreement and its subsequent termination.

We account for our investment in AFE under the equity method. Our ownership of 36% makes us the second largest shareholder. We also maintain a seat on the board of directors which allows us to have significant influence on the operations and financial decisions, but not control, of AFE. Our carrying value of our AFE investment as of both June 30, 2019 and June 30, 2018 was zero.

The following summarizes unaudited condensed financial information of AFE as of and for the years ended June 30, 2019 and 2018 (in thousands):

	Year ended June 30,
	2019	2018
Total assets	$1,555	$1,241
Total equity	324	635
Net loss	(1,515)	(1,343)

For more on the Merger and related transactions, see Note 16 — Subsequent Events — The Proposed Merger with AFE.

Batchfire Resources Pty Ltd

As a result of AFE’s early stage business development efforts associated with the Callide thermal coal mine in Central Queensland, Australia, AFE created BFR. BFR was a spin-off company for which ownership interest was distributed to the existing shareholders of AFE and to the new BFR management team in December 2015. BFR is registered in Australia and was formed for the purpose of purchasing the Callide thermal coal mine from Anglo-American plc (“Anglo-American”). The Callide mine is one of the largest thermal coal mines in Australia and has been in operation for more than 40 years.

In October 2016, BFR stated that it had received investment support for the acquisition from Singapore-based Lindenfels Pte Ltd, a subsidiary of commodity traders Avra Commodities, and as a result, the acquisition of the Callide thermal coal mine from Anglo-America was completed.

On April 29, 2019, BFR issued additional shares as part of a rights offering. We did not execute our rights in this offering and therefore after the completion of the offering process and the issuance of the additional shares, our ownership interest has been diluted from approximately 11% to approximately 7%.

We account for our investment in BFR under the cost method. Our limited ownership interest in BFR was approximately 7% and we do not have significant influence over the operation or financial decisions made by the company. At the time of the spin-off, the carrying amount of our investment in AFE was reduced to zero through equity losses. As such, the value of the investment in BFR post spin-off was also zero. On June 30, 2019, our ownership in BFR was approximately 7% and the carrying value of our BFR investment as of both June 30, 2019 and June 30, 2018 was zero.

For more on the Batchfire Share Exchange Agreements, see Note 16 — Subsequent Events — The Proposed Merger with AFE.

Cape River Resources Pty Ltd

In October 2018, AFE formed a separate unrelated company, Cape River Resources Pty Ltd (“CRR”) for the purpose of developing the Pentland resource into an operating thermal coal mine. Ownership in CRR was distributed proportionately to the shareholders of AFE with additional shares issued to the management team. Our ownership in CRR was approximately 38% upon the formation of CRR through our ownership interest in AFE. GNE sold its 100% ownership interest in the Pentland Coal Mine to CRR.

We account for our investment in CRR under the equity method. Our ownership interest of approximately 38% makes us the second largest shareholder. We may appoint one board director for each 15% ownership interest we hold in CRR which allows us to have significant influence on the operations and financial decisions, but not control, of CRR. Our carrying value of our CRR investment as of June 30, 2019 was zero.

Townsville Metals Infrastructure Pty Ltd

In August 2018, AFE formed a separate unrelated company, Townsville Metals Infrastructure Pty Ltd (“TMI”) for the purpose of completing the development of the required infrastructure such as rail and port modifications related to the transport of mined products including coal from the Pentland resource to the Townsville port. Ownership in TMI was distributed proportionately to the shareholders of AFE. Our ownership in TMI is approximately 38% upon the formation of TMI through our ownership interest in AFE.

We account for our investment in TMI under the equity method. Our ownership interest of approximately 38% makes us the second largest shareholder. We may appoint one board director for each 15% ownership interest we hold in TMI which allows us to have significant influence on the operations and financial decisions, but not control, of TMI. Our carrying value of our TMI investment as of June 30, 2019 was zero.

SES EnCoal Energy sp. z o.o

In October 2017, we entered into agreements with Warsaw-based EnInvestments sp. z o.o. Under the terms of the agreements, we and EnInvestments are equal shareholders of SEE and SEE will exclusively market, develop, and commercialize projects in Poland which utilize our technology, services, and proprietary equipment and we share with SEE a portion of the technology license payments, net of fees, we receive from Poland. The goal of SEE is to establish efficient clean energy projects that provide Polish industries superior economic benefits as compared to the use of expensive, imported natural gas and LNG, while providing energy independence through our technological capabilities to convert the wide range of Poland’s indigenous coals, coal waste, biomass and municipal waste to valuable syngas products. SEE has developed a pipeline of projects and together with us is actively working with Polish customers and partners to complete necessary project feasibility, permitting, and SGT agreement steps required prior to starting construction on the projects.

For our ownership interest in SEE, we have been contributing cash and assisting in the development of SEE. SEE was initially funded in January 2018 with a cash contribution of approximately $6,000 and an additional funding in March 2018 of approximately $76,000. In August 2018, we made an additional cash contribution of approximately $11,000.

We account for our investment in SEE under the equity method. Our ownership of 50% makes us an equal shareholder and we also maintain two of the four seats on the board of directors which allows us to have significant influence on the operations and financial decisions, but not control, of SEE. Our carrying value of our SEE investment was approximately $19,000 and $36,000 as of June 30, 2019 and June 30, 2018, respectively.

Midrex Technologies

In July 2015, we entered into a Project Alliance Agreement that expands our exclusive relationship with Midrex Technologies for integration and optimization of DRI technology using coal gasification. Midrex has taken the lead in marketing, sales, proposal development, and project execution for coal gasification DRI projects as part of the new project alliance. Midrex may also lead the construction of the fully integrated solution for customers who desire such an execution strategy. We will provide the DRI gasification technology for each project including engineering, key equipment, and technical services. The agreement includes finalization of an engineering package for the optimized coal gasification DRI solution. Prior to the Project Alliance Agreement, we also entered into an exclusive agreement with the TSEC Joint Venture and Midrex for the joint marketing of coal gasification-based DRI facilities in China. These facilities will combine our gasification technology with the Direct Reduction Process of Midrex to create syngas from low quality coals in order to convert iron ore into high-purity DRI. The TSEC Joint Venture will aid in the marketing of these DRI facilities in China and will supply the gasification equipment and licensing of the technology.

Yima Joint Venture

In August 2009, we entered into joint venture contracts and related agreements with Yima Coal Industry Group Company (“Yima”), replacing the prior joint venture contracts entered in October 2008 and April 2009. The joint ventures were formed for each of the gasification, methanol/methanol protein production, and utility island components of the plant (collectively the “Yima Joint Venture”). The joint venture contracts provided that we and Yima contribute equity of 25% and 75%, respectively, to the Yima Joint Venture. The remaining capital for the project construction has been funded with project debt obtained by the Yima Joint Venture. Yima agreed to guarantee the project debt in order to secure debt financing from domestic Chinese banking sources. We agreed to pledge to Yima our ownership interests in the joint ventures as security for our obligations. In the event that the necessary additional debt financing is not obtained, Yima agreed to provide a loan to the joint venture to satisfy the remaining capital needs of the project with terms comparable to current market rates at the time of the loan. Yima also agreed to provide coal to the project at preferential pricing under a side-letter agreement related to the JV contracts

The term of the joint venture commenced June 9, 2009 at the time each joint venture company obtained its business operating license and shall end 30 years after the business license issue date, June 8, 2039. As discussed below, in November 2016, as part of an overall corporate restructuring plan, these joint ventures were combined into a single joint venture.

We continue to own a 25% interest in the Yima Joint Venture and Yima owns a 75% interest. Notwithstanding this, in connection with an expansion of the project, we have the option to contribute a greater percentage of capital for the expansion, such that as a result, we could expand through contributions, at our election, up to a 49% ownership interest in the Yima Joint Venture.

During the quarter ended June 30, 2016, the Yima Joint Venture commenced an organizational restructuring to better streamline the operations. This restructuring effort included combining the three joint ventures into a single joint venture entity and obtaining a business operating license which was completed in November 2016.

In December 2017 and January 2018, on-going development cooperation and discussions with the Yima Joint Venture management resulted in the joint venture agreeing to pay various costs incurred by us during the construction and commissioning period of the facility in the amount of approximately 16 million Chinese Renminbi yuan, (“RMB”) (approximately $2.5 million). As of June 30, 2018, we have received 6.15 million RMB (approximately $0.9 million) of payments from the Yima Joint Venture related to these costs. Due to uncertainty, revenues will be recorded upon receipt of payment. Despite our continuous collection efforts, we have not received any additional payments for the fiscal year ending June 30, 2019.

Since 2014, we have accounted for this joint venture under the cost method of accounting. Our conclusion to account for this joint venture under this methodology is based upon our historical lack of significant influence in the Yima Joint Venture. The lack of significant influence was determined based upon our interactions with the Yima Joint Venture related to our limited participation in operating and financial policymaking processes coupled with our limited ability to influence decisions which contribute to the financial success of the Yima Joint Venture. Under the terms of the joint venture agreement, the Yima Joint Venture is to be governed by a board of directors consisting of eight directors, two of whom were appointed by us and six of whom were appointed by Yima. Although we maintain two seats on the board of directors, the board does not meet on a regular basis and management, who has been appointed by Yima has acted alone without board approval in many cases. In 2016, the board began holding periodic meetings beginning in April 2016 and again in July 2016. The next meeting was held in January 2017 and the last meeting to date was held in December 2018. Discussions at these meetings generally have not included policy decisions, but rather served a more ceremonial function. Yima’s parent company, Henan Energy Chemistry Group Company (“Henan Energy”) restructured the management of the Yima Joint Venture under the direction of the Henan Coal Gasification Company (“Henan Gasification”), which is an affiliated company reporting directly to Henan Energy. Henan Gasification currently has full authority of day to day operational and personnel decisions at the Yima Joint Venture. In May 2019, the plant was idled to perform annual maintenance. Due to lack of funds the maintenance program was delayed and a decrease in the price of methanol the plant will remain idled until Henan Energy determines the price of methanol has increased sufficiently or other determining factors dictate the restarting of the plant. Therefore, we concluded, and continue to believe, that we do not have significant influence in the matters of the Yima Joint Venture and the cost method is the appropriate accounting method. This consideration has been and continues to be monitored on a quarterly basis to assess whether that conclusion remains appropriate.

We evaluated the conditions of the Yima Joint Venture to determine whether other-than-temporary decrease in value had occurred as of June 30, 2019 and 2018. At June 30, 2019, management determined there were triggering events related to the value of its investment. The plant production levels exceeded expectations, yet the plant continued to experience losses and an increase in working capital deficits.

In May 2019, the plant was idled to perform its annual maintenance. Yima determined that the plant would remain idle until it could obtain funds to complete the maintenance and the price of methanol reached an acceptable level, although we are not privy to what the price of methanol must be reached to be considered acceptable. The plant remained idled from May 2019 until November 2019. The restarting of the plant is in line with the winter heating season where the plant provides steam to the city.

At June 30, 2018, management determined there was a triggering event related to the value of its investment. Lower production levels in the fourth quarter reduced the annual production below expectations which resulted in a net increase in the working capital deficit and the debt level of the joint venture. Management determined these events in both years were other than temporary in nature and therefore conducted an impairment analysis utilizing a discounted cash flow fair market valuation. In the June 30, 2018 valuation we also utilized a Black-Sholes Model-Fair Value of Optionality used in valuing companies with substantial amounts of debt where a discounted cash flow valuation may be inadequate for estimating fair value. In the June 30, 2019 valuation, the Black-Scholes Model-Fair Value of Optionality was not available due to the results of the discounted cash flow fair market valuation results. We did these valuations with the assistance of a third-party valuation expert. In this valuation, significant unobservable inputs were used to calculate the fair value of the investment (see Note 2 — (f) Use of Estimates). These inputs included forecasted methanol and coal prices, calculated discount rates, calculated discount for lack of marketability as the majority owner is a state-owned entity in China, volatility analysis and information received from the joint venture. The valuation led to the conclusion that the investment in the Yima Joint Venture was impaired as of June 30, 2019 and, therefore, we recorded a $5.0 million impairment for the year ended June 30, 2019. The previous valuation concluded there was an impairment which resulted in a $3.5 million impairment for the year ended June 30, 2018.

The carrying value of our Yima Joint Venture investment as of June 30, 2019 and June 30, 2018 was zero and approximately $5.0 million respectively.

Tianwo-SES Clean Energy Technologies Limited

Joint Venture Contract

In February 2014, SES Asia Technologies Limited, one of our wholly owned subsidiaries, entered into a Joint Venture Contract (the “JV Contract”) with Zhangjiagang Chemical Machinery Co., Ltd., which subsequently changed its legal name to Suzhou Thvow Technology Co. Ltd. (“STT”), to form the TSEC Joint Venture. The purpose of the TSEC Joint Venture is to establish SGT as the leading gasification technology in the TSEC Joint Venture territory (which is China, Indonesia, the Philippines, Vietnam, Mongolia and Malaysia) by becoming a leading provider of proprietary equipment and engineering services for the technology. The scope of the TSEC Joint Venture is to market and license SGT via project sublicenses, procurement and sale of proprietary equipment and services, coal testing, engineering, procurement, and research and development related to SGT. STT contributed 53.8 million RMB (approximately $8.0 million) in April 2014 and was required to contribute an additional 46.2 million RMB (approximately $6.8 million) within two years of such date for a total contribution of 100 million RMB (approximately $14.8 million) in cash to the TSEC Joint Venture in return for a 65% ownership interest in the TSEC Joint Venture. The second capital contribution from STT of 46.2 million RMB (approximately $6.8 million) was not paid by STT in April 2016 as required by the initial JV Contract. As part of a restructuring of the agreement described below, the obligation for payment of additional registered capital was removed.

We contributed certain exclusive technology sub-licensing rights into the TSEC Joint Venture for the territory pursuant to the terms of a Technology Usage and Contribution Agreement (the “TUCA”) entered into among the TSEC Joint Venture, STT and us on the same date and further described in more detail below. This resulted in our original ownership of 35% of the TSEC Joint Venture. Under the JV Contract, neither party may transfer their interests in the TSEC Joint Venture without first offering such interests to the other party.

In August 2017, we entered into a restructuring agreement of the TSEC Joint Venture (“Restructuring Agreement”). The agreed change in share ownership, reduction in the registered capital of the joint venture, and the final transfer of shares with local government authorities was completed in December 2017. In this restructuring, an additional party was added to the JV Contract, upon receipt of final government approvals, The Innovative Coal Chemical Design Institute (“ICCDI”) became a 25% owner of the TSEC Joint Venture, we decreased our ownership to 25% and STT decreased its ownership to 50%. ICCDI previously served as general contractor and engineered and constructed all three projects which utilize SGT in seven gasification systems for the Aluminum Corporation of China.

We received 11.15 million RMB (approximately $1.7 million) from ICCDI as a result of this restructuring. In conjunction with the joint venture restructuring, we also received 1.2 million RMB (approximately $180,000) related to outstanding invoices for services we had provided to the TSEC Joint Venture.

In addition to the ownership changes described above, TSEC Joint Venture is now managed by a board of directors (the “Board”) consisting of eight directors, four appointed by STT, two appointed by ICCDI and two appointed by us. All significant acts as described in the JV Contract require the unanimous approval of the Board.

The JV Contract also includes a non-competition provision which requires that the TSEC Joint Venture be the exclusive legal entity within the TSEC Joint Venture territory for the marketing and sale of any gasification technology or related equipment that utilizes low quality coal feedstock. Notwithstanding this, STT retained the right to manufacture and sell gasification equipment outside the scope of the TSEC Joint Venture within the TSEC Joint Venture territory. In addition, we retained the right to develop and invest equity in projects outside of the TSEC Joint Venture within the TSEC Joint Venture territory. As a result of the Restructuring Agreement, we have further retained the right to provide SGT licenses and to sell proprietary equipment directly into projects in the TSEC Joint Venture territory provided we have an equity interest in the project. After the termination of the TSEC Joint Venture, STT and ICCDI must obtain written consent from us to market development of any gasification technology that utilizes low quality coal feedstock in the TSEC Joint Venture territory.

The JV Contract may be terminated upon, among other things: (i) a material breach of the JV Contract which is not cured; (ii) a violation of the TUCA; (iii) the failure to obtain positive net income within 24 months of establishing the TSEC Joint Venture or (iv) mutual agreement of the parties.

TSEC Joint Venture unaudited financial data

The following table presents summarized unaudited financial information for the TSEC Joint Venture for the fiscal years ended June 30, 2019 and June 30, 2018 (in thousands):

	Year Ended June 30,
	2019	2018
Income Statement data:
Revenue	$151	$109
Operating loss	(1,236)	(1,686)
Net loss	(1,247)	(1,686)
	As of June 30,
	2019	2018
Balance sheet data:
Current assets	$3,491	$5,151
Noncurrent assets	86	1,376
Current liabilities	3,661	4,011
Noncurrent liabilities	—	—
Equity	(84)	2,516

The TSEC Joint Venture is accounted for under the equity method. Our initial capital contribution in the formation of the venture was the TUCA, which is an intangible asset. As such, we did not record a carrying value at the inception of the venture. The carrying value of our investment in the TSEC Joint Venture as of both June 30, 2019 and 2018 was zero. As such in December 2017, the receipt of proceeds related to the Restructuring Agreement and transfer of shares, in the amount of 11.15 million RMB (approximately $1.7 million) were recorded as a gain when the final transfer of shares with local government authorities was completed.

Under the equity method, losses in the venture are not recorded if the losses cause the carrying value to be negative and there is no requirement to contribute additional capital. As we are not required to contribute additional capital, we have not recognized losses in the venture, as this would cause the carrying value to be negative

TUCA

Pursuant to the TUCA, we have contributed to the TSEC Joint Venture certain exclusive rights to our SGT in the TSEC Joint Venture territory, including the right to: (i) grant site specific project sub-licenses to third parties; (ii) use our marks for proprietary equipment and services; (iii) engineer and/or design processes that utilize our SGT or our other intellectual property; (iv) provide engineering and design services for joint venture projects and (v) take over the development of projects in the TSEC Joint Venture territory that have previously been developed by us and our affiliates. As a result of the Restructuring Agreement, ICCDI was added as a party to the TUCA, but all other material terms remained the same.

The TSEC Joint Venture will be the exclusive operational entity for business relating to SGT in the TSEC Joint Venture territory, except for projects in which we have an equity ownership position. For these projects, as a result of the Restructuring Agreement, we can provide technology and equipment directly with no obligation to the joint venture. If the TSEC Joint Venture loses exclusivity due to a breach by us, STT and ICCDI are to be compensated for direct losses and all lost project profits. We were also required to provide training for technical personnel of the TSEC Joint Venture through the second anniversary of the establishment of the TSEC Joint Venture, which has now passed. We will also provide a review of engineering works for the TSEC Joint Venture. If modifications are suggested by us and not made, the TSEC Joint Venture bears the liability resulting from such failure. If we suggest modifications and there is still liability resulting from the engineering work, it is our liability.

Any party making improvements, whether patentable or not, relating to SGT after the establishment of the TSEC Joint Venture, grants to the other party an irrevocable, non-exclusive, royalty free right to use or license such improvements and agrees to make such improvements available to us free of charge. All such improvements shall become part of SGT and both parties shall have the same rights, licenses and obligations with respect to the improvement as contemplated by the TUCA.

Any breach of or default under the TUCA which is not cured on notice entitles the non-breaching party to terminate. The TSEC Joint Venture indemnifies us for misuse of SGT or infringement of SGT upon rights of any third party.

Note 5 — Senior Secured Debentures

On October 24, 2017, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) for the purchase of $8.0 million in principal amount of Debentures. The Debentures have a term of 5 years with an interest rate of 11% that adjusts to 18% in the event the Company defaults on an interest payment. The Debentures require that dividends received from BFR are used to pay down the principal amounts of outstanding Debentures. Additionally, we issued warrants to purchase 125,000 shares of common stock at $32.00 per common share (the “Debenture Warrants”). The Purchase Agreement and the Debentures contain certain customary representations, warranties and covenants. There are no financial metric covenants related to the Debentures. The transaction was approved by a special committee of our board of directors due to the fact that certain board members were Purchasers. Interest on the outstanding balance of Debentures is payable quarterly commencing on January 2, 2018. All unpaid principal and interests on the Debentures will be due on October 23, 2022.

The net offering proceeds to us from the sale of the Debentures and the Debenture Warrants, after deducting the placement agent’s fee and associated costs and expenses, was approximately $7.4 million, not including the proceeds, if any, from the exercise of the warrants issued in this offering. As compensation for their services, we paid T.R. Winston & Company, LLC (the “Placement Agent”): (i)a cash fee of $0.56 million (representing an aggregate fee equal to 7% of the face amount of the Debentures); and (ii) a warrant to purchase 8,750 shares of common stock, representing 7% of the warrants issued to the Purchasers (the “Placement Agent Warrant”). We also reimbursed certain expenses of the Placement Agent. The fair market value of the warrants was approximately $137,000 at the time of issuance and recorded as debt issuance cost. A total of approximately $1.0 million debt issuance cost was recorded as a result and is being amortized to interest expense over the term of the Debentures by using effective interest method beginning in October 2017.

The Debenture Warrants and Placement Agent Warrant contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable in certain events. Also, under certain events, we shall, at the holder’s option, purchase these warrants from the holder by paying the holder an amount in cash based on a Black Scholes Option Pricing Model for remaining unexercised warrants. Under U.S. GAAP, this potential cash transaction requires us to record the fair market value of the warrants as a liability as opposed to equity. Management used a Monte Carlo Simulation method to value the warrants with Anti-Dilution Protection with the assistance of a third-party valuation expert. To execute the model and value the warrants, certain assumptions were needed as noted below:

Valuation Date:	October 24, 2017
Warrant Expiration Date:	October 31, 2022
Total Number of Warrants Issued:	133,750
Contracted Conversion Ratio:	1:1
Warrant Exercise Price (USD)	32.00
Next Capital Raise Date:	October 31, 2018
Threshold exercise price post Capital raise:	20.08
Spot Price (USD):	26.53
Expected Life (Years):	5
Volatility:	66.0%
Volatility (Per-period Equivalent):	19.1%
Risk Free Interest Rate:	2.04%
Risk Free Rate (Per-period Equivalent):	0.17%
Nominal Value (USD Mn):	4.0
No of Shares on conversion (Mn):	0.1

The results of the valuation exercise valued the warrants issued at $15.62 per share, or approximately $2.0 million in total.

The total proceeds received are first allocated to the fair value of all the derivative instruments, the remaining proceeds are then allocated to the Debentures, resulting in the Debentures being recorded at a discount from the face value.

We recorded $8.0 million as the face value of the Debentures and a total of $2.0 million as discount of Debentures and $0.1 million as debt issuance cost for the warrants issued to investors and placement agent, which is being amortized to interest expense over the term of the Debenture which resulted in a charge to interest expense of $0.4 million and $0.3 million for the year ended June 30, 2019 and June 30, 2018, respectively.

The effective annual interest rate of the Debentures is approximately 18% after considering this $2.0 million discount related to the Debentures.

The Debentures are guaranteed by the U.S. subsidiaries of the Company, as well as the Company’s British Virgin Islands subsidiary, pursuant to a Subsidiary Guarantee, in favor of the holders of the Debentures by the subsidiary guarantors, party thereto, as well as any future subsidiaries which the Company forms or acquires. The Debentures are secured by a lien on substantially all of the assets of the Company and the subsidiary guarantors, other than their equity ownership interest in the Company’s foreign subsidiaries, pursuant to the terms of the Purchase Agreement among the Company, the subsidiary guarantors and the holders of the Debentures.

For more on the Debentures, see Note 16 — Subsequent Events — The Proposed Merger with AFE.

Note 6 — Derivative Liabilities

The warrants issued to the Debenture investors and the Placement Agent contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable under certain events. Under certain events, we shall, at the holder’s option, purchase the warrants from the holder by paying the holder an amount in cash based on a Black Scholes Option Pricing Model for remaining unexercised warrants. ASC 815, which establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value. Management used a Monte Carlo Simulation method to value the warrants with Anti-Dilution Protection with the assistance of a third-party valuation expert to initially record the fair value of these derivatives. The third-party valuation expert also assisted management in valuing the derivatives as of the years ended June 30, 2018 and June 30, 2019 with the changes in the fair value reported as non-operating income or expense.

To execute the model and value the derivatives, certain assumptions were needed as noted below:

Assumptions	At Issuance October 24, 2017	Year Ending June 30, 2018	Year Ending June 30, 2019
Warrant Issue Date:	October 24, 2017	October 24, 2017	October 24, 2017
Valuation Date:	October 24, 2017	June 30, 2018	June 30, 2019
Warrant Expiration Date:	October 31, 2022	October 31, 2022	October 31, 2022
Total Number of Warrants Issued:	133,750	133,750	133,750
Warrant Exercise Price (USD):	32.00	32.00	32.00
Next Capital Raise Date:(1)	October 31, 2018	June 30, 2019	February 29, 2020
Threshold Exercise Price Post Capital Raise:	20.08	17.20	6.40
Spot Price (USD):	26.53	26.24	2.48
Expected Life (Years):	5.0	4.3	3.3
Volatility:	66.0%	65.0%	75.0%
Volatility (Per-period Equivalent):	19.1%	18.8%	21.7%
Risk Free Interest Rate:	2.04%	2.71%	1.73%
Risk Free Rate (Per-period Equivalent):	0.17%	0.22%	0.14%
Nominal Value (USD Mn):	4.3	4.3	4.3
No. of Shares on Conversion (Mn):	0.1	0.1	0.1
Contracted Conversion Ratio:	1:1	1:1	1:1
Fair Values (in thousands)
Fair Value without Anti-Dilution Protection:	$1,837	$1,704	$15
Fair Value of Embedded Derivative:	253	260	$72
Fair Value of the Warrants Issued:	$2,090	$1,964	$87
Gain/(Loss) on Fair Value Adjustments to Derivative Liabilities	Not Applicable	126	1,877
(1)	Next Capital Raise Date was assumed to be within a year of the debt offering and each valuation date.

The change in the derivative liability was mostly due to movements in the Company’s stock price. Other changes in assumptions are listed above, some change with the passage time, interest rate fluctuations and stock market volatility. In addition, a change of control scenario was added to the valuation calculation due to the status of the proposed merger transaction. The change of value due to the addition was immaterial.

For more on the Debentures, Debenture Warrants and Placement Agent Warrant, see Note 16 — Subsequent Events — The Proposed Merger with AFE.

Note 7 — Risks and Uncertainties

As of June 30, 2019, we had $0.9 million in cash and cash equivalents and $34,000 of working capital.

As of January 10, 2020, we had $0.4 million in cash and cash equivalents. Of the $0.4 million in cash and cash equivalents, $37000 resides in the United States or easily access foreign countries and approximately $40,000 resides in China.

On March 29, 2019, our Board of Directors engaged Clarksons Platou Securities, Inc. (“CPS”) to act as our financial advisors to advise us as we conducted a process to evaluate financing options and strategic alternatives such as but not limited to a strategic merger, a sale, a recapitalization and/or a financing consisting of equity and/or debt securities focused on maximizing shareholder value and protecting the interests of our debtholders.

As a result of our efforts evaluating financing and strategic options, on October 10, 2019 we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AFE as described further in Note 16 — Subsequent Events — The Proposed Merger with AFE. Currently our focus is on completing the steps required to complete the Merger, which include but are not limited to, (i) completion of all Company required filings, (ii) curing the NASDAQ listing requirement deficiencies, (iii) completion of the form S-4 and Proxy related to the Merger, (iv) completion of the Batchfire Share Exchange pre-emptive rights process and (v) all other tasks required to complete the Merger.

In connection with the entry into the Merger Agreement, the Company entered into a securities purchase and exchange agreements (each, a “New Purchase Agreements”) with each of the existing holders of its 11% senior secured debentures issued in October 2017 (the “Debentures”), whereby each of the holders agreed to exchange their

Debentures and accompanying warrants (the “Debenture Warrants”) for new debentures (the “New Debentures”) and warrants (the “New Warrants”), and certain of the holders agreed to provide $2,000,000 of additional debt financing (the “Interim Financing”). Pursuant to the New Purchase Agreements, the Company also issued $2,000,000 of 11% senior secured debentures (the “Merger Debentures”) to certain accredited investors, along with warrants to purchase $4,000,000 of shares of Common Stock, half of which were Series A Common Stock Purchase Warrants (the “Series A Merger Warrants”) and half of which were Series B Common Stock Purchase Warrants (the “Series B Merger Warrants” and, together with the Series A Merger Warrants, the “Merger Warrants”), as part of the Interim Financing. The Company shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for the Company stockholder approval of the Merger, and (iii) $500,000 within two business days of Company stockholder approval of the Merger. The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist the Company in financing its business through the closing of the Merger.

As compensation for its services, the Company will pay to T.R. Winston & Company, LLC (the “Placement Agent”): (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures, as defined below); and (ii) a warrant to purchase 100,000 shares of Common Stock (the “New Placement Agent Warrant”). We have also agreed to reimburse certain expenses of the Placement Agent.

The Company has also loaned $350,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. The loan is subject to interest at the rate of 11% per annum payable in full on the repayment date in conjunction with the repayment of the principal amount. The repayment date is the earlier of five days after completion of the Merger transaction or the later of March 31, 2020 or three months following the vote of the shareholders on the Merger.

The $1,000,000 scheduled payment on or before October 14, 2019 was subsequently received less certain legal costs and escrow fees in the amount of $966,000.

On October 24, 2019 we entered into a loan agreement with AFE whereby we loaned a portion of the $2.0 million proceeds received under the New Purchase Agreements. Under the loan agreement, we loaned $350,000 to AFE, which is due in full on the later of March 31, 2020 or within five days following the closing of the Merger. If the Merger does not close, the loan will mature on March 31, 2020 or three months following the special stockholder meeting called to approve the merger transactions. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest in certain limited circumstances.

We can make no assurances that the proposed merger transaction will be completed on a timely basis or at all. In addition, we may be forced to seek relief to avoid or end insolvency through other proceedings including bankruptcy. Based on the historical negative cash flows and the continued limited cash inflows in the period subsequent to year end there is substantial doubt about the Company’s ability to continue as a going concern.

Other than AFE and our Yima Joint Venture, all of our other development opportunities are in the early stages of development and/or contract negotiations.

Our operations are subject to stringent laws and regulations governing the discharge of materials into the environment, remediation of contaminated soil and groundwater, sitting of facilities or otherwise relating to environmental protection. Numerous governmental agencies, such as various Chinese, Australian and European Union authorities at the municipal, provincial or central government level and similar regulatory bodies in other countries, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial potential administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. Although to date we have not experienced any material adverse effect from compliance with existing environmental requirements, we cannot assure you that we will not suffer such effects in the future or that projects developed by our partners or customers will not suffer such effects.

The Company is subject to concentration of credit risk with respect to our cash and cash equivalents, which it attempts to minimize by maintaining cash and cash equivalents with major high credit quality financial institutions. At times, the Company’s cash balances in a particular financial institution exceed limits that are insured by the U.S. Federal Deposit Insurance Corporation or equivalent agencies in foreign countries and jurisdictions such as Hong Kong.

On May 16, 2019, SES received a notice of noncompliance (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because the Company’s stockholders’ equity, as reported in SES’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, was below the required minimum of $2.5 million. Based on materials provided to Nasdaq by SES, the Staff granted SES an extension through November 12, 2019 to complete the Merger.

On November 13, 2019, SES received notification from the Staff that it did not meet the terms of the previously granted extension and, as a result, the Staff has determined that that the securities of SES would be subject to delisting unless SES timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).

Additionally, on October 17, 2019, the Staff notified SES that since it failed to timely file its Annual Report on Form 10-K for the year ended June 30, 2019, it no longer complied with Nasdaq Listing Rule 5250(c)(1). SES was given until December 16, 2019, to submit a plan of compliance for consideration by the Staff. However, pursuant to Nasdaq Listing Rule 5810(c)(2)(A), the Staff has informed SES that it can no longer consider the Company’s plan, and, as a result, the failure to file the Form 10-K serves as an additional and separate basis for delisting. On November 21, 2019, SES received an additional delinquency notification letter from the Staff due to SES’s continued non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

SES has requested a hearing before the Nasdaq Hearings Panel. The hearing request automatically stayed any suspension/delisting action through December 5, 2019. On December 13, 2019, we received notification from the Panel that it had determined to extend the stay of suspension throught the completion of the hearings process, which will take place on December 19, 2019. At the hearing, SES will request the stay be extended through the closing of the previously announced Merger with AFE. However, there can be no assurance that the Panel will grant a further extension to enable SES to demonstrate compliance that it has regained compliance with all applicable requirements.

Note 8 — Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	Estimated useful lives	June 30,
		2019	2018
Furniture and fixtures	2 to 3 years	$11	$243
Leasehold improvements	Lease term	—	23
Computer hardware	3 years	12	336
Computer software	3 years	687	875
Office equipment	3 years	6	149
Motor vehicles	5 years	39	39
		755	1,665
Less: Accumulated depreciation		(755)	(1,655)
Net carrying value		$—	$10

Note 9 — Detail of Selected Balance Sheet Accounts

Accrued expenses and other payables consisted of the following (in thousands):

	June 30,
	2019	2018
Accounts payable—trade	$154	$496
Accrued payroll, vacation and bonuses	82	80
Deferred revenue	120	206
GTI royalty expenses due to GTI	750	250
Interest payable	220	220
Other	478	429
	$1,804	$1,681

Note 10 — Intangible Assets

GTI License Agreement

In November 2009, we entered into an Amended and Restated License Agreement, (the “GTI Agreement”), with the Gas Technology Institute, (“GTI”), replacing the Amended and Restated License Agreement between us and GTI dated August 31, 2006, as amended. Under the GTI Agreement, we maintain our exclusive worldwide right to license the U-GAS® technology for all types of coals and coal/biomass mixtures with coal content exceeding 60%, as well as the non-exclusive right to license the U-GAS® technology for 100% biomass and coal/biomass blends exceeding 40% biomass.

In order to sublicense any U-GAS® system, we are required to comply with certain requirements set forth in the GTI Agreement. In the preliminary stage of developing a potential sublicense, we are required to provide notice and certain information regarding the potential sublicense to GTI and GTI is required to provide notice of approval or non-approval within ten business days of the date of the notice from us, provided that GTI is required to not unreasonably withhold their approval. If GTI does not respond within the ten-business day period, they are deemed to have approved of the sublicense. We are required to provide updates on any potential sublicenses once every three months during the term of the GTI Agreement. We are also restricted from offering a competing gasification technology during the term of the GTI Agreement.

For each U-GAS® unit which we license, design, build or operate for ourselves or for a party other than a sub-licensee and which uses coal or a coal and biomass mixture or biomass as the feedstock, we must pay a royalty based upon a calculation using the MMBtu per hour of dry syngas production of a rated design capacity, payable in installments at the beginning and at the completion of the construction of a project, or the Standard Royalty. If we invest, or have the option to invest, in a specified percentage of the equity of a third party, and the royalty payable by such third party for their sublicense exceeds the Standard Royalty, we are required to pay to GTI an agreed percentage split of third party licensing fees, or the Agreed Percentage, of such royalty payable by such third party. However, if the royalty payable by such third party for their sublicense is less than the Standard Royalty, we are required to pay to GTI, in addition to the Agreed Percentage of such royalty payable by such third party, the Agreed Percentage of our dividends and liquidation proceeds from our equity investment in the third party. In addition, if we receive a carried interest in a third party, and the carried interest is less than a specified percentage of the equity of such third party, we are required to pay to GTI, in our sole discretion, either (i) the Standard Royalty or (ii) the Agreed Percentage of the royalty payable to such third party for their sublicense, as well as the Agreed Percentage of the carried interest. We will be required to pay the Standard Royalty to GTI if the percentage of the equity of a third party that we (a) invest in, (b) have an option to invest in, or (c) receive a carried interest in, exceeds the percentage of the third party specified in the preceding sentence.

We are required to make an annual payment to GTI for each year of the term, with such annual payment due by the last day of January of the following year; provided, however, that we are entitled to deduct all royalties paid to GTI in a given year under the GTI Agreement from this amount, and if such royalties exceed the annual payment amount in a given year, we are not required to make the annual payment. We must also provide GTI with a copy of each contract that we enter into relating to a U-GAS® system and report to GTI with our progress on development of the technology every six months.

For a period of ten years, beginning in May 2016, we and GTI are restricted from disclosing any confidential information (as defined in the GTI Agreement) to any person other than employees of affiliates or contractors who are required to deal with such information, and such persons will be bound by the confidentiality provisions of the GTI Agreement. We have further indemnified GTI and its affiliates from any liability or loss resulting from unauthorized disclosure or use of any confidential information that we receive.

We continue to innovate and modify the SGT process to a point where we maintain certain intellectual property rights over SGT. Since the original licensing in 2004, we have maintained a strong relationship with GTI and continue to benefit from the resources and collaborative work environment that GTI provides us. In relation to the Merger with AFE, AFE and GTI have agreed upon new terms which, subject to a definitive agreement being completed prior to the Merger closing, would replace the current GTI Agreement.

The cost and accumulated amortization of intangible assets were as follows (in thousands):

	June 30, 2019			June 30, 2018
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Use rights of U-GAS®	$1,886	$1,886	$—	$1,886	$1,886	$—
Other intangible assets	1,116	322	794	1,149	111	1,038
Total	$3,002	$2,208	$794	$3,035	$1,997	$1,038

The use rights of U-GAS® have an amortization period of ten years. Amortization expense was zero for the year ended June 30, 2018 as it was fully amortized as of August 2016. Other intangible assets are primarily patents.

Note 11 — Income Taxes

For financial reporting purposes, net loss showing domestic and foreign sources was as follows (in thousands):

	Year Ended June 30,
	2019	2018
Domestic	$(3,218)	$(5,174)
Foreign	(7,498)	(4,560)
Net loss	$(10,716)	$(9,734)

Provision for income taxes

The effective income tax rate was 0.0% and 1.3% for the years ended June 30, 2019 and 2018 respectively. The following table reconciles the income tax benefit with income tax expense that would result from application of the statutory federal tax rate, 21% and 28% for the years ended June 30, 2019 and 2018, respectively, to loss before income tax expense (benefit) recorded (in thousands):

	June 30,
	2019	2018
Net loss before income tax	$(10,716)	$(9,734)
Computed tax benefit at statutory rate	(2,250)	(2,726)
Taxes in foreign jurisdictions with rates different than U.S.	1,782	1,210
Impact of U.S. tax reform	—	11,633
Other	551	895
Deferred Tax Adjustments(1)	1,574	10,988
Valuation allowance	(1,657)	(22,129)
Income tax expense/(benefit)	$—	$(129)
(1)	The net of adjustments of $1.6 million primarily related to stock option forfeitures in the amount of approximately $2 million, offset by part by the changes in accrued accounts.

Deferred tax assets

Net deferred tax assets of continuing operations consisted of the following (in thousands):

	June 30,
	2019	2018
Deferred tax assets (liabilities):
Net operating loss carry forward	$11,028	$10,594
Warrant FMV Change	(394)	(26)
Depreciation and amortization	18	1
Stock-based expense	2,338	4,506
Investment in joint ventures	1,694	1,381
Accruals	244	129
Subtotal	14,928	16,585
Valuation allowance	(14,928)	(16,585)
Net deferred assets	$—	$—

At June 30, 2019, the Company had approximately $51.2 million of U.S. federal net operating loss (“NOL”) carry forwards, and $0.9 million of China NOL carryforward. The China NOL carryforward have expiration dates through 2024 and the U.S. NOL carryforward begin expiring in 2028, with NOLs for the fiscal years ending after 2017 carryforward indefinitely, approximately $6.2 million.

The Company’s tax returns are subject to periodic audit by the various taxing jurisdictions in which the Company operates, which can result in adjustments to its NOLs. There are no significant audits underway at this time.

In assessing the Company’s ability to utilize its deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences. Future changes in estimates of taxable income or in tax laws may change the need for the valuation allowance.

The Company and two of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Generally, the Company will inventory tax positions related to tax items for all years where the statute of limitations for the assessment of income taxes has not expired. The Company’s open tax years are from June 30, 2009 forward through and including June 30, 2018. Since these periods all have NOL carryforwards, the normal statute of limitations will technically not expire unless and until the NOLs expire or are utilized. As of June 30, 2019, the domestic and foreign tax authorities have not proposed any adjustments to the Company’s material tax positions. The Company establishes reserves for positions taken on tax matters which, although considered appropriate under the regulations, could potentially be successfully challenged by authorities during a tax audit or review. The Company did not have any liability for uncertain tax positions as of June 30, 2019 or 2018.

Note 12 — Net Loss Per Share Data

Historical net loss per share of common stock is computed using the weighted average number of shares of common stock outstanding. Basic loss per share excludes dilution and is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Stock options, warrants and unvested restricted stock are the only potential dilutive share equivalents the Company had outstanding for the periods presented. For the years ended June 30, 2019 and 2018, options and warrants to purchase common stock excluded from the computation of diluted earnings per share as their effect would have been anti-dilutive as the Company incurred net losses during those periods. The total number of shares excluded from diluted earnings per share equivalents amounted to approximately 0.4 million for both the year ended June 30, 2019 and 2018.

Note 13 — Commitments and Contingencies

Litigation

The Company is currently not a party to any legal proceedings.

Contractual Obligations

On December 31, 2019, we extended the office lease agreement through March 31, 202 with rental related payments of approximately $3,900 per month, subject to additions based on additional services and usages each month.

In November 2018, the Company entered into a new office lease agreement for 12 months ending December 31, 2019 with rental related payment of approximately $3,300 per month, subject to additions based on additional services and usages each month.

In October 2017, the Company extended its corporate office lease term for an additional 13 months ending January 31, 2019 with rental payments of approximately $18,000 per month, subject to additions based on actual utility usage each month.

Consolidated rental expense incurred under operating leases was $0.1 million for the year ended June 30, 2019 and $0.2 million for the year ended June 30, 2018.

The Debentures have a term of 5 years and will mature in October 2022.

Governmental and Environmental Regulation

The Company’s operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency, and various Chinese authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before operations at a facility commence, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution resulting from our operations. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and it has not experienced any material adverse effect from non-compliance with these environmental requirements.

Note 14 — Equity

Preferred Stock

At the Annual Meeting of Stockholders of the Company on June 30, 2015, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation to authorize a class of preferred stock, consisting of 20,000,000 authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors. No shares of preferred stock have been issued or outstanding since approved by the stockholders.

Common Stock

On July 12, 2018, we issued 2,862 shares of common stock to ILL-Sino Development Inc. (“ILL-Sino”), the Company’s business development advisor, pursuant to the term of the consulting agreement, as amended on July 1, 2018, between the Company and ILL-Sino. The shares are fully vested and non-forfeitable at the time of issuance. The fair value of the common stock was $24.64 per share on the date of issuance, and the Company recorded approximately $71,000 of expense for the year ended June 30, 2019 relating to the issuance of these shares.

On November 10, 2017, we issued 2,131 shares of common stock to Market Development Consulting Group, Inc. (“MDC”), our investor relations advisor, pursuant to the term of the consulting agreement, as amended on October 28, 2016. The shares were fully vested and non-forfeitable at the time of issuance. The fair value of the common stock was $28.16 per share, and we recorded $60,000 of expense for the year ended June 30, 2018 related to issuance of these shares.

On May 13, 2016, we entered into an At The Market Offering Agreement (the “Offering Agreement”) with T.R. Winston & Company (“T.R. Winston”) to sell, from time to time, shares of our common stock having an aggregate sales price of up to $20. 0 million through an “at the marketing offering” program under which T.R. Winston would act as sales agent, which we refer to as the ATM Offering. The shares that may be sold under the Offering Agreement, if any, would be issued and sold pursuant to the Company’s $75.0 million universal shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on April 21, 2016. We had no obligation to sell any of our common stock under the Offering Agreement. The Offering Agreement expired in April 2018.

Stock-Based Awards

As of June 30, 2019, the Company has outstanding stock option and restricted stock awards granted under the Company’s 2015 Long Term Incentive Plan (the “2015 Incentive Plan”) and Amended and Restated 2005 Incentive Plan (the “2005 Incentive Plan”), under which the Company’s stockholders have authorized a total of 328,125 shares of common stock for awards under the 2015 and 2005 Incentive Plan. The 2005 Incentive Plan expired as of November 7, 2015 and no future awards will be made thereunder. As of June 30, 2019, there were approximately 31,409 shares authorized for future issuance pursuant to the 2015 Incentive Plan. Under the 2015 Incentive Plan, we may grant incentive and non-qualified stock options, stock appreciation rights, restricted stock units and other stock-based awards to officers, directors, employees and non-employees. Stock option awards generally vest ratably over a one to four-year period and expire ten years after the date of grant.

On April 9, 2018 and 2019, the Company authorized the issuance of 2,141 and 13,587 shares of restricted stock respectively under the 2015 Incentive Plan to Mr. Francis Lau according to the term of the Consulting Service Agreement dated April 9, 2018 between the Company and Mr. Francis Lau. The fair value of the restricted stock was approximately $ 50,000 based on the market value as of the date of the awards for both the year ended June 30, 2019 and 2018.

Restricted stock activity during the two years ended June 30, 2019 and 2018 was as follows:

Restricted stock outstanding June 30, 2019
Unvested shares outstanding at June 30, 2017	3,810
Granted	3,842
Vested	(6,422)
Forfeited	—
Unvested shares outstanding at June 30, 2018	1,230
Granted	13,587
Vested	(14,817)
Forfeited	—
Unvested shares outstanding at June 30, 2019	—

Assumptions

There were no stock options granted during the year ended June 30, 2019, the fair values for the stock options granted during the year ended June 30, 2018 were estimated at the date of grant using a Black-Scholes-Morton option-pricing model with the following weighted-average assumptions.

June 30, 2018
Risk-free rate of return	2.60%
Expected life of award	5.0 years
Expected dividend yield	0.00%
Expected volatility of stock	86%
Weighted-average grant date fair value	$18.72

The expected volatility of stock assumption was derived by referring to changes in the historical volatility of the Company. We used the “simplified” method for “plain vanilla” options to estimate the expected term of options granted during the year ended June 30, 2018.

Stock option activity during the two years ended June 30, 2019 and 2018 were as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding at June 30, 2017	182,717	$64.40	5.5	$0.10
Granted	42,881	27.28
Exercised	—	—
Cancelled/forfeited	(10,546)	66.64
Outstanding at June 30, 2018	215,052	56.91	5.4	$0.02
Granted	—	—
Exercised	—	—
Cancelled/forfeited	(48,575)	43.84
Outstanding at June 30, 2019	166,477	60.73	4.5	$0.00
Exercisable at June 30, 2019	166,127	60.73	4.5	$0.00

As discussed in Note 6, on October 24, 2017, in connection with the issuance of the Debentures, the Company issued warrants to purchase 125,000 shares of common stock at exercise price of $32.00 per share to the investors and issued to the Placement Agent, for the Debenture offering, warrants to purchase 8,750 shares of common stock at exercise price of $32.00 per share.

On October 31, 2018 and November 1, 2017, the Company issued a warrant to Market Development Group, Inc. (“MDC”), the Company’s investor relations advisor, to acquire 12,500 and 6,250 shares of the Company’s common stock respectively at an exercise price of $10.4 and $28.16 per share respectively according to the terms of the consulting agreement, as amended on October 31, 2018 and October 28, 2016 respectively, between the Company and MDC. The fair value of each warrant was estimated to be approximately $0.1 million and 0.2 million respectively at the issuance. On January 31, 2019, the Company terminated the consulting agreement between the Company and MDC, which resulted in 9,375 shares of warrants issued in 2018 being cancelled accordingly.

The fair values of the warrants issued to MDC were estimated using a Black-Scholes-Morton option-pricing, and the following weighted-average assumptions for the years ended June 30, 2019 and 2018:

	Year Ended June 30,
	2019	2018
Risk-free rate of return	3.15%	2.37%
Expected life of award	10 years	10 years
Expected dividend yield	0.00%	0.00%
Expected volatility of stock	94%	98%
Weighted-average grant date fair value	$8.96	$24.48

Stock warrants activity during the two years ended June 30, 2019 and 2018 were as follows:

	Number of Stock Warrants	Weighted Average Exercise Price
Outstanding at June 30, 2017	161,180	$110.72
Granted	140,000	31.84
Exercised	—	—
Cancelled/forfeited	(91,667)	130.08
Outstanding at June 30, 2018	209,513	49.44
Granted	12,500	10.40
Exercised	—	—
Cancelled/forfeited	(9,375)	10.40
Outstanding at June 30, 2019	212,638	48.86
Exercisable at June 30, 2019	212,638	48.86

The Company recognizes the stock-based expense related to the Incentive Plans awards and warrants over the requisite service period. The following table presents stock- based expense attributable to stock option awards issued under the Incentive Plans and attributable to warrants and common stocks issued to consulting firms (in thousands):

	Year Ended June 30,
	2019	2018
Incentive Plans	$273	$1,045
Common Stock and Warrants	98	213
Total stock-based compensation expense	$371	$1,258

In January 2018, the Company granted additional stock options exercisable for 47,133 shares to employees in connection with salary reduction agreements for a six months period of January to June 2018. The fair value of these options was approximately $92,000 at the date of grant. These options and restricted shares vest ratably over the six-month service period.

As of June 30, 2019, approximately $4,000 of estimated expense with respect to non-vested stock option and restricted shares awards have yet to be recognized and will be recognized in expense over the remaining weighted average period of approximately 17.3 months.

Note 15 — Segment Information

The Company’s reportable operating segments have been determined in accordance with its internal management reporting structure and include SES Foreign Operating, Technology Licensing and Related Services, and Corporate. The SES Foreign Operating reporting segment includes all of the assets, operations and related administrative costs for China and our equity positions and earnings related to our joint ventures including AFE, BFR, the Yima Joint Venture and the TSEC Joint Venture. The Technology Licensing and Related Services reporting segment includes all operating activities related to our technology group. The Corporate reporting segment includes the executive and administrative expenses of the corporate office in Houston. The Company evaluates performance based upon several factors, of which a primary financial measure is segment operating income or loss and cash flow or usage.

The following table presents statements of operations data and assets by segment (in thousands):

	Year Ended June 30,
	2019	2018
Revenue:
SES Foreign Operating	$—	$894
Technology licensing and related services	—	613
Corporate	—	—
Total revenue	$—	$1,507
Depreciation and amortization:
SES Foreign Operating	$6	$10
Technology licensing and related services	—	—
Corporate	252	27
Total depreciation and amortization	$258	$37
Impairment loss:
SES Foreign Operating	$5,000	$3,500
Technology licensing and related services	—	—
Corporate	—	—
Total impairment loss	$5,000	$3,500
Operating loss:
SES Foreign Operating	$(5,620)	$(3,682)
Technology licensing and related services	(1,284)	(1,138)
Corporate	(4,162)	(5,331)
Total operating loss	$(11,066)	$(10,151)
Interest Expenses:
SES Foreign Operating	$—	$—
Technology licensing and related services	—	—
Corporate	1,326	869
Total interest expenses	$1,326	$869
Equity in losses of joint ventures:
SES Foreign Operating	$198	$715
Technology licensing and related services	—	—
Corporate	—	—
Total equity in losses of joint ventures	$198	$715
	June 30, 2019	June 30, 2018
Assets:
SES Foreign Operating	$215	$7,402
Technology licensing and related services	1,018	984
Corporate	1,423	5,928
Total assets	$2,656	$14,314

Note 16 — Subsequent Events

The Proposed Merger with AFE

On October 10, 2019, we, SES Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of us (“Merger Subsidiary”), and AFE, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Subsidiary will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into AFE (the “Merger”), the separate corporate existence of Merger Subsidiary shall cease and AFE shall be the successor or surviving corporation of the Merger and a wholly owned subsidiary of us. The Merger is intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Upon the consummation of the Merger, it is contemplated that we will also change our name.

Upon consummation of the Merger, and subject to the terms and conditions of the Merger Agreement, holders of AFE ordinary shares will receive, in exchange for such ordinary shares, 3,875,000 shares of our common stock. All outstanding stock options and restricted stock will remain outstanding post-Merger on the same terms and conditions as currently applicable to such awards, provided that outstanding awards for departing directors shall be amended to extend exercisability for the term of the award.

The respective boards of directors of the Company, Merger Subsidiary and AFE have determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved the Merger and the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to the approval of the Company’s and AFE’s respective shareholders at shareholders’ meetings to be called and held by the Company and AFE, respectively, and other closing conditions, including, among other things, the filing and effectiveness of a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), and the consummation of the transactions contemplated by the Share Exchange Agreements and the Purchase Agreements.

The Merger Agreement contains representations and warranties by the Company and Merger Subsidiary, on the one hand, and by AFE, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company and Merger Subsidiary, on the one hand, and AFE, on the other hand. Accordingly, the representations and warranties and other disclosures in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, Merger Subsidiary or AFE at the time they were made or otherwise.

The Merger Agreement contains certain termination rights for both the Company and AFE, including, among other things, if the Merger is not consummated on or before April 15, 2020.

In connection with the entry into the Merger Agreement, the Company entered into Share Exchange Agreements (each, a “Share Exchange Agreement”) with certain of the shareholders of Batchfire Resources Pty Ltd (“BFR”), whereby such shareholders will exchange their shares of BFR for shares of the Common Stock at a ratio of 10 BFR shares for one share of Common Stock. As a result of these exchanges, the Company would own 25% of the outstanding shares of BFR. The closing of the exchange is subject to certain conditions specified in the Share Exchange Agreements, including, without limitation, the consummation of the transactions contemplated by the Merger Agreement. In addition, the Company is making an offer to the remaining shareholders of BFR such that the Company would acquire 100% of the shares if the offers are all accepted.

In connection with the entry into the Merger Agreement, the Company entered into a securities purchase and exchange agreements (each, a “New Purchase Agreements”) with each of the existing holders of the Debentures, whereby each of the holders agreed to exchange their Debentures and Debenture Warrants for new debentures (the “New Debentures”) and warrants (the “New Warrants”), and certain of the holders agreed to provide $2,000,000 of additional debt financing (the “Interim Financing”).

As compensation for its services, the Company paid to the Placement Agent: (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures, as defined below); and (ii) a warrant to purchase 100,000 shares of Common Stock (the “New Placement Agent Warrant”). We have also agreed to reimburse certain expenses of the Placement Agent.

The New Warrants and the New Placement Agent Warrants are exercisable into shares of common stock at any time from and after the closing date at an exercise price of $6.00 per common share (subject to adjustment).

The New Warrants and the New Placement Agent Warrants will terminate five years after they become exercisable. The New Warrants and the New Placement Agent Warrant contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable.

The New Debentures and the New Warrants have substantially similar terms to the Debentures and Debenture Warrants, including as to maturity and security, except that the New Debentures, among other differences, (i) provide for the payment to certain holders, at their election, of interest payments in shares of the Common Stock or in kind, and (ii) provide for certain optional conversion features. The New Warrant changes the exercise price of the Warrant to $6.00 per share and make certain other modifications to the Debenture Warrants. The New Debentures and New Warrants will be issued at the closing of the transactions contemplated by the Merger Agreement.

Pursuant to the New Purchase Agreements, each Debenture holder (i) waived the events of default resulting from the failure by the Company to timely file its Annual Reports on Form 10-K for the fiscal year ended June 30, 2018, this Annual Report and for the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, (ii) waived the event of default resulting from the failure by the Company to make interest payments due on July 1, 2019, October 1, 2019 and January 31, 2020, and (iii) consented to the consummation of the Merger and the issuance of the Merger Debentures and the Merger Warrants (each as defined below), notwithstanding any limitations in the Debentures to the contrary.

As mentioned above, pursuant to the New Purchase Agreements, the Company also issued $2,000,000 of 11% senior secured debentures (the “Merger Debentures”) to certain accredited investors, along with warrants to purchase $4,000,000 of shares of Common Stock, half of which were Series A Common Stock Purchase Warrants (the “Series A Merger Warrants”) and half of which were Series B Common Stock Purchase Warrants (the “Series B Merger Warrants” and, together with the Series A Merger Warrants, the “Merger Warrants”), as part of the Interim Financing. The Company shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for the Company stockholder approval of the Merger, and (iii) $500,000 within two business days of Company stockholder approval of the Merger. The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist the Company in financing its business through the closing of the Merger.

The $1,000,000 scheduled payment on or before October 14, 2019 was subsequently received less certain legal costs and escrow fees in the amount of $966,000.

Interest on the Merger Debentures is payable quarterly in arrears, at the option of the holder, in the form of shares of Common Stock, to be issued at a price of the lower of $3.00 per share and the 10-day trailing VWAP for the period immediately prior to the due date of the interest payment, or in kind. The Merger Debentures are convertible at any time by the holders into shares of Common Stock at a price of $3.00 per share, and the Company can require conversion into shares of Common Stock at a price of $3.00 per share if the Common Stock trades at or above $10.00 per share for ten consecutive trading days.

The Merger Warrants are exercisable into shares of common stock at any time from and after the issue date at an exercise price of $3.00 per share of common stock, in the case of the Series A Merger Warrants, or $6.00 per share of common stock, in the case of the Series B Merger Warrants. The Merger Warrants will terminate five years after they become exercisable. The Merger Warrants contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable. The terms of the Merger Warrants are the same as the New Warrants. The New Placement Agent Warrant has the same terms as the Merger Warrant with an exercise price of $3.00 per share.

In connection with entering into the New Purchase Agreements, the Company also entered into a Registration Rights Agreement with the investors whereby the Company agreed to register the shares of Common Stock underlying the New Debentures, the New Warrants, the Merger Debentures and the Merger Warrants.

The Company has also loaned $350,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. The loan is subject to interest at the rate of 11% per annum payable in full on the repayment date in conjunction with the repayment of the principal amount. The repayment date is the earlier of five days after completion of the Merger transaction or the later of March 31, 2020 or three months following the vote of the shareholders on the Merger.

On October 24, 2019 we entered into a loan agreement with AFE whereby we loaned a portion of the $2.0 million proceeds received under the New Purchase Agreements. Under the loan agreement, we loaned $350,000 to AFE, which is due in full on the later of March 31, 2020 or within five days following the closing of the Merger. If the Merger does not close, the loan will mature on March 31, 2020 or three months following the special stockholder meeting called to approve the merger transactions. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest in certain limited circumstances.

Other Subsequent Events

On July 22, 2019, we enacted a 1 for 8 reverse stock split as approved at the Annual Meeting of Stockholders held in June 2019. All share and per share amounts in the consolidated financial statements have been retroactively restated to reflect the reverse stock split.

On July 1, 2019, we submitted a plan of compliance to Nasdaq addressing how it intended to regain compliance with Nasdaq Listing Rule 5550(b) within 180 days of the notification or November 12, 2019. The plan of compliance we submitted was accepted by NASDAQ on July 29, 2019.

On July 31, 2019, we and AFE entered into an Amendment to Technology Purchase Option Agreement pursuant to which AFE has an amended exclusive option through August 31, 2019, previously July 31, 2019 per the Technology Purchase Option Agreement. All terms of the Technology Purchase Option Agreement remain binding with the exception of the option period being extended to August 31, 2019.

On August 6, 2019, we received notice from The Nasdaq Stock Market that we regained compliance with the minimum $1.00 per share bid price requirement. As required under Nasdaq’s Listing Rules, in order to regain compliance, the Company was required to evidence a closing bid price of $1.00 per share or more for at least ten consecutive trading days.

On August 31, 2019, the Technology Purchase Option Agreement between us and AFE dated April 4, 2019, as amended effective July 31, 2019, terminated pursuant to the terms of the agreement. No penalties or payments were due as a result of the termination of the agreement.

On September 15, 2019, AFE repurchased all of the shares in CRR in exchange for AFE shares. The CCR shareholders received one share of AFE for every ten shares of CRR. As a result of the transaction, CRR is a wholly-owned subsidiary of AFE.

On October 17, 2019, we received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that, as a result of our delay in filing this Annual Report, we are not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). The notification letter stated that under Nasdaq rules, we had until December 16, 2019 to submit a plan to regain compliance with Nasdaq’s continued listing requirements. We regained compliance with this continued listing requirement by filing this Annual Report with the SEC.

On November 13, 2019, we received a notification from the Listing Qualifications Staff of The Nasdaq Stock Market LLC that we did not meet the terms of the previously granted extension and as a result, the Staff determined that the Company’s securities would be subject to delisting unless we timely request a hearing before the Nasdaq Hearings Panel (the “Panel”). As noted above, the Company was given until December 16, 2019 to submit a plan of compliance for consideration by the Staff, however, pursuant to Nasdaq Listing Rule 5810(c)(2)(A), the Staff informed us that it can longer consider our plan, and as a result, the failure to file the Form 10-K serves as an additional and separate basis for delisting.

On November 21, 2019, we received an additional delinquency notification from the Listing Qualifications Staff of The Nasdaq Stock Market LLC due to the continued noncompliance with Nasdaq Listing Rule 5250(c)(1) as a result of the failure to timely file the Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. We have requested a hearing before the Nasdaq Hearings Panel. The hearing request automatically stayed any suspension/delisting action through December 5, 2019. On December 13, 2019, we received notification from the Panel that it had determined to extend the stay of suspension through the completion of the hearings process, which will take place on December 19, 2019. At the hearing, SES will request the stay be extended through the closing of the previously announced Merger with AFE. However, there can be no assurance that the Panel will grant a further extension to enable SES to demonstrate compliance that it has regained compliance with all applicable requirements.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019

SYNTHESIS ENERGY SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except per share amount)

	December 31, 2019	June 30, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$378	$871
Prepaid expenses	668	768
Loan receivable – related party	359	—
Other currents assets	205	199
Total current assets	$1,610	$1,838
Non-current assets:
Property, plant and equipment, net	—	—
Intangible asset, net	772	794
Investment in affiliates	17	19
Other long-term assets	3	5
Total assets	$2,402	$2,656

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$996	$834
Accrued interest payable	683	220
Accrued royalty expenses	1,000	750
Liability in excess of basis of equity method investment	350	—
Total current liabilities	$3,029	$1,804
Non-current liabilities:
Senior secured debenture principal at amortized cost	$—	$8,000
Less unamortized discount and debt issuance costs	—	(2,165)
Total senior secured debenture at amortized cost	$—	$5,835
Senior secured debenture principal at fair value	$18,707	$—
Derivative liabilities	6,284	87
Total long-term liabilities	$24,991	$5,922
Total liabilities	$28,020	$7,726
Commitment and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.01 par value: 20,000 shares authorized – no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 1,577 and 1,395 shares issued and outstanding, respectively	$16	$14
Additional paid-in capital	267,261	265,533
Accumulated deficit	(293,062)	(270,784)
Accumulated other comprehensive income	244	244
Total stockholders’ equity to SES stockholders	$(25,541)	$(4,993)
Noncontrolling interests in subsidiaries	(77)	(77)
Total stockholders’ equity	$(25,618)	$(5,070)
Total liabilities and equity	$2,402	$2,656

See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Technology licensing-related party	$—	$—	$—	$—
Technology licensing and related services	—	—	—	—
Total revenue	—	—	—	—
Costs and Expenses:
Costs of sales and operating	—	—	—	—
General and administrative expenses	1,332	1,793	1,932	3,257
Stock-based expense	577	102	577	316
Depreciation and amortization	14	8	27	19
Total costs and expenses	1,923	1,903	2,536	3,592
Operating loss	(1,923)	(1,903)	(2,536)	(3,592)
Non-operating (income)/expense:
Equity losses of Joint Ventures	322	100	322	24
Foreign currency (gain)/losses, net	1	(31)	11	91
Interest expense	257	329	601	653
Interest income	(10)	(7)	(12)	(24)
Loss on extinguishment of debenture	17,941	—	17,941	—
Loss on fair value adjustments of derivative liabilities	913	(702)	879	(1,510)
Net Loss	(21,347)	(1,592)	(22,278)	(2,826)
Less: net loss attributable to noncontrolling interests	—	—	—	—
Net income/(loss) attributable to SES stockholders	$(21,347)	$(1,592)	$(22,278)	$(2,826)
Net income/(loss) per share (Basic and Diluted):
Net income/(loss) attributable to SES stockholders	$(13.78)	$(1.16)	$(15.13)	$(2.05)
Weighted average common shares outstanding (Basic):	1,550	1,378	1,472	1,378

See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Net loss, as reported	$(21,347)	$(1,592)	$(22,278)	$(2,826)
Currency translation adjustment	—	(27)	—	—
Comprehensive income/(loss)	(21,347)	(1,619)	(22,278)	(2,826)
Less:
Comprehensive income/(loss) attributable to noncontrolling interests	—	—	—	—
Comprehensive loss attributable to the Company	$(21,347)	$(1,619)	$(22,278)	$(2,826)

See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(22,278)	$(2,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based expense	577	316
Amortization of debenture issuance cost	138	213
Depreciation and amortization	27	19
Loss on extinguishment of debenture	17,941	—
Loss on fair value adjustment of derivative liabilities	879	(1,510)
Equity in losses of joint ventures	322	24
Bad debt expense	30	—
Changes in operating assets and liabilities:
Accounts receivable	—	272
Interest receivable – related party	(9)	—
Prepaid expenses and other current assets	94	(93)
Other long-term assets	(2)	(21)
Accrued expenses and payables	875	(26)
Net cash used in operating activities	(1,406)	(3,632)
Cash flows from investing activities:
Short term loan to affiliate	(350)	—
Equity investment in joint ventures	—	(11)
Net cash provided by/(used in) investing activities	(350)	(11)
Cash flows from financing activities:
Proceeds from issuance of debenture	1,000	—
Proceeds from exercise of stock warrants	263	—
Net cash provided by financing activities	1,263	—
Net increase (decrease) in cash	(493)	(3,643)
Cash and cash equivalents, beginning of period	871	7,071
Effect of exchange rates on cash	—	—
Cash and cash equivalents, end of period	$378	$3,428
Supplemental Disclosures:
Cash paid for interest expense during the six months:	$—	$440

See accompanying notes to the condensed consolidated financial statements.

SYNTHESIS ENERGY SYSTEMS, INC.
Condensed Consolidated Statement of Equity
(In thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Non- controlling Interest	Total
	Shares	Common Stock
Balance at June 30, 2018	1,377	$14	$265,162	$(260,068)	$244	$(73)	$5,279
Net loss	—	—	—	(1,234)	—	—	(1,234)
Currency translation adjustment	—	—	—	—	27	—	27
Stock-based expense	3	—	214	—	—	—	214
Balance at September 30, 2018	1,380	14	265,376	(261,302)	271	(73)	4,286
Net loss	—	—	—	(1,592)	—	—	(1,592)
Currency translation adjustment	—	—	—	—	(27)	—	(27)
Stock-based expense	—	—	102	—	—	—	102
Balance at December 31, 2018	1,380	$14	$265,478	$(262,894)	$244	$(73)	$2,769

Balance at June 30, 2019	1,395	$14	$265,533	$(270,784)	$244	$(77)	$(5,070)
Net loss	—	—	—	(931)	—	—	(931)
Stock-based expense	—	—	1	—	—	—	1
Balance at September 30, 2019	1,395	14	265,534	(271,715)	244	(77)	(6,000)
Net loss	—	—	—	(21,347)	—	—	(21.347)
Stock-based expense	70	1	576	—	—	—	577
Exercise of stock warrants	112	1	1,151	—	—	—	1,152
Balance at December 31, 2019	1,577	$16	$267,261	$(293,062)	$244	$(77)	$(25,618)

See accompanying notes to the condensed consolidated financial statements.

Note 1 — Business and Liquidity

(a)	Organization and Description of Business

Synthesis Energy Systems, Inc. (referred to herein as “we”, “us”, and “our”), together with its wholly-owned and majority-owned controlled subsidiaries, is a global clean energy company that owns proprietary technology, SES Gasification Technology (“SGT”), for the low-cost and environmentally responsible production of synthesis gas (referred to as “syngas”). Syngas is used to produce a wide variety of high-value clean energy and chemical products, such as synthetic natural gas, power, methanol, and fertilizer. Our focus has been on commercializing SGT both in China and globally through the regional business platforms we have created with partners in Australia, via Australia Future Energy Pty Ltd (“AFE”), in Poland, via SES EnCoal Energy sp. z o.o (“SEE”) and in China, via Tianwo-SES Clean Energy Technologies Limited (“TSEC Joint Venture”).

Over the past twelve years, we have successfully commercialized SGT primarily through our efforts in China where, between 2006 and 2016, we invested in and built two commercial scale gasification projects together with Chinese partners and sub-licensed the SGT into three additional projects in China. In the aggregate, we have completed five commercial scale industrial projects in China over a ten-year period, in which the projects utilize twelve proprietary SGT systems. We believe the completion of these projects in China propelled SGT into a globally recognized gasification technology.

In 2014, we undertook efforts to expand into other regions of the world and created AFE, a joint venture with partners Ambre Investments PTY Limited (“Ambre”) in Australia, and in 2017, created SEE in Poland, with its partners from EnInvestments sp. z o.o. These regions are ideal locations for industrial projects utilizing the SGT due to high energy prices and limited access to affordable natural gas, combined with an abundance of low-quality, low-cost coal resources, renewable biomass and municipal solid wastes.

Australia’s lack of both domestic gas and a uniform energy policy has created a shortage of reliable energy supply and rising consumer prices, creating a need and demand for more environmentally friendly and cleaner energy solutions. AFE was established for the purpose of building large-scale vertically integrated projects using SGT to produce syngas used in manufacturing fuel gas, synthetic natural gas, agricultural and other chemicals, transportation fuels, explosives and for power generation and also to secure ownership positions in local resources, such as coal and biomass. AFE is able to leverage the unique flexible feedstock capability of SGT to build industrial projects with low production costs that can also reduce carbon dioxide emissions and support Australian industry and regional growth.

Since its formation, AFE has made significant commercial progress, creating Batchfire Resources Pty Ltd (“BFR”), which acquired one of the largest operating coal mines in Queensland, acquiring a coal resource mine development lease near Pentland, Queensland, and advancing the development of its flagship Gladstone Energy and Ammonia Project (the “Gladstone Project”). The AFE business underpins the future value of the Company and, to that end, on October 10, 2019, we and AFE entered into a definitive agreement to merge the two entities, among other transactions, as described further in Note 4 – The Proposed Merger with AFE.

We operate our business from our headquarters located in Houston, Texas and our offices in Shanghai, China.

(b)	Liquidity, Management’s Plan and Going Concern

As of December 31, 2019, we had $0.4 million in cash and cash equivalents and negative $1.4 million in working capital.

As of March 2, 2020, we had $269,000 in cash and cash equivalents. Of the $269,000 in cash and cash equivalents, $235,000 resides in the United States or easily accessed foreign countries and approximately $34,000 resides in China.

We have determined that we do not have adequate cash to continue the commercialization of SGT due primarily to our inability to realize financial results from our two investments into projects in China and three technology licensed projects in China as well as our inability to quickly develop alternative technology income sources in Australia, Poland or other global regions. As a result, we suspended our global SGT commercialization efforts, we undertook operating expense reductions, we ceased providing funds for project developments, we continue to explore the divesting of assets such as our Yima Joint Venture, as defined in Note 5 – Current

Projects – Yima Joint Venture, and TSEC Joint Ventures and we formed a special committee of the board of directors to evaluate financing and restructuring alternatives.

As a result of our efforts evaluating financing and restructuring alternatives, on October 10, 2019 we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AFE as described further in Note 4 – The Proposed Merger with AFE. Currently our focus is on completing the steps to complete the merger, which include but not limited to, (i) completion of all Company required filings, (ii) curing the Nasdaq listing requirement deficiencies, (iii) completion of the Form S-4, Form S-1 and Proxy related to the merger, (iv) completion of the Batchfire share exchange pre-emptive rights process and (v) all other tasks required to complete the merger

In connection with the entry into the Merger Agreement, we entered into a securities purchase and exchange agreements (each, a “New Purchase Agreements”) with each of the existing holders of our 11% senior secured debentures issued in October 2017 (the “Debentures”), whereby each of the holders agreed to exchange their Debentures and accompanying warrants (the “Debenture Warrants”) for new debentures (the “New Debentures”) and warrants (the “New Debenture Warrants”), and certain of the holders agreed to provide $2,000,000 of additional debt financing (the “Interim Financing”). Pursuant to the New Purchase Agreements, the Company also issued $2,000,000 of 11% senior secured debentures (the “Merger Debentures”) to certain accredited investors, along with warrants to purchase 1,333,338 shares of Common Stock, half of which were Series A Common Stock Purchase Warrants (the “Series A Merger Warrants”) and half of which were Series B Common Stock Purchase Warrants (the “Series B Merger Warrants” and, together with the Series A Merger Warrants, the “Merger Warrants”), as part of the Interim Financing. The Company shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for the Company stockholders approval of the Merger, as defined in Note 4 – The Proposed Merger with AFE, and (iii) $500,000 within two business days of Company stockholders approval of the proposed merger . The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist the Company in financing its business through the closing of the Merger.

As compensation for its services, the Company will pay to T.R. Winston & Company, LLC (the “Placement Agent”): (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures, as defined below); and (ii) a warrant to purchase 100,000 shares of Common Stock (the “New Placement Agent Warrants”). We have also agreed to reimburse certain expenses of the Placement Agent.

The $1,000,000 scheduled payment on or before October 14, 2019 was subsequently received less certain legal costs and escrow fees in the amount of $966,000.

As part of the Interim Financing, we had also agreed to loan $350,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. On October 24, 2019, we entered into the loan agreement which is due in full on the later of March 31, 2020 or within five days following the closing of the Merger. If the Merger does not close, the loan will mature on March 31, 2020 or three months following the special stockholder meeting called to approve the merger transactions. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest in certain limited circumstances.

On February 19, 2020, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain holders of the Company’s 11% Senior Secured Convertible Debentures, pursuant to which, among other things, the holders purchased, in accordance with a private placement offering of the Company, $450,000 in principal amount of additional 11% Senior Secured Convertible Debentures (together, the “Additional Interim Debentures”) and warrants exercisable for up to 300,004 shares of common stock, half of which are Series A common stock purchase warrants and half of which are Series B common stock purchase warrants (together, the “Additional Interim Warrants”). The Additional Interim Debentures and Additional Interim Warrants are issued on substantially the same terms as the Merger Debentures and Merger Warrants issued in October 2019, provided that the Additional Interim Debentures include an adjustment to the conversion price in the event of certain dilutive equity issuances by the Company.

As compensation for its services, we paid to the Placement Agent: (i) a cash fee of $31,500 (representing an aggregate fee equal to 7% of the face amount of the Additional Interim Debentures); and (ii) a warrant to purchase 22,500 shares of Common Stock (the “Interim Placement Agent Warrant”). We have also agreed to reimburse certain expenses of the Placement Agent. The Interim Placement Agent Warrant has been issued on substantially the same terms as the Additional Interim Warrants.

On February 18, 2020, we entered into an amended loan agreement (the “Amended Loan Agreement”) with AFE, amending the Loan Agreement entered into with AFE in October 2019. The Loan Agreement contemplates that we would loan a portion of the $2,450,000 proceeds that we received under the New Purchase Agreements dated October 10, 2019 as well as under the Securities Purchase Agreement.

We had previously loaned $350,000 to AFE at the time of entering into the Loan Agreement, and on February 19, 2020, we have loaned an additional $100,000 out of the proceeds of the Additional Interim Debentures. An additional $115,000 will be loaned to AFE upon the receipt of the next tranche of funds under the New Purchase Agreements. These loaned amounts are due in full within five days following the closing of the transactions contemplated by the Merger Agreement dated October 10, 2019. If the Merger does not close, the loan will mature three months following the special meeting of the Company’s stockholders called to approve the Merger. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest rate in certain limited circumstances.

We can make no assurances that the proposed merger transaction will be completed on a timely basis or at all. We may also need to raise additional capital through equity and debt financing to complete the merger transaction or to otherwise strengthen our balance sheet for our corporate general and administrative expenses. We cannot provide any assurance that any financing will be available to us in the future on acceptable terms or at all. Any such financing could be dilutive to our existing stockholders. In addition, we may be forced to seek relief to avoid or end insolvency through other proceedings including bankruptcy. Based on the historical negative cash flows and the continued limited cash inflows in the period subsequent to year end there is substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

(a)	Reverse Stock Split

On July 22, 2019, we enacted a 1 for 8 reverse stock split as approved by the shareholders at the Annual Meeting of Stockholders held in June 2019. All share and per share amounts in the condensed consolidated financial statements have been retroactively restated to reflect the reverse stock split.

(b)	Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements for the periods presented are unaudited. Operating results for the three and six month periods ending December 31, 2019 are not necessarily indicative of results to be expected for the fiscal year ending June 30, 2020.

The condensed consolidated financial statements are in U.S. dollars. Non-controlling interests in consolidated subsidiaries in the consolidated balance sheets represents minority stockholders’ proportionate share of the equity including any contractual relationships in such subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto reported in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019. Significant accounting policies that are new or updated from those presented in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019 are included below. The condensed consolidated financial statements have been prepared in accordance with the rules of the United States Securities and Exchange Commission (“SEC”) for interim financial statements and do not include all annual disclosures required by generally accepted accounting principles in the United States.

The accompanying condensed consolidated interim financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As such, conditions exist the may raise substantial doubt regarding the Company’s ability to continue as a going concern. These condensed consolidated interim financial statements do not give effect to any adjustment that would be necessary should the Company be unable to continue as a going concern and therefore need to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying condensed consolidated interim financial statements. In the opinion of management, all adjustments which are necessary for fair statements of the results for interim periods have been included.

(c)	Accounting for Variable Interest Entities (“VIEs”) and Financial Statement Consolidation Criteria

We have equity investments in various privately held entities. We account for these equity investments either under the equity method or the cost method of accounting depending on our ownership interest and the level of our influence in each investment. Investments accounted for under the equity method are recorded based upon the amount of our investment and adjusted each period for our share of the investee’s income or loss. Cost method investments are recorded at cost less any impairments. All investments are reviewed for changes in circumstance or the occurrence of events that suggest an other-than-temporary event where our investment may not be recoverable.

The equity investments which we have entered into may be considered a variable interest entity (“VIE”). We consolidate all VIEs where we are the primary beneficiary. This determination is made at the inception of our involvement with the VIE and is continuously re-assessed. We consider qualitative factors and form a conclusion that we, or another interest holder, has a controlling financial interest in the VIE and, if so, whether it is the primary beneficiary. To determine the primary beneficiary, we consider who has the power to direct activities of the VIE that most significantly impacts the VIE’s performance and has the obligation to absorb losses from or the right to receive benefits of the VIE that could be significant to the VIE. We do not consolidate VIEs where we are not the primary beneficiary. As noted above, we account for these unconsolidated VIEs using either the equity method if we have significant influence but not control, or the cost method and include our net investment on our condensed consolidated balance sheet. Under the equity method, our equity interest in the net income or loss from our investments are recorded in non-operating income/expense on a net basis on our condensed consolidated statements of operations. In the event of a change in ownership, any gain or loss resulting from an investee share issuance is recorded in earnings. Controlling interest is determined by majority ownership interest and the ability to unilaterally direct or cause the direction of management and policies of an entity after considering any third-party participatory rights.

(d)	Revenue Recognition

Technology licensing revenue is typically received over the course of a project’s development as milestones are met. We may receive upfront licensing fee payments when a license agreement is entered into. Typically, the majority of a license fee is due once project financing and equipment installation occur. We recognize license fees as revenue when the license fees become due and payable under the license agreement, subject to the deferral of the amount of the performance guarantee. Fees earned for engineering services, such as services that relate to integrating our technology to a customer’s project, are recognized using the percentage-of-completion method or as services are provided.

There were no license fee revenues was recorded in the three and six months ending December 31, 2019 or 2018. There were no revenues related to the sales of services or equipment in the three and six months ending December 31, 2019 or 2018.

(e)	Use of estimates

The preparation of condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Management considers many factors in selecting appropriate operational and financial accounting policies and controls, and in developing the assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. Among the factors, but not fully inclusive of all factors that may be considered by management in these processes are: the range of accounting policies permitted by accounting principles generally accepted in the United States; management’s understanding of the Company’s business for both historical results and expected future results; the extent to which operational controls exist that provide high degrees of assurance that all desired information to assist in the estimation is available and reliable or whether there is greater uncertainty in the information that is available upon which to base the estimate; expectations of the future performance of the economy, both domestically, and globally, within various areas that serve the Company’s principal customers and suppliers of goods and services; expected rates of exchange, sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends. The estimation process often times may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that lies within that range of reasonable estimates based upon the risks associated with the variability that might be expected from the future outcome and the factors considered in developing the estimate. Management attempts to use its business and financial accounting judgment in selecting the most appropriate estimate, however, actual amounts could and will differ from those estimates.

(f) Fair value measurements

Accounting standards require that fair value measurements be classified and disclosed in one of the following categories:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company measures equity investments without readily determinable fair value on a non-recurring basis. The following table summarizes the assets of the Company measured at fair value as of December 31, 2019 and June 30, 2019 (in thousands):

	December 31, 2019
	Level 1		Level 2		Level 3	Total
Assets:
Certificates of Deposit	$—		$50	(1)	$—	$50
Money Market Funds	288	(2)	—		—	288
Liabilities:
Senior secured debenture at fair value	$—		$—		$18,707	$18,707
Derivative Liabilities	—		—		6,284	6,284
	June 30, 2019
	Level 1		Level 2		Level 3	Total
Assets:
Certificates of Deposit	$—		$50	(1)	$—	$50
Money Market Funds	369	(2)	—		—	369
Liabilities:
Derivative Liabilities	$—		$—		$87	$87
(1)	Amount included in current assets on the Company’s consolidated balance sheets.
(2)	Amount included in cash and cash equivalents on the Company’s consolidated balance sheets.

The following table sets forth the changes in the estimated fair value for our Level 3 classified derivative liabilities (in thousands):

	As of December 31, 2019	As of June 30, 2019
Beginning Balance – Senior secured debenture at fair value	$—	$—
Senior secured debenture issued upon fair value election	18,715	—
Change in fair value	(8)	—
Ending balance − Senior debenture at fair value	$18,707	$—

Beginning Balance − Derivative liabilities	$87	$1,964
Derivative liability modification costs	(53)
Derivative liabilities issued	6,252	—
Exercise of derivative warrants	(889)
Change in fair value	887	(1,877)
Ending balance − Derivative liabilities	$6,284	$87

The carrying values of the certificates of deposit and money market funds approximate fair value, which was estimated using quoted market prices for those or similar investments. The carrying value of other financial instruments, including accounts receivable and accounts payable, approximate their fair values due to the short maturities on those instruments. The senior secured debenture at fair value and derivative liabilities were measured at fair value using a Monte Carlo simulation valuation methodology (See also Note 6 — Derivative Liabilities — Senior Secured Debentures & Debenture Warrants for more details related to the valuation and assumptions of the Company’s derivative liabilities).

Note 3 — Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, which creates ASC Topic 842, “Leases.” This update increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. We adopted ASC Topic 842. “Leases” beginning July 1, 2019. We currently do not have any leases for which this standard applies using the election to exclude leases for less than one year and therefore the standard had no effect on our financial condition, results of operations, cash flows or financial disclosures.

In July 2017, the FASB issued ASU 2017-11, “Earnings Per Share” ASC Topic 260, “Distinguishing Liabilities from Equity” ASC Topic 480, “Derivatives and Hedging” ASC Topic 815: (Part I) “Accounting for Certain Financial Instruments with Down Round Features.” These amendments simplify the accounting for certain financial instruments with down round features. The amendments require companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The Company adopted the guidance as of July 1, 2019. The adoption had no material effect on our financial condition, results of operations, cash flows or financial disclosures.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. We adopted ASC 718, “Compensation — Stock Compensation” beginning July 1, 2019. The adoption of the standard had no material effect on our financial condition, results of operations, cash flows or financial disclosures.

Note 4 — The Proposed Merger with AFE

On October 10, 2019, we, SES Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of us (“Merger Subsidiary”), and AFE, entered into the Merger Agreement pursuant to which, among other things, AFE will, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, merge with and into Merger Subsidiary (the “Merger”), the separate corporate existence of Merger Subsidiary shall cease and AFE shall be the successor or surviving corporation of the Merger and a wholly owned subsidiary of us. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Upon the consummation of the Merger, it is contemplated that we will also change our name.

Upon consummation of the Merger, and subject to the terms and conditions of the Merger Agreement, holders of AFE ordinary shares will receive, in exchange for such ordinary shares, 3,875,000 shares of our common stock. All outstanding stock options and restricted stock will remain outstanding post-Merger on the same terms and conditions as currently applicable to such awards, provided that outstanding awards for departing directors shall be amended to extend exercisability for the term of the award.

In connection with the entry into the Merger Agreement, the Company entered into Share Exchange Agreements (each, a “Share Exchange Agreement”) with certain of the shareholders of BFR, whereby such shareholders will exchange their shares of BFR for shares of the common stock at a ratio of 10 BFR shares for one share of common stock. As a result of these exchanges, the Company would own approximately 37% of the outstanding shares of BFR. The closing of the exchange is subject to certain conditions specified in the Share Exchange Agreements, including, without limitation, the consummation of the transactions contemplated by the Merger Agreement.

In connection with the entry into the Merger Agreement, the Company entered into New Purchase Agreements with each of the Purchasers of the Debentures, whereby each of the Purchasers agreed to exchange their Debentures and Debenture Warrants for New Debentures and New Debenture Warrants, and certain of the Purchasers agreed to provide $2,000,000 of Interim Financing.

As compensation for its services, the Company paid to the Placement Agent: (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures; and (ii) New Placement Agent Warrants”). We have also agreed to reimburse certain expenses of the Placement Agent.

The New Debenture Warrants and the New Placement Agent Warrants are exercisable into shares of common stock at any time from and after the closing date at an exercise price of $3.00 or $6.00 per common share dependent upon their participation in the Interim Financing (subject to adjustment). The New Debenture Warrants and the New Placement Agent Warrants will terminate five years after they become exercisable. The New Debenture Warrants and the New Placement Agent Warrant contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable.

The New Debentures and the New Debenture Warrants have substantially similar terms to the Debentures and Debenture Warrants, including as to maturity and security, except that the New Debentures, among other differences, (i) provide for the payment to certain Purchasers, at their election, of interest payments in shares of the common stock or in kind, and (ii) provide for certain optional conversion features. The New Debenture Warrants change the exercise price to $3.00 or $6.00 per share dependent upon their participation in the Interim Financing and makes certain other modifications to the Debenture Warrants. The New Debenture Warrants were issued upon the announcement of the Merger.

Pursuant to the New Purchase Agreements, each of the Purchasers (i) waived the events of default resulting from the failure by the Company to timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2018, its Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and for this Quarterly Report, (ii) waived the event of default resulting from the failure by the Company to make interest payments due on July 1, 2019, October 1, 2019 and January 1, 2020, and (iii) consented to the consummation of the Merger and the issuance of the Merger Debentures and the Merger Warrants, notwithstanding any limitations in the Debentures to the contrary.

As mentioned above, pursuant to the New Purchase Agreements, the Company also issued Merger Debentures to certain accredited investors, half of which were Series A Merger Warrants and half of which were Series B Merger Warrants and, together with the Series A Merger Warrants, the Merger Warrants, as part of the

Interim Financing. The Company shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for the Company’s stockholders approval of the Merger, and (iii) $500,000 within two business days of Company’s stockholders approval of the Merger. The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist the Company in financing its business through the closing of the Merger.

The $1,000,000 scheduled payment on or before October 14, 2019 was subsequently received less certain legal costs and escrow fees in the amount of $966,000.

Interest on the Merger Debentures is payable quarterly in arrears, at the option of the holder, in the form of shares of common stock, to be issued at a price of the lower of $3.00 per share and the 10-day trailing VWAP for the period immediately prior to the due date of the interest payment, or in kind. The Merger Debentures are convertible at any time by the holders into shares of common stock at a price of $3.00 per share, and the Company can require conversion into shares of common stock at a price of $3.00 per share if the common stock trades at or above $10.00 per share for ten consecutive trading days.

The Merger Warrants are exercisable into shares of common stock at any time from and after the issue date (provided that the Company can only issue up to 19.99% of the outstanding shares as of the date the Merger was announced without shareholder approval) at an exercise price of $3.00 per share of common stock, in the case of the Series A Merger Warrants, or $6.00 per share of common stock, in the case of the Series B Merger Warrants. The Merger Warrants will terminate five years after they become exercisable. The Merger Warrants contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable. The terms of the Merger Warrants are the same as the New Debenture Warrants. The New Placement Agent Warrants have the same terms as the Merger Warrants with an exercise price of $3.00 per share.

In connection with entering into the New Purchase Agreements, the Company also entered into a Registration Rights Agreement with the investors whereby the Company agreed to register the shares of common stock underlying the New Debentures, the New Purchase Agent Warrants, the Merger Debentures and the Merger Warrants.

The respective boards of directors of the Company, Merger Subsidiary and AFE have determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved the Merger and the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to the approval of the Company’s and AFE’s respective shareholders at shareholders’ meetings to be called and held by the Company and AFE, respectively, and other closing conditions, including, among other things, the filing and effectiveness of a registration statement on Form S-4 with the SEC, and the consummation of the transactions contemplated by the Share Exchange Agreements and the New Purchase Agreements.

The Merger Agreement contains representations and warranties by the Company and Merger Subsidiary, on the one hand, and by AFE, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company and Merger Subsidiary, on the one hand, and AFE, on the other hand. Accordingly, the representations and warranties and other disclosures in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, Merger Subsidiary or AFE at the time they were made or otherwise.

The Merger Agreement contains certain termination rights for both the Company and AFE, including, among other things, if the Merger is not consummated on or before April 15, 2020.

As part of the Interim Financing, we had also agreed to loan $350,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. On October 24, 2019, we entered into the loan agreement which is due in full on the later of March 31, 2020 or within five days following the closing of the Merger. If the Merger does not close, the loan will mature on March 31, 2020 or three months following the special stockholder meeting called to approve the Merger. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest in certain limited circumstances.

Note 5 — Current Projects

Australian Future Energy Pty Ltd

In February 2014, we established AFE together with an Australian company, Ambre. AFE is an independently managed Australian business platform established for the purpose of building a large-scale, vertically integrated business in Australia based on developing, building and owning equity interests in financially attractive and environmentally responsible projects that produce low-cost syngas as a competitive alternative to expensive local natural gas and LNG.

On May 10, 2017, we entered into a project technology license agreement with AFE in connection with a project being developed by AFE in Queensland, Australia. AFE intends to form a subsidiary project company and assign the project technology license agreement to that company which will assume all of the obligations of AFE thereunder. Pursuant to the project technology license agreement, we granted a non-exclusive license to use our technology at the project to manufacture syngas and to use our technology in the design of the facility. In consideration, the project technology license agreement calls for a license fee to be finalized based on the designed plant capacity and a separate fee of $2.0 million for the delivery of a process design package. License fees shall be paid as project milestones are reached throughout the planning, construction and first five years of plant operations. The success and timing of the project being developed by AFE will affect if and/or when we will be able to receive all the payments related to this technology license agreement. However, there can be no assurance that AFE will be successful in developing this or any other project.

In September 2018, AFE’s Gladstone Project was formally announced in Queensland Parliament by Minister for State Development, Manufacturing, Innovation and Planning, Mr. Cameron Dick and was declared by the Queensland Co-Ordinator General as a Co-Ordinated Project.

On April 4, 2019, we entered into a Technology Purchase Option Agreement (the “Option Agreement”) with AFE providing AFE has an exclusive option through July 31, 2019 to purchase 100% ownership of Synthesis Energy Systems Technology, LLC, our wholly-owned subsidiary which owns our interest in the SGT. In addition, ownership rights to SGT are carved out of the transaction and retained by us for China and we have a three-year option period post-closing to monetize SGT for India, Brazil, Poland and for the DRI technology market segment. On July 31, 2019, we entered into an Amendment to the Option Agreement with AFE extending the exclusive option provided in the Option Agreement through August 31, 2019. On August 31, 2019, we mutually agreed with AFE to allow the Option Agreement to terminate pursuant to its terms and no penalties or payments were due as a result of the termination of the agreement.

AFE issued one million shares to us in connection with the execution of the Option Agreement. AFE would also pay (i) an additional $2.0 million in three equal installments, with the first installment paid at closing and the remainder over the subsequent twelve months, and (ii) $3.8 million on the earlier of the closing of a construction financing by AFE or five years from closing. The closing of the transaction was subject to the negotiation of definitive agreements and other conditions specified in the Option Agreement. In addition to the payment schedule above, AFE issued an additional one million shares with the execution of the Option Agreement and would also pay an additional $100,000 with the first installment paid at closing as full and final settlement of outstanding invoices owing AFE to us at the date of this Option Agreement. As a result of the termination of the Option Agreement, we retained the two million shares AFE issued in connection with the Option Agreement. We accounted for the first million shares as an additional investment in AFE for $70,000 and a reduction of receivable amounts due from AFE with a fair value of $100,000 with a write-off for the remaining $30,000. The second million shares were accounted for as an additional investment in AFE and a deferred liability in the amount of $70,000 as a down payment on the purchase of our subsidiary. In the quarter ending September 30, 2019, we recognized the $70,000 down payment as an other gain due to the termination of the Option Agreement.

On October 24, 2019 we entered into a loan agreement with AFE in connection with the proposed Merger where we loaned $350,000 to AFE as mentioned above in Note 4 — The Proposed Merger with AFE.

For our ownership interest in AFE, we have been contributing cash, engineering support and most recently made a loan mentioned above, for AFE’s business development while Ambre contributed cash and services. Additional ownership in AFE has been granted to the AFE management team and staff individuals providing services to AFE. In April 2019, we were issued two million shares in connection with the Option Agreement and its subsequent termination.

We account for our investment in AFE under the equity method. Our ownership interest of approximately 35% makes us the second largest shareholder. We also maintain a seat on the board of directors which allows us to have significant influence on the operations and financial decisions, but not control, of AFE. Our carrying value of our AFE investment as of both December 31, 2019 and June 30, 2019 was zero.

As we account for AFE under the equity method and currently AFE’s losses exceed our investment carrying value, therefore we have not been recording our equity loss pickup related to AFE’s losses. Due to the loan mentioned above, we are required, under ASC 323-10 to record our share of losses related to the additional support to AFE which includes the loan. Additional equity loss of $350,000 was recorded in the quarter ended December 31, 2019 due to the execution of the loan agreement with AFE and creating a liability in excess of basis of equity method investment.

The following summarizes unaudited condensed financial information of AFE for the three and six months ended December 31, 2019 and 2018 and as of December 31, 2019 and June 30, 2019 (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
Income Statement data:	2019	2018	2019	2018
Net income/(loss)	$(304)	$(289)	$(608)	$9
Balance sheet data:	December 31, 2019	June 30, 2019
Total assets	$1,388	$1,555
Total Equity	684	324

For more on the Merger and related transactions, see Note 4 — The Proposed Merger with AFE above.

Cape River Resources Pty Ltd

In October 2018, AFE formed a separate unrelated company, Cape River Resources Pty Ltd (“CRR”) for the purpose of developing the Pentland resource into an operating thermal coal mine. Ownership in CRR was distributed proportionately to the shareholders of AFE with additional shares issued to the management team. Our ownership in CRR was approximately 38% upon the formation of CRR through our ownership interest in AFE.

We accounted for our investment in CRR under the equity method. Our ownership interest of approximately 38% made us the second largest shareholder. We may have appointed one board director for each 15% ownership interest we held in CRR which allowed us to have significant influence on the operations and financial decisions, but not control, of CRR. Our carrying value of our CRR investment as of June 30, 2019 was zero.

In September 2019, AFE repurchased all of the shares in CRR in exchange for AFE shares. The CRR shareholders received one share of AFE for every ten shares of CRR. As a result of the transaction, CRR is a wholly-owned subsidiary of AFE.

Batchfire Resources Pty Ltd

As a result of AFE’s early stage business development efforts associated with the Callide coal mine in Central Queensland, Australia, AFE created BFR. BFR was a spin-off company for which ownership interest was distributed to the existing shareholders of AFE and to the new BFR management team in December 2015. BFR is registered in Australia and was formed for the purpose of purchasing the Callide thermal coal mine from Anglo-American plc (“Anglo-American”). The Callide mine is one of the largest thermal coal mines in Australia and has been in operation for more than 40 years.

In October 2016, BFR stated that it had received investment support for the acquisition from Singapore-based Lindenfels Pte, Ltd, a subsidiary of commodity traders Avra Commodities, and as a result the acquisition of the Callide thermal coal mine from Anglo-American was completed in October 2016.

On April 29, 2019, BFR issued additional shares as part of a rights offering. We did not execute our rights in this offering and therefore after the completion of the offering process and the issuance of the additional shares, our ownership interest was diluted from approximately 11% to approximately 7%.

We account for our investment in BFR under the cost method. Our limited ownership interest in BFR was approximately 7% and we do not have significant influence over the operation or financial decisions made by the company. At the time of the spin-off, the carrying amount of our investment in AFE was reduced to zero through equity losses. As such, the value of the investment in BFR post spin-off was also zero. As of December 31, 2019, our ownership interest in BFR was approximately 7% and the carrying value of our investment in BFR as of both December 31, 2019 and June 30, 2019 was zero.

For additional information on our investment in BFR and the Share Exchange Agreements, please see Note 4 — The Proposed Merger with AFE.

Townsville Metals Infrastructure Pty Ltd

In August 2018, AFE formed a separate unrelated company, Townsville Metals Infrastructure Pty Ltd (“TMI”) for the purpose of completing the development of the required infrastructure such as rail and port modifications related to the transport of mined products including coal from the Pentland resource to the Townsville port. Ownership in TMI was distributed proportionately to the shareholders of AFE. Our ownership in TMI is approximately 38% upon the formation of TMI through our ownership interest in AFE.

We account for our investment in TMI under the equity method. Our ownership interest of approximately 38% makes us the second largest shareholder. We may appoint one board director for each 15% ownership interest we hold in TMI which allows us to have significant influence on the operations and financial decisions, but not control, of TMI. Our carrying value of our TMI investment as of both December 31, 2019 and June 30, 2019 was zero.

SES EnCoal Energy sp. z o. o.

In October 2017, we entered into agreements with Warsaw-based EnInvestments sp. z o.o. Under the terms of the agreements, we and EnInvestments are equal shareholders of SEE and SEE will exclusively market, develop, and commercialize projects in Poland which utilize our technology, services and proprietary equipment and we share with SEE a portion of the technology license payments, net of fees, we receive from Poland. The goal of SEE is to establish efficient clean energy projects that provide Polish industries superior economic benefits as compared to the use of expensive, imported natural gas and LNG, while providing energy independence through our technological capabilities to convert the wide range of Poland’s indigenous coals, coal waste, biomass and municipal waste to valuable syngas products. SEE has developed a pipeline of projects and together we are actively working with Polish customers and partners to complete necessary project feasibility, permitting, and SGT technology agreement steps required prior to starting construction on the projects.

For our ownership interest in SEE, we have been contributing cash and assisting in the development of SEE. In August 2018 we contributed additional cash of approximately $11,000.

We account for our investment in SEE under the equity method. Our ownership interest of 50% makes us an equal shareholder and we also maintain two of the four seats on the board of directors which allows us to have significant influence on the operations and financial decisions, but not control, of SEE. On December 31, 2019, as an equal shareholder, our ownership was 50% of SEE and our carrying value of our investment in SEE as of December 31, 2019 and June 30, 2019 was approximately $17,000 and $19,000 respectively.

Midrex Technologies

In July 2015, we entered into a Project Alliance Agreement that expands our exclusive relationship with Midrex Technologies for integration and optimization of DRI technology using coal gasification. Midrex has taken the lead in marketing, sales, proposal development, and project execution for coal gasification DRI projects as part of the new project alliance. Midrex may also lead the construction of the fully integrated solution for customers who desire such an execution strategy. We will provide the DRI gasification technology for each project including engineering, key equipment, and technical services. The agreement includes finalization of an engineering package for the optimized coal gasification DRI solution. Prior to the Project Alliance Agreement, we also entered into an exclusive agreement with the TSEC Joint Venture and Midrex for the joint marketing of coal gasification-based DRI facilities in China. These facilities will combine our gasification technology with the Direct Reduction Process of Midrex to create syngas from low quality coals in order to convert iron ore into high-purity DRI. The TSEC Joint Venture will aid in the marketing of these DRI facilities in China and will supply the gasification equipment and licensing of the technology.

Yima Joint Venture

In August 2009, we entered into joint venture contracts and related agreements with Yima Coal Industry Group Company (“Yima”). We continue to own a 25% interest in the Yima Joint Venture and Yima owns a 75% interest.

Since 2014, we have accounted for this joint venture under the cost method of accounting. Our conclusion to account for this joint venture under this methodology is based upon our historical lack of significant influence in the Yima Joint Venture. The lack of significant influence was determined based upon our interactions with the Yima Joint Venture related to our limited participation in operating and financial policymaking processes coupled with our limited ability to influence decisions which contribute to the financial success of the Yima Joint Venture. We continue to evaluate our level of influence over the Yima Joint Venture.

The carrying value of our Yima Joint Venture investment as of both December 31, 2019 and June 30, 2019 was zero.

Tianwo-SES Clean Energy Technologies Limited

Joint Venture Contract

In February 2014, SES Asia Technologies Limited, one of our wholly owned subsidiaries, entered into a Joint Venture Contract (the “JV Contract”) with Zhangjiagang Chemical Machinery Co., Ltd., which subsequently changed its legal name to Suzhou Thvow Technology Co. Ltd. (“STT”), to form the TSEC Joint Venture. In August 2017, we entered into a restructuring agreement which changed the share ownership in the TSEC Joint Venture, reduced the registered capital and brought an additional party, The Innovative Coal Chemical Design Institute (“ICCDI”), into the JV Contract. Current ownership interests of the TSEC Joint Venture are STT owning 50%, ICCDI owning 25% and we own the remaining 25%. The purpose of the TSEC Joint Venture is to establish SGT as the leading gasification technology in the TSEC Joint Venture territory (which is China, Indonesia, the Philippines, Vietnam, Mongolia and Malaysia) by becoming a leading provider of proprietary equipment and engineering services for the technology. The scope of the TSEC Joint Venture is to market and license SGT via project sublicenses; procurement and sale of proprietary equipment and services; coal testing; and engineering, procurement and research and development related to SGT.

TSEC Joint Venture financial data

The following summarizes unaudited condensed financial information of TSEC Joint Venture for the three and six months ended December 31, 2019 and 2018 and as of December 31, 2019 and June 30, 2019 (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
Income Statement data:	2019	2018	2019	2018
Revenue	$—	$—	$—	$—
Operating loss	(27)	(259)	(314)	(466)
Net loss	(27)	(259)	(314)	(466)
Balance sheet data:	December 31, 2019	June 30, 2019
Current assets	$3,433	$3,491
Noncurrent assets	85	86
Current liabilities	3,917	3,661
Noncurrent liabilities	—	—
Equity	(399)	(84)

The TSEC Joint Venture is accounted for under the equity method. Our initial capital contribution in the formation of the venture was the Technology Usage and Contribution Agreement (“TUCA”), which is an intangible asset. As such, we did not record a carrying value at the inception of the venture. The carrying value of our investment in the TSEC Joint Venture as of both December 31, 2019 and June 30, 2019 was zero.

Under the equity method of accounting, losses in the venture are not recorded if the losses cause the carrying value to be negative and there is no requirement to contribute additional capital. As we are not required to contribute additional capital, we have not recognized losses in the venture, as this would cause the carrying value to be negative.

TUCA

Pursuant to the TUCA, we have contributed to the TSEC Joint Venture certain exclusive rights to our SGT in the TSEC Joint Venture territory, including the right to: (i) grant site specific project sub-licenses to third parties; (ii) use our marks for proprietary equipment and services; (iii) engineer and/or design processes that utilize our technology or our other intellectual property; (iv) provide engineering and design services for joint venture projects and (v) take over the development of projects in the TSEC Joint Venture territory that have previously been developed by us and our affiliates. As a result of the Restructuring Agreement, ICCDI was added as a party to the TUCA, but all other material terms remained the same.

Note 6 — Derivative Liabilities - Senior Secured Debentures & Debenture Warrants

On October 24, 2017, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) for the purchase of $8.0 million in principal amount of Debentures. The Debentures have a term of 5 years with an interest rate of 11% that adjusts to 18% in the event the Company defaults on an interest payment. The Debentures require that dividends received from BFR are used to pay down the principal amounts of outstanding Debentures. Additionally, we issued Debenture Warrants to purchase 125,006 shares of common stock at $32.00 per common share. The Purchase Agreement and the Debentures contain certain customary representations, warranties and covenants. There are no financial metric covenants related to the Debentures. The transaction was approved by a special committee of our board of directors due to the fact that certain board members were Purchasers. Interest on the outstanding balance of Debentures is payable quarterly and commenced on January 2, 2018. All unpaid principal and interests on the Debentures will be due on October 23, 2022.

The net offering proceeds to us from the sale of the Debentures and the Debenture Warrants, after deducting the Placement Agent’s fee and associated costs and expenses, was approximately $7.4 million, not including the proceeds, if any, from the exercise of the warrants issued in this offering. As compensation for their services, we paid the Placement Agent: (i) a cash fee of $0.56 million (representing an aggregate fee equal to 7% of the face amount of the Debentures); and (ii) a warrant to purchase 8,750 shares of common stock, representing 7% of the Debenture Warrants issued to the Purchasers (the “Placement Agent Warrant”). We also reimbursed certain expenses of the Placement Agent. The fair market value of the warrants was approximately $137,000 at the time of issuance and recorded as debt issuance cost. A total of approximately $1.0 million debt issuance cost was recorded as a result and was being amortized to interest expense over the term of the Debentures by using effective interest method beginning in October 2017.

The Debenture Warrants and Placement Agent Warrant contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable in certain events. Also, under certain events, we shall, at the holder’s option, purchase the warrants from the holder by paying the holder an amount in cash based on a Black Scholes Option Pricing Model for remaining unexercised warrants. Under U.S. GAAP, this potential cash transaction requires us to record the fair market value of the warrants as a liability as opposed to equity.

The Company recorded $8.0 million as the face value of the Debentures and a total of $2.0 million as discount of Debentures and $0.1 million as debt issuance cost for warrants issued to the Purchasers and Placement Agent, which was be amortized to interest expense over the term of the Debenture.

The effective annual interest rate of the Debentures was approximately 18% after considering this $2.0 million discount related to the Debentures.

The Debentures are guaranteed by the U.S. subsidiaries of the Company, as well as the Company’s British Virgin Islands subsidiary, pursuant to a Subsidiary Guarantee, in favor of the holders of the Debentures by the subsidiary guarantors, party thereto, as well as any future subsidiaries which the Company forms or acquires. The Debentures are secured by a lien on substantially all of the assets of the Company and the subsidiary guarantors, other than their equity ownership interest in the Company’s foreign subsidiaries, pursuant to the terms of the Purchase Agreement among the Company, the subsidiary guarantors and the holders of the Debentures.

In connection with the entry into the Merger Agreement, the Company entered into New Purchase Agreements with each of the Purchasers of the Debentures, whereby each of the Purchasers agreed to exchange their Debentures and Debenture Warrants for New Debentures and New Debenture Warrants, and certain of the Purchasers agreed to provide $2,000,000 of Interim Financing. The certain holders that provided the Interim Financing received Merger Warrants with a fair value total of approximately $6,113,000, see calculation below for Series A Warrants and Series B Warrants.

As compensation for its services, the Company paid to the Placement Agent: (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures); and (ii) New Placement Agent Warrants”. We have also agreed to reimburse certain expenses of the Placement Agent.

The New Debenture Warrants and the New Placement Agent Warrants are exercisable into shares of common stock at any time from and after the closing date (provided that the Company can only issue up to 19.99% of the outstanding shares as of the date the Merger was announced without shareholder approval) at an exercise price of $3.00 or $6.00 per common share dependent upon their participation in the Interim Financing (subject to adjustment). The New Debenture Warrants and the New Placement Agent Warrants will terminate five years after they become exercisable. The New Debenture Warrants and the New Placement Agent Warrants contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable.

The New Debentures and the New Debenture Warrants have similar terms to the Debentures and Debenture Warrants, including as to maturity and security, except that the New Debentures, among other differences, (i) provide for the payment to certain Purchasers, at their election, of interest payments in shares of the common stock or in kind, and (ii) provide for certain optional conversion features. The New Debenture Warrants change the exercise price to $3.00 or $6.00 per share dependent upon their participation in the Interim Financing and makes certain other modifications to the Debenture Warrants. The New Debenture Warrants were issued upon the announcement of the Merger.

Pursuant to the New Purchase Agreements, each of the Purchasers (i) waived the events of default resulting from the failure by the Company to timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2018, its Annual Report on Form 10-K for the fiscal year ended June 30, 2019 and for this Quarterly Report, (ii) waived the event of default resulting from the failure by the Company to make interest payments due on July 1, 2019, October 1, 2019 and January 1, 2020, and (iii) consented to the consummation of the Merger and the issuance of the Merger Debentures and the Merger Warrants, notwithstanding any limitations in the Debentures to the contrary.

As mentioned above, pursuant to the New Purchase Agreements, the Company also issued Merger Warrants to certain accredited investors, half of which were Series A Merger Warrants and half of which were Series B Merger Warrants and, together with the Series A Merger Warrants, the Merger Warrants, as part of the Interim Financing. The Company shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for the Company’s stockholders approval of the Merger, and (iii) $500,000 within two business days of Company’s stockholders approval of the Merger. The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist the Company in financing its business through the closing of the Merger.

The $1,000,000 scheduled payment on or before October 14, 2019 was subsequently received less certain legal costs and escrow fees in the amount of $966,000.

Interest on the Merger Debentures is payable quarterly in arrears, at the option of the holder, in the form of shares of common stock, to be issued at a price of the lower of $3.00 per share and the 10-day trailing VWAP for the period immediately prior to the due date of the interest payment, or in kind. The Merger Debentures are convertible at any time by the holders into shares of common stock at a price of $3.00 per share, and the Company can require conversion into shares of common stock at a price of $3.00 per share if the common stock trades at or above $10.00 per share for ten consecutive trading days.

The Merger Warrants are exercisable into shares of common stock at any time from and after the issue date (provided that the Company can only issue up to 19.99% of the outstanding shares as of the date the Merger was announced without shareholder approval) at an exercise price of $3.00 per share of common stock, in the case of the Series A Merger Warrants, or $6.00 per share of common stock, in the case of the Series B Merger Warrants. The Merger Warrants will terminate five years after they become exercisable. The Merger Warrants contain provisions providing for the adjustment of the purchase price and number of shares into which the securities are exercisable. The terms of the Merger Warrants are the same as the New Debenture Warrants. The New Placement Agent Warrants have the same terms as the Merger Warrants with an exercise price of $3.00 per share.

The Merger Debentures and Merger Warrants also include a fundamental transaction clause, under certain circumstances, including the merger or consolidation of the Company or disposition of all or substantially all of the Company’s assets, then upon subsequent conversion, the holder shall have the right to receive an equivalent number of shares of common stock of the successor and any additional consideration receivable as a result of such a transaction. The Merger Warrants are required to be recorded as liability awarded the fair market value as a derivative liability. Upon the modification of the debentures that are required to be treated as an extinguishment, management has elected the fair value for the debentures. Management, with the assistance of a third-party valuation expert, used a Monte Carlo Simulation method to value both the Merger Debenture and the Merger Warrants with Anti-Dilution Protection.

To execute the model and value the face value of the $9.0 million of Merger Debentures, certain assumptions were needed as noted below:

Assumptions	At Issuance October 15, 2019	Quarter Ended December 31, 2019
Debenture Issue Date:	10/15/2019	10/15/2019
Valuation Date:	10/15/2019	12/31/2019
Maturity Date:	10/24/2022	10/24/2022
Spot Price (USD):	5.68	5.70
Maturity Years	3.03	2.82
Volatility:	100.0%	120.0%
Dividend Rate:	0.00%	0.00%
Risk Free Interest Rate:	1.60%	1.61%
Stated Interest Rate:	11%	11%
Market Interest Rate:	19%	22%
Fair Values (in thousands)
Fair Value (convert at $3.00):	$12,333	$12,302
Fair Value (convert at $6:00):	6,382	6,405
Total Debenture Fair Value:	$18,715	$18,707
Gain on Fair Value Adjustments to Debenture	Not Applicable	$8

To execute the model and value the Merger Series A Warrants, certain assumptions were needed as noted below:

Assumptions	At Issuance October 15, 2019	Quarter Ended December 31, 2019
Warrant Issue Date:	10/15/2019	10/15/2019
Valuation Date:	10/15/2019	12/31/2019
Maturity Date:	10/14/2024	10/14/2024
Warrants Shares Valued:	766,669	766,669
Spot Price (USD):	5.68	5.70
Expiration Years	5.00	4.79
Annualized Volatility:	90.00%	103.00%
Dividend Rate:	0.00%	0.00%
Risk Free Interest Rate:	1.59%	1.82%
Strike Price:	$3.00	$3.00
Fair Value:	$3,416	$3,476
Loss on Fair Value Adjustments to Debenture	Not Applicable	$(60)

To execute the model and value the Merger Series B Warrants, certain assumptions were needed as noted below:

Assumptions	At Issuance October 15, 2019	Quarter Ended December 31, 2019
Warrant Issue Date:	10/15/2019	10/15/2019
Valuation Date:	10/15/2019	12/31/2019
Maturity Date:	10/14/2024	10/14/2024
Warrants Shares Valued:	666,669	666,669
Spot Price (USD):	5.68	5.70
Expiration Years	5.00	4.79
Annualized Volatility:	90.00%	103.00%
Dividend Rate:	0.00%	0.00%
Risk Free Interest Rate:	1.59%	1.82%
Strike Price:	$6.00	$6.00
Fair Value:	$2,697	$2,699
Loss on Fair Value Adjustments to Debenture	Not Applicable	$(2)

The Debentures were accounted for as an extinguishment of debt and the New Debentures, Merger Debentures and the Merger Warrants were recorded at their fair value. Based on the fair value described above, the Company recorded approximately $18.7 million as the fair value of the Merger Debentures and the New Debentures and approximately $6.3 million derivative warrants liabilities for the Merger Warrants and Placement Agent Warrants issued in October 2019, and realized approximately $17.9 million of loss on extinguishment of the Debentures which included write-off of approximately $2.1 million of unamortized debt discount and issuance costs, and $15.8 million fair value adjustment to the Merger Debenture and Merger Warrants in the quarter ended December 31, 2019.

The Debenture Warrants were modified and the New Warrants were re-priced from $32.00 to $3.00 and $6.00 depending on participation in the Interim Financing. The assumptions used to value the New Warrants were as follows:

Valuation Date:	October 10, 2019(1)	December 31, 2019(2)
Warrant Expiration Date:	October 15, 2024	October 15, 2024
Total Number of Warrants Issued:	133,750	22,667
Contracted Conversion Ratio:	1:1	1:1
Warrant Exercise Price (USD)	$3.00 / $6.00	$3.00 / $6.00
Spot Price (USD):	$1.80	$5.70
Expected Life (Years):	5.0	4.8
Volatility:	125.0%	128.9%
Risk Free Interest Rate:	1.59%	1.68%
(1)	Debenture Warrants were modified upon the announcement of the Merger on October 10, 2019, modification included a re-pricing of the warrants to $3.00 and $6.00, fair value was calculated using a Black Scholes model.
(2)	Unexercised New Warrants were recorded at fair value on December 31, 2019 using a Black Scholes model.

The fair value of the modification of the re-pricing of the New Warrants was approximately $87,000.

For more on the Debentures, see Note 4 — The Proposed Merger with AFE.

Note 7 — Risks and Uncertainties

As discussed in Note 1 — Business and Liquidity — (b) Liquidity, Management’s Plan and Going Concern, and as a result of the Merger announced on October 10, 2019 as described further in Note 4 — The Proposed Merger with AFE, we are currently focused on completing the steps required to complete the merger, which include but are not limited to, (i) completion of all Company required filings, (ii) curing the Nasdaq listing requirement deficiencies, (iii) completion of the Form S-4, Form S-1 and Proxy related to the merger, (iv) completion of the Share Exchange Agreements pre-emptive rights process and (v) all other tasks required to complete the merger.

In connection with the entry into the Merger Agreement, the Company entered into New Purchase Agreements with each of the Purchasers of its Debentures, whereby each of the Purchasers agreed to exchange their Debentures and Debenture Warrants for New Debentures and New Debenture Warrants, and certain of the Purchasers agreed to provide $2,000,000 of Interim Financing. Pursuant to the New Purchase Agreements, the Company also issued Merger Debentures to certain accredited investors, along with Merger Warrants as part of the Interim Financing. The Company shall receive the $2,000,000 pursuant to the Merger Debentures according to the following schedule: (i) $1,000,000 on or before October 14, 2019, (ii) $500,000 upon the filing of the proxy statement for the Company stockholder approval of the Merger, and (iii) $500,000 within two business days of Company stockholder approval of the Merger. The terms of the Merger Debentures are the same as the New Debentures. The Merger Debentures are intended to assist the Company in financing its business through the closing of the Merger.

As compensation for its services, the Company agreed to pay to the Placement Agent: (i) a cash fee of $140,000 (representing an aggregate fee equal to 7% of the face amount of the Merger Debentures, as defined below); and (ii) a New Placement Agent Warrant. We also agreed to reimburse certain expenses of the Placement Agent.

The $1,000,000 scheduled payment on or before October 14, 2019 was subsequently received less certain legal costs and escrow fees in the amount of $966,000.

As part of the Interim Financing, we had also agreed to loan $350,000 of the proceeds from the Merger Debentures to AFE to assist AFE in financing its business through the closing of the Merger. On October 24, 2019, we entered into the loan agreement which is due in full on the later of March 31, 2020 or within five days following the closing of the Merger. If the Merger does not close, the loan will mature on March 31, 2020 or three months following the special stockholder meeting called to approve the merger transactions. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest in certain limited circumstances.

On February 19, 2020, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain holders of the Company’s 11% Senior Secured Convertible Debentures, pursuant to which, among other things, the holders purchased, in accordance with a private placement offering of the Company, $450,000 in principal amount of additional 11% Senior Secured Convertible Debentures (together, the “Additional Interim Debentures”) and warrants exercisable for up to 300,004 shares of common stock, half of which are Series A common stock purchase warrants and half of which are Series B common stock purchase warrants (together, the “Additional Interim Warrants”). The Additional Interim Debentures and Additional Interim Warrants are issued on substantially the same terms as the Merger Debentures and Merger Warrants issued in October 2019, provided that the Additional Interim Debentures include an adjustment to the conversion price in the event of certain dilutive equity issuances by the Company.

As compensation for its services, we paid to the Placement Agent: (i) a cash fee of $31,500 (representing an aggregate fee equal to 7% of the face amount of the Additional Interim Debentures); and (ii) a warrant to purchase 22,500 shares of Common Stock (the “Interim Placement Agent Warrant”). We have also agreed to reimburse certain expenses of the Placement Agent. The Interim Placement Agent Warrant has been issued on substantially the same terms as the Additional Interim Warrants.

On February 18, 2020, we entered into an amended loan agreement (the “Amended Loan Agreement”) with AFE, amending the Loan Agreement entered into with AFE in October 2019. The Loan Agreement contemplates that we would loan a portion of the $2,450,000 proceeds that we received under the New Purchase Agreements dated October 10, 2019 as well as under the Securities Purchase Agreement.

We had previously loaned $350,000 to AFE at the time of entering into the Loan Agreement, and on February 19, 2020, we have loaned an additional $100,000 out of the proceeds of the Additional Interim Debentures. An additional $115,000 will be loaned to AFE upon the receipt of the next tranche of funds under the New Purchase Agreements. These loaned amounts are due in full within five days following the closing of the transactions contemplated by the Merger Agreement dated October 10, 2019. If the Merger does not close, the loan will mature three months following the special meeting of the Company’s stockholders called to approve the Merger. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest rate in certain limited circumstances.

We can make no assurances that the proposed Merger will be completed on a timely basis or at all. We may also need to raise additional capital through equity and debt financing to complete the Merger or to otherwise strengthen our balance sheet for our corporate general and administrative expenses. We cannot provide any assurance that any financing will be available to us in the future on acceptable terms or at all. Any such financing could be dilutive to our existing stockholders. In addition, we may be forced to seek relief to avoid or end insolvency through other proceedings including bankruptcy. Based on the historical negative cash flows and the continued limited cash inflows in the period subsequent to year end there is substantial doubt about the Company’s ability to continue as a going concern.

On May 16, 2019, SES received a notice of noncompliance (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because the Company’s stockholders’ equity, as reported in SES’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, was below the required minimum of $2.5 million. Based on materials provided to Nasdaq by SES, the Staff granted SES an extension through November 12, 2019 to complete the Merger.

On November 13, 2019, SES received notification from the Staff that it did not meet the terms of the previously granted extension and, as a result, the Staff has determined that that the securities of SES would be subject to delisting unless SES timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).

Additionally, on October 17, 2019, the Staff notified SES that since it failed to timely file its Annual Report on Form 10-K for the year ended June 30, 2019, it no longer complied with Nasdaq Listing Rule 5250(c)(1). SES was given until December 16, 2019, to submit a plan of compliance for consideration by the Staff. However, pursuant to Nasdaq Listing Rule 5810(c)(2)(A), the Staff has informed SES that it can no longer consider the Company’s plan, and, as a result, the failure to file the Form 10-K serves as an additional and separate basis for delisting. On November 21, 2019, SES received an additional delinquency notification letter from the Staff due to SES’s continued non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

SES requested a hearing before the Panel. The hearing request automatically stayed any suspension/delisting action through December 5, 2019. On December 13, 2019, we received notification from the Panel that it had determined to extend the stay of suspension through the completion of the hearings process which will take place on December 19, 2019. At the hearing, the Company requested an exception through the closing of the previously announced Merger with AFE. The Panel granted the extension until May 11, 2020 subject to certain milestones being met throughout the timeframe of the stay.

On February 20, 2020, the Company received an additional delinquency notification letter from the Staff due to the Company’s continued non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file this Quarterly Report for the quarter ended December 31, 2019. The Company was required and delivered a plan with respect to this deficiency to the Panel on February 27, 2020.

Note 8 — GTI License Agreement

In November 2009, we entered into an Amended and Restated License Agreement, (the “GTI Agreement”), with the Gas Technology Institute (“GTI”), replacing the Amended and Restated License Agreement between us and GTI dated August 31, 2006, as amended. Under the GTI Agreement, we maintain our exclusive worldwide right to license the U-GAS® technology for all types of coals and coal/biomass mixtures with coal content exceeding 60%, as well as the non-exclusive right to license the U-GAS® technology for 100% biomass and coal/biomass blends exceeding 40% biomass.

In order to sublicense any U-GAS® system, we are required to comply with certain requirements set forth in the GTI Agreement. In the preliminary stage of developing a potential sublicense, we are required to provide notice and certain information regarding the potential sublicense to GTI and GTI is required to provide notice of approval or non-approval within ten business days of the date of the notice from us, provided that GTI is required to not unreasonably withhold their approval. If GTI does not respond within the ten-business day period, they are deemed to have approved of the sublicense. We are required to provide updates on any potential sublicenses once every three months during the term of the GTI Agreement. We are also restricted from offering a competing gasification technology during the term of the GTI Agreement.

For each U-GAS® unit which we license, design, build or operate for ourselves or for a party other than a sub-licensee and which uses coal or a coal and biomass mixture or biomass as the feedstock, we must pay a royalty based upon a calculation using the MMBtu per hour of dry syngas production of a rated design capacity, payable in installments at the beginning and at the completion of the construction of a project, or the Standard Royalty. If we invest, or have the option to invest, in a specified percentage of the equity of a third party, and the royalty payable by such third party for their sublicense exceeds the Standard Royalty, we are required to pay to GTI an agreed percentage split of third party licensing fees, or the Agreed Percentage, of such royalty payable by such third party. However, if the royalty payable by such third party for their sublicense is less than the Standard Royalty, we are required to pay to GTI, in addition to the Agreed Percentage of such royalty payable by such third party, the Agreed Percentage of our dividends and liquidation proceeds from our equity investment in the third party. In addition, if we receive a carried interest in a third party, and the carried interest is less than a specified percentage of the equity of such third party, we are required to pay to GTI, in our sole discretion, either (i) the Standard Royalty or (ii) the Agreed Percentage of the royalty payable to such third party for their sublicense, as well as the Agreed Percentage of the carried interest. We will be required to pay the Standard Royalty to GTI if the percentage of the equity of a third party that we (a) invest in, (b) have an option to invest in, or (c) receive a carried interest in, exceeds the percentage of the third party specified in the preceding sentence.

We are required to make an annual payment to GTI for each year of the term, with such annual payment due by the last day of January of the following year; provided, however, that we are entitled to deduct all royalties paid to GTI in a given year under the GTI Agreement from this amount, and if such royalties exceed the annual payment amount in a given year, we are not required to make the annual payment. We must also provide GTI with a copy of each contract that we enter into relating to a U-GAS® system and report to GTI with our progress on development of the technology every six months.

For a period of ten years, beginning in May 2016, we and GTI are restricted from disclosing any confidential information (as defined in the GTI Agreement) to any person other than employees of affiliates or contractors who are required to deal with such information, and such persons will be bound by the confidentiality provisions of the GTI Agreement. We have further indemnified GTI and its affiliates from any liability or loss resulting from unauthorized disclosure or use of any confidential information that we receive.

We continue to innovate and modify the SGT process to a point where we maintain certain intellectual property rights over SGT. Since the original licensing in 2004, we have maintained a strong relationship with GTI and continue to benefit from the resources and collaborative work environment that GTI provides us. In relation to the Merger with AFE, AFE and GTI have agreed upon new terms which, subject to a definitive agreement being completed prior to the Merger closing, would replace the current GTI Agreement.

Note 9 — Equity

Preferred Stock

At the Annual Meeting of Stockholders of the Company on June 30, 2015, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation to authorize a class of preferred stock, consisting of 20,000,000 authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors. No shares of preferred stock have been issued or outstanding since approved by the stockholders.

Common Stock

On October 10, 2019, the Company issued 70,000 shares of common stock to Market Development Consulting Group, Inc. (“MDC”), the Company’s investor relation advisor, pursuant to the terms of the management consulting agreement, between the Company and MDC. The shares are fully vested and non-forfeitable at the time of issuance. The fair value of the common stock was $1.80 per share on the date of issuance, and the Company recorded approximately $126,000 of stock-based expense for the quarter ended December 2019 relating to the issuance of these shares.

On July 12, 2018, the Company issued 2,862 shares of common stock to ILL-Sino Development Inc. (“ILL-Sino”), the Company’s business development advisor, pursuant to the term of the consulting agreement, as amended on July 1, 2018, between the Company and ILL-Sino. The shares are fully vested and non-forfeitable at the time of issuance. The fair value of the common stock was $24.64 per share on the date of issuance, and the Company recorded approximately $71,000 of stock-based expense for the quarter ended September 30, 2018 relating to the issuance of these shares.

Stock-Based Compensation

As of December 31, 2019, the Company has outstanding stock option granted under the Company’s 2015 Long Term Incentive Plan (the “2015 Incentive Plan”) and Amended and Restated 2005 Incentive Plan (the “2005 Incentive Plan”), under which the Company’s stockholders have authorized a total of 328,125 shares of common stock for awards under the 2015 and 2005 Incentive Plan. The 2005 Incentive Plan expired as of November 7, 2015 and no future awards will be made thereunder. As of December 31, 2019, there were 41,880 shares authorized for future issuance pursuant to the 2015 Incentive Plan. Under the 2015 Incentive Plan, the Company may grant incentive and non-qualified stock options, stock appreciation rights, restricted stock units and other stock-based awards to officers, directors, employees and non-employees. Stock option awards generally vest ratably over a one to four year period and expire ten years after the date of grant.

There were no unvested restricted stock outstanding for the six months ended December 31, 2019 and the year ended June 30, 2019.

Stock option activity during the six months ended December 31, 2019 was as follows:

Number of Underlying Stock Options
Outstanding at June 30, 2019	166,477
Granted	—
Exercised	—
Forfeited	(15,709)
Outstanding at December 31, 2019	150,768
Exercisable at December 31, 2019	150,418

Warrant Activity

In connection with the entry into the New Purchase Agreements with each of the Purchasers of the Debentures, whereby each of the Purchasers agreed to exchange their Debenture Warrants for New Debenture Warrants, the New Debenture Warrants was repriced from $32 to $3.00 or $6.00 per share, dependent upon their participation in the Interim Financing, with a term of five year starting from the day of exchange. The fair value of the incremental cost was approximately $87,000.

As discussed above, in connection with the entry into the New Purchase Agreements with each of the Purchasers of the Merger Debentures, the Company issued Merger Warrants for the purchase of 1,333,338 shares and New Purchase Agent Warrants for the purchase of 100,000 shares in October 2019.

On October 10, 2019, the Company issued warrants to Market Development Consulting Group, Inc. (“MDC”), the Company’s investor relations advisor, to acquire 300,000 shares of the Company’s common stock at an exercise price of $3.00 per share according to the term of the consulting agreement dated October 10, 2019, between the Company and MDC. The warrants will terminate ten years after the grant date and the fair value of the warrants was estimated to be approximately $0.5 million by using Black-Scholes-Morton model at the date of grant.

Stock warrants activity during the six months ended December 31, 2019 were as follows:

Number of Underlying Warrants
Outstanding at June 30, 2019	212,638
Granted	1,733,338
Exercised	(134,528)
Forfeited	—
Outstanding at December 31, 2019	1,811,448
Exercisable at December 31, 2019	1,811,448

The fair value of the Warrants issued to MDC were estimated at the date of grant using Black-Scholes-Morton model with the following weighted-average assumptions:

Risk-free rate of return	1.67%
Expected life of warrant	10 years
Expected dividend yield	0.00%
Expected volatility of stock	90%
Weighted-average grant date fair value	$1.47

In October 2019, the Company also modified the exercise price of warrants issued in May 2015 to the Placement Agent to purchase 23,438 shares of common stock from $138.24 to $3.00 per share, which were immediately exercised by the warrant holder. The incremental fair value of the modified warrants was approximately $10,000, and the Company recognized $10,000 of stock compensation expense related to the modification of warrants during the three months ended December 31, 2019.

The incremental fair value for the modified warrants for the Placement Agent was based on the difference between the fair value of the modified warrants and the fair value of the original warrants immediately before they were modified. The following is the weighted average of the assumptions used in calculating the fair value of the warrants modified using the Black-Scholes-Morton method:

Risk-free rate of return	1.68%
Expected life of warrant	0.57 years
Expected dividend yield	0.00%
Expected volatility of stock	129%
Weighted-average grant date fair value	$0.41

The Company recognizes the stock-based expense related to the 2015 Incentive Plan awards over the requisite service period. The following table presents stock based compensation expense attributable to stock option awards issued under the 2015 Incentive Plan and attributable to warrants and common stock issued to consulting advisors as compensation (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
2005 and 2015 Incentive Plans	$1	$75	$1	$218
Warrants and common stock	576	27	576	98
Total stock-based compensation expense	$577	$102	$577	$316

Note 10 — Net Loss Per Share

All share amounts and number of shares used in the calculation of earnings per share have been adjusted for the 1 for 8 reverse stock split which became effective on July 22, 2019.

Historical net loss per share of common stock is computed using the weighted average number of shares of common stock outstanding. Basic loss per share excludes dilution and is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Stock options, and warrants are the only potential dilutive share equivalents the Company had outstanding for the periods presented. For the six months ended December 31, 2019 and 2018, stock options, restricted shares and warrants to purchase common stock of approximately 2.0 million shares and approximately 0.4 million shares respectively, were excluded from the computation of diluted earnings per share as their effect would have been anti-dilutive as the Company incurred net losses during those periods.

Note 11 — Commitments and Contingencies

Litigation

The Company is currently not a party to any legal proceedings.

Contractual Obligations

On December 31, 2019, we extended the office lease agreement through March 31, 2020 with rental related payments of approximately $4,000 per month, subject to additions based on additional services and usages each month. On February 6, 2020, the office lease was extended through June 30 under the same terms.

The Debentures and the Merger Debentures will mature in October 2022.

Governmental and Environmental Regulation

The Company’s operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency, and various Chinese authorities, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before operations at a facility commence, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with such activities, limit or prohibit construction activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, and impose substantial liabilities for pollution resulting from our operations. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and it has not experienced any material adverse effect from non-compliance with these environmental requirements.

Note 12 — Segment Information

The Company’s reportable operating segments have been determined in accordance with internal management reporting structure and include SES Foreign Operating, Technology Licensing and Related Services, and Corporate. The SES Foreign Operating reporting segment includes all of the assets, operations and related administrative costs for China and our equity positions and earnings related to our joint ventures including AFE, BFR, the Yima Joint Venture and the TSEC Joint Venture. The Technology Licensing and Related Services reporting segment includes all operating activities related to our technology group. The Corporate reporting segment includes the executive and administrative expenses of the corporate office in Houston. The Company evaluates performance based upon several factors, of which a primary financial measure is segment operating income or loss.

The following table presents statements of operations data and assets by segment (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018
Depreciation and amortization:
SES Foreign Operating	$—	$2	$—	$6
Technology licensing and related services	—	—	—	—
Corporate & other	14	6	27	13
Total depreciation and amortization	$14	$8	$27	$19
Operating loss:
SES Foreign Operating	$(25)	$(243)	$(95)	$(349)
Technology licensing and related services	(125)	(477)	(250)	(972)
Corporate & other	(1,773)	(1,183)	(2,191)	(2,271)
Total operating loss	$(1,923)	$(1,903)	$(2,536)	$(3,592)
Interest Expense:
SES Foreign Operating	$—	$—	$—	$—
Technology licensing and related services	—	—	—	—
Corporate & other	257	329	601	653
Total interest expense	$257	$329	$601	$653
	December 31, 2019	June 30, 2019
Assets:
SES Foreign Operating	$83	$215
Technology licensing and related services	772	1,018
Corporate	1,547	1,423
Total assets	$2,402	$2,656

Note 13 — Subsequent Events

Filing Preliminary S-1 and S-4

On January 29, 2020, the Company filed a registration statement on Form S-1 with the SEC to register the shares related to the conversion of debt into shares, potential interest payable to be paid by the issuance of shares, the Merger Debentures principal and interest payable to be paid by the issuance of shares, the Merger Warrants to be issued and shares to be issued in relation to the Batchfire Share Exchange Agreement.

Also on January 29, 2020, the Company filed a registration statement on Form S-4 with the SEC related to its merger with AFE and its upcoming shareholder vote on the merger and the registering of the shares related to the proposed Merger.

Additional Interim Financing

On February 19, 2020, we entered into the Securities Purchase Agreement with certain holders of the Company’s 11% Senior Secured Convertible Debentures, pursuant to which, among other things, the holders purchased, in accordance with a private placement offering of the Company, $450,000 in principal amount of Additional Interim Debentures and Additional Interim Warrants exercisable for up to 300,004 shares of common stock. The Additional Interim Debentures and Additional Interim Warrants are issued on substantially the same terms as the debentures and warrants issued in October 2019, provided that the debentures include an adjustment to the conversion price in the event of certain dilutive equity issuances by the Company.

As compensation for its services, we paid to the Placement Agent: (i) a cash fee of $31,500 (representing an aggregate fee equal to 7% of the face amount of the Additional Interim Debentures); and (ii) an Interim Placement Agent Warrant to purchase 22,500 shares of Common Stock. We have also agreed to reimburse certain expenses of the Placement Agent. The Interim Placement Agent Warrant has been issued on substantially the same terms as the Additional Interim Warrants.

Additional AFE Loan

On February 18, 2020, we entered into an Amended Loan Agreement with AFE, amending the Loan Agreement entered into with AFE in October 2019. The Amended Loan Agreement contemplates that we would loan a portion of the $2,450,000 proceeds that we received under the New Purchase Agreements dated October 10, 2019 as well as under the Securities Purchase Agreement.

We had previously loaned $350,000 to AFE at the time of entering into the Loan Agreement, and on February 19, 2020, we have loaned an additional $100,000 out of the proceeds of the Additional Interim Debentures. An additional $115,000 will be loaned to AFE upon the receipt of the next tranche of funds under the New Purchase Agreements. These loaned amounts are due in full within five days following the closing of the transactions contemplated by the Merger Agreement dated October 10, 2019. If the Merger does not close, the loan will mature three months following the special meeting of the Company’s stockholders called to approve the Merger. The loan accrues interest at 11% per annum and is also due in full upon repayment, subject to an increased default interest rate in certain limited circumstances.

AUSTRALIAN FUTURE ENERGY PTY LTD

ABN 56 168 160 677

FINANCIAL REPORT
FOR THE YEAR ENDED 30 JUNE 2019

Australian Future Energy Pty Ltd
ABN 56 168 160 677
Directors’ Report
30 June 2019

The directors present their report, together with the financial statements, on the consolidated entity (referred to hereafter as the ‘consolidated entity’) consisting of Australian Future Energy Pty Ltd (referred to hereafter as the ‘company’ or ‘parent entity’) and the entities it controlled at the end of, or during, the years ended 30 June 2018 and 30 June 2019.

Directors

The following persons were directors of Australian Future Energy Pty Ltd during the whole of the financial years ending 30 June 2018 and 30 June 2019 and up to the date of this report, unless otherwise stated:

•	Mr Stephen Edward Lonie, Non-Executive Chairman (resigned as a Director on 28 October 2019)
•	Mr Edek Choros, Executive Director
•	Mr Richard Scott Barker, Non-Executive Director
•	Mr Robert Wayne Rigdon, Non-Executive Director

Principal activities

During the financial years under review, the principal continuing activities of the consolidated entity consisted of:

•	Australian ownership and rights to use of coal gasification technology developed by Synthesis Energy Systems, Inc
•	Review, consideration, and feasibility study works around potential coal gasification projects in Australia;
•	Detailed feasibility study works on proposed Gladstone Project, and related activities; and
•	Consideration of various coal mine and coal development projects for potential investment and ownership.

Dividends

No dividends were declared or paid during the current or previous financial year and no dividends are recommended at the date of signing of this report.

Review of operations

The loss for the consolidated entity for the year ending 30 June 2019 after providing for income tax amounted to $2,154,952 (2018: $1,813,901).

Significant changes in the state of affairs

There were no significant changes in the state of affairs of the consolidated entity during the financial year ended 30 June 2018 or 30 June 2019.

Australian Future Energy Pty Ltd
ABN 56 168 160 677
Directors’ Report
30 June 2019

Matters subsequent to the end of the financial year

Acquisition of Cape River Resources Pty Ltd

On 11 July 2019, Australian Future Energy Pty Ltd (AFE) announced a proposal to re-merge AFE with Cape River Resources Pty Ltd (CRR). The offer was made by AFE to each individual shareholder in CRR for AFE to acquire 100% of their shares in CRR on the basis that each CRR shareholder would receive 1 fully paid share in AFE for each 10 shares held in CRR. The formal offer documents were subsequently sent to each of the CRR shareholders, with 100% acceptance by the CRR shareholders, with the completion of the transaction effective from 1 September 2019. Accordingly, AFE holds 100% of the issued capital of CRR.

Merger Transaction

On 11 October 2019 (Australian time) the Company announced a reverse-merger transaction with Synthesis Energy Systems, Inc.

The details of that announcement are as follows:

“Synthesis Energy Systems, Inc. (SES) (NASDAQ: SES) announced today that it has signed a definitive Merger Agreement, whereby Australian Future Energy Pty Ltd (AFE), a private company incorporated in Brisbane, Australia in 2014, will merge with a wholly owned subsidiary of SES. As a result of the transaction, AFE will become a wholly owned subsidiary of SES. SES currently holds approximately 35% of the issued capital of AFE.

Upon closing and subject to the terms and conditions of the Merger Agreement, SES will issue 3,875,000 new shares of SES common stock for the acquisition of AFE. Each holder of AFE ordinary shares will receive one share of SES’s common stock for approximately each 24.44 ordinary shares of AFE.

The current other major shareholders of AFE, representing approximately 90% of the current issued capital of AFE, have formally pre-committed their shares in support of the merger transaction. The mutually agreed purchase value of AFE is approximately $US 36 million, based on $6 per share of SES common stock to be issued.

In connection with entry into the Merger Agreement, SES also announces that it has offered to acquire 100% of the issued capital of Batchfire Resources Pty Ltd (Batchfire), owner of the Callide Mine in Queensland, Australia, via the issuance and exchange of one share of SES common stock for each ten ordinary shares of Batchfire.

As part of the transaction, at merger closing, Mr. Kerry Parker, current CEO of AFE, will be appointed as President and Chief Executive Officer of SES, and Mr. Ron Higson, current COO of AFE, will be appointed as Chief Operating Officer of SES. An appointment of a new Chief Financial Officer for SES will be named at, or prior to, closing.

Additionally, Mr. Edek Choros, Mr. Stephen Lonie and Mr. Richard Barker will be appointed to the SES Board of Directors. Mr. Robert W. Rigdon, a long-time SES executive who has served as Deputy Chairman and Director of AFE since its inception and is the current Vice Chairman, President and CEO of SES, will remain on the board of SES. Once convened, the Board of Directors is expected to appoint one or more additional, independent directors. All other current directors of SES will resign their positions at merger closing.”

No other matter or circumstance has arisen since 30 June 2019 that has significantly affected, or may significantly affect, the consolidated entity’s operations, the results of those operations, or the consolidated entity’s state of affairs in future financial years.

Likely developments and expected results of operations

Information on likely developments in the operations of the consolidated entity and the expected results of operations have not been included in this report because the directors believe it would be likely to result in unreasonable prejudice to the consolidated entity.

Australian Future Energy Pty Ltd
ABN 56 168 160 677
Directors’ Report
30 June 2019

Environmental regulation

The consolidated entity is not currently subject to any significant environmental regulation under Australian Commonwealth or State law.

Shares under option

There were no unissued ordinary shares of Australian Future Energy Pty Ltd under option outstanding at the date of this report.

Shares issued on the exercise of options

There were no ordinary shares of Australian Future Energy Pty Ltd issued on the exercise of options during the year ended 30 June 2019 and up to the date of this report.

Indemnity and insurance of officers

The company has indemnified the directors and executives of the company for costs incurred, in their capacity as a director or executive, for which they may be held personally liable, except where there is a lack of good faith.

During the financial year, the company paid a premium in respect of a contract to insure the directors and executives of the company against a liability to the extent permitted by the Corporations Act 2001. The contract of insurance prohibits disclosure of the nature of the liability and the amount of the premium.

Indemnity and insurance of auditor

The company has not, during or since the end of the financial year, indemnified or agreed to indemnify the auditor of the company or any related entity against a liability incurred by the auditor.

During the financial year, the company has not paid a premium in respect of a contract to insure the auditor of the company or any related entity.

Proceedings on behalf of the company

No person has applied to the Court under section 237 of the Corporations Act 2001 for leave to bring proceedings on behalf of the company, or to intervene in any proceedings to which the company is a party for the purpose of taking responsibility on behalf of the company for all or part of those proceedings.

Auditor’s independence declaration

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out immediately after this directors’ report.

This report is made in accordance with a resolution of directors, pursuant to section 298(2)(a) of the Corporations Act 2001.

On behalf of the directors

Edek Choros
Director

10 December 2019
Brisbane

AUDITOR’S INDEPENDENCE DECLARATION

As lead auditorfor the audit of the financial report of Australian Future Energy Pty Ltd and its controlled entities for the years ended 30 June 2018 and 30 June 2019, I declare that, to the best of my knowledge and belief, there have been no contraventions of:

(i)	the auditor Independence requirements of the Corporations Act 2001 in relation to the audit; and
(ii)	any applicable code of professionla conduct in relation to the audit

RSM AUSTRALIA PARTNERS

Brisbane, Queensland Dated: 10 December 2019	Albert Loots Partner

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 JUNE 2019

	Note	2019	2018
		$	$
Revenue from operations	2	1,044,972	1,104,541
Other income	3	301	1,478
Audit fees		(42,500)
Consultants technical		(987,714)	(1,090,294)
Consultants and professional expense		(551,807)	(542,535)
Contractors		(961,230)	(895,530)
Insurance expense		(25,670)	(26,493)
Licence fees		(200,000)	—
Rent		(59,340)	(56,500)
Holding costs − mining development lease		(17,391)	(43,419)
Subscriptions		(16,338)	(10,378)
Travel and conferences		(123,742)	(195,676)
Other expenses		(214,493)	(59,095)
Profit / (loss) before income tax Income		(2,154,952)	(1,813,901)
tax (benefit) / expense	12	—	—
Profit for the year		(2,154,952)	(1,813,901)
Other comprehensive income:
Other comprehensive income for the year, net of income tax		—	—
Total comprehensive income for the year		(2,154,952)	(1,813,901)

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 30 JUNE 2019

	Note	2019	2018
		$	$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	278,304	19,907
Trade and other receivables	6	1,261,833	1,143,431
Other current assets	7	35,028	36,666
TOTAL CURRENT ASSETS		1,575,165	1,200,004
NON-CURRENT ASSETS Intangibles	9	—	474,388
Property, plant and equipment	8	585,768	993
Other assets	7	50,000	—
TOTAL NON-CURRENT ASSETS		635,768	475,381
TOTAL ASSETS		2,210,933	1,675,385

CURRENT LIABILITIES
Trade and other payables	10	492,903	818,447
Loans	11	614,274	—
TOTAL CURRENT LIABILITIES		1,107,177	818,447
NON-CURRENT LIABILITIES
Trade and other payables	10	643,500	—
TOTAL NON-CURRENT LIABILITIES		643,500	—
TOTAL LIABILITIES		1,750,677	818,447
NET ASSETS		460,256	856,938

EQUITY
Issued capital	17	5,554,951	3,908,556
Shares to be issued		504,370	392,495
Accumulated loss		(5,599,065)	(3,444,113)
TOTAL EQUITY		460,256	856,938

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 JUNE 2019

	Share capital	Shares to be issued	Accumulated loss	Total
	$	$	$	$
Balance at 1 July 2017	1,971,837	—	(1,630,212)	341,625
Shares issued during the year	1,936,719	—	—	1,936,719
Moneys received prior to share issue	—	392,495	—	392,495
Transactions with non-controlling interests
Transactions with owners	1,936,719	392,495	—	2,329,214
Profit/ (Loss) attributable to members of parent entity	—	—	(1,813,901)	(1,813,901)
Total comprehensive income	—	—	(1,813,901)	(1,813,901)
Balance at 30 June 2018	3,908,556	392,495	(3,444,113)	856,938

Balance at 1 July 2018	3,908,556	392,495	(3,444,113)	856,938
Shares issued during the year	1,805,405	—	—	1,805,405
Moneys previously received applied to rights issue	392,495	(392,495)	—	—
Shares to be issued for services in lieu of payment	—	504,370	—	504,370
In specie distribution of shares in Cape River Resources Pty Ltd	(551,505)	—	—	(551,505)
Transactions with non-controlling interests
Transactions with owners	1,646,395	111,875	—	1,758,270
Profit/ (Loss) attributable to members of parent entity	—		(2,154,952)	(2,154,952)
Total comprehensive income	—		(2,154,952)	(2,154,952)
Balance at 30 June 2019	5,554,951	504,370	(5,599,065)	460,256

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 30 JUNE 2019

	Note
		2019	2018
		$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Research and delevelopment refundable tax offset		1,104,541	486,182
Receipts from customers		—	25,197
Payments to suppliers and employees		(1,807,473)	(1,858,866)
Interest received		302	1,479
Interest paid		(5,968)	—
Net cash used in operating activities	16	(708,598)	(1,346,008)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquistion of Mineral Development Licence 361		—	(424,388)
Acquistion of equipment		(1,872)	(1,124)
Deposit for acquisition of land		(50,000)	—
Loan ot Cape River Resources Pty Ltd		(96,568)	—
Net cash used in investing activities		(148,440)	(425,512)

CASH FLOWS FROM FINANCING ACTIVITIES
Short term loan received		904,216	—
Short term loan repaid		(352,281)	—
Funds from share issues / shares to be issued		563,500	1,255,000
Net cash from financing activities		1,115,435	1,255,000
Net movement in cash held		258,397	(516,520)
Cash at beginning of financial year		19,907	536,427
Cash at end of financial year		278,304	19,907

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies

The Directors’ have prepared the consolidated financial statements on the basis that the Company and its subsidiaries (the group) is a non-reporting entity because there are no users dependent on a general purpose financial report. The financial report is therefore a special purpose financial report that has been prepared in order to meet the requirements of the Corporations Act 2001.

These consolidated financial statements have been prepared in accordance with the recognition and measurement requirements specified by the Australian Accounting Standards and Interpretations and the disclosure requirements of AASB 101 Presentation of Financial Statements, AASB 107 Statement of Cash Flows, AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors and AASB 1054 Australian Additional Disclosures.

Australian Future Energy Pty Ltd is a company limited by shares, incorporated and domiciled in Australia. Australian Future Energy Pty Ltd is a for-profit entity for the purposes of preparing financial statements under Australian Accounting Standards.

Basis of preparation

The consolidated financial statements, except for cash flow information, have been prepared on an accruals basis and are based on historical costs modified by the revaluation of selected non-current assets, financial assets and financial liabilities for which the fair value basis of accounting has been applied.

Going concern

The financial statements have been prepared on the going concern basis, which contemplates continuity of normal business activities and the realisation of assets and discharge of liabilities in the normal course of business.

As disclosed in the financial statements, the consolidated entity incurred a loss after tax of $2,154,952 and had net cash outflows from operating activities of $708,598 for the year ended 30 June 2019. As at that date the consolidated entity had current liabilities of $1,107,177. The shareholders have been providing financial support to cover these losses.

Based on current cash flow forecasts the consolidated entity will require significant capital contributions over the next 12 months to continue the development of its projects.

The lack of certainty as to whether the consolidated entity will be able to raise capital creates a significant material uncertainty over the consolidated entity’s ability to continue as a going concern and, therefore, may be unable to realise its assets and discharge its liabilities in the normal course of business. The Directors however believe that the consolidated entity will be able to continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the financial report.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary should the consolidated entity be unable to continue as a going concern.

The following is a summary of the material accounting policies adopted by the group in preparation of the financial statements. The accounting policies have been consistently applied, unless otherwise stated.

Accounting policies

(a)	Principles of consolidation

The group financial statements consolidate those of the parent entity and all of its subsidiaries as of 30 June 2019. The parent controls a subsidiary if it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. All subsidiaries have a reporting date of 30 June.

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

All transactions and balances between group companies are eliminated on consolidation, including unrealised gains and losses on transactions between group companies. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the group.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed of during the year are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

Non-controlling interests, presented as part of equity, represent the portion of a subsidiary’s profit or loss and net assets that is not held by the group. The group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

(b)	Business combinations

Business combinations occur where an acquirer obtains control over one or more businesses.

A business combination is accounted for by applying the acquisition method unless it is a combination involving entities or businesses under common control, when assets and liabilities are transferred at book value. The acquisition method requires that for each business combination one of the combining entities must be identified as the acquirer. The business combination will be accounted for as at the acquisition date, which is the date that control over the acquiree is obtained by the parent entity. At this date, the parent shall recognise in the accounts and subject to certain limited exceptions, the fair value of the identifiable assets acquired and liabilities assumed.

In addition, contingent liabilities of the acquiree will be recognised where a present obligation has been incurred and its fair value can be reliably measured. The acquisition may result in the recognition of goodwill or a gain from a bargain purchase. All transaction costs incurred in relation to the business combination are expensed to the Statement of Profit or Loss and Other Comprehensive Income.

(c)	Income tax

The income tax expense / (revenue) for the year comprises current income tax expense / (income) and deferred tax expense / (income). Current and deferred income tax expense / (income) is charged or credited directly to other comprehensive income instead of the profit or loss when the tax relates to items that are credited or charged directly to other comprehensive income.

Current tax

Current income tax expense charged to the profit or loss is the tax payable on taxable income calculated using applicable income tax rates enacted, or substantially enacted, as at reporting date. Current tax liabilities / (assets) are therefore measured at the amounts expected to be paid to / (recovered from) the relevant taxation authority.

Current tax assets and liabilities are offset where a legally enforceable right of set-off exists and it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur.

Deferred tax

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the year as well unused tax losses.

Deferred tax assets and liabilities are ascertained based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets also

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

result where amounts have been fully expensed but future tax deductions are available. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates enacted or substantively enacted at reporting date. Their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that it is probable that future taxable profit will be available against which the benefits of the deferred tax asset can be utilised.

Deferred tax assets and liabilities are offset where a legally enforceable right of set-off exists, the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur in future periods in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

(d)	Exploration and development expenditure

Exploration, evaluation and development expenditure incurred is capitalised in respect of each identifiable area of interest. These costs are only capitalised to the extent that they are expected to be recouped through the successful development of the area or where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves.

Accumulated costs in relation to an abandoned area are written off in full against profit in the year in which the decision to abandon the area is made.

When production commences, the accumulated costs for the relevant area of interest are amortised over the life of the area according to the rate of depletion of the economically recoverable reserves.

A regular review is undertaken of each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that area of interest.

Costs of site restoration are provided over the life of the facility from when exploration commences and are included in the costs of that stage. Site restoration costs include the dismantling and removal of mining plant, equipment and building structures, waste removal, and rehabilitation of the site in accordance with clauses of the mining permits.

Such costs have been determined using estimates of future costs, current legal requirements and technology on an undiscounted basis.

Any changes in the estimates for the costs are accounted on a prospective basis. In determining the costs of site restoration, there is uncertainty regarding the nature and extent of the restoration due to community expectations and future legislation. Accordingly the costs have been determined on the basis that the restoration will be completed within one year of abandoning the site.

(e)	Financial instruments

New standard AASB 9 Financial Instruments

AASB 9 Financial Instruments replaces ASSB 139 Financial Instruments: Recognition and Measurement. It makes major changes to the previous guidance on the classification and measurement of financial assets and introduces an expected credit loss model for impairment of financial assets. The new standard requires that the comparatives be amended for changes in accounting treatment introduced by the new standard. No such changes are required for these financial statements.

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

Initial recognition and measurement

Financial assets and financial liabilities are recognised when the group becomes a party to the contractual provisions of the financial instrument, and are measured initially at fair value adjusted for transaction costs, except for those carried at fair value through the profit or loss, which are measured initially at fair value. Subsequent measurement of financial assets and financial liabilities are described below.

Financial assets are derecognised when the contractual rights to cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred. A financial liability is derecognised when it is extinguished, discharged, cancelled or expires.

Classification and subsequent measurement

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with AASB 15, all financial instruments are initially measured are measured at fair value adjusted for adjusted transaction costs (where applicable).

For the purpose of subsequent measurement, financial assets other than those designated and effective as hedging instruments are classified into the following categories upon initial recognition:

•	amortised cost
•	fair value through the profit and loss (FVPL)
•	equity instruments at fair value through other comprehensive income (FVOCI)
•	debt instruments at fair value thorough other comprehensive income (FVOCI)

All income and expenses relating to financial assets that are recognised in the profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which is presented within other expenses.

Classifications are determined by both:

•	The entities business model for managing the financial asset
•	The contractual cash flow characteristics of the financial assets

Subsequent measurement financial assets

Financial assets at amortised cost

Financial assets are measured at amortised cost if the assets meet the following conditions (and are not designated as FVPL):

•	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows
•	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding

After initial recognition, these are measured at amortised cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The group’s cash and cash equivalents and most other receivables fall into this category.

Financial assets at fair value through the profit or loss (FVPL)

Financial assets that are held within a different business model other than ‘hold to collect’ or ‘hold to collect and sell’ are categorised at fair value through the profit or loss. Further, irrespective of business model financial assets whose contractual cash flows are not solely payments of principal or interest are accounted for at FVPL.

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

Equity Instruments at fair value through other comprehensive income (Equity FVOCI)

Investments in equity instruments that are not held for trading are eligible for an irrevocable election at inception to be measured at FVOCI. Under Equity FVOCI, subsequent movements in fair value recognised in other comprehensive income and are never reclassified to profit or loss. Dividends from these investments continue to be recorded as other income within the profit or loss unless the dividend clearly represents return of capital.

Debt Instruments at fair value through other comprehensive income (Debt FVOCI)

Financial assets with contractual cash flows representing solely payments of principal and interest and held within a business model of collecting the contractual cash flows and selling the assets are accounted for at debt FVOCI.

Any gains or losses recognised in OCI will be reclassified to profit or loss upon derecognition of the asset.

Impairment of Financial assets

AASB’s impairment requirements use more forward looking information to recognize expected credit losses—the ‘expected credit losses (ECL) model’. Instruments within the scope of the new requirements include loans and other debt-type financial assets measured at amortised cost and FVOCI, trade receivables, contract assets recognised and measured under AASB 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured through the profit or loss.

(f)	Impairment of assets

At each reporting date, the group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of profit or loss and other comprehensive income.

Impairment testing is performed annually for intangible assets with indefinite lives and intangible assets not yet available for use. Where it is not possible to estimate the recoverable amount of an individual asset, the group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

(g)	Foreign currency transactions and balances

The individual financial statements of each group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each entity are expressed in USD, which is the functional currency of the group’s USA domiciled entities and the presentation currency for the consolidated financial statements.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year- end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

Exchange differences arising on the translation of monetary items are recognised in the profit and loss, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognised directly in equity to the extent that the gain or loss is directly recognised in equity, otherwise the exchange difference is recognised in the profit and loss.

The financial results and position of foreign operations whose functional currency is different from the group’s presentation currency are translated as follows:

i.	assets and liabilities are translated at year-end exchange rates prevailing at that reporting date;
ii.	income and expenses are translated at average exchange rates for the year where this approximates the rate at the date of the transaction; and
iii.	retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the group’s foreign currency translation reserve in equity. These differences are recognised in the profit and loss in the period in which the operation is disposed.

(h)	Provisions

Provisions are recognised when the group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation, and that outflow can be reliably measured.

Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the year.

(i)	Cash and cash equivalents

Cash comprises cash on hand and demand deposits. Cash equivalents are short term, highly liquid investments that are readily convertible to known amounts of cash (within 3 months) and are subject to an insignificant risk of changes in value.

(j)	Revenue and other income

Revenue is measured at the fair value of consideration received or receivable, net of the amount of goods and services tax.

Interest revenue is recognised as it accrues, taking into account the effective yield on the financial asset.

The company receives the research and development tax offset which it claims from the Australian Tax Office through the lodgement of its company income tax return. This is disclosed as other revenue and not as an income tax benefit. The tax offset is accrued in the year that the expenditure to which it relates was incurred.

All revenue is stated net of the amount of goods and services tax (“GST”).

(k)	Trade and other payables

Trade and other payables represent the liabilities for goods and services received by the group that remain unpaid at the end of the financial year. The balance is recognised as a current liability with the amounts normally paid within 30 days of recognition of the liability.

(l)	Trade and other receivables

Trade receivables are initially recognised at fair value less any provision for impairment. Collectability is reviewed on an ongoing basis. Debtors which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment for trade receivables is raised when there is objective

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

evidence that the group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the impairment is the difference between the carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short term receivables are not discounted if the effect of discounting is immaterial.

(m)	Goods and services tax

Revenue, expenses and assets are recognised net of the amount of GST, except where an amount of GST incurred is not recoverable from the Australian Taxation Office (“ATO”). In these circumstances the GST is recognised as part of the cost of acquisition of an asset or as part of an item of expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO, is included as a current asset or liability in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(n)	Comparative figures

When required by Accounting Standards, comparative figures have been adjusted to conform to changes in presentation for the current financial period. Where the group has retrospectively applied an accounting policy, made retrospective statement of items in the financial statements or reclassified items in the financial statements an additional statement of financial performance as at the beginning of the earliest comparative period will be disclosed.

(o)	New accounting standards for application in future years

No standards, amendments to standards and interpretations of standards have been identified where the future application of which may impact the group in the period of initial application.

(p)	The following new and revised standards and interpretations of standards are effective for the current reporting period.

AASB 9: Financial Instruments and AASB 2010-7 (applicable for annual reporting periods commencing on or after 1 January 2018): This standard is applicable retrospectively and amends the classification and measurement of financial assets. See note 1(e).

(q)	Intangible assets

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of acquisition. Intangible assets acquired separately are initially recognised at cost. Intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognised in profit or loss arising from derecognition of an intangible asset is measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangibles are reviewed annually. Changes in expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

(r)	Property, plant and equipment

Each class of property, plant and equipment is carried at cost or fair value less, where applicable, any accumulated depreciation and impairment losses.

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

Property

Freehold land and buildings are shown at their fair value (being the amount for which an asset could be exchanged between knowledgeable willing parties in an arm’s length transaction).

Valuations are performed whenever the Directors believe there has been a material movement in the value of the assets.

Increases in the carrying amount arising on revaluation of land and buildings are credited to a revaluation reserve in equity. Decreases that offset previous increases of the same asset are charged against the related revaluation reserve directly in equity; all other decreases are charged to the statement of profit or loss and other comprehensive income.

Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset and the net amount is restated to the revalued amount of the asset.

Plant and equipment

Plant and equipment are measured at cost less depreciation and impairment losses.

The cost of fixed assets constructed within the group includes the cost of materials, direct labour, borrowing costs and an appropriate proportion of fixed and variable overheads.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of profit or loss and other comprehensive income during the financial period in which they are incurred.

Depreciation

The depreciable amount of all fixed assets including building and capitalised leased assets, but excluding freehold land, is depreciated on a straight line basis over their useful lives to the group from the time the asset is held ready for use. Leased assets and leasehold of the assets.

The depreciation rates used for each class of depreciable assets are:

Class of fixed asset	Depreciation rate
Buildings:	2.5%

Plant and equipment:	5%-20%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting period date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These gains or losses are included in the statement of profit or loss and other comprehensive income. When revalued assets are sold, amounts included in the revaluation reserve relating to that asset are transferred to retained earnings.

(s)	Critical accounting estimates and judgments

The directors evaluate estimates and judgements incorporated into the financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trend and economic data, obtained both externally and within the group.

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 2: Revenue

	Note	2019	2018
		$	$
Other revenue
Research and development tax offset		1,044,972	1,104,541
		1,044,972	1,104,541

Note 3: Other income

Interest		301	1,478
		301	1,478

Note 4: Cash and cash equivalents

Cash at bank and in hand		278,304	19,907

Note 5: Result for the year

The result for the year has been arrived after charging the following expenses

Other expenses
Depreciation		2,096	131
Interest expense		16,144	3,836
		18,240	3,967

Note 6: Trade and other receivables

Current assets
Research and development tax offset 2018 accrued		1,044,972	1,104,541
GST receivable		101,014	38,890
Loan – Cape River Resources Pty Ltd		115,847	—
		1,261,833	1,143,431

Note 7: Other assets

Current
Prepayments		35,028	36,666
		35,028	36,666
Non current
Deposit – Land		50,000	—

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 8: Property, plant and equipment

	Note	2019	2018
		$	$
Office equipment
At cost		2,995	1,125
Accumulation depreciaiton		(2,227)	(132)
Accumulated impairment charge			—
		768	993
Coal classification plant
Development costs – preliminary		585,000	—
		585,000	—
Closing balance		585,768	993

Note 9: Intangibles

Mining development licence 361
At cost		—	474,388
Accumulated impairment charge		—	—
Closing balance		—	474,388

Note 10: Trade and other payables

CURRENT
Unsecured liabilities
Trade payables:
– other		363,405	351,506
Sundry payables and accrued expenses:
– other		129,498	466,940
		492,903	818,446
NON-CURRENT
Unsecured liabilities		643,500	—
Trade payable		643,500	—

Note 11: Loans

CURRENT
Unsecured liabilties
Insurance premium funding		25,087	—
Loan – GNE (Pentand) Pty Ltd		52,163
		77,250	—
Secured liabilities		537,024	—
Short term loan — Radium Capital		537,024	—
		614,274	—

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 12: Income tax expense

	2019	2018
	$	$
a. The components of tax expense/(benefit) comprise:
Current tax Deferred	—	—
tax	—	—
Under / (over) provisions in respect	—	—
	—	—
b.	The group has not booked deffered tax assets as the directors have assessed that it is not yet probable that past years tax losses are recoverable.

Note 13: Dividends

No dividends were paid or declared during the current or prior year.

Note 14: Auditors’ remuneration

During the year the following fees were paid or payable for services provided by the auditor of the parent entity and its related practices.

	2019	2018
	$	$
Remuneration of the auditor of the parent for:
Audit of the financial report	42,500	—
	42,500	—

Note 15: Contingent liability

At the date of signing these financial statements the directors are not aware of any contingent liabilities for the group.

Note 16: Cash flow information

	2019	2018
	$	$
a. Reconciliation of cash flow from operations with profit after income tax
Profit/(loss) after income tax	(2,154,952)	(1,813,901)
Non-cash flows in profit
Depreciation	2,096	131
Contractors and consultants paid in scrip	1,746,275	874,216
Interest accrued on short term loan	10,176
Changes in assets and liabilities, net of the effects of purchase and disposal of subsidiaries
(Increase)/decrease in trade and other receivables	(2,555)	(593,162)
(Increase)/decrease in other assets	(42,595)	—
Increase/(decrease) in trade and other payables	(267,043)	186,708
Cashflow from operations	(708,598)	(1,346,008)

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 17: Issued capital

	No of shares	$
Balance as at 1 July 2017	96,915,661	1,969,342
Shares issued to directors in lieu of directors’ fee	5,275,000	527,500
Shares issued to consultants and contractors in lieu of payment	3,916,000	391,600
Rights issue	10,201,140	1,020,114
Balance as at 30 June 2018	116,307,801	3,908,556

Shares issued to directors in lieu of directors’ fee	2,050,000	405,000
Shares issued to consultants and contractors in lieu of payment	3,659,200	630,400
Rights issue	9,625,000	962,500
Services rendered — settled via issue of shares	2,000,000	200,000
In specie distribution of Cape River Resoources Pty Ltd shares	—	(551,505)
	133,642,001	5,554,951

The company does not have a limited amount of authorised capital an issued shares do not have a par value.

Ordinary shares participate in the dividends and the proceeds on winding up of the Company in proportion to the number of shares held.

Note 18: Events occurring after the reporting period

a.	The financial report was authorised for issue on 10 December 2019 by the board of directors.
b.	Acquistion of Cape River Resources Pty Ltd

On 11 July 2019, Australian Future Energy Pty Ltd (AFE) announced a proposal to re-merge AFE with Cape River Resources Pty Ltd (CRR). The offer was made by AFE to each individual shareholder in CRR for AFE to acquire 100% of their shares in CRR on the basis that each CRR shareholder would receive 1 fully paid share in AFE for each 10 shares held in CRR. The formal offer documents were subsequently sent to each of the CRR shareholders, with 100% acceptance by the CRR shareholders, with the completion of the transaction effective from 1 September 2019. Accordingly, AFE holds 100% of the issued capital of CRR.

c.	Merger transaction

On 10 October 2019, AFE announced that it had signed a definitive Merger Agreement, whereby AFE will merge with a wholly owned subsidiary of NASDAQ listed Synthesis Energy Systems, Inc. As a result of the transaction, AFE will become a wholly owned subsidiary of SES. SES currently holds approximately 35% of the issued capital of AFE.

Upon closing and subject to the terms and conditions of the Merger Agreement, SES will issue 3,875,000 new shares of SES common stock for the acquisition of AFE. Each holder of AFE ordinary shares will receive one share of SES’s common stock for approximately each 24.44 ordinary shares of AFE.

The current other major shareholders of AFE, representing approximately 90% of the current issued capital of AFE, formally pre-committed their shares in support of the merger transaction prior to the announcement of the merger. The mutually agreed purchase value of AFE is approximately $US 36 million, based on $US 6 per share of SES common stock to be issued.

As part of the transaction, at merger closing, Mr. Kerry Parker, current CEO of AFE, will be appointed as President and Chief Executive Officer of SES, and Mr. Ron Higson, current COO of AFE, will be appointed as Chief Operating Officer of SES. An appointment of a new Chief Financial Officer for SES will be named at, or prior to, closing.

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 30 JUNE 2019

Note 18: Events occurring after the reporting period (cont’d)

Additionally, Mr. Edek Choros and Mr. Richard Barker will be appointed to the SES Board of Directors. Mr. Robert W. Rigdon, a long-time SES executive who has served as Deputy Chairman and Director of AFE since its inception and is the current Vice Chairman, President and CEO of SES, will remain on the board of SES. Once convened, the Board of Directors is expected to appoint two additional, independent directors. All other current directors of SES will resign their positions at merger closing.

Australian Future energy Pty Ltd
ABN 56 168 160 677
Directors’ Declaration
30 June 2019

In the directors’ opinion:

•	the company and consolidated entity are not reporting entities because there are no users dependent on general purpose financial statements. Accordingly, as described in note 1 to the financial statements, the attached special purpose financial statements have been prepared for the purposes of complying with the Corporations Act 2001 requirements to prepare and distribute financial statements to the owners of Australian Future Energy Pty Ltd;
•	the attached financial statements and notes comply with the Corporations Act 2001, the Accounting Standards as described in note 1 to the financial statements, the Corporations Regulations 2001 and other mandatory professional reporting requirements;
•	the attached financial statements and notes give a true and fair view of the company’s and consolidated entity’s financial position as at 30 June 2018 and 30 June 2019 and of their performance for the financial years ended on those date and
•	there are reasonable grounds to believe that the company and its subsidiaries will be able to pay their debts as and when they become due and payable; and

Signed in accordance with a resolution of directors made pursuant to section 295(5)(a) of the Corporations Act 2001.

On behalf of the directors

Edek Choros
Director

10 December 2019
Brisbane

INDEPENDENT AUDITOR’S REPORT
TO THE MEMBERS OF
AUSTRALIAN FUTURE ENERGY PTY LTD

Opinion

We have audited the financial report of Australian Future Energy Pty Ltd (“the Company”) and its controlled entities (“the Consolidated entity”), which comprises the consolidated statement of financial position as at 30 June 2018, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the years then ended, and notes to the financial statements, including a summary of significant accounting policies, and the director’s declaration.

In our opinion, the accompanying financial report of the Consolidated entity is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Consolidated entity’s financial position as at 30 June 2018 and as at 30 June 2019 and its financial performance for the years then ended; and
(ii)	complying with Australian Accounting Standards to the extent described in Note 1, and the Corporations Regulations 2001.

Basis for Opinion

We conducted our audit in accordance with Australian Auditing Standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of our report. We are independent of the Consolidated entity in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (“the Code”) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with Code.

We confirm that the independence declaration required by the Corporations Act 2001, which has been given to the directors of the Company, would be in the same terms if given to the directors as at the time of this auditor’s report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Basis of Accounting

We draw attention to Note 1 to the financial report, which describes that basis of accounting. The financial report has been prepared for the purpose of fulfilling the directors’ financial reporting responsibilities under the Corporations Act 2001. As a result, the financial report may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the first financial report, which indicates the Consolidate entity incurred a loss after tax of $2,154,952 for the year ended 30 June 2019 and a loss of $1,813,901 for the year ended 30 June 2018, with the shareholders providing financial support to cover these losses.

As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the Consolidated entity’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Responsibilities of the Directors for the Financial Report

The directors of the Company are responsible for the preparation of the financial report that gives a true and fair view and have determined that the basis of preparation described in Note 1 to financial report is appropriate to meet the requirements of the Corporation Act 2001 and is appropriate to meet the needs of the members. The directors’ responsibilities also includes such internal control as the directors determine is necessary to enable the preparation of the financial report that gives true and fair view and is free from material misstatement, whether due to fraud or error.

In preparing the financial report, the directors are responsible for assessing the ability of the Consolidated entity to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis accounting unless the directors either intend to liquidate the Consolidated entity or to cease operations, or have no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Report

Our objective are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report

A further description of our responsibilities for the audit of the financial Report is located at the Auditing and Assurance Standards Board website at: http;//www.auasb.gov.au/auditors responsibilities/ar4.pdf. This description forms part of our auditor’s report.

RSM AUSTRALIA PARTNERS

Brisbane, Queensland Date: 11 December 2019	Albert Loots Partner-Assurance and Advisory

AUSTRALIAN FUTURE ENERGY PTY LTD

ABN 56 168 160 067

FINANCIAL REPORT
FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Australian Future Energy Pty Ltd
ABN 56 168 160 067
Directors’ Report
31 December 2019

The directors present their report, together with the financial statements, on the consolidated entity (referred to hereafter as the ‘consolidated entity’) consisting of Australian Future Energy Pty Ltd (referred to hereafter as the ‘company’ or ‘parent entity’) and the entities it controlled at the end of, or during, the half-year ended 31 December 2019.

Directors

The following persons were directors of Australian Future Energy Pty Ltd during the whole of the financial half-year ended 31 December 2019 and up to the date of this report, unless otherwise stated:

•	Mr Stephen Edward Lonie, Non-Executive Chairman (resigned as a Director on 28 October 2019)
•	Mr Edek Choros, Executive Director
•	Mr Richard Scott Barker, Non-Executive Director
•	Mr Robert Wayne Rigdon, Non-Executive Director

Principal activities

During the financial half-year under review, the principal continuing activities of the consolidated entity consisted of:

•	Australian ownership and rights to use of coal gasification technology developed by Synthesis Energy Systems, Inc;
•	Review, consideration, and feasibility study works around potential coal gasification projects in Australia;
•	Detailed feasibility study works on proposed Gladstone Energy and Ammonia Project, and related activities; and
•	Consideration of various coal mine and coal development projects for potential investment and ownership.

Dividends

No dividends were declared or paid during the current or previous financial half-year and no dividends are recommended at the date of signing of this report.

Review of operations

The loss for the consolidated entity for the half-year ended 31 December 2019 after providing for income tax amounted to $951,770.

Significant changes in the state of affairs

There were no significant changes in the state of affairs of the consolidated entity during the financial half-year ended 31 December 2019, other than the purchase of 100% of the issued capital of Cape River Resources Pty Ltd.

Australian Future Energy Pty Ltd
ABN 56 168 160 067
Directors’ Report
31 December 2019

Matters subsequent to the end of the financial half-year

The group is aware of the impact that COVID-19 (Coronavirus) is having on the Australian and World economy.

The Directors have considered the impact of the Coronavirus on the group’s recorded asset values and the Directors are of the view that there has been no material impact on the group’s recorded asset values as at or subsequent to the reporting date.

As at the date of these financial statements, the group is not aware of any impact that has occurred in relation to any of its staff, contractors or key suppliers.

Given the negative impact that has occurred and is continuing to occur on world financial markets as a result of the Coronavirus, the Directors are of the view that there is the potential that the Coronavirus will have a significant negative impact on the Company’s ability to secure the required debt and equity financing for the group’s proposed current and future projects, including but not limited to, the group’s proposed Gladstone Energy and Ammonia Project and the Pentland Coal Mine Project. At the date of these financial statements, this impact is not able to be fully assessed or measured.

No other matter or circumstance has arisen since 31 December 2019 that has significantly affected, or may significantly affect, the consolidated entity’s operations, the results of those operations, or the consolidated entity’s state of affairs in future financial years.

Likely developments and expected results of operations

Information on likely developments in the operations of the consolidated entity and the expected results of operations have not been included in this report because the directors believe it would be likely to result in unreasonable prejudice to the consolidated entity.

Environmental regulation

The consolidated entity is not currently subject to any significant environmental regulation under Australian Commonwealth or State law.

Shares under option

There were no unissued ordinary shares of Australian Future Energy Pty Ltd under option outstanding at the date of this report.

Shares issued on the exercise of options

There were no ordinary shares of Australian Future Energy Pty Ltd issued on the exercise of options during the half-year ended 31 December 2019 and up to the date of this report.

Indemnity and insurance of officers

The company has indemnified the directors and executives of the company for costs incurred, in their capacity as a director or executive, for which they may be held personally liable, except where there is a lack of good faith.

Australian Future Energy Pty Ltd
ABN 56 168 160 067
Directors’ Report
31 December 2019

During the financial half-year, the company paid a premium in respect of a contract to insure the directors and executives of the company against a liability to the extent permitted by the Corporations Act 2001. The contract of insurance prohibits disclosure of the nature of the liability and the amount of the premium.

Indemnity and insurance of auditor

The company has not, during or since the end of the financial half-year, indemnified or agreed to indemnify the auditor of the company or any related entity against a liability incurred by the auditor.

During the financial half-year, the company has not paid a premium in respect of a contract to insure the auditor of the company or any related entity.

Proceedings on behalf of the company

No person has applied to the Court under section 237 of the Corporations Act 2001 for leave to bring proceedings on behalf of the company, or to intervene in any proceedings to which the company is a party for the purpose of taking responsibility on behalf of the company for all or part of those proceedings.

Auditor’s independence declaration

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out immediately after this directors’ report.

This report is made in accordance with a resolution of directors, pursuant to section 298(2)(a) of the Corporations Act 2001.

On behalf of the directors

Edek Choros
Director

18 March 2020
Brisbane

AUDITOR’S INDEPENDENCE DECLARATION

As lead auditor for the review of the financial report of Australian Future Energy Pty Ltd for the half-year ended 31 December 2019, I declare that, to the best of my knowledge and belief, there have been no contraventions of:

(i)	the auditor independence requirements of the Corporations Act 2001 in relation to the review; and
(ii)	any applicable code of professional conduct in relation to the review.

RSM AUSTRALIA PARTNERS

Brisbane, Queensland Dated: 18 March 2020	Albert Loots Partner – Assurance and Advisory

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME FOR THE HALF YEAR ENDED 31 DECEMBER 2019

	Note	31 December 2019	31 December 2018
		$	$
Interest received		124	182
Audit fees		(15,466)	—
Consultants technical		(118,504)	(289,274)
Consultants and professional expense		(269,397)	(295,824)
Contractors		(214,000)	(445,050)
Insurance expense		(19,691)	(11,408)
Rent		(36,441)	(29,569)
Holding costs - mining development lease		(22,806)	(17,391)
Subscriptions		(8,699)	(12,598)
Travel and conferences		(174,011)	(45,781)
Other expenses	2	(72,879)	(98,901)
Loss before income tax		(951,770)	(1,245,614)
Income tax expense	3	—	—
Loss for the period		(951,770)	(1,245,614)
Other comprehensive income:
Other comprehensive income for the period, net of income tax		—	—
Total comprehensive income for the period		(951,770)	(1,245,614)

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 31 DECEMBER 2019

	Note	31 December 2019	30 June 2019
		$	$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	332,365	278,304
Trade and other receivables	5	51,385	1,261,833
Other current assets	6	54,712	35,028
TOTAL CURRENT ASSETS		438,462	1,575,165
NON-CURRENT ASSETS
Property, plant and equipment	7	907,934	585,768
Intangibles	8	863,684	—
Other assets	6	50,000	50,000
TOTAL NON-CURRENT ASSETS		1,821,618	635,768
TOTAL ASSETS		2,260,080	2,210,933

CURRENT LIABILITIES
Trade and other payables	9	466,792	492,903
Loans	10	521,302	614,274
TOTAL CURRENT LIABILITIES		988,094	1,107,177
NON-CURRENT LIABILITIES
Trade and other payables	9	963,500	643,500
TOTAL NON-CURRENT LIABILITIES		963,500	643,500
TOTAL LIABILITIES		1,951,594	1,750,677
NET ASSETS		308,486	460,256

EQUITY
Issued capital	15	6,859,321	5,554,951
Shares to be issued		—	504,370
Accumulated loss		(6,550,835)	(5,599,065)
TOTAL EQUITY		308,486	460,256

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE HALF YEAR ENDED 31 DECEMBER 2019

	Share capital	Shares to be issued	Accumulated loss	Total
	$	$	$	$
Balance at 1 July 2018	3,908,556	392,495	(3,444,113)	856,938
Shares issued	580,600			580,600
Moneys received prior to rights issue	—	175,000	—	175,000
Moneys previously received applied to share issue	392,495	(392,495)	—	—
In specie distribution of shares in Cape River Resources Pty Ltd	(551,505)			(551,505)
Transactions with non-controlling interests	—	—	—	—
Transactions with owners	421,590	(217,495)	—	204,095
Loss attributable to owners	—	—	(1,245,614)	(1,245,614)
Total comprehensive loss	—	—	(1,245,614)	(1,245,614)
Balance at 31 December 2018	4,330,146	175,000	(4,689,727)	(184,581)

Balance at 1 July 2019	5,554,951	504,370	(5,599,065)	460,256
Shares issued	800,000	—	—	800,000
Moneys previously received applied to rights issue	504,370	(504,370)	—	—
Transactions with non-controlling interests	—	—	—	—
Transactions with owners	1,304,370	(504,370)	—	800,000
Loss attributable to owners	—		(951,770)	(951,770)
Total comprehensive loss	—		(951,770)	(951,770)
Balance at 31 December 2019	6,859,321	—	(6,550,835)	308,486

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY
LTD ABN 56 168 160 067

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE
HALF YEAR ENDED 31 DECEMBER 2019

	Note	31 December 2019	31 December 2018
		$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Research and delevelopment refundable tax offset		1,044,972	1,104,541
Payments to suppliers and employees		(926,319)	(980,202)
Interest received		124	181
Interest paid		(12,347)	—
Net cash from operating activities	14	106,430	124,520

CASH FLOWS FROM INVESTING ACTIVITIES
Acquistion of equipment		(2,356)	(1,869)
Deposit for acquisition of land		—	(50,000)
Loans granted		—	(28,668)
Net cash used in investing activities		(2,356)	(80,537)

CASH FLOWS FROM FINANCING ACTIVITIES
Short term loan received		500,695	350,000
Short term loan repaid		(550,708)	(350,000)
Funds from share issues / shares to be issued		—	175,000
Net cash from / (used in) financing activities		(50,013)	175,000
Net movement in cash held		54,061	218,983
Cash at beginning of the period		278,304	19,906
Cash at end of period		332,365	238,889

The accompanying notes form part of these financial statements

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies

The Directors have prepared the consolidated financial statements on the basis that the Company and its subsidiaries (the group) is a non-reporting entity because there are no users dependent on a general purpose financial report. The financial report is therefore a special purpose financial report that has been prepared in order to meet the requirements of the Corporations Act 2001.

These consolidated financial statements have been prepared in accordance with the recognition and measurement requirements specified by the Australian Accounting Standards and Interpretations and the disclosure requirements of AASB 101 Presentation of Financial Statements, AASB 107 Statement of Cash Flows, AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors and AASB 1054 Australian Additional Disclosures.

Australian Future Energy Pty Ltd is a company limited by shares, incorporated and domiciled in Australia. Australian Future Energy Pty Ltd is a for-profit entity for the purposes of preparing financial statements under Australian Accounting Standards.

Basis of preparation

The consolidated financial statements, except for cash flow information, have been prepared on an accruals basis and are based on historical costs modified by the revaluation of selected non-current assets, financial assets and financial liabilities for which the fair value basis of accounting has been applied.

Going concern

The financial statements have been prepared on the going concern basis, which contemplates continuity of normal business activities and the realisation of assets and discharge of liabilities in the normal course of business.

As disclosed in the financial statements, the consolidated entity incurred a loss after tax of $951,770 and had net cash inflows from operating activities of $106,433 for the half year ended 31 December 2019. As at that date the consolidated entity had net current liabilities of $549,632. The shareholders have been providing financial support to cover these losses.

Based on current cash flow forecasts the consolidated entity will require significant capital contributions over the next 12 months to continue the development of its projects.

The uncertainty over whether the consolidated entity will be successful in raising capital indicates a material uncertainty which may cast significant doubt as to whether the consolidated entity will continue as a going concern and, therefore, may be unable to realise its assets and discharge its liabilities in the normal course of business. The Directors however believe that the consolidated entity will be able to continue as a going concern and that it is appropriate to adopt the going concern basis in the preparation of the financial report.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary should the consolidated entity be unable to continue as a going concern.

The following is a summary of the material accounting policies adopted by the group in preparation of the financial statements. The accounting policies have been consistently applied, unless otherwise stated.

Accounting policies

(a)	Principles of consolidation

The group financial statements for the half year consolidate those of the parent entity and all of its subsidiaries as of 31 December 2019. The parent controls a subsidiary if it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies  (cont’d)

All transactions and balances between group companies are eliminated on consolidation, including unrealised gains and losses on transactions between group companies. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the group.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed of during the period are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

Non-controlling interests, presented as part of equity, represent the portion of a subsidiary’s profit or loss and net assets that is not held by the group. The group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

(b)	Business combinations

Business combinations occur where an acquirer obtains control over one or more businesses.

A business combination is accounted for by applying the acquisition method unless it is a combination involving entities or businesses under common control, when assets and liabilities are transferred at book value. The acquisition method requires that for each business combination one of the combining entities must be identified as the acquirer. The business combination will be accounted for as at the acquisition date, which is the date that control over the acquiree is obtained by the parent entity. At this date, the parent shall recognise in the accounts and subject to certain limited exceptions, the fair value of the identifiable assets acquired and liabilities assumed.

In addition, contingent liabilities of the acquiree will be recognised where a present obligation has been incurred and its fair value can be reliably measured. The acquisition may result in the recognition of goodwill or a gain from a bargain purchase. All transaction costs incurred in relation to the business combination are expensed to the Statement of Profit or Loss and Other Comprehensive Income.

(c)	Income tax

The income tax expense / benefit for the period comprises current income tax expense / benefit and deferred tax expense / benefit. Current and deferred income tax expense / benefit is charged or credited directly to other comprehensive income instead of the profit or loss when the tax relates to items that are credited or charged directly to other comprehensive income.

Current tax

Current income tax expense charged to the profit or loss is the tax payable on taxable income calculated using applicable income tax rates enacted, or substantially enacted, as at reporting date. Current tax liabilities / assets are therefore measured at the amounts expected to be paid to / recovered from the relevant taxation authority.

Current tax assets and liabilities are offset where a legally enforceable right of set-off exists and it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur.

Deferred tax

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the period as well unused tax losses.

Deferred tax assets and liabilities are ascertained based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets also

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies  (cont’d)

result where amounts have been fully expensed but future tax deductions are available. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates enacted or substantively enacted at reporting date. Their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that it is probable that future taxable profit will be available against which the benefits of the deferred tax asset can be utilised.

Deferred tax assets and liabilities are offset where a legally enforceable right of set-off exists, the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur in future periods in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

(d)	Exploration and development expenditure

Exploration, evaluation and development expenditure incurred is capitalised in respect of each identifiable area of interest. These costs are only capitalised to the extent that they are expected to be recouped through the successful development of the area or where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves.

Accumulated costs in relation to an abandoned area are written off in full against profit in the period in which the decision to abandon the area is made.

When production commences, the accumulated costs for the relevant area of interest are amortised over the life of the area according to the rate of depletion of the economically recoverable reserves.

A regular review is undertaken of each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that area of interest.

Costs of site restoration are provided over the life of the facility from when exploration commences and are included in the costs of that stage. Site restoration costs include the dismantling and removal of mining plant, equipment and building structures, waste removal, and rehabilitation of the site in accordance with clauses of the mining permits.

Such costs have been determined using estimates of future costs, current legal requirements and technology on an undiscounted basis.

Any changes in the estimates for the costs are accounted on a prospective basis. In determining the costs of site restoration, there is uncertainty regarding the nature and extent of the restoration due to community expectations and future legislation. Accordingly the costs have been determined on the basis that the restoration will be completed within one year of abandoning the site.

(e)	Financial instruments

Initial recognition and measurement

Financial assets and financial liabilities are recognised when the group becomes a party to the contractual provisions of the financial instrument, and are measured initially at fair value adjusted for transaction costs, except for those carried at fair value through the profit or loss, which are measured initially at fair value. Subsequent measurement of financial assets and financial liabilities are described below.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies  (cont’d)

Financial assets are derecognised when the contractual rights to cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred. A financial liability is derecognised when it is extinguished, discharged, cancelled or expires.

Classification and subsequent measurement

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with AASB 15, all financial instruments are initially measured are measured at fair value adjusted for adjusted transaction costs (where applicable).

For the purpose of subsequent measurement, financial assets other than those designated and effective as hedging instruments are classified into the following categories upon initial recognition:

•	amortised cost
•	fair value through the profit and loss (FVPL)
•	equity instruments at fair value through other comprehensive income (FVOCI)
•	debt instruments at fair value thorough other comprehensive income (FVOCI).

All income and expenses relating to financial assets that are recognised in the profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which is presented within other expenses.

Classifications are determined by both:

•	The entity’s business model for managing the financial asset
•	The contractual cash flow characteristics of the financial assets

Subsequent measurement financial assets

Financial assets at amortised cost

Financial assets are measured at amortised cost if the assets meet the following conditions (and are not designated as FVPL):

•	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows.
•	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortised cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The group’s cash and cash equivalents and most other receivables fall into this category.

Financial assets at fair value through the profit or loss (FVPL)

Financial assets that are held within a different business model other than ‘hold to collect’ or ‘hold to collect and sell’ are categorised at fair value through the profit or loss. Further, irrespective of business model financial assets whose contractual cash flows are not solely payments of principal or interest are accounted for at FVPL.

Equity Instruments at fair value through other comprehensive income (Equity FVOCI)

Investments in equity instruments that are not held for trading are eligible for an irrevocable election at inception to be measured at FVOCI. Under Equity FVOCI, subsequent movements in fair value recognised in other comprehensive income and are never reclassified to profit or loss. Dividends from these investments continue to be recorded as other income within the profit or loss unless the dividend clearly represents return of capital.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies  (cont’d)

Debt Instruments at fair value through other comprehensive income (Debt FVOCI)

Financial assets with contractual cash flows representing solely payments of principal and interest and held within a business model of collecting the contractual cash flows and selling the assets are accounted for at debt FVOCI.

Any gains or losses recognised in OCI will be reclassified to profit or loss upon derecognition of the asset.

Impairment of Financial assets

AASB’s impairment requirements use more forward looking information to recognize expected credit losses - the ‘expected credit losses (ECL) model’. Instruments within the scope of the new requirements include loans and other debt-type financial assets measured at amortised cost and FVOCI, trade receivables, contract assets recognised and measured under AASB 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured through the profit or loss.

(f)	Impairment of assets

At each reporting date, the group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of profit or loss and other comprehensive income.

Impairment testing is performed annually for intangible assets with indefinite lives and intangible assets not yet available for use. Where it is not possible to estimate the recoverable amount of an individual asset, the group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

(g)	Foreign currency transactions and balances

The individual financial statements of each group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each entity are expressed in AUD, which is the functional currency of the group’s Australian domiciled entities and the presentation currency for the consolidated financial statements.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in the profit and loss, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognised directly in equity to the extent that the gain or loss is directly recognised in equity, otherwise the exchange difference is recognised in the profit and loss.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies  (cont’d)

The financial results and position of foreign operations whose functional currency is different from the group’s presentation currency are translated as follows:

i.	assets and liabilities are translated at period-end exchange rates prevailing at that reporting date;
ii.	income and expenses are translated at average exchange rates for the period where this approximates the rate at the date of the transaction; and
iii.	retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the group’s foreign currency translation reserve in equity. These differences are recognised in the profit and loss in the period in which the operation is disposed.

(h)	Provisions

Provisions are recognised when the group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation, and that outflow can be reliably measured.

Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the period.

(i)	Cash and cash equivalents

Cash comprises cash on hand and demand deposits. Cash equivalents are short term, highly liquid investments that are readily convertible to known amounts of cash (within 3 months) and are subject to an insignificant risk of changes in value.

(j)	Revenue and other income

Revenue is measured at the fair value of consideration received or receivable, net of the amount of goods and services tax.

Interest revenue is recognised as it accrues, taking into account the effective yield on the financial asset.

The group receives the research and development tax offset which it claims from the Australian Tax Office through the lodgement of its income tax return. This is disclosed as other revenue and not as an income tax benefit. The tax offset is accrued in the period that the expenditure to which it relates was incurred.

All revenue is stated net of the amount of goods and services tax (“GST”).

(k)	Trade and other payables

Trade and other payables represent the liabilities for goods and services received by the group that remain unpaid at the end of the financial period. The balance is recognised as a current liability with the amounts normally paid within 30 days of recognition of the liability.

(l)	Trade and other receivables

Trade receivables are initially recognised at fair value less any provision for impairment. Collectability is reviewed on an ongoing basis. Debtors which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment for trade receivables is raised when there is objective evidence that the group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the impairment is the difference between the carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short term receivables are not discounted if the effect of discounting is immaterial.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies  (cont’d)

(m)	Goods and services tax

Revenue, expenses and assets are recognised net of the amount of GST, except where an amount of GST incurred is not recoverable from the Australian Taxation Office (“ATO”). In these circumstances the GST is recognised as part of the cost of acquisition of an asset or as part of an item of expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO, is included as a current asset or liability in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(n)	New accounting standards for application in future years

No standards, amendments to standards and interpretations of standards have been identified where the future application of which may impact the group in the period of initial application.

(o)	Intangible assets

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of acquisition. Intangible assets acquired separately are initially recognised at cost. Intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognised in profit or loss arising from derecognition of an intangible asset is measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangibles are reviewed annually. Changes in expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

(p)	Property, plant and equipment

Each class of property, plant and equipment is carried at cost or fair value less, where applicable, any accumulated depreciation and impairment losses.

Plant and equipment

Plant and equipment are measured at cost less depreciation and impairment losses.

The cost of fixed assets constructed within the group includes the cost of materials, direct labour, borrowing costs and an appropriate proportion of fixed and variable overheads.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of profit or loss and other comprehensive income during the financial period in which they are incurred.

Depreciation

The depreciable amount of all fixed assets including building and capitalised leased assets, but excluding freehold land, is depreciated on a straight line basis over their useful lives to the group from the time the asset is held ready for use.

The depreciation rates used for each class of depreciable assets are:

Class of fixed asset	Depreciation rate
Plant and equipment:	5%-20%

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 1: Statement of significant accounting policies  (cont’d)

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting period date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These gains or losses are included in the statement of profit or loss and other comprehensive income.

(q)	Critical accounting estimates and judgments

The directors evaluate estimates and judgements incorporated into the financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trend and economic data, obtained both externally and within the group.

Note 2: Result for the half year

The result for the half year has been arrived after charging the following expenses

	31 December 2019	31 December 2018
	$	$
Other expenses	191	112
Depreciation	21,551	2,539
Interest expense	21,742	2,651

Note 3: Income tax expense

a. The components of tax expense/(benefit) comprise:
Current tax	—	—
Deferred tax	—	—
	—	—
b.	The group has not booked deferred tax assets as the directors have assessed that it is not yet probable that previous periods tax losses are recoverable.

Note 4: Cash and cash equivalents

	31 December 2019	30 June 2019
	$	$
Cash at bank and in hand	332,365	278,304

Note 5: Trade and other receivables

Current assets
Research and development tax offset 2018 accrued	—	1,044,972
GST receivable	51,385	101,014
Loan - Cape River Resources Pty Ltd	—	115,847
	51,385	1,261,833

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

	31 December 2019	30 June 2019
	$	$
Note 6: Other assets

Current
Prepayments	54,712	35,028
	54,712	35,028
Non current
Deposit - Land	50,000	50,000

Note 7: Property, plant and equipment

	31 December 2019	30 June 2019
	$	$

Office equipment
At cost	5,352	2,995
Accumulated depreciation	(2,418)	(2,227)
	2,934	768
Coal gasification plant
Development costs - preliminary	905,000	585,000
	905,000	585,000
Closing balance	907,934	585,768

Note 8: Intangibles

Mining development licence 361
At cost	863,684	—
Accumulated impairment charge	—	—
Closing balance	863,684	—

Note 9: Trade and other payables

CURRENT
Unsecured liabilities
Trade payables:
– other	382,551	363,405
Sundry payables and accrued expenses:
– other	84,241	129,498
	466,792	492,903
NON-CURRENT
Unsecured liabilities
Trade payable	963,500	643,500
	963,500	643,500

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

	31 December 2019	30 June 2019
	$	$
Note 10: Loans

CURRENT
Unsecured liabilties
Insurance premium funding	11,403	25,087
Loan - GNE (Pentland) Pty Ltd	—	52,163
Short term loan - Synthesis Energy Systems, Inc.	509,899	—
	521,302	77,250

Secured liabilities	—	537,024
Short term loan - Radium Capital	—	537,024
	521,302	614,274

Note 11: Dividends

No dividends were paid or declared during the current half year or half year ending 31 December 2018.

Note 12: Auditors’ remuneration

During the half year the following fees were paid or payable for services provided by the auditor of the parent entity and its related practices.

	31 December 2019	31 December 2019
	$	$
Remuneration of the auditor of the parent for:
Audit of the financial report	15,000	—
	15,000	—

Note 13: Contingent liability

At the date of signing these financial statements the directors are not aware of any contingent liabilities for the group.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 14: Cash flow information

	31 December 2019	31 December 2018
	$	$
a. Reconciliation of cash flow from operations with loss after income tax
Loss after income tax	(951,770)	(1,245,614)
Non-cash flows in loss
Depreciation	191	112
Contractors and consultants paid in scrip	—	580,600
Interest accrued on short term loan	9,206	—
Changes in assets and liabilities, net of the effects of purchase and disposal of subsidiaries
(Increase)/decrease in trade and other receivables	1,094,601	1,120,302
(Increase)/decrease in other assets	(19,684)	(20,776)
Increase/(decrease) in trade and other payables	(26,114)	(310,104)
Cashflow from operations	106,430	124,520

Note 15: Issued capital

	No of shares	$
Balance as at 1 July 2018	116,307,801	3,908,556
Shares issued to directors in lieu of directors' fee	500,000	250,000
Shares issued to consultants and contractors in lieu of payment	661,200	323,095
Rights issue	4,000,000	400,000
In specie distribution of Cape River Resoources Pty Ltd shares	—	(551,505)
Balance as at 31 December 2018	121,469,001	4,330,146

Balance as at 1 July 2019	133,642,001	5,554,951

Shares issued to directors in lieu of directors' fee	775,000	77,500
Shares issued to consultants and contractors in lieu of payment	3,113,820	426,870
Shares issued to Cape River Resources Pty Ltd shareholders being scrip for scrip	8,000,000	800,000
Balance as at 31 December 2019	145,530,821	6,859,321

The company does not have a limited amount of authorised capital an issued shares do not have a par value.

Ordinary shares participate in the dividends and the proceeds on winding up of the Company in proportion to the number of shares held.

Note 16: Events occurring after the reporting period

a.	The financial report was authorised for issue on 18 March 2020 by the board of directors.
b.	Merger transaction

On 10 October 2019, AFE announced that it had signed a definitive Merger Agreement, whereby AFE will merge with a wholly owned subsidiary of NASDAQ listed Synthesis Energy Systems, Inc. As a result of the transaction, AFE will become a wholly owned subsidiary of SES. SES currently holds approximately 35% of the issued capital of AFE. This transaction is expected to be completed in May 2020.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Note 16: Events occurring after the reporting period (cont’d)

Upon closing and subject to the terms and conditions of the Merger Agreement, SES will issue 3,875,000 new shares of SES common stock for the acquisition of AFE. Each holder of AFE ordinary shares will receive one share of SES’s common stock for approximately each 24.44 ordinary shares of AFE.

The current other major shareholders of AFE, representing approximately 90% of the current issued capital of AFE, formally precommitted their shares in support of the merger transaction prior to the announcement of the merger. The mutually agreed purchase value of AFE is approximately $US 36 million, based on $US 6 per share of SES common stock to be issued.

As part of the transaction, at merger closing, Mr. Kerry Parker, current CEO of AFE, will be appointed as President and Chief Executive Officer of SES, and Mr. Ron Higson, current COO of AFE, will be appointed as Chief Operating Officer of SES. An appointment of a new Chief Financial Officer for SES will be named at, or prior to, closing.

Additionally, Mr. Edek Choros and Mr. Richard Barker will be appointed to the SES Board of Directors. Mr. Robert W. Rigdon, a long-time SES executive who has served as Deputy Chairman and Director of AFE since its inception and is the current Vice Chairman, President and CEO of SES, will remain on the board of SES. Once convened, the Board of Directors is expected to appoint two additional, independent directors. All other current directors of SES will resign their positions at merger closing.

c.	Impact of Coronavirus

The group is aware of the impact that COVID-19 (Coronavirus) is having on the Australian and World economy.

The Directors have considered the impact of the Coronavirus on the group’s recorded asset values and the Directors are of the view that there has been no material impact on the group’s recorded asset values as at or subsequent to the reporting date.

As at the date of these financial statements, the group is not aware of any impact that has occurred in relation to any of its staff, contractors or key suppliers.

Given the negative impact that has occurred and is continuing to occur on world financial markets as a result of the Coronavirus, the Directors are of the view that there is the potential that the Coronavirus will have a significant negative impact on the Company’s ability to secure the required debt and equity financing for the group’s proposed current and future projects, including but not limited to, the group’s proposed Gladstone Energy and Ammonia Project and the Pentland Coal Mine Project. At the date of these financial statements, this impact is not able to be fully assessed or measured.

AUSTRALIAN FUTURE ENERGY PTY LTD
ABN 56 168 160 067
NOTES TO THE FINANCIAL STATEMENTS FOR THE HALF YEAR ENDED 31 DECEMBER 2019

Australian Future Energy Pty Ltd
ABN 56 168 160 067
Directors’ Declaration
31 December 2019

In the directors’ opinion:

•	the company and consolidated entity are not reporting entities because there are no users dependent on general purpose financial statements. Accordingly, as described in note 1 to the financial statements, the attached special purpose financial statements have been prepared for the purposes of complying with the Corporations Act 2001 requirements to prepare and distribute financial statements to the owners of Australian Future Energy Pty Ltd;
•	the attached financial statements and notes comply with the Corporations Act 2001, the Accounting Standards as described in note 1 to the financial statements, the Corporations Regulations 2001 and other mandatory professional reporting requirements;
•	the attached financial statements and notes give a true and fair view of the consolidated entity's financial position as at 31 December 2019 and of its performance for the financial half-year ended on that date;
•	there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of directors made pursuant to section 295(5)(a) of the Corporations Act 2001.

On behalf of the directors

Edek Choros Director

18 March 2020
Brisbane

INDEPENDENT AUDITOR’S REVIEW REPORT
TO THE MEMBERS OF
AUSTRALIAN FUTURE ENERGY PTY LTD

We have reviewed the accompanying half-year financial report of Australian Future Energy Pty Ltd which comprises the consolidated statement of financial position as at 31 December 2019, the consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and the consolidated statement of cash flows for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the directors’ declaration of the consolidated entity comprising the company and the entities it controlled at the half-year end or from time to time during the half-year.

Directors’ Responsibility for the Half-Year Financial Report

The directors of Australian Future Energy Pty Ltd are responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the half-year financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express a conclusion on the half-year financial report based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the half-year financial report is not in accordance with the Corporations Act 2001 including: giving a true and fair view of the consolidated entity’s financial position as at 31 December 2019 and its performance for the half-year ended on that date; and complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As the auditor of Australian Future Energy Pty Ltd, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001. We confirm that the independence declaration required by the Corporations Act 2001, which has been given to the directors of Australian Future Energy Pty Ltd, would be in the same terms if given to the directors as at the time of this auditor’s review report.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half-year financial report of Australian Future Energy Pty Ltd is not in accordance with the Corporations Act 2001 including:

(a)	giving a true and fair view of the consolidated entity’s financial position as at 31 December 2019 and of its performance for the half-year ended on that date; and
(b)	complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and Corporations Regulations 2001.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the half-year financial report, which indicates that the consolidated entity incurred a loss of $951,770 and had net cash inflows from operating activities of $106,433 for the half-year ended 31 December 2019. As at 31 December 2019, the consolidated entity had net current liabilities of $549,632. As stated in Note 1, these events or conditions, along with other matters as set forth in Note 1, indicate that a material uncertainty exists that may cast significant doubt on the consolidated entity's ability to continue as a going concern. Our conclusion is not modified in respect of this matter.

RSM AUSTRALIA PARTNERS

Brisbane, Queensland Dated: 18 March 2020	Albert Loots Partner – Assurance and Advisory

CAPE RIVER RESOURCES PTY LTD

ABN 69 629 829 885

FINANCIAL REPORT
FOR THE YEAR ENDED 30 JUNE 2019

Cape River Resources Pty Ltd
ABN 69 629 829 885
Directors’ Report
30 June 2019

The directors present their report, together with the financial statements, on the consolidated entity (referred to hereafter as the ‘consolidated entity’) consisting of Cape River Resources Pty Ltd (referred to hereafter as the ‘company’ or ‘parent entity’) and the entities it controlled at the end of, or during, the financial period ended 30 June 2019.

Directors

The following persons were directors of Cape River Resources Pty Ltd during the period from incorporation on 5 November 2018 and ending 30 June 2019, and up to the date of this report, unless otherwise stated:

•	Mr Edek Choros, Executive Director
•	Mr Richard Scott Barker, Non-Executive Director

Principal activities

During the financial period under review, the principal continuing activities of the consolidated entity consisted of:

•	Ownership of the West Pentland Coal Mine Project, located in Queensland, Australia; and
•	Consideration of various coal mine and coal development projects for potential investment and ownership.

Dividends

No dividends were declared or paid during the current or previous financial year and no dividends are recommended at the date of signing of this report..

Review of operations

The profit for the consolidated entity for the financial period ending 30 June 2019 after providing for income tax amounted to $335,129.

Significant changes in the state of affairs

The Company was incorporated on 5 November 2018.

There were no significant changes in the state of affairs of the consolidated entity during the financial period ended 30 June 2019.

Matters subsequent to the end of the financial year

On 1 September 2019, 100% of the issued capital of the Company was acquired by Australian Future Energy Pty Ltd, with individual shareholders in the Company receiving shares in Australian Future Energy Pty Ltd in return for their shares in the Company, based on a share exchange ratio recommended by the Directors, and as agreed to by all shareholders in the Company.

No other matter or circumstance has arisen since 30 June 2019 that has significantly affected, or may significantly affect, the consolidated entity‘s operations, the results of those operations, or the consolidated entity’s state of affairs in future financial years.

Likely developments and expected results of operations

Information on likely developments in the operations of the consolidated entity and the expected results of operations have not been included in this report because the directors believe it would be likely to result in unreasonable prejudice to the consolidated entity.

Cape River Resources Pty Ltd
ABN 69 629 829 885
Directors’ Report
30 June 2019

Environmental regulation

The consolidated entity is not currently subject to any significant environmental regulation under Australian Commonwealth or State law.

Shares under option

There were no unissued ordinary shares of Cape River Resources Pty Ltd under option outstanding at the date of this report.

Shares issued on the exercise of options

There were no ordinary shares of Cape River Resources Pty Ltd issued on the exercise of options during the year ended 30 June 2019 and up to the date of this report.

Indemnity and insurance of officers

The company has indemnified the directors and executives of the company for costs incurred, in their capacity as a director or executive, for which they may be held personally liable, except where there is a lack of good faith.

During the financial year, the company paid a premium in respect of a contract to insure the directors and executives of the company against a liability to the extent permitted by the Corporations Act 2001. The contract of insurance prohibits disclosure of the nature of the liability and the amount of the premium.

Indemnity and insurance of auditor

The company has not, during or since the end of the financial year, indemnified or agreed to indemnify the auditor of the company or any related entity against a liability incurred by the auditor.

During the financial year, the company has not paid a premium in respect of a contract to insure the auditor of the company or any related entity.

Proceedings on behalf of the company

No person has applied to the Court under section 237 of the Corporations Act 2001 for leave to bring proceedings on behalf of the company, or to intervene in any proceedings to which the company is a party for the purpose of taking responsibility on behalf of the company for all or part of those proceedings.

Auditor’s independence declaration

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out immediately after this directors’ report.

This report is made in accordance with a resolution of directors, pursuant to section 298(2)(a) of the Corporations Act 2001.

On behalf of the directors

Edek Choros Director

10 December 2019
Brisbane

AUDITOR’S INDEPENDENCE DECLARATION

As lead auditor for the audit of the financial report of Cape River Resources Pty Ltd and its controlled entities for the period 30 June 2019, I declare that, to the best of my knowledge and belief, there have been no contraventions of:

(i)	the auditor independence requirements of the Corporations Act 2001 in relation to the audit; and
(ii)	any applicable code of professional conduct in relation to the audit.

RSM AUSTRALIA PARTNERS

Brisbane, Queensland Dated: 10 December 2019	Albert Loots Partner

ABN 69 629 829 885
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
FOR THE PERIOD ENDED 30 JUNE 2019

2019 8 mths $
Other income
Gain on acquisition	471,505
Audit fees	—
Consultants technical	(41,000)
Contractors	(38,000)
Holding costs - mining development lease	(39,810)
Subscriptions	(16,062)
Other expenses	(1,504)
Profit/(loss) before income tax	335,129
Income tax (benefit)/ expense	—
Profit for the year	335,129
Other comprehensive income:
Other comprehensive income for the year, net of income tax	—
Total comprehensive income for the year	335,129

The accompanying notes form part of these financial statements

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 30 JUNE 2019

	Note	2019 $
ASSETS
CURRENT ASSETS
Receivables	2	1,000,001
Other current assets	3	4,424
TOTAL CURRENT ASSETS		1,004,425
NON-CURRENT ASSETS
Intangibles	4	474,388
TOTAL NON-CURRENT ASSETS		474,388
TOTAL ASSETS		1,478,813
CURRENT LIABILITIES
Trade and other payables		—
Loans	5	1,063,684
TOTAL CURRENT LIABILITIES		1,063,684
TOTAL LIABILITIES		1,063,684
NET ASSETS		415,129
EQUITY
Issued capital	9	80,000
Retained earnings		335,129
TOTAL EQUITY		415,129

The accompanying notes form part of these financial statements

CAPE RIVER RESOURCES PTY LTD
ABN 62 629 829 885
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE PERIOD ENDED 30 JUNE 2019

	Share capital $	Retained earnings $	Total $
Balance at 1 July 2018
Shares issued during the year	—	—	—
Transactions with non-controlling interests	80,000	—	80,000
Transactions with owners	80,000	—	80,000
Profit/ (Loss) attributable to members of parent entity	—	335,129	335,129
Total comprehensive income	—	335,129	335,129
Balance at 30 June 2019	80,000	335,129	415,129

The accompanying notes form part of these financial statements

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD ENDED 30 JUNE 2019

2019 8 mths $
CASH FLOWS FROM OPERATING ACTIVITIES
Research and development refundable tax offset	—
Receipts from customers	—
Payments to suppliers and employees Interest	—
received	—
Interest paid	—
Net cash used in operating activities	—

CASH FLOWS FROM INVESTING ACTIVITIES
Acquistion of Mineral Development Licence	—
Acquistion of equipment	—
Deposit for acquisition of land	—
Loan to Cape River Resources Pty Ltd	—
Net cash used in investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Short term loan received	—
Short term loan repaid	—
Funds from share issues	—
Net cash from financing activities	—

Net movement in cash held	—

Cash at beginning of financial year	—
Cash at end of financial year	—

The accompanying notes form part of these financial statements

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies

The Directors’ have prepared the consolidated financial statements on the basis that the Company and its subsidiaries (the group) is a non-reporting entity because there are no users dependent on a general purpose financial report. The financial report is therefore a special purpose financial report that has been prepared in order to meet the requirements of the Corporations Act 2001.

These consolidated financial statements have been prepared in accordance with the recognition and measurement requirements specified by the Australian Accounting Standards and Interpretations and the disclosure requirements of AASB 101 Presentation of Financial Statements, AASB 107 Statement of Cash Flows, AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors and AASB 1054 Australian Additional Disclosures.

Cape River Resources Pty Ltd is a company limited by shares, incorporated and domiciled in Australia. As the company was incorporated on 5 November 2018 there are no comparatives showing for 2018 and the company only traded for a part year. The company acquired subsidiary GNE (Pentland) Pty Ltd on 7 November 2018. However the financial performance and acquisition date is taken to be 1 November 2018 for practical reasons.

Cape River Resources Pty Ltd is a for-profit entity for the purposes of preparing financial statements under Australian Accounting Standards.

Basis of preparation

The consolidated financial statements, except for cash flow information, have been prepared on an accruals basis and are based on historical costs modified by the revaluation of selected non-current assets, financial assets and financial liabilities for which the fair value basis of accounting has been applied.

Going concern

Notwithstanding the current and prior period losses, the financial statements have been prepared on a going concern basis as the Board has assessed the resources available to the group and believes that the group will be able to pay its debts as and when they fall due.

The following is a summary of the material accounting policies adopted by the group in preparation of the financial statements. The accounting policies have been consistently applied, unless otherwise stated.

Accounting policies

(a)	Principles of consolidation

The group financial statements consolidate those of the parent entity and all of its subsidiaries as of 30 June 2019. The parent controls a subsidiary if it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. All subsidiaries have a reporting date of 30 June.

All transactions and balances between group companies are eliminated on consolidation, including unrealised gains and losses on transactions between group companies. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the group.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed of during the year are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

Non-controlling interests, presented as part of equity, represent the portion of a subsidiary’s profit or loss and net assets that is not held by the group. The group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

(b)	Business combinations

Business combinations occur where an acquirer obtains control over one or more businesses.

A business combination is accounted for by applying the acquisition method unless it is a combination involving entities or businesses under common control, when assets and liabilities are transferred at book value. The acquisition method requires that for each business combination one of the combining entities must be identified as the acquirer. The business combination will be accounted for as at the acquisition date, which is the date that control over the acquiree is obtained by the parent entity. At this date, the parent shall recognise in the accounts and subject to certain limited exceptions, the fair value of the identifiable assets acquired and liabilities assumed.

In addition, contingent liabilities of the acquiree will be recognised where a present obligation has been incurred and its fair value can be reliably measured. The acquisition may result in the recognition of goodwill or a gain from a bargain purchase. All transaction costs incurred in relation to the business combination are expensed to the Statement of Profit or Loss and Other Comprehensive Income.

(c)	Income tax

The income tax expense / (revenue) for the year comprises current income tax expense / (income) and deferred tax expense / (income). Current and deferred income tax expense / (income) is charged or credited directly to other comprehensive income instead of the profit or loss when the tax relates to items that are credited or charged directly to other comprehensive income.

Current tax

Current income tax expense charged to the profit or loss is the tax payable on taxable income calculated using applicable income tax rates enacted, or substantially enacted, as at reporting date. Current tax liabilities / (assets) are therefore measured at the amounts expected to be paid to / (recovered from) the relevant taxation authority.

Current tax assets and liabilities are offset where a legally enforceable right of set-off exists and it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur.

Deferred tax

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the year as well unused tax losses.

Deferred tax assets and liabilities are ascertained based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred tax assets also result where amounts have been fully expensed but future tax deductions are available. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates enacted or substantively enacted at reporting date. Their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are recognised only to the extent that it is probable that future taxable profit will be available against which the benefits of the deferred tax asset can be utilised.

Deferred tax assets and liabilities are offset where a legally enforceable right of set-off exists, the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

taxable entity or different taxable entities where it is intended that net settlement or simultaneous realisation and settlement of the respective asset and liability will occur in future periods in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

(d)	Exploration and development expenditure

Exploration, evaluation and development expenditure incurred is capitalised in respect of each identifiable area of interest. These costs are only capitalised to the extent that they are expected to be recouped through the successful development of the area or where activities in the area have not yet reached a stage that permits reasonable assessment of the existence of economically recoverable reserves.

Accumulated costs in relation to an abandoned area are written off in full against profit in the year in which the decision to abandon the area is made.

When production commences, the accumulated costs for the relevant area of interest are amortised over the life of the area according to the rate of depletion of the economically recoverable reserves.

A regular review is undertaken of each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that area of interest.

Costs of site restoration are provided over the life of the facility from when exploration commences and are included in the costs of that stage. Site restoration costs include the dismantling and removal of mining plant, equipment and building structures, waste removal, and rehabilitation of the site in accordance with clauses of the mining permits.

Such costs have been determined using estimates of future costs, current legal requirements and technology on an undiscounted basis.

Any changes in the estimates for the costs are accounted on a prospective basis. In determining the costs of site restoration, there is uncertainty regarding the nature and extent of the restoration due to community expectations and future legislation. Accordingly the costs have been determined on the basis that the restoration will be completed within one year of abandoning the site.

(e)	Financial instruments

New standard AASB 9 Financial Instruments

AASB 9 Financial Instruments replaces ASSB 139 Financial Instruments: Recognition and Measurement. It makes major changes to the previous guidance on the classification and measurement of financial assets and introduces an expected credit loss model for impairment of financial assets. The new standard requires that the comparatives be amended for changes in accounting treatment introduced by the new standard. No such changes are required for these financial statements.

Initial recognition and measurement

Financial assets and financial liabilities are recognised when the group becomes a party to the contractual provisions of the financial instrument, and are measured initially at fair value adjusted for transaction costs, except for those carried at fair value through the profit or loss, which are measured initially at fair value. Subsequent measurement of financial assets and financial liabilities are described below.

Financial assets are derecognised when the contractual rights to cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred. A financial liability is derecognised when it is extinguished, discharged, cancelled or expires.

Classification and subsequent measurement

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with AASB 15, all financial instruments are initially measured are measured at fair value adjusted for adjusted transaction costs (where applicable).

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

For the purpose of subsequent measurement, financial assets other than those designated and effective as hedging instruments are classified into the following categories upon initial recognition:

•	amortised cost
•	fair value through the profit and loss (FVPL)
•	equity instruments at fair value through other comprehensive income (FVOCI)
•	debt instruments at fair value thorough other comprehensive income (FVOCI).

All income and expenses relating to financial assets that are recognised in the profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which is presented within other expenses.

Classifications are determined by both:

•	The entities business model for managing the financial asset
•	The contractual cash flow characteristics of the financial assets

Subsequent measurement financial assets

Financial assets at amortised cost

Financial assets are measured at amortised cost if the assets meet the following conditions (and are not designated as FVPL):

•	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows.
•	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortised cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The group’s cash and cash equivalents and most other receivables fall into this category.

Financial assets at fair value through the profit or loss (FVPL)

Financial assets that are held within a different business model other than ‘hold to collect’ or ‘hold to collect and sell’ are categorised at fair value through the profit or loss. Further, irrespective of business model financial assets whose contractual cash flows are not solely payments of principal or interest are accounted for at FVPL.

Equity Instruments at fair value through other comprehensive income (Equity FVOCI)

Investments in equity instruments that are not held for trading are eligible for an irrevocable election at inception to be measured at FVOCI. Under Equity FVOCI, subsequent movements in fair value recognised in other comprehensive income and are never reclassified to profit or loss. Dividends from these investments continue to be recorded as other income within the profit or loss unless the dividend clearly represents return of capital.

Debt Instruments at fair value through other comprehensive income (Debt FVOCI)

Financial assets with contractual cash flows representing solely payments of principal and interest and held within a business model of collecting the contractual cash flows and selling the assets are accounted for at debt FVOCI.

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

Any gains or losses recognised in OCI will be reclassified to profit or loss upon derecognition of the asset.

Impairment of Financial assets

AASB’s impairment requirements use more forward looking information to recognize expected credit losses—the ‘expected credit losses (ECL) model’. Instruments within the scope of the new requirements include loans and other debt-type financial assets measured at amortised cost and FVOCI, trade receivables, contract assets recognised and measured under AASB 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured through the profit or loss.

(f)	Impairment of assets

At each reporting date, the group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of profit or loss and other comprehensive income.

Impairment testing is performed annually for intangible assets with indefinite lives and intangible assets not yet available for use. Where it is not possible to estimate the recoverable amount of an individual asset, the group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

(g)	Foreign currency transactions and balances

The individual financial statements of each group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each entity are expressed in USD, which is the functional currency of the group’s USA domiciled entities and the presentation currency for the consolidated financial statements.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year- end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in the profit and loss, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognised directly in equity to the extent that the gain or loss is directly recognised in equity, otherwise the exchange difference is recognised in the profit and loss.

The financial results and position of foreign operations whose functional currency is different from the group’s presentation currency are translated as follows:

i.	assets and liabilities are translated at year-end exchange rates prevailing at that reporting date;
ii.	income and expenses are translated at average exchange rates for the year where this approximates the rate at the date of the transaction; and
iii.	retained earnings are translated at the exchange rates prevailing at the date of the transaction.

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

Exchange differences arising on translation of foreign operations are transferred directly to the group’s foreign currency translation reserve in equity. These differences are recognised in the profit and loss in the period in which the operation is disposed.

(h)	Provisions

Provisions are recognised when the group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation, and that outflow can be reliably measured.

Provisions are measured using the best estimate of the amounts required to settle the obligation at the end of the year.

(i)	Cash and cash equivalents

Cash comprises cash on hand and demand deposits. Cash equivalents are short term, highly liquid investments that are readily convertible to known amounts of cash (within 3 months) and are subject to an insignificant risk of changes in value.

(j)	Revenue and other income

Revenue is measured at the fair value of consideration received or receivable, net of the amount of goods and services tax.

Interest revenue is recognised as it accrues, taking into account the effective yield on the financial asset.

All revenue is stated net of the amount of goods and services tax (“GST”).

(k)	Trade and other payables

Trade and other payables represent the liabilities for goods and services received by the group that remain unpaid at the end of the financial year. The balance is recognised as a current liability with the amounts normally paid within 30 days of recognition of the liability.

(l)	Trade and other receivables

Trade receivables are initially recognised at fair value less any provision for impairment. Collectability is reviewed on an ongoing basis. Debtors which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment for trade receivables is raised when there is objective evidence that the group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the impairment is the difference between the carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short term receivables are not discounted if the effect of discounting is immaterial.

(m)	Goods and services tax

Revenue, expenses and assets are recognised net of the amount of GST, except where an amount of GST incurred is not recoverable from the Australian Taxation Office (“ATO”). In these circumstances the GST is recognised as part of the cost of acquisition of an asset or as part of an item of expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO, is included as a current asset or liability in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

(n)	Comparative figures

When required by Accounting Standards, comparative figures have been adjusted to conform to changes in presentation for the current financial period. Where the group has retrospectively applied an accounting policy, made retrospective statement of items in the financial statements or reclassified items in the financial statements an additional statement of financial performance as at the beginning of the earliest comparative period will be disclosed.

(o)	New accounting standards for application in future years

No standards, amendments to standards and interpretations of standards have been identified where the future application of which may impact the group in the period of initial application.

(p)	The following new and revised standards and interpretations of standards are effective for the current reporting period.

AASB 9: Financial Instruments and AASB 2010-7 (applicable for annual reporting periods commencing on or after 1 January 2018): This standard is applicable retrospectively and amends the classification and measurement of financial assets. See note 1(e).

(q)	Intangible assets

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of acquisition. Intangible assets acquired separately are initially recognised at cost. Intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognised in profit or loss arising from derecognition of an intangible asset is measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangibles are reviewed annually. Changes in expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

(r)	Property, plant and equipment

Each class of property, plant and equipment is carried at cost or fair value less, where applicable, any accumulated depreciation and impairment losses.

Property

Freehold land and buildings are shown at their fair value (being the amount for which an asset could be exchanged between knowledgeable willing parties in an arm’s length transaction). Valuations are performed whenever the Directors believe there has been a material movement in the value of the assets.

Increases in the carrying amount arising on revaluation of land and buildings are credited to a revaluation reserve in equity. Decreases that offset previous increases of the same asset are charged against the related revaluation reserve directly in equity; all other decreases are charged to the statement of profit or loss and other comprehensive income.

Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset and the net amount is restated to the revalued amount of the asset.

Plant and equipment

Plant and equipment are measured at cost less depreciation and impairment losses. The cost of fixed assets constructed within the group includes the cost of materials, direct labour, borrowing costs and an appropriate proportion of fixed and variable overheads. Subsequent costs are included in the asset’s carrying amount or

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 1: Statement of significant accounting policies (cont’d)

recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of profit or loss and other comprehensive income during the financial period in which they are incurred.

Depreciation

The depreciable amount of all fixed assets including building and capitalised leased assets, but excluding freehold land, is depreciated on a straight line basis over their useful lives to the group from the time the asset is held ready for use. Leased assets and leasehold of the assets.

The depreciation rates used for each class of depreciable assets are:

Class of fixed asset	Depreciation rate
Buildings	2.5%
Plant and equipment	5%-20%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting period date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These gains or losses are included in the statement of profit or loss and other comprehensive income. When revalued assets are sold, amounts included in the revaluation reserve relating to that asset are transferred to retained earnings.

(s)	Critical accounting estimates and judgments

The directors evaluate estimates and judgements incorporated into the financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trend and economic data, obtained both externally and within the group.

Key judgements and estimates

The company acquired GNE (Pentland) Pty Ltd for a bargain purchase on 7 November 2018. The book value of the assets and liabilities of GNE (Pentland) Pty Ltd were reviewed and found to be well supported and reflect fair value.

Note 2: Receivables

2019
$
Current
Unsecurred asset
Loan - Great Northern Energy Pty Ltd	1,000,001
1,000,001

Note 3: Other assets

Current
Prepayments	4,424
4,424

CAPE RIVER RESOURCES PTY LTD
ABN 69 629 829 885
NOTES TO THE FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2019

Note 4: Intangibles

Non-Current
Mining development licence	474,388
474,388

Note 5: Loans

Current
Unsecured liabilities
Loan - Australian Future Energy	963,684
Loan - Great Northern Energy Pty Ltd	100,000
1,063,684

Note 6: Income tax expense

The group has not booked deffered tax assets as the directors have assessed that it is not yet probable that past years tax losses are recoverable.

Note 7: Dividends

No dividends were paid or declared during the current or prior year.

Note 8: Contingent liability

At the date of signing these financial statements the directors are not aware of any contingent liabilities for the group.

Note 9: Issued capital

	No. of shares	$
Ordinary shares issued	80,000,000	80,000
Balance as at 30 June 2019	80,000,000	80,000

The company does not have a limited amount of authorised capital an issued shares do not have a par value. Ordinary shares participate in the dividends and the proceeds on winding up of the Company in proportion to the number of shares held.

Note 10: Events occurring after the reporting period

a.	The financial report was authorised for issue on 10 December 2019 by the board of directors.
b.	Acquisition of Cape River Resources Pty Ltd by Austrlalian Future Energy Pty Ltd

On 11 July 2019, Australian Future Energy Pty Ltd (AFE) announced a proposal to re-merge AFE with Cape River Resources Pty Ltd (CRR). The offer was made by AFE to each individual shareholder in CRR for AFE to acquire 100% of their shares in CRR on the basis that each CRR shareholder would receive 1 fully paid share in AFE for each 10 shares held in CRR. The formal offer documents were subsequently sent to each of the CRR shareholders, with 100% acceptance by the CRR shareholders, with the completion of the transaction effective from 1 September 2019. Accordingly, from 1 September 2019, AFE holds 100% of the issued capital of CRR.

Cape River Resources Pty Ltd
ABN 69 629 829 885
Directors’ Declaration
30 June 2019

In the directors’ opinion:

•	the company and consolidated entity are not reporting entities because there are no users dependent on general purpose financial statements. Accordingly, as described in note 1 to the financial statements, the attached special purpose financial statements have been prepared for the purposes of complying with the Corporations Act 2001 requirements to prepare and distribute financial statements to the owners of Cape River Resources Pty Ltd;
•	the attached financial statements and notes comply with the Corporations Act 2001, the Accounting Standards as described in note 1 to the financial statements, the Corporations Regulations 2001 and other mandatory professional reporting requirements;
•	the attached financial statements and notes give a true and fair view of the company’s and consolidated entity’s financial position as at 30 June 2019 and of their performance for the financial period ended on those date;
•	there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of directors made pursuant to section 295(5)(a) of the Corporations Act 2001.

On behalf of the directors

Edek Choros Director 10 December 2019 Brisbane

INDEPENDENT AUDITOR’S REPORT
TO THE MEMBERS OF
CAPE RIVER RESOURCES PTY LTD

Opinion

We have audited the financial report of Cape River Resources Pty Ltd (“the Company”) and its subsidiaries (“the Consolidated entity”), which comprises the consolidated statement of financial position as at 30 June 2019, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the period then ended, and notes to the financial statements, including a summary of significant accounting policies, and the directors’ declaration.

In our opinion, the accompanying financial report of the Consolidated entity is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Consolidated entity’s financial position as at 30 June 2019 and of its financial performance for the periods then ended; and
(ii)	complying with Australian Accounting Standards to the extent described in Note 1, and the Corporations Regulations 2001.

Basis for opinion

We conducted our audit in accordance with Australian Auditing Standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of our report. We are independent of the Consolidated entity in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (“the Code”) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code.

We confirm that the independence declaration required by the Corporations Act 2001, which has been given to the directors of the Company, would be in the same terms if given to the directors as at the time of this auditor’s report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Basis of Accounting

We draw attention to Note 1 to the financial report, which describes the basis of accounting. The financial report has been prepared for the purpose of fulfilling the directors’ financial reporting responsibilities under the Corporations Act 2001. As a result, the financial report may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Responsibilities of the Directors for the Financial Report

The directors of the Company are responsible for the preparation of the financial report that gives a true and fair view and have determined that the basis of preparation described in Note 1 to the financial report is appropriate to meet the requirements of the Corporations Act 2001 and is appropriate to meet the needs of the members. The directors’ responsibility also includes such internal control as the directors determine is necessary to enable the preparation of the financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error.

In preparing the financial report, the directors are responsible for assessing the ability of the Consolidated entity to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Consolidated entity or to cease operations, or have no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Report

Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of our responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at: http://www.auasb.gov.au/auditors responsibilities/ar4.pdf. This description forms part of our auditor’s report.

RSM AUSTRALIA PARTNERS

Brisbane, Queensland Dates: 11 December 2019	Albert Loots Partner – Assurance and Advisory

Annex A

AGREEMENT AND PLAN OF MERGER
dated as of
October 9, 2019
by and among
SYNTHESIS ENERGY SYSTEMS, INC.,

SES MERGER SUB, INC.
and
AUSTRALIAN FUTURE ENERGY PTY LTD

A-i

Page
SECTION 4.10	Material Contracts; Compliance with Contracts	A-21
SECTION 4.11	Taxes	A-22
SECTION 4.12	Employee Benefit Plans; ERISA; Employment Agreements	A-23
SECTION 4.13	Environmental Matters	A-26
SECTION 4.14	Title to Properties	A-26
SECTION 4.15	Intellectual Property	A-26
SECTION 4.16	Insurance	A-26
SECTION 4.17	Certain Payments	A-27
SECTION 4.18	Brokers and Finders	A-27
SECTION 4.19	Tax Matters	A-27
SECTION 4.20	Payment of Royalties	A-28
SECTION 4.21	No Other Representations or Warranties	A-28
ARTICLE V COVENANTS AND AGREEMENTS		A-28
SECTION 5.01	Conduct of Business by the Company Pending the Merger	A-28
SECTION 5.02	Conduct of Business by SES and Merger Subsidiary Pending the Merger	A-30
SECTION 5.03	No Solicitation	A-32
SECTION 5.04	Access to Information; Confidentiality	A-33
SECTION 5.05	Notices of Certain Events	A-33
SECTION 5.06	Merger Subsidiary	A-33
SECTION 5.07	[Reserved]	A-33
SECTION 5.08	SES Stockholders’ Meeting	A-33
SECTION 5.09	Proxy Statement/Prospectus; Registration Statement	A-34
SECTION 5.10	Public Announcements	A-34
SECTION 5.11	Expenses and Fees	A-35
SECTION 5.12	Agreement to Cooperate	A-35
SECTION 5.13	Exemption From Liability Under Section 16(b)	A-35
SECTION 5.14	Certain Tax Matters	A-35
SECTION 5.15	Company Financial Statements	A-36
SECTION 5.16	SES Consolidated Financial Statements	A-36
SECTION 5.17	Directors’ and Officers’ Indemnification and Insurance	A-36
SECTION 5.18	Subsequent Filings	A-38
SECTION 5.19	Stockholder Litigation	A-38
SECTION 5.20	Employee Matters	A-38
SECTION 5.21	Advisors and Consultants	A-39
SECTION 5.22	GTI Agreement	A-39
SECTION 5.23	Name Change	A-39
SECTION 5.24	Rule 10b5-1 Plan	A-39
SECTION 5.25
Amended SES Options. During the Pre-Closing Period, SES shall amend the SES Options granted to individuals who are directors of SES prior to the Merger Effective Time to permit the exercise of such SES Options through the end of the term of the SES Options and such amended SES Options shall be effective at the Merger Effective Time.
A-39
ARTICLE VI CONDITIONS TO THE MERGER		A-39
SECTION 6.01	Conditions to the Obligations of Each Party	A-39
SECTION 6.02	Conditions to Obligation of the Company to Effect the Merger	A-40
SECTION 6.03	Conditions to Obligations of SES and Merger Subsidiary to Effect the Merger	A-41
ARTICLE VII TERMINATION		A-41
SECTION 7.01	Termination	A-41
SECTION 7.02	[Reserved]	A-42
SECTION 7.03	Effect of Termination	A-42

A-ii

Exhibits:

Exhibit A	Form of Certificate of Merger
Exhibit B	Directors of SES
Exhibit C	Form of Indemnification Agreement
Exhibit D	Officers of SES
Exhibit E	Example Calculation of Per Share Consideration

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) entered into as of October 9, 2019, by and among SYNTHESIS ENERGY SYSTEMS, INC., a Delaware corporation (“SES”), SES MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of SES (“Merger Subsidiary”), and AUSTRALIAN FUTURE ENERGY PTY LTD, an Australian proprietary limited company (the “Company”). Terms with their initial letter capitalized have the meaning assigned herein as provided in Section 8.14 below.

WHEREAS, the respective board of directors of SES, Merger Subsidiary and the Company have determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of their respective stockholders, and have approved the Merger and this Agreement, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, SES, Merger Subsidiary and the Company intend to effect the merger of Merger Subsidiary with and into the Company (the “Merger”) with the Company as the surviving entity in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Corporations Act. Upon consummation of the Merger, Merger Subsidiary will cease to exist, and the Company will continue as a wholly-owned subsidiary of SES; and

WHEREAS, in connection with the Merger, the parties desire to make certain representations, warranties, covenants and agreements and prescribe certain conditions to the Merger, as provided herein;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (b) this Agreement will constitute a plan of reorganization within the meaning of U.S. Treasury Regulation Section 1.368-2(g); and (c) SES, Merger Subsidiary and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE
THE MERGER

SECTION 1.01      Merger Subsidiary Merges into the Company. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance and subject to with the DGCL and the Corporations Act. Upon the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”), shall continue its existence under the Corporations Act and be wholly owned by SES.

SECTION 1.02      The Closing; Effective Time of the Merger. Unless this Agreement is earlier terminated pursuant to the terms hereof, the Merger shall become effective as promptly as practicable as set forth below.

(a) The consummation of Merger (the “Closing”) shall take place at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002, no later than the second Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) or such other place and date as the parties may mutually determine (the “Closing Date”).

(b) Contemporaneous with the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL and the Corporations Act in order to consummate the Merger. The Company shall lodge a Form 484 with the Australian Securities and Investment Commission (“ASIC”) to effect the transfer of shares to the Merger Subsidiary. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State, or such later time as may be agreed in writing by the parties prior to the filing of the Certificate of Merger and specified in the Certificate of Merger, being referred to as the “Merger Effective Time.”

SECTION 1.03      Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in Section 259 of the DGCL. Without limiting the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of Merger Subsidiary shall vest in the Company and all the obligations, duties, debts and liabilities of Merger Subsidiary shall be the obligations, duties, debts and liabilities of the Company.

SECTION 1.04      Governing Documents. Pursuant to the Merger, the articles of association and memorandum of association of the Company in effect immediately prior to the Merger Effective Time shall be the governing documents of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.05      Directors and Officers.

(a) Directors and Officers of the Company. The directors and officers of the Company immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the directors and officers of the Company as the Surviving Company of the Merger until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s articles of association and memorandum of association.

(b) Directors and Officers of SES. The directors of SES immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, resign from their positions as directors of SES and all subsidiaries of SES and, at the Merger Effective Time, automatically and without further action on the part of any Person, the number of members of the SES Board shall be set and established at five (5) and each of the persons named on Exhibit B hereto shall, from and after the Merger Effective Time, be the duly elected and qualified directors of SES and shall hold office until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with SES’ certificate of incorporation and bylaws. SES shall enter into an indemnification agreement substantially in the form attached hereto on Exhibit C with each of the persons named on Exhibit B, to be effective from and after the Merger Effective Time. The officers of SES immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, resign from all offices held with SES and all subsidiaries of SES and each of the persons named on Exhibit D hereto shall, from and after the Merger Effective Time, be the duly elected and qualified officers of SES and shall hold office until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with SES’ certificate of incorporation and bylaws.

SECTION 1.06      Exchange of Shares. At the Merger Effective Time and subject to the other provisions of this Article I, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities:

(a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of Capital Stock of Merger Subsidiary immediately prior to the Merger Effective Time shall be cancelled and automatically converted into and become one (1.0) validly issued, fully paid and nonassessable Company Ordinary Share of the Surviving Company.

(b) Excluded Capital Stock of the Company. Each issued and outstanding share of Company Ordinary Shares owned by any Subsidiary of the Company and shares of Company Ordinary Shares held by the Company as treasury stock immediately prior to the Merger Effective Time (all such shares, the “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto.

(c) Company Ordinary Shares. Each share of Company Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time (excluding any Excluded Shares and each issued and outstanding share of Company Ordinary Shares owned by SES) shall be exchanged for that number of validly issued, fully paid and non-assessable shares of SES Common Stock equal to the Per Share Consideration in accordance with each Pre-Merger Agreement dated October 8, 2019. An example calculation of the Per Share Consideration is attached hereto as Exhibit E.

(d) Merger Consideration Definitions.

(i) The term “Per Share Consideration” means the quotient resulting from (A) the Common Stock Merger Consideration divided by (B) the Closing Company Share Number.

(ii) The term “Closing Company Share Number” means the aggregate number of Company Ordinary Shares outstanding immediately prior to the Merger Effective Time (excluding any Excluded Shares and each issued and outstanding share of Company Ordinary Shares owned by SES).

(iii) The term “Common Stock Merger Consideration” means 3,875,000 shares of newly issued SES Common Stock.

(iv) The term “SES Vested Equity Awards” means the sum of the aggregate number of shares of SES Restricted Shares and SES Options that vest as a result of, or prior to, the Merger (net of shares surrendered by the holder thereof in satisfaction of withholding tax payment obligations) pursuant to any SES equity award plan or agreement, including without limitation, the SES 2015 Long-Term Plan, the SES 2005 Incentive Plan, and any successor plan or agreement (collectively, the “SES Stock Plans”).

SECTION 1.07      [Reserved].

SECTION 1.08      Exchange of Certificates.

(a) Prior to the Merger Effective Time, SES shall appoint an agent, reasonably satisfactory to the Company, to act as exchange agent (the “Exchange Agent”) for the exchange of stock certificates representing the Merger Consideration upon surrender of certificates representing shares of Company Ordinary Shares (the “Company Certificates”) or, with respect to uncertificated shares, such other evidence of ownership as the Exchange Agent or SES may reasonably request. At or prior to the Merger Effective Time, SES shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of holders of Company Ordinary Shares held immediately prior to the Merger Effective Time (each, a “Company Stockholder”), certificates representing the shares of SES Common Stock (or make appropriate alternative arrangements if uncertificated shares of SES Common Stock represented by a book entry will be issued), sufficient, to exchange upon the surrender of Company Certificates, together with a properly completed form of letter of transmittal, as hereinafter provided.

(b) Promptly after the Merger Effective Time, SES shall cause the Exchange Agent to mail to each individual, corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust, joint venture, association, or any other entity, including a Governmental Entity (each, a “Person”), who was a record holder as of the Merger Effective Time of shares of Company Ordinary Shares, and whose shares were exchanged for the Merger Consideration pursuant to Section 1.06, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as SES may reasonably specify) and instructions for use in effecting the surrender of the Company Certificates in exchange for stock certificates representing the Merger Consideration. Upon surrender to the Exchange Agent of a Company Certificate or, with respect to uncertificated shares of Company Ordinary Shares, such other evidence of ownership as the Exchange Agent or SES may reasonably request, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Exchange Agent, the record holder of such shares of Company Ordinary Shares shall receive, in exchange therefor, certificates representing the shares of SES Common Stock (or make appropriate alternative arrangements if uncertificated shares of SES Common Stock represented by a book entry will be issued), and such Company Certificate shall forthwith be canceled. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the Company Certificate surrendered is registered, it shall be a condition of exchange that the Company Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange pay any transfer or other Taxes required by reason of the transfer or payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate surrendered or establish to the satisfaction of SES that such Tax has been paid or is not applicable. In accordance with the memorandum of association of the Company, the Company (and the Surviving Company) shall be entitled to treat the registered owner of all of the shares of Company Ordinary Shares as the owner thereof, and after the Merger Effective Time, as the owner of the Merger Consideration, for all purposes, until the Company Certificates representing such shares (and such Merger Consideration) have been surrendered by the registered owner thereof in accordance with the provisions of this Section 1.08 (other than Company Certificates representing Excluded Shares).

(c) At the close of business on the day of the Merger Effective Time, the stock ledger of the Company shall be closed. From and after the Merger Effective Time, there shall be no registration of transfers of shares of Company Ordinary Shares which were outstanding immediately prior to the Merger Effective Time on the stock transfer books of the Surviving Company. From and after the Merger Effective Time, the holders of shares of Company Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Company Ordinary Shares except as otherwise provided in this Agreement or by applicable Law, and instead shall be owners of the Merger Consideration. If, after the Merger Effective Time, Company Certificates are presented to SES or the Surviving Company for any reason, such Company Certificates shall be cancelled and exchanged as provided in this Article I.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if reasonably required by SES, the posting by such Person of a bond, in such reasonable amount as SES may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Company Certificate, certificates representing the shares of SES Common Stock (or make appropriate alternative arrangements if uncertificated shares of SES Common Stock represented by a book entry will be issued) as contemplated by this Article I.

(e) If the aggregate number of shares of SES Common Stock or to which a Company Stockholder would otherwise be entitled under this Agreement would include a fractional share of SES Common Stock, then the number of shares of SES Common Stock that such Company Stockholder is entitled to receive will be (i) if equal to or greater than one-half (0.5), rounded up to the next whole applicable share, and (ii) if less than one-half (0.5), rounded down to the next whole applicable share, and such Company Stockholder will not receive cash or any other compensation in lieu of such fractional share of SES Common Stock.

(f) At any time after 180 days after the Merger Effective Time, SES shall be entitled to require the Exchange Agent to return certificates representing the Merger Consideration which had been deposited by SES, as the case may be, with the Exchange Agent and not exchanged for Company Certificates. Thereafter, former holders of shares of Company Ordinary Shares shall look only to SES for stock certificates representing the Merger Consideration in exchange for Company Certificates. None of SES, the Company, the Surviving Company or the Exchange Agent shall be liable to any holder of a share of Company Ordinary Shares for any Merger Consideration delivered in respect of such share of Company Ordinary Shares to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(g) As required by applicable Law, SES and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Ordinary Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law, provided notice of intent to withhold has been given by SES to the Company at least five (5) days prior to the day of the Closing, and SES allows the Company to cure the need for any such withholding. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) If, between the date of this Agreement and the Merger Effective Time, the shares of SES Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration.

SECTION 1.09      Tax Consequences. It is the intention of the parties hereto that the Merger qualify as a reorganization under Section 368(a) of the Code.

SECTION 1.10      Further Assurances. At and after the Merger Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Merger Subsidiary, or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Merger Subsidiary, or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Merger Subsidiary as a result of, or in connection with, the Merger.

ARTICLE II
EQUITY AWARD PLANS

SECTION 2.01      SES Equity Awards. All SES equity awards outstanding shall remain outstanding, as follows:

(a) Stock Options. At the Merger Effective Time, each SES Option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, exercisable or unexercisable, by virtue of the Merger and without any further action on the part of any Person, shall remain outstanding, subject to limitations to avoid federal excise Tax pursuant to Sections 409A and 424 of the Code, and shall continue on the same terms and conditions as were applicable to the SES Option immediately prior to the Merger Effective Time. Notwithstanding the foregoing, any SES Options granted to individuals who are directors of SES immediately prior to the Merger Effective Time shall be amended prior to the Merger Effective Time to permit the exercise of such SES Options through the end of the term of the SES Options.

(b) Restricted Stock. At the Merger Effective Time, each SES Restricted Share that is outstanding, whether vested or unvested, by virtue of the Merger and without further action on the part of any Person, shall continue on the same terms and conditions as were applicable to the SES Restricted Share immediately prior to the Merger Effective Time, subject to limitations to avoid federal excise Tax pursuant to Section 409A of the Code.

SECTION 2.02      Fractional Amounts. With respect to any fractional amounts of shares or other Capital Stock of SES resulting from, or issuable pursuant to, the Merger pursuant to this Article II, such fractions that are equal to or greater than one-half (0.5) shall be rounded up to the next whole applicable share, and such fractions that are less than one-half (0.5) shall be rounded down to the next whole applicable share. Notwithstanding the foregoing, any such rounding shall be in accordance with the requirements of Sections 409A and 424 of the Code, as applicable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SES AND MERGER SUBSIDIARY

SES and Merger Subsidiary (each, a “SES Entity,” and collectively, the “SES Entities”), jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company by SES at or prior to the execution and delivery of this Agreement (the “SES Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article III, it being agreed that disclosure of any item on the SES Disclosure Schedule shall be deemed to be disclosure with respect to any other section of the SES Disclosure Schedule and this Agreement to the extent that the applicability of such item to such other section of the SES Disclosure Schedule is reasonably apparent from the face of such disclosure:

SECTION 3.01      Organization and Qualification.

(a) Each of the SES Companies is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite corporate power or entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the SES Companies is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a SES Material Adverse Effect. True, accurate and complete copies of the Governing Documents of each SES Company as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company. Merger Subsidiary is a corporation created for the sole purposes of completing the Merger and will hold no assets or liabilities at the time of the Merger.

(b) For purposes of this Agreement, “SES Material Adverse Effect” means any change, event, circumstance, development or other occurrence that, individually or in the aggregate with any other occurrences, has a material effect on the business, assets, financial condition or ongoing operations of the SES Companies taken as a whole, which results in or is reasonably likely to result in, losses, claims, damages, liabilities, fees, expenses or fines to any of the SES Companies (collectively, “SES Losses”) that would exceed $250,000 in aggregate amount or has a material adverse effect on SES’ ability to timely consummate the Merger; provided, however, that an SES Material Adverse Effect shall not include any change, event, circumstance, development or other occurrence arising out of or resulting from (i) the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby, (ii) general economic or political conditions, (iii) conditions generally affecting the industries in which SES operates, (iv) any changes in financial or securities markets in general, (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or (vi) any changes in applicable Laws or accounting rules, including United States generally accepted accounting principles (“GAAP”); provided further, however, that any change, event, circumstance, development or other occurrence referred to in clauses (ii) through (v) immediately above shall be taken into account in determining whether an SES Material Adverse Effect has occurred or could reasonably be expected to occur to the text that such change, event, circumstance, development or other occurrence has a disproportionate effect on SES compared to other participants in the industries in which SES operates.

(c) Section 3.01(c) of the SES Disclosure Schedule lists each of the SES Companies and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of SES, its stockholders or other equity holders. Except for the Capital Stock of, or other equity or voting interests in, the Subsidiaries of SES listed on Section 3.01(c) of the SES Disclosure Schedule, SES does not own, directly or indirectly, any Capital Stock of, or other equity or voting interests in, any other Person.

SECTION 3.02      Capitalization.

(a) The authorized Capital Stock of SES consists of 200,000,000 shares of SES Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (“SES Preferred Stock”) of SES. As of the date hereof, (i) 1,381,164 shares of SES Common Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of SES Preferred Stock are issued and outstanding, (iii) no shares of Capital Stock of SES are held in treasury by SES, (iv) no shares are reserved for the issuance of SES Restricted Shares, (v) 166,476 shares of SES Common Stock are reserved for issuance upon exercise of SES Options with an additional 44,980 shares available for issuance under the 2015 Plan and (vi) 212,637 shares of SES Common Stock are reserved for issuance upon exercise of the SES Common Stock Warrants.

(b) Section 3.02(b) of the SES Disclosure Schedule sets forth a complete and accurate list of all SES Stock Plans and all holders of SES Restricted Shares and SES Options, indicating with respect to each SES Restricted Share, and each SES Option, the number of shares of SES Common Stock subject to such SES Restricted Shares and SES Options, the date of grant, settlement terms, vesting period and the expiration date thereof. SES has delivered or made available to the Company accurate and complete copies of all SES Stock Plans, the standard forms of the SES Restricted Share Agreement, the SES Option Agreement evidencing SES Restricted Shares and SES Options, and any SES Restricted Share Agreements and SES Option Agreements, a SES Restricted Share, or a SES Option that deviates in any material manner from the SES’ standard forms of the SES Restricted Share Agreement and SES Option Agreement.

(c) Except for the SES Options, the SES Restricted Shares, and the SES Common Stock Warrants, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating any SES Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of any SES Company or obligating any SES Company to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 3.02(d) of the SES Disclosure Schedule, there are no outstanding stock appreciation rights or similar derivative securities or rights of any SES Company. There are no voting trusts, irrevocable proxies or other agreements or understandings to which any SES Company is a party or is bound with respect to the voting of any shares of Capital Stock of SES.

(d) All of the issued and outstanding shares of Capital Stock (or equivalent equity interests of entities other than corporations) of each of SES’ Subsidiaries are owned, directly or indirectly, by SES free and clear of any liens, other than statutory liens for Taxes not yet due and payable, such other restrictions as may exist under applicable securities Law and liens in favor of SES’ lenders as listed on Section 3.02(d) of the SES Disclosure Schedule, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

SECTION 3.03      Authority; Non-Contravention; Approvals.

(a) Each of SES and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and, subject to SES Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of SES and Merger Subsidiary of this Agreement, the performance by each of SES and Merger Subsidiary of its obligations hereunder, and the consummation by each of SES and Merger Subsidiary of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SES, subject only to the approval of the SES Stockholder Approval Matters by the SES Stockholders, and Merger Subsidiary. The affirmative vote of the holders of a majority of the outstanding shares of SES Common Stock outstanding on the applicable record date (collectively, the “SES Stockholder Approval”) is the only vote of the holders of any class or series of SES’ Capital Stock necessary to adopt or approve the SES Stockholder Approval Matters. There are no bonds, debentures, notes or other indebtedness of SES having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of SES Common Stock may vote. This Agreement has been duly executed and delivered by each of SES and Merger Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of SES and Merger Subsidiary, enforceable against each of SES and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(b) The SES Board, by resolutions duly adopted by unanimous vote of the disinterested directors at a meeting of all directors of SES duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the SES Stockholders, and (ii) resolved to recommend that the SES Stockholders approve the SES Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of SES at the SES Stockholders’ Meeting. The board of directors of the Merger Subsidiary, at a meeting duly called and held, has unanimously approved this Agreement and the Merger. SES, in its capacity as the sole stockholder of Merger Subsidiary, hereby approves of this Agreement and the Merger.

(c) The execution, delivery and performance of this Agreement by each of the SES Entities and the consummation of the Merger, and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of SES under any of the terms, conditions or provisions of (i) the Governing Documents of any SES Company, (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 3.03(d) and obtaining the SES Stockholder Approval, any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to any of the SES Companies or any of their respective properties or assets, or (iii) any contract, agreement, commitment or understanding to which any SES Company is now a party or by which any of the SES Companies or any of their respective properties or assets may be bound or affected, except as provided in Section 3.03 of the SES Disclosure Schedule, and other than, in the case of clauses (ii) and (iii) of this Section 3.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d) Except for (i) the filing with the SEC of a Registration Statement on Form S-4 under the Securities Act by SES with respect to the transactions contemplated hereby (the “Registration Statement”) and applicable filings pursuant to the Exchange Act, including the filing with the SEC of SES’ proxy statement relating to the SES Stockholders’ Meeting (the “Proxy Statement/Prospectus”), (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) the filing of a Current Report on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and within four (4) Business Days of the Closing Date, (iv) the consent of the holders of the SES Debentures and the SES Common Stock Warrants, (v) such approvals as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the NASDAQ Stock Market, and except as provided in Section 3.03 of the SES Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval, ratification or permission of (any of the foregoing being a “Consent”), (vi) such approvals of any Governmental Entity or authority or other Person is necessary under any SES Material Contract or otherwise for the execution and delivery of this Agreement by SES or Merger Subsidiary or the consummation by SES or Merger Subsidiary of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e) The board of directors of SES has approved the Merger and this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated hereby the anti-takeover provisions of the DGCL to the extent, if any, such provisions are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. No other state takeover, control share, fair price or similar statute or regulation applies to or purports to apply to SES with respect to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

SECTION 3.04      Reports and Financial Statements.

(a) Except for its annual report on Form 10-K for its fiscal year ended June 30, 2018, since January 1, 2018, SES has timely filed or furnished, as applicable, with the SEC all forms, statements, reports, certifications and documents, including all exhibits, post-effective amendments and supplements thereto (the “SES SEC Reports”), required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed or amended, in all material respects, with all applicable requirements of the appropriate act and the rules and regulations thereunder, including applicable extension periods. As of their respective dates, the SES SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent SES SEC Report filed with the SEC prior to the date hereof.

(b) The financial statements of SES included in the SES SEC Reports (collectively, the “SES Financial Statements”) were prepared in accordance with GAAP (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the SES Companies as of the dates thereof and the consolidated results of operations and changes in financial position of the SES Companies for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

(c) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of SES, the SES Board or any committee thereof. Since January 1, 2018, neither SES nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SES, (ii) any fraud, whether or not material, that involves SES’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SES, or (iii) any claim or allegation regarding any of the foregoing.

SECTION 3.05      Proxy Statement/Prospectus. None of the information to be supplied by any of the SES Entities or its stockholders for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the SES Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply, as of its effective date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by any SES Entity with respect to statements made or incorporated by reference therein or information supplied by the Company in writing for inclusion therein.

SECTION 3.06      No Violation of Law. No SES Company is in violation of or has been given written (or, to the knowledge of any SES Entity, oral) notice of any violation of any Law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect. The SES Companies have all material Permits necessary to conduct their businesses as presently conducted. The SES Companies are in compliance, in all material respects, with the terms of such material Permits.

SECTION 3.07      Material Contracts; Compliance with Contracts.

(a) Except as otherwise noted below, Section 3.07 of the SES Disclosure Schedule includes a list of the following contracts, agreements, licenses, arrangements or understandings to which any of the SES Companies is a party or by which any them or their respective assets are bound or affected as of the date hereof (each, whether or not listed on Section 3.07 of the SES Disclosure Schedule, a “SES Material Contract”), which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K.

(b) With respect to each SES Material Contract (i) the SES Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the applicable SES Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity), and (ii) neither SES nor any of its Subsidiaries is, or has any knowledge that any other party thereto is, in material breach or violation of or in material default in the performance or observance of any term or provision of any SES Material Contract, and, to the knowledge of the SES Companies, no event has occurred which, with lapse of time or action by a third party, would result in a default under, any SES Material Contract.

(c) True, accurate and complete copies of each SES Material Contract have heretofore been made available to the Company.

SECTION 3.08      Brokers and Finders. Except for fees payable to (i) Clarksons Platou Securities, Inc. pursuant to an engagement letter, dated March 27, 2019, (ii) the Financial Advisor pursuant to an engagement letter, dated October 1, 2019 and (iii) T.R. Winston & Company LLC pursuant to an advisory agreement, dated October 8, 2019, SES has not entered into any contract with any Person that may result in the obligation of SES to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. SES has provided to the Company a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which SES is a party and which are related to the transactions contemplated hereby.

SECTION 3.09      No Prior Activities of Merger Subsidiary. Except for obligations incurred in connection with its incorporation or organization and the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Merger Subsidiary has not incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

SECTION 3.10      Litigation; Government Investigations. Except for the noncompliance notifications received by SES from the NASDAQ Stock Market on February 5, 2019, and May 19, 2019 (together, the “NASDAQ Notice”), there are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of SES, threatened against, relating to or affecting any SES Company or any of their assets, before any court, governmental department, Governmental Entity, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any Governmental Entity or authority is pending or, to the knowledge of SES, threatened, and no Governmental Entity or authority has indicated an intention to conduct the same. Except for the NASDAQ Notice, no SES Company is subject to any judgment, decree, injunction, rule or Order of any court, governmental department, Governmental Entity, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof, prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect.

SECTION 3.11      Taxes.

(a) Each SES Company has timely (i) filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with GAAP on the SES Financial Statements all material Taxes required to be paid since March 15, 2019. There are no liens for Taxes upon any property or asset of any SES Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings and which in both cases are either not material or reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any SES Company, which has not been fully paid or adequately reserved or reflected in the SES SEC Reports, and there are no material unresolved issues of Law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the SES Companies. No SES Company has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. No SES Company has received (A) notice from any taxing authority of its intent to examine or audit any of SES’ or any of its Subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of SES’ or any of its Subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a SES Material Adverse Effect. No SES Company is a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the SES Financial Statements.

(b) Each SES Company has withheld and remitted each material Tax required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) The statutes of limitations for the federal income Tax Returns of the SES Companies have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2012.

(d) No SES Company has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes that remains in effect, nor is any request for such a waiver or extension pending.

(e) No SES Company is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(f) No SES Company has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the U.S. Treasury Regulations.

(g) No SES Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(h) No SES Company has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i) SES has made available to the Company correct and complete copies of (i) all U.S. federal income Tax Returns of the SES Companies relating to taxable periods ending on or after December 31, 2012, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to any SES Company.

(j) No jurisdiction where any SES Company does not file a Tax Return has made a claim that any SES Company is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

SECTION 3.12      Employee Benefit Plans; ERISA; Employment Agreements.

(a) Section 3.12(a) of the SES Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which any SES Company is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by any SES Company and any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with SES within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any Person who performs or who has performed services for any SES Company or with respect to which any SES Company or any ERISA Affiliate of any SES Company has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “SES Employee Plans”).

(b) SES has furnished to the Company true and complete copies of documents embodying each of SES Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three (3) plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each SES Employee Plan, if any, that is subject to ERISA reporting requirements, SES has provided copies of the Form 5500 reports filed for the last three (3) plan years.

(c) Compliance. Except as disclosed in Section 3.12(c) of the SES Disclosure Schedule, (i) Each SES Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a SES Material Adverse Effect; and SES and each ERISA Affiliate of SES have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of SES Employee Plans; (ii) any SES Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or IRS pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of SES Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any SES Employee Plan; (v) none of SES or, to the knowledge of SES, any ERISA Affiliate of SES is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any SES Employee Plan; (vi) all contributions required to be made by SES or any ERISA Affiliate of SES to any SES Employee Plan have been timely paid and accrued; (vii) with respect to each SES Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each SES Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such SES Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of SES is threatened, against or with respect to any such SES Employee Plan, including any audit or inquiry by the IRS or U.S. Department of Labor; (x) there has been no amendment to, written interpretation or announcement by SES or any ERISA Affiliate of SES that would materially increase the expense of maintaining any SES Employee Plan above the level of expense incurred with respect to that SES Employee Plan for the most recent fiscal year included in SES Financial Statements; and (xi) no SES Employee Plan is subject to or maintained pursuant to the Laws of a foreign jurisdiction. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of any SES Company or its ERISA Affiliates has or will obtain a right to receive a gross-up payment from any SES Company or its ERISA Affiliates with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(d) Neither SES nor any ERISA Affiliate of SES has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 or 430 of the Code or any multiple employer welfare arrangement or voluntary employee benefits association. None of SES or any ERISA Affiliate of SES has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) With respect to each SES Employee Plan, each SES Company has complied with (i) the applicable health care continuation and notice provisions of the COBRA and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) HIPAA; (iv) the applicable requirements of the Cancer Rights Act of 1998; and (v) the Patient Protection and Affordable Care Act (“PPAC”). SES has no unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage extension or continuation.

(f) Except as set forth in Section 3.12(f) of the SES Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of SES or any ERISA Affiliate of SES to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any SES Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by any SES Company pursuant to any SES Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Section 162(m) of the Code. Except as set forth in Section 3.12(f) of the SES Disclosure Schedule, each SES Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to SES or the Company other than ordinary administration expenses typically incurred in a termination event.

(g) Each SES Company is in compliance in all material respects with all currently applicable Laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. There are no proceedings pending or, to the knowledge of SES, reasonably expected or threatened, between any SES Company, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the knowledge of SES, reasonably expected or threatened, against any SES Company under any workers’ compensation or long-term disability plan or policy. No SES Company is a party to any collective bargaining agreement or other labor union contract. No SES Company is paying or is obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. Except as set forth in Section 3.12(g) of the SES Disclosure Schedule, the employment of each of the SES Company’s employees is terminable by SES at will. To the best of the knowledge of SES, no employee of any SES Company intends to terminate his or her employment with SES.

(h) Except as set forth in Section 3.12(h) of the SES Disclosure Schedule, no SES Company is a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of any SES Company or any agreement pursuant to which any such Person is entitled to receive any benefits from any SES Company upon the occurrence of a change in control of SES or similar event.

(i) All SES Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. Except as set forth in Section 3.12(i) of the SES Disclosure Schedule, no SES Common Stock or other security of SES, any of its Subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any SES Employee Plan.

SECTION 3.13      Tax Matters. No SES Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) The Merger will be carried out strictly in accordance with this Agreement and pursuant to the DGCL and the Corporations Act. There are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement.

(b) In connection with the Merger, no Company Ordinary Shares will be acquired by SES, Merger Subsidiary or a Related Person for consideration other than shares of SES Common Stock. In accordance with U.S. Treasury Regulation Section 1.368-1(e)(4), (5), and (7), for purposes of this Agreement, the term “Related Person” means, (i) a corporation that is a member of an Affiliated Group of which the Company or SES (or any successor corporation thereto) is a member; or (ii) a corporation in which the Company or SES (or any successor corporation thereto), owns, directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of the Company or SES, as applicable, (or any successor thereto) or such corporation, a proportionate share of the stock owned by entities in which the Company or SES, as applicable, (or any successor thereto) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

(c) Neither SES, Merger Subsidiary nor any Related Person has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any shares of SES Common Stock to be issued in the Merger.

(d) SES has no stock repurchase program and has no current plan or intention to adopt such a plan.

(e) Neither SES nor any Related Person will directly or indirectly acquire any stock of the Company in connection with the Merger, except as described in this Agreement.

(f) SES has not, directly or indirectly, transferred any cash or property to the Company (or any entity controlled directly or indirectly by the Company) for less than full and adequate consideration and has not made any loan to the Company (or any entity controlled directly or indirectly by the Company) in anticipation of the Merger.

(g) There is no intercompany indebtedness existing between SES, Merger Subsidiary, and the Company.

(h) SES and Merger Subsidiary will each pay its expenses incurred in connection with or as part of the Merger. SES and Merger Subsidiary have not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of shares of Company Ordinary Shares in connection with or as part of the Merger, or any related transactions. SES and Merger Subsidiary have not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of shares of Company Ordinary Shares.

(i) Any compensation paid to the holders of shares of Company Ordinary Shares who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with SES, as the case may be, (i) will be for services actually rendered or to be rendered, (ii) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (iii) will not represent consideration for the surrender of the shares of Company Ordinary Shares in the Merger.

(j) Following the Merger, SES will continue the historical business of the Company or use a significant portion of its assets in a business, within the meaning of U.S. Treasury Regulation Section 1.368-1(d).

(k) SES is paying no consideration in the Merger other than the Merger Consideration.

(l) SES has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(m) Neither SES nor its Subsidiaries (including Merger Subsidiary) will take any position on any Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(n) No stock or securities of SES or Merger Subsidiary will be issued to any Company Stockholder for services rendered to or for the benefit of SES, Merger Subsidiary or the Company in connection with the Merger, except as provided in this Agreement.

(o) No stock or securities of SES or Merger Subsidiary will be issued for any indebtedness owed to any Company Stockholder in connection with the Merger.

(p) SES has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2016. The stock of SES has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since December 31, 2016.

(q) At and after the Merger Effective Time, SES will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(r) After the Merger Effective Time as part of a plan that includes the Merger, SES will not sell or otherwise transfer any of the stock of the Company acquired in the Merger to a corporation or other entity.

(s) Prior to the Merger, Merger Subsidiary will be a newly formed corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and SES will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(t) Merger Subsidiary will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

(u) No SES Company is an investment company as defined in Section 368(a)(2)(F) of the Code. For this purpose, an investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any Subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the Subsidiary’s assets, and a corporation shall be considered a Subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(v) No SES Company is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

SECTION 3.14      Liabilities. As of the date hereof, no SES Company has incurred liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the SES Financial Statements or reflected in the notes thereto, or (ii) which were incurred since June 30, 2019 in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a SES Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business; and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, including the footnotes thereto. As of the date hereof, Merger Subsidiary has no assets or liabilities.

SECTION 3.15      Absence of Certain Changes or Events. Since December 31, 2018, (a) except with respect to the transactions contemplated by this Agreement, the SES Companies have carried on and operated their businesses in all material respects in the ordinary course of business, (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a SES Material Adverse Effect, and (c) except as disclosed on Section 3.15 of the SES Disclosure Schedule or in the SES SEC Reports filed by SES with the SEC since December 31, 2018, and prior to the date hereof to the extent that it is reasonably apparent that the disclosure in such SES SEC Reports is responsive to the matter in this Section 3.15(c), no SES Company has taken any action that, if taken after the date hereof and before the Closing, would constitute a breach of Sections 5.02(b) through (e) and (g) through (p).

SECTION 3.16      Compliance. Except for noncompliance as specified in the NADSAQ Notice, SES is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, and the listing and corporate governance rules and regulations of NASDAQ Stock Market that are in each case applicable to SES.

SECTION 3.17      Environmental Matters. Each SES Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the SES Companies of all material Permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Since January 1, 2018: (a) no SES Company and, to the knowledge of SES, no current or prior owner of any property leased or controlled by any SES Company has received any written notice or other communication relating to property owned or leased at any time by any SES Company, whether from a governmental body, court, administrative agency or commission or other Governmental Entity or instrumentality, citizens group, employee or otherwise, that alleges that a SES Company and/or such current or prior owner or any SES Company is not in material compliance with or has materially violated any Environmental Law relating to such property, which, in both cases, remains unresolved and (b) SES does not have any material liability under any Environmental Law.

SECTION 3.18      Insurance. Section 3.18 of the SES Disclosure Schedule sets forth each insurance policy maintained by any SES Company as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by any SES Company (each, a “SES Insurance Policy”). Each SES Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any SES Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of SES, indicated any intent to do so or not to renew any such policy. To the knowledge of SES, all material claims under the SES Insurance Policies have been filed in a timely fashion.

SECTION 3.19      Affiliate Transactions. SES’ SEC Reports completely and correctly disclose, as of the date of this Agreement, all agreements, contracts, transfers or assets or liabilities or other commitments or transactions required to be disclosed by applicable securities Laws, whether or not entered into in the ordinary course of business, to or by which any SES Company, on the one hand, and, on the other hand, any (a) present executive officer or director of any SES Company or any Person that has served as such an executive officer or director within the past two (2) years or any of such executive officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of SES Common Stock as of the date hereof, or (c) any affiliate of any such executive officer or director or, to the knowledge of SES, of any owner are or have been a party or otherwise bound or affected, and that (i) are currently pending, in effect or have been in effect during the past twelve (12) months, and (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the SES Companies taken as a whole, provided that any such agreement, contract, transfer or assets or liabilities or other commitment or transaction that provides for aggregate payments by or to any SES Company in excess of $120,000 during any twelve (12) month period shall be deemed to be “material” for purposes of this Section 3.19.

SECTION 3.20      Recommendation of SES Board of Directors; Opinion of Financial Advisor.

(a) The SES Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of SES, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and the SES Stockholder Approval Matters, and (iv) directing that the adoption of this Agreement and the approval of the SES Stockholder Approval Matters and the other transactions contemplated hereby be submitted to the SES Stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) SES has received an opinion of the Financial Advisor, to the effect that, as of the date of such opinion, the Merger is fair, from a financial point of view, to SES Stockholders. A correct and complete copy of the form of such opinion has been made available to the Company. SES has received the approval of the Financial Advisor to permit the inclusion of a copy of its written opinion in its entirety and/or references thereto in the Proxy Statement/Prospectus, subject to the Financial Advisor’s and its legal counsel’s review of the Proxy Statement/Prospectus and approval of any references to the Financial Advisor or its written opinion included therein.

SECTION 3.21      Certain Payments. SES has not, nor to the knowledge of SES, has any director, officer, agent or employee of any SES Company, or any other Person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Law.

SECTION 3.22      Title to Properties.

(a) Section 3.22(a) of the SES Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property leased, subleased, or otherwise occupied as lessee (individually, a “Leased Property”) by any SES Company. SES does not own any real property.

(b) The SES Companies are in possession of all of their Leased Properties pursuant to each lease or sublease, and SES is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with any SES Company’s use of its Leased Properties as currently used. SES has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances, except where the failure to have such good and valid title would not have a SES Material Adverse Effect.

SECTION 3.23      Intellectual Property. The SES Companies own free and clear of any lien, or possess licenses or other valid rights to use, all patents, patent rights, domain names, trademarks (registered or unregistered), trade dress, trade names, copyrights (registered or unregistered), service marks, trade secrets, know-how and other confidential or proprietary rights and information, inventions (patentable or unpatentable), processes, formulae, as well as all goodwill symbolized by any of the foregoing (collectively, “Intellectual Property”) necessary in connection with the business of SES and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a SES Material Adverse Effect. To the knowledge of SES, the conduct, products or services of the business of the SES Companies as currently conducted do not infringe in any material respect upon any Intellectual Property of any third party except where such infringement. There are no claims or suits pending or, to the knowledge of SES, threatened (a) alleging that any SES Company’s conduct, products or services infringe in any material respect upon any Intellectual Property of any third party, or (b) challenging any SES Company’s ownership of, right to use, or the validity or enforcement of any material license or other material agreement relating to SES’ Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of any SES Company with respect to any material Intellectual Property owned or used by them.

SECTION 3.24      No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither SES nor any other Person makes any other express or implied representation or warranty on behalf of SES, the SES Entities or any of their affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the SES Entities that, except as set forth in the disclosure schedule delivered to SES by the Company at or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article IV, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed to be disclosure with respect to any other section of the Company Disclosure Schedule and this Agreement to the extent that the applicability of such item to such other section of the Company Disclosure Schedule is reasonably apparent from the face of such disclosure:

SECTION 4.01      Organization and Qualification.

(a) Each of the AFE Companies is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite corporate power or entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the AFE Companies is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. True, accurate and complete copies of the Governing Documents of the AFE Companies as in effect on the date hereof, including all amendments thereto, have heretofore been made available to SES.

(b) For purposes of this Agreement, “Company Material Adverse Effect” means any change, event, circumstance, development or other occurrence that, individually or in the aggregate with any other occurrences, has a material effect on the business, assets, financial condition or ongoing operations of the AFE Companies taken as a whole, which results in or is reasonably likely to result in, losses, claims, damages, liabilities, fees, expenses or fines to any of the AFE Companies (collectively, “AFE Losses”) that would exceed $250,000 in aggregate amount or has a material adverse effect on the Company’s ability to timely consummate the Merger; provided, however, that a Company Material Adverse Effect shall not include any change, event, circumstance, development or other occurrence arising out of or resulting from

(i) the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby, (ii) general economic or political conditions, (iii) conditions generally affecting the industries in which the Company operates, (iv) any changes in financial or securities markets in general, (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof or (vi) any changes in applicable Laws or accounting rules, including Australian Accounting Standards and International Financial Reporting Standards; provided further, however, that any change, event, circumstance, development or other occurrence referred to in clauses (ii) through (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the text that such change, event, circumstance, development or other occurrence has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

(c) Section 4.01(c) of the Company Disclosure Schedule lists each of the AFE Companies and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Except for the Capital Stock of, or other equity or voting interests in, the Subsidiaries of the Company listed on Section 4.01(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any Capital Stock of, or other equity or voting interests in, any other Person.

SECTION 4.02      Capitalization.

(a) The issued share capital of the Company consists of 145,680,821 Company Ordinary Shares. As of the date hereof, 145,680,821 Company Ordinary Shares are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The outstanding shares of Company Ordinary Shares, have been issued in compliance with all applicable securities Laws. Since the date hereof, except as permitted by this Agreement or as disclosed in Section 4.02(a) of the Company Disclosure Schedule, (x) no share capital has been issued, and (y) no options, warrants or securities convertible into, or commitments with respect to the issuance of, shares have been issued, granted or made. Section 4.02(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of record of Company Ordinary Shares as of the date hereof.

(b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating any AFE Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of any AFE Company or obligating any AFE Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of any AFE Company. Except for the Company Shareholders’ Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which any AFE Company is a party or is bound with respect to the voting of any shares of Capital Stock of the Company.

(c) All of the issued and outstanding share capital (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any liens, other than statutory liens for Taxes not yet due and payable, such other restrictions as may exist under applicable securities Law, and liens in favor of the Company’s lenders as listed on Section 4.02(c) of the Company Disclosure Schedule, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

SECTION 4.03      Authority; Non-Contravention; Approvals.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and the Company Stockholders. There is no requirement in the Company Shareholders’ Agreement to hold a meeting of the Company Stockholders to approve this Agreement or the Merger. A Company Stockholder may transfer some or all of its Company Stock to any person in respect of a corporate merger under clause 6.4.2 of the Company Shareholders’ Agreement. 88.9% of Company Stockholders committed to selling their Company Stock in the Pre-Merger Agreement dated October 8, 2019. These Company Stockholders are entitled to require the remaining Company Stockholders to dispose all of their Company Stock to the Merger Subsidiary pursuant to section 8.1 of the Company Shareholders’ Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders may vote. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the SES Entities, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Governing Documents of any AFE Company, (ii) subject to compliance with the requirements set forth in clauses (i)-(iii) of Section 4.03(d), any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to any of the AFE Companies or any of their respective properties or assets, or (iii) any contract, agreement, commitment or understanding to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) of this Section 4.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d) Except for (i) the filing with the SEC of the Registration Statement, (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) the lodgment of the Form 484 by the Company with ASIC, and (iv) such approvals as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the NASDAQ Stock Market, and except as provided in Section 4.03 of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to, Consent of, any Governmental Entity or authority or other Person is necessary under any Company Material Contract or otherwise for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e) The Company Board has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the provisions of Section 203 of DGCL to the extent, if any, such section is applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. No other state takeover control share, fair price or similar statute or regulation applies to or purports to apply to the Company with respect to the Merger, this Agreement or the transactions contemplated hereby and thereby.

SECTION 4.04      Financial Statements.

(a) The Company has made available to SES true and complete copies of (i) the Company’s unaudited balance sheet as of 30 June, 2019 (the “Company Balance Sheet”), and the related unaudited statement of operations and statement of cash flows of the Company for each quarter for the year to 30 June 2019 (collectively with the Company Balance Sheet, the “Company Interim Financial Statements”), and (ii) the Company’s audited balance sheets as of June 30, 2018, June 30, 2017, and June 30, 2016, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein (collectively, the “Company Annual Financial Statements” and, together with the Company Interim Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) are consistent with, and have been prepared from, the books and records of the Company, and (ii) were prepared in accordance with International Financial Reporting Standards (except with respect to the Company Interim Financial Statements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the AFE Companies as of the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

(b) The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2015.

(c) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or principal financial officer of the Company, the Company Board or any committee thereof. Since January 1, 2018, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

SECTION 4.05      Liabilities. As of the date hereof, no AFE Company has incurred liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, including the footnotes thereto.

SECTION 4.06      Absence of Certain Changes or Events. Since December 31, 2018, (a) except with respect to the transactions contemplated by this Agreement, the AFE Companies have carried on and operated their businesses in all material respects in the ordinary course of business, (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect, and (c) except as disclosed on Section 4.06 of the Company Disclosure Schedule, no AFE Company has taken any action that, if taken after the date hereof and before the Closing, would constitute a breach of Sections 5.01(b) through (e) and (g) through (n).

SECTION 4.07      Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of the Company, threatened against, relating to or affecting any AFE Company or any of their assets, before any court, Governmental Entity, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any Governmental Entity or authority is pending or, to the knowledge of the Company, threatened, and no Governmental Entity or authority has indicated an intention to conduct the same.

No AFE Company is subject to any judgment, decree, injunction, rule or Order of any court, Governmental Entity, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.08      Proxy Statement/Prospectus. None of the information to be supplied by the Company or its stockholders for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.09      No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any Law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as set forth on Section 4.09 of the Company Disclosure Schedules, the AFE Companies have all material Permits necessary to conduct their businesses as presently conducted. The AFE Companies are in compliance, in all material respects, with the terms of such material Permits.

SECTION 4.10      Material Contracts; Compliance with Contracts.

(a) Except as otherwise noted below, Section 4.10 of the Company Disclosure Schedule includes a list of the following contracts, agreements, licenses, arrangements or understandings to which any of the AFE Companies is a party or by which any of them or their respective assets are bound or affected as of the date hereof (each, whether or not listed on Section 4.10 of the Company Disclosure Schedule, a “Company Material Contract”):

(i) contracts for professional services, consulting agreements, licenses, technical data and other Intellectual Property, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period, and master services agreements pursuant to which any AFE Company made aggregate payments of $300,000 in the twelve (12) months prior to the date hereof or reasonably expects to make aggregate payments of $300,000 in the twelve (12) months after the date hereof;

(ii) contracts relating to any Owned Property or Leased Property of any AFE Company, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period;

(iii) pursuant to which payments are required or acceleration of benefits is required upon a change of control of the Company or similar event, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period;

(iv) which is material to any of the AFE Companies or any of their assets, including the Company’s Intellectual Property, or business and which requires the Consent or waiver of a third party prior to the Company consummating the transactions contemplated hereby, in each case that provide for aggregate payments by or to any AFE Company in excess of $300,000 during any twelve (12) month period;

(v) contracts which concern payments by the AFE Companies in excess of $300,000 in the aggregate unless terminable by the AFE Companies on not more than thirty (30) days’ notice without penalty,

(vi) contracts restricting, in any material respect, any AFE Company from freely engaging in any business or competing anywhere;

(vii) contracts that constitute a partnership or joint venture agreement (excluding any tax partnership);

(viii) any mortgages, indentures, guarantees, letters of credit, loans or credit agreements, security agreements or similar contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $300,000, other than (A) accounts receivable and payable, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(ix) any employee collective bargaining agreement or other contract with any labor union;

(x) which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K; or

(xi) which, with respect to any AFE Company’s Intellectual Property, relates to (A) any acquisition by or from the Company or any of its Subsidiaries, or any grant by or to the Company or any of its Subsidiaries, of any right, title or interest in, under or to any of the Company’s Intellectual Property, including contracts, agreements, arrangements or understandings with respect to the Company’s Intellectual Property, or (B) any covenant not to sue granted by any of the AFE Companies to any Person or granted by any Person to the AFE Companies for the benefit of the AFE Companies, with respect to any of the Intellectual Property of any AFE Company, all of which any AFE Company’s Intellectual Property in clauses (A) and (B) is material to the AFE Companies, taken as a whole, other than standardized nonexclusive licenses obtained by the AFE Companies in the ordinary course of business.

(b) With respect to each Company Material Contract (i) the Company Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the applicable AFE Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) and (ii) neither the Company nor any of its Subsidiaries is, or has any knowledge that any other party thereto is, in material breach or violation of or in material default in the performance or observance of any term or provision of any Company Material Contract, and, to the knowledge of the AFE Companies, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Company Material Contract.

(c) True, accurate and complete copies of each Company Material Contract have heretofore been made available to SES.

SECTION 4.11      Taxes.

(a) Each AFE Company has timely (i) filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with International Financial Reporting Standards on the Company Financial Statements all material Taxes required to be paid. No AFE Company has requested an extension of time within which to file a material Tax Return, which has not been since filed. There are no liens for Taxes upon any property or asset of the Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings and which in both cases are either not material or reserved against in accordance with International Financial Reporting Standards. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against any AFE Company, which has not been fully paid or adequately reserved or reflected in the Company Financial Statements, and there are no material unresolved issues of Law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the AFE Companies. No AFE Company has agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Neither the Company nor any of its Subsidiaries has received (A) notice from any taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of the Company’s or any of its Subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Company Material Adverse Effect. No AFE Company is a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements.

(b) The Company and each of its Subsidiaries has withheld and remitted each material Tax required to have been withheld and paid in connection with amounts remitted or owing to any employee, independent contractor, creditor, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Neither the Company nor any of its Subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(d) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(e) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(f) The Company has made available to SES correct and complete copies of (i) all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to taxable periods ending on or after December 31, 2012, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

(g) No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim that the Company or any of its Subsidiaries is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

SECTION 4.12      Employee Benefit Plans; ERISA; Employment Agreements.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Company and any trade or business (whether or not incorporated) that is or at any relevant time was treated as an ERISA Affiliate of the Company or any of its Subsidiaries for the benefit of any Person who performs or who has performed services for the Company or any of its Subsidiaries, or with respect to which the Company, any of its Subsidiaries, or any ERISA Affiliate of the Company or any of its Subsidiaries has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”).

(b) The Company has furnished to SES true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three (3) plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan, if any, that is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports filed for the last three (3) plan years.

(c) Compliance. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and the Company and each ERISA Affiliate of the Company have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or IRS pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of Company or, to the knowledge of the Company, any ERISA Affiliate of the Company is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company or any ERISA Affiliate of the Company to any Company Employee Plan have been timely paid and accrued; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or U.S. Department of Labor; (x) there has been no amendment to, written interpretation or announcement by Company or any ERISA Affiliate of the Company that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Company Financial Statements; and (xi) no Company Employee Plan is subject to or maintained pursuant to the Laws of a foreign jurisdiction. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company or any Subsidiary of the Company or their ERISA Affiliates has or will obtain a right to receive a gross-up payment from the Company or any Subsidiary of the Company or their ERISA Affiliates with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(d) Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 or 430 of the Code or any multiple employer welfare arrangement or voluntary employee benefits association. None of Company or any ERISA Affiliate of the Company has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) With respect to each Company Employee Plan, the Company and each of its Subsidiaries has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; (iv) the applicable requirements of the Cancer Rights Act of 1998, and (v) the PPAC. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage extension or continuation.

(f) Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Subsidiary of the Company, or any ERISA Affiliate of the Company or any Subsidiary of the Company to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by the Company or any Subsidiary of the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Sections 162(m) of the Code. Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to SES, Merger Subsidiary, the Company or any Subsidiary of the Company other than ordinary administration expenses typically incurred in a termination event.

(g) The Company and each Subsidiary of the Company is in compliance in all material respects with all currently applicable Laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. There are no proceedings pending or, to the knowledge of the Company, reasonably expected or threatened, between the Company or any of its Subsidiaries, on the one hand, and any or all of their respective current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the knowledge of the Company, reasonably expected or threatened, against the Company or any of its Subsidiaries under any workers’ compensation or long-term disability plan or policy. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract. Neither the Company nor any of its Subsidiaries is paying or is obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. Except as set forth in Section 4.12(g) of the Company Disclosure Schedule, the employment of each of the Company’s employees and each of the employees of each Subsidiary of the Company is terminable by the Company or its Subsidiaries, as applicable, at will. To the best of the knowledge of the Company, no employee of the Company or any of its Subsidiaries intends to terminate his employment with the Company or any of its Subsidiaries.

(h) Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any Subsidiary of the Company, or any agreement pursuant to which any such Person is entitled to receive any benefits from the Company or any Subsidiary of the Company upon the occurrence of a change in control of the Company or similar event.

(i) All Company Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, no Company Ordinary Shares or other security of the Company, any of its Subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Company Employee Plan.

SECTION 4.13      Environmental Matters. Each AFE Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the AFE Companies of all material Permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Since January 1, 2009: (a) no AFE Company and, to the knowledge of the Company, no current or prior owner of any property leased or controlled by any AFE Company has received any written notice or other communication relating to property owned or leased at any time by any AFE Company, whether from a governmental body, court, administrative agency or commission or other Governmental Entity or instrumentality, citizens group, employee or otherwise, that alleges that a AFE Company and/or such current or prior owner or any AFE Company is not in material compliance with or has materially violated any Environmental Law relating to such property, which, in both cases, remains unresolved and (b) the Company does not have any material liability under any Environmental Law.

SECTION 4.14      Title to Properties.

(a) [Section 4.14(a) of the Company Disclosure Schedule]1 sets forth a complete and correct list of (i) all real property and interests in real property owned in fee (individually, an “Owned Property”) by the AFE Companies and (ii) all Leased Property of the AFE Companies (such Owned Properties and Leased Properties, collectively, “Company Properties”), as the case may be, and the legal owner thereof.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, the AFE Companies have good title to all of their Owned Properties, as reflected in the Company Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise have a Company Material Adverse Effect.

(c) The AFE Companies are in possession of all of their Leased Properties pursuant to each lease or sublease, and the Company is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with any AFE Company’s use of its Leased Properties as currently used. The Company has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances, except where the failure to have such good and valid title would not have a Company Material Adverse Effect.

SECTION 4.15      Intellectual Property. The AFE Companies own free and clear of any lien, or possess licenses or other valid rights to use, all Intellectual Property necessary in connection with the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Company Material Adverse Effect. The conduct, products or services of the business of the AFE Companies as currently conducted do not infringe in any material respect upon any Intellectual Property of any third party except where such infringement. There are no claims or suits pending or, to the knowledge of the Company, threatened (a) alleging that any AFE Company’s conduct, products or services infringe in any material respect upon any Intellectual Property of any third party, or (b) challenging any AFE Company’s ownership of, right to use, or the validity or enforcement of any material license or other material agreement relating to the Company’s Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of any AFE Company with respect to any material Intellectual Property owned or used by them.

SECTION 4.16      Insurance. Section 4.16 of the Company Disclosure Schedule sets forth each insurance policy maintained by or on behalf of any AFE Company as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by any AFE Company (each, a “Company Insurance Policy”). Each Company Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon

[1]	NTD: Cape River Resources to be included on this schedule based on previously completed consolidation.

have been paid in full. No insurer under any Company Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the knowledge of the Company, all material claims under the Company Insurance Policies have been filed in a timely fashion.

SECTION 4.17      Certain Payments. The Company has not, nor to the knowledge of the Company, has any director, officer, agent or employee of any AFE Company, or any other Person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable Law.

SECTION 4.18      Brokers and Finders. The Company has not entered into any contract with any Person that may result in the obligation of the Company or the Surviving Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. The Company has provided to SES a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which the Company is a party and which are related to the transactions contemplated hereby.

SECTION 4.19      Tax Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a) The Merger will be carried out strictly in accordance with this Agreement and pursuant to the DGCL and the Corporations Act. The Company is not a party to any other written or oral agreements regarding the Merger other than those expressly referred to in this Agreement.

(b) The Merger Consideration was negotiated by the parties on an arm’s length basis. Based on the volume weighted average closing price of SES Common Stock over the fifteen (15) trading days prior to the date of this Agreement, the fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Ordinary Shares exchanged in the Merger.

(c) Prior to the Merger Effective Time and in connection with or anticipation of the Merger, (i) none of the shares of Company Ordinary Shares will be redeemed, (ii) no extraordinary dividends will be made with respect to the shares of Company Ordinary Shares, and (iii) none of the shares of Company Ordinary Shares will be acquired by the Company or any Related Person.

(d) The Company and Company Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

(e) Any compensation paid to the Company Stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with SES, (i) will be for services actually rendered or to be rendered, (ii) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (iii) will not represent consideration for the surrender of the shares of Company Ordinary Shares in the Merger.

(f) No debt of the Company is guaranteed by any Company Stockholder.

(g) The Company owns no stock of SES.

(h) No assets of the Company have been sold, transferred or otherwise disposed of which would prevent SES from continuing the historical business of the Company or from using a significant portion of the Company’s historical business assets in a business following the Merger, within the meaning of U.S. Treasury Regulation Section 1.368-1(d).

(i) The Company is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any Subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the Subsidiary’s assets, and a corporation shall be considered a Subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(j) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(k) There is no indebtedness existing between SES, Merger Subsidiary and the Company.

(l) The Company has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(m) The Company will not take, and the Company is not aware of any plan or intention of any of the Company Stockholders to take, any position on any Tax Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(n) No stock or securities of SES will be issued to any Company Stockholder for services rendered to or for the benefit of SES, Merger Subsidiary or the Company in connection with the Merger (except to the extent of outstanding Company equity awards as described in Section 5.12(a) of the Company Disclosure Schedule).

(o) No stock or securities of SES or of the Company will be issued to any Company Stockholder for any indebtedness owed to any Company Stockholder in connection with the Merger.

(p) No assets were transferred to the Company, nor did the Company assume any liabilities, in connection with the Merger. The fair market value of the assets of the Company will exceed the sum of the Company’s liabilities, plus the amount of liabilities, if any, to which the assets are subject.

(q) At the Merger Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person could acquire stock in the Company that, if exercised or converted, would affect SES’ acquisition or retention of control of the Company, as defined in Section 368(c)(1) of the Code.

(r) The Company has no plan or intention to issue additional shares of its stock that would result in SES losing control of the Company within the meaning of Section 368(c)(1) of the Code.

SECTION 4.20      Payment of Royalties. Except for such items that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable contract, the Company has timely paid in all material respects all royalties (including lessor’s royalties), overriding royalties, and other burdens, except as set forth on Section 5.23 of the Company Disclosure Schedule or as reserved against in the Company Financial Statements. No AFE Company has received any notice of any dispute or claim in respect of non-payment or underpayment of royalties.

SECTION 4.21      No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
COVENANTS AND AGREEMENTS

SECTION 5.01      Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and until the Merger Effective Time or earlier termination of this Agreement (the “Pre-Closing Period”), unless SES shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to:

(a) conduct its business in the ordinary course of business consistent with past practice;

(b) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which the Company is currently committed to make, (ii) capital expenditures in the ordinary course of the Company’s business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

(c) not (i) amend or propose to amend its Governing Documents, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of outstanding Capital Stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its Capital Stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its Capital Stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

(d) not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any Company incentive plans, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its Capital Stock of any class or any debt or equity securities convertible into or exchangeable for its Capital Stock, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(e) not, nor shall it permit any of its Subsidiaries to (i) merge, consolidate, combine or amalgamate with any Person other than a wholly-owned Subsidiary of the Company or its Subsidiaries, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its Capital Stock or any options, warrants or rights to acquire any of its Capital Stock or any security convertible into or exchangeable for its Capital Stock, (iii) make any acquisition of any Capital Stock, assets or businesses of any other Person in excess of $1,000 individually other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company or its Subsidiaries, except, with respect to each of the foregoing, (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in Section 4.10 of the Company Disclosure Schedule, and (C) sales, leases or dispositions not to exceed $1,000 individually, or (v) enter into any contract with respect to any of the foregoing items (i) through (iv);

(f) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

(g) not adopt a plan or agreement of complete or partial liquidation or dissolution;

(h) not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Company Financial Statements (or the notes thereto);

(i) not enter into any contract that restrains, limits or impedes the ability of the Company or the Surviving Company to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company;

(j) not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in Australian Accounting Standards, International Financial Reporting Standards or applicable Law;

(k) not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(l) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable Law or pursuant to the terms of this Agreement, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(m) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(n) not agree to the settlement of any claim, litigation, investigation or other action that is material to it;

(o) except in the ordinary course of the Company’s business, not materially modify or amend, or terminate any Company Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Company Material Contract if it had been in existence at the time of the execution of this Agreement; and

(p) not agree to take any of the foregoing actions, other than Section 5.01(a) and (f).

SECTION 5.02      Conduct of Business by SES and Merger Subsidiary Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.02 of the SES Disclosure Schedule, during the Pre-Closing Period, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), SES shall, and shall cause its Subsidiaries to:

(a) conduct its business in the ordinary course of business consistent with past practice;

(b) not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which SES is currently committed to make, (ii) capital expenditures in the ordinary course of SES’ business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to SES’ business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

(c) not (i) amend or propose to amend its Governing Documents, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of its Capital Stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its Capital Stock, as the case may be, except as set forth in this Agreement, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its Capital Stock or any other securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that SES shall be permitted to split, combine, subdivide or reclassify the SES Common Stock to effectuate a reverse stock split for the purpose of maintaining its listing on the NASDAQ Stock Market;

(d) not, nor shall it permit any of its Subsidiaries to (i) issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any equity awards under any SES incentive plans, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its Capital Stock of any class or any debt or equity securities convertible into or exchangeable for its Capital Stock, or (ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except pursuant to the terms and conditions of SES’ existing credit facility;

(e) not, nor shall it permit any of its Subsidiaries to (i) merge, consolidate, combine or amalgamate with any Person other than a wholly-owned Subsidiary of the Company or its Subsidiaries, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its Capital Stock or any options, warrants or rights to acquire any of its Capital Stock or any security convertible into or exchangeable for its Capital Stock, (iii) make any acquisition of any Capital Stock, assets or businesses of any other Person in excess of $1,000 individually other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iv) sell, pledge, dispose of or encumber any assets, businesses or any of Capital Stock therein, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in Section 3.07 of the SES Disclosure Schedule, (C) sales, leases or dispositions not to exceed $1,000 individually, or (v) enter into any contract with respect to any of the foregoing items (i) through (iv); provided, however, that SES shall be permitted to transfer its Australian assets held under its British Virgin Islands subsidiary, Synthesis Energy Systems, Inc., to its wholly-owned U.S. subsidiary, SES Resources, LLC, or another SES Company, and to terminate the Existing GTI Agreement pursuant to Section 5.23.

(f) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

(g) not adopt a plan or agreement of complete or partial liquidation or dissolution;

(h) not pay, discharge, or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, SES Financial Statements (or the notes thereto);

(i) not enter into any contract that restrains, limits or impedes its ability to compete with or conduct any business or line of business, including geographic limitations on its activities;

(j) not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k) not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any material increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable Law, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(l) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable Law or pursuant to the terms of this Agreement, or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(m) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(n) not agree to the settlement of any claim, litigation, investigation or other action that is material to it;

(o) except in the ordinary course of its business, not materially modify or amend, or terminate any SES Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a SES Material Contract if it had been in existence at the time of the execution of this Agreement; provided, however, that SES shall be permitted to terminate the Existing GTI Agreement pursuant to Section 5.23; and

(p) not agree to take any of the foregoing actions, other than Section 5.02(a) and (f). For avoidance of doubt, any issuance of securities by SES or its Subsidiaries in connection with the Batchfire Share Exchange, the Pre-Signing Financing and the Post-Signing Financing shall be permitted.

SECTION 5.03      No Solicitation.

(a) General. Each party hereto agrees that it shall not, nor shall it authorize or permit any of the officers, directors, investment bankers, attorneys, accountants, affiliates or other representatives retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents and affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (unless permitted pursuant to Sections 5.07 and 5.08); or (v) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that, notwithstanding anything contained in this Section 5.03(a), the Company may, and prior to obtaining SES Stockholder Approval, SES may, furnish nonpublic information regarding such party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such party’s board of directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not solicited in violation of this Section 5.03(a); (B) the board of directors of such party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such party under applicable Laws; (C) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such party gives the other parties written notice of the identity of such Person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the Confidentiality Agreement; and (E) concurrently with furnishing any such nonpublic information to such Person, such party furnishes such nonpublic information to the other parties hereto (to the extent such nonpublic information has not been previously furnished by such party to the other parties). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any representative of such party (whether or not such representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of this Section 5.03 by such party, the taking of such action by such representative shall be deemed to constitute a breach of this Section 5.03 by such party for purposes of this Agreement.

(b) Notice of Proposal or Inquiry. If any party or any representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than two (2) Business Days after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other parties hereto orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other parties informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Cease Current Discussions. Each party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the

date of this Agreement and shall use its commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by such party or any of its Subsidiaries.

SECTION 5.04      Access to Information; Confidentiality.

(a) Subject to applicable Law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, sources of financing and other representatives reasonable access during normal business hours with reasonable notice throughout the period from the date hereof until the Merger Effective Time to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities Laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.

(b) The parties hereto acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

SECTION 5.05      Notices of Certain Events.

(a) The Company and SES shall as promptly as reasonably practicable after their executive officers acquire knowledge thereof, notify the other of: (i) any notice or other communication from any Person alleging that the Consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement which Consent relates to a SES Material Contract or a Company Material Contract, as applicable, or the failure of which to obtain could materially delay consummation of the Merger; (ii) any notice or other communication from any Governmental Entity or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or SES, as the case may be that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.09, 5.10 or 5.12, or which relate to the consummation of the transactions contemplated by this Agreement.

(b) Subject to the provisions of Section 5.03, each of the Company and SES agrees to give prompt notice to the other of, and to use its commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Merger Effective Time, and (ii) any failure on its part to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 5.06      Merger Subsidiary. SES will take all action necessary to cause each of its Subsidiaries to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Merger Effective Time, Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters reasonably related hereto.

SECTION 5.07      [Reserved].

SECTION 5.08      SES Stockholders’ Meeting.

(a) SES agrees, subject to Section 5.08(c), that it shall take all action necessary to call, give notice of and hold a meeting (such meeting, the “SES Stockholders’ Meeting”), and that it will recommend to, and solicit the vote of the holders of SES Common Stock to vote for approval of, (i) this Agreement, (ii) the principal terms of the Merger, and (iii) the issuance of shares of SES Common Stock in the Merger

(collectively, the “SES Stockholder Approval Matters”). The SES Stockholders’ Meeting shall be held as promptly as practicable after the S-4 Effective Date. SES shall take reasonable measures to ensure that all proxies solicited in connection with the SES Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(b) SES agrees that, subject to Section 5.08(c): (i) the SES Board shall recommend that the holders of SES Common Stock vote to approve the SES Stockholder Approval Matters and shall use its commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.08(a), (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the SES Board recommends that the SES Stockholders vote to approve the SES Stockholder Approval Matters (the recommendation of the SES Board that the SES Stockholders vote to approve the SES Stockholder Approval Matters being referred to as the “SES Board Recommendation”); and (iii) the SES Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the SES Board or any committee thereof to withdraw or modify the SES Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.08(b), at any time prior to the approval of the SES Stockholder Approval Matters by the SES Stockholders, the SES Board may withhold, amend, withdraw or modify the SES Board Recommendation in a manner adverse to the Company if, but only if the SES Board determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Law; provided that the Company receives written notice from SES confirming that the SES Board has determined to change its recommendation at least two (2) Business Days in advance of the SES Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company.

(d) SES’ obligation to call, give notice of and hold the SES Stockholders’ Meeting in accordance with Section 5.08(a) shall not be limited or otherwise affected by any withdrawal or modification of the SES Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit SES or the SES Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. SES shall not withdraw or modify in a manner adverse to the Company the SES Board Recommendation unless specifically permitted pursuant to the terms of Section 5.08(c).

SECTION 5.09      Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the date of this Agreement, SES shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and SES shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. SES shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of SES as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”). Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.09.

(b) Each party shall reasonably cooperate with the other and provide, and require its representatives, advisors, accountants and attorneys to provide, the other party and its representatives, advisors, accountants and attorneys, with all such information regarding such party as is required by Law to be included in the Registration Statement or reasonably requested from such party to be included in the Registration Statement.

SECTION 5.10      Public Announcements. In connection with the execution and delivery of this Agreement, SES and the Company shall issue a joint press release mutually agreed to by the Company and SES. SES, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release. Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger, or the other transactions contemplated hereby without the prior written Consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with the NASDAQ Stock Market (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).

SECTION 5.11      Expenses and Fees. Each of the parties shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.12      Agreement to Cooperate.

(a) Subject to the terms and conditions of this Agreement, including Section 5.03 and this Section 5.12, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of SES and the Company and their respective Subsidiaries and to effect all necessary registrations, filings and submissions. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective board of directors of the Company and SES, including, without limitation, the provisions of Section 5.07(c) and Section 5.08(c), none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent consummation of the Merger.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, SES, and Merger Subsidiary shall cooperate in all respects with the other parties and shall use their commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, if so precluded in the exercise of their directors’ fiduciary duties, none of the Company, SES, Merger Subsidiary, or any of their affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any order, in connection with the transactions contemplated by this Agreement.

SECTION 5.13      Exemption From Liability Under Section 16(b). SES, Merger Subsidiary and the Company shall cause their respective boards of directors and the board of directors of the Surviving Company to adopt prior to the Merger Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law. The Company shall use reasonable efforts to provide the information to SES and Merger Subsidiary required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by Law.

SECTION 5.14      Certain Tax Matters.

(a) SES, Merger Subsidiary and the Company shall each use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Merger Effective Time, none of SES, Merger Subsidiary, or the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b) SES, Merger Subsidiary and the Company shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(c) The Company, SES, and Merger Subsidiary shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Merger Effective Time. Each of SES, Merger Subsidiary, the Company and the holders of the Company Ordinary Shares shall pay any such Taxes or fees imposed on it or them by any Governmental Entity, which becomes payable in connection with the Merger.

(d) Following the Merger, SES and the Company will not take any action and will not fail to take any action that would prevent the Merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in U.S. Treasury Regulation 1.368-1(d).

(e) SES or Merger Subsidiary and the Company shall each use its reasonable best efforts to obtain the Tax opinions set forth in Sections 6.02(e) and 6.03(c).

(f) Officers of SES or Merger Subsidiary and the Company shall execute and deliver to Jones Day LLP, Tax counsel for the Company, certificates substantially in the form agreed to by the parties and such law firm at such time or times as may reasonably be requested by such law firm, including prior to the time the Registration Statement is declared effective by the SEC and the Merger Effective Time, in connection with such Tax counsel’s respective delivery of the opinion pursuant to Sections 6.02(e). Each of SES or Merger Subsidiary and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.14(f).

SECTION 5.15      Company Financial Statements. As soon as practicable but prior to December 31, 2019, the Company shall use its commercially reasonable efforts to deliver to SES true and complete copies of the Company’s audited balance sheet as of June 30, 2019, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively, the “Company 2019 Audited Financial Statements”). The Company shall use its commercially reasonable efforts ensure that the Company 2019 Audited Financial Statements comply in all material respects with the applicable rules and regulations of the SEC, including Regulation S-X and Regulation S-K, in connection with the preparation and filing of the Registration Statement.

SECTION 5.16      SES Consolidated Financial Statements. As soon as practicable but prior to November 30, 2019, SES shall use its commercially reasonable efforts to deliver to the Company true and complete copies of SES’ audited consolidated balance sheet as of June 30, 2019, and the related audited statements of operations and statements of cash flows of the Company and its Subsidiaries on a consolidated basis for the periods covered therein, together with all related notes and schedules thereto, accompanied by the report thereon of SES’ independent auditors (collectively, the “SES 2019 Audited Financial Statements”). SES shall use its commercially reasonable efforts ensure that the SES 2019 Audited Financial Statements comply in all material respects with the applicable rules and regulations of the SEC, including Regulation S-X and Regulation S-K, in connection with the preparation and filing of the Registration Statement.

SECTION 5.17      Directors’ and Officers’ Indemnification and Insurance.

(a) SES, Merger Subsidiary and the Company agree that all rights to indemnification, advancement of expenses and exculpation by SES now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time an officer or director of any SES Company (each, a “SES Indemnified Party”), as provided in its Governing Documents, the Governing Documents of SES or the DGCL, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof and disclosed in Section 3.18 of the SES Disclosure Schedule, shall remain in full force and effect in accordance with their terms after the Merger Effective Time, and in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. SES, Merger Subsidiary and the Company further agree that all rights to indemnification, advancement of expenses and exculpation by SES now existing in favor of each

SES Indemnified Party shall survive the consummation of the Merger and the Governing Documents of any SES Company shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any rights thereunder of any such SES Indemnified Party.

(b) For six (6) years after the Merger Effective Time, to the fullest extent permitted under applicable Law, SES and the Surviving Company shall jointly and severally indemnify, defend and hold harmless each SES Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions (and alleged actions or omissions) in their capacity as an officer or director of any of the SES Companies, as applicable, occurring at or prior to the Merger Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each SES Indemnified Party for any legal or other expenses reasonably incurred by such SES Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Company’s or SES’ receipt of an undertaking by such SES Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such SES Indemnified Party is not entitled to be indemnified under applicable Law.

(c) SES shall obtain, prior to the Merger Effective Time, to be effective not later than the Merger Effective Time, “tail” insurance policies, covering each director and officer of SES for all risks and perils currently covered by the SES’ director and officer insurance policies, except that the insured amounts may be increased as determined by SES in its reasonable discretion, with a claims period of not less than six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of SES and its Subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement). All premiums and other costs associated with the tail insurance policies contemplated by this Section 5.17(c) shall be paid for by the Surviving Company using the proceeds of the Post-Closing Financing.

(d) The Surviving Company shall obtain or maintain insurance policies covering each director and officer of the Company and SES for all risks and perils currently covered by the Company’s director and officer insurance policies, except that the insured amounts may be increased as determined by SES in its reasonable discretion, with a claims period of not less than six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement).

(e) The obligations of SES and the Surviving Company under this Section 5.17 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any SES Indemnified Party to whom this Section 5.17 applies without the consent of such affected SES Indemnified Party (it being expressly agreed that the SES Indemnified Parties to whom this Section 5.17 applies shall be third party beneficiaries of this Section 5.17, each of whom may enforce the provisions of this Section 5.17).

(f) In the event SES, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of SES or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.17. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any SES Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SES, the Company or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.17 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 5.18      Subsequent Filings. Until the earlier of the Merger Effective Time or the termination of this Agreement, SES will timely file with the SEC each form, report and document required to be filed by SES under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of SES included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the SES Companies as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

SECTION 5.19      Stockholder Litigation. Each of SES and the Company shall promptly advise the other party orally and in writing of any stockholder litigation commenced against SES, the Company and/or any of their respective directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep the other party fully informed regarding any such stockholder litigation. Each of SES and the Company shall give the other party the opportunity to consult with SES or the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration such party’s advice with respect to such stockholder litigation and shall not settle any such litigation without the other party’s consent (not be unreasonably withheld, conditioned or delayed).

SECTION 5.20      Employee Matters.

(a) As soon as practicable following the date hereof, SES and the Company shall meet with employees of the AFE Companies and the SES Companies (i) who have expressed an interest in continuing employment with the SES Companies or the AFE Companies after the Merger Effective Time, and (ii) who the Company has an interest in continuing the employment, and in each such case, SES shall negotiate in good faith with such person to determine terms of his or her continuing employment. SES and the Company shall agree on the list of all employees who have accepted an offer to continue their employment with the AFE Companies or the SES Companies effective immediately following the Merger (each such employee a “Continuing Employee”) two (2) Business Days prior to the Closing. Employment of the employees of any AFE Company who are not Continuing Employees shall be terminated by the Company as of the Merger Effective Time. Notwithstanding anything to the contrary, SES’ Chief Executive Officer and the Company’s Chief Executive Officer shall discuss and agree to the continuation of certain SES management personnel after the Merger Effective Time and SES shall enter into retention agreements with such personnel at or immediately prior to the execution and delivery of this Agreement.

(b) All Continuing Employees will be provided credit for their service with the AFE Companies under any SES Employee Plan or other plan in which the Continuing Employee participates after the Merger Effective Time as credited to such employees under a similar Company Employee Plan.

(c) With respect to any employee of a AFE Company who is a Continuing Employee, SES shall continue the Company Employee Plan that is a group health plan within the meaning of COBRA and that is in effect immediately prior to the Merger Effective Time (the “Company Group Health Plan”) or, if such continuance is not available for continuance, a SES Employee Plan that is in the aggregate substantially the same as the Company Group Health Plan, from the Merger Effective Time through December 31, 2019, and thereafter, will provide coverage under the group health plan of SES as in effect from time to time. With respect to any employee of a AFE Company who is not a Continuing Employee, SES shall provide continuation of group health coverage in accordance with COBRA under the Company Group Health Plan or, if such continuance is not available for continuance, a SES Employee Plan that is in the aggregate substantially the same as the Company Group Health Plan, from the Merger Effective Time through December 31, 2019, and thereafter, will provide continuation of group health coverage in accordance with COBRA under the group health plan of SES as in effect from time to time. In addition, for the period from the Merger Effective Time until December 31, 2019, SES will pay the same share of the aggregate group health insurance cost for such group health plan that the AFE Companies paid for the policy period immediately prior to the Merger Effective Time, including for any employee of the AFE Companies who is not a Continuing Employee and who elects COBRA continuation.

(d) The provisions in this Section 5.20 are intended for the sole benefit of the parties hereto, and shall not inure to the benefit of any other entity or Person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise.

SECTION 5.21      Advisors and Consultants. SES, Merger Subsidiary and the Company shall each be entitled to pay fees and expenses of their respective professional advisors and consultants for services rendered on agreed terms pursuant to invoices received from time to time prior to the Closing Date.

SECTION 5.22      GTI Agreement. During the Pre-Closing Period, SES shall use its commercially reasonable efforts to negotiate the termination of the existing Amended and Restated License Agreement with the Gas Technology Institute (the “Existing GTI Agreement”) and SES shall negotiate and execute a new License Agreement with the Gas Technology Institute (the “New GTI Agreement”) on terms reasonably acceptable to the Company and materially consistent with the term sheet entered into between the Company and the Gas Technology Institute.

SECTION 5.23      Name Change. Company intends to implement a change in the name of the Company and Surviving Company at the Merger Effective Time. The information relating to the name change will be disclosed in the Registration Statement filed with the SEC.

SECTION 5.24      Rule 10b5-1 Plan. SES shall implement written plans for trading securities for the officers and directors of SES that complies with the requirements of Rule 10b5-1 under the Exchange Act (the “Rule 10b5-1 Plan”) to be effective at the Merger Effective Time.

SECTION 5.25      Amended SES Options. During the Pre-Closing Period, SES shall amend the SES Options granted to individuals who are directors of SES prior to the Merger Effective Time to permit the exercise of such SES Options through the end of the term of the SES Options and such amended SES Options shall be effective at the Merger Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.01      Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Merger Effective Time of the following conditions:

(a) this Agreement and the Merger shall have been adopted and approved by the requisite vote of the stockholders of the Company;

(b) this Agreement, the Merger and the issuance of shares of SES Common Stock in the Merger shall have been adopted and approved by the requisite vote of the stockholders of SES in accordance with the DGCL;

(c) none of the parties hereto shall be subject to any Law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;

(d) the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(e) the issuance of the shares of SES Common Stock to be issued as the Common Stock Merger Consideration shall have been appropriately registered under the Securities Act and registered, qualified or qualified for exemption under applicable state securities Laws;

(f) no Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (any of the foregoing, an “Order”), whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement;

(g) the SES Board shall have received an opinion from the Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to SES and its stockholders, and such opinion shall not have been rescinded or revoked;

(h) SES shall have received the consent of the holders of the SES Debentures and the SES Common Stock Warrants and such consent shall be effective at the Merger Effective Time;

(i) the Existing GTI Agreement shall have been terminated and the New GTI Agreement shall have been negotiated and executed by SES and the Gas Technology Institute;

(j) SES has executed share exchange agreements with Batchfire Resources Pty Ltd shareholders (on terms and conditions acceptable to SES) and such agreements are effective and unconditional and, immediately following completion of the transaction contemplated by such agreements, SES will hold (in aggregate, whether directly or indirectly) at least 25% of the issued and outstanding share capital of Batchfire Resources Pty Ltd (the “Batchfire Share Exchange”); and

(k) all necessary governmental and other third-party consents and approvals for the consummation of the transactions contemplated by this Agreement shall have been obtained (including, if the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FIRB Act”) applies to the transactions contemplated by this Agreement,

(i) the Treasurer of the Commonwealth of Australia (“Treasurer”) (or the Treasurer’s delegate) has provided a written no objections notification to the transactions contemplated by this Agreement without conditions or with conditions that the Party to which the conditions will apply considers to be acceptable (acting reasonably); or

(ii) following notice of the transactions contemplated by this Agreement being given to the Treasurer under the FIRB Act, the Treasurer has ceased to be empowered to make any order under Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired).

SECTION 6.02      Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a) (i) the representations and warranties of the SES Entities set forth in Sections 3.02 (Capitalization), and 3.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the SES Entities contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) for changes expressly permitted by this Agreement. The Company shall have received a certificate of the chief executive officer or the chief financial officer of SES to that effect;

(b) each SES Entity shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time and the Company shall have received a certificate of the chief executive officer or the chief financial officer of SES to that effect;

(c) pursuant to terms of the Merger, and concurrently with the effectiveness thereof, the board of directors of the Company immediately prior to the Merger Effective Time shall be elected to serve as directors of Surviving Company to hold office in accordance with the certificate of incorporation and the bylaws of Surviving Company until their respective successors are duly elected or appointed and qualified;

(d) the Company shall have received the opinion of Jones Day LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the date on which the Registration Statement is filed and on the Closing Date, in each case dated as of such respective date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of the Company, SES and Merger Subsidiary, all of which are consistent with the state of facts existing as of the date on which the Registration Statement is filed and the Merger Effective Time, as applicable, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and SES will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.02(d), Jones Day LLP shall have received and may rely upon the certificates and representations referred to in Section 5.14(f);

(e) SES and Merger Subsidiary must have delivered to its counsel, the Company and the Company’s counsel a certificate signed on behalf of SES and Merger Subsidiary by a duly authorized officer of SES and Merger Subsidiary certifying the representations set forth in Section 4.13 and as otherwise reasonably requested by the Company’s or SES and SES’ tax counsel;

(f) the Company shall have been furnished with evidence satisfactory to it that SES has obtained the consents, approvals and waivers set forth in Section 6.02(f) of the SES Disclosure Schedule; and

(g) the certificate of incorporation of Merger Subsidiary shall be in a form and substance acceptable to the Company in its reasonable discretion at the Merger Effective Time.

SECTION 6.03      Conditions to Obligations of SES and Merger Subsidiary to Effect the Merger. Unless waived by SES and Merger Subsidiary, the obligations of SES and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a) (i) the representations and warranties of the Company set forth in Sections 4.02 (Capitalization), and 4.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) for changes expressly permitted by this Agreement. SES shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time, and SES shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(c) the Company must have delivered to its counsel, SES and Merger Subsidiary and their counsel a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying the representations set forth in Section 4.19 and as otherwise reasonably requested by the Company’s or SES and Merger Subsidiary’s tax counsel;

(d) each of the Company’s agreements set forth in Section 6.03(d) of the Company Disclosure Schedule shall have been terminated, effective prior to or concurrently with the Merger, and SES shall have received from the Company evidence of such terminations in form and substance reasonably satisfactory to SES; and

(e) SES shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Section 6.03(e) of the Company Disclosure Schedule.

ARTICLE VII
TERMINATION

SECTION 7.01      Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Merger Effective Time (whether before or after the SES Stockholder Approval or any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and SES duly authorized by each of their respective board of directors; or

(b) by either the Company or SES, if the Merger has not been consummated by April 15, 2020 (the “Outside Date”); or

(c) by the Company, in the event of a SES Material Adverse Effect, or by SES, in the event of a Company Material Adverse Effect, or by either the Company or SES, whichever is the non-breaching party, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a SES

Material Adverse Effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party, or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a SES Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable, or if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party, or such breach has not been cured within thirty (30) days after written notice of such breach by the terminating party; or

(d) by either the Company or SES after ten (10) days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or Governmental Entity of competent jurisdiction restraining or prohibiting the consummation of the Merger; or

(e) by the Company if the Company receives a Superior Offer, resolves to accept such Superior Offer and gives SES at least four (4) Business Days’ prior written notice of its intention to terminate pursuant to this provision; or

(f) by SES or the Company, if the SES Board shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to the Company in any material respect the SES Board Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the SES Board shall have resolved to accept a Superior Offer; or

(g) by SES if prior to receipt of the SES Stockholder Approval, SES receives a Superior Offer, resolves to accept such Superior Offer and gives the Company at least four (4) Business Days’ prior written notice of its intention to terminate pursuant to this provision;

(h) by the Company or SES, if the Company Board shall have recommended another Acquisition Proposal or if the Company Board shall have resolved to accept a Superior Offer; or

(i) by the Company, if the stockholders of SES fail to approve the SES Stockholder Approval Matters at the SES Stockholders’ Meeting (including any adjournment or postponement thereof).

SECTION 7.02      [Reserved].

SECTION 7.03      Effect of Termination. In the event of termination of this Agreement by either SES or the Company pursuant to the provisions of Section 7.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation on the part of the Company, SES, Merger Subsidiary, or their respective officers or directors (except as set forth in this Section 7.03. Nothing in this Section 7.03 shall relieve any party from liability for fraud in connection with this Agreement.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01      Non-Survival of Representations and Warranties. Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Company or any SES Entity, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Merger Effective Time. This Section 8.01 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Merger Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

SECTION 8.02      Australian GST. Unless otherwise expressly stated, all amounts payable under this document are expressed to be exclusive of GST. If GST is payable on a supply made under or in connection with this document, for which the consideration is not expressly stated to be GST inclusive, the party providing the consideration for that supply must pay to the supplier as additional consideration an amount equal to the amount of GST payable on that supply (the “GST Amount”). The GST Amount is payable at the same time that the other consideration for the supply is provided, except that the GST Amount need not be paid until the supplier gives a tax invoice to the recipient of the supply. Where any indemnity, reimbursement or similar payment under this document is based on any cost, expense or other liability incurred, it will be reduced by an amount equal to any input tax credit entitlement which the party being reimbursed or indemnified is entitled to in relation to the relevant cost, expense or other liability. Whenever an adjustment event occurs in relation to any supply made under or in connection with this document, the GST Amount will be recalculated to reflect that adjustment and the amount of the difference from the GST Amount must be paid by, refunded to or credited to the recipient of the supply, as applicable. This clause survives the termination of this document. Unless the context requires otherwise, words and expressions that have a defined meaning in A New Tax System (Goods and Services Tax) Act 1999 (Cth) will have the same meaning when used in this Section 8.02.

SECTION 8.03      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or e-mail (with confirmation of transmission) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SES, Merger Subsidiary:

Synthesis Energy Systems, Inc.
One Riverway, Suite 1700
Houston, Texas 77056
Attention: Robert W. Rigdon
E-Mail: robert.rigdon@synthesisenergy.com

with a copy to (which shall not constitute notice hereunder):

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: Kevin Poli
Facsimile: (713) 226-6282
E-mail: kpoli@porterhedges.com

If to the Company:

Australian Future Energy Pty Ltd
Level 10, 10 Market Street
Brisbane, Queensland 4000
Australia
Attention: Kerry Parker
E-mail: k.parker@ausfutureenergy.com.au

with a copy to (which shall not constitute notice hereunder):

Jones Day LLP
717 Texas, Suite 3300
Houston, Texas 77002
Attention: Emily Leitch
Facsimile: (832) 239-3600
E-mail: eleitch@jonesday.com

SECTION 8.04      Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) ”knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or SES, as the case may be, after reasonable inquiry of any Person directly reporting to any such executive officer, (iii) “including” shall mean “including, without limitation,” and “includes” shall mean “includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 8.05      Assignments and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

SECTION 8.06      Governing Law. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

SECTION 8.07      Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the parties arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 8.08      Exclusive Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.02 of this Agreement.

SECTION 8.09      No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Merger Effective Time, the SES Indemnified Parties shall be third-party beneficiaries of, and entitled to enforce, Section 5.17, and provided further, that no consent of the SES Indemnified Parties shall be required to amend any provision of the Agreement prior to the Merger Effective Time.

SECTION 8.10      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 8.11      Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Merger Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the

Company, SES, and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party, or a person authorized to act on behalf of such party, approves such waiver or amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 8.12      Entire Agreement. This Agreement, including the schedules, exhibits and amendments hereto, the Confidentiality Agreement and the other agreements executed in connection with this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Article I, which are intended for the benefit of the stockholders of SES and the stockholders of the Company.

SECTION 8.13      Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

SECTION 8.14      Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with their specific terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other rights or remedies at Law or in equity.

SECTION 8.15      Definitions. The following terms have the following definitions:

(a) “Acquisition Inquiry” means, with respect to a party hereto, an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal with such party.

(b) “Acquisition Proposal” means, with respect to a party hereto, any offer or proposal, whether written or oral, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than SES, Merger Subsidiary, the Company or any affiliates thereof (each, a “third party”) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) 15% or more of any class of the equity securities of such party or (ii) 15% or more of the fair market value of the assets of such party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of (A) 15% or more of any class of equity securities of the party or (B) 15% or more of the fair market value of the assets of the party.

(c) “AFE Companies” (and with correlative meaning “AFE Company”) means the Company and each of its Subsidiaries.

(d) “AFE Losses” has the meaning given to it in Section 4.01(b)(i).

(e) “Affiliated Group” means one or more chains of corporations connected through stock ownership with a common parent corporation, but only if: (i) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and (ii) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

(f) “Agreement” has the meaning given such term in the Preamble of this Agreement.

(g) “ASIC” has the meaning given it in Section 1.02(b).

(h) “Australian Accounting Standards” means, in respect of the AFE Companies, (a) the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Chartered Accountants Australia and New Zealand or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Chartered Accountants Australia and New Zealand); and (b) if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in Australian Statements of Accounting Concepts.

(i) “Batchfire Share Exchange” has the meaning given to it in Section 6.01(j).

(j) “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Texas.

(k) “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

(l) “Certificate of Merger” has the meaning given to it in Section 1.02(b).

(m) “Closing” has the meaning given to it in Section 1.02(a).

(n) “Closing Company Share Number” has the meaning given to it in Section 1.06(d)(ii).

(o) “Closing Date” has the meaning given to it in Section 1.02(a).

(p) “Closing SES Share Number” has the meaning given to it in Section 1.06(d)(iii).

(q) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(r) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(s) “Common Stock Merger Consideration” has the meaning given to it in Section 1.06(d)(iii).

(t) “Company” has the meaning given to it in the Second recital of this Agreement.

(u) “Company 2019 Audited Financial Statements” has the meaning given to it in Section 5.15.

(v) “Company Annual Financial Statements” has the meaning given to it in Section 4.04(a).

(w) “Company Balance Sheet” has the meaning given to it in Section 4.04(a).

(x) “Company Board” means the board of directors of the Company.

(y) “Company Certificates” has the meaning given to it in Section 1.08(a).

(z) “Company Disclosure Schedule” has the meaning given to it in Article IV.

(aa) “Company Employee Plans” has the meaning given to it in Section 4.12(a).

(bb) “Company Financial Statements” has the meaning given to it in Section 4.04(a).

(cc) “Company Insurance Policy” has the meaning given to it in Section 4.16.

(dd) “Company Interim Financial Statements” has the meaning given to it in Section 4.04(a).

(ee) “Company Material Adverse Effect” has the meaning given to it in Section 4.01(b).

(ff) “Company Material Contract” has the meaning given to it in Section 4.10(a).

(gg) “Company Ordinary Shares” means the common stock, no Par Value share, of the Company.

(hh) “Company Properties” has the meaning given to it in Section 5.14(a).

(ii) “Company Shareholders’ Agreement” means the Shareholders’ Agreement entered into by the shareholders of the Company dated 30 November 2017.

(jj) “Company Stockholder” has the meaning given to it in Section 1.09(a).

(kk) “Confidentiality Agreement” means the confidentiality agreement dated January 23, 2019, between SES and the Company.

(ll) “Consent” has the meaning given to it in Section 3.03(d).

(mm) “Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

(nn) “DGCL” means Delaware General Corporation Law.

(oo) “Environmental Law” means any Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(pp) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(qq) “ERISA Affiliate” has the meaning given to it in Section 3.12(a).

(rr) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ss) “Exchange Agent” has the meaning given to it in Section 1.09(a).

(tt) “Excluded Shares” has the meaning given to it in Section 1.06(b).

(uu) “Existing GTI Agreement” has the meaning given to it in Section 5.23.

(vv) “Financial Advisor” means Westwood Capital LLC.

(ww) “GAAP” has the meaning given to it in Section 3.01(b).

(xx) “Governing Document” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would include its certificate of incorporation and bylaws, the “Governing Document” of a limited partnership would include its limited partnership agreement and the “Governing Document” of a limited liability company would include its operating agreement.

(yy) “Governmental Entity” means, with respect to any Person or matter, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental body with jurisdiction over such Person or matter.

(zz) “Hazardous Materials” means (i) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, crude oil or any fraction thereof, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(aaa) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

(bbb) “Intellectual Property” has the meaning given to it in Section 3.23.

(ccc) “IRS” means the Internal Revenue Service.

(ddd) “Laws” means any federal, state, local or foreign law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law.

(eee) “Leased Property” has the meaning given to it in Section 3.22(a).

(fff) “Merger” has the meaning given to it in the third recital of this Agreement.

(ggg) “Merger Consideration” means the Common Stock Merger Consideration.

(hhh) “Merger Effective Time” has the meaning given to it in Section 1.02.

(iii) “Merger Subsidiary” has the meaning given such term in the Preamble of this Agreement.

(jjj) “NASDAQ Notice” has the meaning given to it in Section 3.10.

(kkk) “NASDAQ Stock Market” means The NASDAQ Stock Market.

(lll) “New GTI Agreement” has the meaning given to it in Section 5.23.

(mmm) “Order” has the meaning given to it in Section 6.01(f).

(nnn) “Outside Date” has the meaning given to it in Section 7.01(b).

(ooo) “Owned Property” has the meaning given to it in Section 4.14.

(ppp) “Per Share Consideration” has the meaning given to it in Section 1.06(d)(i).

(qqq) “Permit” (and with correlative meaning “Permits”) means each governmental or regulatory permit, license, franchise, variance, exemption, order and other governmental Consent.

(rrr) “Person” has the meaning given to it in Section 1.08(b).

(sss) “Post-Signing Financing” means any form of financing mutually agreed to by SES and the Company.

(ttt) “PPAC” has the meaning given to it in Section 3.12(e).

(uuu) “Pre-Signing Financing” means convertible debentures issued by SES pursuant to a securities purchase agreement with TR Winston and/or clients of TR Winston for an aggregate amount of $2,000,000.

(vvv) “Pre-Closing Period” has the meaning given to it in Section 5.01.

(www) “Proxy Statement/Prospectus” has the meaning given to it in Section 3.03(d).

(xxx) “Registration Statement” has the meaning given to it in Section 3.03(d).

(yyy) “Related Person” has the meaning given to it in Section 3.13(b).

(zzz) “Rule 10b5-1 Plan” has the meaning given to it in Section 5.26.

(/) “S-4 Effective Date” has the meaning given to it in Section 5.09(a).

(bbbb) “SEC” means the Securities and Exchange Commission.

(cccc) “Secretary of State” has the meaning given to it in Section 1.02(b).

(#) “Securities Act” means the Securities Act of 1933, as amended.

(eeee) “SES” has the meaning given to it in the Preamble of this Agreement.

(ffff) “SES 2005 Incentive Plan” means the Synthesis Energy Systems, Inc. Amended and Restated 2005 Incentive Plan.

(gggg) “SES 2015 Long-Term Plan” means Synthesis Energy Systems, Inc. 2015 Long Term Incentive Plan.

(hhhh) “SES 2019 Audited Financial Statements” has the meaning given to it in Section 5.16.

(iiii) “SES Board” means the board of directors of SES.

(jjjj) “SES Board Recommendation” has the meaning given to it in Section 5.08(b).

(kkkk) “SES Common Stock” means the voting common stock, par value $.01 per share of SES.

(llll) “SES Common Stock Warrants” means warrants to acquire shares of SES Common Stock.

(mmmm) “SES Companies” (and with correlative meaning “SES Company”) means SES and each of its Subsidiaries.

(nnnn) “SES Debentures” means the Senior Secured Debentures issued by SES pursuant to a securities purchase agreement dated October 24, 2017 with certain accredited investors for an aggregate amount of $8,000,000.

(oooo) “SES Disclosure Schedule” has the meaning given to it in Article V.

(pppp) “SES Employee Plans” has the meaning given to it in Section 3.12(a).

(qqqq) “SES Entity” has the meaning given to it in Article V.

(rrrr) “SES Financial Statements” has the meaning given to it in Section 3.04(b).

(ssss) “SES Indemnified Party” has the meaning given to it in Section 5.17(a).

(tttt) “SES Insurance Policy” has the meaning given to it in Section 4.18.

(uuuu) “SES Losses” has the meaning given to it in Section 3.01(b)(i).

(vvvv) “SES Material Adverse Effect” has the meaning given to it in Section 4.01(b).

(wwww) “SES Material Contract” has the meaning given to it in Section 4.07.

(-) “SES Option Agreement” means the option agreement to purchase SES Options in accordance with the terms and conditions of such agreement.

(yyyy) “SES Options” means the options to purchase SES Common Stock issued pursuant to the SES 2005 Incentive Plan or the SES 2015 Long-Term Plan.

(_) “SES Preferred Stock” has the meaning given to it in Section 4.02(a)

(/a) “SES Restricted Share Agreement” means the restricted share agreement pursuant to which SES may grant SES Restricted Shares in accordance with the terms and conditions of such agreement.

(bbbbb) “SES Restricted Shares” means shares of restricted stock of SES issued pursuant to SES 2005 Incentive Plan or the SES 2015 Long-Term Plan.

(ccccc) “SES SEC Reports” has the meaning given to it in Section 3.04(a).

(#d) “SES Stock Plans” has the meaning given to it in Section 1.06(d)(iv).

(eeeee) “SES Stockholder” means a holder of SES Common Stock immediately prior to the Merger Effective Time.

(fffff) “SES Stockholder Approval” has the meaning given to it in Section 3.03(a).

(ggggg) “SES Stockholder Approval Matters” has the meaning given to it in Section 5.08(a).

(hhhhh) “SES Stockholders’ Meeting” has the meaning given to it in Section 5.08(a).

(iiiii) “Subsidiary” (and with the correlative meaning “Subsidiaries”) means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

(jjjjj) “Superior Offer” means an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the stockholders of a party hereto prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate company entity thereof) or (B) in which a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership of securities representing 50% or more of the voting power of the party’s Capital Stock then outstanding or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party, taken as a whole, in a single transaction or a series of related transactions which, in any case under clause (i) or (ii) above: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (B) is on terms and conditions that the board of directors of SES or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to the SES Stockholders or the Company Stockholders, as applicable, than the Merger and the other transactions contemplated hereby; and (y) is reasonably capable of being consummated.

(kkkkk) “Surviving Company” has the meaning given to it in Section 1.01.

(lllll) “Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document (including attached schedules) relating to or required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

(mmmmm) “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, profits, franchise, gross receipts, environmental, customs duty, Capital Stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, social security, occupation, use, property, escheat, withholding, excise, production, value added, occupancy, capital, ad valorem, transfer, inventory, license, customs duties, fees, assessments and charges of any kind whatsoever and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another Person by contract, as a transferee or successor, under U.S. Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law provision or otherwise.

(nnnnn) “third party” has the meaning given to it in the definition of Acquisition Proposal.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Robert W. Rigdon
Name:	Robert W. Rigdon
Title:	President and Chief Executive Officer

AUSTRALIAN FUTURE ENERGY PTY LTD

By:	/s/ Kerry J. Parker
Name:	Kerry J. Parker
Title:	President and Chief Executive Officer

SES MERGER SUB, INC.

By:	/s/ Robert W. Rigdon
Name:	Robert W. Rigdon
Title:	President and Chief Executive Officer

Annex B

489 Fifth Avenue, 33rd Floor, New York, New York 10017
(212) 867-3200 (tel) / (212) 682-3952 (fax)

October 9, 2019

Synthesis Energy Systems, Inc. One
Riverway, Suite 1700 Houston, TX 77056

Attn: Special Committee of Board of Directors of Synthesis Energy Systems, Inc. Members of the Board:

We, Westwood Capital, LLC (“Westwood”), understand that Synthesis Energy Systems, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger substantially in the form dated as of October 10, 2019 (the “Agreement”), by and between the Company and Australian Future Energy Pty Ltd (“AFE”), pursuant to which (i) the Company, the Company’s wholly-owned subsidiary, SES Merger Sub, Inc. (“Merger Subsidiary”), and AFE intend to effect the merger of Merger Subsidiary with and into AFE with the AFE as the surviving entity in the Merger, whereby upon the consummation of the Merger, Merger Subsidiary will cease to exist, and AFE will continue as a wholly-owned subsidiary of the Company and AFE receives 3,875,000 newly issued common stock of the Company (the “Merger”); and (ii) the Company enters into a share exchange with Batchfire Resources Pty Ltd (“Batchfire”) to obtain at least twenty-five (25%) of the issued and outstanding share capital of Batchfire. The terms and conditions of the Merger are fully set forth in the Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Merger with AFE as contemplated by the Agreement is reasonable and fair from a financial point of view to the Company and its stockholders.

In arriving at the opinion set forth below, we have, among other things:

1.	reviewed certain publicly available information concerning the businesses, financial conditions and operations of the Company;
2.	reviewed certain non-public information and analysis concerning the business, financial condition AFE and Batchfire prepared or at the direction of, approved and furnished to us by the management of the Company;
3.	reviewed certain analyses prepared by the Company’s financial advisors concerning the Merger, and the relative valuations ascribed to the Company, AFE, and Batchfire, and other relevant transaction metrics;
4.	reviewed certain internal financial analyses, estimates and forecasts relating to the Company, that were prepared by or at the direction of, approved and disclosed to us by the management of the Company (collectively, the “Projections”);
5.	reviewed the current capital structure of the Company, AFE, and Batchfire as furnished to us by the management of the Company;
6.	reviewed available information regarding private share purchases of AFE and Batchfire as appropriate;
7.	held discussions with the management of the Company concerning, among other things, their evaluation of the Merger and the Company’s and AFE’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;
8.	reviewed the Expected Synergies, and other strategic benefits expected by the management of the Company to result from the Merger;
9.	compared certain financial and stock market data for the Company, AFE and Batchfire with similar information for other companies that we deemed to be relevant;
10.	reviewed the publicly available financial terms of certain other business combination transactions that we deemed to be relevant;

Opinion of Westwood Capital, LLC October 9, 2019
Synthesis Energy Systems, Inc. Page 2 of 3

11.	reviewed the draft Share Exchange Agreement between the Company and Batchfire as of October 9, 2019;
12.	reviewed an unexecuted form of the Agreement noted as Execution Version dated October 10, 2019; and
13.	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed that the Projections and all other financial analyses, estimates and forecasts provided to us by the management of the Company, have been reasonably prepared in accordance with industry practice and represent, as of the date hereof, the best estimates and judgments of management of the Company (subject, in each case, to the assumptions set forth therein) as to the businesses and operations and future financial performance of the Company, AFE and Batchfire. We have assumed, with your consent, that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. With your consent, we assume no responsibility for and express no opinion as to the Projections or the Expected Synergies, the assumptions upon which any of the foregoing are based or any other financial analyses, estimates and forecasts provided to us by management of the Company.

We have also assumed that there have been no material changes in the assets, financial condition, results of operations, businesses or prospects of each of the Company, AFE or Batchfire since the respective dates of the last financial statements made available to us. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We understand that, in connection with the Agreement, the stockholders of AFE and Batchfire will agree to the Merger. We further understand, and assume for purposes of this letter, that all conditions for the Merger have been or will be met by the parties to the Agreement, including, but not limited to, financings and the exchange under the Share Exchange Agreement between the Company and Batchfire on terms substantially in the form dated October 9, 2019.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company, Batchfire or AFE. We did not make an independent evaluation or appraisal of the assets or the liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company, Batchfire or AFE, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company, Batchfire or AFE under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Merger will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, AFE, Batchfire, the surviving corporation in the Merger or the contemplated benefits of the Merger.

We have further assumed, with your consent, that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and, with your consent, have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

Opinion of Westwood Capital, LLC October 9, 2019
Synthesis Energy Systems, Inc. Page 3 of 3

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or its assets. Our opinion does not address the underlying decision by the Company to engage in the Merger. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of Company common stock pursuant to the Agreement, and our opinion does not address any other aspect or implication of the Merger, the Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. We further express no opinion or view as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration paid by the Company or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the shares of Company stock or the shares of AFE or Batchfire stock will trade at any time.

This opinion does not constitute a recommendation to any holder of the Company, Merger Subsidiary, Batchfire or AFE common stock as to how any stockholder should vote or act with respect to the Merger or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of Westwood Capital, LLC in accordance with established procedures.

This opinion is provided to the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger only and is not a recommendation as to any action the Board of Directors of the Company should take with respect to the Merger or any aspect thereof. This opinion shall not be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other publicly available report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors of the Company, including any committee thereof, or the Company, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document or regulatory filing the Company is required or requested to file with the Securities and Exchange Commission or other regulatory body in connection with the Merger. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are rendering an opinion to the Company with respect to the Merger and will receive a fee due from the Company for our services, a portion of which is payable upon the rendering of this opinion and a portion of which in February 2020. In addition, the Company has agreed to reimburse us for our out-of-pocket expenses.

We have not acted as a financial advisor to the Company, AFE or Batchfire in any capacity other than what is expressly stated herein. There are no material relationships that existed during the two years prior to the Company’s retention of Westwood for its opinion herein nor mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of a relationship between Westwood and the Company, AFE or Batchfire. In the ordinary course of our investment banking activities, the Company may be in discussions from time to time with us and/or our clients and, should there be a successful completion of any particular transaction with said clients, we will receive payments or other compensation contingent pursuant to our agreements with such clients. In the ordinary course of our investment management and financing activities, Westwood or its affiliates may at any time hold long or short positions, and may broker, trade or otherwise effect transactions, for its own account or the accounts of its clients, in debt or equity securities, in other companies involved in the business competitive or related to that of the Company.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger pursuant to the Agreement is fair to the Company from a financial point of view.

WESTWOOD CAPITAL, LLC

By:	/S/ Jon Messersmith
Jon Messersmith
Managing Director

Annex C

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Synthesis Energy Systems, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: This amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the DGCL by the board of directors on ________ __, 2020 and by the stockholders of the Corporation at a meeting of the stockholders held on _____________, 2020.

SECOND: Upon the Effective Time, Article One of the Certificate of Incorporation is amended and restated in its entirety as follows:

“The name of the Corporation is Energem Corporation”.

THIRD: This Certificate of Amendment of Certificate of Incorporation shall become effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ___ day of __________, 2020.

By:
Name:	Robert W. Rigdon
Title:	President and Chief Executive Officer

C-1

Annex D

FIRST AMENDMENT TO THE
SYNTHESIS ENERGY SYSTEMS, INC.
2015 LONG TERM INCENTIVE PLAN

WHEREAS, Synthesis Energy Systems, Inc. (the “Company”) previously adopted the Synthesis Energy Systems, Inc. 2015 Long Term Incentive Plan effective September 16, 2015 (the “2015 Plan”);

WHEREAS, as a result of two stock splits, the number of shares specified in Section 4.1 of the 2015 Plan have been reduced from nine million (9,000,000) and seven million five hundred thousand (7,500,000) to one hundred forty thousand six hundred twenty five (140,625) and one hundred seventeen thousand one hundred eighty seven (117,187), respectively;

WHEREAS, the Board of Directors of the Company has authorized an amendment of the 2015 Plan to increase the number of shares authorized for Awards thereunder from one hundred forty thousand six hundred twenty five (140,625) and one hundred seventeen thousand one hundred eighty seven (117,187) to eight hundred ninety thousand six hundred twenty five (890,625) shares and eight hundred sixty seven thousand one hundred eighty seven (867,187) shares, respectively.

NOW, THEREFORE, effective as of _________, 2020, subject to approval by the Company’s stockholders within twelve (12) months of the effective date of this Amendment, Section 4.1 of the 2015 Plan is amended to replace the number nine million (9,000,000) with the number eight hundred ninety thousand six hundred twenty five (890,625) and the number seven million five hundred thousand (7,500,000) with the number eight hundred sixty seven thousand one hundred eighty seven (867,187).

IN WITNESS WHEREOF, the Company has caused this Amendment to the 2015 Plan to be duly executed in its name and on its behalf by its duly authorized officer.

By:	/s/ Robert W. Rigdon
Name:	Robert W. Rigdon
Title:	President and Chief Executive Officer

D-1

ANNEX E

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Synthesis Energy Systems, Inc., organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of Synthesis Energy Systems, Inc. adopted a proposed amendment of the Certificate of Incorporation of said corporation to effectuate a reverse stock split, declaring said amendment to be advisable.

The proposed amendment reads as follows:

Section (a) of Article V of the Certificate of Incorporation is deleted and replaced in its entirety as follows:

The total number of shares of stock of all classes which the Corporation shall have authority to issue is 200,000,000 shares, consisting of 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”). Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each __ ( __ ) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Consolidation”). No fractional shares shall be issued in connection with the Consolidation. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding up of any fractional share interests as described above.

SECOND: That, pursuant to a resolution of its Board of Directors, a meeting of the stockholders of Synthesis Energy Systems, Inc. was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares of Common Stock as required by statute were voted in favor of granting the Board of Directors the authority to amend the Certificate of Incorporation to provide for a reverse stock split.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this __ day of ________________, 2020.

By: _____________________

Name: ___________________

Title: ____________________

E-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, our bylaws provide that we will indemnify our directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our certificate of incorporation, indemnifies our directors, officers, employees, and agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that provide coverage of up to $30 million.

Item 21.	Exhibits
Number	Description of Exhibits
2.1
Agreement and Plan of Merger and Reorganization dated as of October 10, 2019, by and among Synthesis Energy Systems, Inc., SES Merger Subsidiary, Inc., SES Merger Subsidiary, Inc., and Australian Future Energy Pty Ltd. (included as Annex A to the proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).
3.2
Certificate of Amendment to the Certificate of Incorporation of the Company dated effective December 16, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 17, 2009).

3.3
Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on March 30, 2007).

3.4	Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 1, 2015).

Number	Description of Exhibits
3.5
Certificate of Amendment to the Company’s Certificate of Incorporation filed on November 30, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 30, 2017).

3.6
Certificate of Amendment to the Company’s Certificate of Incorporation filed on July 19, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 19, 2019).

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).
4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 25, 2014).
5.1*	Legal Opinion of Porter Hedges LLP.
10.1
Cooperative Joint Venture Contract of SES (Zao Zhuang) New Gas Company Ltd. between Shandong Hai Hua Coal & Chemical Company Ltd. and Synthesis Energy Systems Investments, Inc. dated July 6, 2006 — English translation from original Chinese document (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.2
Amendment to Cooperative Joint Venture Contract of SES (Zao Zhuang) New Gas Company Ltd. between Shandong Hai Hua Coal & Chemical Company Ltd. and Synthesis Energy Systems Investments, Inc. dated November 8, 2006 — English translation from original Chinese document (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on January 31, 2007).

10.3+
Amended and Restated 2005 Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on May 1, 2007).

10.4
Fixed Assets Loan Contract between Synthesis Energy Systems (Zao Zhuang) New Gas Company Ltd. and Industrial and Commercial Bank of China dated March 27, 2007 — English translation from original Chinese document (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on March 30, 2007).

10.5
Second Amendment to Cooperative Joint Venture Contract of SES (Zao Zhuang) New Gas Company Ltd., between Shandong Hai Hua Coal & Chemical Company Ltd. and Synthesis Energy Systems Investments, Inc., dated February 12, 2007 — English translation from original Chinese document (incorporated by reference to Exhibit 10.6 to Amendment No. 3 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on May 1, 2007).

10.6
Co-Operative Joint Venture Contract of SES — GCL (Inner Mongolia) Coal Chemical Co., Ltd. between Inner Mongolia Golden Concord (Xilinhot) Energy Investment Co., Ltd. and Synthesis Energy Systems Investments, Inc. dated May 25, 2007 — English translation from original Chinese document (incorporated by reference to Exhibit 10.21 to Amendment No. 5 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on June 6, 2007).

10.7
Form of Indemnification Agreement between the Company and its officers and directors (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007).

10.8+	First Amendment to the Amended and Restated 2005 Incentive Plan (incorporated by reference to Annex B to the Company’s Proxy Statement on Schedule 14A filed on November 15, 2007).
10.9	Form of Non-Statutory Stock Option Agreement (incorporated by reference herein to Exhibit 10.8 to the Company’s Current Report on Form 8-K dated April 2, 2009).
10.10
Form of Equity Joint Venture Contract between Yima Coal Industry (Group) Co., Ltd. and Synthesis Energy Investment Holdings, Inc. dated August 27, 2009 — English translation from original Chinese document. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 2, 2009).

10.11**
Amended and Restated License Agreement by and between the Company and the Gas Technology Institute dated November 5, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 12, 2009).

Number	Description of Exhibits
10.12
Share Purchase Agreement dated June 18, 2012 among Synthesis Energy Systems, Inc. and Hongye International Investment Group Co., Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 19, 2012).

10.13
Share Purchase Agreement dated June 18, 2012 among Synthesis Energy Systems, Inc. and Shanghai Zhongmo Investment Management Co., Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 19, 2012).

10.14	Second Amendment to the Amended and Restated 2005 Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on October 26, 2012).
10.15
Cooperation Agreement among SES (Zao Zhuang) New Gas Co., Ltd., Shandong Weijiao Group Xuecheng Energy Co., Ltd. and Shandong Xuejiao Chemical Co., Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 26, 2013).**

10.16
Loan Agreement between Synthesis Energy Systems (Zao Zhuang) New Gas Co., Ltd and Zao Zhuang Bank dated September 10, 2013 — English translation from original Chinese document (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2013).

10.17
Joint Venture Contract between Zhangjiagang Chemical Machinery Co., Ltd. and SES Asia Technologies, Ltd., dated February 14, 2014 – English translation from Chinese document (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 14, 2014). **

10.18
Technology Usage and Contribution Agreement among SES-ZCM Clean Energy Technologies Limited, Zhangjiagang Chemical Machinery Co., Ltd. and SES Asia Technologies, Ltd., dated February 14, 2014 – English translation from Chinese document (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 14, 2014). **

10.19
Credit Agreement between Zaozhuang Bank and Synthesis Energy Systems (Zaozhuang) New Gas Co., Ltd. dated October 2, 2014 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2014).

10.20
Working Capital Loan Contract between Zaozhuang Bank and Synthesis Energy Systems (Zaozhuang) New Gas Co., Ltd. dated October 2, 2014 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2014).

10.21+	Form of Restricted Stock Incentive Agreement for Employees (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2014).
10.22+	Form of Restricted Stock Incentive Agreement for Directors (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2014).
10.23
Non-statutory Stock Option Agreement dated March 9, 2015 between Robert Rigdon and the Company (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on May 13, 2015).

10.24
Share Purchase and Investment Agreement between SES BVI and Rui Feng Enterprises Limited dated June 14, 2015 (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2015).

10.25
Operation and Management Agreement between ZZ Joint Venture and Shandong Saikong Automatic Equipment Company Ltd. dated June 13, 2015 (incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2015).

10.26
Working Capital Loan Contract between Zaozhuang Bank and Synthesis Energy Systems (Zaozhuang) New Gas Co., Ltd. dated September 22, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 28, 2015).

10.27
Loan Extension Agreement among Zaozhuang Bank Co., Ltd., Synthesis Energy Systems (ZaoZhuang) New Gas Company, Ltd., Shandong Weijiao Group Xuecheng Energy Co., Ltd. and Synthesis Energy Systems (ZaoZhuang) New Gas Company, Ltd. dated September 22, 2015 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 28, 2015).

Number	Description of Exhibits
10.28
Credit Agreement between Zaozhuang Bank and Synthesis Energy Systems (Zaozhuang) New Gas Co., Ltd. dated November 13, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 17, 2015).

10.29+	2015 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Schedule 8-K filed on November 20, 2015).
10.30+
Form of Non-Qualified Stock Option Agreement under 2015 Long Term Incentive Plan (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8, File No. 208146, filed with the Commission on November 20, 2015).

10.31+
Form of Restricted Stock Award Agreement under 2015 Long Term Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8, File No. 208146, filed with the Commission on November 20, 2015).

10.32
Share Purchase and Investment Agreement between Synthesis Energy Systems Investments, Inc. and Shandong Weijiao Group Xuecheng Energy Co., Ltd., dated August 15, 2016 – English translation from Chinese document (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 19, 2016).

10.33
Restructuring Agreement dated August 18, 2017 among SES Asia Technologies Limited, Suzhou THVOW Technology Co., Ltd., and Innovative Coal Chemical Design Institute – English translation from Chinese document (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 24, 2017).

10.34
Share Transfer Agreement dated August 18, 2017 between SES Asia Technologies Limited and Innovative Coal Chemical Design Institute – English translation from Chinese document (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 24, 2017).

10.35
Joint Venture Contract among Suzhou THVOW Technology Co., Ltd., Innovative Coal Chemical Design Institute and SES Asia Technologies, Ltd., dated August 18, 2017 – English translation from Chinese document (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 24, 2017). **

10.36
Technology Usage and Contribution Agreement among Jiangsu Tianwo-SES Clean Energy Technologies Co., Ltd., Suzhou THVOW Technology Co., Ltd., Innovative Coal Chemical Design Institute and SES Asia Technologies, Ltd., dated August 18, 2017 – English translation from Chinese document (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 24, 2017). **

10.37
Consulting Agreement between the Company and Robert Anderson dated effective March 19, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 11, 2018).

10.38	Online Office Agreement dated November 9, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 15, 2018).
10.39
Employment Agreement between the Company and Robert Rigdon Dated effective March 1, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 8, 2019).

10.40	Clarksons Platou Securities, Inc. Engagement Letter dated March 29, 2019 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 2, 2019).
10.41
Technology Purchase Option Agreement between the Company and Australian Future Energy Pty Ltd dated April 4, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2019).

10.42
Amendment to Technology Purchase Option Agreement dated July 31, 2019 between Synthesis Energy Systems, Inc. and Australian Future Energy Pty, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 31, 2019).

10.43
Form of Share Exchange Agreement between the Company and certain shareholders of Batchfire Resources Pty Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 11, 2019).

Number	Description of Exhibits
10.44
Form of Securities Purchase and Exchange Agreement between the Company and each of the holders of the 11% Senior Secured Debentures (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 11, 2019).

10.45
Form of Registration Rights Agreement between the Company and each of the holders of the 11% Senior Secured Debentures (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on October 11, 2019).

10.46	Form of New Debenture (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on October 11, 2019).
10.47	Form of New Warrant (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on October 11, 2019).
10.48	Form of Series A Merger Warrant. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on October 11, 2019).
10.49	Form of Series B Merger Warrant (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 11, 2019).
10.50
Management Consulting Agreement between the Company and Market Development Consulting Group, Inc. dated October 10, 2019 (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on October 11, 2019).

10.51	Warrant issued to Market Development Consulting, Inc. dated October 10, 2019 (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on October 11, 2019).
10.52
Loan Agreement between Synthesis Energy Systems, Inc. and Australian Future Energy Pty Ltd dated October 24, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 25, 2019).

10.53
Form of Amendment to Transaction Documents issued under the Securities Purchase and Exchange Agreement between the Company and each of the holders of the 11% Senior Secured Debentures dated October 10, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 8, 2019)

23.1*	Consent of RSM US, LLP.
23.2*	Consent of RSM Australia Partners re AFE.
23.3*	Consent of RSM Australia Partners re CRR.
23.4*	Consent of Porter Hedges LLP (included in Exhibit 5.1).
24.1	Power of Attorney (previously filed).
99.1*	Proxy Card for SES Shareholders.
99.2	Fairness Opinion of Westwood Capital, LLC (included as Annex B to this proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).
99.3	Consent of Edward “Edek” Choros as Director Nominee (previously filed).
99.4	Consent of Richard Scott Barker as Director Nominee (previously filed).
101.INS	XBRL Instance Document.***
101.SCH	XBRL Taxonomy Extension Schema Document.***
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.***
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.***
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.***
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.***
*	Filed herewith.
**	Portions of this exhibit have been omitted pursuant to a request for confidential treatment accepted by the Securities and Exchange Commission and this exhibit has been filed separately with the Securities and Exchange Commission in connection with such request.
***	In accordance with Rule 406T of Regulation S-T, the XBRL information in Exhibit 101 to this annual report on Form 10-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
+	Management contract or compensatory plan or arrangement.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That every prospectus: (i) that is filed pursuant to paragraph 4 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 31, 2020.

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity In Which Signed	Date

/s/ Robert Rigdon	President and Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	March 31, 2020
Robert Rigdon

/s/ David Hiscocks	Corporate Controller (Principal Accounting Officer)	March 31, 2020
David Hiscocks

*	Director	March 31, 2020
Lorenzo Lamadrid

/s/ Robert Rigdon	Director	March 31, 2020
Robert Rigdon

*	Director	March 31, 2020
Denis Slavich

*	Director	March 31, 2020
Harry Rubin

*	Director	March 31, 2020
Ziwang Xu

*	Director	March 31, 2020
Robert F. Anderson
* By:	/s/ Robert Rigdon	March 31, 2020
Robert Rigdon, Attorney In Fact